As filed with the Securities and Exchange Commission on December 6, 2016

Registration No. 333-214393

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVERETT SPINCO, INC.

(Exact name of registrant as specified in its charter)

7373	Delaware	61-1800317
(Primary Standard Industrial Classification Code Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3000 Hanover Street

Palo Alto, California 94304

(650) 687-5817

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rishi Varma

President and Secretary

Everett SpinCo, Inc.

3000 Hanover Street

Palo Alto, California 94304

(650) 687-5817

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Andrew L. Fabens Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 (212) 351-4000	A. Peter Harwich Allen & Overy LLP 1221 Avenue of the Americas New York, NY 10020 (212) 610-6300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	140,815,150 shares	N/A	$8,348,930,243.50	$967,641.02

(1)	This Registration Statement relates to shares of common stock of Everett SpinCo, Inc. (“Everett”), par value $0.01 per share, issuable to holders of shares of common stock, par value $1.00 per share, of Computer Sciences Corporation (“CSC”) pursuant to the proposed merger of New Everett Merger Sub, Inc., a wholly owned, indirect subsidiary of Everett SpinCo, Inc., with and into CSC. The amount of shares of Everett common stock to be registered represents the estimate, as of December 6, 2016, of the maximum number of shares that Everett will issue to holders of CSC common shares upon consummation of the merger based on a one for one exchange ratio.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act. Pursuant to Rules 457(f)(1) and 457(c) of the Securities Act, the proposed maximum aggregate offering price of the registrant’s common shares was calculated based upon the average of the high and low prices of CSC common shares (the securities to be canceled in the merger) on the New York Stock Exchange on December 2, 2016. Everett previously paid $875,702.70 of this filing fee upon the filing of the Form S-4 on November 2, 2016. Due to an increase in the number of CSC shares outstanding, and changes in the trading price of CSC’s common stock on the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[            ]

Dear Fellow Stockholders:

As previously announced, Computer Sciences Corporation (“CSC”) has entered into an Agreement and Plan of Merger with Hewlett Packard Enterprise Company, a Delaware corporation (“HPE”), Everett Spinco, Inc., a Delaware corporation and a wholly-owned subsidiary of HPE (“Everett”), and New Everett Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of Everett (“Merger Sub”), which provides for a series of transactions described below pursuant to which HPE will transfer its Enterprise Services business to wholly-owned subsidiaries of Everett and distribute all the shares of Everett to HPE stockholders. Following the distribution, Merger Sub will merge with and into CSC, and CSC will continue as a wholly-owned subsidiary of Everett.

The principal transactions described in this document include the following:

•	Separation—HPE and certain HPE subsidiaries will engage in a series of transactions in order to separate the Enterprise Services business from HPE’s other businesses pursuant to which (a) certain assets and liabilities not currently owned by Everett and its subsidiaries will be transferred pursuant to an internal restructuring to Everett and entities that will become Everett subsidiaries and (b) certain assets and liabilities currently owned by entities that will become Everett subsidiaries will be transferred to other non-Everett subsidiaries of HPE.

•	Distribution—HPE will distribute on a pro rata basis all of the shares of Everett common stock it holds to HPE stockholders entitled to shares of Everett common stock in the Distribution as of the record date of the Distribution. HPE will deliver the shares of Everett common stock in book-entry form to the distribution agent, which will distribute such shares to HPE stockholders.

•	Merger—Immediately after the Distribution, Merger Sub will merge with and into CSC, whereby the separate corporate existence of Merger Sub will cease, and CSC will continue as the surviving company and a wholly-owned subsidiary of Everett.

The CSC Board of Directors approved and agreed to submit the Merger to a vote of CSC stockholders. The CSC Board of Directors has determined that the terms of the Merger Agreement and Merger are advisable and in the best interests of CSC and its stockholders and has adopted the Merger Agreement and the Merger.

Immediately after the consummation of the Merger, approximately 50.1% of the outstanding shares of Everett common stock is expected to be held by Everett stockholders who hold shares of Everett common stock immediately prior to the Merger and approximately 49.9% of the outstanding shares of Everett common stock will be issued to former holders of CSC common stock, in each case excluding any overlaps in the pre-transaction stockholder bases. Everett will issue, and CSC stockholders entitled to shares of Everett common stock in the Merger will receive, one share of Everett common stock for every share of CSC common stock that they held prior to the Merger.

CSC is holding a special meeting of its stockholders on                 , 2017 at                  Eastern time, to obtain the vote of its stockholders to adopt the Merger Agreement and to address certain other matters related to the Merger Agreement and the transactions contemplated thereby. Your vote is very important regardless of the number of shares of CSC common stock you own. The Merger cannot be completed unless the holders of at least a majority of the outstanding shares of CSC common stock entitled to vote approve the plan of merger included in the Merger Agreement at the special meeting. The CSC Board of Directors recommends that CSC stockholders vote “FOR” the approval of the plan of merger contemplated by the Merger Agreement,

“FOR” the approval, by an advisory vote of certain Merger-related compensation of CSC’s named executive officers, and “FOR” the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the plan of merger included in the Merger Agreement at the time of the special meeting. Whether or not you expect to attend the special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus-information statement.

In addition, we urge you to read carefully the accompanying proxy statement/prospectus-information statement (and the documents incorporated by reference into the accompanying proxy statement/prospectus-information statement), which includes important information about the Merger Agreement, the proposed Merger and the special meeting. Please pay particular attention to the section entitled “Risk Factors” beginning on page 32 of the accompanying proxy statement/prospectus-information statement.

Thanks for your continued support.

Sincerely,

J. Michael Lawrie

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus-information statement or determined that the accompanying proxy statement/prospectus-information statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus-information statement is dated                  and is first being mailed to the stockholders of CSC on or about          .

ABOUT THIS DOCUMENT

HPE has supplied all information contained in this proxy statement/prospectus-information statement relating to HPE, Everett and Merger Sub. CSC has supplied all information contained in or incorporated by reference into this proxy statement/prospectus-information statement relating to CSC. HPE and CSC have both contributed information relating to the proposed transactions.

This proxy statement/prospectus-information statement forms a part of a registration statement on Form S-4 (Registration No. 333-214393 ) filed by Everett with the SEC to register with the SEC the issuance of shares of Everett common stock to be issued pursuant to the Agreement and Plan of Merger, dated as of May 24, 2016, among HPE, Everett, Everett Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of CSC (“Old Merger Sub”), and Merger Sub, as amended as of November 2, 2016, as further amended as of December 6, 2016 and as may be further amended from time to time (the “Merger Agreement”). It constitutes a prospectus of Everett under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, with respect to the shares of Everett common stock to be issued to CSC stockholders in the proposed transactions. It also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a notice of meeting and action to be taken with respect to the CSC special meeting of stockholders at which CSC stockholders will consider and vote on the proposal to approve the Merger. In addition, it constitutes an information statement relating to the proposed Separation and Distribution.

As permitted by SEC rules, this proxy statement/prospectus-information statement does not contain all of the information you can find in Everett’s registration statement or its exhibits. For further information pertaining to Everett and the shares of Everett common stock to be issued in connection with the proposed transactions, reference is made to that registration statement and its exhibits. Statements contained in this document or in any document incorporated into this document by reference as to the contents of any contract or other document referred to in this document or in other documents that are incorporated by reference into this document are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement contained in this document is qualified in its entirety by reference to the underlying documents. You are encouraged to read the entire registration statement. You may obtain copies of the Form S-4 including documents incorporated by reference into the Form S-4 (and any amendments to those documents) by following the instructions under “Where You Can Find Additional Information.”

TRADEMARKS AND SERVICE MARKS

CSC, HPE and Everett own or have rights to various trademarks, logos, service marks and trade names that each uses in connection with the operation of its business. CSC, HPE and Everett each also own or have the rights to copyrights that protect the content of their respective products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this proxy statement/prospectus-information statement are listed without the ™, ® and © symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, trade names and copyrights included or referred to in this proxy statement/prospectus-information statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This proxy statement/prospectus-information statement incorporates by reference important business and financial information about CSC from documents filed with the U.S. Securities and Exchange Commission (“SEC”) that have not been included herein or delivered herewith. CSC files reports (including annual, quarterly and current reports that may contain audited financial statements), proxy statements and other information with the SEC.

Stockholders may obtain CSC’s SEC reports at www.csc.com or HPE’s SEC reports at www.hpe.com. CSC’s filings with the SEC are available to the public over the internet at the SEC’s website at www.sec.gov, or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference facilities.

The SEC allows certain information to be “incorporated by reference” into this proxy statement/prospectus-information statement. This means that CSC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus-information statement, except for any information modified or superseded by information contained directly in this proxy statement/prospectus-information statement or in any document subsequently filed by CSC that is also incorporated or deemed to be incorporated by reference herein. This proxy statement/prospectus-information statement incorporates by reference the documents set forth below that CSC has previously filed with the SEC and any future filings by CSC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement/prospectus-information statement to the date that the CSC special meeting is held, except, in any such case, for any information therein that has been furnished rather than filed, which shall not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this proxy statement/prospectus-information statement. These documents contain important information about CSC and its financial condition.

This proxy statement/prospectus-information statement, and the registration statement of which this proxy statement/prospectus-information statement forms a part, hereby incorporate by reference the following documents which CSC has filed with the SEC:

•	CSC’s Annual Report on Form 10-K for the fiscal year ended April 1, 2016, filed with the SEC on June 15, 2016;

•	CSC’s Quarterly Reports on Form 10-Q for the fiscal quarters ended July 1, 2016 and September 30, 2016, filed with the SEC on August 9, 2016 and November 4, 2016, respectively;

•	CSC’s Definitive Proxy Statement, filed with the SEC on June 24, 2016, and as further supplemented on July 15, 2016 and July 28, 2016;

•	CSC’s Current Reports on Form 8-K, filed with the SEC on June 21, 2016, June 24, 2016, July 15, 2016, July 28, 2016, August 9, 2016, August 12, 2016, August 25, 2016, September 29, 2016, November 2, 2016 and November 4, 2016;

•	CSC Annual Report on Form 11-K, filed with the SEC on July 8, 2016; and

•	the description of CSC’s common stock contained in CSC’s registration statement on Form 10-12B/A filed on February 7, 1995, including any amendments or reports filed for the purpose of updating such description.

If you are a CSC stockholder and you have any questions about the proposed transactions, please contact CSC’s Investor Relations Department at (703) 245-9700.

If you are an HPE stockholder and you have any questions about the proposed transactions, please contact HPE’s Investor Relations Department at (650) 857-2246.

NONE OF CSC, MERGER SUB, HPE OR EVERETT HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE PROPOSED TRANSACTIONS OR

ABOUT CSC, MERGER SUB, HPE OR EVERETT THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS-INFORMATION STATEMENT OR THE DOCUMENTS THAT CSC PUBLICLY FILES WITH THE SEC, THEREFORE, IF ANYONE GIVES YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS-INFORMATION STATEMENT ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS-INFORMATION STATEMENT DOES NOT EXTEND TO YOU. IF YOU ARE IN A JURISDICTION WHERE SOLICITATIONS OF A PROXY ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE SOLICITATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS-INFORMATION STATEMENT DOES NOT EXTEND TO YOU.

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS-INFORMATION STATEMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE HEREOF. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF SUCH DOCUMENT. ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS DOCUMENT WILL BE DEEMED TO BE MODIFIED OR SUPERSEDED TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT THAT ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS DOCUMENT MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED WILL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS DOCUMENT. NEITHER THE MAILING OF THIS DOCUMENT TO THE RESPECTIVE STOCKHOLDERS OF CSC AND HPE, NOR THE TAKING OF ANY ACTIONS CONTEMPLATED HEREBY BY CSC OR HPE AT ANY TIME WILL CREATE ANY IMPLICATION TO THE CONTRARY.

Page
QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS	1
QUESTIONS AND ANSWERS FOR CSC STOCKHOLDERS	5
QUESTIONS AND ANSWERS FOR HPE STOCKHOLDERS	8
SUMMARY	10
SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF CSC	25
SUMMARY HISTORICAL CONDENSED COMBINED FINANCIAL INFORMATION OF EVERETT	27
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	28
SUMMARY HISTORICAL AND PRO FORMA PER SHARE INFORMATION OF CSC	30
HISTORICAL MARKET PRICE AND DIVIDEND INFORMATION OF CSC COMMON STOCK	31
RISK FACTORS	32
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	54
THE CSC SPECIAL MEETING	56
THE TRANSACTIONS	61
U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION AND MERGER	89
THE TRANSACTION AGREEMENTS	94
DEBT FINANCING	121
ADDITIONAL AGREEMENTS RELATED TO THE SEPARATION, THE DISTRIBUTION AND THE MERGER	123
INFORMATION ABOUT CSC	128
INFORMATION ABOUT HPE	135
INFORMATION ABOUT EVERETT AND MERGER SUB	136
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EVERETT	141
SELECTED HISTORICAL CONDENSED COMBINED FINANCIAL INFORMATION OF EVERETT	162
SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF CSC	163
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	165
NON-GAAP MEASURES	189
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF CSC	195
DESCRIPTION OF CAPITAL STOCK OF CSC	197
DESCRIPTION OF EVERETT CAPITAL STOCK BEFORE AND AFTER THE MERGER	201
COMPARISON OF THE RIGHTS OF STOCKHOLDERS BEFORE AND AFTER THE TRANSACTIONS	206
CERTAIN ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF NEVADA LAW AND CSC’S AMENDED AND RESTATED ARTICLES OF INCORPORATION AND AMENDED AND RESTATED BYLAWS	213
CERTAIN ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF NEVADA LAW AND EVERETT’S ARTICLES OF INCORPORATION AND BYLAWS AFTER THE MERGER	214
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	215
LEGAL MATTERS	216
EXPERTS	216
SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS	217
PROPOSAL 1	218
PROPOSAL 2	219
PROPOSAL 3	220
INDEX—FINANCIAL STATEMENTS	F-1
ANNEX A: OPINION OF RBS CAPITAL MARKETS, LLC	A-1
ANNEX B: GLOSSARY	B-1

i

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

The following are some of the questions that CSC stockholders and HPE stockholders may have regarding the Transactions and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see “The Transactions” beginning on page 61 and “The Transaction Agreements” beginning on page 94. These questions and answers, as well as the summary beginning on page 10, are not meant to be a substitute for the information contained in the remainder of this proxy statement/prospectus-information statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement/prospectus-information statement, the annexes hereto and documents incorporated by reference herein or therein. CSC stockholders and HPE stockholders are urged to read this proxy statement/prospectus-information statement in its entirety. Additional important information is also contained in the annexes to this proxy statement/prospectus-information statement. You should pay special attention to the “Risk Factors” beginning on page 32 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 54.

Q:	What are the transactions described in this proxy statement/prospectus-information statement?

A:	References to the “Transactions” means the transactions contemplated by the Merger Agreement and the Separation and Distribution Agreement, dated as of May 24, 2016, between HPE and Everett, as amended as of November 2, 2016, as further amended on December 6, 2016 and as may be further amended from time to time (the “Separation Agreement”), which provide for, among other things:

•	the separation of the Everett business from the other businesses of HPE, which this document refers to as the “Separation”;

•	the transfer of specified assets related to the Everett business that are not already owned by Everett or any entity that is a subsidiary of Everett immediately following the effective time of the Distribution (the “Everett Group”) to members of the Everett Group and the assumption of specified liabilities related to the Everett business that are not already owed by members of the Everett Group by members of the Everett Group, and the transfer of specified assets that are not related to the Everett business that are not already owned by HPE or any entity that is a subsidiary of HPE immediately following the effective time of the Distribution (the “HPE Group”) to members of the HPE Group and the assumption of specified liabilities not related to the Everett business that are not already owed by members of the HPE Group by the HPE Group, pursuant to the Separation Agreement, which this document refers to as the “Reorganization”;

•	the distribution by HPE of 100% of the shares of Everett common stock to HPE stockholders on a pro rata basis, which this document refers to as the “Distribution”; and

•	the merger of Merger Sub with and into CSC, which this document refers to as the “Merger”, with CSC continuing as the surviving company and as a wholly-owned subsidiary of Everett, as contemplated by the Merger Agreement and as described in “The Transactions” and elsewhere in this document.

Q:	What will happen in the Separation?

A:

Pursuant to and in accordance with the terms and conditions of the Separation Agreement, HPE and certain of HPE’s subsidiaries will engage in a series of transactions in which certain assets and liabilities not currently owned by Everett and its subsidiaries will be conveyed pursuant to an internal restructuring to Everett and entities that will become Everett subsidiaries, in order to separate the Everett business from HPE’s other businesses. This document refers to the conveyance by HPE, directly or indirectly, of specified assets and liabilities related to the Everett business to Everett as the “Contribution.” As consideration for the Contribution, Everett will (i) issue to HPE additional shares of Everett common stock such that the number of shares of Everett common stock then outstanding will be equal to the Everett Share Number, (ii) distribute to HPE securities representing the Everett Debt and (iii) distribute to HPE the Everett Payment.

As used above and throughout this document:

•	“Everett Share Number” means a number of shares of Everett common stock equal to 141,379,539, plus the positive number, if any, of shares of Everett common stock that would cause the shares of Everett common stock that would constitute Qualified Everett Common Stock outstanding immediately following consummation of the Merger to constitute 50.1% of all Everett common stock outstanding immediately following consummation of the Merger.

•	“Qualified Everett Common Stock” refers to Everett common stock that is distributed pursuant to the Distribution, except for any Everett common stock that is distributed in the Distribution to holders of HPE common stock who acquired their HPE common stock as part of a plan (or series of related transactions) that includes the Distribution, within the meaning of Section 355(e) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder.

•	“Everett Debt,” means securities representing indebtedness of Everett in an aggregate principal amount equal to $3,008,250,000, minus $1.5 billion (or such lesser amount that such amount may be reduced to in accordance with the terms of the Separation Agreement), subject to adjustment as set forth in the Merger Agreement and containing terms consistent with those described in the Merger Agreement that Everett will issue to HPE and that HPE thereafter expects to exchange for existing debt obligations of HPE in the transfer of the Everett Debt by HPE on or about the closing date of the Merger to investment banks and/or commercial banks in exchange for existing HPE debt. Such Exchange is referred to in this document as the “Debt Exchange”.

•	“Everett Payment” means cash in an aggregate amount equal to $1.5 billion (or such lesser amount that such amount may be reduced to in accordance with the terms of the Separation Agreement).

Q:	What will happen in the Distribution?

A:	Pursuant to and in accordance with the terms and conditions of the Separation Agreement, after the Separation, HPE will distribute all of the shares of Everett common stock that it holds to its stockholders as of the record date of the Distribution that are entitled to shares of Everett common stock in the Distribution on a pro rata basis by delivering such shares in book-entry form to the distribution agent. The distribution agent will distribute such shares to HPE stockholders who are entitled to the Everett common stock. The Merger Agreement provides that after the Distribution but before the Merger, the number of outstanding shares of Everett common stock will not exceed 141,379,539, assuming no true-up adjustment pursuant to the Merger Agreement.

Q:	What will happen in the Merger?

A:	Pursuant to and in accordance with the terms and conditions of the Merger Agreement, in the Merger, Merger Sub will merge with and into CSC. CSC will survive the Merger as a wholly-owned subsidiary of Everett. Immediately prior to the effective time of the Merger, Everett will be redomesticated into a Nevada corporation. Following completion of the Merger, Everett will be a separately traded Nevada public company and will own CSC as well as the Everett Business. Immediately following the Merger, approximately 50.1% of the outstanding shares of Everett common stock, par value $0.01 per share, is expected to be held by pre-Merger Everett stockholders and approximately 49.9% of the outstanding shares of Everett common stock is expected to be issued to pre-Merger CSC stockholders, in each case excluding any overlaps in the pre-transaction stockholder bases. In the Merger, CSC stockholders will receive one share of Everett Common stock for every one share of CSC common stock held immediately prior to the Merger. See “The Transaction Agreements—The Merger Agreement—Merger Consideration.”

Q:	Will the Distribution and Merger occur on the same day?

A:	No. The Merger is expected to occur at approximately 3:01 a.m. Eastern time on the day immediately after the Distribution.

Q:	Who will serve on the Everett Board of Directors following completion of the Merger?

A:	Effective as of the closing of the Merger, the Everett Board of Directors will consist of ten members and is expected to be comprised of five of the current nine CSC directors plus five directors who have been designated by HPE. All Everett directors are expected to be identified pursuant to a joint selection process led by a four-person committee consisting of Margaret C. Whitman, HPE’s Chief Executive Officer, and Patricia F. Russo, Chairman of HPE’s Board of Directors, as well as J. Michael Lawrie, CSC’s Chairman, President and Chief Executive Officer, and Peter Rutland, another member of the CSC Board of Directors. See “The Transaction Agreements—The Merger Agreement—Post-Closing Everett Board of Directors.”

Q:	Who will manage Everett after the Merger?

A:	J. Michael Lawrie, CSC’s Chief Executive Officer, will resign from his position with CSC and will become the Chairman, President and Chief Executive Officer of Everett immediately following the Merger. Paul N. Saleh, CSC’s Executive Vice President and Chief Financial Officer, will resign from his position with CSC and will become the Executive Vice President and Chief Financial Officer of Everett immediately following the Merger. The members of management of Everett following the Merger will be determined by Mr. Lawrie. See “The Transactions—Board of Directors and Executive Officers of Everett Following the Merger; Operations Following the Merger.”

Q:	Will Everett incur indebtedness in connection with the Separation, the Distribution and the Merger?

A:	Prior to the closing of the Distribution, Everett intends to enter into a senior unsecured term loan facility (the “Term Facility”) and issue senior unsecured notes (the “Notes” and together with the Term Facility, the “Financing”) in an aggregate principal amount of approximately $3.0 billion. The proceeds of the Term Facility will be used to pay the Everett Payment to HPE and the Notes will be issued to HPE and exchanged by HPE for outstanding senior unsecured notes of HPE.

The anticipated material terms of the Term Facility and the Notes, based on the current expectations of Everett, are described in more detail under “Debt Financing.” There can be no assurance that the Term Facility or the Notes will be finalized on similar terms, or at all. Depending on market conditions and other factors, the allocation of the Financing between the Term Facility and the Notes may be adjusted.

Q:	How will the rights of stockholders of HPE and CSC change after the Merger?

A:	The rights of stockholders of HPE will remain the same as prior to the Merger, except that eligible stockholders of HPE will receive shares of Everett common stock in the Distribution. See “Comparison of the Rights of Stockholders Before and After the Transactions.”

Stockholders of CSC will receive shares of Everett common stock in connection with the Merger and will no longer be stockholders of CSC following the Merger. Everett’s Articles of Incorporation and Bylaws will be substantially similar to CSC’s, however a share of Everett common stock will represent an interest in both Everett’s business as well as CSC’s business.

Q:	What are the material U.S. federal income tax consequences to CSC stockholders and HPE stockholders resulting from the Distribution and the Merger?

A:

The completion of the Transactions is conditioned upon the receipt by HPE of the opinion of its tax counsel, Skadden, Arps, Slate, Meagher & Flom, to the effect that, for U.S. federal income tax purposes, the Contribution, taken together with the Distribution, will qualify as a tax-free transaction under Sections 368(a), 361 and 355 of the Code (the “Distribution Tax Opinion”). Provided that the Contribution and the

Distribution so qualify, HPE and its stockholders will not recognize any taxable income, gain or loss as a result of the Distribution for U.S. federal income tax purposes (except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Everett common stock).

In addition, the completion of the Transactions is conditioned upon the receipt by HPE and CSC of opinions of counsel to the effect that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Merger Tax Opinions”). Provided that the Merger so qualifies, CSC and its stockholders will not recognize any taxable income, gain or loss as a result of the Merger for U.S. federal income tax purposes (except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Everett common stock).

The U.S. federal income tax consequences of the Distribution and the Merger are described in more detail under “U.S. Federal Income Tax Consequences of the Distribution and Merger” beginning on page 89.

Q:	Does CSC have to pay anything to HPE if the plan of merger contemplated by the Merger Agreement is not approved by the CSC stockholders or if the Merger Agreement is otherwise terminated?

A:	If CSC’s stockholders do not approve the plan of merger contemplated by the Merger Agreement at the CSC special meeting of stockholders and the Merger Agreement is terminated by either HPE or CSC, CSC must reimburse HPE’s out-of-pocket fees and expenses in connection with the Transactions in an amount up to $45 million.

In specified circumstances, depending on the reasons for termination of the Merger Agreement, CSC may have to pay HPE a termination fee of either $160 million or $275 million. For a discussion of the circumstances under which either termination fee is payable by CSC or the requirement to reimburse expenses applies, see “The Transaction Agreements—The Merger Agreement—Termination Fee and Expenses Payable in Certain Circumstances.”

Q:	Does HPE have to pay anything to CSC if the Merger Agreement is terminated?

A:	No. HPE will not have to pay CSC anything if the Merger Agreement is terminated.

Q:	Are there risks associated with the Transactions?

A:	Yes. CSC and Everett may not realize the expected benefits of the Transactions because of the risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 32 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 54. These risks include, among others, risks relating to the uncertainty that the Transactions will close, the uncertainty that Everett will achieve expected benefits including synergies in amounts and on the schedules anticipated, and uncertainties relating to the performance of the Everett and CSC businesses after the Transactions.

Q:	Can CSC or HPE stockholders dissent from the Transactions or demand appraisal of their shares?

A:	No. Neither CSC nor HPE stockholders have dissenter’s rights or appraisal rights under Nevada or Delaware law in connection with the Separation, Distribution or Merger.

Q:	When will the Transactions be completed?

A:	We expect to complete the Transactions on or around April 1, 2017.

QUESTIONS AND ANSWERS FOR CSC STOCKHOLDERS

The following are some of the questions that CSC stockholders may have regarding the special meeting of CSC stockholders, and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see “The CSC Special Meeting” beginning on page 56. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document, the annexes hereto and any document incorporated by reference herein or therein. CSC urges its stockholders to read this document in its entirety prior to making any decision. You should pay special attention to the “Risk Factors” beginning on page 32 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 54.

Q:	What are CSC stockholders being asked to vote on at the special meeting?

A:	CSC stockholders are being asked to approve the plan of merger contemplated by the Merger Agreement. CSC stockholder approval of the plan of merger contemplated by the Merger Agreement is required under Nevada law and is a condition to the completion of the Distribution and the Merger.

CSC stockholders are also being asked to approve, by an advisory vote, Merger-related compensation of CSC’s named executive officers, which we refer to as the Merger-related compensation proposal.

CSC stockholders are also being asked to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the plan of merger contemplated by the Merger Agreement, which we refer to as the meeting adjournment proposal. The approval by CSC stockholders of the Merger-related compensation proposal and the meeting adjournment proposal is not a condition to the completion of the Distribution or the Merger.

Q:	When and where is the special meeting of CSC stockholders?

A:	The special meeting of CSC stockholders will be held on , 2017 at , Eastern time.

Q:	Who can vote at the special meeting of CSC stockholders?

A:	Only stockholders who own CSC common stock of record at the close of business on , 2017 are entitled to vote at the special meeting. Each holder of CSC common stock is entitled to one vote per share. There were shares of CSC common stock outstanding on the record date.

Q:	How does the CSC Board of Directors recommend that CSC stockholders vote?

A:	The CSC Board of Directors has determined that the Merger and the Merger Agreement are advisable and in the best interests of CSC and its stockholders. Accordingly, the CSC Board of Directors has unanimously adopted the Merger Agreement and recommends that CSC stockholders vote “FOR” the proposal to approve the plan of merger contemplated by the Merger Agreement and “FOR” the Merger-related compensation proposal and the meeting adjournment proposal.

Q:	What vote is required to approve each proposal?

A:	In accordance with the Nevada Revised Statutes, which this document refers to as the Nevada Corporation Law, the approval by CSC stockholders of the plan of merger contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of CSC common stock entitled to vote thereon.

The approval of the Merger-related compensation proposal requires the affirmative vote of a majority of the holders of a majority of the shares of CSC common stock present in person or represented by proxy at a special meeting at which a quorum is present and entitled to vote thereon. This advisory vote on the Merger-related compensation of CSC’s named executive officers is non-binding on the CSC Board of Directors.

The approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the shares of CSC common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, regardless of whether a quorum is present.

Q:	What is a quorum?

A:	The holders of a majority of the stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the special meeting. A quorum is required in order to approve the plan of merger contemplated by the Merger Agreement and the approval of the Merger-related compensation proposal.

Q:	What should CSC stockholders do now in order to vote on the proposals being considered at the CSC special meeting?

A:	CSC stockholders may submit a proxy by filling out the accompanying proxy card and returning it as instructed on the proxy card. CSC stockholders may also authorize the individuals named on the proxy card to vote their shares by telephone or the internet by following the instructions printed on the proxy card.

Submitting a proxy means that a stockholder gives someone else the right to vote his or her shares in accordance with his or her instructions. In this way, the stockholder ensures that his or her vote will be counted even if he or she is unable to attend the CSC special meeting. If a CSC stockholder executes a proxy, but does not include specific instructions on how to vote, the individuals named as proxies will vote the CSC stockholders’ shares as follows:

•	“FOR” the proposal to approve the plan of merger contemplated by the Merger Agreement; and

•	“FOR” the Merger-related compensation proposal; and

•	“FOR” the meeting adjournment proposal.

If a CSC stockholder holds shares in “street name,” which means the shares are held of record by a broker, bank or nominee, please see “Q: If a CSC stockholder’s shares are held in ‘street name’ by his or her broker, will the broker vote the shares for the stockholder?” below.

Q:	If a CSC stockholder is not going to attend the special meeting, should the stockholder return his or her proxy card or otherwise vote his or her shares?

A:	Yes. Completing, signing, dating and returning the proxy card by mail or submitting a proxy by calling the toll-free number shown on the proxy card or submitting a proxy by visiting the website shown on the proxy card ensures that the stockholder’s shares will be represented and voted at the special meeting, even if the stockholder is unable to or does not attend.

Q:	If a CSC stockholder’s shares are held in “street name” by his or her broker, will the broker vote the shares for the stockholder?

A:

If a CSC stockholder’s shares are held in “street name,” which means such shares are held of record by a broker, bank or nominee, the CSC stockholder will receive instructions from his or her broker, bank or other nominee that he or she must follow in order to have his or her shares of CSC common stock voted. If a CSC stockholder has not received such voting instructions or requires further information regarding such voting instructions, the CSC stockholder should contact his or her bank, broker or other nominee immediately. Brokers, banks or other nominees who hold shares of CSC common stock for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers, banks and other nominees are not permitted to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as approval of the plan of merger contemplated by the Merger Agreement, without specific instructions from the beneficial owner. All proposals for the CSC special meeting are non-routine and non-discretionary. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the meeting but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal, and the broker, bank or other nominee does not have discretionary voting power on such proposal. If a CSC stockholder’s broker, bank or other nominee holds the CSC stockholder’s shares of CSC common stock in “street name,” the CSC stockholder’s bank, broker or other nominee will vote the CSC stockholder’s shares only if the CSC stockholder provides instructions on how to vote by filling out the voter instruction form sent to him by his bank, broker or other nominee with this proxy statement/prospectus-information statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE ENCOURAGED TO GRANT YOUR PROXY OR PROVIDE VOTING INSTRUCTIONS TO YOUR BROKER, BANK OR OTHER NOMINEE AS DESCRIBED IN THIS DOCUMENT.

Q:	Can CSC stockholders change their vote?

A:	Yes. Holders of record of CSC common stock who have properly completed and submitted their proxy card or have submitted their proxy by telephone or internet can change their vote before the proxy is voted at the CSC special meeting in any of the following ways:

•	sending a written notice that is received prior to the special meeting stating that the stockholder revokes his proxy to the corporate secretary of CSC at 1775 Tysons Boulevard, Tysons, Virginia, 22102;

•	properly completing, signing and dating a new proxy card bearing a later date and properly submitting it so that it is received prior to the special meeting;

•	visiting the website shown on the proxy card and submitting a new proxy in the same manner that the stockholder would submit his proxy via the internet or by calling the toll-free number shown on the proxy card to submit a new proxy by telephone; or

•	attending the special meeting in person and voting their shares.

Simply attending the special meeting, without voting your shares, will not revoke a proxy.

Q:	What will happen if CSC stockholders abstain from voting, fail to vote or do not instruct their broker, bank or nominee how to vote on their proxy?

A:	The failure of a CSC stockholder to vote or to instruct his or her broker to vote if his or her shares are held in “street name” may have a negative effect on the ability of CSC to obtain the number of votes necessary to approve the proposals. For purposes of the stockholder vote, an abstention, which occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against the proposal to approve the plan of merger contemplated by the Merger Agreement, voting against the Merger-related compensation proposal and voting against the meeting adjournment proposal. All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies. If a proxy is returned without an indication as to how shares of CSC common stock represented are to be voted with regard to a particular proposal, the shares of CSC common stock represented by the proxy will be voted in accordance with the recommendation of the CSC Board of Directors and therefore, “FOR” the proposal to approve the plan of merger contemplated by the Merger Agreement, “FOR” the Merger-related compensation proposal and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies.

QUESTIONS AND ANSWERS FOR HPE STOCKHOLDERS

The following are some of the questions that HPE stockholders may have regarding the Transactions, and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see “The Transactions” beginning on page 61. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. HPE stockholders are urged to read this document in its entirety. You should pay special attention to the “Risk Factors” beginning on page 32 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 54.

Q:	What will HPE stockholders be entitled to receive pursuant to the Distribution and the Merger?

A:	As a result of the Distribution HPE stockholders will receive in the aggregate a number of shares of Everett common stock equal to the Everett Share Number. It is currently estimated that HPE stockholders will receive upon the Distribution approximately of a share of Everett common stock for every one share of HPE common stock that they hold (representing in the aggregate approximately 50.1% of the shares of Everett common stock outstanding immediately following the Merger).

Q:	Has HPE set a record date for the Distribution?

A:	No. HPE will publicly announce the record date for the Distribution once the record date has been determined. This announcement will be made prior to the completion of the Distribution and the Merger.

Q:	What will happen to the shares of HPE common stock owned by HPE stockholders?

A:	Holders of HPE common stock will retain all of their shares of HPE common stock.

Q:	How will shares of Everett common stock be distributed to HPE stockholders?

A:	Holders of HPE common stock on the record date for the Distribution will receive, in the Distribution, shares of Everett common stock in book-entry form. HPE stockholders of record will receive additional information from HPE’s distribution agent shortly after the closing of the Merger. Beneficial holders will receive information from their brokerage firms or other nominees.

Q:	Will HPE stockholders who sell their shares of HPE common stock shortly before the completion of the Distribution and the Merger still be entitled to receive shares of Everett common stock with respect to the shares of HPE common stock that were sold?

A:	It is currently expected that prior to the Distribution, and continuing through the business day immediately preceding the closing date of the Merger (or continuing through the closing date if the Merger closes after the close of trading in HPE common stock and CSC common stock on the New York Stock Exchange (the “NYSE”) on the closing date), there will be two markets in HPE common stock on the NYSE: a “regular way” market and an “ex-distribution” market.

If an HPE stockholder sells shares of HPE common stock in the “regular way” market under the ticker symbol “HPE” during this time period, that HPE stockholder will be selling both his shares of HPE common stock and the right (represented by a “due-bill”) to receive shares of Everett common stock. HPE stockholders should consult their brokers before selling their shares of HPE common stock in the “regular way” market during this time period to be sure they understand the effect of the NYSE “due-bill” procedures. The “due-bill” process is not managed, operated or controlled by HPE or CSC.

If an HPE stockholder sells shares of HPE common stock in the “ex-distribution” market during this time period, that HPE stockholder will be selling only his shares of HPE common stock but will retain the right to receive shares of Everett common stock. It is currently expected that “ex-distribution” trades of HPE common stock will settle within three business days after the closing date of the Merger and that if the Merger is not completed, all trades in this “ex-distribution” market will be cancelled.

After the closing date of the Merger, shares of HPE common stock will no longer trade in this “ex-distribution” market, and shares of HPE common stock that are sold in the “regular way” market will no longer reflect the right to receive shares of Everett common stock.

Q:	Are HPE stockholders required to do anything?

A:	HPE stockholders are not required to take any action to approve the Separation, the Distribution or the Merger and the HPE Board of Directors has already approved the Separation, the Distribution and the Merger. However, HPE stockholders should carefully read this proxy statement/prospectus-information statement, which contains important information about the Separation, the Distribution, the Merger, Everett and CSC.

HPE STOCKHOLDERS WILL NOT BE REQUIRED TO SURRENDER THEIR SHARES OF HPE COMMON STOCK IN THE SEPARATION, THE DISTRIBUTION OR THE MERGER, AND THEY SHOULD NOT RETURN THEIR HPE STOCK CERTIFICATES. THE SEPARATION, THE DISTRIBUTION AND THE MERGER WILL NOT RESULT IN ANY CHANGE FOLLOWING THE MERGER IN HPE STOCKHOLDERS’ OWNERSHIP OF HPE COMMON STOCK THAT SUCH STOCKHOLDERS HELD IMMEDIATELY PRIOR TO THE MERGER.

SUMMARY

This summary, together with the sections titled “Questions and Answers About the Transactions,” “Questions and Answers for CSC Stockholders” and “Questions and Answers for HPE Stockholders” immediately preceding this summary, provide a summary of the material terms of the Separation, the Distribution and the Merger. These sections highlight selected information contained in this proxy statement/prospectus-information statement and may not include all the information that is important to you. To better understand the proposed Separation, the Distribution and the Merger, and the risks related to the Transactions, and for a more complete description of the legal terms of the Separation, the Distribution and the Merger, you should read this entire proxy statement/prospectus-information statement carefully, including the annexes, as well as those additional documents to which we refer you. See also “Where You Can Find Additional Information.”

The Companies (see “Information about CSC,” “Information about HPE” and “Information about Everett and Merger Sub” beginning on pages 128, 135 and 136, respectively.)

Computer Sciences Corporation

1775 Tysons Boulevard

Tysons, Virginia, 22102

(703) 245-9675

CSC, a Nevada corporation, was founded in 1959. CSC is a next-generation global provider of information technology (“IT”) services and solutions. CSC helps lead its clients through their digital transformations to meet new business demands and customer expectations in a market of escalating complexity, interconnectivity, mobility, and opportunity. CSC’s mission is to enable superior returns on its clients’ technology investments through best-in-class vertical industry solutions, domain expertise, strategic partnerships with key technology leaders and global scale. CSC generally does not operate through exclusive agreements with hardware or software providers and believes this independence enables CSC to better identify and manage solutions specifically tailored to each client’s needs.

Hewlett Packard Enterprise Company

3000 Hanover Street

Palo Alto, California 94304

(650) 687-5817

HPE, a Delaware corporation, was formed in 2015. HPE is a leading global provider of the cutting-edge technology solutions customers need to optimize their traditional IT while helping them build the secure, cloud-enabled, mobile-ready future that is uniquely suited to their needs. HPE conducts its business through its Enterprise Group, Software, Enterprise Services, Financial Services and Corporate Investments segments. The Enterprise Group provides a broad portfolio of enterprise technology solutions to address customer needs in building the foundation for the next generation of applications, web services and user experiences. The Software portfolio provides big data analytics and applications, enterprise security, application testing and delivery management and IT operations management solutions for businesses and other enterprises of all sizes. Enterprise Services (which is the business proposed to be subject to the Separation and the Distribution) provides technology consulting, outsourcing and support services across infrastructure, applications and business process domains in traditional and Strategic Enterprise Service offerings which includes analytics and data management, security and cloud services. Financial Services provides flexible investment solutions for HPE’s customers-such as leasing, financing, IT consumption and utility programs-and asset management services that facilitate unique technology deployment models and the acquisition of complete IT solutions, including hardware, software and services from HPE and others. Corporate Investments includes Hewlett Packard Labs and certain business incubation projects among others.

Everett SpinCo, Inc.

c/o Hewlett Packard Enterprise Company

3000 Hanover Street

Palo Alto, California 94304

(650) 687-5817

Everett SpinCo, Inc. (“Everett”) is a recently formed corporation, organized in the State of Delaware on May 19, 2016, which is currently a direct, wholly-owned subsidiary of HPE and will hold, via its subsidiaries, the Everett business at the time of the Distribution. In connection with the Separation, HPE will cause certain assets and liabilities to be conveyed pursuant to an internal restructuring to Everett and entities that will become subsidiaries of Everett, in order to separate the Everett business from HPE’s other businesses, and will then distribute all of the shares of Everett common stock pro rata to HPE stockholders entitled to shares of Everett common stock in the Distribution. CSC, HPE and Everett will effect the Transactions through a Reverse Morris Trust transaction structure. A Reverse Morris Trust transaction structure generally involves the spin-off or split-off of a subsidiary, usually by means of a distribution of, or an exchange offer for, common stock of such subsidiary, by the subsidiary’s parent company to its stockholders, and the immediately subsequent merger or other combination of the subsidiary with a third party. The first step of the Reverse Morris Trust transaction will be the distribution of all the shares of Everett to HPE stockholders, and the second step will be the acquisition of CSC by Everett in a stock-for-stock merger transaction. HPE and its stockholders are not expected to recognize any taxable income, gain or loss as a result of the Distribution for U.S. federal income tax purposes, and CSC and its stockholders are not expected to recognize any taxable income, gain or loss as a result of the Merger for such purposes (except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Everett common stock). For more information regarding the U.S. federal income tax consequences of the Distribution and Merger, see “U.S. Federal Income Tax Consequences of the Distribution and Merger” beginning on page 89.

The Everett business currently operates within HPE and through certain subsidiaries of HPE. Everett consists of the Enterprise Services segment of HPE excluding (a) the Mphasis Limited reporting unit and (b) the Communications and Media Solutions product group. Everett is a leading global provider of technology consulting, outsourcing and support services across infrastructure, applications and business process domains in traditional and Strategic Enterprise Service (“SES”) offerings which includes analytics and data management, security and cloud services.

In connection with the Separation and the Distribution, CSC, Everett and HPE have entered or will enter into a number of agreements that will govern the relationship between CSC, Everett and HPE following the Distribution. HPE will not retain any ownership interest in Everett following the Distribution. Later in this proxy statement/prospectus-information statement, the Everett business that will be separated from HPE will be described in detail. Following the Merger, CSC will become a wholly-owned subsidiary of Everett.

New Everett Merger Sub Inc.

c/o Hewlett Packard Enterprise Company

3000 Hanover Street

Palo Alto, California 94304

(650) 687-5817

Merger Sub is a direct, wholly-owned subsidiary of Everett. Merger Sub was organized in the State of Nevada on October 27, 2016 for the purposes of merging with and into CSC in the Merger. Merger Sub has not carried on any activities other than in connection with the Merger Agreement. For more information on Merger Sub, see “Information About Everett and Merger Sub.”

The Transactions (See “The Transactions” beginning on page 61)

CSC, HPE, Everett and Merger Sub are parties to a Merger Agreement pursuant to which, subject to certain conditions, HPE agreed to effect the Separation and the Distribution, and Merger Sub and CSC agreed to merge. As a result of and immediately following the transactions contemplated by the Merger Agreement, CSC will become a wholly-owned subsidiary of Everett, HPE stockholders as of the record date of the Distribution entitled to shares of Everett common stock in the Distribution will own approximately 50.1% of Everett common stock after the Merger and current CSC stockholders will receive approximately 49.9% of Everett common stock after the Merger, in each case excluding any overlaps in the pre-transaction stockholder bases. HPE stockholders will retain the shares of HPE common stock that they held prior to the Merger.

In connection with the Transactions, HPE and Everett entered into the Separation Agreement to effect the Separation and Distribution and will enter into several other agreements to provide a framework for their relationship after the Distribution. These agreements provide for the allocation between HPE, on the one hand, and Everett, on the other hand, of certain assets, liabilities and obligations related to the Everett business and will govern the relationship between HPE and Everett after the Distribution (including with respect to employee matters, intellectual property rights, data access and tax matters). In connection with the transactions contemplated by the Separation Agreement, at or prior to the date on which the Distribution occurs (the “Distribution Date”) (1) Everett and HPE will enter into a Transition Services Agreement, substantially in the form attached to the Separation Agreement (the “Transition Services Agreement”), which will provide for, among other things, the provision of certain transition services between HPE and Everett, (2) CSC, Everett and HPE will enter into a Tax Matters Agreement, substantially in the form attached to the Separation Agreement (the “Tax Matters Agreement”), which will provide for, among other things, the allocation between HPE, on the one hand, and Everett and CSC, on the other hand, of certain tax assets and obligations, (3) HPE, Hewlett Packard Enterprise Development LP, a Texas limited partnership, and Everett will enter into an IP Matters Agreement, substantially in the form attached to the Separation Agreement (the “IP Matters Agreement”) in respect of certain intellectual property (including patents, trademarks and domain names) and certain technology (including software and related copyrights) used in the current conduct of the Everett business, (4) Everett and HPE will enter into a Real Estate Matters Agreement, substantially in the form attached to the Separation Agreement (the “Real Estate Matters Agreement”) pursuant to which HPE will transfer to or share with Everett certain leased and owned property, and Everett will transfer to or share with HPE certain leased and owned property, (5) Everett and HPE will enter into an information technology service agreement pursuant to which Everett and its affiliates will provide certain IT outsourcing services to HPE and (6) Everett and HPE will enter into certain preferred vendor agreements pursuant to which HPE and its affiliates will provide certain hardware and software products and technology services to Everett.

CSC, HPE and Everett also agreed to enter into an Employee Matters Agreement to be entered into at or prior to the Distribution Date among HPE, CSC and Everett (the “Employee Matters Agreement”) with respect to the transfer of employees engaged in the Everett business and related matters, including terms of employment, benefit plan transition and coverage and other compensation and labor matters.

For a more complete discussion of the agreements related to the Transactions, see “The Transaction Agreements” and “Additional Agreements Related to the Separation, the Distribution and the Merger.”

Overview (See “The Transactions—Transaction Sequence” beginning on page 61)

Below is a description of the sequence of material events relating to the Separation, the Distribution and the Merger:

Step 1:

HPE and certain HPE subsidiaries will engage in a series of transactions in order to separate the Everett business from HPE’s other businesses pursuant to which (a) certain assets and liabilities not currently owned by Everett and its subsidiaries will be transferred pursuant to an internal restructuring to Everett and entities that will become Everett subsidiaries and (b) certain assets and liabilities currently owned by entities that will become Everett subsidiaries will be transferred to other non-Everett subsidiaries of HPE. The conveyance of specified assets and liabilities related to the Everett business to Everett is referred to as the Contribution.

Step 2:	Everett will incur new indebtedness in an aggregate principal amount of approximately $3.0 billion. In addition, immediately prior to the Distribution, Everett expects to issue to HPE the Everett Debt. HPE expects to transfer the Everett Debt on or about the date of the Distribution to investment banks and/or commercial banks in exchange for existing HPE debt. The Everett Debt is expected to be subsequently sold to third-party investors as described below under “The Transaction Agreements—The Merger Agreement—Debt Exchange.” As a result, HPE expects to receive approximately $3.0 billion from the Everett Payment and the Debt Exchange.

Immediately prior to the Distribution, Everett will also issue to HPE additional shares of Everett common stock. Following this issuance, HPE will own shares of Everett common stock in an amount equal to the Everett Share Number, which will constitute all of the outstanding stock of Everett.

Step 3:	HPE will effect the Distribution by distributing on a pro rata basis all of the shares of Everett common stock it holds to HPE stockholders entitled to shares of Everett common stock in the Distribution as of the record date of the Distribution. HPE will deliver the shares of Everett common stock in book-entry form to the distribution agent, who will distribute such shares to HPE stockholders.

The Merger Agreement provides that after the Distribution but before the Merger, the number of outstanding shares of Everett common stock will not exceed 141,379,539, assuming no true-up adjustment pursuant to the Merger Agreement.

The number of outstanding shares of Everett common stock issued in the Distribution is subject to a true-up mechanism that will only apply if the percentage of outstanding shares of Everett common stock after the Merger that constitute Qualified Everett Common Stock would be less than 50.1% of all outstanding Everett common stock after the Merger, in which case the number of outstanding shares of Everett common stock issued in the Distribution would be increased such that HPE stockholders would receive Qualified Everett Common Stock that would represent 50.1% of the outstanding shares of Everett common stock after the Merger.

Step 4:	Prior to the closing of the Distribution, Everett intends to enter into the Term Facility and issue the Notes in an aggregate principal amount of approximately $3.0 billion. The proceeds of the Term Facility will be used to pay the Everett Payment to HPE and the Notes will be issued to HPE and exchanged by HPE for outstanding senior unsecured notes of HPE.

The anticipated material terms of the Term Facility and the Notes, based on the current expectations of Everett, are described in more detail under “Debt Financing.” There can be no assurance that the Term Facility or the Notes will be finalized on similar terms, or at all. Depending on market conditions and other factors, the allocation of the Financing between the Term Facility and the Notes may be adjusted.

Step 5:	Following the Distribution, Merger Sub will merge with and into CSC, whereby the separate corporate existence of Merger Sub will cease and CSC will continue as the surviving corporation and a wholly-owned subsidiary of Everett. Immediately prior to the effective time of the Merger, Everett will be redomesticated into a Nevada corporation. In the Merger, each share of CSC common stock will be converted into the right to receive one share of Everett common stock.” Immediately after the consummation of the Merger, approximately 50.1% of the outstanding shares of Everett common stock is expected to be held by pre-Merger Everett stockholders and approximately 49.9% of the outstanding shares of Everett common stock is expected to be held by pre-Merger CSC stockholders, in each case excluding any overlaps in the pre-transaction stockholder bases.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Separation and the Distribution but before the Merger, and the corporate structure immediately following the consummation of the Merger.

Pre-Distribution Structure

Structure Following the Distribution but Before the Merger

Structure Following the Merger

*	Excludes overlap

The Separation and the Distribution (See “The Transactions” beginning on page 61)

Pursuant to and in accordance with the terms and conditions of the Separation Agreement, HPE and certain subsidiaries of HPE will engage in a series of transactions in which certain assets and liabilities not currently owned by Everett and its subsidiaries will be conveyed pursuant to an internal restructuring to Everett and entities that will become Everett subsidiaries, in order to separate the Everett business from HPE’s other businesses. Everett is currently a wholly-owned subsidiary of HPE that was formed on May 19, 2016, in connection with the planned spin-off of the Everett business from HPE.

The conveyance of specified assets and liabilities related to the Everett business to Everett is referred to as the Contribution. In consideration for the Contribution, Everett will (i) issue to HPE additional shares of Everett common stock such that the number of shares of Everett common stock then outstanding will be equal to the Everett Share Number, (ii) distribute to HPE securities representing the Everett Debt and (iii) distribute to HPE the Everett Payment.

After the Separation, HPE will distribute all of the shares of Everett common stock it holds to HPE stockholders entitled to shares of Everett common stock in the Distribution as of the record date of the Distribution on a pro rata basis. As of the date of this proxy statement/prospectus-information statement, HPE’s Board of Directors has not set a record date for the Distribution. HPE will publicly announce the record date for the Distribution when the record date has been determined. This announcement will be made prior to the completion of the Separation, the Distribution and the Merger.

HPE will effect the Distribution by delivering the shares of Everett common stock in book-entry form to the distribution agent. The distribution agent will distribute such shares to HPE stockholders that are entitled to the Everett common stock in the Distribution and pending the effective time of the Merger. After the Distribution, HPE will not own any shares of Everett common stock. The Merger Agreement provides that after the Distribution but before the Merger, the number of outstanding shares of Everett common stock will not exceed the Everett Share Number.

Conditions to the Separation and the Distribution (See “The Transaction Agreements—The Separation and Distribution Agreement—Conditions to the Distribution” beginning on page 116)

HPE’s obligation to effect the Distribution is subject to the satisfaction, or waiver, of the following conditions:

•	completion of the Separation;

•	completion of certain securities law matters, including the filing and effectiveness of a registration statement with respect to the Everett common stock to be distributed;

•	listing of the Everett common stock to be distributed on the NYSE;

•	completion of certain issuances to HPE of Everett common stock and distributions to HPE of cash and securities representing the Everett Debt;

•	entry by HPE into a distribution agent agreement with the distribution agent;

•	delivery of an opinion, in form and substance acceptable to HPE in its sole discretion, from an independent appraisal firm confirming the solvency and financial viability of HPE after giving effect to the Everett Debt, Everett Payment and the consummation of the Distribution; and

•	satisfaction or waiver by the party entitled to the benefit thereof of the conditions to the obligations of the parties to the Merger Agreement to consummate the Merger and complete the other transactions contemplated by the Merger Agreement (other than those conditions that by their nature are to be satisfied contemporaneously with or immediately following the Distribution).

The Merger; Merger Consideration (See “The Transactions” beginning on page 61)

Pursuant to and in accordance with the terms and conditions of the Merger Agreement, immediately after the Distribution, Merger Sub will merge with and into CSC. CSC will survive the Merger as a wholly-owned subsidiary of Everett. Immediately prior to the effective time of the Merger, Everett will be redomesticated into a Nevada corporation. After the Merger, Everett will be a separately traded Nevada public company and will own both the CSC and Everett businesses.

At the effective time of the Merger, each issued and outstanding share of CSC common stock (except for such shares held as treasury stock or by Everett, which will be cancelled) will be automatically converted into one share of Everett common stock. As a result of the Merger, Everett’s transfer agent will distribute to CSC stockholders shares of Everett common stock that the shares of CSC common stock automatically converted into at the effective time of the Merger and cash in lieu of fractional shares (if any). Holders of HPE common stock entitled to shares of Everett common stock in the Distribution will also retain all of the shares of HPE common stock they held prior to the Merger.

The Merger Agreement provides that after the Distribution but before the Merger, the number of outstanding shares of Everett common stock will not exceed 141,379,539, assuming no true-up adjustment pursuant to the Merger Agreement. The number of outstanding shares of Everett common stock issued in the Distribution is subject to a true-up mechanism that will only apply if the percentage of outstanding shares of Everett common stock that constitute Qualified Everett Common Stock would be less than 50.1% of all outstanding Everett common stock after the Merger, in which case the number of outstanding shares of Everett common stock issued in the Distribution would be increased such that HPE stockholders would receive Qualified Everett Common Stock that would represent 50.1% of the outstanding shares of Everett common stock after the Merger. See “The Transactions—Calculation of Merger Consideration.”

Conditions to the Merger (See “The Transaction Agreements—The Merger Agreement—Conditions to the Merger” beginning on page 109)

As more fully described in this proxy statement/prospectus-information statement and in the Merger Agreement, each of CSC’s, Merger Sub’s, HPE’s and Everett’s obligations to effect the Merger is subject to the satisfaction, or to the extent permitted by law or by waiver by CSC and HPE of the following conditions, which are referred to as the “Joint Conditions” to the Merger:

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of applicable consents, authorizations, orders, or approvals required under other competition laws in certain specified jurisdictions;

•	the consummation of the Reorganization and the Distribution in accordance with the Separation Agreement;

•	the effectiveness of the registration statements of Everett and the absence of any stop order issued by the SEC or any pending proceeding before the SEC seeking a stop order with respect thereto;

•	the approval for listing on the NYSE of the shares of Everett common stock to be issued in the Merger;

•	the approval by CSC stockholders of the plan of merger contemplated by the Merger Agreement; and

•	the absence of any law or action by a governmental authority that enjoins, restrains or prohibits the consummation of the Reorganization, the Distribution or the Merger.

HPE’s, Everett’s and Merger Sub’s obligation to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver by HPE of the following additional conditions:

•	the performance or compliance in all material respects by CSC of all covenants required to be complied with or performed by it on or prior to the effective time of the Merger under the Merger Agreement;

•	the truth and correctness in all material respects of CSC’s representations and warranties with respect to organization, authorization and brokers fees as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date);

•	the truth and correctness in all respects of CSC’s representations and warranties with respect to the capital stock of CSC, affiliate matters and receipt of board approval as of the date of the Merger Agreement and as of the date of the Merger (except that the truth and correctness representation and warranty with respect to the capitalization of CSC may have de minimis deviations from the “in all respects” standard);

•	the truth and correctness in all respects of all other representations and warranties made by CSC in the Merger Agreement (without giving effect to any materiality, material adverse effect or similar qualifiers) as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date), except as would not have a material adverse effect;

•	the receipt by HPE of a certificate, dated as of the closing date of the Merger, signed by a senior officer of CSC certifying the satisfaction of the conditions described in the preceding four bullet points;

•	the entry by CSC into the Separation Agreement, the Merger Agreement, and the ancillary agreements to be entered into in connection with the Separation (collectively, the “Transaction Documents”), and performance in all material respects of all covenants thereunder to be performed or complied with prior to the effective time of the Merger;

•	the receipt by HPE of a tax opinion from HPE’s counsel; and

•	the consummation of the Debt Exchange and the receipt by HPE of the Everett Payment immediately before the Distribution.

CSC’s obligation to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver by CSC of the following additional conditions:

•	the performance or compliance in all material respects by HPE and Everett of all covenants required to be complied with or performed by them on or prior to the effective time of the Merger under the Merger Agreement;

•	the truth and correctness in all material respects of HPE’s and Everett’s representations and warranties with respect to organization, authorization and brokers’ fees as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date);

•	the truth and correctness in all respects of HPE’s representations and warranties relating to Everett with respect to capital stock, the absence of a “material adverse effect” with respect to Everett and receipt of board and stockholder approval as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date);

•	the truth and correctness in all respects of all other representations and warranties made by HPE in the Merger Agreement (without giving effect to any materiality, material adverse effect or similar qualifiers) as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date), except as would not have a material adverse effect;

•	the receipt by CSC of a certificate, dated as of the closing date of the Merger, signed by a senior officer of HPE certifying the satisfaction of the conditions described in the preceding four bullet points;

•	the entry by HPE, Everett and Merger Sub into all other applicable Transaction Documents, and performance in all material respects of all covenants thereunder to be performed or complied with prior to the effective time of the Merger; and

•	the determination by CSC that the Merger and related transactions will not constitute an acquisition of a “50-percent or greater interest” (within the meaning of Section 355(d)(4) of the Code) in CSC, as determined under the principles of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and the receipt by CSC of a tax opinion from its tax counsel.

Voting by CSC Directors and Executive Officers (see “The CSC Special Meeting—Voting by CSC Directors and Executive Officers” beginning on page 59)

At the close of business on the record date for CSC’s special meeting, CSC directors and executive officers and their affiliates were entitled to vote approximately     % of the shares of CSC common stock outstanding on the record date. CSC currently expects that all CSC directors and executive officers will vote their shares in favor of the proposal to approve the plan of merger contemplated by the Merger Agreement, the Merger-related compensation proposal and the meeting adjournment proposal.

No vote of HPE stockholders is required in connection with the Transactions. No directors, executive officers or affiliates of Everett or HPE will have voting rights in connection with the Transactions with respect to their ownership of any HPE common stock or Everett common stock.

Opinion of CSC’s Financial Advisor (see “The Transactions—Opinion of CSC’s Financial Advisor” beginning on page 70)

CSC’s financial advisor, RBC Capital Markets, LLC (“RBC Capital Markets”), delivered a written opinion, dated May 23, 2016, to the CSC Board of Directors as to the fairness, from a financial point of view and as of such date, to CSC of the Original Merger Consideration (as defined below) that would have been paid by CSC pursuant to the Agreement and Plan of Merger among HPE, Everett, CSC and a wholly-owned subsidiary of CSC as executed on May 24, 2016 (the “Original Merger Agreement”). For purposes of RBC Capital Markets’ analyses and opinion, the term “Original Merger Consideration” refers to the 139,234,701 shares of CSC common stock, in the aggregate, that would have been issuable by CSC in the combination of the Everett business with CSC through the merger of a wholly-owned subsidiary of CSC with and into Everett, whereby the separate corporate existence of such wholly-owned subsidiary would have ceased and Everett would have continued as the surviving company and as a wholly-owned subsidiary of CSC (the “Original Merger”), as contemplated by the Original Merger Agreement.

CSC has advised RBC Capital Markets that the terms of the Merger do not alter or otherwise impact the financial terms of the Original Merger, including, without limitation, the pro forma equity ownership in the combined company of the respective holders of CSC common stock and Everett common stock. Based solely on the foregoing, in connection with the execution of the amendment to the Merger Agreement on November 2,

2016, RBC Capital Markets confirmed to CSC that, were it asked to do so on May 23, 2016, it would have been prepared to render an opinion to the CSC Board of Directors to the effect that, as of May 23, 2016 and based on and subject to the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by RBC Capital Markets in connection with its May 23, 2016 opinion, the merger consideration to be received by holders of CSC common stock pursuant to the Merger would have been fair, from a financial point of view, to such holders. RBC Capital Markets was not requested to, and it did not, update or revise its analyses for market movements, the financial performance or prospects of CSC or Everett or any other circumstances or events occurring after the date of its May 23, 2016 opinion.

The full text of RBC Capital Markets’ written opinion, dated May 23, 2016, is attached as Annex A to this proxy statement/prospectus-information statement and sets forth, among other things, the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by RBC Capital Markets in connection with its opinion. RBC Capital Markets delivered its opinion to the CSC Board of Directors for the benefit, information and assistance of the CSC Board of Directors (in its capacity as such) in connection with and for purposes of its evaluation of the Original Merger. RBC Capital Markets’ opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, to CSC of the Original Merger Consideration (to the extent expressly specified in such opinion) and did not address any other aspect of the Original Merger or any related transactions (including, without limitation, any amendments to the terms and conditions of the Original Merger following the delivery of RBC Capital Market’s opinion). RBC Capital Markets’ opinion also did not address the underlying business decision of CSC to engage in the Original Merger or any related transactions or the relative merits of the Original Merger or any related transactions compared to any alternative business strategy or transaction that might be available to CSC or in which CSC might engage. RBC Capital Markets does not express any opinion and does not make any recommendation to any stockholder as to how such stockholder should vote or act with respect to any proposal to be voted upon in connection with the Merger, any related transactions or otherwise.

Board of Directors and Management of Everett After the Merger (see “Information about CSC—Directors and Executive Officers of Everett After the Merger” beginning on page 133)

Prior to the effective time of the Merger, the Everett Board of Directors shall take all action necessary such that, at the effective time of the Merger, the Everett Board of Directors will consist of ten members, including five current CSC board members (one of whom shall be CSC’s current Chairman, President and Chief Executive Officer) and five individuals designated by HPE (one of whom is expected to be HPE’s Chief Executive Officer). All Everett directors are expected to be identified pursuant to a joint selection process led by a four person committee consisting of Margaret C. Whitman, HPE’s Chief Executive Officer, and Patricia F. Russo, Chairman of HPE’s Board of Directors, as well as J. Michael Lawrie, CSC’s Chairman, President and Chief Executive Officer, and Peter Rutland, another member of the CSC Board of Directors. See “The Transaction Agreements—The Merger Agreement—Post-Closing Everett Board of Directors.” The five directors designated by HPE, or replacement individuals designated by HPE, will be nominated and recommended for election to the Everett Board of Directors by the Everett Board of Directors at the next annual meeting of Everett stockholders following the effective time of the Merger.

J. Michael Lawrie, CSC’s Chief Executive Officer, will resign from his position with CSC and will become the Chairman, President and Chief Executive Officer of Everett immediately following the Merger. Paul N. Saleh, CSC’s Executive Vice President and Chief Financial Officer, will resign from his position with CSC and will become the Executive Vice President and Chief Financial Officer of Everett immediately following the Merger. The members of management of Everett following the Merger will be determined by Mr. Lawrie.

Interests of Certain Persons in the Merger

Certain of CSC’s directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of CSC’s stockholders generally, including transaction bonuses. The members of the CSC Board of Directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to CSC’s stockholders that they vote to approve the plan of merger contemplated by the Merger Agreement.

Risk Factors (see “Risk Factors” beginning on page 32)

CSC stockholders and HPE stockholders should carefully consider the matters described in the section “Risk Factors,” as well as other information included in this proxy statement/prospectus-information statement and the other documents to which they have been referred.

Regulatory Approvals (see “The Transactions—Regulatory Approvals” beginning on page 87)

Under the HSR Act and related rules, the Merger may not be completed until the parties have filed notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice, which are referred to as the “Antitrust Division”, and observed a specified statutory waiting period. CSC and HPE filed Notification and Report forms with the Federal Trade Commission and the Antitrust Division on June 21, 2016 and the waiting period under the HSR Act expired on August 22, 2016. In connection with the execution of the First Amendment to the Merger Agreement dated November 2, 2016 (the “First Amendment to the Merger Agreement”), the parties filed Notification and Report forms with the Federal Trade Commission and the Antitrust Division effective November 10, 2016 and the waiting period under the HSR Act expires on December 12, 2016 at 11:59 p.m. Eastern Time. In addition, the parties are also required to obtain antitrust clearance from the Brazilian Administrative Council of Economic Defense, the Canadian Competition Bureau, the European Commission, the Competition Commission of India, the Mexican Federal Economic Competition Commission, the Swiss Competition Commission, and the Turkish Competition Authority, or observe the applicable statutory waiting period in each of those jurisdictions. In addition, the parties intend to submit a foreign investment application to the Australian Foreign Investment Review Board.

Termination (see “The Transaction Agreements—The Merger Agreement—Termination” beginning on page 110)

The Merger Agreement may be terminated at any time prior to the completion of the Merger by the mutual written consent of HPE and CSC. In addition, subject to specified qualifications and exceptions, either HPE or CSC may terminate the Merger Agreement at any time prior to the completion of the Merger if:

•	any governmental authority has promulgated, entered, enforced, enacted or issued or deemed applicable to the Merger or the other transactions contemplated by the Merger Agreement any law that permanently prohibits, restrains or makes illegal the Merger or the other transactions contemplated by the Merger;

•	the Merger has not been consummated on or prior to by August 23, 2017 (or such later date to which such date may be extended in accordance with the terms of the Merger Agreement); or

•	CSC’s stockholders fail to approve the plan of merger contemplated by the Merger Agreement at the meeting of CSC’s stockholders held for such purpose (including any adjournment or postponement thereof).

In addition, subject to specified qualifications and exceptions, HPE may terminate the Merger Agreement if:

•	CSC has breached any representation, warranty, covenant or agreement in the Merger Agreement that would cause the Joint Conditions to the Merger or the conditions to HPE’s obligation to consummate the Merger described above not to be satisfied, and such breach is not cured by the earlier of 60 days after notice of the breach and August 23, 2017, or such later date to which such deadline may be extended in accordance with the terms of the Merger Agreement ( the Outside Date”), or is incapable of cure prior to the Outside Date;

•	the CSC Board of Directors effects a Change in Recommendation; or

•	CSC has failed to comply with its obligations under the Merger Agreement relating to non-solicitation or to hold the CSC special meeting for approval of the plan of merger contemplated by the Merger Agreement.

CSC, subject to specified qualifications and exceptions, may terminate the Merger Agreement if:

•	HPE or Everett has breached any representation, warranty, covenant or agreement in the Merger Agreement that would cause the Joint Conditions to the Merger or the conditions to CSC’s obligation to consummate the Merger described above not to be satisfied, and such breach is not cured by the earlier of 60 days after notice of the breach and the Outside Date, or is incapable of cure prior to the Outside Date; or

•	the CSC Board of Directors or any committee thereof, prior to receipt of stockholder approval for the plan of merger contemplated by the Merger Agreement and subject to payment by CSC to HPE of the $275 million Alternative Termination Fee discussed below, authorizes CSC’s entry into a definitive agreement with respect to a Superior Proposal and CSC enters into such agreement, in circumstances where CSC is permitted to terminate the Merger Agreement and accept such Superior Proposal.

The Merger Agreement provides that the term “Superior Proposal” means a bona fide written Competing Proposal by a third party (except the references therein to 20% being replaced by 50%) that was not solicited by CSC or its representatives in violation of the non-solicitation provisions of the Merger Agreement and that the CSC Board of Directors has determined in good faith (after consultation with its outside financial and legal advisors), taking into account the various legal, financial and regulatory aspects of the Competing Proposal, is reasonably likely to be consummated on a timely basis, and would be more favorable to CSC’s stockholders, from a financial point of view, than the Merger and the other transactions contemplated by the Merger Agreement after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by HPE.

The Merger Agreement provides that the term “Competing Proposal” means any proposal or offer from a third party relating to:

•	a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving CSC;

•	the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person or entity of 20% or more of the consolidated assets of CSC and its subsidiaries, as determined on a book-value or fair market value basis;

•	the purchase or acquisition in any manner by any person or entity of 20% or more of the issued and outstanding shares of CSC common stock or any other ownership interests in CSC;

•	any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any other person or entity beneficially owning 20% or more of the shares of CSC common stock, or any other ownership interests of CSC or any of its subsidiaries; or

•	any combination of the foregoing.

Termination Fees (See “The Transaction Agreements—The Merger Agreement-Termination Fee and Expenses Payable in Certain Circumstances” beginning on page 111)

The Merger Agreement provides that upon termination of the Merger Agreement under specified circumstances, CSC is required to pay HPE a termination fee of $160 million (the “Termination Fee”). The circumstances under which the Termination Fee may be payable include:

•	if HPE terminates the Merger Agreement after CSC has materially breached its obligations under the non-solicitation provisions of the Merger Agreement or its obligation to hold a special meeting of CSC stockholders to vote on the proposal to approve the plan of merger contemplated by the Merger Agreement;

•	if HPE terminates following a Change in Recommendation by the CSC Board of Directors;

•	if (1) a Competing Proposal with respect to CSC is publicly made and not withdrawn five business days prior to specified events, (2) the Merger Agreement is terminated under any of the circumstances listed below and (3) CSC consummates, or enters into a definitive agreement with respect to and subsequently consummates, a Competing Proposal within twelve months of the termination of the Merger Agreement:

(a)	in the event the Merger Agreement is terminated by either HPE or CSC after the failure to obtain approval from CSC stockholders of the plan of merger contemplated by the Merger Agreement at the CSC special meeting,

(b)	in the event the Merger Agreement is terminated by HPE because CSC has committed an uncured or incurable breach of any representation, warranty, covenant or agreement in the Merger Agreement such that the conditions to the closing of the Merger would not be satisfied, or

(c)	in the event the Merger Agreement is terminated by HPE because the transactions contemplated by the Merger Agreement have not been consummated prior to the Outside Date.

The Merger Agreement provides that CSC is required to pay HPE an alternative termination fee of $275 million (the “Alternative Termination Fee”) in the event that the CSC Board of Directors or any committee thereof, prior to receipt of stockholder approval for the plan of merger contemplated by the Merger Agreement, authorizes CSC’s entry into a definitive agreement with respect to a Superior Proposal and CSC enters into such agreement, in circumstances where CSC is permitted to terminate the Merger Agreement and accept such Superior Proposal.

In no event will CSC be required to pay more than one Termination Fee or Alternative Termination Fee.

If the Merger Agreement is terminated because CSC’s stockholders fail to approve the plan of merger contemplated by the Merger Agreement at the meeting of CSC stockholders, CSC will be required to reimburse HPE in cash for certain out-of-pocket fees and expenses incurred by HPE in connection with the Transactions, up to a maximum of $45 million in the aggregate.

Expenses (See “The Transaction Agreements—The Merger Agreement—Termination Fee and Expenses Payable in Certain Circumstances” beginning on page 111)

Except for expenses in connection with the termination of the Merger Agreement, which are discussed immediately above, and certain other specified fees and expenses that are to be shared equally by HPE and CSC, the Merger Agreement provides that each party will pay all of its own fees and expenses.

Certain Adjustments Pursuant to Separation Agreement (See “The Transaction Agreements—The Separation and Distribution Agreement—Post-Closing Adjustments” beginning on page 117)

The Separation Agreement provides for a post-closing adjustment to the extent that the actual amounts of certain cash conversion cycle metrics of Everett and the Everett subsidiaries as of 11:59 pm on the day prior to the Distribution Date is greater or less than specified targets for such metrics, based on the average of such metrics for Everett and its subsidiaries on a combined basis for the twelve months ended April 30, 2016.

If the actual final cash conversion cycle metric exceeds the target metric, then Everett will pay to HPE the excess. If the actual final cash conversion cycle metric is less than the actual final cash conversion cycle metric, then HPE will pay to Everett the amount of such shortfall.

The Separation Agreement also provides for other post-closing adjustments based on cash and cash equivalents, net intercompany payables and receivables, VAT and other sales taxes payable and receivable, accrued payroll and accrued bonus.

U.S. Federal Income Tax Consequences of the Distribution and Merger (see “U.S. Federal Income Tax Consequences of the Distribution and Merger” beginning on page 89)

The completion of the Transactions is conditioned upon the receipt by HPE of the Distribution Tax Opinion to the effect that, for U.S. federal income tax purposes, the Contribution, taken together with the Distribution, will qualify as a tax-free transaction under Sections 368(a), 361 and 355 of the Code. Provided that the Contribution and the Distribution so qualify, HPE and its stockholders will not recognize any taxable income, gain or loss as a result of the Distribution for U.S. federal income tax purposes (except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Everett common stock).

In addition, the completion of the Transactions is conditioned upon the receipt by HPE and CSC of Merger Tax Opinions to the effect that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the Merger so qualifies, CSC and its stockholders will not recognize any taxable income, gain or loss as a result of the Merger for U.S. federal income tax purposes (except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Everett common stock).

No Dissenters’ or Appraisal Rights (see “The Transactions—No Dissenter’s Rights or Rights of Appraisal” beginning on page 88)

Neither CSC nor HPE stockholders have appraisal rights under Delaware law or Nevada law, as applicable, in connection with the Separation, the Distribution or the Merger.

SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF CSC

The following summary historical condensed consolidated financial information of CSC as of September 30, 2016 and for the six months ended September 30, 2016 and October 2, 2015 have been derived from the September 30, 2016 unaudited condensed consolidated financial statements of CSC, which are incorporated by reference in this document. In the opinion of CSC’s management, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the interim periods. The summary historical condensed consolidated financial information below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim periods presented below are not necessarily indicative of the results for the full fiscal year. The financial information as of April 1, 2016 and April 3, 2015 and for the twelve months ended April 1, 2016, April 3, 2015 and March 28, 2014 have been derived from CSC’s audited consolidated financial statements incorporated by reference in this document. The financial information as of March 28, 2014 have been derived from CSC’s unaudited consolidated financial statements not included in this document. This information is only a summary and should be read in conjunction with the financial statements of CSC and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in CSC’s Quarterly Report on Form 10-Q as of and for the six months ended September 30, 2016 and Annual Report on Form 10-K as of and for the twelve months ended April 1, 2016, each of which is incorporated by reference in this document, and the unaudited pro forma condensed combined financial statements of CSC and Everett included elsewhere in this document. See “Where You Can Find Additional Information.”

	As of and for the six months ended		As of and for the twelve months ended
(in millions, except per-share amounts)	September 30, 2016(1)	October 2, 2015(2)	April 1, 2016(1)(2)(3)	April 3, 2015(1)(2)(3)(4)	March 28, 2014(1)(2)(3)
		(as adjusted)		(as adjusted)	(as adjusted)
Results of Consolidated Operations Data
Revenues	$3,801	$3,549	$7,106	$8,117	$8,899
(Loss) income from continuing operations, before taxes	(37)	119	10	(671)	694
Income (loss) from continuing operations	1	158	72	(207)	520
Income from discontinued operations, net of taxes	—	186	191	224	448
Net income	1	344	263	17	968
Less: net income attributable to noncontrolling interest, net of tax	7	10	12	15	21

Net (loss) income attributable to CSC common stockholders	$(6)	$334	$251	$2	$947

(Loss) earnings per common share
Basic:
Continuing operations	$(0.04)	$1.14	$0.51	$(1.45)	$3.52
Discontinued operations	—	1.28	1.31	1.46	2.89

	$(0.04)	$2.42	$1.82	$0.01	$6.41

Diluted:
Continuing operations	$(0.04)	$1.12	$0.50	$(1.45)	$3.45
Discontinued operations	—	1.24	1.28	1.46	2.83

	$(0.04)	$2.36	$1.78	$0.01	$6.28

Cash dividend per common share	$0.28	$0.46	$2.99	$0.92	$0.80

(1)	(Loss) income from continuing operations, before taxes was affected by restructuring costs of $82 million in the six months ended September 30, 2016; $256 million in fiscal 2015 and $74 million in fiscal 2014; debt extinguishment costs of $95 million in fiscal 2016; and SEC settlement related charges of $197 million in fiscal 2015.
(2)	During the twelve months ended April 1, 2016, CSC completed the separation of the Company’s U.S. public sector business and merger with SRA International, Inc. to form a new publicly traded company: CSRA Inc. The operating results of the U.S. public sector business are included in Income from discontinued operations, net of taxes.
(3)	The year-over-year trend of income (loss) from continuing operations, before taxes has been impacted by the recognition of actuarial and settlement (losses) gains related to the Company’s pension and OPEB plans of $(99) million, $(584) million, and $217 million in fiscal 2016, 2015, and 2014, respectively. As a result of the separation of the Company’s U.S. public sector business, the majority of U.S. pension and other benefit plans were transferred to CSRA Inc.
(4)	Income (loss) from continuing operations for fiscal 2015 includes a $264 million tax benefit from reversal of a valuation allowance.

	As of and for the six months ended	As of and for the twelve months ended
(in millions)	September 30, 2016	April 1, 2016	April 3, 2015	March 28, 2014
			(as adjusted)
Consolidated Balance Sheet Data
Total assets	$8,819	$7,736	$10,221	$11,361

Capitalization
Short-term debt and current maturities of long-term debt	$794	$710	$883	$681
Long-term debt	2,506	1,934	1,635	2,207
Total equity	2,325	2,032	2,965	3,950

Total capitalization	$5,625	$4,676	$5,483	$6,838

Consolidated Cash Flow Data
Net cash provided by operating activities	$242	$802	$1,473	$1,577
Net cash used in investing activities	$(721)	$(1,180)	$(536)	$(566)
Net cash provided by (used in) financing activities	$376	$(485)	$(1,078)	$(616)

Other Consolidated Data
Capital expenditures	$148	$412	$406	$595
Current ratio	1.2	1.3	1.4	1.6
Net debt-to-total capitalization(1)	39.9%	31.4%	8.1%	6.5%
Average common shares outstanding—diluted	139.76	141.33	142.56	150.76

(1)	Net debt-to-total capitalization is a non-GAAP measure used by management to assess our ability to service our debts using only our cash and cash equivalents. We present this non-GAAP measure to assist investors in analyzing our capital structure in a more comprehensive way compared to gross debt based ratios alone. Net debt-to-total capitalization is defined as total debt less total cash and cash equivalents divided by the sum of total debt and equity, including non-controlling interest.

SUMMARY HISTORICAL CONDENSED COMBINED FINANCIAL INFORMATION OF EVERETT

The following table presents the summary historical condensed combined financial information for Everett. The Combined Statements of Operations information and the Combined Statements of Cash Flows information for the nine months ended July 31, 2016 and 2015 and the Combined Balance Sheets information as of July 31, 2016 are derived from Everett’s unaudited Condensed Combined Financial Statements included in this proxy statement/prospectus-information statement. The Combined Statements of Operations information and the Combined Statements of Cash Flows information for each of the three fiscal years ended October 31, 2015 and the Combined Balance Sheets information as of October 31, 2015 and 2014 set forth below are derived from Everett’s audited Combined Financial Statements included in this proxy statement/prospectus-information statement. The Combined Balance Sheets information as of October 31, 2013 is derived from Everett’s unaudited Combined Financial Statements that are not included in this proxy statement/prospectus-information statement.

The summary historical condensed combined financial information should be read in conjunction with the sections entitled “Selected Historical Condensed Combined Financial Information of Everett,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Everett,” and Everett’s Combined and Condensed Combined Financial Statements and accompanying notes included elsewhere in this proxy statement/prospectus-information statement. Everett’s historical condensed combined financial information presented below may not be indicative of its future performance and does not necessarily reflect what Everett’s financial position and results of operations would have been had it been operating as a standalone public company during the periods presented, including changes that will occur in its operations and capitalization as a result of the spin-off of Everett and the Merger. See “Unaudited Pro Forma Condensed Combined Financial Information” for a further description of the anticipated changes.

	As of and for the nine months ended July 31		As of and for the fiscal years ended October 31
	2016	2015	2015	2014	2013
	In millions
Combined Statements of Operations
Net revenue	$13,444	$14,233	$19,032	$21,862	$23,676
Loss from operations	$(491)	$(965)	$(1,367)	$(1,298)	$(970)
Net loss	$(489)	$(894)	$(1,885)	$(1,408)	$(1,652)
Combined Balance Sheets
Total assets	$11,981		$12,450	$12,895	$15,148
Long-term debt	$394		$397	$434	$452
Total debt	$396		$446	$459	$466
Total capital lease obligations	$2,392		$2,388	$2,485	$3,048
Combined Statements of Cash Flows
Net cash provided by operating activities	$527	$732	$762	$807	$900
Net cash provided by (used in) investing activities	$34	$(42)	$(115)	$(101)	$(179)
Net cash used in financing activities	$(386)	$(649)	$(604)	$(733)	$(707)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information present the pro forma financial information of CSC based upon the historical financial statements of each of CSC and Everett, after giving effect to the Merger and other Transactions as further described in the section of this document entitled “The Transactions.” The unaudited pro forma condensed combined financial information are intended to reflect the impact of the Merger and the other Transactions on CSC’s historical consolidated financial statements as if the relevant transactions occurred on April 4, 2015 for purposes of the unaudited condensed combined pro forma statement of operations and September 30, 2016 for purposes of the unaudited condensed combined pro forma balance sheet data. The unaudited pro forma condensed consolidated financial information have been prepared using, and should be read in conjunction with (i) the unaudited condensed consolidated financial statements of CSC as of and for the six months ended September 30, 2016, and the audited consolidated financial statements of CSC as of and for the twelve months ended April 1, 2016, which are incorporated by reference in this document, and (ii) the unaudited condensed combined financial statements of Everett as of and for the nine months ended July 31, 2016, and the audited combined financial statements of Everett as of and for the year ended October 31, 2015, which are included elsewhere in this document. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by CSC if the Merger and other Transactions had been consummated for the periods presented or that will be achieved in the future. This information is only a summary and has been derived from and should be read in conjunction with the more detailed unaudited condensed combined financial statements and the notes thereto, included elsewhere in this document, which have been prepared in accordance with Article 11 of Regulation S-X. See “Where You Can Find Additional Information.”

	Historical
(in millions)	CSC as of and for the six months ended September 30, 2016	Everett as of and for the six months ended July 31, 2016(1)	Adjustments	Pro Forma Combined
Revenue	$3,801	$8,972	$51	$12,824
(Loss) income from continuing operations before income taxes	(37)	(402)	(104)	(543)
Income tax benefit	(38)	(93)	(13)	(144)

Income (loss) from continuing operations	1	(309)	(91)	(399)
Less: net income attributable to noncontrolling interests, net of tax	7	2	2	11

Net loss attributable to the company	$(6)	$(311)	$(93)	$(410)

Total assets	$8,819	$11,981	$7,876	$28,676
Long-term debt (including capital lease obligations), net of current maturities	$2,506	$1,987	$2,344	$6,837

	Historical
(in millions)	CSC as of and for the twelve months ended April 1, 2016	Everett as of and for the twelve months ended April 30, 2016(1)	Adjustments	Pro Forma Combined
Revenues	$7,106	$18,548	$673	$26,327
(Loss) income from continuing operations before income taxes	10	(1,180)	(224)	(1,394)
Income tax (benefit) expense	(62)	522	(26)	434

(Loss) income from continuing operations	72	(1,702)	(198)	(1,828)
Less: net income attributable to noncontrolling interests, net of tax	1	5	24	30

Net (loss) income attributable to the company	$71	$(1,707)	$(222)	$(1,858)

(1)	See Unaudited Pro Forma Condensed Combined Financial Statements for Everett balances reclassified to conform to CSC’s financial statement presentation.

SUMMARY HISTORICAL AND PRO FORMA PER SHARE INFORMATION OF CSC

The following table sets forth certain historical, pro forma and supplemental per-share data for CSC. The CSC historical data has been derived from and should be read together with CSC’s unaudited condensed consolidated financial statements and related notes thereto contained in CSC’s Quarterly Report on Form 10-Q as of and for the six months ended September 30, 2016 and Annual Report on Form 10-K as of and for the twelve months ended April 1, 2016, each of which is incorporated by reference in this document. See “Where You Can Find Additional Information” The pro forma financial information as of and for the six months ended September 30, 2016 and for the twelve months ended April 1, 2016 has been derived from the unaudited pro forma condensed combined financial information included elsewhere in this document. See “Unaudited Pro Forma Condensed Combined Financial Information.”

This comparative historical, pro forma and supplemental per-share data is being provided for illustrative purposes only. CSC and Everett may have performed differently had the Merger and other Transactions occurred prior to the periods or at the date presented. You should not rely on the pro forma and supplemental per-share data presented as being indicative of the results that would have been achieved had CSC and Everett been combined during the periods or at the date presented or of the future results or financial condition of CSC or Everett to be achieved following the consummation of the Merger and other Transactions.

	As of and for the six months ended September 30, 2016
	CSC Historical	Pro Forma Combined
Earnings per share:
Loss from continuing operations—basic	$(0.04)	$(1.45)
Loss from continuing operations—diluted	$(0.04)	$(1.45)
Weighted average common shares outstanding—basic	139.76	282.19
Weighted average common shares outstanding—diluted	139.76	282.19
Book value per share of common stock	$14.26	$37.57
Dividends declared per share of common stock	$0.28	$0.28

	As of and for the twelve months ended April 1, 2016
	CSC Historical	Pro Forma Combined
Earnings per share:
Income (loss) from continuing operations—basic	$0.51	$(6.58)
Income (loss) from continuing operations—diluted	$0.50	$(6.58)
Weighted average common shares outstanding—basic	138.28	282.19
Weighted average common shares outstanding—diluted	141.33	282.19
Book value per share of common stock	$14.33	N/A
Dividends declared per share of common stock	$2.99	$2.99

HISTORICAL MARKET PRICE AND DIVIDEND INFORMATION OF CSC COMMON STOCK

CSC common stock currently trades on the NYSE under the ticker symbol “CSC.” On May 23, 2016, the last trading day before the announcement of the signing of the Merger Agreement, the closing price of CSC common stock was $35.00 per share. On December 5, 2016, the last practicable trading day for which information is available as of the date of this proxy statement/prospectus-information statement, the closing price of CSC common stock was $59.61 per share. The following table sets forth the high and low sales prices per share of CSC common stock for the periods indicated as well as cash dividends per share declared by CSC to holders of CSC common stock for the periods indicated. The quotations are as reported in published financial sources. For current price information, CSC and HPE stockholders are urged to consult publicly available sources.

	CSC Per Share Dividends	CSC Common Stock
		High	Low
Year Ending March 31, 2017
Third Quarter Ending December 30, 2016 (through December 5, 2016)		$63.34	$50.41
Second Quarter Ended September 30, 2016	$0.14	$53.46	$45.37
First Quarter Ended July 1, 2016	$0.14	$52.55	$32.51

Year Ending April 1, 2016
Fourth Quarter Ended April 1, 2016	$0.14	$34.49	$24.27
Third Quarter Ended January 1, 2016(1)(2)	$2.39	$71.15	$29.51
Second Quarter Ended October 3, 2015	$0.23	$68.57	$58.77
First Quarter Ended July 3, 2015	$0.23	$71.00	$63.85

Year Ending April 3, 2015
Fourth Quarter Ended April 3, 2015	$0.23	$73.29	$59.80
Third Quarter Ended January 2, 2015	$0.23	$66.99	$54.23
Second Quarter Ended October 3, 2014	$0.23	$65.52	$56.19
First Quarter Ended July 4, 2014	$0.23	$64.72	$57.46

(1)	In connection with the spin-off of CSRA Inc. by CSC effective November 27, 2015, on November 30, 2015 a special cash dividend of $10.50 per share was paid to CSC stockholders of record as of November 18, 2015. Of that $10.50 per share dividend, $2.25 was paid by CSC and $8.25 was paid by CSRA Inc.
(2)	The CSC high and low sales prices and cash dividend per share reflect the spin-off by CSC of CSRA Inc. effective November 27, 2015.

The timing, declaration, amount and payment of any future dividends to CSC stockholders will fall within the discretion of the CSC Board of Directors, and will depend on many factors, including CSC’s financial condition, results of operations and capital requirements, legal requirements, regulatory constraints, industry practice and other business considerations that CSC’s Board of Directors deems relevant from time to time. In addition, the terms of agreements governing CSC’s debt or debt that CSC may incur in the future may restrict the payment of dividends. There can be no assurance that CSC will pay any dividend in the future.

Market price data for Everett common stock has not been presented because Everett is a wholly-owned subsidiary of HPE, and shares of Everett common stock do not trade separately from shares of HPE common stock.

RISK FACTORS

You should carefully consider all of the information contained or incorporated by reference in this proxy statement/prospectus-information statement, including the risks discussed in Part I, Item 1A—Risk Factors in CSC’s Annual Report on Form 10-K for the year ended April 1, 2016 and in Part II, Item 1A—Risk Factors in CSC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016. Some of the risks relate to the Transactions and others to the combined company after the Transactions. Some risks relate principally to the securities markets and ownership of CSC common stock.

Any of the following risks could materially and adversely affect CSC’s, Everett’s or the combined company’s business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this proxy statement/prospectus-information statement. In such case, the trading price for CSC common stock could decline, and you could lose all or part of your investment. The risks described below are not the only risks that CSC currently faces or that the combined company will face after the consummation of the Transactions. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect the combined company’s business, financial condition and results of operations or the price of combined company common stock in the future. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Transactions

The Transactions may not be completed on the terms or timeline currently contemplated, or at all.

The consummation of the Transactions is subject to numerous conditions, including (1) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of regulatory approvals in certain other jurisdictions, (2) the effectiveness of the registration statements filed with the SEC by Everett in connection with the Transactions, (3) the approval by CSC’s stockholders of the Merger, (4) the consummation of the Reorganization and Distribution in all material respects in accordance with the Separation Agreement, (5) the receipt by HPE of an opinion from its counsel with respect to certain federal income tax matters related to the Separation, Contribution, Distribution and Debt Exchange, (6) the receipt by HPE, on the one hand, and CSC, on the other hand, of an opinion from their respective counsel to the effect that the Merger will be treated as a “reorganization” for U.S. federal income tax purposes, (7) consummation of the Debt Exchange and receipt by HPE of the Everett Payment immediately before the Distribution and (8) other customary closing conditions. See “The Transaction Agreements—The Merger Agreement—Conditions to the Merger.”

If the Transactions are not completed for any reason, including the failure to complete the Merger by August 23, 2017 (or such later date to which such date may be extended in accordance with the terms of the Merger Agreement), the price of CSC common stock may decline to the extent that the market price of CSC common stock reflects or previously reflected positive market assumptions that the Transactions would be completed and the related benefits would be realized. In addition, CSC and HPE have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory, printing and financial services fees related to the Transactions. These expenses must be paid regardless of whether the Transactions are consummated. If the Transactions are not consummated because the Merger Agreement is terminated, CSC may be required under certain circumstances to pay HPE a termination fee of $160 million or under other circumstances an alternative termination fee of $275 million. If CSC’s stockholders do not approve the plan of merger contemplated by the Merger Agreement at the CSC special meeting and the Merger Agreement is terminated by either HPE or CSC, CSC must reimburse HPE’s out-of-pocket fees and expenses in connection with the Transactions in an amount not to exceed $45 million. There is no assurance that the Transactions will be consummated. See “The Transaction Agreements—The Merger Agreement.”

The combined company may not realize the anticipated benefits from the Transactions.

The combined company is expected to realize cost and revenue synergies, growth opportunities, and other financial and operating benefits as a result of the Transactions. The combined company’s success in realizing these benefits, and the timing of their realization, depends on the successful integration of the business operations of Everett with CSC. Even if CSC and Everett successfully integrate, CSC and Everett cannot predict with certainty if or when these cost and revenue synergies, growth opportunities and benefits will occur, or the extent to which they actually will be achieved. For example, the benefits from the Transactions may be offset by costs incurred in integrating the companies or in required capital expenditures related to the acquired Everett business. In addition, the quantification of synergies expected to result from the Transactions is based on significant estimates and assumptions that are subjective in nature and inherently uncertain. Realization of any benefits and synergies could be affected by a number of factors beyond CSC’s, Everett’s or the combined company’s control, including, without limitation, general economic conditions, increased operating costs, regulatory developments and the other risks described in these risk factors. The amount of synergies actually realized in the Transactions, if any, and the time periods in which any such synergies are realized, could differ materially from the expected synergies discussed in this proxy statement/prospectus-information statement, regardless of whether the two business operations are combined successfully. If the integration is unsuccessful or if the combined company is unable to realize the anticipated synergies and other benefits of the Transactions, there could be a material adverse effect on the combined company’s business, financial condition and results of operations.

The Transactions may discourage other companies from trying to acquire the combined company.

The “no solicitation” provisions in the Merger Agreement prohibit CSC from soliciting any competing acquisition proposal involving CSC as set forth in the Merger Agreement. The Merger Agreement generally prohibits CSC from soliciting any alternative transaction proposal, although in certain circumstances CSC may terminate the Merger Agreement in order to accept an unsolicited alternative transaction proposal that the CSC Board of Directors determines is superior to the Transactions. The Merger Agreement provides that in certain circumstances CSC may be required to pay HPE a termination fee of $160 million if the Merger Agreement is terminated or an alternative termination fee of $275 million, which payment might deter third parties from proposing alternative business combination proposals that might have resulted in greater value to CSC stockholders than the Transactions.

In addition, certain provisions of the Tax Matters Agreement, which are intended to preserve the intended tax treatment of the Contribution, the Distribution, the Merger and certain related transactions consummated in connection with the Contribution, may discourage, delay or prevent acquisition proposals and otherwise limit the combined company’s ability to pursue certain strategic transactions or engage in other transactions, including mergers or consolidations for a period of time following the Transactions. Under the Tax Matters Agreement, the combined company will be restricted from taking certain actions for a period of time following the Transactions because such actions could adversely affect the intended tax treatment of the Contribution, the Distribution and the Merger, and such restrictions could be significant. See “Additional Agreements Related to the Separation, the Distribution and the Merger—Tax Matters Agreement.”

Because the combined company will be a larger company than either Everett or CSC is currently, with significantly more shares of common stock outstanding after the consummation of the Transactions than the number of CSC shares currently outstanding, an acquisition of the combined company may become more expensive than an acquisition of Everett or CSC would be currently. As a result, some potential acquirors may not seek to acquire the combined company, and the reduction in potential acquirors could reduce the prices at which the combined company’s common stock trades.

Significant costs related to the Transactions are expected to have an unfavorable effect on CSC’s or the combined company’s liquidity, cash flows and operating results.

Significant one-time costs are expected in connection with the Transactions, including approximately $60 million of advisory, legal, accounting and other professional fees incurred by CSC related to the Transactions.

The incurrence of these costs will have an unfavorable effect on the combined company’s liquidity, cash flows and operating results in the periods in which they are incurred.

Current CSC stockholders’ percentage ownership interest in the combined company will be substantially lower than their current percentage ownership interest in CSC.

After the consummation of the Merger, the CSC common stock outstanding immediately prior to the consummation of the Merger will represent, in the aggregate, approximately 49.9% of the combined company’s shares of common stock outstanding immediately following the effective time of the Merger. See “The Transaction Agreements—The Merger Agreement—Merger Consideration.” Consequently, CSC’s pre-Merger stockholders, as a group, will be able to exercise less influence over the management and policies of the combined company following the consummation of the Merger than immediately prior to the consummation of the Merger.

Sales of combined company common stock may negatively affect the market price of combined company common stock.

The shares of combined company common stock to be issued in the Distribution and the Merger will generally be eligible for immediate resale. The market price of combined company common stock could decline as a result of sales of a large number of shares of combined company common stock in the market, or even the perception that these sales could occur. These sales, or the possibility that these sales may occur, may also make it more difficult for the combined company to obtain additional capital by selling equity securities in the future on favorable terms when desired.

CSC, Everett and the combined company may have difficulty attracting, motivating and retaining executives and other employees in light of the Transactions.

Uncertainty about the effect of the Transactions on employees of CSC and Everett may have an adverse effect on CSC, Everett and the combined company. This uncertainty may impair the ability of CSC, Everett and the combined company to attract, retain and motivate personnel until the Transactions are completed. Employee retention may be particularly challenging during the pendency of the Transactions, as employees may feel uncertain about their future roles with the combined company after their combination. If employees of CSC, or Everett depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined company after the Transactions, the combined company’s ability to realize the anticipated benefits of the Transactions could be reduced.

The integration of Everett with CSC following the Transactions may present significant challenges.

There is a significant degree of difficulty inherent in the process of integrating Everett and CSC. These difficulties include:

•	the integration of Everett and CSC’s current businesses while carrying on the ongoing operations of all businesses;

•	the challenge of integrating the business cultures of Everett and CSC, which may prove to be incompatible;

•	the challenge and cost of integrating certain information technology systems and other systems of Everett with those of CSC; and

•	the potential difficulty in retaining key officers and personnel of CSC and Everett.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses. Members of senior management of CSC, Everett or the combined company may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage the business of CSC, Everett or the combined company, service existing businesses, and develop new services or strategies. In addition, certain existing contractual restrictions limit the ability to engage in certain integration activities for varying periods after the Merger. There is no assurance that the combined company will be able to manage this integration to the extent or in the time horizon anticipated, particularly given the larger scale of the Everett business in comparison to CSC’s own. If senior management of CSC, Everett or the combined company is not able to timely and effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, the businesses of CSC, Everett or the combined company could suffer.

The delay or inability to achieve anticipated integration goals could have a material adverse effect on the combined company’s business, financial condition and results of operations after the Transactions.

Combined company results may be negatively affected if Everett is unable to obtain the same types and level of benefits, services and resources that historically have been provided by HPE, or may be unable to provide them at the same cost.

Everett has historically received benefits and services from HPE. After the Transactions, CSC will be a subsidiary of Everett, and Everett will no longer benefit from HPE’s services or business relationships to the extent not otherwise addressed in the Transaction Documents. While HPE has agreed to provide certain transition services to Everett for a period of up to nine months following the Distribution Date (with certain possibility for extension), and, although HPE, CSC and Everett will enter into certain other agreements that will provide for continued services to be provided from HPE to Everett, it cannot be assured that Everett will be able to adequately replace or provide resources formerly provided by HPE, or replace them at the same or lower cost. See “Additional Agreements Related to the Separation, the Distribution and the Merger.” If Everett is not able to replace the resources provided by HPE or is unable to replace them without incurring significant additional costs or is delayed in replacing the resources provided by HPE, or if the potential customers or other partners of Everett do not view the combined company’s business relationships as equivalent to HPE’s, the combined company’s results of operations may be harmed.

The combined company will have an ongoing relationship with HPE after the Transactions and, as a result, the future state or actions of HPE or any successor of HPE could affect the combined company’s reputation, business, financial condition and results of operations.

Certain additional agreements related to the Separation, Distribution and Merger provide for ongoing services by HPE. Changes in the strategic direction of HPE, or any successor of HPE, could, over time, impact the positioning and offerings of HPE’s brands and programs, including those being made available to the combined company. As part of its ongoing evaluation of business and strategic planning alternatives, the HPE Board of Directors and HPE’s senior management regularly review HPE’s businesses, its strategic direction, performance and prospects in the context of developments in the industries in which it operates and the competitive landscape in the markets in which it operates. See “Additional Agreements Related to the Separation, the Distribution and the Merger.”

The historical combined financial information of Everett may not be representative of its results if it had been operated independently of HPE and as a result, may not be a reliable indicator of the results that it will achieve as an independent company with CSC as a wholly owned subsidiary.

The Everett business is currently operated through various subsidiaries of HPE. Consequently, the financial information of Everett included in this proxy statement/prospectus-information statement has been derived from the combined and consolidated financial statements and accounting records of HPE and reflects assumptions and allocations made by HPE. The financial position, results of operations and cash flows of Everett presented may be different from those that would have resulted if Everett had been operated as a standalone company or by a company other than HPE. For example, in preparing the financial statements of Everett, HPE made an allocation of HPE costs and expenses that are attributable to the Everett business. However, these costs and expenses reflect the costs and expenses attributable to the Everett business as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by Everett had it been operated independently, and may not reflect costs and expenses that would have been incurred had CSC been operated as a subsidiary of Everett. As a result, the historical financial information of Everett may not be a reliable indicator of Everett’s future results or the results that it will achieve with CSC as a wholly-owned subsidiary of Everett.

The unaudited pro forma condensed combined financial information of CSC and Everett is not intended to reflect what actual results of operations and financial condition would have been had CSC and Everett been a combined company for the periods presented, and therefore these results may not be indicative of the combined company’s future operating performance.

Because Everett will combine with CSC only upon completion of the Transactions, Everett has no available historical consolidated financial information for Everett and CSC. The historical financial statements contained or incorporated by reference in this document consist of the separate financial statements of Everett and CSC, respectively. The unaudited pro forma condensed combined financial information presented in this document is for illustrative purposes only and is not intended to, and does not purport to, represent what Everett’s actual results or financial condition would have been if the Transactions had occurred on the relevant date. In addition, such unaudited pro forma condensed combined financial information is based in part on certain assumptions regarding the Transactions that Everett and CSC believe are reasonable. These assumptions, however, are only preliminary and will be updated only after the consummation of the Transactions.

The transaction between CSC and Everett is a reverse merger acquisition with Everett representing the legal acquirer of the business and CSC representing the accounting acquirer. Following the effective date of the Merger, CSC expects to complete the purchase price allocation after considering the fair value of the assets and liabilities of Everett at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the unaudited pro forma purchase price allocation presented herein, and this difference may be material.

The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or transaction-related costs or incremental capital spend that CSC management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the pro forma financial information included in this document does not reflect what Everett’s results of operations or operating condition would have been had CSC and Everett been a consolidated entity during all periods presented, or what the combined company’s results of operations and financial condition will be in the future.

Everett and CSC will be subject to potentially significant restrictions that could limit the combined company’s ability to undertake certain corporate actions (such as the issuance of CSC common stock or the undertaking of a merger or consolidation) that otherwise could be advantageous.

To preserve the tax-free treatment to HPE and/or its stockholders of the Distribution and certain related transactions, under the Tax Matters Agreement, Everett and CSC will be restricted from taking certain actions that could adversely affect the intended tax treatment of the Transactions. These restrictions may limit the combined company’s ability to pursue certain strategic transactions or engage in other transactions, including stock issuances, certain asset dispositions, mergers, consolidations and other strategic transactions for a period of time following the Transactions. As a result, the combined company might determine to forgo certain transactions that otherwise could be advantageous. See “Additional Agreements Related to the Separation, the Distribution and the Merger—Tax Matters Agreement” for a detailed description of these restrictions.

The Distribution could result in significant tax liabilities, and Everett and CSC may be obligated to indemnify HPE for any such tax liability imposed on HPE.

The completion of the Transactions is conditioned upon the receipt by HPE of the Distribution Tax Opinion to the effect that, for U.S. federal income tax purposes, the Contribution, taken together with the Distribution, will qualify as a tax-free transaction under Sections 368(a), 361 and 355 of the Code. HPE also is seeking a ruling from the United States Internal Revenue Service (the “IRS”) regarding certain issues relevant to the qualification of the Distribution and certain other aspects of the Separation for tax-free treatment for U.S. federal income tax purposes (the “IRS Ruling”).

Although the IRS Ruling, if received, will generally be binding on the IRS, the continuing validity of the IRS Ruling will be subject to the accuracy of factual representations and assumptions made in the ruling request. In addition, as part of the IRS’s general ruling policy with respect to split-off and spin-off transactions under Section 355 of the Code, the IRS will not rule on the overall qualification of the Distribution for tax-free treatment, but instead only on certain significant issues related thereto. As a result of this IRS ruling policy, HPE will obtain the opinion of counsel described above. The Distribution Tax Opinion will be based on current law and will rely upon various factual representations and assumptions, as well as certain undertakings made by HPE, Everett and CSC. If any of those representations or assumptions is untrue or incomplete in any material respect or any of those undertakings is not complied with, or if the facts upon which the Distribution Tax Opinion is based are materially different from the actual facts that exist at the time of the Distribution, the conclusions reached in the Distribution Tax Opinion could be adversely affected and the Distribution may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS or the courts. No assurance can be given that the IRS will not challenge the conclusions set forth in the Distribution Tax Opinion or that a court would not sustain such a challenge.

If the Distribution were determined not to qualify for tax-free treatment under Section 355 of the Code, HPE would generally be subject to tax as if it sold the Everett common stock in a taxable transaction, which could result in a material tax liability. In addition, each HPE stockholder who receives Everett common stock in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of the Everett common stock received by the stockholder in the Distribution. See “U.S. Federal Income Tax Consequences of the Distribution and Merger.”

Even if the Distribution otherwise qualifies under Section 355 of the Code, the Distribution would be taxable to HPE (but not to HPE stockholders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of HPE or Everett, directly or indirectly (including through acquisitions of the combined company’s stock after the completion of the Transactions), as part of a plan or series of related transactions that includes the Distribution. Current law generally creates a presumption that any direct or indirect acquisition of stock of HPE or Everett within two years before or after the Distribution is part of a plan that includes the Distribution, although the parties may be able to rebut that presumption in certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. Although it is expected that the Merger will be treated as part of such a plan, the Merger standing alone will not cause Section 355(e) of the Code to apply to the Distribution because holders of Everett common stock immediately before the Merger will hold more than 50% of the stock of the combined company (by vote and value) immediately after the Merger. However, if the IRS were to determine that other direct or indirect acquisitions of stock of HPE or Everett, either before or after the Distribution, were part of a plan that includes the Distribution, such determination could cause Section 355(e) of the Code to apply to the Distribution, which could result in a material tax liability.

Under the Tax Matters Agreement, Everett and CSC will be required to indemnify HPE against any taxes resulting from the Distribution or certain aspects of the Separation that arise as a result of an Everett Tainting Act (as defined in the Tax Matters Agreement). If HPE were to recognize taxable gain on the Distribution or the Separation for any reason other than an Everett Tainting Act by Everett or CSC, HPE would not be entitled to indemnification under the Tax Matters Agreement and the resulting tax liability to HPE could have a material adverse effect on HPE. If Everett or CSC were required to indemnify HPE for taxes resulting from the Distribution or the Separation, that indemnification obligation would likely be substantial and could have a material adverse effect on the combined company, including with respect to its financial condition and results of operations. For a detailed description of the Tax Matters Agreement, see “Additional Agreements Related to the Separation, the Distribution and the Merger—Tax Matters Agreement.”

If the Merger does not qualify as a reorganization under Section 368(a) of the Code, the stockholders of CSC may incur significant tax liabilities.

The completion of the Transactions is conditioned upon the receipt by HPE and CSC of Merger Tax Opinions to the effect that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties do not intend to seek a ruling from the IRS regarding such qualification.

The Merger Tax Opinions will be based on current law and will rely upon various factual representations and assumptions, as well as certain undertakings made by HPE, Everett and CSC. If any of those representations or assumptions is untrue or incomplete in any material respect or any of those undertakings is not complied with, or if the facts upon which the Merger Tax Opinions are based are materially different from the actual facts that exist at the time of the Merger, the conclusions reached in the Merger Tax Opinions could be adversely affected and the Merger may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS or the courts. No assurance can be given that the IRS will not challenge the conclusions set forth in the Merger Tax Opinions or that a court would not sustain such a challenge.

If the Merger were determined to be taxable, holders of CSC common stock would be considered to have made a taxable disposition of their shares of CSC common stock to Everett, and such stockholders would generally recognize taxable gain or loss on their receipt of Everett common stock in the Merger. See “U.S. Federal Income Tax Consequences of the Distribution and Merger.”

Risks Related to the Combined Company, After the Transactions

The business of the combined company may be adversely impacted as a result of changes in demand, both globally and in individual market segments, for IT outsourcing, consulting, industry software and solutions, application services and next-generation cloud offerings. In addition, worldwide economic weakness and uncertainty could adversely affect the combined company’s revenue or expenses.

Current weakness in worldwide economic conditions and political uncertainty may adversely impact customers’ demand for the services of the combined company in the markets in which CSC, Everett and the combined company compete, including customers’ demand for IT outsourcing, consulting, industry software and solutions, application services and next-generation cloud offerings and other information technology services.

The primary markets of CSC and Everett, including IT outsourcing, consulting, industry software and solutions, application services, and next-generation cloud, are highly competitive markets. If the combined company is unable to compete in these highly competitive markets, the results of operations of the combined company will be materially and adversely affected.

The competitors of CSC and Everett include large, technically competent and well capitalized companies, some of which have emerged as a result of industry consolidation, as well as “pure play” companies that have a single product focus. The competition created by these companies may place downward pressure on operating margins in the combined company’s industry, particularly for technology outsourcing contract extensions or renewals. As a result, the combined company may not be able to maintain CSC’s or Everett’s current operating margins, or achieve favorable operating margins, for technology outsourcing contracts extended or renewed in the future. Any reductions in margins will require the combined company to reduce cost structure. If the combined company fails to effectively reduce cost structure during periods with declining margins, results of operations of the combined company will be adversely affected.

CSC and Everett encounter aggressive competition from numerous and varied competitors. Competitiveness of CSC or Everett is based on factors including technology, innovation, performance, price, quality, reliability, brand, reputation, distribution, range of products and services, ease of use of products, account relationships, customer training, service and support, and security. If the combined company is unable to compete based on such factors, the combined company’s results of operations and business prospects could be harmed.

The combined company will have a large portfolio of products and services and will need to allocate financial, personnel and other resources across all products and services while competing with companies that have smaller portfolios or specialize in one or more of the combined company’s product or service lines. As a result, the combined company may invest less in certain business areas than competitors do, and competitors may have greater financial, technical and marketing resources available to them compared to the resources allocated to the combined company’s products and services that compete against their products and services. Industry consolidation may also affect competition by creating larger, more homogeneous and potentially stronger competitors in the markets in which the combined company operates. Additionally, competitors may affect the combined company’s business by entering into exclusive arrangements with existing or potential customers or suppliers.

Companies with whom CSC or Everett have alliances in certain areas may be or become competitors in other areas. In addition, companies with whom CSC or Everett have alliances also may acquire or form alliances with competitors, which could reduce their business with the combined company. If the combined company is unable to effectively manage these complicated relationships with alliance partners, the combined company’s business and results of operations could be adversely affected.

CSC and Everett face aggressive price competition and may have to lower prices of products and services to stay competitive, while simultaneously seeking to maintain or improve revenue and gross margin. In addition, competitors who have a greater presence in some of the lower-cost markets in which CSC and/or Everett compete, or who can obtain better pricing, more favorable contractual terms and conditions or more favorable allocations of products and components during periods of limited supply may be able to offer lower prices than the combined company is able to offer. The combined company’s cash flows, results of operations and financial condition may be adversely affected by these and other industry-wide pricing pressures.

The ability of the combined company to continue to develop and expand service offerings to address emerging business demands and technological trends will impact the future growth of the combined company. If the combined company is not successful in meeting these business challenges, the results of operations and cash flows of the combined company will be materially and adversely affected.

The ability of the combined company to implement solutions for customers incorporating new developments and improvements in technology that translate into productivity improvements for customers and to develop service offerings that meet current and prospective customers’ needs are critical to the success of the combined company. The markets CSC and Everett serve, and the markets the combined company expects to serve, are highly competitive. Competitors of CSC, Everett and the combined company may develop solutions or services that make the offerings of CSC, Everett or the combined company obsolete. The ability of the combined company to develop and implement up to date solutions utilizing new technologies that meet evolving customer needs in cloud, IT outsourcing, consulting, industry software and solutions and application services markets will impact its revenue growth and earnings.

The combined company will have a substantial amount of indebtedness following the Transactions, which could materially adversely affect its financial condition.

CSC has a significant amount of indebtedness and its leverage will increase as a result of the Transactions. As of September 30, 2016, CSC had total indebtedness outstanding of approximately $3.3 billion, and as of September 30, 2016 on a pro forma basis after giving effect to the Transactions, the combined company would have had outstanding indebtedness of $7.8 billion.

Prior to the closing of the Distribution, Everett intends to enter into the Term Facility and issue the Notes in an aggregate principal amount of approximately $3.0 billion. The proceeds of the Term Facility will be used to pay the Everett Payment to HPE and the Notes will be issued to HPE and exchanged by HPE for outstanding senior unsecured notes of HPE. The anticipated material terms of the Term Facility and the Notes, based on the current expectations of Everett, are described in more detail under “Debt Financing.” Depending on market conditions and other factors, the allocation of the Financing between the Term Facility and the Notes may be adjusted.

Following the Transactions, the indebtedness of the combined company and the restrictive covenants contained in, or expected to be contained in the documents evidencing such indebtedness may, among other things:

•	limit the ability of the combined company to borrow additional funds for working capital, capital expenditures, investments, acquisitions or other general business purposes;

•	limit the ability of the combined company to use its cash flow or obtain additional financing for future working capital, capital expenditures, investments, acquisitions or other general business purposes;

•	require the combined company to use a substantial portion of its cash flow from operations to make debt service payments;

•	limit the flexibility of the combined company to plan for, or react to, changes in its businesses and industry;

•	place the combined company at a competitive disadvantage compared to less leveraged competitors; and

•	increase the vulnerability of the combined company to the impact of adverse economic and industry conditions.

The ability of the combined company to raise additional capital for future needs will impact the combined company’s ability to compete.

CSC’s credit ratings are, and the combined company’s credit ratings will be, based upon information furnished by CSC or the combined company or obtained by a rating agency from its own sources and are subject to revision, suspension or withdrawal by one or more rating agencies at any time. Rating agencies may review the ratings assigned to the combined company due to developments that are beyond the combined company’s control, including as a result of new standards requiring the agencies to reassess rating practices and methodologies.

If changes in the combined company’s credit ratings were to occur, it could result in higher interest costs under the combined company’s credit facilities. It would also cause the combined company’s borrowing costs to increase and limit the combined company’s access to capital markets. Any downgrades could negatively impact the perception of the combined company by lenders and other third parties. In addition, certain of CSC’s major contracts provide, and certain of the combined company’s major contracts are expected to provide, customers with a right of termination in certain circumstances in the event of a rating downgrade below investment grade.

Achieving the growth objectives of the combined company may prove unsuccessful. The combined company may be unable to identify future attractive acquisitions and strategic partnerships, which may adversely affect its growth. In addition, the ability of CSC or the combined company to consummate agreements entered into or to integrate acquisitions and implement strategic partnerships may materially and adversely affect profitability if anticipated revenue improvements and cost reductions are not achieved.

CSC or the combined company may fail to complete strategic transactions. Closing strategic transactions is subject to uncertainties and risks, including the risk that CSC or the combined company will be unable to satisfy conditions to closing such as regulatory and financing conditions and the absence of material adverse changes to CSC’s or the combined company’s business. In addition, CSC’s or the combined company’s inability to successfully integrate the operations acquired and leverage these operations to generate substantial cost savings as well as CSC’s or the combined company’s inability to avoid revenue erosion and earnings decline could have a material adverse effect on the combined company’s results of operations, cash flows and financial position.

In order to achieve successful acquisitions, CSC or the combined company will need to:

•	successfully integrate the operations, as well as the accounting, financial controls, management information, technology, human resources and other administrative systems, of acquired businesses with existing operations and systems;

•	maintain third-party relationships previously established by acquired companies;

•	attract and retain senior management and other key personnel at acquired businesses; and

•	successfully manage new business lines, as well as acquisition-related workload.

CSC or the combined company may not be successful in meeting these challenges or any others encountered in connection with historical and future acquisitions. In addition, the anticipated benefits of one or more acquisitions may not be realized and future acquisitions could require dilutive issuances of equity securities and/or the assumption of contingent liabilities. The occurrence of any of these events could adversely affect CSC’s or the combined company’s business, financial condition and results of operations. For specific risks related to the Transactions, including the Merger with Everett, see “Risk Factors—Risks Related to the Transactions.”

CSC has also entered into, and intends to identify and enter into, and expects the combined company to identify and enter into, additional strategic partnerships with other industry participants that will allow CSC or the combined company to expand its business. However, CSC or the combined company may be unable to identify attractive strategic partnership candidates or complete these partnerships on terms favorable to CSC or the combined company. In addition, if CSC or the combined company is unable to successfully implement its partnership strategies or CSC’s or the combined company’s strategic partners do not fulfill their obligations or otherwise prove advantageous to CSC’s or the combined company’s business, CSC’s or the combined company’s investments in these partnerships and CSC’s or the combined company’s anticipated business expansion could be adversely affected.

The combined company could suffer additional losses due to asset impairment charges.

The combined company is expected to have significant amounts of goodwill and intangible assets on its balance sheet. CSC tests, and the combined company is expected to test, goodwill for impairment during the second quarter of every year, and on an interim date should events or changes in circumstances indicate the carrying value of goodwill may not be recoverable in accordance with Accounting Standards Codification (“ASC”) 350 “Goodwill and Other Intangible Assets.” If the fair value of a reporting unit is revised downward due to declines in business performance or other factors, an impairment under ASC 350 could result and a non-cash charge could be required. CSC tests, and the combined company is expected to test, intangible assets with finite lives for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. This assessment of the recoverability of finite-lived intangible assets could result in an impairment and a non-cash charge could be required.

CSC also tests, and the combined company is expected to test, certain equipment and deferred cost balances associated with contracts when the contract is materially underperforming or is expected to materially underperform in the future, as compared to the original bid model or budget. If the projected cash flows of a particular contract are not adequate to recover the unamortized cost balance of the asset group, the balance is adjusted in the tested period based on the contract’s fair value.

Either of these impairments could materially affect the combined company’s reported net earnings. CSC will acquire a substantial quantity of goodwill and other intangibles as a result of the Transactions, increasing the combined company’s exposure to this risk.

If the customers of the combined company experience financial difficulties, the combined company may not be able to collect receivables, which would materially and adversely affect the profitability of CSC and/or Everett.

Over the course of a long-term contract, a customer’s financial condition may decline and lower its ability to pay its obligations. This would cause cash collections of the combined company to decrease and bad debt expense to increase. While the combined company may resort to alternative methods to pursue claims or collect receivables, these methods are expensive and time consuming and successful collection is not guaranteed. Failure to collect receivables or prevail on claims would have an adverse effect on the profitability of the combined company.

If the combined company is unable to accurately estimate the cost of services and the timeline for completion of contracts, the profitability of its contracts may be materially and adversely affected.

The commercial contracts of CSC and Everett are, and the commercial contracts of the combined company are expected to be, typically awarded on a competitive basis. Bids are based upon, among other items, the expected cost to provide the services. To generate an acceptable return on the investment in these contracts, the combined company must be able to accurately estimate costs to provide the services required by the contract and to complete the contracts in a timely manner. In addition, revenues from some of the contracts of CSC and Everett are, and revenues from some of the contracts of the combined company are expected to be, recognized using the percentage-of-completion method, which requires estimates of total costs at completion, fees earned on the contract, or both. This estimation process, particularly due to the technical nature of the services being performed and the long-term nature of certain contracts, is complex and involves significant judgment. Adjustments to original estimates are often required as work progresses, experience is gained and additional information becomes known, even though the scope of the work required under the contract may not change. If the combined company fails to accurately estimate costs or the time required to complete a contract, the profitability of contracts of the combined company may be materially and adversely affected.

CSC and Everett are defendants in pending litigation that may have a material and adverse impact on the profitability and liquidity of CSC, Everett or the combined company.

CSC and Everett are currently party to a number of disputes that involve or may involve litigation. Neither CSC nor Everett is able to predict the ultimate outcome of these disputes or the actual impact of these matters on the profitability of CSC, Everett or the combined company. If CSC, Everett or the combined company agree to settle these matters or judgments are secured against CSC, Everett or the combined company, CSC, Everett or the combined company may incur liabilities that may have a material and adverse impact on the liquidity and earnings of CSC, Everett or the combined company.

The ability of the combined company to provide customers with competitive services is dependent on the ability of the combined company to attract and retain qualified personnel.

The ability of the combined company to grow and provide customers with competitive services is partially dependent on the ability of the combined company to attract and retain highly motivated people with the skills necessary to serve their customers. The markets the combined company expects to serve are highly competitive and competition for skilled employees in the technology outsourcing, consulting and systems integration and enterprise services markets is intense for both on-shore and offshore locales. The loss of personnel could impair the ability of the combined company to perform under certain contracts, which could have a material adverse effect on the consolidated financial position, results of operations and cash flows of the combined company.

The combined company will be dependent upon the management skills and continued services of members of its senior management team. The failure of such key personnel to continue to be active in the management of the business could have a material adverse effect on relationships with third parties, business, financial condition and results of operations. In addition, the combined company’s failure to attract and retain key personnel would adversely impact its ability to grow the Everett business.

If the combined company does not hire, train, motivate and effectively utilize employees with the right mix of skills and experience in the right geographic regions to meet the needs of its clients, its financial performance could suffer. For example, if its employee utilization rate is too low, the combined company’s profitability and the level of engagement of its employees could suffer. If that utilization rate is too high, it could have an adverse effect on employee engagement and attrition and the quality of the work performed, as well as the combined company’s ability to staff projects. If the combined company is unable to hire and retain a sufficient number of employees with the skills or backgrounds to meet current demand, the combined company might need to redeploy existing personnel, increase its reliance on subcontractors or increase employee compensation levels, all of which could also negatively affect the combined company’s profitability. In addition, if the combined company has more employees than it needs with certain skill sets or in certain geographies, the combined company may incur increased costs as it works to rebalance its supply of skills and resources with client demand in those geographies.

The international operations of the combined company will be exposed to risks, including fluctuations in exchange rates, which may be beyond the combined company’s control.

Approximately 57% of CSC’s fiscal 2016 recognized revenues, and approximately 57% of Everett’s fiscal 2015 recognized revenues, were generated outside the United States. The exposure to currencies other than the U.S. dollar may impact the combined company’s results as they are expected to be expressed in U.S. dollars. Currency variations also contribute to variations in sales of products and services in affected jurisdictions. For example, in the event that one or more European countries were to replace the euro with another currency, sales in that country or in Europe generally may be adversely affected until stable exchange rates are established. While historically CSC has partially mitigated currency risk, including exposure to fluctuations in currency exchange rates, by matching costs with revenues in a given currency, CSC’s exposure to fluctuations in other currencies against the U.S. dollar increases, and the combined company’s exposure will increase, as revenue in currencies other than the U.S. dollar increase and as more of the services provided are shifted to lower cost regions of the world. The percentage of combined company revenue denominated in currencies other than the U.S. dollar is expected to represent a significant portion of revenue of the combined company. Also, it is expected that the combined company’s ability to match revenue and expenses in a given currency will decrease as more work is performed at offshore locations.

The combined company may use forward contracts and options designated as cash flow hedges to protect against currency exchange rate risks. The effectiveness of these hedges will depend on the combined company’s ability to accurately forecast future cash flows, which may be particularly difficult during periods of uncertain demand and highly volatile exchange rates. The combined company may incur significant losses from its hedging activities due to factors such as demand volatility and currency variations. In addition, certain or all of the combined company’s hedging activities may be ineffective, may expire and not be renewed or may not offset any or more than a portion of the adverse financial impact resulting from currency variations. Losses associated with hedging activities also may impact the combined company’s revenue and to a lesser extent its cost of sales and financial condition.

On June 23, 2016, the United Kingdom (“U.K.”) held a referendum in which voters approved an exit from the European Union (“E.U.”), commonly referred to as “Brexit.” As a result of the referendum, it is expected that the U.K. government will begin negotiating the terms of the U.K.’s future relationship with the E.U. Current uncertainty over whether the U.K. will ultimately leave the E.U., as well as the final outcome of the negotiations between the U.K. and the E.U., may adversely affect the combined company’s operations and financial results. In addition, the announcement of Brexit has caused and may continue to cause significant volatility in global stock markets and fluctuations in currency exchange rates.

Future business and financial performance of the combined company could suffer due to a variety of international factors, including:

•	ongoing instability or changes in a country’s or region’s economic or political conditions, including inflation, recession, interest rate fluctuations and actual or anticipated military or political conflicts;

•	longer collection cycles and financial instability among customers;

•	trade regulations and procedures and actions affecting production, pricing and marketing of products, including policies adopted by countries that may champion or otherwise favor domestic companies and technologies over foreign competitors;

•	local labor conditions and regulations;

•	managing its geographically dispersed workforce;

•	changes in the international, national or local regulatory and legal environments;

•	differing technology standards or customer requirements; and

•	difficulties associated with repatriating earnings generated or held abroad in a tax-efficient manner, and changes in tax laws.

The business operations of CSC and Everett are subject to various and changing federal, state, local and foreign laws and regulations that could result in costs or sanctions that adversely affect the business and results of operations of the combined company.

CSC operates in more than 60 countries and Everett operates in 70 countries. Both CSC and Everett operate in an increasingly complex regulatory environment. For example, CSC provides complex industry specific insurance processing in the UK, which is regulated by authorities in the UK and elsewhere, such as the UK’s Financial Conduct Authority and the US Department of Treasury, which increases CSC’s exposure to compliance risk. As another example, CSC’s retail investment account management business in Germany must maintain a banking license, is regulated by the German Federal Financial Supervisory Authority and the European Central Bank and must comply with German banking laws and regulations.

Business in the countries in which CSC and Everett operate are subject to local, legal and political environments and regulations including with respect to employment, tax, statutory supervision and reporting and trade restriction. These regulations and environments are also subject to change.

Adjusting business operations to changing environments and regulations may be costly and could potentially render the particular business operations uneconomical, which may adversely affect the profitability of the combined company or lead to a change in the business operations.

Notwithstanding the best efforts of the combined company, it may not be in compliance with all regulations in the countries in which it operates at all times and may be subject to sanctions, penalties or fines as a result. These sanctions, penalties or fines may materially and adversely impact the profitability of the combined company.

The combined company’s business and financial performance could suffer if it does not manage the risks associated with Everett’s business properly.

The success of Everett’s business is to a significant degree dependent on its ability to retain significant services clients and maintain or increase the level of revenues from these clients. Everett and the combined company may lose clients due to expiration of contracts with clients, client mergers or acquisitions, client business failures, selections by clients of a competing service provider or decisions by clients to in-source services. In addition, Everett and the combined company may not be able to retain or renew relationships with significant clients. As a result of business downturns or for other business reasons, Everett and the combined company are also vulnerable to reduced processing volumes from clients, which can reduce the scope of services provided and the prices for those services. Everett or the combined company may not be able to replace the revenue and earnings from any such lost clients or reductions in services. In addition, Everett is in the process of addressing challenges relating to the market shift to cloud-related IT infrastructure, software and services. Everett is experiencing commoditization in the IT infrastructure services business market that is placing pressure on traditional ITO pricing and cost structures. There is also an industry-wide shift to highly automated, asset-light delivery of IT infrastructure and applications leading to headcount consolidation. To be successful in addressing these challenges, Everett must execute on its multi-year turnaround plan, which includes a cost reduction initiative to align its costs with its revenue trajectory, a focus on new logo wins and SES and initiatives to improve execution in sales performance and accountability, contracting practices and pricing. If Everett does not succeed in these efforts, or if these efforts are more costly or time-consuming than expected, Everett’s business and results of operations may be adversely affected.

The pricing and other terms of some IT service agreements, particularly long-term IT outsourcing services agreements, require Everett to make, and will require the combined company to make, estimates and assumptions at the time Everett enters into these contracts that could differ from actual results. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside Everett’s or the combined company’s control, could make these agreements less profitable or unprofitable, which could have an adverse effect on the profit margin of the combined company’s IT services business.

Some IT service agreements require significant investment in the early stages that is expected to be recovered through billings over the life of the agreement. These agreements often involve the construction of new IT systems and communications networks and the development and deployment of new technologies. Substantial performance risk exists in each agreement with these characteristics, and some or all elements of service delivery under these agreements are dependent upon successful completion of the development, construction and deployment phases. Any failure to perform satisfactorily under these agreements may expose the combined company to legal liability, result in the loss of customers and harm the combined company’s reputation, which could harm the financial performance of its IT services business.

Some IT outsourcing services agreements contain pricing provisions that permit a client to request a benchmark study by a mutually acceptable third party. The benchmarking process typically compares the contractual price of services against the price of similar services offered by other specified providers in a peer comparison group, subject to agreed-upon adjustment and normalization factors. Generally, if the benchmarking study shows that the pricing differs from the peer group outside a specified range, and the difference is not due to the unique requirements of the client, then the parties will negotiate in good faith appropriate adjustments to the pricing. This may result in the reduction of rates for the benchmarked services performed after the implementation of those pricing adjustments, which could harm the financial performance of the combined company’s services business.

The combined company may be exposed to negative publicity and other potential risks if the combined company is unable to achieve and maintain effective internal controls over financial reporting.

CSC is, and the combined company will be, required under the Sarbanes-Oxley Act of 2002 to include a report of management on internal controls that contains an assessment by management of the effectiveness of internal control over financial reporting. In addition, the public accounting firm auditing CSC’s or the combined company’s financial statements must report on the effectiveness of internal control over financial reporting. In its Form 10-K for the fiscal year ended April 1, 2016, CSC reported a material weakness over the accounting, presentation, and disclosure for income taxes, including the income tax provision and related tax assets and liabilities.

Any failure to maintain effective controls or difficulties encountered in the effective improvement of internal controls, including the remediation of the material weakness in accounting for income tax, could prevent CSC or the combined company from timely and reliably reporting financial results and may harm operating results. In addition, if CSC, or the combined company, as applicable, is unable to conclude that it has effective internal control over financial reporting or, if CSC’s or the combined company’s independent registered public accounting firm is unable to provide an unqualified report as to the effectiveness of internal control over financial reporting as of each fiscal year end, CSC or the combined company may be exposed to negative publicity, which could cause investors to lose confidence in CSC’s or the combined company’s reported financial information. Any failure to maintain effective internal controls and any such resulting negative publicity may negatively affect CSC’s or the combined company’s business and stock price.

Effective internal controls are necessary for the combined company to provide reliable financial reports and effectively prevent fraud. However, a control system, no matter how well conceived and operated can provide only reasonable, not absolute, assurance that the objectives of the control system are met. There can be no assurance that all control issues or fraud will be detected. In connection with the Transactions, and as the combined company continues to grow its business, its internal controls will become more complex, and the combined company will require more resources for internal controls. Additionally, the existence of any material weaknesses or significant deficiencies would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in the combined company’s internal control over financial reporting could also result in errors in its financial statements that could require the combined company to restate its financial statements, cause it to fail to meet its reporting obligations and cause stockholders to lose confidence in its reported financial information, all of which could materially and adversely affect the combined company and the market price of its common stock.

In the course of providing services to customers, the combined company may inadvertently infringe on the intellectual property rights of others and be exposed to claims for damages.

The solutions the combined company provides to customers may inadvertently infringe on the intellectual property rights of third parties resulting in claims for damages against the combined company or its customers. The contracts of CSC generally indemnify, and certain contracts of the combined company are expected to indemnify, clients from claims for intellectual property infringement for the services and equipment provided under the applicable contracts. Everett also indemnifies, and the combined company is expected to indemnify, certain vendors and customers against claims of intellectual property infringement made by third parties arising from the use by such vendors and customers of software products and services and certain other matters. Some of the applicable indemnification arrangements may not be subject to maximum loss clauses. The expense and time of defending against these claims may have a material and adverse impact on the profitability of the combined company. Additionally, the publicity resulting from infringing intellectual property rights may damage the reputation of the combined company and adversely impact the ability of the combined company to develop new business.

Early contract terminations by customers of the combined company may materially and adversely affect the revenues and profitability of the combined company.

CSC’s and Everett’s contracts typically contain, and the combined company’s contracts are expected typically to contain, provisions under which customers may terminate the contract prior to completion of the term of the contract. These contracts generally allow the customer to terminate the contract for convenience upon providing written notice. If a contract is terminated for convenience, historically CSC and Everett have generally sought, and the combined company is expected generally to seek, either by defined contract schedules or through negotiations, recovery of property, plant, equipment, outsourcing costs, investments, and other intangibles. Contracts of Everett, and the combined company, may also allow a client to terminate the contract for convenience. Contracts at both Everett and CSC contain provisions permitting customers to terminate as a result of the Transactions. There is no assurance that the combined company will be able to fully recover investments if customers elect to terminate under any such circumstances. Further, the combined company may not be able to replace the revenue and earnings from these contracts in the short-term. In the long-term, the reputation of the combined company may be harmed by the publicity generated from contract terminations.

A termination arising out of a default of the combined company may expose the combined company to liability and have a material adverse effect on the combined company’s ability to compete for future contracts and orders. Contracts and the services the combined company provides under contracts are often highly complex and may include numerous mutual performance obligations and conditions as well as terms permitting each party to issue default notices unilaterally which, assuming the notices are validated as proper under the contract and the default is not remedied within the applicable cure period, may entitle the non-defaulting party to terminate the contract. During the course of a contractual relationship one or both parties may issue default notices; however, given the nature of the services and the relationships of CSC and Everett with their customers, the CSC and Everett have routinely resolved these issues on commercially reasonable terms. If the combined company is not able to negotiate a commercially reasonable resolution in a particular situation and termination rights are asserted, protracted litigation could ensue.

Failure to comply with customer contracts or, following consummation of the Transactions, government contracting regulations or requirements, could adversely affect the business and results of operations of the combined company.

Contracts with customers may include unique and specialized performance requirements. In particular, contracts of Everett with federal, state, provincial and local governmental customers are, and contracts of the combined company with such parties are expected to be, subject to various procurement regulations, contract provisions and other requirements relating to their formation, administration and performance, including the maintenance of necessary security clearances. Contracts with U.S. government agencies are also subject to audits and investigations, which may include a review of performance on contracts, pricing practices, cost structure and compliance with applicable laws and regulations.

Any failure by the combined company to comply with the specific provisions in customer contracts or any violation of government contracting regulations or other requirements could result in the imposition of various civil and criminal penalties, which may include termination of contracts, forfeiture of profits, suspension of payments and, in the case of government contracts, fines and suspension from future government contracting. Such failures could also cause reputational damage to the business of the combined company. In addition, the combined company may be subject to qui tam litigation brought by private individuals on behalf of the government relating to government contracts, which could include claims for treble damages. Further, any negative publicity related to customer contracts or any proceedings surrounding them, regardless of accuracy, may damage the combined company’s business by harming the ability to compete for new contracts.

Contracts with the U.S. federal government and related agencies are also subject to issues with respect to federal budgetary and spending limits or matters. Any changes to the fiscal policies of the U.S. federal government may decrease overall government funding, result in delays in the procurement of products and services due to lack of funding, cause the U.S. federal government and government agencies to reduce their purchases under existing contracts, or cause them to exercise their rights to terminate contracts at-will or to abstain from exercising options to renew contracts, any of which would have an adverse effect on the combined company’s business, financial condition, results of operations and/or cash flows.

If customer contracts of the combined company are terminated, if the combined company is suspended or disbarred from government work, or if the combined company’s ability to compete for new contracts is adversely affected, financial performance of the combined company could suffer.

The separation agreements that CSC and Everett have entered into limit CSC’s and/or Everett’s ability to engage in certain competitive activities.

The Separation Agreement includes non-compete provisions pursuant to which Everett and HPE generally agree to not compete in certain product and service categories for two years following the Distribution subject to certain exceptions set forth in the Separation Agreement. See “The Transaction Agreements—The Separation

and Distribution Agreement—Non-Competition.” CSC is a party to a Master Separation and Distribution Agreement with CSRA Inc., a Nevada corporation (“CSRA”) that generally restricts CSC and its controlled affiliates (but not parties that control or are under common control with CSC) from engaging in certain activities in relation to U.S. federal and certain state and local government customers until November 27, 2017. HPE is party to a Separation and Distribution Agreement with HP, Inc. that restricts HPE as well as Everett from engaging in certain activities that compete with HP, Inc. until October 31, 2018. The foregoing restrictions may limit CSC’s and/or Everett’s ability to engage in certain activities, may potentially lead to disputes and may materially and adversely affect the business, financial condition and results of operations of Everett and/or CSC.

Performance under contracts, including where the combined company has partnered with third parties, may be adversely affected if the combined company or the third parties fail to deliver on commitments.

CSC and Everett’s contracts are, and the combined company’s contracts are expected to be, complex and, in some instances, may require that the combined company partner with other parties, including software and hardware vendors, to provide the complex solutions required by its customers. The ability of the combined company to deliver the solutions and provide the services required by the combined company’s customers will be dependent on the abilities of the combined company and its partners to meet customers’ delivery schedules. If the combined company or its partners fail to deliver services or products on time, the ability of the combined company to complete the contract may be adversely affected, which may have a material and adverse impact on the combined company’s revenue and profitability.

The ability of the combined company to compete in certain markets will be dependent on the ability of the combined company to continue to expand capacity in certain offshore locations. However, as the presence of the combined company in these locations increases, the combined company will be exposed to risks inherent to these locations which may adversely affect its revenue and profitability.

A significant portion of CSC’s application outsourcing and software development activities have been shifted to India, and CSC, Everett and the combined company are planned to continue to expand presence there and in other lower cost locations. As a result, is the combined company will be exposed to the risks inherent to operating in India including (1) a highly competitive labor market for skilled workers which may result in significant increases in labor costs as well as shortages of qualified workers in the future, and (2) the possibility that the U.S. federal government or the European Union may enact legislation that provides significant disincentives for customers to locate certain of their operations offshore which would reduce the demand for the services combined company provides in India and may adversely impact the combined company’s cost structure and profitability. In addition, India has experienced civil unrest and acts of terrorism and has been involved in confrontations with Pakistan. If India continues to experience this civil unrest or if its conflicts with Pakistan escalate, the combined company operations in India could be adversely affected.

The Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and similar anti-bribery laws in other jurisdictions prohibit U.S.-based companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. The combined company is expected to pursue opportunities in certain parts of the world that experience government corruption, and in certain circumstances, compliance with anti-bribery laws may conflict with local customs and practices. CSC’s internal policies mandate, and the combined company’s internal policies will mandate, compliance with all applicable anti-bribery laws. CSC requires, and the combined company will require, employees, partners, subcontractors, agents and others to comply with the FCPA and other anti-bribery laws. There is no assurance that these policies or procedures will protect the combined company against liability under the FCPA or other laws for actions taken by agents, employees and intermediaries of the combined company. If the combined company is found to be liable for FCPA violations (either due to its own acts or omissions, or due to the acts or omissions of others), the combined company could suffer from severe criminal or civil penalties or other sanctions, which could have a material adverse effect on the combined company’s reputation, business, results of operations or cash flows. In addition, detecting, investigating and resolving actual or alleged violations of the FCPA or other anti-bribery violations is expensive and could consume significant time and attention of the combined company’s senior management.

Security breaches, cyberattacks or service interruptions could expose the combined company to liability or impair the reputation of the combined company, which could cause significant financial loss.

As providers of information technology services to private and public sector customers operating in a number of regulated industries and countries, CSC and Everett store and process, and the combined company is expected to store and process, increasingly large amounts of data for clients, including sensitive and personally identifiable information. At the same time, the continued occurrence of high-profile data breaches provides evidence of an external environment increasingly hostile to information security. CSC and Everett rely, and the combined company is expected to rely, on internal and external information and technological systems to manage operations, which exposes CSC and Everett, and will expose the combined company, to risk of loss resulting from breaches in the security or other failures of these systems. CSC and Everett collect and store, and the combined company is expected to collect and store, certain personal and financial information from customers and employees. Security breaches, or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about the combined company, its clients or its customers, could expose the combined company to a risk of loss of this information, regulatory scrutiny, actions and penalties, extensive contractual liability litigation, reputational harm, and a loss of customer confidence that could potentially have an adverse impact on future business with current and potential customers.

Experienced computer programmers and hackers may be able to penetrate the combined company’s network security and misappropriate or compromise the combined company’s confidential information or that of third parties, create system disruptions or cause shutdowns. Computer programmers and hackers also may be able to develop and deploy viruses, worms and other malicious software programs that attack the combined company’s products or otherwise exploit any security vulnerabilities of these products. In addition, sophisticated hardware and operating system software and applications produced or procured from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the system. The costs to eliminate or alleviate cyber or other security problems, including bugs, viruses, worms, malicious software programs and other security vulnerabilities, could be significant, and the combined company’s efforts to address these problems may not be successful and could result in interruptions, delays, cessation of service and loss of existing or potential customers that may impede the combined company’s sales, manufacturing, distribution or other critical functions

Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the algorithms that the combined company will use to protect sensitive customer transaction data. A party who is able to circumvent security measures of the combined company could misappropriate proprietary information or cause interruption in the operations of the combined company. CSC and Everett are, and the combined company will be, required to expend capital and other resources to protect against attempted security breaches or cyber-attacks or to alleviate problems caused by successful breaches or attacks. The security measures of CSC are, and the security measures of the combined company will be, designed to identify and protect against security breaches and cyber attacks, and no threat incident identified to date has resulted in a material adverse effect on CSC or CSC’s customers. However, the failure of the combined company to detect, prevent or adequately respond to a future threat incident could subject the combined company to liability and reputational damage and have a material adverse effect on the business of the combined company.

Increasing data privacy and information security obligations could also impose additional regulatory pressures on the businesses of the combined company’s customers, and indirectly, on operations of the combined company. In response, some of CSC’s customers have sought, and to the combined company’s customers may seek, to contractually impose certain strict data privacy and information security obligations, and some of these customer contracts may not limit CSC’s or the combined company’s liability for the loss of confidential information. If the combined company is unable to adequately address these concerns, the combined company’s business and results of operations could suffer. Compliance with new privacy and security laws, requirements and regulations, where required or undertaken by the combined company, may result in cost increases due to potential systems changes, the development of additional administrative processes and increased enforcement actions, fines and penalties. While CSC strives to comply, and the combined company will strive to comply, with all applicable data protection laws and regulations as well as internal posted privacy policies, any failure or perceived failure to comply or any misappropriation, loss or other unauthorized disclosure of sensitive or confidential information may result in proceedings or actions against the combined company by government or other entities, private lawsuits against the combined company including class actions or the loss of customers, which could potentially have an adverse effect on the business, reputation and results of operations of the combined company.

Portions of the combined company’s infrastructure also may experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work that takes place from time to time. The combined company may not be successful in implementing new systems and transitioning data, which could cause business disruptions and be more expensive, time-consuming, disruptive and resource intensive. Such disruptions could adversely impact the combined company’s ability to fulfill orders and respond to customer requests and interrupt other processes. Delayed sales, lower margins or lost customers resulting from these disruptions could reduce the combined company’s revenue, increase its expenses, damage its reputation and adversely affect its stock price.

Changes in tax rates could affect the results of the combined company.

The combined company’s effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, or by changes in tax laws or their interpretation. CSC is, and the combined company is expected to be, subject to the continuous examination of its income tax returns by the IRS and other tax authorities. CSC regularly assesses, and the combined company will continue to assess, the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provision for taxes. There can be no assurance that the outcomes from these examinations will not have a material adverse effect on the financial condition and operating results of the combined company.

The combined company may be adversely affected by disruptions in the credit markets, including disruptions that reduce customers’ access to credit and increase the costs to customers of obtaining credit.

The credit markets have historically been volatile and therefore it is not possible to predict the ability of the combined company’s clients and customers to access short-term financing and other forms of capital. If a disruption in the credit markets were to occur, the combined company could be unable to refinance its outstanding indebtedness on reasonable terms or at all. Such a disruption could also pose a risk to the combined company’s business if customers or suppliers are unable to obtain financing to meet payment or delivery obligations to the combined company. In addition, customers may decide to downsize, defer or cancel contracts which could negatively affect revenue of the combined company.

Further, the combined company would have had $2.5 billion of floating rate debt, of which a portion has been swapped to fixed rate debt, as of September 30, 2016 on a pro forma basis giving effect to the Transactions and the Financing. A one percentage point increase in the average interest rate of this debt would increase the combined interest expense by approximately $18 million per year. Accordingly, a spike in interest rate would adversely affect the combined company’s results of operations and cash flows.

The combined company’s hedging program will be subject to counterparty default risk.

CSC enters into, and the combined company is expected to enter into, foreign currency forward contracts and options and interest rate swaps with a number of counterparties. As a result, is the combined company will be subject to the risk that the counterparty to one or more of these contracts defaults on its performance under the contract. During an economic downturn, the counterparty’s financial condition may deteriorate rapidly and with little notice and the combined company may be unable to take action to protect its exposure. In the event of a counterparty default, the combined company could incur significant losses, which may harm the business and financial condition of the combined company. In the event that one or more of the combined company’s counterparties becomes insolvent or files for bankruptcy, the combined company’s ability to eventually recover any losses suffered as a result of that counterparty’s default may be limited by the liquidity of the counterparty.

CSC and Everett derive, and the combined company is expected to derive, significant revenue and profit from contracts awarded through competitive bidding processes, which can impose substantial costs on the bidder, and the combined company will not achieve revenue and profit objectives if it fails to bid on these projects effectively.

CSC and Everett derive, and the combined company is expected to derive, significant revenue and profit from government contracts that are awarded through competitive bidding processes. It is expected that most of the non-U.S. government business the combined company seek in the foreseeable future will be awarded through competitive bidding. Competitive bidding is expensive and presents a number of risks, including:

•	the substantial cost and managerial time and effort that the combined company spends to prepare bids and proposals for contracts that may or may not be awarded to the combined company;

•	the need to estimate accurately the resources and costs that will be required to service any contracts the combined company is awarded, sometimes in advance of the final determination of their full scope and design;

•	the expense and delay that may arise if competitors of the combined company protest or challenge awards made to the combined company pursuant to competitive bidding;

•	the requirement to resubmit bids protested by competitors of the combined company, and the termination, reduction, or modification of the awarded contracts; and

•	the opportunity cost of not bidding on and winning other contracts the combined company might otherwise pursue.

Catastrophic events or climate conditions may disrupt the business of the combined company.

The customers of CSC and Everett are, and the customers of the combined company will be, subject to various federal, state, local and foreign government requirements relating to the protection of the environment. Revenues and results of operations of the combined company may be adversely affected by the passage of climate change and other environmental legislation and regulations. For example, new legislation or regulations may result in increased costs directly, to the extent the combined company incurs incremental compliance costs, or indirectly, to the extent that new requirements lead to increases in prices charged to the combined company by vendors because of their own increased compliance costs. At this point, it is not possible to determine the impact that climate change and other environmental legislation and regulations could have on the overall business of the combined company.

In addition the operations of the combined company could be disrupted by earthquakes, telecommunications failures, power or water shortages, tsunamis, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics or pandemics and other natural or manmade disasters or catastrophic events. In addition, terrorist acts, conflicts or wars (wherever located around the world) may cause damage or disruption to the combined company’s business, employees, facilities, partners, suppliers, distributors, resellers or customers or adversely affect the combined company’s ability to manage logistics or conduct certain other critical business operations. The potential for future attacks, the national and international responses to attacks or perceived threats to national security, and other actual or potential conflicts or wars have created many economic and political uncertainties. In addition, as a multinational company with headquarters and significant operations located in the United States, actions against or by the United States may impact the combined company’s business or employees. The occurrence of any of these business disruptions could result in significant losses, seriously harm the combined company’s revenue, profitability and financial condition, adversely affect its competitive position, increase costs and expenses, and require substantial expenditures and recovery time in order to fully resume operations.

The CSRA Separation could result in significant tax liabilities to CSC and CSC stockholders that received CSRA stock in the CSRA Separation.

In connection with the spin-off by CSC of CSRA on November 27, 2015 (the “CSRA Separation”), CSC received an opinion of counsel substantially to the effect that, for U.S. federal income tax purposes, the CSRA Separation qualified as a tax-free transaction to CSC and holders of CSC common stock under Section 355 and related provisions of the Code. If, notwithstanding the conclusions expressed in that opinion, the CSRA Separation were determined to be taxable, CSC and CSC stockholders that received CSRA stock in the CSRA Separation could incur significant tax liabilities.

Under Section 355(e) of the Code, the CSRA Separation would generally be taxable to CSC (but not to CSC stockholders) if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of CSC, directly or indirectly (including through acquisition of the combined company’s stock after the completion of the Transactions), as part of a plan or series of related transactions that includes the CSRA Separation. In general, an acquisition will be presumed to be part of a plan with the CSRA Separation if the acquisition occurs within two years before or after the CSRA Separation. This presumption may, however, be rebutted based upon an analysis of the facts and circumstances related to the CSRA Separation and the particular acquisition in question.

The completion of the Transactions is conditioned upon the receipt by CSC of an opinion of counsel to the effect that the Merger should not cause Section 355(e) of the Code to apply to the CSRA Separation or otherwise affect the qualification of the CSRA Separation as a tax-free distribution under Section 355 of the Code (the “CSRA Separation Tax Opinion”). The CSRA Separation Tax Opinion will be based on current law and will rely upon various factual representations and assumptions, as well as certain undertakings made by CSC. If any of those representations or assumptions is untrue or incomplete in any material respect or any of those undertakings is not complied with, or if the facts upon which the CSRA Separation Tax Opinion is based are materially different from the actual facts that exist at the time of the Merger, the conclusions reached in the CSRA Separation Tax Opinion could be adversely affected and the CSRA Separation may not qualify for tax-free treatment. No assurance can be given that the IRS will not challenge the conclusions set forth in the CSRA Separation Tax Opinion or that a court would not sustain such a challenge. Further, in light of the requirements of Section 355(e) of the Code, the combined company might determine to forgo certain transactions, including share repurchases, stock issuances, certain asset dispositions, mergers, consolidations and other strategic transactions, for some period of time following the Transactions.

The announcement and pendency of the Merger could adversely affect the business, financial results and operations of CSC and/or Everett.

The announcement and pendency of the proposed Merger could cause disruptions in and create uncertainty surrounding business of CSC or Everett, including affecting relationships with existing and future customers, suppliers and employees, which could have an adverse effect on the business, financial results and operations of CSC, Everett or the combined company, regardless of whether the proposed Merger is completed. In particular, CSC, Everett or the combined company could also potentially lose customers or suppliers, and new customer or supplier contracts could be delayed or decreased. In addition, CSC and Everett have diverted, and will continue to divert, significant management resources towards the completion of the Merger, which could adversely affect the business and results of operations of CSC, Everett and the combined company.

Everett will assume certain material pension benefit obligations associated with Everett employees. These liabilities and the related future funding obligations could restrict cash available for operations of the combined company, capital expenditures and other requirements, and may materially adversely affect the financial condition and liquidity of the combined company.

Pursuant to the Employee Matters Agreement to be entered into at or prior to the Distribution Date among HPE, CSC and Everett (“the Employee Matters Agreement”), while HPE or a member of the HPE Group will retain all U.S. defined benefit pension plan liabilities, Everett or a member of the Everett Group will retain all liabilities relating to the International Retirement Guarantee (“IRG”) programs for all Everett Group employees. The IRG is a non-qualified retirement plan for employees who transfer internationally at the request of the HPE Group. The IRG determines the country of guarantee, which is generally the country in which an employee has spent the longest portion of his or her career with the HPE Group, and the present value of a full career benefit for the employee under the HPE defined benefit pension plan and social security or social insurance system in the country of guarantee. The IRG then offsets the present value of the retirement benefits from plans and social insurance systems in the countries in which the employee earned retirement benefits for his or her total period of HPE Group employment. The net benefit value is payable as a single sum as soon as practicable after termination or retirement. This liability could restrict cash available for operations of the combined company, capital expenditures and other requirements, and may materially affect the financial condition and liquidity of the combined company.

In addition, pursuant to the Employee Matters Agreement, Everett will assume certain accrued defined benefit pension liabilities in a number of non-U.S. countries (including the UK, Germany and Switzerland). Unless otherwise agreed or required by local law, where a defined benefit pension plan is maintained solely by a member of the Everett Group, Everett will assume all assets and liabilities arising out of those non-U.S. defined benefit pension plans, and where a defined benefit pension plan is not maintained solely by a member of the Everett Group, Everett will assume all assets and liabilities for those eligible Everett Group employees in connection with the Transactions. These liabilities and the related future payment obligations could restrict cash available for the operations of the combined company, capital expenditures and other requirements, and may materially affect its financial condition and liquidity. Pursuant to the Merger Agreement, as part of the Transactions, HPE will make cash contributions to certain acquired non-U.S. defined benefit pension plans to reduce the net level of liabilities to $570 million.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements and assumptions contained in this proxy statement/prospectus-information statement and in the documents attached or incorporated by reference that do not directly and exclusively relate to historical facts constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “anticipates,” “believes,” “estimates,” “expects,” “forecast,” “goal” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and words and terms of similar substance in connection with discussions of future operating or financial performance. These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved.

Forward-looking statements include, among other things, statements with respect to CSC’s or Everett’s financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, plans and objectives of management and other matters. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of CSC’s and Everett’s control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to:

•	CSC’s ability to obtain stockholder approval of the plan of merger contemplated by the Merger Agreement necessary to complete the Transactions;

•	failure to satisfy conditions to the closing of the Transactions;

•	the separation of Everett from HPE and its integration with CSC’s business, operations and culture and the ability to operate as effectively and efficiently as expected, and the combined company’s ability to successfully manage and integrate acquisitions generally;

•	the combined company’s ability to realize the synergies and benefits expected to result from the Merger within the anticipated time frame;

•	changes in governmental regulations or the adoption of new laws or regulations that may make it more difficult or expensive to operate CSC’s business or Everett before or the combined company’s business after the Merger;

•	potential disruption of management’s time and attention from the ongoing business operations of CSC as a result of the Transactions;

•	changes in senior management, the loss of key employees or the ability of the combined company to retain and hire key personnel and maintain relationships with key business partners;

•	business interruptions in connection with CSC’s or Everett’s technology systems; and

•	the competitive pressures faced by the combined company;

•	the effects of macroeconomic and geopolitical trends and events;

•	the need to manage third-party suppliers and the effective distribution and delivery of the products and services of CSC and Everett;

•	the protection of the intellectual property assets of CSC and Everett, including intellectual property licensed from third parties and intellectual property shared with former parent companies;

•	risks associated with international operations;

•	the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends;

•	the execution and performance of contracts by CSC, Everett and their suppliers, customers, clients and partners;

•	the resolution of pending investigations, claims and disputes

•	the other factors described under “Risk Factors.”

No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. Neither CSC, HPE nor Everett undertakes any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this proxy statement/prospectus-information statement or to reflect the occurrence of unanticipated events, except as required by law.

THE CSC SPECIAL MEETING

General

This proxy statement/prospectus-information statement is being provided to CSC stockholders as part of a solicitation of proxies by the CSC Board of Directors for use at the CSC special meeting. This proxy statement/prospectus-information statement provides CSC stockholders with important information they need to know to be able to vote, or instruct their brokers or other nominees to vote, at the CSC special meeting.

Date, Time and Place

The CSC special meeting will be held on                 ,          at                  Eastern time.

Matters for Consideration

At the special meeting, CSC stockholders will be asked to vote on the following proposals:

(1)	a proposal to approve the plan of merger contemplated by the Merger Agreement;

(2)	a proposal to approve, by an advisory vote, the compensation of CSC’s named executive officers, which is referred to as the “Merger-related compensation proposal”; and

(3)	a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the plan of merger contemplated by the Merger Agreement, which is referred to as the “meeting adjournment proposal.”

Completion of the Merger is conditioned on approval by CSC stockholders of the plan of merger contemplated by the Merger Agreement, but is not conditioned on the approval of the Merger-related compensation proposal or the meeting adjournment proposal.

THE CSC BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT CSC STOCKHOLDERS VOTE FOR THE PLAN OF MERGER CONTEMPLATED BY THE MERGER AGREEMENT.

THE CSC BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT CSC STOCKHOLDERS VOTE FOR THE MERGER-RELATED COMPENSATION PROPOSAL AND THE MEETING ADJOURNMENT PROPOSAL.

Record Date; Voting Information

The record date for the special meeting is          . Only holders of record of CSC common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. As of the record date, approximately              shares of CSC common stock were issued and outstanding and entitled to notice of, and to vote at, the special meeting, and there were approximately          holders of record of CSC common stock. Each share of CSC common stock shall entitle the holder to one vote on each of the proposals to be considered at the special meeting.

If you are a record holder of CSC common stock on the record date, you may vote your shares of CSC common stock electronically at the special meeting or by proxy as described below under “Voting by Proxy.”

Quorum

The holders of a majority of the issued and outstanding common stock of CSC present either in person or by proxy at the special meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the special meeting for purposes of determining if a quorum is present. If a quorum is not present or if there are not sufficient votes for the approval of the plan of merger contemplated by the Merger Agreement, CSC expects to, and if reasonably requested by HPE will, adjourn or postpone the CSC special meeting to solicit additional proxies, subject to approval of the meeting adjournment proposal by the affirmative vote of the holders of a majority of the shares of CSC common stock present in person or represented by proxy at the CSC special meeting. At any subsequent reconvening of the CSC special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the CSC special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Required Vote

CSC stockholders of record on the record date for the CSC special meeting may vote “FOR” or “AGAINST,” or may abstain from voting, on the proposal to approve the plan of merger contemplated by the Merger Agreement. Consummation of the Transactions requires the approval of the plan of merger contemplated by the Merger Agreement.

In accordance with Chapter 92A of the Nevada Revised Statutes (the “Nevada Corporation Law”), the approval by CSC stockholders of the plan of merger contemplated by the Merger Agreement requires the affirmative vote of a majority of the shares of CSC common stock entitled to vote thereon. If you abstain, it will have the same effect as a vote “AGAINST” the proposal to approve the plan of merger contemplated by the Merger Agreement.

The approval of the Merger-related compensation proposal requires the affirmative vote of a majority of the holders of a majority of the shares of CSC common stock present in person or represented by proxy at a special meeting at which a quorum is present and entitled to vote thereon. If you abstain, it will have the same effect as an advisory vote “AGAINST” certain Merger-related compensation of CSC’s named executive officers. This advisory vote on the Merger-related compensation of CSC’s named executive officers is non-binding on the CSC Board of Directors.

The approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the shares of CSC common stock present in person or represented by proxy at the special meeting, regardless of whether a quorum is present. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the adoption of the meeting adjournment proposal and if you fail to vote, it will only affect the outcome of the proposal if you are present in person or represented by proxy at the special meeting.

Voting by Proxy

If you were a record holder of CSC common stock at the close of business on the record date of the special meeting, a proxy card is enclosed for your use. CSC requests that you submit your proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of CSC common stock represented by it will be voted at the special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of CSC common stock represented are to be voted with regard to a particular proposal, the CSC common stock represented by the proxy will be voted in accordance with the recommendation of the CSC Board of Directors and, therefore, “FOR” the proposal to approve the plan of merger contemplated by the Merger Agreement, “FOR” the Merger-related compensation proposal and “FOR” the meeting adjournment proposal.

At the date hereof, the CSC Board of Directors has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement/prospectus-information statement or the related proxy card other than the matters set forth in the Notice of Special Meeting of Stockholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

If your broker, bank or other nominee holds your shares of CSC common stock in street name, you must either direct your nominee on how to vote your shares or obtain a proxy from your nominee to vote electronically at the special meeting. Please check the voting form used by your nominee for information on how to submit your instructions to them.

If you participate in the CSC Matched Asset Plan (“MAP”), you will receive a voting instruction form for all shares you may vote under the plan. Under the terms of the MAP, the MAP trustee votes all shares held in the CSC Stock Fund, but each participant in the MAP may direct the trustee how to vote the shares of CSC common stock allocated to his or her account. The MAP trustee will vote all unallocated shares of common stock held by the MAP and all allocated shares for which no timely voting instructions are received in the same proportion as shares for which it has received valid voting instructions. Regardless of which voting method you use, the deadline for returning your voting instructions to the MAP trustee is 11:59 p.m. Eastern Time on                 .

Your vote is important. Accordingly, if you were a record holder of CSC common stock on the record date of the special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone whether or not you plan to attend the special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., Eastern Time, on                 .

Revocation of Proxies

If you are the record holder of CSC common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

(a)	timely delivering a signed written notice of revocation;

(b)	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

(c)	attending the CSC special meeting in person and voting electronically, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered CSC stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Computer Sciences Corporation

1775 Tysons Boulevard

Tysons, Virginia, 22102

Attention: Company Secretary

If your shares are held in street name through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting in person and voting electronically, your vote electronically at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Voting by CSC Directors and Executive Officers

At the close of business on the record date of the special meeting, CSC directors and executive officers were entitled to vote approximately     % of the shares of CSC common stock outstanding on the record date.

No vote of HPE stockholders is required in connection with the Transactions, and the only vote required with respect to Everett is by HPE as its sole stockholder, which stockholder approval was obtained on                 . No directors, executive officers or affiliates of Everett or HPE will have voting rights in connection with the Transactions with respect to their ownership of any HPE common stock or Everett common stock.

Solicitation of Proxies

CSC is soliciting proxies for the special meeting and will bear all expenses in connection with solicitation of proxies, except that expenses incurred in connection with the printing and mailing of this proxy statement/prospectus-information statement will be shared equally by CSC and HPE. Upon request, CSC will pay banks, brokers, nominees, fiduciaries or other custodians their reasonable out-of-pocket expenses for sending proxy materials to, and obtaining instructions from, persons for whom they hold shares. CSC expects to solicit proxies primarily by mail, but directors, officers and other employees of CSC may also solicit in person or by internet, telephone or mail.

Other Matters

As of the date of this proxy statement/prospectus-information statement, the CSC Board of Directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus-information statement. If any other matters properly come before the special meeting of CSC stockholders, or any adjournments or postponements of the special meeting, and are properly voted upon, the enclosed proxies will give the individuals that CSC stockholders name as proxies therein discretionary authority to vote the shares represented by these proxies as to any of these matters; provided, however, that those individuals will only exercise this discretionary authority with respect to matters that were unknown a reasonable time before the solicitation of proxies.

Transfer Agent

CSC stockholders should contact the transfer agent, at the phone number or address listed below, if they have questions concerning transfer of ownership or other matters pertaining to their stock accounts.

Regular mail:

Computershare Inc.

P.O. Box 30170

College Station, TX 77842

First class, registered and certified mail:

Computershare Inc.

211 Quality Circle

Suite 210

College Station, TX 77845

www.computershare.com/investor

By phone:

1.800.676.0654 (U.S. Domestic)

1.201.680.6578 (International)

THE TRANSACTIONS

Overview

On May 24, 2016, HPE and CSC announced that they had entered into the Merger Agreement, and that HPE and Everett had entered into the Separation Agreement. On November 2, 2016, HPE and CSC announced that they, along with Everett and Merger Sub, had amended both the Merger Agreement and the Separation Agreement. On December 6, 2016, the Merger Agreement and Separation Agreement were further amended.

The actual total value of the consideration to be paid by Everett in connection with the Merger will depend on the trading price for shares of Everett common stock following the Merger. There is no trading market for shares of Everett common stock.

In order to effect the Separation, the Distribution and the Merger, CSC, HPE, Everett and Merger Sub entered into a number of agreements, including the Merger Agreement and the Separation Agreement. These agreements, which are described in greater detail in this proxy statement/prospectus-information statement, provide for (1) the separation of the Everett business from HPE’s other businesses, (2) the distribution of book-entry authorizations for all of the shares of Everett common stock to a distribution agent to be distributed to HPE stockholders of record on the record date for the Distribution (which stockholders are entitled to a pro rata distribution of such shares in the Distribution and the payment of cash in lieu of fractional shares of such Everett common stock), (3) the merger of CSC with Merger Sub, with CSC continuing as the surviving corporation of the Merger and a wholly-owned subsidiary of Everett and (4) the automatic conversion of shares of CSC common stock into shares of Everett common stock in the Merger, the distribution of book entry authorizations for such shares of Everett common stock to CSC stockholders entitled to shares of Everett common stock in the Merger and the payment of cash in lieu of fractional shares of such Everett common stock.

Transaction Sequence

Step 1 Separation

Prior to the Distribution and the Merger, HPE will convey to Everett or one or more subsidiaries of Everett certain assets and liabilities constituting the Enterprise Services business, and will cause any applicable subsidiary of HPE to convey to HPE or its designated subsidiary (other than Everett or any of Everett’s subsidiaries) certain excluded assets and excluded liabilities in order to separate and consolidate the Enterprise Services business.

Step 2 Issuance of Everett Common Stock to HPE, Incurrence of Everett Debt and Everett Cash Payment

On or about the closing date of the Merger, Everett will incur new indebtedness in an aggregate principal amount of approximately $3.0 billion. In addition, immediately prior to the Distribution, Everett expects to issue to HPE the Everett Debt. HPE expects to transfer the Everett Debt on or about the date of the Distribution to investment banks and/or commercial banks in exchange for existing HPE debt. The Everett Debt is expected to be subsequently sold to third-party investors as described below under “Debt Financing” As a result, HPE expects to receive approximately $3.0 billion from the Everett Payment and the Debt Exchange.

Immediately prior to the Distribution, Everett will also issue to HPE additional shares of Everett common stock. Following this issuance, HPE will own shares of Everett common stock in an amount equal to the Everett Share Number, which will constitute all of the outstanding stock of Everett.

Step 3 Distribution

HPE will effect the Distribution by distributing on a pro rata basis all of the shares of Everett common stock it holds to HPE stockholders entitled to shares of Everett common stock in the Distribution as of the record date of the Distribution. HPE will deliver the shares of Everett common stock in book-entry form to the distribution agent, who will distribute such shares to HPE stockholders. The Merger Agreement provides that after the Distribution but before the Merger, the number of outstanding shares of Everett common stock will not exceed the Everett Share Number.

The number of outstanding shares of Everett common stock issued in the Distribution is subject to a true-up mechanism that will only apply if the percentage of outstanding shares of Everett common stock after the Merger that constitute Qualified Everett Common Stock would be less than 50.1% of all outstanding Everett common stock after the Merger, in which case the number of outstanding shares of Everett common stock issued in the Distribution would be increased such that HPE stockholders would receive Qualified Everett Common Stock that would represent 50.1% of the outstanding shares of Everett common stock after the Merger.

Step 4 Incurrence of Everett Debt

Prior to the closing of the Distribution, Everett intends to enter into the Term Facility and issue the Notes in an aggregate principal amount of approximately $3.0 billion. The proceeds of the Term Facility will be used to pay the Everett Payment to HPE and the Notes will be issued to HPE and exchanged by HPE for outstanding senior unsecured notes of HPE.

The anticipated material terms of the Term Facility and the Notes, based on the current expectations of Everett, are described in more detail under “Debt Financing.” There can be no assurance that the Term Facility or the Notes will be finalized on similar terms, or at all. Depending on market conditions and other factors, the allocation of the Financing between the Term Facility and the Notes may be adjusted.

Step 5 Merger

Following the Distribution, CSC will merge with Merger Sub, whereby the separate corporate existence of Merger Sub will cease and CSC will continue as the surviving corporation and as a wholly-owned subsidiary of Everett. In the Merger, each share of CSC common stock will be converted into the right to receive one share of Everett common stock. Immediately after the consummation of the Merger, approximately 50.1% of the outstanding shares of Everett common stock is expected to be held by pre-Merger Everett stockholders and approximately 49.9% of the outstanding shares of Everett common stock is expected to be held by pre-Merger CSC stockholders, in each case excluding any overlaps in the pre-transaction stockholder bases.

Existing Structure

Structure Following the Separation and the Distribution but Before the Merger

Structure Following the Merger

*	Excludes overlap

Calculation of Merger Consideration

The Merger Agreement provides that the exchange ratio is equal to one share of Everett common stock for each share of CSC common stock issued and outstanding immediately prior to the effective time of the Merger.

The Merger Agreement provides that after the Distribution but before the Merger, the number of outstanding shares of Everett common stock will not exceed 141,379,539, assuming no true-up adjustment pursuant to the Merger Agreement. See “The Transaction Agreements—The Merger Agreement—Merger Consideration.”

Trading Markets

HPE Common Stock

Following the Merger, HPE stockholders will continue to hold their shares of HPE common stock, subject to the same rights as prior to the Separation, the Distribution and the Merger, except that their shares of HPE common stock will represent an interest in HPE that no longer reflects the ownership and operation of the Everett business. Shares of HPE common stock will continue to be traded publicly on the NYSE. HPE stockholders, to the extent they were holders of record on the Distribution Date, will also hold shares of Everett common stock after the Transactions.

Everett Common Stock

There currently is no trading market for shares of Everett common stock. Everett intends to file an application to list its common stock on the NYSE under the symbol          .

CSC Common Stock

CSC common stock began trading on the NYSE under the ticker symbol “CSC” on November 26, 1968. After the Merger, all outstanding shares of CSC common stock will automatically be canceled and cease to exist at the effective time of the Merger and upon their conversion into shares of Everett common stock.

Background of the Merger

The CSC Board of Directors and the HPE Board of Directors periodically, and in the ordinary course, evaluate and consider a variety of financial and strategic opportunities to enhance stockholder value as part of CSC’s and HPE’s respective long-term business plans.

In 2014 and early 2015, CSC management discussed various strategic alternatives with the CSC Board of Directors, including certain potential transactions CSC could pursue to enhance stockholder value. One such alternative was the spin-off of CSC’s government services unit into an independent, publicly-traded company.

In 2014, Hewlett-Packard Company, HPE’s former parent company, announced plans to separate into two new publicly traded Fortune 50 companies.

Early in 2015, members of senior management of Hewlett-Packard Company and CSC discussed a different potential combination of Hewlett-Packard Company’s enterprise services business with CSC. Those discussions were abandoned in April 2015, because (1) Hewlett-Packard Company had less than six months earlier announced its separation plan and it concluded that the timely completion of such previously announced separation was the highest priority but could be significantly delayed by the contemplated transaction with CSC and (2) CSC was also considering other strategic alternatives that could be pursued in lieu of a combined transaction, including a sale of certain businesses or a spin-off of its government services business. Discussions ceased before any draft documentation was prepared, and no discussions regarding that transaction ever resumed. At the time those discussions regarding a different transaction were abandoned, there was no expectation that discussions of any transaction between the parties would ever resume.

Subsequent to the abandonment of discussions between CSC and Hewlett-Packard Company, CSC announced its intention to spin off its government services business into an independent company and pay a special cash dividend of $10.50 per share and later announced its agreement to merge the government services business with SRA International, Inc. to form an independent company known as CSRA Inc.

HPE separated from Hewlett-Packard Company in November 2015, and CSC separated from CSRA in November 2015.

Following its spin-off transaction, CSC’s management team discussed with its Board of Directors a variety of financial and strategic alternatives and opportunities regarding CSC’s future growth and strategic development. Those discussions included the potential acquisition and divestitures of different businesses.

Upon completion of the separation of HPE from Hewlett-Packard Company, the HPE Board of Directors reviewed the strategic plans for each of the remaining businesses within HPE. At a meeting of the HPE Board of Directors on January 27, 2016, two months following the completion of the separation of HPE and Hewlett-Packard Company, the HPE Board of Directors reviewed and discussed the strategic direction, performance and prospects of HPE, including potential strategic alternatives and strategic opportunities to enhance stockholder value as part of HPE’s long-term business plan. Among other strategic alternatives, the HPE management team and Board of Directors discussed a potential separation and potential merger of its non-core software assets, which would eventually lead to an announcement in September 2016 that HPE had entered into definitive agreements for a spin-off and merger of its non-core software assets with Micro Focus in a Reverse Morris Trust transaction valued at approximately $8.8 billion. Also at the January 27, 2016 meeting, the HPE Board of

Directors and senior management reviewed the potential divestiture of the Enterprise Services business, including through a spin-off, a merger transaction, and a spin-off and merger. In connection with such discussion, the HPE Board of Directors instructed management to explore all potential strategic transactions regarding the Enterprise Services business. As part of such exploration of potential strategic transactions, following such meeting, at the direction of the HPE Board of Directors, representatives from Goldman Sachs & Company (“GS”), financial advisor to HPE, requested information from CSC regarding CSC’s shareholder base. In late February 2016, at the direction of the HPE Board of Directors, representatives from GS contacted Allen & Overy LLP (“A&O”), legal counsel to CSC, to explore on a preliminary basis the legal constraints involved in considering and structuring a transaction involving CSC and the Enterprise Services business in light of the fact that each party recently had been involved in a spin-off transaction. Representatives of Skadden, Arps, Slate, Meagher & Flom LLP, tax advisors to CSC, participated on calls with A&O and representatives of GS during March 2016.

On March 1, 2016, the HPE Board of Directors met and received an update on management’s exploration of potential strategic transactions and the HPE Board of Directors discussed alternatives for the potential divestiture of the Enterprise Services business.

The HPE Board of Directors held a regular meeting on March 23, 2016 and March 24, 2016 and, among other things, reviewed and discussed long-term corporate strategy, including the further exploration of a divestiture of the Enterprise Services business. Following extensive discussion, the Board determined to continue exploring a transaction with CSC.

On March 29, 2016, at the direction of the HPE Board of Directors, representatives of GS contacted CSC and A&O to propose a meeting among Margaret C. Whitman, HPE’s Chief Executive Officer, and Christopher P. Hsu, HPE’s Executive Vice President and Chief Operating Officer, and J. Michael Lawrie, CSC’s Chairman, President and Chief Executive Officer and Paul N. Saleh, CSC’s Executive Vice President and Chief Financial Officer. Between March 29 and March 31, 2016, certain logistical discussions took place among representatives of A&O, GS and HPE regarding the identity of the participants, the time, location and duration of the potential meeting and the fact that none of the participants was authorized to make or receive any substantive proposals during that meeting. As a result of these conversations, a meeting was arranged for April 1, 2016.

On April 1, 2016, Ms. Whitman and Mr. Hsu met with Messrs. Lawrie and Saleh to discuss potential advantages of a transaction between the companies involving the Everett business. No transaction terms were discussed.

The HPE Board of Directors held a meeting on April 11, 2016 at which it reviewed the potential separation of the Everett business, a potential combination of the Everett business with CSC, the requisite due diligence to complete such a transaction and the potential timeline to complete a transaction. In connection with such discussions, the HPE Board of Directors instructed members of senior management to continue to evaluate such a transaction and to begin negotiation of key terms with CSC.

The CSC Board of Directors held a meeting on April 11, 2016 at which it considered the potential combination of CSC’s business and the Everett business. Among other things, the Board of Directors considered why such a combination would have strategic advantages despite CSC’s recent spin-off of its government services business. The CSC Board of Directors also reviewed with CSC management preliminary expectations regarding the timeline to negotiate and complete due diligence for such a transaction and parameters for transaction negotiation.

On April 12, 2016 HPE and CSC executed a mutual non-disclosure agreement. On April 12, 2016 and April 13, 2016, certain representatives of HPE, CSC, A&O, Gibson, Dunn & Crutcher LLP, counsel to HPE (“GDC”), McKinsey & Company and RBC Capital Markets participated on various introductory calls to coordinate on process for negotiating a potential transaction and conducting mutual due diligence.

Between mid-April and late April 2016, the respective senior managements of HPE and CSC engaged in discussions regarding the terms of a potential transaction, including the valuation of Everett. During this time, the parties agreed, on a preliminary basis, on an equity valuation of the Enterprise Services business of $4,574 million, and that any transaction would be structured as a Reverse Morris Trust pursuant to which, after completion of the transactions, the HPE stockholders would own slightly in excess of 50% of the stock of the combined company and that it was the parties’ intention that, after accounting for overlap in the pre-transaction stockholder bases, each of CSC’s and HPE’s respective stockholders would own in excess of 50% of the outstanding stock of the combined company. HPE and CSC believed that the Reverse Morris Trust transaction structure had the potential to be the most tax-efficient means of effecting a potential transaction because it could allow HPE to spin-off Everett on a tax-free basis to HPE and its stockholders while preserving the tax-free nature of CSC’s recent spin-off of CSRA. These discussions also included the governance of the combined company and the parties preliminarily agreed that the board of directors of the combined company would be equally split between designees of HPE and CSC. The parties also agreed on a preliminary basis that CSC’s Chief Executive Officer would continue as Chief Executive Officer of the combined company, and that he would select the management of the combined company. During this time, the parties also discussed that the transaction would contain customary representations and warranties, regulatory approvals and other closing conditions for a transaction of this nature and that CSC would owe a termination fee to HPE in certain circumstances, with the amount and specific circumstances to be negotiated in connection with the definitive documentation.

Between April 22, 2016 and May 17, 2016, each of the Technology Committee of the HPE Board of Directors and the Finance and Investment Committee of the HPE Board of Directors met on numerous occasions to discuss due diligence efforts related to technology and intellectual property matters and business and financial matters, respectively, as well as the status of negotiations and the key terms of the relevant transaction documents, including, in the case of the Technology Committee, the IP Matters Agreement.

The CSC Board of Directors met on April 25, 2016, together with CSC management and CSC’s legal and financial advisors, to review the status of discussions with HPE. At that meeting, the CSC Board of Directors reviewed with CSC’s management and advisors the status and key terms of a potential transaction discussed with HPE’s management, as well as priorities for management’s due diligence activities. At Mr. Lawrie’s request, the CSC Board of Directors also endorsed the participation by Messrs. Rutland and Lawande, directors of CSC, in a meeting with Mr. Hsu as well as Mike Angelakis and Patricia Russo, directors of HPE, to review the potential strategic benefits of a combination of CSC and the Everett business.

On April 25, 2016, the HPE Board of Directors held a meeting to discuss the key terms of a potential transaction that the respective senior managements of HPE and CSC had discussed and the preliminary results of ongoing due diligence efforts. Following this discussion, the HPE Board of Directors instructed members of senior management to proceed with the drafting of definitive transaction documents based on the terms that had been discussed with the Board.

On April 29, 2016, members of the HPE Board of Directors met with members of management of CSC as part of HPE’s governance process regarding mergers and acquisitions. Messrs. Rutland and Lawande also met Ms. Russo and Mr. Angelakis to discuss the level of commitment of the respective boards of directors in pursuing a potential transaction. Later on April 29, 2016, the HPE Board of Directors met and engaged in further discussion regarding the transaction, including the tax considerations of the Reverse Morris Trust transaction.

Between late April and May 24, 2016, the parties and their respective legal advisors engaged in ongoing negotiations of various definitive transaction documents, including a merger agreement, separation agreement and various ancillary agreements. These negotiations were generally based on the terms of certain recent Reverse Morris Trust transactions, along with advice from outside legal counsel through draft documents, email correspondence and telephonic meetings. During the same period, the parties and their respective advisors and consultants engaged in mutual due diligence. CSC also negotiated the terms of various financing arrangements with various financial institutions.

On April 28, 2016, HPE circulated to CSC and representatives of A&O a draft of the separation agreement. On May 4, 2016, representatives of A&O circulated to HPE and representatives of GDC an initial draft of the merger agreement relating to the proposed transaction. On May 10, 2016, representatives of A&O circulated a revised draft of the separation agreement and, on May 11, 2016, representatives of GDC sent to representatives of A&O a revised draft of the merger agreement. Between May 11 and May 24, 2016, the parties and their respective legal advisors exchanged drafts of the merger agreement, the separation agreement and other transaction documents and conducted telephone conferences to negotiate the terms of these agreements, including, among other things (1) deal protection terms, such as the size of the termination fee that could become payable by CSC and the circumstances under which the termination fee would be payable, (2) the approval mechanism for HPE and CSC’s designation of directors to the combined company’s board of directors, (3) the determination of the terms of the Debt Exchange, (4) the scope and duration of a non-compete from HPE in favor of CSC, (5) ongoing commercial arrangements between the parties, and (6) post-closing adjustments and cost protection mechanisms. These terms were ultimately determined based on commercial considerations among the parties and market precedent for similar transactions.

CSC’s Board of Directors met on May 6, 2016 at which it reviewed with CSC management, together with CSC’s legal, financial and other advisors, the preliminary results of due diligence as well as a status update on negotiations of the definitive transaction. CSC’s Board of Directors met again on May 16 and May 17 at which it reviewed with CSC management, together with CSC’s legal, financial and other advisors the results of additional due diligence activities, as well as the status of negotiations of definitive documents. The CSC Board of Directors also reviewed with CSC management the status of negotiations of the terms of various financing arrangements with various financial institutions.

The HPE Board of Directors held a meeting on May 17, 2016, at which it thoroughly reviewed the status of negotiations and the terms of the transaction, and received an in-depth summary of the due diligence results and consulted with members of HPE’s management and HPE’s advisors to consider the terms of the transaction and the results of the due diligence efforts. On May 23, 2016, the HPE Board of Directors ultimately approved the execution by HPE of definitive transaction documents. At such meeting, the HPE Board of Directors reviewed the proposed financial and legal terms of the proposed transaction. Following discussion, HPE management recommended that the HPE Board approve the proposed transaction with CSC. Following discussion among the directors, the HPE Board unanimously approved the terms of the proposed transaction and authorized HPE and its subsidiaries to enter into definitive agreements with respect to the proposed transaction.

The CSC Board of Directors held meetings on May 23 and May 24, 2016, at which it reviewed with CSC management, together with CSC’s legal, financial and other advisors, including representatives of A&O, RBC Capital Markets and McKinsey & Company, the final outcome of negotiations and results of due diligence and reviewed communications and the likely impact of the proposed transaction on CSC’s stockholders, customers, employees and other constituencies. The CSC Board of Directors ultimately unanimously approved the execution by CSC of definitive transaction documents on May 24, 2016.

CSC’s Reasons for the Merger

In reaching its decision unanimously to approve the Merger Agreement, as well as the transactions contemplated thereby and the Transaction Documents to which CSC is or is to be a party and to adopt the plan of merger contained in the Merger Agreement, and to recommend that CSC stockholders provide the requisite approval, the CSC Board of Directors considered, among other things, the strategic and financial benefits that could be achieved by combining CSC and the Everett business relative to the future prospects of CSC on a stand-alone basis, the relative actual results of operations of CSC and Everett and the net synergies expected to be realized in the combination. The CSC Board of Directors also considered the success of similar transactions as well as the risks and uncertainties associated with the Transactions.

In that process, the CSC Board of Directors considered, among other things, the following factors as generally supporting its unanimous decision to approve the Merger and the Merger Agreement, as well as the transactions contemplated thereby and the other Transaction Documents to which CSC is a party, and to adopt the plan of merger contained in the Merger Agreement and recommend that the CSC stockholders provide the requisite approval.

Strategic Considerations

•	the Merger will result in a combined company with increased scale, operating 85 delivery centers and 95 data centers across 70 countries;

•	the strategic combination with Everett is expected to result in a substantial expansion of CSC’s addressable opportunities, with more than 5,000 clients in 70 countries, covering every major global region;

•	the complementary market access and capabilities of CSC and Everett, including the experience and strong customer relationships that the management and employees of Everett will bring to the combined company in financial services, healthcare and life sciences, transportation, consumer products, and insurance;

•	with a collective workforce of approximately 178,000 employees, the size and scale of the combined company will enhance its ability to provide value to its customers through a broader range of resources and expertise to meet their needs; and

•	the Merger is expected to create the number one independent, end-to-end IT services firm in the world.

Financial Considerations

•	the Merger is expected to result in enhanced EBITDA margins and revenue growth opportunities for the combined company with strong free cash flow; and

•	the Merger is expected to produce first-year synergies of approximately $1.0 billion post-closing, with a run rate of $1.5 billion by the end of year one.

Transaction Terms and Other Considerations

•	subject to certain limited adjustments, the number of shares of common stock, and the resulting pro forma equity ownership upon consummation of the Merger, to be issued by Everett to CSC stockholders is fixed and will not fluctuate based upon changes in the stock price of CSC or HPE prior to the completion of the Merger;

•	the terms of the Merger Agreement, including the merger consideration, were the result of extensive arms’-length negotiations between representatives of CSC and HPE;

•	the prospective financial results of Everett (as well as the risks involved in achieving those results), the fit of the business combination with CSC’s previously established strategic goals (which include adding capabilities, expanding market access and increasing scale) and the results of CSC’s due diligence review of the Everett business;

•	immediately following the Merger, the Everett Board of Directors will be expanded to include five directors to be designated by HPE and five directors to be designated by CSC;

•	immediately following the Merger, the current executive officers of CSC would continue in their current positions, with additional executive management talent to be gained from management of Everett;

•	the Transactions are expected to be approved by regulatory authorities without any significant disruption in the business of CSC or Everett; and

•	the Merger Agreement permits the CSC Board of Directors to withdraw or modify its recommendation to the CSC stockholders to approve the plan of merger contemplated by the Merger Agreement and/or to terminate the Merger Agreement in certain circumstances and subject to the payment of a termination fee.

The CSC Board of Directors also considered certain countervailing factors in its deliberations concerning the Merger and the other Transactions, including:

•	the inability of CSC to influence the operations of Everett during the potentially significant time period prior to consummating the Transactions;

•	the possibility that the increased revenues, earnings and efficiencies expected to result from the Transactions would fail to materialize;

•	the challenges inherent in fully and successfully separating the operations of the Everett business from HPE and integrating such business with CSC;

•	the potential impact of the restrictions under the Merger Agreement on CSC’s ability to take certain actions during the period between execution of the Merger Agreement and the consummation of the Transactions, generally requiring the company to conduct business only in the ordinary course or, if not in the ordinary course, to first seek and obtain HPE’s consent (which could delay or prevent CSC from undertaking business opportunities that may arise pending completion of the Transactions);

•	the possibility that the public announcement of the Merger Agreement could have an adverse effect on CSC, including effects on CSC’s customers, operating results and share price, and CSC’s ability to attract and retain key management and personnel;

•	the risk that the Transactions and integration may divert management attention and resources away from other strategic opportunities and from operational matters;

•	Everett will be dependent on the provision of transition services by HPE for a period of time after completion of the Merger;

•	the need for CSC and Everett to incur substantial indebtedness in connection with the Transactions;

•	the potential payment of termination fees of up to $275,000,000 that CSC could be required to make in certain circumstances under the Merger Agreement;

•	the restrictions imposed on CSC’s ability to take certain corporate actions under the terms of the Tax Matters Agreement among CSC, HPE and Everett, which could reduce its ability to engage in certain future business transactions that might be advantageous;

•	the indemnities being provided by Everett under the Separation Agreement, and by Everett or CSC under the Employee Matters Agreement, the Tax Matters Agreement and other ancillary agreements; and

•	the possibility that the Transactions may not be consummated and the potential adverse consequences, including substantial costs that would be incurred and potential damage to CSC’s reputation, if the Transactions are not completed.

This explanation of the factors considered by the CSC Board of Directors is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this proxy statement/prospectus-information statement entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

After consideration, on May 24, 2016 and October 27, 2016, the CSC Board of Directors unanimously resolved that the Transactions, including the Merger Agreement and the Merger, are advisable and in the best interests of CSC and its stockholders and approved the Merger Agreement and the other Transaction Documents and the Transactions and adopted the plan of merger contemplated by the Merger Agreement and recommended the approval of the plan of merger contemplated by the Merger Agreement to CSC stockholders.

Opinion of CSC’s Financial Advisor

CSC has retained RBC Capital Markets as CSC’s financial advisor in connection with the Original Merger and the Merger. As part of this engagement, the CSC Board of Directors requested that RBC Capital Markets evaluate the fairness, from a financial point of view, to CSC of the Original Merger Consideration that would have been paid by CSC pursuant to the Original Merger Agreement. At a May 23, 2016 meeting of the CSC Board of Directors held to evaluate the Original Merger, RBC Capital Markets rendered an oral opinion, confirmed by delivery of a written opinion dated May 23, 2016, to the CSC Board of Directors to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, factors considered and qualifications and limitations described in the opinion, the Original Merger Consideration that would have been paid by CSC pursuant to the Original Merger Agreement was fair, from a financial point of view, to CSC. For purposes of RBC Capital Markets’ analyses and opinion, the term “Everett Business” refers to the enterprise services business of HPE and its subsidiaries other than HPE’s business of providing software and related services that enable and support various aspects of operations for telecommunications providers and the term “Original Merger Consideration” refers to the 139,234,701 shares of CSC common stock, in the aggregate, that would have been issuable by CSC in the Original Merger.

CSC has advised RBC Capital Markets that the terms of the Merger do not in any way alter or otherwise impact the financial terms of the Original Merger, including, without limitation, the pro forma equity ownership in the combined company of the respective holders of CSC common stock and Everett common stock. Based solely on the foregoing, in connection with the execution of the amendment to the Merger Agreement on November 2, 2016, RBC Capital Markets confirmed to CSC that, were it asked to do so on May 23, 2016, it would have been prepared to render an opinion to the CSC Board of Directors to the effect that, as of May 23, 2016 and based on and subject to the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by RBC Capital Markets in connection with its May 23, 2016 opinion, the merger consideration to be received by holders of CSC common stock pursuant to the Merger would have been fair, from a financial point of view, to such holders. RBC Capital Markets was not requested to, and it did not, update or revise its analyses for market movements, the financial performance or prospects of CSC or Everett or any other circumstances or events occurring after the date of its May 23, 2016 opinion.

The full text of RBC Capital Markets’ written opinion, dated May 23, 2016, is attached as Annex A to this proxy statement/prospectus-information statement and is incorporated in this document by reference. The written opinion sets forth, among other things, the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by RBC Capital Markets in connection with its opinion. The following summary of RBC Capital Markets’ opinion is qualified in its entirety by reference to the full text of the opinion. RBC Capital Markets delivered its opinion to the CSC Board of Directors for the benefit, information and assistance of the CSC Board of Directors (in its capacity as such) in connection with and for purposes of its evaluation of the Original Merger. RBC Capital Markets’ opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, to CSC of the Original Merger Consideration (to the extent expressly specified in such opinion) and did not address any other aspect of the Original Merger or any related transactions (including, without limitation, any amendments to the terms and conditions of the Original Merger following the delivery of RBC Capital Market’s opinion). RBC Capital Markets’ opinion also did not address the underlying business decision of CSC to engage in the Original Merger or any related transactions or the relative merits of the Original Merger or any related transactions compared to any alternative business strategy or transaction that might be available to CSC or in which CSC might engage. RBC Capital Markets does not express any opinion and does not make any recommendation to any stockholder as to how such stockholder should vote or act with respect to any proposal to be voted upon in connection with the Merger, any related transactions or otherwise.

In connection with its opinion, RBC Capital Markets, among other things:

•	reviewed the financial terms of drafts, each dated May 22, 2016, of the Original Merger Agreement and the Separation Agreement;

•	reviewed certain publicly available financial and other information, and certain historical operating data, with respect to CSC made available to RBC Capital Markets from published sources and internal records of CSC;

•	reviewed certain publicly available financial and other information, and certain historical operating data, with respect to the Everett Business made available to RBC Capital Markets from published sources and internal records of HPE;

•	reviewed publicly available financial projections and other estimates and data relating to CSC and the Everett Business prepared by the respective managements of CSC and HPE, including alternative financial projections and other estimates and data relating to the Everett Business prepared by the management of CSC that RBC Capital Markets was directed to utilize in its analyses;

•	conducted discussions with members of the senior managements of CSC and HPE with respect to the respective businesses, prospects and financial outlook of CSC and the Everett Business and also held discussions with members of the senior managements of CSC and HPE regarding the strategic rationale and potential cost savings, revenue enhancements and other benefits anticipated by such managements to be realized in the Original Merger and related transactions (collectively, the “synergies”);

•	reviewed the reported prices and trading activity for CSC common stock;

•	compared certain financial metrics of CSC and the Everett Business with those of selected publicly traded companies in lines of businesses that RBC Capital Markets considered generally relevant in evaluating CSC and the Everett Business; and

•	considered other information and performed other studies and analyses as RBC Capital Markets deemed appropriate.

In arriving at its opinion, RBC Capital Markets employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion reached by RBC Capital Markets. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion reached by RBC Capital Markets was based on all analyses and factors presented, taken as a whole, and also on application of RBC Capital Markets’ experience and judgment. Such conclusion may have involved significant elements of subjective judgment and qualitative analysis. RBC Capital Markets therefore gave no opinion as to the value or merit standing alone of any one or more portions of such analyses or factors.

In rendering its opinion, RBC Capital Markets assumed and relied upon the accuracy and completeness of all information that was reviewed by RBC Capital Markets, including all of the financial, legal, tax, accounting, operating and other information provided to or discussed with RBC Capital Markets by or on behalf of CSC or HPE (including, without limitation, financial statements and related notes), and upon the assurances of the respective managements of CSC and HPE that they were not aware of any relevant information that was omitted or that remained undisclosed to RBC Capital Markets. RBC Capital Markets did not assume responsibility for independently verifying and it did not independently verify such information. RBC Capital Markets also assumed that the financial projections and other estimates and data (including with respect to potential synergies) that RBC Capital Markets was directed to utilize in its analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future financial performance of, and were a reasonable basis upon which to evaluate, CSC, the Everett Business, the potential synergies and the other matters covered thereby and RBC Capital Markets further assumed that the financial results reflected therein would be realized in the amounts and at the times projected. RBC Capital Markets expressed no opinion as to any such financial projections and other estimates and data (including with respect to potential synergies) or the assumptions upon which they were based. RBC Capital Markets was advised that an audit of the financial statements relating to the Everett Business and Everett were not yet completed and RBC Capital Markets assumed that, upon completion, such final audited financial statements would not reflect any information that would be meaningful in any respect to its analyses or opinion. RBC Capital Markets relied upon the assessments of the managements of CSC and HPE as to, among other things, (i) the related transactions, including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the potential impact on CSC and the Everett Business of market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the industries in which

CSC and the Everett Business operate, including the potential impact of regulations, audits and cost adjustments by the U.S. government, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key vendors, employees, customers and other commercial relationships of CSC and the Everett Business and (iv) the ability to integrate the operations of CSC and the Everett Business. RBC Capital Markets assumed, with the consent of the CSC Board of Directors, that there would be no developments with respect to any such matters, adjustments to the Original Merger Consideration or alternative transaction structures that would have an adverse effect on CSC, Everett (including the Everett Business), the Original Merger or related transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to its analyses or opinion. RBC Capital Markets also relied on estimates of the management of CSC as to the capitalization of CSC and Everett, including as to the number of fully diluted shares of CSC common stock and Everett common stock as of the effective time of the Original Merger and RBC Capital Markets assumed that such number of shares would not vary in any respect that would be meaningful to its analyses or opinion.

In rendering its opinion, RBC Capital Markets did not assume any responsibility to perform, and it did not perform, an independent evaluation or appraisal of any of the assets or liabilities (contingent, off-balance sheet, derivative or otherwise) of CSC, Everett (including the Everett Business) or any other entity or business, and RBC Capital Markets was not furnished with any such valuations or appraisals. RBC Capital Markets did not assume any obligation to conduct, and it did not conduct, any physical inspection of the property or facilities of CSC, Everett (including the Everett Business) or any other entity or business. RBC Capital Markets did not evaluate the solvency or fair value of CSC, Everett (including the Everett Business) or any other entity or business under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. RBC Capital Markets assumed that the Original Merger and related transactions would be consummated in accordance with the terms of the Original Merger Agreement and the Separation Agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Original Merger and related transactions, no delay, limitation, restriction or condition would be imposed or occur, including any divestiture or other requirements, that would have an adverse effect on CSC, Everett (including the Everett Business), the Original Merger or related transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to its analyses or opinion. RBC Capital Markets also assumed that the Original Merger and related transactions would qualify, as applicable, for the intended tax treatment contemplated by the Original Merger Agreement and the Separation Agreement. RBC Capital Markets further assumed that Everett would retain or acquire all assets, properties and rights necessary for the operations of the Everett Business, that appropriate reserves, indemnification arrangements or other provisions had been made with respect to the liabilities of or relating to Everett (including the Everett Business) assumed in connection with the Original Merger and related transactions, and that Everett would not directly or indirectly assume or incur any liabilities that were contemplated to be excluded as a result of the Original Merger, the related transactions or otherwise. In addition, RBC Capital Markets assumed that the final executed Original Merger Agreement and Separation Agreement would not differ, in any respect that would be meaningful to its analyses or opinion, from the drafts of the Original Merger Agreement and Separation Agreement reviewed by RBC Capital Markets.

RBC Capital Markets’ opinion spoke only as of the date of its opinion, was based on conditions as they existed and information which RBC Capital Markets was supplied as of the date of its opinion, and was without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. RBC Capital Markets did not undertake to reaffirm or revise its opinion or otherwise comment upon events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. As the CSC Board of Directors was aware, the credit, financial and stock markets, and the industries in which CSC, HPE and their respective affiliates operate, have experienced and continue to experience volatility and RBC Capital Markets expressed no opinion or view as to any potential effects of such volatility on CSC, Everett (or their respective businesses), the Original Merger or related transactions (including the contemplated benefits thereof). RBC Capital Markets’ opinion related to the relative values of CSC and

Everett (including the Everett Business). RBC Capital Markets did not express any opinion as to what the value of CSC common stock or any other securities actually would be when issued or distributed or the price or range of prices at which CSC common stock or any other securities may trade or otherwise be transferable at any time, including following announcement or consummation of the Original Merger and related transactions.

RBC Capital Markets’ opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, to CSC of the Original Merger Consideration (to the extent expressly specified herein). RBC Capital Markets’ opinion did not in any way address any related transactions or any other terms, conditions, implications or other aspects of the Original Merger, the Original Merger Agreement, the Separation Agreement or any related agreements, including, without limitation, the form or structure of the Original Merger and related transactions or any adjustment, indemnification or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Original Merger, the related transactions or otherwise. RBC Capital Markets did not express any opinion or view with respect to, and RBC Capital Markets relied upon the assessments of CSC and its representatives regarding, legal, regulatory, tax, accounting and similar matters, as to which RBC Capital Markets understood that CSC obtained such advice as it deemed necessary from qualified professionals. Further, in rendering its opinion, RBC Capital Markets did not express any view on, and its opinion did not address, the fairness of the amount or nature of the compensation (if any) to any officers, directors or employees of any party, or class of such persons, relative to the Original Merger Consideration or otherwise.

The issuance of RBC Capital Markets’ opinion was approved by RBC Capital Markets’ fairness opinion committee. Except as described in this summary, CSC imposed no other instructions or limitations on the investigations made or procedures followed by RBC Capital Markets in rendering its opinion.

In preparing its opinion to the CSC Board of Directors, RBC Capital Markets performed various financial and comparative analyses, including those described below. The summary below of RBC Capital Markets’ material financial analyses provided to the CSC Board of Directors in connection with RBC Capital Markets’ opinion is not a comprehensive description of all analyses undertaken or factors considered by RBC Capital Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description.

In performing its analyses, RBC Capital Markets considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of CSC and HPE. The estimates of the future performance of CSC and the Everett Business in or underlying RBC Capital Markets’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by RBC Capital Markets’ analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company or business might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as RBC Capital Markets’ view of the actual value of CSC or the Everett Business.

The Original Merger Consideration that would have been paid by CSC pursuant to the Original Merger Agreement and the merger consideration payable pursuant to the Merger Agreement were determined through negotiations between CSC and HPE and were approved by the CSC Board of Directors. The decision to enter into the Original Merger Agreement, the Merger Agreement and the Separation Agreement was solely that of the CSC Board of Directors. RBC Capital Markets’ opinion and analyses were only one of many factors considered by the CSC Board of Directors in its evaluation of the Original Merger and the Merger and should not be viewed as determinative of the views of the CSC Board of Directors, management or any other party with respect to the Original Merger, the Merger or related transactions or the consideration that would have been payable in the Original Merger or related transactions or the consideration payable in the Merger or related transactions.

Financial Analyses

The following is a summary of the material financial analyses provided by RBC Capital Markets to the CSC Board of Directors in connection with RBC Capital Markets’ opinion, dated May 23, 2016. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by RBC Capital Markets, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Selecting portions of RBC Capital Markets’ financial analyses or factors considered or focusing on the data set forth in the tables below without considering all analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of RBC Capital Markets’ financial analyses.

Introduction. In its analysis of the Original Merger Consideration from a financial point of view, RBC Capital Markets performed various financial analyses, as more fully described below. Utilizing selected public companies, sum-of-the-parts and discounted cash flow analyses, RBC Capital Markets calculated approximate implied enterprise value reference ranges for the Everett Business after taking into account debt to be assumed and/or exchanged in connection with the Original Merger and related transactions and approximate implied per share equity value reference ranges for CSC. RBC Capital Markets then calculated approximate implied reference ranges of the aggregate number of shares of CSC common stock issuable in the Original Merger (the “implied issuable shares”) based on the approximate implied enterprise value and per share equity value reference ranges derived from these analyses, by (i) in the case of the low-end of such approximate implied reference ranges, dividing the low-end of the approximate implied enterprise value reference ranges derived for the Everett Business by the high-end of the approximate implied per share equity value reference ranges derived for CSC and (ii) in the case of the high-end of such approximate implied reference ranges, dividing the high-end of the approximate implied enterprise value reference ranges derived for the Everett Business by the low-end of the approximate implied per share equity value reference ranges derived for CSC. RBC Capital Markets also performed a relative contributions analysis to derive a range of approximate implied issuable shares based on the relative contributions of the Everett Business and CSC to various financial metrics of the combined company. For purposes of such analyses, (A) the term “EBIT” refers to earnings before interest and taxes, in the case of the Everett Business and CSC, including stock-based compensation expense and certain adjustments for pension and capital lease expenses and excluding restructuring and/or other one-time costs and (B) the term “EBITDA” refers to earnings before interest, taxes, depreciation and amortization, in the case of the Everett Business and CSC, including certain adjustments for pension and capital lease expenses and excluding stock-based compensation expense and restructuring and/or other one-time costs.

Financial data utilized for the Everett Business in the financial analyses described below was based on financial projections and other estimates and data relating to the Everett Business prepared by the management of CSC (the “Everett Business forecasts”) and financial data utilized for CSC in such financial analyses was based on financial projections and other estimates and data relating to CSC prepared by the management of CSC (the “CSC forecasts”), in each case that RBC Capital Markets was directed to utilize in such financial analyses. For purposes of its financial analyses and opinion, RBC Capital Markets evaluated the Original Merger Consideration, which implied a pro forma equity ownership for holders of Everett common stock in the combined company of approximately 50.1% (and for holders of CSC common stock of approximately 49.9%).

Selected Public Companies Analyses. RBC Capital Markets performed separate selected public companies analyses of the Everett Business and CSC in which RBC Capital Markets reviewed certain financial information of the Everett Business, certain financial and stock market information of CSC and certain financial and stock market information of the following six selected companies that RBC Capital Markets considered generally relevant as publicly traded companies with operations in the commercial information technology services industry (collectively, the “selected commercial IT services companies”):

•	Accenture Holdings plc

•	Atos SE

•	Cap Gemini S.A.

•	CGI Group Inc.

•	Indra Sistemas, S.A.

•	Unisys Corporation

In its selected public companies analyses of the Everett Business and CSC, RBC Capital Markets reviewed, among other things, enterprise values, calculated as equity values based on closing stock prices on May 20, 2016 plus debt and non-controlling interests less cash and cash equivalents, as a multiple of calendar year 2016 estimated EBIT. Financial data of the selected commercial IT services companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Everett Business was based on public filings and the Everett Business forecasts (with such data calendarized to a December 31 year-end) and financial data of CSC was based on public filings and the CSC forecasts (with such data calendarized to a December 31 year-end).

The overall low to high calendar year 2016 estimated EBIT multiples observed for the selected commercial IT services companies were 4.6x to 15.1x and the calendar year 2016 estimated EBIT multiple observed for CSC was 10.4x based on the CSC forecasts. In deriving an approximate implied enterprise value reference range for the Everett Business and an approximate implied per share equity value reference range for CSC, RBC Capital Markets then applied selected ranges of calendar year 2016 estimated EBIT multiples derived from the selected commercial IT services companies of 7.0x to 9.5x to corresponding data of the Everett Business and 8.0x to 11.0x to corresponding data of CSC based on, in the case of the Everett Business, the Everett Business forecasts and, in the case of CSC, the CSC forecasts. These analyses indicated an approximate implied enterprise value reference range for the Everett Business of $8.150 billion to $11.061 billion and an approximate implied equity value reference range for CSC of $23.27 to $37.66 per share. Utilizing the approximate implied enterprise value reference range derived for the Everett Business and the approximate implied per share equity value reference range derived for CSC described above, RBC Capital Markets calculated the following approximate range of implied issuable shares, as compared to the Original Merger Consideration:

Range of Implied Issuable Shares	Original Merger Consideration
119.4 million—318.3 million	139,234,701

RBC Capital Markets noted that such approximate range of implied issuable shares indicated a pro forma equity ownership for holders of Everett common stock in the combined company of approximately 46.3% to 69.7%.

No company used in these analyses is identical to the Everett Business or CSC. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Everett Business and CSC were compared.

Sum-of-the-Parts Analysis. With respect to the Everett Business, RBC Capital Markets performed a sum-of-the-parts analysis of the commercial client services business (the “commercial business”) and the United States public sector client services business (the “USPS business”) comprising the Everett Business that would have been acquired by CSC in the Original Merger. In evaluating the commercial business, RBC Capital Markets reviewed, among other things, enterprise values as a multiple of calendar year 2016 estimated EBIT of the selected commercial IT services companies referred to above under “-Selected Public Companies Analyses.” In evaluating the USPS business, RBC Capital Markets reviewed, among other things, enterprise values as a multiple of calendar year 2016 estimated EBITDA of the following 11 selected companies that RBC Capital Markets considered generally relevant as publicly traded companies with operations in the government information technology services industry (collectively, the “selected government IT services companies”):

•	Booz Allen Hamilton Holding Corporation

•	CACI International Inc.

•	Engility Holdings, Inc.

•	ICF International, Inc.

•	Kratos Defense & Security Solutions, Inc.

•	Leidos Holdings, Inc.

•	ManTech International Corporation

•	NCI, Inc.

•	Science Applications International Corporation

•	The KEYW Holding Corporation

•	Vectrus, Inc.

Financial data of the selected commercial IT services companies and the selected government IT services companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the commercial business and the USPS business were based on public filings and the Everett Business forecasts (with such data calendarized to a December 31 year-end).

The overall low to high calendar year 2016 estimated EBIT multiples observed for the selected commercial IT services companies are described above under “-Selected Public Companies Analyses.” The overall low to high calendar year 2016 estimated EBITDA multiples observed for the selected government IT services companies were 7.2x to 17.0x and the calendar year 2016 estimated EBITDA multiple observed for CSRA, which was separated from CSC in November 27, 2015, was 8.1x based on publicly available research analysts’ estimates. In deriving an approximate implied enterprise value reference range for the Everett Business, RBC Capital Markets then applied selected ranges of calendar year 2016 estimated EBIT multiples of 7.0x to 9.0x derived from the selected commercial IT services companies and calendar year 2016 estimated EBITDA multiples of 6.5x to 8.0x derived from the selected government IT services companies to corresponding data of the commercial business and the USPS business, respectively, based on the Everett Business forecasts. This analysis indicated an approximate implied enterprise value reference range for the Everett Business of $8.525 billion to $10.854 billion. Utilizing the approximate implied enterprise value reference range derived for the Everett Business describe above and the approximate implied per share equity value reference range derived for CSC described above under “-Selected Public Companies Analyses,” RBC Capital Markets calculated the following approximate range of implied issuable shares, as compared to the Original Merger Consideration:

Range of Implied Issuable Shares	Original Merger Consideration
129.3 million—309.4 million	139,234,701

RBC Capital Markets noted that such approximate range of implied issuable shares indicated a pro forma equity ownership for holders of Everett common stock in the combined company of approximately 48.3% to 69.1%.

No company used in these analyses is identical to the Everett Business or CSC. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Everett Business and CSC were compared.

Discounted Cash Flow Analyses. RBC Capital Markets performed separate discounted cash flow analyses of the Everett Business and CSC by calculating the estimated present values of the standalone unlevered, after-tax free cash flows that the Everett Business was forecasted to generate based on the Everett Business forecasts and that CSC was forecasted to generate based on the CSC forecasts. For purposes of these analyses, stock-based compensation was treated as a cash expense and amortization of intangibles was excluded from depreciation and amortization for CSC. RBC Capital Markets calculated terminal values for the Everett Business and CSC by applying to the respective terminal year estimated unlevered, after-tax free cash flows of the Everett Business and CSC a range of perpetuity growth rates of 0% to 1.0% in the case of the Everett Business and 0% to 1.5% in the case of CSC. The unlevered, after-tax free cash flows and terminal values were then discounted to present value (as of May 20, 2016) using a selected discount rate range of 9.0% to 10.0% in the case of the Everett Business and 8.5% to 10.0% in the case of CSC. These analyses indicated an approximate implied enterprise value reference range for the Everett Business of $9.606 billion to $11.823 billion and an approximate implied equity value reference range for CSC of $38.22 to $57.80 per share.

Utilizing the approximate implied enterprise value reference range derived for the Everett Business and the approximate implied per share equity value reference range derived for CSC described above, RBC Capital Markets calculated the following approximate range of implied issuable shares, as compared to the Original Merger Consideration:

Range of Implied Issuable Shares	Original Merger Consideration
103.0 million—213.7 million	139,234,701

RBC Capital Markets noted that such approximate range of implied issuable shares indicated a pro forma equity ownership for holders of Everett common stock in the combined company of approximately 42.6% to 60.6%.

Relative Contributions Analysis. RBC Capital Markets performed a relative contributions analysis of the Everett Business and CSC in which RBC Capital Markets reviewed the relative contributions of the Everett Business and CSC to the combined company’s calendar year 2016 and calendar year 2017 estimated revenue, EBIT and EBITDA. Financial data of the Everett Business was based on the Everett Business forecasts (with such data based on a March 31 fiscal year-end) and financial data of CSC was based on the CSC forecasts. This analysis indicated overall relative contributions by the Everett Business of approximately 55.6% to 69.3% and by CSC of approximately 30.7% to 44.4% to the combined company’s calendar year 2016 and calendar year 2017 estimated revenue, EBIT and EBITDA.

Utilizing the overall relative contributions of the Everett Business and CSC to the combined company described above, RBC Capital Markets calculated the following approximate range of implied issuable shares, as compared to the Original Merger Consideration:

Range of Implied Issuable Shares	Original Merger Consideration
157.4 million—367.5 million	139,234,701

RBC Capital Markets noted that such approximate range of implied issuable shares indicated a pro forma equity ownership for holders of Everett common stock in the combined company of approximately 53.2% to 72.6%.

Certain Informational Factors

RBC Capital Markets observed certain factors that were not considered part of RBC Capital Markets’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	the implied enterprise value of the Everett Business based on the Original Merger Consideration and the closing price of CSC common stock on May 20, 2016, both excluding and including estimated pension expenses as provided by the management of CSC, which indicated an implied enterprise value of the Everett Business excluding estimated pension expenses of approximately $8.53 billion and including estimated pension expenses of approximately $9.1 billion;

•	the historical trading performance of CSC common stock from November 27, 2015 (the date of CSRA’s separation from CSC) through May 20, 2016, which indicated low and high closing prices for CSC common stock during such period of approximately $24.27 and $35.06 per share, as compared to the closing price for CSC common stock on May 20, 2016 of approximately $35.01 per share; and

•	publicly available one-year forward research analysts’ stock price targets for CSC common stock, discounted to present value using a discount rate based on CSC’s cost of equity of 12.0%, which indicated a target stock price range for CSC common stock of approximately $25.00 to $37.50 per share, as compared to the closing price for CSC common stock on May 20, 2016 of $35.01 per share.

Miscellaneous

In connection with RBC Capital Markets’ services as CSC’s financial advisor, CSC has agreed to pay RBC Capital Markets an aggregate fee of $22 million, of which a portion was payable upon delivery of RBC Capital Markets’ opinion and $19 million is contingent upon consummation of the Merger. CSC also has agreed to reimburse RBC Capital Markets for expenses reasonably incurred in connection with RBC Capital Markets’ services and to indemnify RBC Capital Markets and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of RBC Capital Markets’ engagement.

As the CSC Board of Directors was aware, at CSC’s request, RBC Capital Markets and certain of its affiliates expect to participate in certain financings to be undertaken in connection with the Merger and related transactions, for which services RBC Capital Markets and such affiliates will receive an aggregate fee currently estimated to be approximately $9.5 million, including acting as joint lead arranger for, and as a lender under, such financings. As the CSC Board of Directors also was aware, RBC Capital Markets and certain of its affiliates in the past have provided and currently are providing investment banking, commercial banking and financial advisory services to CSC, HPE and certain of their respective affiliates unrelated to the proposed Merger and related transactions, for which services RBC Capital Markets and its affiliates have received and expect to receive customary compensation, including, during the two-year period prior to the date of RBC Capital Markets’ opinion, having acted or acting as (i) in the case of CSC, (a) financial advisor to CSC in connection with its spin-off of CSRA and (b) co-syndication agent or co-documentation agent for, and as a lender under, certain credit facilities of CSC and (ii) in the case of HPE, a lender under a credit facility of HPE. During the period from January 1, 2014 to May 20, 2016, RBC Capital Markets and such affiliates received aggregate fees for such investment banking, commercial banking and financial advisory services described in clauses (i) and (ii) above of approximately $15.5 million from CSC and approximately $1 million from HPE. RBC Capital Markets and its affiliates in the future may provide investment banking, commercial banking and financial advisory services to CSC, HPE, Everett and/or their respective affiliates, for which services RBC Capital Markets and such affiliates would expect to receive compensation.

RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, RBC Capital Markets or one or more of its affiliates may act as a market maker and broker in the publicly traded securities of CSC, HPE, Everett and/or any other company that may be involved in the Merger and related transactions and receive customary compensation in connection therewith, and may also actively trade securities of CSC, HPE, Everett and any other company that may be involved in the Merger and related transactions or their respective affiliates for RBC Capital Markets’ or its affiliates’ account and the accounts of RBC Capital Markets or its affiliates’ customers and, accordingly, RBC Capital Markets and its affiliates may hold a long or short position in such securities.

RBC Capital Markets is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. CSC selected RBC Capital Markets to act as its financial advisor in connection with the Original Merger and the Merger on the basis of

RBC Capital Markets’ experience in similar transactions, reputation in the investment community and familiarity with CSC and its business.

Certain Financial Projections

Apart from current fiscal year non-GAAP diluted earnings per share from continuing operations, CSC does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. The CSC Board of Directors was provided with non-public forward looking information and scenarios regarding projected revenues, EBIT and EBITDA of Everett and CSC as well as certain estimated synergy assumptions that were prepared by CSC management in connection with the CSC Board of Directors’ evaluation of the Merger. Such forward-looking information and estimated synergy assumptions were provided to RBC Capital Markets for its use and reliance in connection with its financial analyses and opinion described above under “—Opinion of CSC’s Financial Advisor.” In order to give stockholders access to information that was made available in connection with, and material to, the CSC Board of Directors’ consideration of the Transactions, certain forward-looking information, including financial projections, has been included in this document. However, this information is not intended to influence any stockholder to make any investment decision with respect to the Transactions or for any other purpose.

The financial projections and other forward-looking financial information set forth below were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to financial projections. CSC management believes that the assumptions used as a basis for this projected financial information were reasonable based on the information available to CSC management at the time prepared. However, this information is not fact and should not be relied upon in any way as necessarily predictive of actual future results, and readers of this proxy statement/prospectus-information statement are cautioned not to place undue reliance on any such information.

Neither CSC’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial projections described below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections described below.

The reports of CSC’s independent registered public accounting firm incorporated by reference in this proxy statement/prospectus-information statement relate to CSC’s historical financial information. The reports of Everett’s independent registered public accounting firm incorporated by reference in this proxy statement/prospectus-information statement relate to Everett’s historical financial information. None of those reports extend to any of the financial projections described below and should not be read to do so. The summary of financial projections below is not being included in this proxy statement/prospectus-information statement to influence the decision of any holders of CSC common stock whether to approve the plan of merger contemplated by the Merger Agreement, but because the information was included among the factors considered by the CSC Board of Directors in evaluating the Merger and related Transactions.

Certain of the financial projections described below, including EBIT and EBITDA, may be considered non-GAAP financial measures. CSC management provided this information to the CSC Board of Directors and CSC’s financial advisor because CSC management believed it could be useful in evaluating Everett, in the case of projected Everett financial information, and the combined CSC and Everett businesses, in the case of combined financial projections. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with generally accepted accounting principles in the United States (“GAAP”), and non-GAAP financial measures as used by CSC or HPE may not be comparable to similarly titled amounts used by other companies.

The financial projections described below were based on numerous variables and assumptions that are inherently uncertain, many of which are beyond the control of CSC’s management and the management of Everett. Important factors that may affect actual results and cause the financial projections described below not to be achieved include, but are not limited to, risks and uncertainties relating to the businesses of each of CSC and Everett (including each of CSC’s and Everett’s ability to achieve strategic goals, objectives and targets including achievement of cost synergies), industry performance, foreign exchange rates, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Regarding Forward-Looking Statements.” Even if such variables and assumptions prove to be correct, any delay in timing could cause future results to differ materially from projected amounts. In order to present information regarding CSC on a comparable basis to information regarding Everett for purposes of transaction analysis, CSC management conformed certain assumptions underlying projected transaction case financial information regarding Everett and CSC in some cases in ways that causes projected financial information for CSC to differ from projected financial information that CSC uses to support its own stand-alone guidance. The financial projections described below also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the financial projections described below. Accordingly, there can be no assurance that any aspects of the financial projections described below will be realized.

The inclusion of the financial projections described below in this proxy statement/prospectus-information statement should not be regarded as an indication that any of CSC, Everett, HPE or their respective affiliates, advisors or other representatives considered that any information contained in those financial projections are necessarily predictive of actual future events, and nothing in them should be relied upon as such. None of CSC, Everett or HPE or their respective affiliates, officers, directors, partners, advisors or other representatives can give any assurance that actual results will not differ from the financial projections described below, and none of them undertakes any obligation to update or otherwise revise or reconcile them to reflect circumstances existing after the date in May 2016 when they were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. CSC does not intend to make publicly available any update or other revision to any such financial projections. None of CSC, Everett or HPE or any of their respective affiliates, officers, directors, partners, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder regarding Everett’s or CSC’s ultimate performance compared to the information contained in the financial projections described below or that forecasted results will be achieved.

Everett Financial Projections

CSC management prepared and made available to the CSC Board of Directors non-public, internal transaction case financial projections with respect to Everett’s anticipated future operations that were prepared on a constant currency basis and were derived from information provided by HPE to CSC in connection with its due diligence review of Everett. Summary information regarding these internal transaction case projections is set forth below and is subject to the important qualifications, limitations and cautionary considerations described above (all figures below in millions of US dollars): Transaction Case Revenues, Transaction Case Adjusted EBIT (including stock-based compensation) and Transaction Case Adjusted EBITDA (including stock-based compensation) for (1) the fiscal year ended October 31, 2016 of $17,743, $1,150 and $1,622, respectively, and (2) the fiscal year ended October 31, 2017 of $17,211, $1,236 and $1,685, respectively.

CSC/Everett Financial Projections

In addition, CSC’s management prepared non-public, internal transaction case pro forma financial projections with respect the combined CSC and Everett businesses that were prepared on a constant currency basis and were derived from information provided by HPE to CSC in connection with its due diligence review of Everett. Summary information regarding these internal transaction case projections is set forth below and is subject to the important qualifications, limitations and cautionary considerations described above (all figures below in millions of US dollars): CSC Transaction Case Revenues, Everett Transaction Case Revenues and pro forma combined Transaction Case Revenues for (1) the fiscal year ended March 31, 2016 of $8,094, $18,244 and $26,338, respectively and (2) the fiscal year ended March 31, 2017 of $8,417, $17,521 and $25,939, respectively. CSC Transaction Case EBIT, Everett Transaction Case EBIT and pro forma Transaction Case EBIT (before synergies) for (1) the fiscal year ended March 31, 2016 of $588, $1,129 and $1,718, respectively, and (2) the fiscal year ended March 31, 2017 of $740, $1,186 and $1,926, respectively. CSC Transaction Case EBITDA, Everett Transaction Case EBITDA and pro forma Transaction Case EBITDA (before synergies) for (1) the fiscal year ended March 31, 2016 of $1,312, $1,796 and $3,108, respectively, and (2) the fiscal year ended March 31, 2017 of $1,455, $1,819 and $3,274, respectively. EBITDA figures exclude stock-based compensation. Synergies were projected to total $1,000 in the fiscal year ended March 31, 2018 and to be running at an annual rate of $1,500 by the end of that fiscal year.

HPE’s Reasons for the Separation, the Distribution and the Merger

The HPE Board of Directors and HPE management periodically conduct reviews of HPE’s portfolio of assets to evaluate HPE’s current structure and composition, to determine whether changes might be advisable, and to look for attractive ways to add value for HPE’s stockholders. As part of such a review, the HPE Board and HPE management determined that separating the Everett business was in the best interests of HPE and HPE’s stockholders. The Board thus began the process that resulted in the entering into of the Merger Agreement among HPE, Everett, CSC and Merger Sub. The HPE Board of Directors believes that the Transactions will accomplish a number of important business objectives for HPE, as well as provide enhanced opportunities for the resulting combined CSC and Everett business. These important business objectives include:

•	the Transactions are expected to enable HPE to sharpen its leadership in building the vital end-to-end infrastructure solutions necessary for providing cloud and mobility services.

•	the Transactions are expected to increase management focus on secure, next-generation, software-defined infrastructure that leverages a portfolio of servers, storage, networking, converged infrastructure and software assets to help customers run their traditional IT better, while building a bridge to multi-cloud environments.

•	the Transactions are expected to result in, among other things, improved operating efficiencies to enable the Everett business, combined with CSC, to accelerate already-improved financial and operational performance.

•	the Transactions will result in the combination of the Everett business with CSC, with HPE stockholders receiving, in the Distribution, approximately 50.1% of Everett common stock outstanding after the Transactions. The resulting combined business will create a more global IT services company with the ability to serve customers worldwide. In addition, the Transaction will provide customers global access to a next-generation cloud, mobility, application development and modernization, business process services, big data an analytics, IT services and security.

•	the Transactions will create significant incremental value for HPE shareholders by unlocking the faster growing, higher margin and more free cash flow HPE.

In reaching its decision to approve the Transactions, the HPE Board of Directors consulted with members of HPE’s management and HPE’s financial and legal advisors to consider the likely impact on stockholders, as well as a wide variety of additional factors in favor of the Transactions, including, but not limited to, the following:

•	the potential value to HPE’s stockholders of the approximately 50.1% of then-outstanding Everett common stock that they will own after the consummation of the Transactions, including value resulting from: (1) the potential cost reductions attributable to efficiencies and synergies to be realized by combining the Everett business with CSC; and (2) the benefits of separating the Everett business from HPE’s other businesses;

•	the strategic alternatives available to HPE’s enterprise services business and the potential risks and benefits of such alternatives, including retaining the Everett business, effecting a stand-alone spin, or engaging in a taxable transaction to stockholders;

•	the anticipated tax-efficient structure for HPE’s stockholders; and

•	the other terms and conditions of the Merger Agreement, the Separation Agreement and the other Transaction Documents, which are summarized in this proxy statement/prospectus-information statement.

The HPE Board of Directors also considered certain countervailing factors during its deliberations that did not favor the Separation, the Distribution and the Merger, including, without limitation, the possibility that the anticipated benefits of the Separation and the Merger would fail to materialize.

The above discussion is not intended to be exhaustive. In view of the variety of factors and the amount of information considered, the HPE Board of Directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the HPE Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the HPE Board of Directors may have given different weights to different factors.

Ownership of CSC Following the Merger

Immediately after the closing of the Merger, HPE stockholders that received Everett common stock in the Distribution will own approximately 50.1% of the outstanding shares of Everett common stock, and current CSC stockholders will own approximately 49.9% of the outstanding shares of Everett common stock, in each case excluding any overlaps in the pre-transaction shareholder bases. CSC will be a wholly-owned subsidiary of Everett immediately after the closing of the Merger. Immediately prior to the effective time of the Merger, Everett shall be redomesticated into a Nevada corporation pursuant to the Delaware General Corporation Law, as amended (the “DGCL”) and the Nevada Corporation Law.

Board of Directors and Executive Officers of Everett Following the Merger; Operations Following the Merger

The Merger Agreement provides that the Everett Board of Directors will take all actions necessary such that, effective as of the effective time of the Merger, the number of directors comprising the Everett Board of Directors shall be ten, including five current CSC board members (one of whom shall be CSC’s current Chairman, President and Chief Executive Officer) and five individuals designated by HPE (one of whom is expected to be HPE’s Chief Executive Officer). All Everett directors are expected to be identified pursuant to a joint selection process led by a four person committee consisting of Margaret C. Whitman, HPE’s Chief Executive Officer, and Patricia F. Russo, Chairman of HPE’s Board of Directors, as well as J. Michael Lawrie, CSC’s Chairman, President and Chief Executive Officer, and Peter Rutland, another member of the CSC Board of Directors. See “The Transaction Agreements—The Merger Agreement—Post-Closing Everett Board of Directors.” The Merger Agreement provides that at the next annual election of directors of Everett following the Merger, Everett will cause each of the HPE designees to be included as nominees for the Everett Board of Directors recommended by the Everett Board of Directors for election by Everett’s stockholders.

J. Michael Lawrie, CSC’s Chairman, President and Chief Executive Officer, will resign from his position with CSC and will become the Chairman, President and Chief Executive Officer of Everett immediately following the Merger. Paul N. Saleh, CSC’s Executive Vice President and Chief Financial Officer, will resign from his position with CSC and will become the Executive Vice President and Chief Financial Officer of Everett immediately following the Merger. The members of management of Everett following the Merger will be determined by Mr. Lawrie.

Interests of Certain Persons in the Merger

Certain of CSC’s directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of CSC’s stockholders generally. The members of the CSC Board of Directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to CSC’s stockholders that they vote to approve the plan of merger contemplated by the Merger Agreement. As of October 10, 2016, CSC’s directors and executive officers owned less than 1% of the outstanding shares of CSC’s common stock. Details of the beneficial ownership of CSC’s directors and executive officers of CSC’s common stock are set out in the section titled “Security Ownership of Certain Beneficial Owners.”

Change in Control under Equity Incentive Plan

Under the terms of CSC’s equity incentive plans, including the 2011 Omnibus Incentive Plan, the 2007 Employee Incentive Plan and the 2010 Non-Employee Director Incentive Plan (the “Equity Incentive Plans”), all unvested equity incentive awards, including all stock options, restricted stock units and performance-based restricted stock units held by all participants under the plans, including its named executive officers and directors, are subject to accelerated vesting in whole or in part upon the occurrence of a change in control or upon the participant’s termination of employment on or after the occurrence of a change in control under certain circumstances. The Transactions will constitute a change in control for purposes of these plans.

The approximate value of the restricted stock units (RSUs) held by CSC’s nonemployee directors which will vest upon the occurrence of the Transactions based on a CSC stock price of $49.25, the average closing price per share as quoted on the NYSE over the first five business days following the first public announcement of the Transactions is as follows:

Director Name	Number of RSUs (#)	Approximate Value ($)
Mukesh Aghi	4,200	206,850
Herman E. Bulls	4,200	206,850
Bruce Churchill	4,200	206,850
Sachin Lawande	4,200	206,850
Brian Patrick MacDonald	4,200	206,850
Peter Rutland	4,200	206,850
Robert Woods	4,200	206,850
Lizabeth Zlatkus	4,200	206,850

Totals	33,600	1,654,800

CEO Employment Agreement; Change in Control under Severance Plan

Under the terms of Mr. Lawrie’s employment agreement with CSC and CSC’s Severance Plan for Senior Management and Key Employees (the “Severance Plan”), certain payments and benefits are payable to Mr. Lawrie and to participants in the Severance Plan in the event of a qualifying termination following a change in control of the company. The Transactions will constitute a change in control for purposes of these arrangements. Potential severance payments and benefits that an executive officer would receive upon a qualifying termination are presented here for purposes of completeness. J. Michael Lawrie, CSC’s Chief Executive Officer, will resign from his position with CSC and will become the Chairman and Chief Executive Officer of Everett immediately following the Merger. Paul N. Saleh, CSC’s Executive Vice President and Chief Financial Officer, will resign from his position with CSC and will become the Executive Vice President and Chief Financial Officer of Everett immediately following the Merger. The members of management of Everett following the Merger will be determined by Mr. Lawrie. Mr. Lawrie is in the process of identifying the executive officers of Everett immediately following the consummation of the Merger, and details regarding these individuals will be provided when available.

Quantification of Potential Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below, entitled “Potential Transaction-Related Payments to Executive Officers,” along with its footnotes, shows the compensation that could become payable to CSC’s chief executive officer, chief financial officer and three other most highly compensated executive officers serving on the last day of CSC’s 2016 fiscal year (collectively, the “named executive officers”), as determined for purposes of its most recent annual proxy statement, and that are based on or otherwise relate to the Transactions. Please note that, in accordance with the rules of the SEC, you are being asked to vote on the compensation and benefits that CSC’s named executive officers may receive in connection with the Transactions, as presented below.

The actual amounts that would be paid upon a named executive officer’s termination of employment in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, CSC’s stock price and the executive’s age and service.

The tables assume that the consummation of the Merger occurs on April 1, 2017, and each executive officer incurs a qualifying termination on such date. The amounts indicated below are estimates of the amounts that would be payable to the executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this document. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

These amounts are reported in accordance with SEC regulations, based on a CSC stock price of $49.25, the average closing price per share as quoted on the NYSE over the first five business days following the first public announcement of the Transactions. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under any then-exercisable stock options, retirement plans and deferred compensation plans, and benefits available generally to salaried employees, such as distributions under CSC’s broad-based 401(k) plan.

The benefits payable as a result of a change in control as reported in the columns of this table are as follows:

•	Cash Severance Benefit: Under the Severance Plan and Mr. Lawrie’s employment agreement, upon an involuntary termination without cause or voluntary termination for good reason following a change in control (and, in the case of executives other than Mr. Lawrie, within a specified number of years following a change in control), executives are paid a multiple of base salary plus average annual earned/paid under the Employee Incentive Compensation Plan (“EICP”) during the three fiscal years prior to which the employment termination had occurred;

•	Pro-Rata Bonus: Mr. Lawrie’s employment agreement provides that, in the event of an involuntary termination without cause or a voluntary termination for good reason following a change in control, Mr. Lawrie also will receive a pro-rata annual bonus (c) for the year in which the termination occurs based on his target bonus for the fiscal year in which the termination occurs;

•	Benefits Continuation: The Severance Plan and Mr. Lawrie’s employment agreement provide that upon an involuntary termination without cause or a voluntary termination for good reason following a change in control (and, in the case of executives other than Mr. Lawrie, within a specified number of years following a change in control), executives also receive the continuation of certain health and welfare benefits for a specified period following the termination of employment;

•	Equity Awards: The amounts reported in the table below are the intrinsic value of stock options and restricted stock unit (“RSU”) awards (including both performance-vested restricted stock units (“PSUs”) and Career Shares and other service-vested RSUs) that vest upon a change in control;

•	Pre-Fiscal 2017 Equity Awards: Pre-fiscal 2017 stock options, regular-cycle target PSUs, the organizational health component of Mr. Lawrie’s December 2015 retention PSU award, and Career Shares vest regardless of whether the executive officer’s employment terminates, while the financial component of Mr. Lawrie’s December 2015 retention PSU award and the December 2015 retention PSUs awarded to the other named executive officers vest only if the executive’s employment is terminated without cause or if the executive resigns for good reason in connection with the change in control (the table below assumes such termination occurred on the change in control date);

•	Fiscal 2017 Equity Awards: 33% of fiscal 2017 stock options and 50% of fiscal 2017 target PSUs and service-vested RSUs (including Career Shares) vest upon the occurrence of a change in control regardless of whether the executive officer’s employment terminates, while the remaining portions of the fiscal 2017 awards vest only if the executive experiences a qualifying termination of employment on or after the change in control (the table below assumes such termination occurred on the change in control date);

•	Reduction to Avoid Excise Tax: None of the named executive officers are entitled to an excise tax gross up. To the extent that any payments or benefits provided to Severance Plan participants or to Mr. Lawrie (under his employment agreement) constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, these payments will be reduced to the maximum amount that the executive may receive without becoming subject to the excise tax imposed under Section 4999 of the Code if it is determined that the executive would retain more, on an after-tax basis, having such payments so reduced.

POTENTIAL TRANSACTION-RELATED PAYMENTS TO EXECUTIVE OFFICERS

			Early Vesting of:
Name	Cash Severance Benefit(1) ($)	Misc. Benefits Continuation(2) ($)	Stock Options(3) ($)	Time Vesting RSUs(3) ($)	PSUs(3) ($)	Total Payments(4) ($)
J. Michael Lawrie	7,080,000	47,309	5,367,061	634,242	30,888,911	44,017,523
Paul N. Saleh.	2,387,467	45,799	1,717,427	1,366,786	8,438,101	13,955,580
Stephen J. Hilton	1,300,000	65,776	1,825,972	238,961	8,586,639	12,017,348
James R. Smith	1,664,633	48,238	1,109,144	874,089	7,383,412	11,079,516
William L. Deckelman, Jr.	1,637,087	24,966	827,609	2,067,170	4,891,707	9,448,539

Totals	14,069,187	232,088	10,847,213	5,181,248	60,188,770	90,518,506

(1)	Cash severance (double trigger) was calculated using two times the named executive officer’s current base salary plus the named executive officer’s three-year average EICP payout (i.e., for FY 2014 through FY 2016 performances). In addition, Mr. Lawrie’s cash severance benefit includes a payment equal to the pro-rata Target EICP for fiscal 2017 upon employment termination ($1,875,000).
(2)	24 months of continued disability, health, life and accidental death and dismemberment benefits was used for all executives (double trigger).
(3)	Pre-FY17 and 33% of the FY17 outstanding stock options were assumed to vest upon change-in-control in the following amounts (single trigger): for Mr. Lawrie, $5,364,370; for Mr. Saleh, $1,716,566; for Mr. Hilton, $1,825,372; for Mr. Smith, $1,108,544; and for Mr. Deckelman, $827,194. The remaining 67% of the FY17 outstanding stock options were assumed to vest upon the executive’s qualifying termination in the following amounts (double trigger): for Mr. Lawrie, $2,691; for Mr. Saleh, $861; for Mr. Hilton, $600; for Mr. Smith, $600; and for Deckelman, $415.

Pre-FY17 and 50% of the FY17 unvested restricted service-vesting (RSU) equity were assumed to vest upon change-in-control in the following amounts (single trigger): for Mr. Lawrie, $634,242; for Mr. Saleh, $1,238,120; for Mr. Hilton, $119,480; for Mr. Smith, $672,853; and for Mr. Deckelman, $1,967,956. The remaining 50% of the FY17 unvested RSU equity were assumed to vest upon the executive’s qualifying termination in the following amounts (double trigger): for Mr. Lawrie, $0; for Mr. Saleh, $128,666; for Mr. Hilton, $119,481; for Mr. Smith, $201,236; and for Mr. Deckelman, $99,214.

Pre-FY17 and 50% of the FY17 unvested regular-cycle performance-based (PSU) equity, plus the organizational health component of Mr. Lawrie’s December 15, 2015 PSU award, were assumed to vest at target upon change-in-control in the following amounts (single trigger): for Mr. Lawrie, $20,770,153; for Mr. Saleh, $3,308,664; for Mr. Hilton, $3,387,120; for Mr. Smith, $2,183,893; and for Mr. Deckelman, $1,594,321. The remaining 50% of the FY17 unvested PSU equity, the financial component of Mr. Lawrie’s December 15, 2015 PSU award, and the December 15, 2015 PSU awards granted to each of the other executives were assumed to vest at target upon the executive’s qualifying termination in the following amounts (double trigger): for Mr. Lawrie, $10,118,758; for Mr. Saleh, $5,129,437; for Mr. Hilton, $5,199,519; for Mr. Smith, $5,199,519; and for Mr. Deckelman, $3,297,386.

These columns do not include the value of any equity awards with respect to stock of CSRA, Inc. (CSC’s former North American public sector business that was spun off in November 2015 and merged with SRA International) held by the named executive officers that may vest in connection with the change in control.

(4)	Total Payments do not reflect any potential 280G excise taxes paid by executives or any potential reduction in the payments to avoid any 280G excise taxes.

Regulatory Approvals

U.S. Antitrust: Under the HSR Act and related rules, the Merger may not be completed until notifications have been given and information furnished to the Federal Trade Commission and to the Antitrust Division, and all statutory waiting period requirements have been satisfied. CSC and HPE filed Notification and Report forms with the Federal Trade Commission and the Antitrust Division on June 21, 2016 and the waiting period under the HSR Act expired on August 22, 2016. In connection with the execution of the First Amendment to the Merger Agreement, the parties filed Notification and Report forms with the Federal Trade Commission and the Antitrust Division effective November 10, 2016 and the waiting period under the HSR Act expires on December 12, 2016 at 11:59 p.m. Eastern Time.

Foreign Regulatory Approvals: The parties are also required to obtain antitrust clearance from the Brazilian Administrative Council of Economic Defense, the Canadian Competition Bureau, the European Commission, the Competition Commission of India, the Mexican Federal Economic Competition Commission, the Swiss Competition Commission, and the Turkish Competition Authority, or observe the applicable statutory waiting period in each of those jurisdictions.

•	The parties filed the required notification form with the Brazilian Administrative Council of Economic Defense on August 4, 2016, received initial clearance on August 18, 2016 and the statutory waiting period under Brazil’s competition law (Law No. 12,529/11) expired on September 5, 2016.

•	The parties filed the required pre-merger notification form with the Canadian Competition Bureau on August 5, 2016 and received a letter from the Canadian Competition Bureau confirming that the Commissioner has closed the file and does not intend to make an application under Section 92 of the Competition Act on August 19, 2016. In connection with the execution of the First Amendment to the Merger Agreement, the parties notified the Canadian Bureau of the First Amendment to the Merger Agreement and received a revised letter from the Canadian Competition Bureau further confirming that the Commissioner has closed the file and does not intend to make an application under Section 92 of the Competition Act on November 28, 2016.

•	The parties filed the required Form CO with the European Commission on August 17, 2016 and received clearance under Council Regulation (EC) No. 139/2004 on September 19, 2016. In connection with the execution of the First Amendment to the Merger Agreement, the parties filed on November 17, 2016 a revised Form CO reflecting the alternative transaction structure with the European Commission.

•	The parties filed the required Form I with the Competition Commission of India on June 22, 2016 and received clearance under the Competition Act, 2002 on August 9, 2016. In connection with the execution of the First Amendment to the Merger Agreement, the parties intend to promptly make a voluntary submission reflecting the alternative transaction structure to the Competition Commission of India.

•	The parties filed the required notification of concentration with the Mexican Federal Economic Competition Commission (“CFCE”) on August 5, 2016. The parties submitted a briefing paper reflecting the alternative transaction structure to the Mexican CFCE on September 28, 2016. The parties received clearance under the Federal Law on Economic Competition on October 17, 2016.

•

The parties filed the required notification of a proposed concentration with the Swiss Competition Commission (“COMCO”) on September 9, 2016 and the filing was deemed complete on September 14, 2016. The parties received clearance under the Federal Act on Cartels and Other Restrictions of Competition and the Ordinance on the Control of Concentrations of Undertakings on October 11, 2016.

In connection with the execution of the First Amendment to the Merger Agreement, the parties submitted a briefing paper notifying COMCO of the alternative transaction structure on November 18, 2016.

•	The parties filed the required merger notification form with the Turkish Competition Authority on August 22, 2016 and received clearance under the Law on Protection of Competition No. 4054 on October 6, 2016. The parties have submitted a notice reflecting the alternative transaction structure to the Turkish Competition Authority on September 9, 2016.

In addition, the parties intend to promptly submit a foreign investment application to the Australian Foreign Investment Review Board.

Listing

Everett intends to file an application to the NYSE for the listing of the shares of Everett common stock to be issued in connection with the Distribution and Merger. It is a condition to the obligation of the parties to consummate the Merger that the shares of Everett common stock to be issued in connection with the Distribution and Merger have been approved for listing on a the NYSE.

Federal Securities Law Consequences; Resale Restrictions

Everett common stock issued pursuant to the Merger Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any CSC or HPE stockholder who may be deemed to be an “affiliate” of Everett for purposes of Rule 145 under the Securities Act.

Accounting Treatment

ASC Topic 805 “Business Combinations” requires the use of purchase accounting for business combinations. In applying purchase accounting, it is necessary to identify both the accounting acquiree and the accounting acquiror. In identifying the accounting acquiror in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including, but not limited to, the following:

•	The relative voting interests in the combined entity after the combination. In accordance with the Exchange Ratio agreed to in the Merger Agreement, the holders of Everett Common Stock immediately prior to the Merger will hold at least 50.1% of issued and outstanding shares of the combined company following the Merger.

•	The composition of the governing body of the combined entity. At the effective time of the Merger, Everett’s board of directors will consist of ten directors, including five current CSC board members (one of whom shall be CSC’s current Chairman and Chief Executive Officer) and five individuals designated by HPE (one of whom is expected to be HPE’s Chief Executive Officer).

•	The composition of the senior management of the combined entity. In this case, the senior management of Everett immediately following the Merger will be selected by CSC’s Chief Executive Officer.

The transaction between CSC and Everett is a reverse merger acquisition with Everett representing the legal acquirer of the business and CSC representing the accounting acquirer. CSC’s management has determined that CSC represents the accounting acquirer in this combination based on an analysis of the facts and circumstances specific to this transaction. CSC will apply purchase accounting to the acquired assets and assumed liabilities of Everett upon consummation of the Merger.

No Dissenter’s Rights or Rights of Appraisal

Neither CSC’s nor HPE’s stockholders will be entitled to exercise appraisal or dissenter’s rights under the Nevada Corporation Law or the DGCL, in connection with the Separation, the Distribution or the Merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION AND MERGER

The following is a general discussion of the U.S. federal income tax consequences of the Distribution and the Merger to holders of HPE common stock that receive Everett common stock, and cash in lieu of fractional shares of Everett common stock, in the Distribution and holders of CSC common stock that exchange their shares of CSC common stock for Everett common stock, and cash in lieu of fractional shares of Everett common stock, pursuant to the Merger. The following discussion is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of such authorities by the courts and the IRS, all as they exist as of the date of this proxy statement/prospectus-information statement and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is limited to holders of HPE common stock and CSC common stock that are U.S. holders, as defined below, and hold their shares of HPE common stock and CSC common stock as capital assets within the meaning of Section 1221 of the Code. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances, nor does it address any consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), persons who are subject to the alternative minimum tax, certain former citizens or long-term residents of the United States, persons who have acquired their shares of HPE common stock or CAS common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, and persons who hold their shares of HPE common stock or CSC common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or foreign tax consequences, or the consequences of the Medicare tax on net investment income.

Holders of HPE common stock and CSC common stock should consult their tax advisors as to the particular tax consequences to them as a result of the Distribution and the Merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of HPE common stock or CSC common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of HPE common stock or CSC common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of HPE common stock or CSC common stock should consult its tax advisor regarding the tax consequences of the Distribution and the Merger.

Treatment of the Distribution

The completion of the Transactions is conditioned upon the receipt by HPE of the Distribution Tax Opinion to the effect that, for U.S. federal income tax purposes, the Contribution, taken together with the Distribution, will qualify as a tax-free transaction under Sections 368(a), 361 and 355 of the Code. HPE also is seeking the

IRS Ruling regarding certain issues relevant to the qualification of the Distribution and certain other aspects of the Separation for tax-free treatment for U.S. federal income tax purposes.

Assuming that the Contribution and the Distribution qualify under Sections 368(a), 361 and 355 of the Code, then, for U.S. federal income tax purposes:

•	HPE will not recognize income, gain or loss on the Distribution;

•	except with respect to the receipt of cash in lieu of fractional shares of Everett common stock, holders of HPE common stock will not recognize income, gain or loss on the receipt of Everett common stock in the Distribution;

•	a stockholder’s aggregate tax basis in its shares of HPE common stock and Everett common stock (including any fractional shares deemed received, as described below) immediately after the Distribution will be the same as the aggregate tax basis of the shares of HPE common stock held by the stockholder immediately before the Distribution, allocated between such shares of HPE common stock and Everett common stock in proportion to their relative fair market values; and

•	a stockholder’s holding period in the Everett common stock received in the Distribution (including any fractional shares deemed received, as described below) will include the holding period of the HPE common stock with respect to which such Everett common stock was received.

Stockholders that have acquired different blocks of HPE common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate tax basis in, and the holding period of, the Everett common stock distributed with respect to such blocks of HPE common stock.

An HPE stockholder that receives cash in lieu of a fractional share of Everett common stock in the Distribution will generally be treated as having received such fractional share pursuant to the Distribution and then as having sold such fractional share for cash. Taxable gain or loss will be recognized in an amount equal to the difference between (i) the amount of cash received in lieu of the fractional share and (ii) the stockholder’s tax basis in the fractional share, as described above. Such gain or loss will generally be long-term capital gain or loss if the holder’s holding period for its Everett common stock, as described above, exceeds one year at the effective time of the Distribution. Long-term capital gains are generally subject to preferential U.S. federal income tax rates for certain non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations under the Code.

Although the IRS Ruling, if received, will generally be binding on the IRS, the continuing validity of the IRS Ruling will be subject to the accuracy of factual representations and assumptions made in the ruling request. In addition, as part of the IRS’s general ruling policy with respect to split-off and spin-off transactions under Section 355 of the Code, the IRS will not rule on the overall qualification of the Distribution for tax-free treatment, but instead only on certain significant issues related thereto. As a result of this IRS ruling policy, HPE will obtain the opinion of counsel described above. The Distribution Tax Opinion will be based on current law and will rely upon various factual representations and assumptions, as well as certain undertakings made by HPE, Everett and CSC. If any of those representations or assumptions is untrue or incomplete in any material respect or any of those undertakings is not complied with, or if the facts upon which the Distribution Tax Opinion is based are materially different from the actual facts that exist at the time of the Distribution, the conclusions reached in the Distribution Tax Opinion could be adversely affected and the Distribution may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS or the courts. No assurance can be given that the IRS will not challenge the conclusions set forth in the Distribution Tax Opinion or that a court would not sustain such a challenge.

If the Distribution were determined not to qualify for tax-free treatment under Section 355 of the Code, HPE would generally be subject to tax as if it sold the Everett common stock in a taxable transaction. HPE would recognize taxable gain in an amount equal to the excess of (i) the total fair market value of the shares of Everett common stock distributed in the Distribution over (ii) HPE’s aggregate tax basis in such shares of Everett common stock. In addition, each HPE stockholder who receives Everett common stock in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of the Everett common stock received by the stockholder in the Distribution. In general, such distribution would be taxable as a dividend to the extent of HPE’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the distribution exceeds such earnings and profits, the distribution would generally constitute a non-taxable return of capital to the extent of the stockholder’s tax basis in its shares of HPE common stock, with any remaining amount of the distribution taxed as capital gain. A stockholder would have a tax basis in its shares of Everett common stock equal to their fair market value. Certain stockholders may be subject to special rules governing taxable distributions, such as those that relate to the dividends received deduction and extraordinary dividends.

Even if the Distribution otherwise qualifies under Section 355 of the Code, the Distribution would be taxable to HPE (but not to HPE stockholders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of HPE or Everett, directly or indirectly (including through acquisitions of the combined company’s stock after the completion of the Transactions), as part of a plan or series of related transactions that includes the Distribution. Current law generally creates a presumption that any direct or indirect acquisition of stock of HPE or Everett within two years before or after the Distribution is part of a plan that includes the Distribution, although the parties may be able to rebut that presumption in certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. Although it is expected that the Merger will be treated as part of such a plan, the Merger standing alone will not cause Section 355(e) of the Code to apply to the Distribution because holders of Everett common stock immediately before the Merger will hold more than 50% of the stock of the combined company (by vote and value) immediately after the Merger. However, if the IRS were to determine that other direct or indirect acquisitions of stock of HPE or Everett, either before or after the Distribution, were part of a plan that includes the Distribution, such determination could cause Section 355(e) of the Code to apply to the Distribution, which could result in a material tax liability.

Treatment of the Merger

The completion of the Transactions is conditioned upon the receipt by HPE and CSC of Merger Tax Opinions to the effect that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties do not intend to seek a ruling from the IRS regarding such qualification.

Assuming that the Merger qualifies as a reorganization under Section 368(a) of the Code, then, for U.S. federal income tax purposes:

•	CSC will not recognize income, gain or loss in the Merger;

•	except with respect to the receipt of cash in lieu of fractional shares of Everett common stock, a holder of CSC common stock will not recognize income, gain or loss upon the exchange of CSC common stock for Everett common stock in the Merger;

•	a stockholder’s aggregate tax basis in the shares of Everett common stock received in the Merger (including any fractional shares deemed received, as described below) will be equal to the stockholder’s aggregate tax basis in its CSC common stock surrendered for such shares of Everett common stock; and

•	a stockholder’s holding period in the Everett common stock received in the Merger (including any fractional shares deemed received, as described below) will include the holding period of the CSC common stock surrendered in the Merger.

Stockholders that have acquired different blocks of CSC common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate tax basis in, and the holding period of, the Everett common stock received in exchange for such blocks of CSC common stock.

A stockholder that receives cash in lieu of a fractional share of Everett common stock will generally be treated as having received such fractional share pursuant to the Merger and then as having sold such fractional share for cash. Taxable gain or loss will generally be recognized in an amount equal to the difference between (i) the amount of cash received in lieu of the fractional share and (ii) the portion of the stockholder’s tax basis in the share of CSC common stock surrendered that is allocable to the fractional share. Such gain or loss will generally be long-term capital gain or loss if the holder’s holding period for its CSC common stock, as described above, exceeds one year at the effective time of the Merger. Long-term capital gains are generally subject to preferential U.S. federal income tax rates for certain non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations under the Code.

The Merger Tax Opinions will be based on current law and will rely upon various factual representations and assumptions, as well as certain undertakings made by HPE, Everett and CSC. If any of those representations or assumptions is untrue or incomplete in any material respect or any of those undertakings is not complied with, or if the facts upon which the Merger Tax Opinions are based are materially different from the actual facts that exist at the time of the Merger, the conclusions reached in the Merger Tax Opinions could be adversely affected and the Merger may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS or the courts. No assurance can be given that the IRS will not challenge the conclusions set forth in the Merger Tax Opinions or that a court would not sustain such a challenge.

If the Merger were determined to be taxable, holders of CSC common stock would be considered to have made a taxable disposition of their shares of CSC common stock to Everett, and such stockholders would generally recognize taxable gain or loss on their receipt of Everett common stock in an amount equal to the difference between (i) the fair market value of such Everett common stock and (ii) the stockholder’s aggregate tax basis in the shares of CSC common stock surrendered, as described above.

Information Reporting and Backup Withholding

Current Treasury regulations require certain U.S. holders of HPE common stock who are “significant distributees” (generally, a U.S. holder that owns at least 5% of the outstanding HPE common stock immediately before the Distribution) and who receive Everett common stock pursuant to the Distribution to attach to their U.S. federal income tax returns for the taxable year in which the Distribution occurs a statement setting forth certain information with respect to the transaction. HPE will provide holders of HPE common stock with the information necessary to comply with this requirement. HPE stockholders should consult their tax advisors to determine whether they are significant distributees required to provide the foregoing statement.

Current Treasury regulations require certain U.S. holders of CSC common stock who are “significant holders” (generally, a U.S. holder that owns at least 5% of the outstanding CSC common stock immediately before the Merger) and who acquire Everett common stock pursuant to the Merger to comply with certain reporting requirements. Significant holders will generally be required to file a statement with their U.S. federal income tax returns for the taxable year in which the Merger occurs setting forth certain information with respect to the transaction. CSC stockholders should consult their tax advisors to determine whether they are significant holders required to provide the foregoing statement.

In addition, payments of cash to a holder of HPE common stock and CSC common stock in lieu of fractional shares of Everett common stock in the Distribution and the Merger, respectively, may be subject to information reporting, unless the stockholder provides proof of an applicable exemption. Such payments that are subject to information reporting may also be subject to backup withholding (currently at a rate of 28%), unless such stockholder provides a correct taxpayer identification number (generally on an IRS Form W-9) and otherwise complies with the requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding is generally reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained from the IRS, provided that the required information is properly furnished in a timely manner to the IRS.

THE TRANSACTION AGREEMENTS

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. The summary is qualified in its entirety by the Merger Agreement, dated as of May 24, 2016, as amended as of November 2, 2016 and as further amended on December 6, 2016, which is incorporated by reference in this proxy statement/prospectus-information statement. Stockholders of CSC and HPE are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide CSC stockholders and HPE stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information included in this document. It is not intended to provide any other factual information about CSC, Old Merger Sub, Merger Sub, HPE or Everett. Information about CSC, Old Merger Sub, Merger Sub, HPE and Everett can be found elsewhere in this proxy statement/prospectus-information statement and in the documents incorporated by reference into this proxy statement/prospectus-information statement.

The Merger Agreement contains representations and warranties of CSC that are solely for the benefit of HPE and Everett and representations and warranties of HPE, Everett and Merger Sub that are solely for the benefit of CSC. The representations and warranties in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement and were used for the purpose of allocating risk among the respective parties. The Merger Agreement is included with the registration statement of which this proxy statement/prospectus-information statement forms a part only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information with respect to CSC, HPE, Everett, Old Merger Sub, Merger Sub or their respective subsidiaries or businesses. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of CSC, HPE, Everett, Old Merger Sub, Merger Sub or their respective subsidiaries or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in information about CSC, HPE, Everett, Old Merger Sub, Merger Sub or their respective subsidiaries or businesses made in public disclosures.

The Merger

Under the Merger Agreement and in accordance with the Nevada Corporation Law, at the effective time of the Merger, Merger Sub will merge with and into CSC. As a result of the Merger, the separate corporate existence of Merger Sub will terminate and CSC will continue as the surviving corporation and a wholly-owned subsidiary of Everett. In accordance with the Nevada Corporation Law, CSC will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub. The articles of incorporation and bylaws of CSC as in effect immediately prior to the Merger will be amended and restated in their entirety to read as set forth in Exhibit B and Exhibit C, respectively, to the Merger Agreement and, as so amended and restated, will be the articles of incorporation and bylaws of CSC following completion of the Merger.

Closing; Effective Time

Under the terms of the Merger Agreement, the closing of the Merger will take place on the third business day after all conditions precedent to the Merger (other than those, including the Separation and Distribution, that are to be satisfied at the closing) have been satisfied or, where permissible under applicable law, waived, or such other date and time as the parties may mutually agree. The Distribution will occur on the day prior to the closing of the Merger.

At or prior to the closing of the Merger, CSC and Merger Sub will cause to be filed articles of merger with the Secretary of State of the State of Nevada to effect the Merger. The Merger will become effective at the time of filing of the articles of merger or at such later time as CSC and Everett agree and specify in the articles of merger.

Immediately prior to the effective time of the Merger, Everett shall be redomesticated into a Nevada corporation pursuant to the DGCL and the Nevada Corporation Law.

Merger Consideration

The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of CSC common stock (except for any such shares held as treasury stock or by Everett, which will be cancelled) will be automatically converted into a number of shares of Everett common stock equal to the exchange ratio in the Merger Agreement. The exchange ratio in the Merger Agreement is defined as one share of Everett common stock for each share of CSC common stock issued and outstanding immediately prior to the effective time. The Merger is expected to result in HPE’s stockholders entitled to shares of Everett common stock in the Distribution owning an aggregate number of Everett shares equal to approximately 50.1% of the shares of Everett common stock outstanding immediately following the Merger.

The Merger Agreement provides that after the Distribution but before the Merger, the number of outstanding shares of Everett common stock will not exceed the Everett Share Number.

Pursuant to a true-up provision in the Merger Agreement, in the event that the percentage of outstanding shares of Everett common stock to be received by HPE stockholders entitled to shares of Everett common stock in the Distribution with respect to Everett common stock that was not acquired directly or indirectly pursuant to a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code), other than Qualified Everett Common Stock, would be less than 50.1% of all outstanding common stock of Everett (determined before any adjustment pursuant to the true-up provision), then the aggregate number of shares of Everett common stock into which such shares will automatically be converted in the Distribution will be increased such that the number of shares of Everett common stock to be received by HPE stockholders entitled to shares of Everett common stock in the Distribution with respect to Qualified Everett Common Stock will equal 50.1% of all the stock of Everett. If such an increase is necessary, then the amount of the Everett Debt distributed pursuant to the Separation Agreement may be decreased in certain circumstances, as described in the Merger Agreement.

No fractional shares of Everett common stock will be issued pursuant to the Merger.

The merger consideration and cash in lieu of fractional shares (if any) paid in connection with the Merger will be reduced by any applicable tax withholding.

Distribution of Per Share Merger Consideration

Prior to the effective time of the Merger, Everett will deposit in a reserve account with an exchange agent appointed by CSC and reasonably acceptable to HPE book-entry authorizations representing shares of Everett common stock for the benefit of the CSC stockholders entitled to shares of Everett common stock in the Merger and for distribution in the Merger upon conversion of the CSC common stock. At the effective time of the Merger, all issued and outstanding shares of CSC common stock (except for such shares held as treasury stock or by Everett, which will be cancelled) will be automatically converted into the right to receive one share of Everett common stock as described above under “—Merger Consideration.”

Immediately thereafter, the exchange agent will distribute to each CSC stockholder entitled to shares of Everett common stock in the Merger book-entry authorizations representing the number of whole shares of Everett common stock. The exchange agent will also distribute to each CSC stockholder entitled to shares of Everett common stock in the Merger cash in lieu of fractional shares of Everett common stock as described above under “—Merger Consideration.”

See “—Distributions With Respect to Shares of Everett Common Stock after the Effective Time” below for a discussion of other distributions with respect to shares of Everett common stock.

Treatment of HPE Equity Awards

Under the terms of the Employee Matters Agreement, (i) awards of HPE stock options, stock appreciation rights, restricted stock units, performance-adjusted restricted stock units and accounts consisting of dividend equivalent units that are held by Everett employees and were granted after May 24, 2016 and (ii) vested but unexercised stock options and stock appreciation rights that are held by Everett employees and are outstanding as of immediately prior to the effective time of the Merger will be converted into awards of Everett time-based stock options, stock appreciation rights, restricted stock units, performance-adjusted restricted stock units and accounts consisting of dividend equivalent units, as applicable. See “Additional Agreements Related to the Separation, the Distribution and the Merger—Employee Matters Agreement.”

Treatment of CSC Equity Awards

Under the terms of the Employee Matters Agreement, awards of CSC stock options, stock appreciation rights, restricted stock units and performance share units that are held by CSC employees and directors and are outstanding as of immediately prior to the effective time of the Merger will be converted into awards of Everett time-based stock options, stock appreciation rights, restricted stock units and performance share units, respectively. See “Additional Agreements Related to the Separation, the Distribution and the Merger—Employee Matters Agreement.”

Distributions With Respect to Shares of Everett Common Stock After the Effective Time

No dividend or other distributions declared or made after the effective time of the Merger with respect to Everett common stock will be paid with respect to any shares of Everett common stock that are not able to be distributed promptly after the effective time of the Merger, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable laws, following the distribution of any previously undistributed shares of Everett common stock that are able to be distributed promptly following the effective time of the Merger, the following amounts will be paid to the record holder of such shares of Everett common stock, without interest:

•	at the time of the distribution of such previously undistributed shares, the amount of cash payable in lieu of fractional shares of Everett common stock to which such holder is entitled pursuant to the Merger Agreement and the amount of dividends or other distributions with a record date after the effective time of the Merger theretofore paid with respect to such whole shares of Everett common stock; and

•	at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Merger but prior to the distribution of such whole shares of Everett common stock and a payment date subsequent to the distribution of such whole shares of Everett common stock.

Termination of Distribution Fund

Any portion of the amounts deposited with the exchange agent under the Merger Agreement that remains undistributed to the CSC stockholders entitled to shares of Everett common stock in the Merger on the one-year anniversary of the effective time of the Merger will be delivered to Everett, and any former CSC stockholders entitled to shares of Everett common stock in the Merger who have not received shares of Everett common stock as described above may thereafter look only to Everett for payment of their claim for Everett common stock and any dividends, distributions or cash in lieu of fractional shares with respect to Everett common stock (subject to any applicable abandoned property, escheat or similar law).

Post-Closing Everett Board of Directors

The Merger Agreement provides that the Everett Board of Directors will take all actions necessary such that, effective as of the effective time of the Merger, the number of directors comprising the Everett Board of Directors shall be ten, including five current CSC board members (one of whom shall be CSC’s current Chairman and Chief Executive Officer) and five individuals designated by HPE (one of whom is expected to be HPE’s Chief Executive Officer). All Everett directors are expected to be identified pursuant to a joint selection process led by a four person committee consisting of Margaret C. Whitman, HPE’s Chief Executive Officer, and Patricia F. Russo, Chairman of HPE’s Board of Directors, as well as J. Michael Lawrie, CSC’s Chairman, President and Chief Executive Officer, and Peter Rutland, another member of the CSC Board of Directors. See “The Transaction Agreements—The Merger Agreement—Post-Closing Everett Board of Directors.” The Merger Agreement provides that at the next annual election of directors of Everett following the Merger, Everett will cause each of the HPE designees to be included as nominees for the CSC Board of Directors recommended by the Everett Board of Directors for election by Everett’s stockholders.

Additionally, J. Michael Lawrie, CSC’s Chief Executive Officer, will resign from his position with CSC and will become the Chairman, President and Chief Executive Officer of Everett immediately following the Merger. Paul N. Saleh, CSC’s Executive Vice President and Chief Financial Officer, will resign from his position with CSC and will become the Executive Vice President and Chief Financial Officer of Everett immediately following the Merger. The members of management of Everett following the Merger will be determined by Mr. Lawrie.

Stockholders Meeting

Under the terms of the Merger Agreement, CSC is required to establish a record date for and, as soon as practicable following the date on which the SEC has cleared the effectiveness of this proxy statement/prospectus-information statement, call a meeting of its stockholders for the purpose of voting upon the Merger. This special meeting to vote on the Merger is the meeting contemplated by the Merger Agreement. CSC is required to use its reasonable best efforts to solicit proxies from its stockholders in favor of the approval of the plan of merger contemplated by the Merger Agreement and to take all other action necessary or advisable to secure the approval of CSC’s stockholders of the plan of merger contemplated by the Merger Agreement.

Representations and Warranties

In the Merger Agreement, CSC has made representations and warranties to HPE, Everett and Merger Sub, and HPE has made representations and warranties to CSC relating to HPE, Everett and Merger Sub as of the date of the Merger Agreement, which representations and warranties will also be made, subject to certain materiality, “material adverse effect,” knowledge and other qualifications, as of the date of the closing of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are made only as of such specified date), as described below. These representations and warranties relate to, among other things:

•	due organization, good standing and qualification;

•	authority to enter into the Merger Agreement (and other Transaction Documents);

•	absence of conflicts with or violations of governance documents, other obligations or laws;

•	governmental approvals;

•	capital structure;

•	financial statements and the absence of undisclosed liabilities;

•	absence of investigations or litigation;

•	compliance with applicable laws;

•	material contracts;

•	government contracts;

•	employee benefit matters and labor matters;

•	tax matters;

•	payment of fees to brokers or finders in connection with the Transactions;

•	insurance;

•	permits;

•	interests in real property;

•	intellectual property matters;

•	environmental matters;

•	absence of certain changes or events;

•	affiliate matters;

•	accuracy of information supplied for use in this proxy statement/prospectus-information statement and the registration statements to be filed by Everett with respect to the Separation and the Distribution;

•	approval by the board of directors; and

•	ownership of capital stock of a counterparty.

CSC has also made representations and warranties to HPE, Everett and Merger Sub relating to certain financing matters, the opinion of CSC’s financial advisor and the required vote of CSC stockholders on the transactions contemplated by the Merger Agreement (including the Merger). HPE has also made representations and warranties to CSC and Everett relating to the sufficiency of assets to be transferred to the Everett Group in connection with the Separation.

Many of the representations and warranties contained in the Merger Agreement are subject to a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, may, as the case may be, have a material adverse effect on CSC, HPE or Everett, as applicable), knowledge qualifications, or both, and none of the representations and warranties will survive the effective time of the Merger. The Merger Agreement does not contain any post-closing indemnification obligations with respect to these matters.

Under the Merger Agreement, a material adverse effect means any change, event, development, condition, occurrence or effect that (1), with respect to HPE, has, or would reasonably be expected to have, a material adverse effect on the ability of HPE to perform its obligations under the Merger Agreement, or to consummate the transactions contemplated thereby and (2) with respect to CSC or Everett, as applicable, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of Everett and its subsidiaries, taken as a whole, or CSC and its subsidiaries, taken as a whole, as the case may be; or (b) has, or would reasonably be expected to have, a material adverse effect on the ability of CSC or the Everett entities, as the case may be, to perform its obligations under the Merger Agreement, or to consummate the transactions contemplated thereby. However, only with respect to clause (2)(a) above, none of the following, either alone or in combination, will be deemed either to constitute, or be taken into account in determining whether there is, a material adverse effect:

•	any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions;

•	any changes or proposed changes of law or GAAP (or, in each case, authoritative interpretations thereof);

•	any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof;

•	any changes generally affecting the industries in which CSC and its subsidiaries, or Everett and its subsidiaries, as applicable, conduct their respective businesses;

•	any changes resulting from the execution of the Merger Agreement or the announcement or the pendency of the Merger, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the transactions contemplated by the Merger Agreement (other than in the context of the representations and warranties made as to the absence of conflicts with or violations of governance documents, other obligations or laws, governmental approvals and litigation and proceedings);

•	changes in the stock price or the trading volume of CSC or HPE stock, as applicable, or any change in the credit rating of CSC or Everett, as applicable (but not, in each case, the underlying cause of any such changes);

•	any changes or effects resulting from any action required to be taken by the terms of the Merger Agreement;

•	the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes); and

•	any action arising from or relating to the Merger or the other transactions contemplated by the Merger Agreement.

Conduct of Business Pending the Merger

Each of the parties to the Merger Agreement has undertaken to perform customary covenants in the Merger Agreement that place restrictions on it and its subsidiaries until the effective time of the Merger. In general, each of CSC and HPE (with respect to Everett and its subsidiaries and the Everett business) has agreed that prior to the effective time of the Merger, except as contemplated by the Merger Agreement or the other Transaction Documents, required by applicable law or consented to by the other party thereto (which consent may not be unreasonably withheld, conditioned, delayed or denied), subject to certain agreed exceptions, it will conduct its business in the ordinary course consistent with past practice.

In addition, CSC has agreed that, prior to the effective time of the Merger, except as contemplated by the Merger Agreement or the other Transaction Documents, required by applicable law, or consented to by HPE (which consent may not be unreasonably withheld, conditioned, delayed or denied), subject to certain agreed exceptions set forth in CSC’s disclosure schedules to the Merger Agreement, CSC will not, and will cause its subsidiaries not to, take any of the following actions:

•	amend or modify the certificate of incorporation or bylaws (or similar organizational documents) of CSC or any of its subsidiaries;

•	declare or pay any dividends on or make other distributions in respect of any of its equity interests (whether in cash, securities or property), except for cash dividends or distributions with respect to a wholly-owned subsidiary and the declaration and payment of CSC’s quarterly cash dividend in the ordinary course of business consistent with past practice and paid in an amount consistent with past practice;

•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities for such equity interests;

•	redeem, repurchase or otherwise acquire any of its equity interests (including any securities convertible or exchangeable into such capital stock);

•	enter into any agreement with respect to the voting or registration of its capital stock or other equity interests;

•	issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize any such actions with respect to, any shares of capital stock of, or any other equity interests in CSC or any of its subsidiaries, any indebtedness that grants its holders voting rights with respect to the capital stock of CSC or any of its subsidiaries, or other rights of any kind to acquire such equity interests or convertible into such equity interests, or any options, warrants, convertible security, “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights, subject to certain exceptions with respect to the issuance of CSC common stock upon the exercise of CSC options, CSC performance share unit awards or CSC restricted share unit awards in accordance with their terms or pursuant to the terms of any employment agreement outstanding as of the date of the Merger Agreement, or the issuance of equity set forth on a certain schedule or among wholly-owned subsidiaries of CSC and CSC;

•	sell, assign, transfer, convey, lease, license, encumber (other than permitted liens under the Merger Agreement) or otherwise dispose of any assets that are material to CSC and its subsidiaries (taken as a whole) other than sales of non-core lines of business, except in the ordinary course of business;

•	(1) sell, assign, pledge, grant or acquire, or agree to do any of the foregoing, or agree not to assert or to enforce, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any material intellectual property owned by CSC or its subsidiaries other than in connection with sales of non-core lines of business, except pursuant to the terms of existing contracts or the licensing of any such intellectual property in the ordinary course of business or (2) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any material intellectual property owned by CSC except in the ordinary course of business or for amounts that are not material to CSC and its subsidiaries and that do not otherwise involve the imposition of material limitations on CSC’s continued use of such intellectual property;

•	merge or consolidate CSC or any of its subsidiaries with any person or entity or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization (other than repayment or refinancing of debt) or other reorganization of CSC or any of its subsidiaries, other than internal restructurings in the ordinary course of business that would not have a material and adverse impact on CSC and its subsidiaries or the transactions contemplated by the Merger Agreement;

•	acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any person or entity or any assets thereof, in each case with value in excess of $500 million in the aggregate, other than in the ordinary course of business or pursuant to specified agreements;

•	make any material loans or investments in, or material advances of money to, any person or entity (other than any CSC subsidiary), except for advances to employees or officers of CSC or its subsidiaries for expenses incurred in the ordinary course of business;

•	except in the ordinary course of business, materially adversely modify or terminate (excluding any expiration in accordance with its terms) any contract defined as a material contract or affiliate contract under the terms of the Merger Agreement, or enter into any agreement that would have been classified as such a contract if entered into prior to the date of the Merger Agreement;

•	except as otherwise required by existing CSC employee benefit plans, policies or contracts, (1) adopt, enter into, amend or increase the benefits under any CSC employee benefit plan that would increase the benefits provided to CSC employees or the cost for providing such benefits, (2) grant any increase in compensation or severance pay to any officer of CSC or any of its subsidiaries other than in the ordinary course of business or (3) adopt, enter into or amend any labor or collective bargaining agreement;

•	forgive any loans to directors, officers or employees of CSC or its subsidiaries;

•	other than as required or permitted by GAAP, make any material change to any accounting principles, methods or practices;

•	compromise, settle or agree to settle any action or investigation (other than those in the ordinary course of business involving only the payment of monetary damages, and without the imposition of equitable relief on or any admission of wrongdoing by CSC or its subsidiaries, up to $15 million individually or $75 million in the aggregate);

•	authorize or enter into any agreement to do any of the foregoing or otherwise make any commitment to do any of the foregoing; or

•	make, change or revoke any material tax election or settle, compromise or abandon any material tax liability, in each case, other than in the ordinary course of business or as would not be likely to have a material and adverse impact on CSC and its subsidiaries, taken as a whole.

HPE has agreed that, prior to the effective time of the Merger, except as contemplated by the Merger Agreement, the Reorganization or the other Transaction Documents, required by applicable law or consented to by CSC (which consent may not be unreasonably withheld, conditioned, delayed or denied), subject to certain agreed exceptions set forth in Everett’s disclosure schedules to the Merger Agreement, HPE will not, and will cause Everett and its subsidiaries not to, take any of the following actions with respect to Everett and its subsidiaries or the Everett business:

•	amend or modify the certificate of incorporation or bylaws (or similar organizational documents) of Everett or any of its subsidiaries, other than an amendment to the certificate of incorporation of Everett to increase the number of authorized shares of Everett common stock;

•	other than as contemplated by the Reorganization, declare or pay any dividends on or make other distributions in respect of any equity interests of Everett or its subsidiaries (whether in cash, securities or property);

•	other than as contemplated by the Reorganization, split, combine or reclassify any of the equity interests of Everett or its subsidiaries, or issue or authorize the issuance of any other securities in respect of or in lieu of the equity interests of Everett and its subsidiaries;

•	other than as contemplated by the Reorganization, redeem, repurchase or otherwise acquire any equity interests of Everett or its subsidiaries, or permit any subsidiaries to do the same (including any securities convertible or exchangeable into such equity interests);

•	other than as contemplated by the Reorganization, enter into any agreement with respect to the voting or registration of the capital stock or other equity interests of Everett or any of its subsidiaries;

•	issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize any such actions with respect to, any shares of capital stock of, or any other equity interests in Everett or any of its subsidiaries, any indebtedness that grants its holders voting rights with respect to the equity interests of Everett or any of its subsidiaries, or other rights of any kind to acquire such equity interests or convertible into such equity interests, or any options, warrants, convertible security, “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights, other than the issuance of equity among wholly-owned subsidiaries of Everett and Everett or to HPE;

•	sell, assign, transfer, convey, lease, license, encumber (other than permitted liens under the Merger Agreement) or otherwise dispose of any assets (other than intellectual property) of HPE or any of its subsidiaries or Everett or any of its subsidiaries that are material to the Everett business (taken as a whole), except in the ordinary course of business;

•

(1) sell, assign, pledge, grant or acquire, or agree to do any of the foregoing, or agree not to assert or to enforce, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any intellectual property owned by Everett or its subsidiaries that is material to the Everett business, except pursuant to the terms of existing contracts or the licensing of any such intellectual property in the ordinary course of business, (2) disclose to any third party other than representatives of CSC any trade secrets included in the intellectual property owned by Everett or its subsidiaries that is material to the Everett business, except under a confidentiality agreement or other legally binding confidentiality undertaking and except for any disclosure made as a result of publication of a patent application filed by HPE or any of its subsidiaries or (3) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any such intellectual property owned by Everett and its subsidiaries that is material to the Everett business, except in the ordinary course of business;

•	merge or consolidate Everett or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Everett or any of its subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on Everett and its subsidiaries, the Everett business or the transactions contemplated by the Merger Agreement;

•	acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any person or entity or any assets thereof that would be an asset of Everett or any of its subsidiaries at the effective time of the Merger, in each case with value in excess of $10 million, other than (1) in the ordinary course of business, (2) the purchase for which will be paid by HPE prior to the Distribution Date or (3) pursuant to specified agreements;

•	permit or cause Everett or any of its subsidiaries to repurchase, repay, refinance or incur any indebtedness for borrowed money in excess of the amount necessary to effect the Everett Payment;

•	issue any debt securities, engage in any securitization transactions or similar arrangement or assume, guarantee or endorse, or otherwise as an accommodation become responsible for in any manner the obligations of any person or entity for borrowed money, other than the obligations of Everett or any of its subsidiaries;

•	permit or cause Everett or any of its subsidiaries to make any material loans or investments in, or material advances of money to, any person or entity (other than Everett or its subsidiaries), except for advances to employees or officers of Everett or its subsidiaries for expenses incurred in the ordinary course of business;

•	except in the ordinary course of business, materially adversely modify or terminate (excluding any expiration in accordance with its terms) any contract defined as a Everett material contract or affiliate contract under the terms of the Merger Agreement, or enter into any agreement that would have been classified as such a contract if entered into prior to the date of the Merger Agreement;

•	except as required by existing HPE employee benefit plans, law, or Everett benefit plans, policies or contracts, (1) adopt, enter into, amend or materially increase the benefits under any HPE or Everett employee benefit plan that would increase the benefits provided to Everett employees or the cost for providing such benefits, (2) grant any increase in compensation or severance pay to any employee of Everett or any of its subsidiaries, other than in the ordinary course of business or (3) adopt, enter into or amend any labor or collective bargaining agreement;

•	forgive any loans to directors, officers or employees of Everett or its subsidiaries;

•	other than as required or permitted by GAAP, make any material change to any accounting principles, methods or practices of Everett or any of its subsidiaries;

•	compromise, settle or agree to settle any action or investigation (other than those in the ordinary course of business involving only the payment of monetary damages, and without the imposition of equitable relief on or any admission of wrongdoing by Everett or its subsidiaries or the deferral of payment until after the Distribution Date, up to $15 million individually or $75 million in the aggregate);

•	issue any additional awards to Everett employees under any HPE stock plan, except as specified in a schedule to the Merger Agreement, or modify or waive the terms of certain outstanding HPE equity or modify or waive the terms of any HPE stock plan as applied to any outstanding awards held by Everett employees;

•	authorize or enter into any agreement to do any of the foregoing or otherwise make any commitment to do any of the foregoing; or

•	other than in the ordinary course of business, make, change or revoke any material tax election with respect to the Everett business that would bind Everett or any of its subsidiaries for periods following the closing of the Merger, or settle, compromise or abandon any material tax liability for which Everett or its subsidiaries will be responsible under the Tax Matters Agreement.

Tax Matters

The Merger Agreement contains certain additional representations, warranties and covenants relating to the preservation of the tax-free status of: (1) the Contribution and the Distribution and (2) the Merger. Additional representations, warranties and covenants relating to the tax-free status of the Transactions are contained in the Tax Matters Agreement. HPE, Everett and CSC agree to use their reasonable best efforts to (1) cause the Contribution and the Distribution, taken together, to qualify as a “reorganization” within the meaning of Section 368(a), 361 and 355 of the Code and (2) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Indemnification for taxes generally is governed by the terms, provisions and procedures described in the Tax Matters Agreement. See “Additional Agreements Related to the Separation, the Distribution and the Merger—Tax Matters Agreement.”

SEC Filings

CSC, HPE and Everett agreed to jointly prepare this proxy statement/prospectus-information statement and the registration statement contained herein with respect to the issuance of shares of Everett common stock in the Merger and the registration statement for the distribution of Everett common stock in the Distribution, and to use reasonable best efforts to have each registration statement declared effective by the SEC as promptly as practicable after being filed.

CSC is required under the terms of the Merger Agreement to mail this proxy statement/prospectus-information statement to its stockholders as promptly as practicable after the SEC declares this proxy statement/prospectus-information statement effective. Everett is similarly required under the terms of the Merger Agreement to mail the registration statement and documents relating to the Distribution to its stockholders as promptly as practicable after the registration statement has become effective.

Regulatory Matters

The Merger Agreement provides that each party to the Merger Agreement will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under the Merger Agreement and applicable laws to consummate the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable after the date thereof, including preparing and filing as promptly as practicable all documentation to effect and taking all reasonable steps necessary to obtain all necessary applications, notices, petitions and filings to obtain any required consents.

Each party to the Merger Agreement has also agreed to make its respective filings under the HSR Act within 20 business days of the execution of the Merger Agreement and, as promptly as practicable, to make any other required filings under any competition laws with respect to the transactions contemplated by the Merger Agreement and to supply the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act and such other laws as promptly as practicable. The parties have agreed to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of approvals under other applicable competition laws as soon as practicable. CSC and HPE filed Notification and Report forms with the Federal Trade Commission and the

Antitrust Division on June 21, 2016 and the waiting period under the HSR Act expired on August 22, 2016. In connection with the execution of the First Amendment to the Merger Agreement, the parties filed Notification and Report forms with the Federal Trade Commission and the Antitrust Division effective November 10, 2016 and the waiting period under the HSR Act expires on December 12, 2016 at 11:59 p.m. Eastern Time.

In addition, each of the parties has agreed to take, or cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any governmental authority with respect to the Merger so as to enable the closing of the Merger to occur as soon as reasonably possible, including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Everett (or Everett’s subsidiaries) or CSC (or CSC’s subsidiaries), as applicable, or otherwise taking or committing to take actions that limit Everett’s or its subsidiaries’ or CSC’s or CSC’s subsidiaries’, as applicable, freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Everett (or Everett’s subsidiaries) or CSC (or CSC’s subsidiaries), in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the closing of the Merger (provided that the effectiveness of any such sale, divestiture, license or disposition or action or commitment must be contingent on consummation of the Merger and no such action that affects CSC or Everett may be taken without the consent of CSC). However, the parties to the Merger Agreement will not have to take any such action that would be materially adverse to the business, financial condition or results of operations of CSC and its subsidiaries (including Everett and its subsidiaries, taken as a whole) or that would require such action by HPE with respect to any assets or businesses that are not part of the Everett business.

No Solicitation

The Merger Agreement contains provisions restricting CSC’s ability to seek an alternative transaction. Under these provisions, CSC agrees that it will not, and will cause its subsidiaries and representatives not to, directly or indirectly:

•	solicit or initiate or knowingly encourage, directly or indirectly, any Competing Proposal (as defined below) or proposal which would reasonably be expected to lead to a Competing Proposal; or

•	engage in negotiations or discussions with respect to any Competing Proposal.

The Merger Agreement provides that the term “Competing Proposal” means any proposal or offer from a third party relating to:

•	a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving CSC;

•	the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person or entity of 20% or more of the consolidated assets of CSC and its subsidiaries, as determined on a book-value or fair market value basis;

•	the purchase or acquisition in any manner by any person or entity of 20% or more of the issued and outstanding shares of CSC common stock or any other ownership interests in CSC;

•	any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any other person or entity beneficially owning 20% or more of the shares of CSC common stock, or any other ownership interests of CSC or any of its subsidiaries; or

•	any combination of the foregoing.

CSC also agreed to cease, and to cause its subsidiaries and representatives to cease, any discussions or negotiations with any person that may have made a Competing Proposal prior to the date of signing of the Merger Agreement.

Under the Merger Agreement, CSC must promptly (and in any event within 24 hours) notify HPE after the receipt of a Competing Proposal or written indication that a person or entity is considering making a Competing Proposal as well of any request for non-public information relating to CSC or its subsidiaries (other than in the ordinary course, consistent with past practice and unrelated to a Competing Proposal) and of any inquiry or request for discussions or negotiations regarding any Competing Proposal. The notice must include the identity of the person or entity making the request, inquiry or proposal and a copy of the request, inquiry or proposal. CSC must also keep HPE and Everett reasonably and currently informed of any material changes or developments in connection with the foregoing (and in any event within 24 hours). CSC has also agreed that it will simultaneously provide to HPE and Everett any non-public information concerning CSC that may be made available to any other person or entity in response to such a Competing Proposal unless such information has previously been provided or made available to HPE or Everett.

Notwithstanding the covenants described in the foregoing paragraphs in this section, at any time prior to the receipt of the approval of CSC stockholders of the plan of merger contemplated by the Merger Agreement, CSC is permitted to furnish information to, and enter into discussions and negotiations with, a person or entity who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing Proposal that did not result from a breach of the foregoing non-solicitation provisions by CSC if, prior to furnishing such information and entering into such discussions, the CSC Board of Directors has determined, in its good faith judgment that (1) after consulting with its outside financial advisors and outside legal counsel, any Competing Proposal constitutes a Superior Proposal (as defined below), and (2) after consulting with outside legal counsel, the failure to act with respect to such Competing Proposal would be inconsistent with the fiduciary duties of the CSC Board of Directors to CSC’s stockholders under applicable law. CSC must provide HPE one business day’s written notice before engaging in any such actions.

The Merger Agreement provides that the term “Superior Proposal” means a bona fide written Competing Proposal by a third party (except the references therein to 20% being replaced by 50%) that was not solicited by CSC or its representatives in violation of the non-solicitation provisions of the Merger Agreement and that the CSC Board of Directors has determined in good faith (after consultation with its outside financial and legal advisors), taking into account the various legal, financial and regulatory aspects of the Competing Proposal, is reasonably likely to be consummated on a timely basis, and would be more favorable to CSC’s stockholders, from a financial point of view, than the Merger and the other transactions contemplated by the Merger Agreement after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by HPE.

Board Recommendation

CSC has agreed in the Merger Agreement that neither the CSC Board of Directors, nor any committee thereof will (each action constituting a “Change in Recommendation”):

•	withhold, withdraw, modify or qualify or publicly propose to withdraw, withhold, modify or qualify, in a manner adverse to HPE or Everett, the recommendation by the CSC Board of Directors that CSC’s stockholders approve the plan of merger contemplated by the Merger Agreement;

•	make or permit any director or executive officer to make any public statement or make any public statement in connection with the CSC special meeting that would reasonably be expected to have the same effect; or

•	approve, determine to be advisable or recommend, or publicly propose to approve, determine to be advisable or recommend any Competing Proposal.

Notwithstanding the foregoing, the CSC Board of Directors may, at any time prior to receiving stockholder approval to the plan of merger contemplated by the Merger Agreement, make a Change in Recommendation, if either of the following conditions are satisfied:

•	CSC has received a bona fide written Competing Proposal and has not violated the provisions described in “—No Solicitation” above and the CSC Board of Directors determines in good faith (after consultation with outside financial and legal advisors), taking into account the various legal, financial and regulatory aspects of the Competing Proposal, that such Competing Proposal constitutes a Superior Proposal; or

•	the CSC Board of Directors has determined in good faith that a material event, development or change in circumstances with respect to CSC first occurring or coming to the attention of the CSC Board of Directors after the date of the Merger Agreement and prior to obtaining the CSC stockholder approval and which was not known and could not reasonably be expected to have been known or foreseen by the CSC Board of Directors as of or prior to the date of the Merger Agreement, which we refer to as an “Intervening Event”, has occurred or is continuing, such event first occurred or came to the attention of the CSC Board of Directors subsequent to the date of the Merger Agreement and was not known or foreseeable, and the CSC Board of Directors determined in good faith after consultation with outside financial advisors and outside legal counsel, that inaction would be inconsistent with the directors’ fiduciary duties under applicable law; provided, that the receipt, existence or terms of a Competing Proposal, any events, developments or changes in circumstances of HPE, the Everett Group, the status of the Merger under the HSR Act or any required third-party consent, any change in the price or change in the trading volume of CSC common stock (but not the underlying cause of any such change), and the meeting or exceeding of internal or analysts’ expectations, projections or results of operations or any matter relating to the foregoing or consequences of the foregoing will not constitute Intervening Events.

CSC may not take the action described above, unless:

•	it has notified HPE and Everett in writing of its intention to take such action at least four business days prior to taking such action, which notice must include certain information required by the Merger Agreement;

•	if requested by HPE or Everett, the CSC Board of Directors and its representatives must have negotiated in good faith with HPE during the notice period to enable HPE and Everett to propose changes to the terms of the Merger Agreement intended to cause the Superior Proposal to no longer constitute a Superior Proposal or such Intervening Event not to be material;

•	the CSC Board of Directors concludes in good faith, after consultation with CSC’s outside legal counsel and financial advisors and considering any revisions proposed by HPE and Everett, that any Superior Proposal continues to be a Superior Proposal and the failure to make a Change in Recommendation would be inconsistent with the CSC Board of Directors’ fiduciary duties to CSC stockholders under applicable law; and

•	if there is any amendment to the terms of the Superior Proposal during the four business day period following delivery of the notice described above, CSC provides a new written notice of the terms of such amended Superior Proposal giving HPE and Everett two business days for each subsequent amendment to make an offer to revise the terms of the Transactions.

The Merger Agreement provides that CSC is not prohibited from making disclosures to its stockholders of any Competing Proposal under Rule 14e-2(a) or Rule 14d-9 of the Exchange Act. However, CSC is required to reaffirm in any such disclosure the CSC Board of Directors recommendation in favor of the Merger.

Financing

Prior to the execution of the Merger Agreement, CSC entered into bridge commitment letters dated May 24, 2016 (the “Commitment Letters“), among CSC and each of The Bank of Tokyo-Mitsubishi UFJ, Ltd., Royal Bank of Canada, Bank of America, N.A., and Goldman Sachs Bank USA (the “Commitment Parties”), under which the Commitment Parties committed to provide CSC with debt financing in an aggregate amount of approximately $3.1 billion subject to the terms and conditions of the Commitment Letters. See “Debt Financing.”

The Merger Agreement provides that CSC will use reasonable best efforts to take all actions necessary to consummate the debt financing contemplated by the Commitment Letters as promptly as practicable after the date of the Merger Agreement on terms and conditions no less favorable in the aggregate than the terms and conditions of the Commitment Letters. Furthermore, CSC is required to, and to cause its affiliates to:

•	use reasonable best efforts to comply with and maintain the Commitment Letters and negotiate and execute definitive agreements on the terms and conditions contained in the Commitment Letters;

•	satisfy the conditions in the Commitment Letters and the definitive agreements for the debt financing that are within CSC’s control;

•	fully enforce its rights under the Commitment Letters and the definitive agreements for the debt financing; and

•	use reasonable best efforts to draw upon and consummate the debt financing contemplated by the Commitment Letters at or prior to the Distribution.

The Merger Agreement provides that if any portion of the financing contemplated by the Commitment Letters or the related definitive agreements becomes unavailable on the terms and conditions contemplated in the Commitment Letters or such definitive agreements, CSC will use reasonable best efforts to obtain alternative financing that is sufficient to finance the payments to be made to HPE under the Separation Agreement on terms that do not expand the conditions to the funding from those in the Commitment Letters. CSC will be subject to the same obligations described in the preceding paragraph with respect to any such alternative financing arrangements.

CSC has agreed to keep HPE informed of the status of its efforts to arrange the debt financing. Except in limited circumstances, CSC may not, without HPE’s consent, amend, modify, supplement, restate, substitute, replace, terminate, assign or agree to any waiver under the Commitment Letters or any definitive agreement relating to the debt financing in a manner that expands on the conditions precedent or contingencies to the funding on the closing date of the debt financing or that could otherwise prevent, impair or materially delay the consummation of the Transactions. Prior to the closing of the Merger, HPE has agreed to cooperate, at the expense of CSC, with CSC for the arrangement of the debt financing.

Debt Exchange

The Merger Agreement provides that HPE will use its reasonable best efforts to, prior to the Distribution, (i) cause Everett to distribute to HPE the Everett Debt (containing terms consistent with those set forth in the Merger Agreement) and (ii) consummate the Debt Exchange in a process to be jointly managed by HPE and CSC in good faith. The Merger Agreement contains covenants requiring HPE and CSC to cooperate in the preparation of documents and the making of filings required for the issuance of the Everett Debt and the consummation of the Debt Exchange and to coordinate their activities with respect to the Debt Exchange and the other components of the debt financing. However, HPE will have the right to make the final determination, after good faith consultation with CSC, on any matters as to which the parties disagree (including the determination of whether to effect the Debt Exchange by means of a direct or intermediated exchange).

Mutual Employee Non-Solicitation

Under the Merger Agreement, for a period starting on May 24, 2016 and ending 12 months after the closing date of the Merger, each of HPE, on the one hand, and CSC and Everett (in the case of Everett, after the effective time of the Merger), on the other hand, has agreed that, without the other party’s prior written consent, it will not, directly or indirectly:

•	solicit, hire or offer to hire any of the employees of the other party;

•	seek to cause any employees of the other party to leave the employ of such other party or its subsidiaries; or

•	enter into a consulting agreement with any employee of such other party.

The restrictions in the preceding paragraph do not apply to general solicitations or advertisements that are not targeted at the employees of the other party. In addition, neither party is restricted from soliciting, hiring, offering to hire or entering into a consulting agreement with any employee of the other party whose employment with such other party was terminated by such other party.

Certain Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

•	access to each of CSC’s and Everett’s properties, contracts and books and records and appropriate senior-level officers and employees;

•	preservation of the indemnification provisions in the governing documents of Everett with respect to directors, officers, employees or agents of Everett;

•	advanced consent requirements for public announcements concerning the transactions contemplated by the Merger Agreement;

•	defense of any derivative action brought against CSC and/or its directors in connection with the Transactions;

•	steps required to cause any disposition of CSC common stock or acquisitions of Everett common stock resulting from the Transactions by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CSC or Everett to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	HPE’s and Everett’s obligations to ensure Everett has a sufficient number of authorized shares to effect the issuances under the Distribution and the Merger;

•	the obligations of CSC to obtain the release of HPE and its affiliates from certain contracts, instruments or other arrangements to the extent relating to Everett and for which HPE or its affiliate is a guarantor or person required to provide financial support, including by substituting CSC or one of its subsidiaries for the applicable HPE entity and HPE’s indemnification obligations following the closing of the Merger with respect thereto;

•	HPE’s obligation to deliver to CSC certain audited and unaudited financial statements of the Everett business;

•	the continued obligations of Everett with respect to certain non-competition restrictions in existing agreements;

•	cooperation by CSC to provide IT outsourcing services to HPE pursuant to mutually agreed upon terms; and

•	CSC’s and HPE’s obligations to cause all Transaction Documents to be executed and delivered at the closing of the Merger.

Conditions to the Merger

The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction or, if permitted under applicable law, waiver, of the following conditions:

•	the expiration or termination of any applicable waiting period under the HSR Act, and the receipt of applicable consents, authorizations, orders, or approvals required under other competition laws in certain specified jurisdictions;

•	the consummation of the Reorganization and the Distribution in accordance with the Separation Agreement;

•	the effectiveness of the registration statements of Everett and the absence of any stop order issued by the SEC or any pending proceeding before the SEC seeking a stop order with respect thereto;

•	the approval for listing on a nationally recognized securities exchange of the shares of Everett common stock to be issued in the Merger;

•	the approval by CSC stockholders of the plan of merger contemplated by the Merger Agreement; and,

•	the absence of any law or action by a governmental authority that enjoins, restrains or prohibits the consummation of the Reorganization, the Distribution or the Merger.

CSC’s obligations to effect the Merger are subject to the satisfaction or, if permitted by applicable law, waiver, of the following additional conditions:

•	the performance or compliance in all material respects by HPE and Everett of all covenants required to be complied with or performed by them on or prior to the effective time of the Merger under the Merger Agreement;

•	the truth and correctness in all material respects of HPE’s and Everett’s representations and warranties with respect to organization, authorization and brokers’ fees as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date);

•	the truth and correctness in all respects of HPE’s representations and warranties relating to Everett with respect to capital stock, the absence of a “material adverse effect” with respect to Everett and receipt of board and stockholder approval as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date);

•	the truth and correctness in all respects of all other representations and warranties made by HPE in the Merger Agreement (without giving effect to any materiality, material adverse effect or similar qualifiers) as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date), except as would not have a material adverse effect;

•	the receipt by CSC of a certificate, dated as of the closing date of the Merger, signed by a senior officer of HPE certifying the satisfaction of the conditions described in the preceding four bullet points;

•	the entry by HPE, Everett and Merger Sub’s into all other applicable Transaction Documents, and performance in all material respects of all covenants thereunder to be performed or complied with prior to the effective time of the Merger; and

•	the determination by CSC that the Merger and related transactions will not constitute an acquisition of a “50-percent or greater interest” (within the meaning of Section 355(d)(4) of the Code) in CSC, as determined under the principles of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and the receipt by CSC of a tax opinion from its tax counsel.

HPE’s, Everett’s and Merger Sub’s obligations to effect the Merger are subject to the satisfaction or, if permitted by applicable law, waiver, of the following additional conditions:

•	the performance or compliance in all material respects by CSC of all covenants required to be complied with or performed by it on or prior to the effective time of the Merger under the Merger Agreement;

•	the truth and correctness in all material respects of CSC’s representations and warranties with respect to organization, authorization and brokers fees as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date);

•	the truth and correctness in all respects of CSC’s representations and warranties with respect to the capital stock of CSC, affiliate matters and receipt of board approval as of the date of the Merger Agreement and as of the date of the Merger (except that the truth and correctness representation and warranty with respect to the capitalization of CSC may have de minimis deviations from the “in all respects” standard);

•	the truth and correctness in all respects of all other representations and warranties made by CSC in the Merger Agreement (without giving effect to any materiality, material adverse effect or similar qualifiers) as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date), except as would not have a material adverse effect;

•	the receipt by HPE of a certificate, dated as of the closing date of the Merger, signed by a senior officer of CSC certifying the satisfaction of the conditions described in the preceding four bullet points;

•	the entry by CSC into all applicable other Transaction Documents, and performance in all material respects of all covenants thereunder to be performed or complied with prior to the effective time of the Merger;

•	the receipt by HPE of a tax opinion from HPE’s counsel; and

•	the consummation of the Debt Exchange and the receipt by HPE of the Everett Payment immediately before the Distribution.

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of HPE and CSC. Also, subject to specified qualifications and exceptions, either HPE or CSC may terminate the Merger Agreement at any time prior to the consummation of the Merger if:

•	any governmental authority has promulgated, entered, enforced, enacted or issued or deemed applicable to the Merger or the other transactions contemplated by the Merger Agreement any law that permanently prohibits, restrains or makes illegal the Merger or the other transactions contemplated by the Merger;

•	the Merger has not been consummated on or prior to the Outside Date; or

•	CSC’s stockholders fail to approve the plan of merger contemplated by the Merger Agreement at the meeting of CSC’s stockholders held for such purpose (including any adjournment or postponement thereof).

In addition, subject to specified qualifications and exceptions, HPE may terminate the Merger Agreement if:

•	CSC has breached any representation, warranty, covenant or agreement in the Merger Agreement that would cause the Joint Conditions to the Merger or the conditions to HPE’s obligation to consummate the Merger described above not to be satisfied, and such breach is not cured by the earlier of 60 days after notice of the breach and the Outside Date, or is incapable of cure prior to the Outside Date;

•	the CSC Board of Directors effects a Change in Recommendation; or

•	CSC has failed to comply with its obligations under the Merger Agreement relating to non-solicitation or to hold the CSC special meeting for approval of the plan of merger contemplated by the Merger Agreement.

In addition, subject to specified qualifications and exceptions, CSC may terminate the Merger Agreement if:

•	HPE or Everett has breached any representation, warranty, covenant or agreement in the Merger Agreement that would cause the Joint Conditions to the Merger or the conditions to CSC’s obligation to consummate the Merger described above not to be satisfied, and such breach is not cured by the earlier of 60 days after notice of the breach and the Outside Date, or is incapable of cure prior to the Outside Date; or

•	the CSC Board of Directors or any committee thereof, prior to receipt of stockholder approval of the plan of merger contemplated by the Merger Agreement and subject to payment by CSC to HPE of the $275 million Alternative Termination Fee, authorizes CSC’s entry into a definitive agreement with respect to a Superior Proposal and CSC enters into such agreement, in circumstances where CSC is permitted to terminate the Merger Agreement and accept such Superior Proposal.

In the event of termination of the Merger Agreement, the Merger Agreement will terminate without any liability on the part of any party except as described below under “—Termination Fee and Expenses Payable in Certain Circumstances,” provided that nothing in the Merger Agreement will relieve any party of liability for fraud or willful breach prior to termination.

Termination Fees and Expenses Payable in Certain Circumstances

The Merger Agreement provides that upon termination of the Merger Agreement under specified circumstances, CSC is required to pay HPE the $160 million Termination Fee. The circumstances under which the Termination Fee may be payable include:

•	if HPE terminates the Merger Agreement after CSC has materially breached its obligations under the non-solicitation provisions of the Merger Agreement or its obligation to hold a special meeting of CSC stockholders to vote on the proposal to approve the plan of merger contemplated by the Merger Agreement;

•	if HPE terminates the Merger Agreement following a Change in Recommendation by the CSC Board of Directors;

•	if (1) a Competing Proposal with respect to CSC is publicly made and not withdrawn five business days prior to specified events, (2) the Merger Agreement is terminated under any of the circumstances listed below and (3) CSC consummates, or enters into a definitive agreement with respect to and subsequently consummates, a Competing Proposal within twelve months of the termination of the Merger Agreement:

(a)	in the event the Merger Agreement is terminated by either HPE or CSC after the failure to obtain approval from CSC stockholders of the plan of merger contemplated by the Merger Agreement at the CSC special meeting,

(b)	in the event the Merger Agreement is terminated by HPE because CSC has committed an uncured or incurable breach of any representation, warranty, covenant or agreement in the Merger Agreement such that the conditions to the closing of the Merger would not be satisfied, or

(c)	in the event the Merger Agreement is terminated by HPE because the transactions contemplated by the Merger Agreement have not been consummated prior to the Outside Date.

The Merger Agreement provides that CSC is required to pay HPE an Alternative Termination Fee of $275 million in the event that the CSC Board of Directors or any committee thereof, prior to receipt of stockholder approval for the plan of merger contemplated by the Merger Agreement, authorizes CSC’s entry into a definitive agreement with respect to a Superior Proposal and CSC enters into such agreement, in circumstances where CSC is permitted to terminate the Merger Agreement and accept such Superior Proposal.

In no event will CSC be required to pay more than one Termination Fee or Alternative Termination Fee.

If the Merger Agreement is terminated because CSC’s stockholders fail to approve the plan of merger contemplated by the Merger Agreement at the meeting of CSC stockholders, CSC will be required to reimburse HPE in cash for certain out-of-pocket fees and expenses incurred by HPE in connection with the Transactions, up to a maximum of $45 million in the aggregate.

Payment of the Termination Fee or Alternative Termination Fee will be HPE’s sole and exclusive remedy, unless HPE commences an action alleging CSC has committed a willful breach or fraud, in which case HPE will be entitled to any damages received in such action that it receives above the amount of the Termination Fee or Alternative Termination Fee.

Specific Performance

In the Merger Agreement, the parties acknowledge and agree any breach of the Merger Agreement by any party could not be adequately compensated by monetary damages alone and that the parties would not have any adequate remedy at law. Accordingly, the parties have agreed that in addition to any other right or remedy to which a party may be entitled, in the event of any actual or threatened default or breach of any of the terms or conditions or provisions of the Merger Agreement, the aggrieved party will have the right to specific performance and injunctive or other equitable relief in respect of its rights under the Merger Agreement or any other Transaction Document, including the right to enforce specifically the other parties’ obligations to consummate the transactions contemplated by the Merger Agreement.

Amendments

The Merger Agreement may not be amended or modified, in whole or in part, except by an instrument in writing duly signed by an authorized representative of each party to the Merger Agreement that expressly references the Merger Agreement.

THE SEPARATION AND DISTRIBUTION AGREEMENT

The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation and Distribution Agreement, dated as of May 24, 2016, as amended as of November 2, 2016, as further amended on December 6, 2016 and as may be further amended from time to time, by and between HPE and Everett, which is incorporated by reference in this document. Stockholders of HPE and CSC are urged to read the Separation Agreement in its entirety. This description of the Separation Agreement has been included to provide HPE stockholders and CSC stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this proxy statement/prospectus-information statement. It is not intended to provide any other factual information about CSC, Merger Sub, HPE or Everett. Information about CSC, Merger Sub, HPE and Everett can be found elsewhere in this proxy statement/prospectus-information statement and in the documents incorporated by reference into this proxy statement/prospectus-information statement. See also “Where You Can Find Additional Information.”

Descriptions regarding the assets and liabilities conveyed to Everett and retained by HPE contained in the Separation Agreement are qualified by certain information that has been exchanged separately between HPE and

Everett and that is not reflected in the Separation Agreement. Accordingly, HPE stockholders and CSC stockholders should not rely on the general descriptions of assets and liabilities in the Separation Agreement, as they may have been modified in important ways by the information exchanged separately between HPE and CSC.

Overview

The Separation Agreement provides for the Separation of Everett from HPE. Among other things, the Separation Agreement specifies which assets of HPE related to the Everett business are to be transferred to, and which liabilities of HPE related to the Everett business are to be assumed by, Everett and its subsidiaries and other entities, and sets forth when and how these transfers and assumptions will occur. The Separation Agreement also includes procedures by which HPE and Everett will become separate and independent companies. The matters addressed by the Separation Agreement include the matters described below.

In consideration of the transfer of the specified assets and liabilities relating to the Everett business to Everett or other members of the Everett Group, Everett will:

•	issue to HPE additional shares of Everett common stock such that the number of shares of Everett common stock outstanding immediately prior to the Merger will be equal to the Everett Share Number;

•	distribute to HPE securities representing the Everett Debt; and

•	distribute to HPE the Everett Payment.

Transfer of Assets and Assumption of Liabilities

The Separation Agreement identifies the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of HPE and Everett as part of the separation of HPE into two independent companies, and it provides for when and how these transfers, assumptions and assignments will occur.

In particular, the Separation Agreement provides that subject to the terms and conditions contained therein, assets related to the Everett business will generally be retained by or transferred to Everett, including, among others:

•	assets listed on certain schedules to the Separation Agreement;

•	shares of capital stock and other equity interests in certain subsidiaries and other entities of the Everett Group;

•	contracts (or portions thereof) exclusively related to the Everett business;

•	assets reflected on the combined unaudited pro forma pre-tax balance sheet of the Everett Group as of January 31, 2016, and any assets acquired by or for the Everett business after the date of such balance sheet which would have been reflected on such balance sheet had such assets been acquired on or before the date of such balance sheet;

•	certain intellectual property rights allocated to the Everett Group, as further described under “IP Matters Agreement” below;

•	certain rights under occurrence-based insurance policies in place prior to the Distribution, but only to the extent such policies provide coverage to members of the Everett Group without cost to HPE and its subsidiaries;

•	certain owned and leased real property allocated to the Everett Group, as further described under “Real Estate Matters Agreement” below;

•	certain office equipment, trade fixtures and furnishings located at physical sites of the Everett Group;

•	intercompany receivables owed to a member of the Everett Group, on the one hand, by HPE or any of its subsidiaries, on the other hand, that: (A) are in respect of goods or services sold to or by a member of the Everett Group; (B) are effective or outstanding as of the Distribution, after giving effect to any settlement and payment made prior to or as of the Distribution; and (C) are included in the calculation of the post-closing adjustments relating to intercompany receivables and payables; and

•	rights and assets expressly transferred to a member of the Everett Group pursuant to the terms of the Separation Agreement or the ancillary agreements to be entered into in connection with the Separation;

All of the assets other than the assets allocated to Everett will be retained by or transferred to HPE. The Separation Agreement identifies specific assets that will not be allocated to Everett, including:

•	assets listed on certain schedules to the Separation Agreement;

•	cash and cash equivalents, other than cash or cash equivalents held by or in the name of a member of the Everett Group as of the Distribution;

•	shares of capital stock and other equity interests in certain subsidiaries and other entities held by HPE that are not members of the Everett Group;

•	contracts not allocated to the Everett Group;

•	intellectual property rights owned by HPE or any of its subsidiaries that are not allocated to the Everett Group;

•	owned and leased real property allocated to HPE or any of its subsidiaries; and

•	other assets that are expressly contemplated by the Separation Agreement or any ancillary agreement as assets to be retained by HPE or any of its subsidiaries.

The Separation Agreement provides that liabilities related to the Everett business or the assets allocated to Everett will generally be retained by or transferred to Everett, including:

•	liabilities listed on certain schedules to the Separation Agreement;

•	liabilities to the extent relating to, arising out of or resulting from the operation of the Everett business at any time, the operation of any business conducted by any member of the Everett Group at any time after the Distribution, assets allocated to the Everett Group; and any environmental condition or matter relating to, arising out of or resulting from (A) any properties owned, leased or occupied by any member of the Everett Group; (B) the ownership, occupancy or use of the Everett Assets; (C) the presence on or release of hazardous materials on or from any Everett Assets; (D) the conduct or operation of the Everett business; or (E) the use, treatment, release, handling, transportation or disposal of hazardous materials by the Everett business or by or on behalf of any member of the Everett Group;

•	liabilities reflected on the combined unaudited pro forma pre-tax balance sheet of the Everett Group as of January 31, 2016, and any liabilities arising or assumed after the date of such balance sheet which would have been reflected on such balance sheet had such liabilities arisen or been assumed on or before the date of such balance sheet;

•	liabilities arising out of or resulting from: (A) the Everett Debt and any debt incurred by Everett to finance the Everett Payment; (B) the Zero-Coupon Convertible Senior Notes Due October 1, 2021, 3.875% Convertible Senior Notes due 2023 and 7.45% Notes due 2029 of HP Enterprise Services, LLC (formerly known as Electronic Data Systems LLC, formerly known as Electronic Data Systems Corporation); (C) all capitalized lease obligations that expire on or before March 31, 2019; (D) up to $250,000,000 in the aggregate among all Everett Group members of capitalized lease obligations that expire after March 31, 2019; and (E) certain other liabilities specified in the Separation Agreement;

•

intercompany payables owed by a member of the Everett Group, on the one hand, to HPE or any of its subsidiaries, on the other hand, that: (A) are in respect of goods or services sold to or by a member of the Everett Group; (B) are effective or outstanding as of the Distribution, after giving effect to any settlement and payment made prior to or as of the Distribution; and (C) are included in the calculation of the post-closing adjustments relating to intercompany receivables and payables; and

•	liabilities that are expressly provided by the Separation Agreement or any ancillary agreements to be assumed by Everett or any other member of the Everett Group, and all liabilities of Everett or any other member of the Everett Group under the Separation Agreement or any ancillary agreement.

All of the liabilities other than the liabilities allocated to Everett will be retained by or transferred to HPE. The Separation Agreement identifies specific liabilities that will not be allocated to Everett, including:

•	liabilities listed on certain schedules to the Separation Agreement;

•	liabilities of HPE or any of its subsidiaries to the extent relating to, arising out of or resulting from any assets not allocated to the Everett Group;

•	liabilities arising out of or resulting from any debt or capitalized lease obligations other than: (A) the Everett Debt and any debt incurred by Everett to finance the Everett Payment; (B) the Zero-Coupon Convertible Senior Notes Due October 1, 2021, 3.875% Convertible Senior Notes due 2023 and 7.45% Notes due 2029 of HP Enterprise Services, LLC (formerly known as Electronic Data Systems LLC, formerly known as Electronic Data Systems Corporation); (C) all capitalized lease obligations that expire on or before March 31, 2019; (D) up to $250,000,000 in the aggregate among all Everett Group members of capitalized lease obligations that expire after March 31, 2019; and (E) certain other liabilities specified in the Separation Agreement; and

•	liabilities that are expressly contemplated by the Separation Agreement or any ancillary agreements to be retained or assumed by HPE or any of its subsidiaries, and all liabilities of HPE or any of its subsidiaries under the Separation Agreement or any ancillary agreements.

Information in this proxy statement/prospectus-information statement with respect to the assets and liabilities of Everett and HPE following the Distribution is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement and the ancillary agreements, unless the context otherwise requires. The Separation Agreement provides that, in the event that the transfer or assignment of assets and liabilities to Everett or HPE, as applicable, does not occur prior to the Separation, then until such assets or liabilities are able to be transferred or assigned, Everett or HPE, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform and discharge such liabilities in the ordinary course of business, provided that a party shall not be obligated to expend any money unless the other party advances or agrees to reimburse the necessary funds.

Consents and Delayed Transfers

The Separation Agreement provides that Everett and HPE will use commercially reasonable efforts to obtain or make any consents, approvals, notifications, substitutions or amendments in connection with the transfer or assignment of any assets or the assumption of any liabilities, or as required to novate or assign obligations under agreements, leases, licenses and other liabilities, or to obtain releases or substitutions such that it and its subsidiaries are solely liable for the liabilities allocated to it under the Separation Agreement. However, except as expressly provided in any ancillary agreement, neither HPE nor Everett will be obligated to contribute any capital or pay any consideration to any person for such consent, approval, notice, registration or other filing, substitution or amendment. The transfer or assignment of assets or the assumption of liabilities, as the case may be, shall be automatically deemed deferred if and to the extent that the valid, complete and perfected transfer or assignment of such assets or the assumption of such liabilities would be a violation of applicable law or require any consents, approvals or notifications that have not been made or obtained at or prior to the Distribution until such time as all legal impediments are removed or such consents, approvals and notifications have been obtained or made. The party retaining such asset will hold such asset in trust for the use and benefit of the other (at such other party’s expense) until properly conveyed. The obligations to obtain or make such consents, approvals and notifications will generally terminate 24 months after the Distribution.

Shared Assets and Contracts

The Separation Agreement provides that HPE and Everett will use their respective commercially reasonable efforts to separate assets and contracts that relate both to the Everett business and HPE’s other businesses into separate assets and contracts so that the Everett Group or HPE and its subsidiaries, as applicable, will retain the rights and benefits, and be subject to the liabilities, with respect to or arising from each shared asset or contract to the extent relating to its business. If any third-party consent to the separation of such asset or contract has not be obtained or the separation has not been completed as of the Distribution, then HPE and Everett will use commercially reasonable efforts to develop and implement arrangements to pass along the benefits and liabilities of the portion of any such shared asset or contracts as relates to the other party’s business. These obligations with respect to shared assets and contracts will terminate 24 months after the Distribution. HPE and Everett will share equally any costs relating to separating shared assets and contracts.

Disclaimer of Representations and Warranties

Except as expressly set forth in the Separation Agreement, the Merger Agreement or any ancillary agreement, neither Everett nor HPE makes any representation or warranty as to the assets, businesses or liabilities transferred or assumed as part of the Separation, the Distribution or the Merger, as to any approvals or notifications required in connection with the transfers or assumptions, as to the value or the freedom from any security interests of any assets of Everett or HPE, as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Everett or HPE or as to the legal sufficiency of any assignment, document, certificate or instrument delivered under the Separation Agreement, Merger Agreement or any ancillary agreement to convey title to any asset or thing of value. Except as expressly set forth in the Separation Agreement, the Merger Agreement or any ancillary agreement, all assets are transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good or marketable title, free and clear of all security interests, and that any necessary approvals or notifications are not obtained or made or that any requirements of laws or judgments are not complied with.

The Distribution

In the Distribution, HPE will distribute all of the outstanding shares of Everett common stock to HPE stockholders. The Separation Agreement provides that the Distribution may be effected, at HPE’s option, by way of a spin-off, in which HPE would make a pro rata distribution of Everett common stock to HPE stockholders, or a split-off, in which HPE would exchange shares of Everett common stock for shares of HPE common stock. HPE intends to effect the Distribution as a spin-off.

Conditions to the Distribution

The obligation of HPE to complete the Distribution is subject to the satisfaction or waiver by HPE (subject to the limitation that certain waivers shall also be subject to the prior written consent of CSC) of the following conditions:

•	completion of the Separation;

•	completion of certain securities law matters, including the filing and effectiveness of a registration statement with respect to the Everett common stock to be distributed;

•	the listing of the Everett common stock to be distributed in the Distribution on a nationally recognized securities exchange.

•	completion of certain issuances to HPE of Everett common stock and distributions to HPE of cash and securities representing the Everett Debt;

•	entry by HPE into a distribution agent agreement with the distribution agent;

•	delivery of an opinion, in form and substance acceptable to HPE in its sole discretion, from an independent appraisal firm confirming the solvency and financial viability of HPE after giving effect to the Everett Debt, Everett Payment and the consummation of the Distribution; and

•	satisfaction or waiver by the party entitled to the benefit thereof of the conditions to the obligations of the parties to the Merger Agreement to consummate the Merger and complete the other transactions contemplated by the Merger Agreement (other than those conditions that by their nature are to be satisfied contemporaneously with or immediately following the Distribution).

Cost Structure Protection

If the annualized cost of performing certain activities identified by the Separation Agreement as “horizontal cost activities,” as calculated as of the Distribution Date, exceeds $1,200,000,000, then HPE will pay Everett within 120 days after the Distribution Date the excess of such annualized horizontal cost over $1,200,000,000 and Everett’s reasonable expenses (including projected severance and other restructuring costs) in connection with reducing the total annualized horizontal cost to $1,200,000,000. Costs for resources substituted or added to support the Everett business at CSC’s written request that would have otherwise been stranded costs for HPE will not be reflected in the calculation of the annualized horizontal cost.

Post-Closing Adjustments

The Separation Agreement provides for a post-closing adjustment to the extent that the actual amounts of certain cash conversion cycle metrics of Everett and the Everett subsidiaries as of 11:59 pm on the day prior to the Distribution Date is greater or less than specified targets for such metrics, based on the average of such metrics for Everett and its subsidiaries on a combined basis for the twelve months ended April 30, 2016.

If the actual final cash conversion cycle metric exceeds the target metric, then Everett will pay to HPE the excess. If the actual final cash conversion cycle metric is less than the actual final cash conversion cycle metric, then HPE will pay to Everett the amount of such shortfall.

The Separation Agreement also provides for other post-closing adjustments based on cash and cash equivalents, net intercompany payables and receivables, VAT and other sales taxes payable and receivable, accrued payroll and accrued bonus.

Treatment of Intercompany Agreements, Receivables and Payables

The Separation Agreement provides that all agreements that are between members of the Everett Group, on the one hand, and HPE and its subsidiaries, on the other hand, and that do not involve any third parties will be terminated as of the Distribution, except for the Separation Agreement, the Merger Agreement and the ancillary agreements, certain shared contracts and other arrangements specified in the Separation Agreement. The Separation Agreement provides that all intercompany receivables owed and intercompany payables due solely between members of the Everett Group, on the one hand, and HPE and its subsidiaries, on the other hand, that are in respect of goods or services, are effective or outstanding as of immediately prior to the effective time of the Distribution and are included in the calculation of the post-closing adjustments relating to intercompany receivables and payables will be settled and paid as of the effective time of the Distribution, or as promptly as practicable thereafter, subject to limited exceptions. The Separation Agreement also provides that by the effective time of the Distribution or as soon as possible thereafter, all bank and brokerage accounts owned by a member of the Everett Group will be de-linked from the accounts owned by HPE or any of its subsidiaries, and all bank and brokerage accounts owned by HPE or any of its subsidiaries will be de-linked from the accounts owned by a member of the Everett Group.

Releases

The Separation Agreement provides that, except as expressly provided in the Separation Agreement, any ancillary agreement or the Merger Agreement, Everett and its affiliates will release and discharge HPE and its affiliates from all liabilities to the extent existing or arising from any acts and events occurring or failing to occur, and any conditions existing, at or prior to the effective time of the Distribution, including in connection with the implementation of the Separation, the Distribution and the Merger. The Separation Agreement provides that, except as expressly provided in the Separation Agreement, any ancillary agreement or the Merger Agreement, HPE and its affiliates will release and discharge Everett and its affiliates from all liabilities to the extent existing or arising from any acts and events occurring or failing to occur, and any conditions existing, at or prior to the effective time of the Distribution, including in connection with the implementation of the Separation, the Distribution and the Merger.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Separation, which agreements include, among others, the Separation Agreement, the Merger Agreement and the ancillary agreements.

Indemnification

In the Separation Agreement, Everett agrees to indemnify, defend and hold harmless HPE, each of its subsidiaries and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	any liabilities allocated to the Everett Group;

•	the failure of any member of the Everett Group to pay, perform or otherwise promptly discharge any liabilities allocated to Everett, whether prior to, at or after the effective time of the Distribution;

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by HPE or its subsidiaries for the benefit of any member of the Everett Group that survives the effective time of the Distribution, except to the extent related to a liability allocated to HPE or its subsidiaries; and

•	any breach by any member of the Everett Group of the Separation Agreement or any of the ancillary agreements (other than the ancillary agreements that expressly contain indemnification provisions, which shall be subject to the indemnification provisions contained therein) or any action by Everett in contravention of its certificate of incorporation or bylaws.

HPE agrees to indemnify, defend and hold harmless each member of the Everett Group and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the liabilities allocated to HPE and its subsidiaries;

•	the failure of HPE or any of its subsidiaries, other than members of the Everett Group, to pay, perform or otherwise promptly discharge any of the liabilities allocated to HPE, whether prior to, at or after the effective time of the Distribution;

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by a member of the Everett Group for the benefit of HPE or any of its subsidiaries that survives the effective time of the Distribution, except to the extent related to a liability allocated to a member of the Everett Group; and

•	any breach by HPE or any of its subsidiaries of the Separation Agreement or any of the ancillary agreements (other than the ancillary agreements that expressly contain indemnification provisions, which shall be subject to the indemnification provisions contained therein) or any action by HPE in contravention of its certificate of incorporation or bylaws.

The Separation Agreement also establishes procedures with respect to claims subject to indemnification and related matters. Under the Separation Agreement, the amount of any indemnifiable loss will be reduced by any insurance proceeds or similar amounts actually recovered by the indemnified party in respect of the indemnifiable loss.

Indemnification with respect to taxes will generally be governed solely by the Tax Matters Agreement.

Litigation

Each party to the Separation Agreement will direct the defense or prosecution of litigation solely related to its own business. With respect to litigation in which Everett entities and HPE entities are named and that are related to both parties’ businesses, each of Everett and HPE shall be entitled to assume its own defense and shall consult in good faith with each other regarding the management of the defense of such actions. Any other litigation related to both parties’ businesses will be managed by the party with the greater financial exposure with respect to the litigation, provided that if an action involves the pursuit of criminal sanctions or penalties or seeks equitable or injunctive relief against any party, that party will be entitled to control the defense of the claim.

Insurance

Prior to the effective time of the Distribution, Everett and the Everett business will continue to be covered under insurance policies of HPE or the subsidiaries of HPE. Following the effective time of the Distribution, Everett and the Everett business will no longer be covered under the insurance policies of HPE or the subsidiaries of HPE. Everett and the subsidiaries of Everett will have the right to access occurrence-based coverage (to the extent such coverage exists) for claims asserted after the effective time of the Distribution but arising out of an occurrence prior to the effective time of the Distribution, but only to the extent such policies provide such coverage without cost to HPE and its subsidiaries.

Non-Competition

The Separation Agreement includes non-compete provisions pursuant to which HPE agrees to not engage for two years from the Distribution Date in certain activities that were conducted exclusively by the Everett business immediately prior to the Distribution Date, subject to certain exceptions set forth in the Separation Agreement (e.g., for relatively minor acquisitions or acquisitions of businesses with relatively minor percentages of their revenues from activities conducted exclusively by the Everett business).

Additionally, the Separation Agreement includes non-compete provisions pursuant to which Everett and CSC agree to not engage for two years from the Distribution Date in certain activities that were conducted exclusively by HPE (and not the Everett business) immediately prior to the Distribution Date, subject to certain exceptions set forth in the Separation Agreement (e.g., for relatively minor acquisitions or acquisitions of businesses with relatively minor percentages of their revenues from activities conducted exclusively by HPE (and not the Everett business)).

Further Assurances

In addition to the actions specifically provided for in the Separation Agreement, each of Everett and HPE agree in the Separation Agreement to use commercially reasonable efforts, prior to, at and for 12 months after the effective time of the Distribution, to take all actions and to do all things reasonably necessary under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

Expenses

Except as expressly set forth in the Separation Agreement or in any ancillary agreement, HPE will be responsible for all out-of-pocket fees, costs and expenses of HPE, Everett and any of their subsidiaries incurred in connection with the Separation or the Distribution prior to the effective time, other than the separation expenses that CSC agrees in writing should be reimbursed by Everett to HPE.

Dispute Resolution

The Separation Agreement contains provisions that govern, except as otherwise provided in certain ancillary agreements, the resolution of disputes, controversies or claims that may arise between Everett and HPE related to such agreements, the Separation or the Distribution. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims first by escalation of the dispute to senior management of Everett and HPE, before availing themselves of any other remedies. If senior management is unable to resolve a dispute within a specified period, the dispute may be submitted by either party to mediation in accordance with the Separation Agreement. If the parties are unable to resolve the dispute through mediation within a specified period, the dispute may be submitted by either party to binding arbitration in accordance with the Separation Agreement.

Termination

The Separation Agreement will terminate simultaneously with a valid termination of the Merger Agreement prior to the closing of the Merger. After the effective time of the Distribution, the Separation Agreement may not be terminated except by an agreement in writing signed by both HPE and Everett. In the event of such a termination, neither party, nor any of their respective officers and directors, will have any liability to any person by reason of the Separation Agreement.

Other Matters

The Separation Agreement also governs, among other matters, access to information, confidentiality, access to and provision of witnesses and records, counsel and legal privileges, and treatment of outstanding guarantees.

DEBT FINANCING

Everett Financings

Prior to the closing of the Distribution, Everett intends to enter into the Term Facility and issue the Notes in an aggregate principal amount of approximately $3.0 billion. The proceeds of the Term Facility will be used to pay the Everett Payment to HPE and the Notes will be issued to HPE and exchanged by HPE for outstanding senior unsecured notes of HPE.

The anticipated material terms of the Term Facility and the Notes are described below based on our current expectations. There can be no assurance that the Term Facility or the Notes will be finalized on similar terms, or at all.

Term Facility

Everett expects, prior to the closing of the Distribution, to enter into the $1.5 billion Term Facility with certain financial institutions party thereto (the “Everett Lenders”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), as administrative agent (the “Everett Administrative Agent”). The Term Facility is expected to be comprised of: (i) a delayed-draw senior unsecured term loan A facility denominated in U.S. dollars in an aggregate principal amount of US$300 million that is scheduled to mature on the date that is three years following the Funding Date (as defined below) (the “3-Year USD Term Facility”), (ii) a delayed-draw senior unsecured term loan A facility denominated in U.S. dollars that is scheduled to mature on the date that is five years following the Funding Date (the “5-Year USD Term Facility”), (iii) a delayed-draw senior unsecured term loan A facility denominated in Sterling that is scheduled to mature on the date that is five years following the Funding Date (the “5-Year Sterling Term Facility) and (iv) a delayed-draw senior unsecured term loan A facility denominated in Euros that is scheduled to mature on the date that is five years following the Funding Date (the “5-Year Euro Term Facility”). The aggregate principal amounts of each of the 5-Year USD Term Facility, the 5-Year Sterling Term Facility, and the 5-Year Euro Term Facility (collectively, the “5-Year Term Facilities”) will be determined at the time Everett enters into the Term Facility. The Term Facility will permit Everett to request incremental term loans of up to US$500 million.

The intended use of proceeds from the Term Facility is (i) to pay the Everett Payment and (ii) to pay a portion of the fees, premiums and expenses incurred in connection with the Transactions, including the Everett Payment.

The Term Facility will require Everett to pay a ticking fee for ratable benefit and account of each Everett Lender, accruing from the date Everett enters into the Term Facility until the earlier to occur of (i) the date of expiration or termination of commitments under the Term Facility and (ii) the funding date of the term loans under the Term Facility (the “Funding Date”), at a rate of 0.07% to 0.25% on the aggregate principal amount of the commitments under the Term Facility then outstanding based on the public rating that has been most recently announced by any of S&P or Moody’s, as the case may be, with respect to the senior, unsecured, non-credit enhanced, long-term debt securities of CSC or Everett, as the case may be, or if any such rating agency shall have issued more than one such public rating, the lowest such public rating issued by such rating agency (the “Pricing Grid”).

Under the Term Facility, borrowings are expected to bear interest at a variable rate equal to, (i) with respect to the 3-Year USD Term Facility, at Everett’s option, (x) the Eurocurrency Rate (as defined in the Term Facility) for a one, two, three or six month interest period, plus a margin between 0.875% and 1.625% based on the Pricing Grid or (y) the greatest of the rate of interest announced publicly by BTMU in New York, New York, from time to time, as BTMU’s “Prime Rate”, the Federal Funds Rate plus 0.5%, and the Eurocurrency Rate for a one-month interest period plus 1% (“Base Rate”), in each case plus a margin of 0.000% to 0.625%, based on the Pricing Grid, (ii) with respect to the 5-Year USD Term Facility, at Everett’s option, (x) the Eurocurrency Rate for a one, two, three or six month interest period, plus a margin between 1.00% and 1.75% based on the Pricing Grid or (y) the Base Rate, in each case plus a margin of 0.000% to 0.75%, based on the Pricing Grid, (iii) with respect to the 5-Year Sterling Term Facility, the Eurocurrency Rate for a one, two, three or six month interest period, plus a margin between 0.75% and 1.35% based on the Pricing Grid and (iv) with respect to the 5-Year Euro Term Facility, the Eurocurrency Rate for a one, two, three or six month interest period, plus a margin between 0.75% and 1.35% based on the Pricing Grid.

Amortization of the 5-Year Term Facilities is expected to be paid on a quarterly basis at the rate of 5.0% of original principal amount per annum. Borrowings under the Term Facility will be prepaid in the event (i) the Spin-Off and the Merger have not been consummated on or prior to the date that is 30 days after the Funding Date or (ii) CSC has not become a guarantor under the Term Facility on or prior to the date that is 3 business days after the consummation of the Merger.

The Term Facility will contain representations, warranties, and covenants customary for facilities of this type, as well as customary events of default, consistent with CSC’s existing credit facility. In addition, under the Term Facility, Everett will be required to maintain a ratio of EBITDA to interest expense no less than 3.00 to 1.00 for any four quarter period ending at the end of a fiscal quarter and a leverage ratio of total debt to EBITDA of no more than 3.00 to 1.00 as of the end of each fiscal quarter.

The Term Facility will include various customary remedies for the Everett Lenders following an event of default, including the acceleration of repayment of outstanding amounts due under the Term Facility.

Notes

Everett expects, prior to the closing of the Distribution, to issue to HPE approximately $1.5 billion in aggregate principal amount of Notes, which will in turn be exchanged by HPE for outstanding senior unsecured notes of HPE pursuant to a debt-for-debt exchange. The Notes will have a term of at least seven years and will be subject to covenants consistent with market practice for comparable issuers.

Depending on market conditions and other factors, the allocation of the Financing between the Term Facility and the Notes may be adjusted.

Credit Facility

On September 29, 2016, Computer Sciences Corporation received commitments to extend the maturity date of the $2.98 billion Amended and Restated Credit Agreement dated as of October 13, 2013 (the “Credit Agreement”; the senior unsecured revolving credit facility described therein, the “Credit Facility”). As a result, $2.84 billion of the commitments under Credit Agreement will mature on January 15, 2022, $70 million of the commitments under the Credit Agreement will mature on January 15, 2021 and $70 million of the commitments under the Credit Agreement will mature on January 15, 2020.

In connection with entering into the Merger Agreement, CSC entered into a debt financing commitment letter (including the joinder and amendment thereto, the “Debt Commitment Letter”) with certain financial institutions (the “Conditional Lenders”). Pursuant to the Debt Commitment Letter, the Conditional Lenders have committed to provide CSC with, among other financings, an approximately $3.1 billion senior unsecured bridge facility that may be borrowed by CSC in lieu of the Term Facility and the Notes, $740 million of incremental commitments under the Credit Facility, the availability of which is conditioned upon the closing of the Merger (the “Conditional Revolver Commitments”). If the conditions thereto are satisfied, and if CSC elects to accept all incremental commitments, the availability of the Conditional Revolver Commitments will result in an increase in the aggregate facility size of the Credit Facility from $2.98 billion up to $3.72 billion. The Credit Facility was amended on June 21, 2016 to increase the maximum amount of incremental commitments that can be incurred under the Credit Facility from $500 million to $1.5 billion, which results in a maximum potential facility size of $4.0 billion.

ADDITIONAL AGREEMENTS RELATED TO THE SEPARATION,

THE DISTRIBUTION AND THE MERGER

EMPLOYEE MATTERS AGREEMENT

In connection with the Transactions, HPE, Everett and CSC have entered into an Employee Matters Agreement with respect to the transfer of certain employees engaged in the Everett business and related matters, including terms of employment, benefit plan transition and coverage and other compensation and labor matters. This summary is qualified by reference to the complete text of the Employee Matters Agreement, which is incorporated by reference herein and is filed as an exhibit to the registration statement of which this document is a part.

The Employee Matters Agreement provides that:

•	The HPE Group generally will be responsible for liabilities associated with employees who have been identified as HPE Group employees (collectively, the “HPE Group Employees”) and liabilities for former employees who primarily served the business of the HPE Group;

•	The Everett Group generally will be responsible for liabilities associated with employees who have been identified as Everett Group employees and liabilities for former employees who primarily served the business of the Everett Group; and

•	the HPE Group and the Everett Group will each be responsible for 50% of the liabilities associated with former employees who were not primarily serving the business of either the HPE Group or the Everett Group, including former global function employees.

Notwithstanding the general rule described above:

•	The HPE Group will retain all U.S. defined benefit pension plan and subsidized retiree medical liabilities in the U.S. for all former employees, HPE Group Employees and Everett Group employees. Pension assets and liabilities and subsidized retiree medical liabilities in non-U.S. jurisdictions are allocated on a jurisdiction by jurisdiction basis. HPE and CSC agreed to a net amount of pension assets and liabilities and subsidized retiree medical liabilities in non-U.S. jurisdictions that Everett will retain. See “Risk Factors—Risks Related to the Combined Company, After the Transactions—Everett will assume certain material pension benefit obligations associated with Everett employees. These liabilities and the related future funding obligations could restrict cash available for operations of the combined company, capital expenditures and other requirements, and may materially adversely affect the financial condition and liquidity of the combined company.”

•	The HPE Group will retain all liabilities relating to the IRG programs for all former employees and HPE Group employees and the Everett Group will retain all liabilities relating to the IRG programs for all Everett Group employees.

•	The HPE Group will retain all liabilities relating to the Global Retirement Supplement for all HPE Group employees and the Everett Group will retain all liabilities relating to the Global Retirement Supplement for all Everett Group employees.

•	The HPE Group will retain all liabilities relating to the HPE Group’s 401(k) plan for all former employees, HPE Group employees and Everett Group employees. CSC will establish or maintain a 401(k) plan for the benefit of Everett Group employees, effective no later than the effective time of the distribution.

•

Following the closing date of the Merger, the combined company will provide each Everett employee with an annual base salary and target annual cash incentive compensation opportunities that are, in the aggregate, comparable to the annual base salary and target annual cash incentive compensation opportunities provided to similarly situated employees of CSC. Following the Closing Date, the combined company will provide each Everett employee benefits (with certain exclusions including defined benefit pension benefits and retiree medical or insurance benefits) that are comparable to, and severance benefits that are no less favorable than, those provided to similarly situated employees of CSC.

•	The combined company will establish or designate health and welfare plans for the benefit of all Everett Group employees, as of the effective time of the distribution. HPE will provide health and welfare coverage to Everett Group employees who are unable to enroll in the CSC health and welfare plans as of the effective time of the distribution until the first available entry point for Everett Group employees in such plans, such time period not to extend farther than December 31, 2017, with CSC reimbursing HPE for the cost of such coverage.

•	The combined company will establish or make available to Everett Group employees a nonqualified deferred compensation plan, and the HPE Group will transfer to such plan accounts of current and former Everett Group employee participants in HPE’s Executive Deferred Compensation Plan.

•	The HPE Group will be solely responsible for determining the amount of, and paying, all awards due to be paid to former employees and HPE Group Employees who were participants in the HPE Group incentive plans at the time of separation from employment, and the Everett Group will be responsible for determining, subject to the reasonable approval of CSC, the amount, and paying, of all awards due to be paid to former employees and Everett Group employees who were participants in the Everett Group incentive plans at the time of separation from employment.

The Employee Matters Agreement also provides, in general, for the conversion of each outstanding HPE Group equity award held by Everett Group employees and each outstanding CSC equity award held by CSC employees into an adjusted award relating to Everett common shares. Specifically:

•	Each outstanding HPE award of options (including performance-contingent options), stock appreciation rights, restricted stock units, performance-adjusted restricted stock units and accounts consisting of dividend equivalent units relating to HPE common stock granted under HPE’s 2015 Stock Incentive Plan and held by Everett Group employees will be converted into an adjusted award relating to Everett common shares and shall otherwise be subject to the same terms and conditions after the Merger as the terms and conditions applicable to such awards immediately prior to the Merger.

•	Each outstanding CSC award of options, stock appreciation rights, restricted stock units and performance share units relating to CSC common stock granted under CSC’s 2011 Omnibus Incentive Plan and held by CSC employees will be converted into an adjusted award relating to Everett common shares and shall otherwise be subject to the same terms and conditions after the Merger as the terms and conditions applicable to such awards immediately prior to the Merger.

TAX MATTERS AGREEMENT

Everett and HPE will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Distribution and certain related transactions to qualify for their intended tax treatment), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and assistance and cooperation in respect of tax matters. This summary is qualified by reference to the complete text of the form of the tax matters agreement, which is incorporated by reference and is filed as an exhibit to the registration statement of which this document is a part.

In general, under the agreement:

•

HPE will be responsible for (i) any US federal income taxes imposed on HPE’s consolidated group for any period, (ii) any US federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed on Everett and/or any of its subsidiaries (excluding CSC and its subsidiaries) for any tax period or portion thereof ending on or prior to the date of the Distribution, (iii) certain transaction and transfer taxes arising from the Contribution, the Distribution and certain related transactions and (iv) any taxes resulting from a breach by HPE of any covenant set forth in the Tax Matters Agreement or other transaction document; and

•	Everett will be responsible for (i) any US federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed on Everett and/or any of its subsidiaries for any period or portion thereof beginning after the date of the Distribution and (ii) any taxes resulting from a breach by Everett of any covenant set forth in the Tax Matters Agreement or other transaction document.

Neither party’s obligations under the agreement will be limited in amount or subject to any cap.

The agreement will also assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In general, in the case of any tax contest with respect to any tax return, the party that would be primarily liable under the Tax Matters Agreement to pay the applicable tax authority the taxes resulting from such tax contest will administer and control such tax contest. In addition, the agreement provides for cooperation and information sharing with respect to tax matters.

The Tax Matters Agreement will also impose certain restrictions on CSC, Everett and its subsidiaries with respect to actions that could cause the Distribution and certain related transactions to fail to qualify for their intended tax treatment. Such restrictions include, without limitation, restrictions on share issuances, certain debt issuances, business combinations, transactions (other than the Merger) that would (when combined with certain other transactions or changes in ownership of Everett stock) have the effect of causing one or more persons to acquire stock (directly or indirectly) comprising 40 percent or more the vote or value of all outstanding shares of Everett stock, sales of assets, partial and full liquidations, the cessation of the active conduct of certain businesses, amendments of organizational documents, actions that affect the voting rights of Everett stock, share redemptions and repurchases, and certain other actions that could adversely affect the intended tax treatment of the Distribution and certain related transactions. The Tax Matters Agreement will provide special rules that allocate tax liabilities in the event the Distribution and certain related transactions fail to qualify for their intended tax treatment. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes imposed on HPE or Everett that arise from (i) the failure of the Distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, or (ii) the failure of certain other related transactions consummated in connection with HPE’s internal restructuring to qualify for their intended tax treatment, in each case, to the extent that the failure to so qualify is attributable to certain actions (or inactions) of, or certain events relating to, such party or certain persons related to such party. To the extent that the failure to qualify is not so attributable, such taxes will generally be the responsibility of HPE.

The Tax Matters Agreement is binding on and will inure to the benefit of any successor to any of the parties of the Tax Matters Agreement to the same extent as if such successor had been an original party to the Tax Matters Agreement.

IP MATTERS AGREEMENT

HPE, Hewlett Packard Enterprise Development LP (together with HPE, “HPE Grantors”) and Everett will enter into an IP Matters Agreement in respect of certain intellectual property (including patents, trademarks and domain names) and certain technology (including software and related copyrights) used in the current conduct of the Everett business. Pursuant to the IP Matters Agreement, HPE Grantors will transfer to Everett patents, registered trademarks and registered copyrights, and applications for any of the foregoing, and domain names owned by the HPE Grantors or any other members of the HPE Group that are listed on exhibits to the IP Matters Agreement, and software, unregistered trademarks and trade secrets owned by the HPE Grantors or any other members of the HPE

Group that are used exclusively in the current conduct of the Everett Business. Such transferred intellectual property will be transferred to Everett subject to any pre-existing (i) non-exclusive licenses and (ii) portfolio-wide patent cross-licenses or other commercial arrangements, in each case, that are granted in the ordinary course and are not material to the Everett business. HPE Grantors will also transfer to Everett certain specified agreements that grant third parties rights in such transferred intellectual property. Everett will grant back to the HPE Group a perpetual, nonexclusive, fully paid up, royalty-free, generally nontransferable and nonsublicensable license to the patents and patent applications included in such transferred intellectual property to conduct HPE’s retained businesses as conducted prior to the Distribution Date and natural evolutions thereof.

HPE Grantors will grant to Everett a nonexclusive, fully paid up, royalty-free, generally nontransferable and generally nonsublicensable license:

•	to patents and patent applications owned by the HPE Group to conduct the Everett business as conducted prior to the Distribution Date and natural evolutions thereof. Everett may sublicense its rights under this patent license to certain specified spin-offs or other divestments of CSC’s or Everett’s business (including the public sector business) (collectively, “Permitted Transferees”);

•	on a worldwide basis, to internally use and modify software that is owned by or licensed to any member of the HPE Group, is used in the conduct of the Everett business and in the possession of the Everett business prior to the Distribution Date and is not made commercially available by the HPE Group, solely for purposes of developing, maintaining or supporting Everett’s products and services. Everett may sublicense its rights to subsidiaries, Permitted Transferees and certain specified vendors and contractors; provided that, any such software that is licensed by the applicable member of the HPE Group from a third party will be sublicensed to Everett only if such software (i) is sublicensable to Everett within the scope of the license granted to the applicable member of the HPE Group without, (a) breaching any obligation owed to such third party, (b) requiring any consent from such third party or (c) incurring any obligation to make any payment or pay other consideration to such third party and (ii), in the case of software used to provide information technology-related infrastructure for an enterprise, is used by the Everett business directly to provide commercial products or services to customers or related to the development of such products or services;

•	on a worldwide basis, to internally use and modify trade secrets (excluding source code) that are owned by the HPE Group and used in the conduct of the Everett business and in the possession of the Everett business prior to the Distribution Date, solely for developing, maintaining or supporting Everett’s products and services being provided as of the Distribution Date and natural evolutions thereof. Everett may not sublicense its rights under this trade secret license; and

•	to distribute or otherwise make available, in object code form, software that is owned by or licensed to any member of the HPE Group to the extent such software is incorporated in Everett’s products and services (excluding internal use software) as of the Distribution Date and natural evolutions thereof. Everett may sublicense its rights under this distribution license to Permitted Transferees, distributors and customers.

Each license and permitted sublicense expressly excludes CSC’s pre-existing products and services. With respect to software that is made commercially available by the HPE Group, HPE Grantors will use good faith efforts to enter into standard customer or other commercial arrangements with Everett or its customers. With respect to software owned by or licensed to any member of the HPE Group, HPE Grantors have no obligation to provide source code, documentation, support, updates or upgrades.

The IP Matters Agreement prohibits either party from assigning the IP Matters Agreement without consent from the non-assigning party, except (x) an assignment by Everett to CSC and (y) an assignment by Everett or CSC to a public sector business spin-off, in each case, in whole and on a one-time basis only. CSC may not further assign the IP Matters Agreement other than in connection with a merger, consolidation, or sale of all or substantially all of CSC’s assets or businesses.

TRANSITION SERVICES AGREEMENT

Everett and HPE will enter into a transition services agreement pursuant to which HPE and its subsidiaries and Everett and its subsidiaries will provide, on an interim, transitional basis, various services to each other. The services that will be provided under the agreement will be described in service schedules attached to the agreement. The charges for the services will be determined on a cost-plus basis. The recipient will also pay any exit and stranded costs associated with the provision of services on a pro rata basis over the applicable service duration.

The Transition Services Agreement will terminate on the last date on which either party is obligated to provide any service to the other party, which will generally be up to nine months following the Distribution Date. The recipient will have the opportunity to extend the duration of a particular service under the Transition Services Agreement for two extension periods of three months each, subject to specified exceptions. The provider or recipient of a particular service will generally be able to terminate that service prior to the scheduled expiration date in the event of the other party’s uncured material breach with respect to such service, and the recipient of a particular service may terminate such service for convenience, subject to a specified minimum notice period and, in the case of certain services, payment of any termination charges specified in the applicable service schedule. Termination is subject to the recipient’s payment of any unpaid exit and stranded costs and other termination costs payable by the provider solely as a result of the early termination.

The cumulative liability of each party under the Transition Services Agreement will be limited to the aggregate charges paid to such party in connection with the provision of the services to the other party under the agreement, except for such party’s liability with respect to payment of charges, breaches of confidentiality obligations, its gross negligence or willful misconduct, or third-party claims for which it is required to indemnify the other party. The agreement will include a waiver of any special, indirect, incidental, punitive or consequential damages, except where such damages arise from breaches of confidentiality obligations or in the case of gross negligence or willful misconduct.

REAL ESTATE MATTERS AGREEMENT

Everett and HPE will enter into a Real Estate Matters Agreement pursuant to which HPE will transfer to or share with Everett certain leased and owned property, and Everett will transfer to or share with HPE certain leased and owned property. The Real Estate Matters Agreement describes the manner in which the specified leased and owned properties are transferred or shared, including the following types of transactions: (i) conveyances to Everett of specified properties that HPE owns; (ii) conveyances to HPE of specified properties that Everett owns; (iii) leases to Everett of portions of specified properties owned by HPE; (iv) leases to HPE of portions of specified properties owned by Everett; (v) assignments of HPE’s leases for specified leased properties to Everett; (vi) assignments of Everett’s leases for specified leased properties to HPE; (vii) subleases to Everett of portions of specified properties leased by HPE (at the same rate paid by HPE to the lessor of the applicable property); and (viii) subleases to HPE of portions of specified properties leased by Everett (at the same rate paid by Everett to the lessor of the applicable property). The Real Estate Matters Agreement describes the leased and owned property transferred or shared for each type of transaction.

INFORMATION TECHNOLOGY SERVICES AGREEMENT

HPE and Everett intend to enter into an information technology service agreement pursuant to which Everett and its affiliates will provide certain IT outsourcing services to HPE.

PREFERRED VENDOR AGREEMENTS

HPE and Everett intend to enter into certain preferred vendor agreements pursuant to which HPE and its affiliates will provide certain hardware and software products and technology services to Everett.

INFORMATION ABOUT CSC

CSC Overview

CSC was founded in 1959 and incorporated in the state of Nevada and is listed on the NYSE under the symbol “CSC.”

CSC is a next-generation global provider of IT services and solutions. CSC helps lead its clients through their digital transformations to meet new business demands and customer expectations in a market of escalating complexity, interconnectivity, mobility, and opportunity. CSC’s strategy is to lead its clients on their digital journey with a new generation of offerings by leveraging partners, industry IP and domain expertise across the globe. CSC strives to be a trusted IT partner through providing next-generation IT services which include applications modernization, cloud infrastructure, cyber security, big data and mobility.

For a more detailed description of CSC’s business, see CSC’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2016 and CSC’s annual report on Form 10-K for the fiscal year ended April 1, 2016, which is incorporated by reference in this proxy statement/prospectus-information statement.

Business After the Merger

The combination of the Everett business with CSC’s existing business is intended to create the number one independent, end-to-end IT services firm in the world, uniquely positioned to lead clients on their digital transformations. The new company is expected to have annual revenues of $26 billion and more than 5,000 clients in 70 countries, covering every major global region.

CSC expects the Transactions to have the following strategic benefits:

•	Increased scale and diversification. The Merger will result in a combined company with increased scale, operating 85 delivery centers and 95 data centers across 70 countries, providing access to the most efficient IT services in the world.

•	Complementary Market Access and Capabilities. The Everett business will contribute complementary market access and capabilities, including the experience that the management and employees of the Everett business will bring to the combined company in financial services, healthcare and life sciences, transportation, consumer products, and insurance.

•	Synergies. The Merger is expected to produce first-year synergies of approximately $1.0 billion post-close, with a run rate of $1.5 billion by the end of year one.

•	Improved Financial Profile. The Merger is expected to result in enhanced EBITDA margins and revenue growth opportunities for the combined company with strong free cash flow.

The foregoing description of CSC’s business and the Everett business after the Merger includes certain forward-looking statements. Future activities could be affected by a number of factors, uncertainties and risks. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” discussed earlier in this proxy statement/prospectus-information statement.

The Combined Company’s Liquidity and Capital Resources After the Consummation of the Merger and other Transactions

As of September 30, 2016, CSC had current assets of $3.3 billion, total assets of $8.8 billion, current liabilities of $2.7 billion, net working capital of $625 million, and long-term debt, net of current maturities of $2.5 billion. Following the consummation of the Merger and other Transactions, CSC’s total assets and liabilities will increase significantly.

As of September 30, 2016, on a pro forma basis (as described in “Unaudited Pro Forma Condensed Combined Financial Information”), the combined company would have had current assets of $7.9 billion, total assets of $28.7 billion, current liabilities of $6.8 billion, net working capital of $1.1 billion, and long-term debt, net of current portion, of $6.8 billion. CSC’s cash from operations was $802 million for the twelve months ended April 1, 2016, as compared to cash from operations of $242 million for the six months ended September 30, 2016. CSC also expects its cash from operations to increase significantly as a result of the consummation of the Merger and other Transactions and the integration of Everett.

The combined company expects that the merger of Everett with CSC will produce first-year synergies of approximately $1.0 billion post-close, with a run rate of $1.5 billion by the end of year one. The $1.0 billion post-close and $1.5 billion run rate at the end of year one were each calculated by estimating the expected value of harmonizing policies and benefits between the two companies, supply chain and procurement benefits from expected economies of scale such as volume discounts as well as cost synergies expected from workforce optimization such as elimination of duplicative roles and other duplicative general, administrative and overhead costs.

CSC expects to incur significant, one-time costs, some of which will be capitalized, in connection with the Merger and other Transactions, including approximately $145 million of financing and transaction costs. The financing fees and transaction-related costs not already incurred are expected to be incurred during fiscal 2017 and will be funded from cash on hand. No assurances of the timing or amount of synergies able to be captured, or the costs necessary to achieve those synergies, can be provided.

Prior to the consummation of the spin-off of Everett, Everett expects to incur new indebtedness in the form of term loans and senior notes, which will be used to finance the Everett Payment cash distribution to HPE and issued in exchange to retire senior notes indebtedness at HPE. The obligations incurred by Everett along with other pre-existing indebtedness will be assumed by the combined company.

The following table summarizes, as of April 1, 2016, the combined company’s pro forma contractual obligations to make future payments pursuant to certain contracts or arrangements (including the proposed new indebtedness to be incurred by the combined company in connection with the Merger and other Transactions, as described in more detail under “Debt Financing”) and provides an estimate of the fiscal years in which these obligations are expected to be satisfied (in millions). Since Everett’s fiscal year ended on October 31, 2015, the Everett amounts included in the below table are as of that date. The comparable Everett amounts as of April 1, 2016 are not believed to be materially different from the amounts determined as of October 31, 2015, except as described below for debt and capital leases (in millions):

Pro Forma Contractual Obligations	Total	Less than 1 year	2-3 years	4-5 years	More than 5 years
Existing CSC and assumed Everett long-term debt (including current portion)(1)	$2,376	$127	$377	$997	$875
Existing CSC and assumed Everett interest(2)	484	63	114	104	203
Proposed new long-term debt of the combined company (including current portion)	3,008	60	420	1,020	1,508
Interest on proposed new long-term debt of the combined company	726	101	199	181	245
Capital lease obligations(3)	1,402	579	641	179	3
Operating lease obligations	2,999	1,033	1,239	437	290
Minimum purchase obligations(4)	2,953	615	1,166	702	470

Total contractual obligations	$13,948	$2,578	$4,156	$3,620	$3,594

(1)

Includes scheduled principal payments of CSC’s existing long-term debt and mandatory redemption of preferred stock of a consolidated subsidiary. Excludes payments related to capitalized leases. Also includes principal cash payments relating to Everett’s assumed long-term debt and does not include any fair value adjustments, discounts or premiums. Excludes credit facility borrowings CSC made during the first quarter of 2017.
(2)	Includes scheduled interest payments on CSC’s existing long-term debt and scheduled dividend payments associated with the mandatorily redeemable cumulative preferred stock outstanding. Also includes scheduled interest payments on Everett’s existing long-term debt.
(3)	HPE is contractually required to reduce or modify Everett’s existing capital lease arrangements with HPE Financial Services to a contractually agreed upon amount, provided however, that capitalized lease obligations with terms that will expire prior to March 31, 2019 shall not be counted for purposes of this calculation. For more information see “Separation and Distribution Agreement” in the accompanying proxy statement/prospectus-information statement.
(4)	Increased $1.1 billion due primarily to a purchase agreement entered into during the first six months of fiscal 2017.

The liability related to unrecognized tax benefits has been excluded from the table because a reasonable estimate of the timing and amount of cash outflows from future tax settlements (excluding the amounts expected to be paid within the next twelve months as disclosed in the notes to the CSC and Everett financial statements, respectively) cannot be determined.

CSC has included signed long-term purchase agreements with certain software, hardware, telecommunication and other service providers to obtain favorable pricing, committed service levels and terms for services necessary for the operation of business activities within the category labeled “Minimum purchase obligations” noted above. The combined company is contractually committed to purchase specified service minimums over remaining periods ranging generally from one to four years. If the combined company does not meet the specified service minimums, the combined company may have an obligation to pay the service provider a portion of or the entire shortfall.

CSC contributed $3 million to the defined benefit pension plans and other post-retirement benefit plans during the first three months of fiscal 2017. CSC expects to contribute an additional $66 million during the remainder of fiscal 2017. The combined company has not yet quantified expected contributions beyond fiscal 2017 because Everett is in the midst of finalizing negotiations with the Trustees of its various defined pension plans in anticipation of the Separation. During fiscal 2016, pension and other pension benefits contributions for CSC amounted to $21 million, a decrease of $25 million from $46 million in fiscal 2015.

As of September 30, 2016, on a pro forma basis, the combined company anticipates that its primary sources of liquidity for working capital and operating activities, including any future acquisitions, will be cash from operations, cash on hand, and availability under CSC’s existing $3.0 billion revolving credit facility, which commitments are expected to increase to $3.7 billion upon consummation of the Merger. The combined company expects that these sources of liquidity will be sufficient to make required payments of interest and principal on the outstanding debt and to fund working capital and capital expenditure requirements, including the one-time costs relating to the Merger and other Transactions. The combined company expects that it will be able to comply with the financial and other covenants of its existing debt.

CSC Credit Facilities Ratios

Consolidated Total Debt to Consolidated EBITDA Ratio no greater than 3.0x and Minimum Interest Coverage Ratio no less than 3.0x

Based upon the Compliance Certificate CSC filed with the administrative agents for each of its outstanding credit facilities for the trailing four fiscal quarter periods ending September 30, 2016, the calculated Credit Facility Defined Consolidated EBITDA as specified by the Company’s credit facilities’ definitions was $1.263 billion, and the resulting Consolidated Total Debt to Consolidated EBITDA Ratio was 2.6x and the Minimum Interest Coverage Ratio was 10.8x, in each case satisfactorily meeting all applicable covenants.

For more information on Everett’s and CSC’s existing sources of liquidity, See the section of this document entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Everett” and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in CSC’s Annual Report on Form 10-K for the twelve months ended April 1, 2016 and Quarterly Report on Form 10-Q for the three- and six-month periods ended September 30, 2016, which are filed with the SEC and incorporated by reference in this proxy statement/prospectus-information statement. See “Where You Can Find Additional Information.”

Directors and Executive Officers of CSC Before the Merger

Board of Directors

The CSC Board of Directors currently consists of nine directors. Listed below is the biographical information for each person who is currently a member of the CSC Board of Directors:

Mukesh Aghi, age 60, Director since 2015. Mr. Aghi is president of U.S.-India Business Counsel, a business advocacy organization for the U.S. in India. Prior to his service as president of USIBC, Mr. Aghi served as Chief Executive Officer of L&T Infotech from 2012 to 2015 and as Chairman and CEO of Steria India Ltd. from 2007 to 2012.

Herman E. Bulls, age 60, Director since 2015. Mr. Bulls has served in various roles at Jones Lang LaSalle (“JLL”) since 1989, including Chief Executive Officer, Public Institutions, and Chairman, Public Institutions. Currently, Mr. Bulls serves as Vice Chairman, Americas at JLL. Mr. Bulls has served as a director of Comfort Systems USA, Inc. since 2001 and of Tyco International Ltd. since 2013, and served as a director of Exelis, Inc. from 2011 to 2015.

Bruce Churchill, age 58, Director since 2014. Mr. Churchill assumed the role of Lead Independent Director of the CSC Board of Directors on December 15, 2015. Mr. Churchill served as the Executive Vice President of DIRECTV, President of DIRECTV Latin America LLC and as President-New Enterprises from January 2004 to August 2015. He served as Chief Financial Officer of DIRECTV from January 2004 to March 2005. Prior to joining DIRECTV, Mr. Churchill served as President and Chief Operating Officer of STAR, a position he held beginning in May 2000. Previously, he served as the Deputy Chief Executive Officer of STAR since 1996. Prior to joining STAR, Mr. Churchill served as Senior Vice President, Finance at Fox Television.

Sachin Lawande, age 49, Director since 2015. Mr. Lawande is currently President and Chief Executive Officer of Visteon Corporation. From 2013 to 2015, Mr. Lawande served as Executive Vice President and President of Harman International Industries, Inc.’s Infotainment Division. From 2011 to 2013, Mr. Lawande served the dual role as the Co-President of Harman’s Lifestyle and Infotainment Divisions. Prior to that he served as Chief Innovation Officer, Chief Technology Officer, and Co-President of Harman’s Automotive Division, responsible for guiding software strategy, development partnerships, and key customer relationships. He was instrumental in launching an offshore development center in India as part of Harman’s strategy for optimizing its global engineering footprint. Mr. Lawande joined Harman International in 2006, following senior roles at QNX Software Systems and 3Com Corporation.

J. Michael Lawrie, age 63, President and Chief Executive Officer of CSC; Chairman of the CSC Board of Directors. Mr. Lawrie became a member of the CSC Board of Directors on February 7, 2012, President and Chief Executive Officer of CSC on March 19, 2012, and Chairman of CSC on December 15, 2015. Prior to joining CSC, he served as Chief Executive Officer of UK-based Misys plc, a leading global IT solutions provider to the financial services industry, from November 2006 to March 2012. From 2008 to 2010, Mr. Lawrie also served as the Executive Chairman of Allscripts-Misys Healthcare Solutions, Inc., an industry leader in electronic health record solutions. Prior to that, Mr. Lawrie was a general partner with ValueAct Capital, a San Francisco-based private investment firm, from 2005 to 2006. He served as Chief Executive Officer of Siebel Systems, Inc., an

international software and solutions company, from 2004 to 2005. Previously, Mr. Lawrie spent 27 years with IBM where he held various leadership positions, including Senior Vice President and Group Executive, responsible for sales and distribution of all IBM products and services worldwide; General Manager for operations in Europe, the Middle East and Africa; and General Manager of Industries for the Asia Pacific. Mr. Lawrie is the former lead independent, non-executive Director of Juniper Networks, Inc., and is also a Trustee of Drexel University, Philadelphia.

Brian Patrick MacDonald, age 50, Director since 2013. Brian MacDonald has served as the President and CEO of CDK Global, Inc. since January 2016. He served as the Chief Executive Officer of Hertz Equipment Rental Corporation (“HERC”) from June 2014 to June 2015. Prior to HERC, he served as President and Chief Executive Officer of ETP Holdco Corporation from October 2012 to June 2013. Prior to Energy Transfer Partners’ acquisition of Sunoco, Inc., in October 2012, Mr. MacDonald served as Chairman, President and Chief Executive Officer of Sunoco, Inc., a leading logistics and retail company based in Philadelphia, PA. He joined Sunoco in August 2009 as Senior Vice President and Chief Financial Officer. Prior to joining Sunoco, he was Chief Financial Officer for Dell’s commercial business unit. Before becoming the commercial business unit’s CFO in 2008, he served as Corporate Vice President and Treasurer and led Dell’s mergers and acquisitions organization and global treasury group. Prior to joining Dell, Mr. MacDonald worked at General Motors Corporation and held a variety of positions in financial management, including Deputy CFO for Isuzu Motors Limited. From 1998 to 2000, he served as Treasurer of GM Canada.

Peter Rutland, age 37, Director since 2015. Mr. Rutland is currently a partner and Global Co-Head of Financial Services at CVC Capital Partners. Mr. Rutland joined CVC Capital Partners in 2007, having previously worked for Advent International since 2002. Prior to working at Advent, Mr. Rutland worked for The Goldman Sachs Group, Inc. in its Investment Banking Division. Mr. Rutland served as a director of the NYSE-listed Avolon Holdings Ltd. from 2014 until the company’s sale in 2016. He has also served on a number of private company boards, including Domestic & General and Brit Insurance.

Robert F. Woods, age 61, Director since 2015. Mr. Woods served as Senior Vice President—Finance and Chief Financial Officer of SunGard Data Systems, Inc., a financial software solutions and services public company, from 2010 to 2012. Prior to that, from 2004 to 2009, Mr. Woods served as Senior Vice President and Chief Financial Officer of IKON Office Solutions, Inc., a document management systems and services public company. Mr. Woods served as a director of Insight Enterprises, Inc. from 2009 to 2011.

Lizabeth H. Zlatkus, age 57, Director since 2016. Ms. Zlatkus has served as a member of the Boston Private’s Board of Directors since July 2015. Ms. Zlatkus also serves as a Director on the Board of Legal & General Group (“FTSE 100”), which she joined in December 2013. She has served on the Pennsylvania State University Business School Board since September 2003 and has served on the Connecticut Science Center Trustee Board since December 2010. Ms. Zlatkus held many senior leadership positions during her tenure at The Hartford Financial Services Group from 1983 to 2011. These included her role as Chief Financial Officer and Chief Risk Officer of the Firm, as well as Co-President of Hartford Life Insurance Companies. Ms. Zlatkus was selected as an Alumni Fellow of The Pennsylvania State University in 2003.

Executive Officers

Listed below is the biographical information for each person who is currently an executive officer of CSC:

J. Michael Lawrie, age 63, Chairman, President and Chief Executive Officer. Mr. Lawrie joined CSC as President and Chief Executive Officer on March 19, 2012 and as a member of its Board of Directors in February 2012. On December 15, 2015, Mr. Lawrie was appointed chairman of the CSC Board of Directors. Prior to joining CSC, he served as the Chief Executive Officer of U.K.-based Misys plc, a leading global IT solutions provider to the financial services industry, from November 2006 to March 2012. Mr. Lawrie also served as the Executive Chairman of Allscripts-Misys Healthcare Solutions, Inc., from October 2008 to August 2010. From

2005 to 2006, Mr. Lawrie was a general partner with ValueAct Capital, a San Francisco-based private investment firm. He also served as Chief Executive Officer of Siebel Systems, Inc., an international software and solutions company, from 2004 to 2005. Mr. Lawrie also spent 27 years with IBM where he rose to Senior Vice President and Group Executive, responsible for sales and distribution of all IBM products and services worldwide. From 1998 to 2001, Mr. Lawrie was General Manager for IBM’s business in Europe, the Middle East and Africa, which included operations in 124 countries and 90,000 employees. Prior to that, Mr. Lawrie served as General Manager of Industries for IBM’s business operations in Asia Pacific, based in Tokyo. Mr. Lawrie is a Trustee of Drexel University, Philadelphia.

Paul Saleh, age 59, Executive Vice President and Chief Financial Officer. Mr. Saleh joined CSC as Vice President and Chief Financial Officer on May 23, 2012. His current CSC job title is Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Saleh served as the Chief Financial Officer of Gannett Co. from 2010 to 2012. Prior to his tenure at Gannett Co., from 2008 to 2010, Mr. Saleh was a Managing Partner at Menza Partners, an operational and financial advisory group focusing on media, telecommunications, and technology industries. Prior to that, he served as Chief Financial Officer of Sprint Nextel Communications from 2001 to 2007 and as Interim Chief Executive Officer of Sprint Nextel until 2008. He served as Senior Vice President and Chief Financial Officer of Walt Disney International where he also held various other senior positions from 1997 to 2001.

William L. Deckelman, Jr., age 58, Executive Vice President, General Counsel and Secretary. Mr. Deckelman was appointed Executive Vice President, General Counsel and Secretary in August 2014. Mr. Deckelman joined CSC in January 2008 and served as Vice President, General Counsel and Secretary from 2008 to 2012, and as Executive Vice President and General Counsel from 2012 to August 2014. Prior to joining CSC, Mr. Deckelman served as Executive Vice President and General Counsel of Affiliated Computer Services Inc., since March 2000, and served as a director from 2000 to 2003, holding various executive positions there since 1989.

Stephen Hilton, age 46, Executive Vice President and General Manager, Global Infrastructure Services. Mr. Hilton is the Executive Vice President and General Manager, Global Infrastructure Services. He joined CSC in March 2015. Prior to joining CSC, from 2006 to 2014, Mr. Hilton served as Managing Director and Chief Information Officer, Technology Infrastructure Services, and as Head of Corporate Real Estate & Services at Credit Suisse. Prior to his tenure at Credit Suisse, Mr. Hilton served from 2003 to 2006 in an Information Technology leadership role at JP Morgan Chase. Prior to that, from 1996 to 2003, Mr. Hilton worked at CSC as a service delivery executive, technical architect and business development/sales director and was based in London, Singapore and New York.

James R. Smith, age 49, Executive Vice President and General Manager, Global Business Services. Mr. Smith is the Executive Vice President and General Manager, Global Business Services. He joined CSC in August 2013. Prior to joining CSC, Mr. Smith served as Chief Executive Officer of Motricity, a provider of cloud-based mobile enterprise and analytics solutions from 2009 to 2012. Prior to that, he held various executive leadership positions at Avaya from 2001 to 2008. Prior to that, he was an Associate Partner at Accenture.

Directors and Executive Officers of Everett After the Merger

Board of Directors

In connection with the Transactions, effective at the time of closing of the Merger, the size of the Everett Board of Directors will be increased to ten directors, including five current CSC board members (one of whom shall be CSC’s current Chairman and Chief Executive Officer) and five individuals designated by HPE (one of whom is expected to be HPE’s Chief Executive Officer). All Everett directors are expected to be identified pursuant to a joint selection process led by a four person committee consisting of Margaret C. Whitman, HPE’s Chief Executive Officer, and Patricia F. Russo, Chairman of HPE’s Board of Directors, as well as J. Michael

Lawrie, CSC’s Chairman, President and Chief Executive Officer, and Peter Rutland, another member of the CSC Board of Directors. See “The Transaction Agreements—The Merger Agreement—Post-Closing Everett Board of Directors.” Such joint transition committee is in the process of identifying the continuing members of the CSC Board of Directors and the individuals whom HPE will designate for appointment to the CSC Board of Directors upon the consummation of the Merger, and details regarding these individuals will be provided by a subsequent amendment to this proxy statement/prospectus-information statement.

Executive Officers

J. Michael Lawrie, CSC’s Chairman, President and Chief Executive Officer, will resign from his position with CSC and will become the Chairman, President and Chief Executive Officer of Everett immediately following the Merger. Paul N. Saleh, CSC’s Executive Vice President and Chief Financial Officer, will resign from his position with CSC and will become the Executive Vice President and Chief Financial Officer of Everett immediately following the Merger. The members of management of Everett following the Merger will be determined by Mr. Lawrie. Mr. Lawrie is in the process of identifying the executive officers of Everett immediately following the consummation of the Merger, and details regarding these individuals will be provided by a subsequent amendment to this proxy statement/prospectus-information statement.

INFORMATION ABOUT HPE

HPE, a Delaware corporation formed in 2015, has its principal executive offices at 3000 Hanover Street, Palo Alto, California 94304.

HPE is a leading global provider of the cutting-edge technology solutions customers need to optimize their traditional IT while helping them build the secure, cloud-enabled, mobile-ready future that is uniquely suited to their needs. HPE conducts its business through its Enterprise Group, Software, Enterprise Services, Financial Services and Corporate Investments segments. The Enterprise Group provides a broad portfolio of enterprise technology solutions to address customer needs in building the foundation for the next generation of applications, web services and user experiences. The Software portfolio provides big data analytics and applications, enterprise security, application testing and delivery management and IT operations management solutions for businesses and other enterprises of all sizes. Enterprise Services, which is proposed to be spun off with Everett and merged with CSC in the Merger, provides technology consulting, outsourcing and support services across infrastructure, applications and business process domains in traditional and Strategic Enterprise Service offerings which includes analytics and data management, security and cloud services. Financial Services provides flexible investment solutions for HPE’s customers—such as leasing, financing, IT consumption and utility programs—and asset management services that facilitate unique technology deployment models and the acquisition of complete IT solutions, including hardware, software and services from HPE and others. Corporate Investments includes Hewlett Packard Labs and certain business incubation projects among others. As of October 31, 2015, HPE owned or leased approximately 51 million square feet of space worldwide, had operations in approximately 105 countries and employed approximately 240,000 people.

HPE’s internet address is www.hpe.com. Please note that HPE’s internet address is included in this proxy statement/prospectus-information statement as an inactive textual reference only. The information contained on HPE’s website is not incorporated by reference into this proxy statement/prospectus-information statement or any future documents that may be filed with the SEC and should not be considered part of this document. HPE makes available on this website free of charge, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after it electronically files or furnishes such materials to the U.S. Securities and Exchange Commission. Investors may access these filings in the “Investor Relations” section of HPE’s website.

For a more detailed description of the business of HPE, see HPE’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015 filed with the SEC.

INFORMATION ABOUT EVERETT AND MERGER SUB

Information About Everett

Everett is a leading provider of technology consulting, outsourcing and support services for infrastructure, applications and business process domains, including Strategic Enterprise Service offerings of cloud, security, analytics and data management.

Information About Merger Sub

Merger Sub is a direct, wholly-owned subsidiary of Everett. Merger Sub was organized on October 27, 2016 in the State of Nevada for the purposes of merging with and into CSC in the Merger. Merger Sub has not carried on any activities other than in connection with the Merger Agreement.

Initial Announcement of the Distribution and Merger

On May 24, 2016, HPE announced plans to spin off Everett, its enterprise services business, and merge it with CSC. The spin-off is subject to certain conditions, including, among others, completion of the Reorganization, delivery of an opinion from an independent appraisal firm confirming the solvency and financial viability of HPE after giving effect to the Everett Debt Exchange, Everett Payment and the consummation of the Distribution and the SEC declaring effective the registration statement of which this proxy statement/prospectus-information statement forms a part. See “The Transaction Agreements—The Separation and Distribution Agreement—Conditions to the Distribution.”

Business Segments, Products and Services

Everett consists of the Enterprise Services segment of HPE excluding (a) the Mphasis Limited reporting unit and (b) the Communications and Media Solutions product group. Everett organizes its business into the following two segments:

•	Infrastructure Technology Outsourcing. Everett’s Infrastructure Technology Outsourcing group delivers services that streamline and help optimize clients’ technology infrastructure to efficiently enhance performance, reduce costs, mitigate risk and enable business optimization. These services encompass the transition, transformation and management of data centers, IT security, cloud computing, workplace mobility, networks, unified communications and enterprise service management. Everett also offers a set of managed services that provide a cross-section of broader infrastructure services for smaller, discrete engagements.

•	Application and Business Services. Everett’s Application and Business Services portfolio helps clients develop, transform and manage their applications and information assets. Everett’s complete application life cycle approach encompasses application development, testing, modernization, system integration, maintenance and management for both packaged and custom-built applications and cloud offerings. Everett’s Application and Business Services portfolio also includes intellectual property-based industry solutions, along with technologies and related services, all of which help clients better manage their critical industry processes for customer relationship management, finance and administration, human resources, payroll and document processing.

Sales, Marketing and Distribution

Everett manages its business and reports its financial results based on the segments described above. Everett’s customers are organized by commercial and large enterprise groups, including business and public sector enterprises, and purchases of solutions and services may be fulfilled directly by Everett or indirectly through a variety of partners, including:

•	resellers that sell Everett’s services, frequently with their own value-added products or services, to targeted customer groups;

•	distribution partners that supply Everett’s solutions to resellers;

•	original equipment manufacturers (“OEMs”) that integrate Everett’s services with their own products and services, and sell the integrated solution;

•	independent software vendors that provide their clients with specialized software products and often assist Everett in selling its services to clients purchasing their products;

•	systems integrators that provide expertise in designing and implementing custom IT solutions and often partner with Everett to extend their expertise or influence the sale of Everett’s solutions and services; and

•	advisory firms that provide various levels of management and IT consulting, including some systems integration work, and typically partner with Everett on client solutions that require Everett’s unique solutions and services.

The mix of Everett’s business conducted by direct sales or channel differs substantially by business and region. Everett believes that customer buying patterns and different regional market conditions require Everett to tailor sales and marketing efforts accordingly. Everett is focused on driving the depth and breadth of its coverage, in addition to identifying efficiencies and productivity gains, in both direct and indirect businesses.

International

Everett’s services are available worldwide. Everett believes this geographic diversity allows Everett to meet demand on a worldwide basis for customers, draws on business and technical expertise from an international workforce, provides stability to operations, and provides revenue streams that may offset geographic economic trends. In addition, Everett believes that future growth is dependent in part on its ability to develop sales models that target developing countries. In this regard, Everett believes that its broad geographic presence gives Everett a solid base on which to build such future growth.

A summary of Everett’s domestic and international results is set forth in Note 2, “Segment Information”, to Everett’s Combined and Condensed Combined Financial Statements. Approximately 57% of Everett’s overall net revenue in fiscal 2015 came from outside the United States.

For a discussion of certain risks attendant to Everett’s international operations, see “Risk Factors—Risks Related to the Combined Company, After the Transactions—The international operations of the combined company will be exposed to risks, including fluctuations in exchange rates, which may be beyond the combined company’s control,” “—The business operations of CSC and Everett are subject to various and changing federal, state, local and foreign laws and regulations that could result in costs or sanctions that adversely affect the business and results of operations of the combined company” and “—The ability of the combined company to compete in certain markets will be dependent on the ability of the combined company to continue to expand capacity in certain offshore locations. However, as the presence of the combined company in these locations increases, the combined company will be exposed to risks inherent to these locations which may adversely affect its revenue and profitability,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Everett—Quantitative and Qualitative Disclosure about Market Risk” and Note 11, “Financial Instruments”, to Everett’s Combined and Condensed Combined Financial Statements.

Research and Development

Everett’s research and development efforts are focused on designing and developing services and solutions that anticipate customers’ changing needs and desires and emerging technological trends. These efforts also are focused on identifying the areas where Everett believes it can make a unique contribution and where partnering with other leading technology companies will leverage Everett’s cost structure and maximize customers’ experiences.

Expenditures for research and development were $21 million in fiscal 2015, $37 million in fiscal 2014 and $19 million in fiscal 2013. Everett anticipates continued significant research and development expenditures in the future to support the design and development of innovative, high-quality services and solutions to maintain and enhance its competitive position. For a discussion of risks attendant to Everett’s research and development activities, see “Risk Factors—Risks Related to the Combined Company, After the Transactions—The ability of the combined company to continue to develop and expand service offerings to address emerging business demands and technological trends will impact the future growth of the combined company. If the combined company is not successful in meeting these business challenges, the results of operations and cash flows of the combined company will be materially and adversely affected.”

Patents

Everett’s general policy is to seek patent protection for those inventions likely to be incorporated into products and services or where obtaining such proprietary rights will improve Everett’s competitive position. At present, Everett’s worldwide patent portfolio includes approximately 200 patents.

Patents generally have a term of twenty years from the date they are filed. As Everett’s patent portfolio has been built over time, the remaining terms of the individual patents across the patent portfolio vary. Everett believes that its patents and patent applications are important for maintaining the competitive differentiation of its solutions and services, enhancing its freedom of action to sell solutions and services in markets in which Everett chooses to participate, and maximizing its return on research and development investments. No single patent is in itself essential to the company as a whole or to either of its business segments.

In addition to developing its patent portfolio, Everett licenses intellectual property from third parties as Everett deems appropriate. Everett has also granted and plans to continue to grant to others licenses, and other rights, under its patents when Everett considers these arrangements to be in its interest. These license arrangements include a number of cross-licenses with third parties.

Backlog

Everett believes that its backlog is not a meaningful indicator of future business prospects due to its diverse service portfolio. Therefore, Everett believes that backlog information is not material to an understanding of its overall business.

Seasonality

General economic conditions have an impact on Everett’s business and financial results. From time to time, the markets in which Everett sells services and solutions experience weak economic conditions that may negatively affect sales. Everett experiences some seasonal trends in the sale of services and solutions. For example, European sales are often weaker in the summer months, and sales to US government contractors tend to decrease during October, November and December, the first quarter of the US governmental fiscal year.

Government Contracts

As is typical in the public sector space in the United States, the government has the unilateral right, with respect to Everett’s contracts, to exercise option years of period of performance as well as the right to terminate for convenience, with recovery of incurred costs made available through termination settlement provisions under applicable federal regulations.

Competition

Everett has a broad technology portfolio of enterprise IT infrastructure services and solutions, multi-vendor customer services and IT management solutions. Everett believes it is among the leaders in the industry.

Nevertheless, Everett encounters strong competition. Everett competes primarily on the basis of technology, innovation, performance, price, quality, reliability, brand, reputation, distribution, range of services, account relationships, customer training, service and support, security and the availability of its application software and IT infrastructure offerings.

Everett competes in the IT services, consulting and integration, infrastructure technology outsourcing, business process outsourcing and application services markets. Everett’s primary competitors include IBM Global Services, Computer Sciences Corporation, systems integration firms such as Accenture plc and offshore companies such as Fujitsu and India-based competitors Wipro Limited, Infosys Limited and Tata Consultancy Services Ltd. Everett also competes with other traditional hardware providers, such as Dell, which are increasingly offering services to support their products, new players in emerging areas like cloud such as Amazon, and smaller local players. Many competitors offer a wide range of global services, and some competitors enjoy significant brand recognition. Everett teams with many companies to offer services, and those arrangements allow Everett to extend its reach and augment its capabilities. Everett’s competitive advantages include deep technology expertise, especially in complex multi-country, multi-vendor and/or multi-language environments, differentiated intellectual property, a strong track record of collaboration with clients and partners, and the combination of expertise in infrastructure management with skilled global resources on platforms from SAP AG (SAP), Oracle and Microsoft, among others.

Environment

Everett’s operations are subject to regulation under various federal, state, local and foreign laws concerning the environment, including laws addressing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, and the clean-up of contaminated sites. Everett could incur substantial costs, including clean-up costs, fines and civil or criminal sanctions, and third-party damage or personal injury claims, if Everett were to violate or become liable under environmental laws.

Everett’s operations, services and ultimately products are expected to become increasingly subject to federal, state, local and foreign laws, regulations and international treaties relating to climate change. As these laws, regulations, treaties and similar initiatives and programs are adopted and implemented throughout the world, Everett will be required to comply or potentially face market access limitations or other sanctions, including fines. However, Everett believes that technology will be fundamental to finding solutions to achieve compliance with and manage those requirements, and Everett is collaborating with industry and business groups and governments to find and promote ways that its technology can be used to address climate change and to facilitate compliance with related laws, regulations and treaties.

Everett is committed to maintaining compliance with all environmental laws applicable to its operations and services and to reducing its environmental impact across all aspects of its business. Everett meets this commitment with a comprehensive environmental, health and safety policy, strict environmental management of its operations and worldwide environmental programs and services.

Environmental costs and accruals are presently not material to Everett’s operations, cash flows or financial position. Although there is no assurance that existing or future environmental laws will not have a material adverse effect on Everett’s operations, cash flows or financial condition, Everett does not currently anticipate material capital expenditures for environmental control facilities.

Employees

Everett had over 114,100 employees as of November 30, 2016.

Properties

As of November 30, 2016, Everett owned or leased approximately 25.5 million square feet of space worldwide. Everett believes that its existing properties are in good condition and are suitable for the conduct of its business. Because of the interrelation of Everett’s business segments, a majority of these segments use a majority of the properties described above at least in part, and Everett retains the flexibility to use each of the properties in whole or in part for each of its segments.

Principal Executive Offices

Our principal executive offices, including our global headquarters, are located at 3000 Hanover Street, Palo Alto, California, 94304, United States of America.

Product Development, Services and Manufacturing

The locations of our headquarters of geographic operations and major services development and delivery operations facilities are as follows:

Headquarters of Geographic Operations

Americas	Asia Pacific

Plano, United States Mississauga, Canada	Singapore India: Bangalore, Chennai China: Dalian, Wuhan Malaysia: Kuala Lumpur Philippines: Manila
Europe, Middle East, Africa
Bracknell, United Kingdom

Services Development, Delivery Operations

Americas

Brazil: Sao Paolo Costa Rica: San Jose Mexico: Guadalajara United States: Herndon, Houston, Plano, Pontiac

Europe, Middle East, Africa

Bulgaria: Sofia Slovakia: Bratislava Spain: Barcelona Poland; Wroclaw, Warsaw United Kingdom & Ireland: Newcastle, Glasgow, Thames Valley Morocco: Rabat Hungary: Budapest Germany: Bad Hombourg

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EVERETT

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is organized as follows:

•	Overview. A discussion of Everett’s business and overall analysis of financial results and other highlights affecting Everett to provide context for the remainder of the MD&A. The overview analysis compares (a) the nine months ended July 31, 2016 to the nine months ended July 31, 2015 and (b) fiscal 2015 to fiscal 2014.

•	Critical Accounting Policies and Estimates. A discussion of accounting policies and estimates that Everett believes are important to understanding the assumptions and judgments incorporated in its reported financial results.

•	Results of Operations. An analysis of Everett’s financial results comparing (a) the nine months ended July 31, 2016 to the comparable prior-year period and (b) fiscal 2015 and fiscal 2014 to the prior years, respectively. A discussion of the results of operations at the combined level is followed by a discussion of the results of operations at the segment level.

•	Liquidity and Capital Resources. An analysis of changes in Everett’s cash flows and a discussion of Everett’s financial condition and liquidity.

•	Contractual and Other Obligations. An overview of contractual obligations, retirement benefit plan funding, restructuring plans, uncertain tax positions and off-balance sheet arrangements.

Everett intends the discussion of its financial condition and results of operations that follows to provide information that will assist the reader in understanding its Combined and Condensed Combined Financial Statements, the changes in certain key items in those financial statements from period to period, and the primary factors that accounted for those changes, as well as how certain accounting principles, policies and estimates affect Everett’s Combined and Condensed Combined Financial Statements. This discussion should be read in conjunction with Everett’s Combined and Condensed Combined Financial Statements and the related notes that appear elsewhere in this proxy statement/prospectus-information statement.

The following Overview, Results of Operations and Liquidity discussions and analyses compare the nine months ended July 31, 2016 to the nine months ended July 31, 2015, fiscal 2015 to fiscal 2014 and fiscal 2014 to fiscal 2013, unless otherwise noted. The Capital Resources and Contractual and Other Obligations discussions present information as of October 31, 2015, unless otherwise noted.

Background

Everett consists of the Enterprise Services segment of HPE excluding (a) the Mphasis Limited reporting unit and (b) the Communications and Media Solutions product group. Everett is a leading global provider of technology consulting, outsourcing and support services across infrastructure, applications and business process domains in traditional and SES offerings which includes analytics and data management, security and cloud services. HPE was spun off by Hewlett-Packard Company in a November 1, 2015 transaction in which Hewlett-Packard Company separated into two independent publicly traded companies. Accordingly, the term “Parent” refers to the Hewlett-Packard Company for periods prior to November 1, 2015 and to HPE from November 1, 2015 onward.

Everett organizes its business into two segments for financial reporting purposes: Infrastructure Technology Outsourcing (“ITO”) and Application and Business Services (“ABS”).

May 2016 Announcement of Spin-Merge Transaction

On May 24, 2016, HPE announced plans for a tax free spin-off of Everett and merger of Everett with Computer Sciences Corporation (“CSC”). Immediately following the transaction, which is currently targeted to be completed at or near April 1, 2017, shareholders of HPE will own shares of both HPE and approximately fifty percent of the new combined company. Mr. J. Michael Lawrie, the current Chairman, President and Chief Executive Officer of CSC will resign from his position at CSC and become Chairman, President and Chief Executive Officer of Everett upon consummation of the Merger and Ms. Margaret C. Whitman, President and Chief Executive Officer of HPE, will join the Board of Directors. Other executives and directors will be announced at a later date. The transaction is subject to certain customary closing conditions including approval by CSC shareholders, the effective filing of related information statements and registration statements, completion of a tax-free spin-off of Everett, Everett debt transaction, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain required foreign anti-trust approvals.

Basis of Presentation

The Combined and Condensed Combined Financial Statements of Everett discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations were derived from the Combined and Consolidated Financial Statements and accounting records of Parent as if Everett were operated on a standalone basis during the periods presented and were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The Combined and Condensed Combined Statements of Operations and Comprehensive Loss of Everett reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. Management of Everett and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Everett. The allocations may not, however, reflect the expense Everett would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if Everett had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

The Combined and Condensed Combined Balance Sheets of Everett include Parent assets and liabilities that are specifically identifiable or otherwise attributable to Everett, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary. Parent’s cash has not been assigned to Everett for any of the periods presented because those cash balances are not directly attributable to Everett. Everett reflects transfers of cash to and from Parent’s cash management system as a component of Parent company investment on the Combined and Condensed Combined Balance Sheets. Parent’s long-term debt has not been attributed to Everett for any of the periods presented because Parent’s borrowings are not the legal obligation of Everett.

Parent maintains various benefit and stock-based compensation plans at a corporate level and other benefit plans at a subsidiary level. Everett’s employees participate in those programs and a portion of the cost of those plans is included in Everett’s Combined and Condensed Combined Financial Statements. However, Everett’s Combined and Condensed Combined Balance Sheets do not include any net benefit plan obligations unless the benefit plan only included active, retired and other former Everett employees or any equity related to stock-based compensation plans. See Note 4 “Retirement and Post-Retirement Benefit Plans” and Note 5 “Stock-Based Compensation” to Everett’s Combined Financial Statements for a further description of the accounting for Everett’s benefit plans and stock-based compensation, respectively.

OVERVIEW

Nine Months ended July 31, 2016

The following provides an overview of Everett’s key financial metrics by segment for the nine months ended July 31, 2016 as compared to the nine months ended July 31, 2015:

	Everett Combined		Infrastructure Technology Outsourcing		Application and Business Services
	Dollars in millions
Net revenue	$13,444		$9,152		$4,292
Year-over-year change %	(5.5)%		(3.8)%		(9.0)%
(Loss) earnings from operations(1)	$(491)		$289		$492
(Loss) earnings from operations as a % of net revenue	(3.7)%		3.2%		11.5%
Year-over-year change percentage points	3.1	pts	1.9	pts	5.1	pts
Net loss	$(489)

(1)	Segment earnings from operations exclude corporate and unallocated costs, stock-based compensation expense, amortization of intangible assets, restructuring charges, separation costs, divestiture charges, defined benefit plan settlement charges and impairment of data center assets.

Everett’s net revenue decreased 5.5% (decreased 1.7% on a constant currency basis) in the nine months ended July 31, 2016, as compared to the prior-year period. The leading contributors to the net revenue decrease were unfavorable foreign currency exchange impacts and the wind down of several contracts, particularly in ABS. Gross margin was 12.9% ($1.7 billion) and 11.0% ($1.6 billion) for the nine months ended July 31, 2016 and 2015, respectively. The 1.9 percentage point increase in gross margin was due primarily to service delivery efficiencies as a result of cost savings associated with ongoing restructuring programs. Operating margin increased by 3.1 percentage points in fiscal 2016 due primarily to higher gross margin, lower selling, general and administrative (“SG&A”) expenses and lower expenses resulting from defined benefit plan settlement charges and impairment of data center assets. These were partially offset by higher restructuring charges.

As of July 31, 2016, cash and cash equivalents and short- and long-term investments were approximately $409 million, representing an increase of approximately $168 million from the October 31, 2015 balance of approximately $241 million. For the nine months ended July 31, 2016, Everett generated $527 million of cash flows from operations, $62 million of proceeds from sales of property, plant and equipment and invested $104 million in property, plant and equipment.

Fiscal Year ended October 31, 2015

The following provides an overview of Everett’s key financial metrics by segment for fiscal 2015 as compared to fiscal 2014:

	Everett Combined		Infrastructure Technology Outsourcing		Application and Business Services
	Dollars in millions
Net revenue	$19,032		$12,806		$6,226
Year-over-year change %	(12.9)%		(13.1)%		(12.7)%
(Loss) earnings from operations(1)	$(1,367)		$263		$505
(Loss) earnings from operations as a % of net revenue	(7.2)%		2.1%		8.1%
Year-over-year change percentage points	(1.3	)pts	0.5	pts	2.7	pts
Net loss	$(1,885)

(1)	Segment earnings from operations exclude corporate and unallocated costs, stock-based compensation expense, amortization of intangible assets, restructuring charges, separation costs, defined benefit plan settlement charges and impairment of data center assets.

Everett’s net revenue decreased 12.9% (decreased 7.2% on a constant currency basis) in fiscal 2015 as compared to fiscal 2014. The leading contributors to the net revenue decrease were unfavorable foreign currency exchange impacts, the wind down of several large contracts and soft demand in ITO. Gross margin was 11.5% ($2.2 billion) and 11.0% ($2.4 billion) for fiscal 2015 and 2014, respectively. The 0.5 percentage point increase in gross margin was due primarily to service delivery efficiencies partially offset by the unfavorable impact of the wind down of several large contracts. Operating margin decreased by 1.3 percentage points in fiscal 2015 due primarily to higher expenses resulting from separation activities, defined benefit plan settlement charges and impairment of data center assets. These were partially offset by the gross margin increase, lower SG&A expenses and lower restructuring charges.

As of October 31, 2015, cash and cash equivalents and short- and long-term investments were approximately $241 million, representing an increase of approximately $37 million from the October 31, 2014 balance of approximately $204 million. For fiscal 2015, Everett generated $762 million of cash flows from operations, $97 million of proceeds from sales of property, plant and equipment and invested $235 million in property, plant and equipment.

Trends and Uncertainties

Everett is in the process of addressing many challenges facing its business. One set of challenges relates to dynamic and accelerating market trends, such as the market shift to cloud-related information technology infrastructure, software and services. Another set of challenges relates to changes in the competitive landscape. Everett’s major competitors are expanding their product and service offerings with integrated products and solutions, Everett’s business-specific competitors are exerting increased competitive pressure in targeted areas and are entering new markets, Everett’s emerging competitors are introducing new technologies and business models, and Everett’s alliance partners in some businesses are increasingly becoming competitors in others. A third set of challenges relates to business model changes and Everett’s go-to-market execution.

The macroeconomic weakness Everett has experienced has moderated in some geographic regions but remains an overall challenge. Everett is facing challenges, including managing the wind down of several large contracts, pressured public sector spending, a competitive pricing environment and market pressures from a mixed economic recovery in Europe, the Middle East and Africa (“EMEA”). Everett is also experiencing commoditization in the information technology infrastructure services market that is placing pressure on traditional ITO pricing and cost structures. There is also an industry-wide shift to highly automated, asset-light delivery of information technology infrastructure and applications leading to headcount consolidation. To be successful in addressing these challenges, Everett must execute on its multi-year turnaround plan, which includes a cost reduction initiative to align its costs to its revenue trajectory, a focus on new logo wins and SES and initiatives to improve execution in sales performance and accountability, contracting practices and pricing.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

General

The Combined and Condensed Combined Financial Statements of Everett are prepared in accordance with U.S. GAAP, which requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, net revenue and expenses and the disclosure of contingent liabilities. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amount of assets and liabilities that are not readily apparent from other sources. Management has discussed the development, selection and disclosure of these estimates with the Audit Committee of Parent’s Board of Directors. Management believes that the accounting estimates employed and the resulting amounts are reasonable; however, actual results may differ from these estimates. Making estimates and judgments about future events is inherently unpredictable and is subject to significant uncertainties, some of which are beyond Everett’s control. Should any of these estimates and assumptions change or prove to have been incorrect, it could have a material impact on Everett’s results of operations, financial position and cash flows.

A summary of significant accounting policies is included in Note 1, “Overview and Summary of Significant Accounting Policies,” to Everett’s Combined Financial Statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, if different estimates reasonably could have been used, or if changes in the estimate that are reasonably possible could materially impact the financial statements. Management believes the following critical accounting policies reflect the significant estimates and assumptions used in the preparation of Everett’s Combined Financial Statements.

Revenue Recognition

Everett recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services are rendered, the sales price or fee is fixed or determinable and collectability is reasonably assured, as well as when other revenue recognition principles are met, including industry-specific revenue recognition guidance.

Everett enters into contracts to sell services engagements, many of which contain non-standard terms and conditions and consist of multiple elements. As a result, significant contract interpretation may be required to determine the appropriate accounting, including the identification of deliverables considered to be separate units of accounting, the allocation of the transaction price among elements in the arrangement and the timing of revenue recognition for each of those elements.

Everett recognizes revenue for delivered elements as separate units of accounting when the delivered elements have standalone value to the customer. For elements with no standalone value, Everett recognizes revenue consistent with the pattern of the undelivered elements. If the arrangement includes a customer-negotiated refund or return right or other contingency relative to the delivered items and the delivery and performance of the undelivered items is considered probable and substantially within Everett’s control, the delivered element constitutes a separate unit of accounting. In arrangements with combined units of accounting, changes in the allocation of the transaction price among elements may impact the timing of revenue recognition for the contract but will not change the total revenue recognized for the contract.

Everett establishes the selling prices used for each deliverable based on vendor-specific objective evidence (“VSOE”) of selling price, if available, third-party evidence (“TPE”), if VSOE of selling price is not available, or estimated selling price (“ESP”), if neither VSOE of selling price nor TPE is available. Everett establishes VSOE of selling price using the price charged for a deliverable when sold separately and, in rare instances, using the price established by management having the relevant authority. TPE of selling price is established by evaluating largely similar and interchangeable competitor products or services in standalone sales to similarly situated customers. ESP is established based on management’s judgment considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life-cycle. Consideration is also given to market conditions such as competitor pricing strategies and technology industry life-cycles. Everett may modify or develop new go-to-market practices in the future, which may result in changes in selling prices, impacting both VSOE of selling price and ESP. In most arrangements with multiple elements, the transaction price is allocated to the individual units of accounting at inception of the arrangement based on their relative selling price. However, the aforementioned factors may result in a different allocation of the transaction price to deliverables in multiple element arrangements entered into in future periods. This may change the pattern and timing of revenue recognition for identical arrangements executed in future periods, but will not change the total revenue recognized for any given arrangement.

For certain fixed-price contracts, such as consulting arrangements, Everett recognizes revenue as work progresses using a proportional performance method. Everett estimates the total expected labor costs in order to determine the amount of revenue earned to date under the contract. Everett applies a proportional performance method because reasonably dependable estimates of the labor costs applicable to various stages of a contract can be made. On fixed-price contracts for design and build projects (to design, develop and construct software infrastructure and systems), Everett recognizes revenue as work progresses using the percentage-of-completion method. Everett uses the cost-to-cost method to measure progress toward completion as determined by the percentage of costs incurred to date compared to the total estimated costs of the project. Total project costs are subject to revision throughout the life of a fixed-price contract. Provisions for estimated losses on fixed-price contracts are recognized in the period when such losses become known and are recorded as a component of cost of revenue. In circumstances when reasonable and reliable cost estimates for a project cannot be made, Everett recognizes revenue using the completed contract method.

Outsourcing services revenue is generally recognized in the period when the service is provided and the amount earned is not contingent on the occurrence of any future event. Everett recognizes revenue using an objective measure of output for per unit-priced contracts. Revenue for fixed-price outsourcing contracts with periodic billings is recognized on a straight-line basis if the service is provided evenly over the contract term. Provisions for estimated losses on outsourcing arrangements are recognized in the period when such losses become probable and estimable and are recorded as a component of cost of revenue.

For hardware and software products, Everett recognizes revenue generated from direct sales to end customers when the relevant revenue recognition criteria are satisfied.

Restructuring

Everett has engaged in restructuring actions which require management to estimate the timing and amount of severance and other employee separation costs for workforce reduction and enhanced early retirement programs, the fair value of assets made redundant or obsolete, and the fair value of lease cancellation and other exit costs. Everett accrues for severance and other employee separation costs under these actions when it is probable that benefits will be paid and the amount is reasonably estimable. The rates used in determining severance accruals are based on existing plans, historical experiences and negotiated settlements.

Retirement and Post-Retirement Benefits

Everett’s pension and other post-retirement benefit costs and obligations depend on various assumptions. Everett’s major assumptions relate primarily to discount rates, mortality rates, expected increases in compensation levels and the expected long-term return on plan assets. The discount rate assumption is based on current investment yields of high-quality fixed-income securities with maturities similar to the expected benefits payment period. Mortality rates help predict the expected life of plan participants and are based on a historical demographic study of the plan. The expected increase in the compensation levels assumption reflects Everett’s long-term actual experience and future expectations. The expected long-term return on plan assets is determined based on asset allocations, historical portfolio results, historical asset correlations and management’s expected returns for each asset class. In any fiscal year, significant differences may arise between the actual return and the expected long-term return on plan assets. Historically, differences between the actual return and expected long-term return on plan assets have resulted from changes in target or actual asset allocation, short-term performance relative to expected long-term performance, and to a lesser extent, differences between target and actual investment allocations, the timing of benefit payments compared to expectations and the use of derivatives intended to effect asset allocation changes or hedge certain investment or liability exposures.

Everett’s major assumptions vary by plan, and the weighted-average rates used are set forth in Note 4, “Retirement and Post-Retirement Benefit Plans,” to Everett’s Combined Financial Statements. The following table provides the impact of changes in the weighted-average assumptions of discount rates, the expected increase in compensation levels and the expected long-term return on plan assets would have had on Everett’s net periodic benefit cost for fiscal 2015:

	Change in Basis Points	Change in Net Periodic Benefit Cost in Millions
Assumptions:
Discount rate	(25)	$25
Expected increase in compensation levels	25	$5
Expected long-term return on plan assets	(25)	$13

Income Taxes

Everett’s operations have historically been included in the tax returns filed by the respective Parent entities of which Everett’s businesses are a part. The (Provision) benefit for taxes and other income tax related information contained in Everett’s Combined and Condensed Combined Financial Statements are presented on a separate return basis as if Everett filed its own tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if Everett were a separate taxpayer and a standalone enterprise for the periods presented. The calculation of Everett’s income taxes using the separate return method requires a considerable amount of judgment and use of both estimates and allocations. Current income tax liabilities related to entities which file jointly with Parent are assumed to be immediately settled with Parent and are relieved through the Parent company investment account and the Net transfers from Parent in Everett’s Combined and Condensed Combined Statements of Cash Flows.

Everett calculates its current and deferred tax (provisions) benefits based on estimates and assumptions that could differ from the final positions reflected in Parent’s income tax returns. Everett adjusts its current and deferred tax (provisions) benefits based on Parent’s income tax returns which are generally filed in the third or fourth quarters of the subsequent fiscal year.

Everett recognizes deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year in which Everett expects the differences to reverse.

Everett records a valuation allowance to reduce deferred tax assets to the amount that Everett is more likely than not to realize. In determining the need for a valuation allowance, Everett considers future market growth, forecasted earnings, future taxable income, the mix of earnings in the jurisdictions in which Everett operates and prudent and feasible tax planning strategies. In the event Everett were to determine that it is more likely than not that Everett will be unable to realize all or part of its deferred tax assets in the future, Everett would increase the valuation allowance and recognize a corresponding charge to earnings or other comprehensive income in the period in which Everett makes such a determination. Likewise, if Everett later determines that Everett is more likely than not to realize the deferred tax assets, Everett would reverse the applicable portion of the previously recognized valuation allowance. In order for Everett to realize its deferred tax assets, Everett must be able to generate sufficient taxable income in the jurisdictions in which the deferred tax assets are located.

Everett’s effective tax rate includes the impact of certain undistributed foreign earnings for which Everett has not provided for U.S. federal taxes because Everett plans to reinvest such earnings indefinitely outside the U.S. Everett plans distributions of foreign earnings based on projected cash flow needs as well as the working capital and long-term investment requirements of Everett’s foreign subsidiaries and Everett’s domestic operations. Based on these assumptions, Everett estimates the amount Everett expects to indefinitely invest outside the U.S. and the amounts Everett expects to distribute to the U.S. and provides for the U.S. federal taxes due on amounts expected to be distributed to the U.S.   Material changes in Everett’s estimates of cash, working capital and long-term investment requirements in the various jurisdictions in which Everett does business could impact how future earnings are repatriated to the U.S. and Everett’s related future effective tax rate.

Everett is subject to income taxes in the U.S. and approximately 105 other countries, and Everett is subject to routine corporate income tax audits in many of these jurisdictions. Everett believes that positions taken on Parent’s tax returns are fully supported, but tax authorities may challenge these positions, which may not be fully sustained on examination by the relevant tax authorities. Accordingly, Everett’s income tax provision includes amounts intended to satisfy assessments that may result from these challenges. Determining the income tax provision for these potential assessments and recording the related effects requires management judgments and estimates. The amounts ultimately paid on resolution of an audit could be materially different from the amounts previously included in Everett’s income tax provision and, therefore, could have a material impact on Everett’s income tax provision, net income and cash flows. Everett’s accrual for uncertain tax positions is attributable primarily to uncertainties concerning the tax treatment of Everett’s international operations, including the allocation of income among different jurisdictions, intercompany transactions and related interest.

Intangible Assets

Everett reviews intangible assets with finite lives for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of Everett’s finite-lived intangible assets is assessed based on the estimated undiscounted future cash flows expected to result from the use and eventual disposition of the asset. If the undiscounted future cash flows are less than the carrying amount, the finite-lived intangible assets are considered to be impaired. The amount of the impairment loss, if any, is measured as the difference between the carrying amount of the asset and its fair value. Everett estimates the fair value of finite-lived intangible assets by using an income approach or, when available and appropriate, using a market approach.

Fair Value of Derivative Instruments

Everett uses derivative instruments to manage a variety of risks, including risks related to foreign currency exchange rates and interest rates. Everett uses forwards, swaps and options to hedge certain foreign currency and interest rate exposures. Everett does not use derivative financial instruments for speculative purposes. At October 31, 2015, the gross notional amount of Everett’s derivative portfolio was $1.9 billion. Assets and liabilities related to derivative instruments are measured at fair value, and were $65 million and $16 million, respectively, as of October 31, 2015.

Fair value is the price Everett would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. The determination of fair value often involves significant judgments about assumptions such as determining an appropriate discount rate that factors in both risk and liquidity premiums, identifying the similarities and differences in market transactions, weighting those differences accordingly and then making the appropriate adjustments to those market transactions to reflect the risks specific to the asset or liability being valued. Everett generally uses industry standard valuation models to measure the fair value of Everett’s derivative positions. When prices in active markets are not available for an identical asset or liability, Everett uses industry standard valuation models to measure fair value. Where applicable, these models project future cash flows and discount the future amounts to present value using market based observable inputs, including interest rate curves, Everett and counterparty credit risk, foreign currency exchange rates and forward and spot prices.

Loss Contingencies

Everett is involved in various lawsuits, claims, investigations and proceedings including those consisting of intellectual property, commercial, securities, employment, employee benefits and environmental matters, which arise in the ordinary course of business. Everett records a liability when Everett believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgment is required to determine both the probability of having incurred a liability and the estimated amount of the liability. Everett reviews these matters at least quarterly and adjusts these liabilities to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other updated information and events, pertaining to a particular case. Based on Everett’s experience, Everett believes that any damage amounts claimed in the specific litigation and contingencies matters further discussed in Note 15, “Litigation and Contingencies,” to Everett’s Combined Financial Statements are not a meaningful indicator of Everett’s potential liability. Litigation is inherently unpredictable. However, Everett believes it has valid defenses with respect to legal matters pending against it. Nevertheless, cash flows or results of operations could be materially affected in any particular period by the resolution of one or more of these contingencies. Everett believes it has recorded adequate provisions for any such matters and, as of October 31, 2015, it was not reasonably possible that a material loss had been incurred in connection with such matters in excess of the amounts recognized in Everett’s Combined Financial Statements.

ACCOUNTING PRONOUNCEMENTS

For a summary of recent accounting pronouncements applicable to Everett’s Combined Financial Statements see Note 1, “Overview and Summary of Significant Accounting Policies,” to Everett’s Combined Financial Statements.

RESULTS OF OPERATIONS

Revenue from Everett’s international operations has historically represented, and is expected to continue to represent, a majority of Everett’s overall net revenue. As a result, Everett’s revenue growth has been impacted, and Everett expects it will continue to be impacted, by fluctuations in foreign currency exchange rates. In order to provide a framework for assessing performance excluding the impact of foreign currency fluctuations, Everett supplementally presents the year-over-year percentage change in revenue on a constant currency basis, which assumes no change in foreign currency exchange rates from the prior-year period. This information is provided so that revenue can be viewed without the effect of fluctuations in foreign currency exchange rates, which is consistent with how management evaluates Everett’s revenue results and trends. This constant currency disclosure is provided in addition to, and not as a substitute for, the period-over-period percentage change in revenue on a GAAP basis. Other companies may calculate and define similarly labeled items differently, which may limit the usefulness of this measure for comparative purposes.

Results of Operations—Nine Months ended July 31, 2016 and 2015

Results of operations in dollars and as a percentage of net revenue were as follows:

	Nine months ended July 31
	2016		2015
	Dollars in millions
Net revenue	$13,444	100.0%	$14,233	100.0%
Cost of revenue	11,707	87.1%	12,672	89.0%

Gross profit	1,737	12.9%	1,561	11.0%
Selling, general and administrative	1,265	9.4%	1,409	9.9%
Amortization of intangible assets	298	2.2%	299	2.1%
Restructuring charges	495	3.7%	356	2.5%
Separation costs	157	1.2%	140	1.0%
Divestiture charges	13	0.1%	—	—
Defined benefit plan settlement charges	—	—	186	1.3%
Impairment of data center assets	—	—	136	1.0%

Loss from operations	(491)	(3.7)%	(965)	(6.8)%
Interest and other, net	(125)	(0.9)%	(140)	(1.0)%

Loss before taxes	(616)	(4.6)%	(1,105)	(7.8)%
Benefit for taxes	127	1.0%	211	1.5%

Net loss	$(489)	(3.6)%	$(894)	(6.3)%

Net Revenue

The components of the weighted net revenue change by segment were as follows:

Nine months ended July 31, 2016
Percentage Points
Infrastructure Technology Outsourcing	(2.5)
Application and Business Services	(3.0)

Total	(5.5)

For the nine months ended July 31, 2016, Everett’s net revenue decreased 5.5% (decreased 1.7% on a constant currency basis) as compared with the prior-year period. U.S. net revenue decreased 0.5% to $6.0 billion and net revenue from outside the U.S. decreased 9.3% to $7.4 billion. Everett’s net revenue decrease was due primarily to unfavorable foreign currency exchange impacts and the wind down of several contracts, particularly in ABS. These effects were partially offset by net revenue growth in Everett’s SES portfolio.

Gross Margin

Everett’s gross margin increased 1.9 percentage points for the nine months ended July 31, 2016 as compared with the prior-year period due primarily to service delivery efficiencies as a result of cost savings associated with ongoing restructuring programs.

Operating Expenses

Selling, General and Administrative

SG&A expense decreased 10% for the nine months ended July 31, 2016 as compared with the prior-year period, due primarily to favorable foreign currency exchange impacts, lower administrative expenses due to cost structure reductions and a gain on a business divestiture in the period.

Amortization of Intangible Assets

Amortization expense for the nine months ended July 31, 2016 was substantially unchanged as compared to the prior-year period.

Restructuring Charges

Restructuring charges increased for the nine months ended July 31, 2016 as compared with the prior-year period, due primarily to charges from the multi-year restructuring plan announced in September 2015 (the “2015 Plan”). See Note 3, “Restructuring,” to Everett’s Condensed Combined Financial Statements for a discussion of Everett’s restructuring plans.

Separation Costs

Separation costs for the nine months ended July 31, 2016 were primarily related to third-party consulting, contractor fees and other incremental costs totaling $87 million arising from the separation of Everett’s Parent, HPE, from HP Inc., formerly Hewlett-Packard Company, and $70 million arising from the planned spin-merge of Everett with CSC.

Separation costs for the nine months ended July 31, 2015 were primarily related to third-party consulting, contractor fees and other incremental costs arising from the separation of Everett’s Parent, HPE, from HP Inc., formerly Hewlett-Packard Company.

Divestiture Charges

Divestiture charges for the nine months ended July 31, 2016 consist of direct transaction costs arising from HPE’s entering into the planned spin-merge of Everett with CSC.

Defined Benefit Plan Settlement Charges

Defined benefit plan settlement charges for the nine months ended July 31, 2015 were related to U.S. defined benefit plan settlement expense and net periodic benefit cost resulting from Parent’s voluntary lump sum program announced in January 2015.

Impairment of Data Center Assets

Impairment of data center assets for the nine months ended July 31, 2015 resulted from Everett’s exit from several data centers.

Interest and Other, Net

Interest and other, net, expense decreased by $15 million for the nine months ended July 31, 2016 as compared with the prior-year period. The decrease was driven by higher interest income due to higher average investment balances.

Benefit for Taxes

Everett’s effective tax rate was 20.6% and 19.0% for the nine months ended July 31, 2016 and 2015, respectively. Everett’s effective tax rate generally differs from the U.S. federal statutory rate of 35% due to the impact of valuation allowances both within the U.S. and certain foreign jurisdictions. In addition there are foreign jurisdictions where the foreign tax rates differ from the U.S. federal statutory rate. Everett has not provided U.S. taxes for all foreign earnings because Everett plans to reinvest certain earnings indefinitely outside the U.S.

For the nine months ended July 31, 2016, Everett recorded $123 million of net income tax charges related to items unique to that period. These amounts included an income tax charge of $147 million on restructuring, separation and divestiture related costs. These tax charges were partially offset by $23 million of income tax benefits related to state tax impacts and other items.

For the nine months ended July 31, 2015, Everett recorded $78 million of net income tax charges related to items unique to that period, which included $172 million of income tax charges on restructuring, separation and asset impairment costs, partially offset by $92 million of income tax benefits related to uncertain tax positions.

Segment Information

A description of services for each segment and a reconciliation of segment results to Everett’s combined results can be found in Note 2, “Segment Information,” to Everett’s Condensed Combined Financial Statements.

Information Technology Outsourcing

	Nine months ended July 31
	2016	2015	% Change
	Dollars in millions
Net revenue	$9,152	$9,515	(3.8)%
Earnings from operations	$289	$122	136.9%
Earnings from operations as a % of net revenue	3.2%	1.3%	1.9	pts

ITO net revenue decreased 3.8% (increased 0.2% on a constant currency basis) for the nine months ended July 31, 2016 as compared with the prior-year period due primarily to unfavorable foreign currency exchange impacts, particularly in EMEA, and the wind down of several contracts. These effects were partially offset by growth in SES revenue, particularly in EMEA and the U.S. public sector.

ITO earnings from operations as a percentage of net revenue increased 1.9 percentage points for the nine months ended July 31, 2016 as compared with the prior-year period. The increase in operating margin was due to an increase in gross margin and a decrease in operating expense as a percentage of net revenue. Gross margin increased due primarily to service delivery efficiencies partially offset by the unfavorable impact from the wind down of several contracts. The decrease in operating expense as a percentage of net revenue was due primarily to favorable foreign currency exchange impacts and lower administrative expenses due to cost structure reductions.

Application and Business Services

	Nine months ended July 31
	2016	2015	% Change
	Dollars in millions
Net revenue	$4,292	$4,718	(9.0)%
Earnings from operations	$492	$301	63.5%
Earnings from operations as a % of net revenue	11.5%	6.4%	5.1	pts

ABS net revenue decreased 9.0% (decreased 5.7% on a constant currency basis) for the nine months ended July 31, 2016 as compared with the prior-year period due primarily to unfavorable foreign currency exchange impacts, the wind down of several contracts and weak growth in new and existing accounts, particularly in EMEA. These effects were partially offset by ABS growth in the Asia Pacific region.

ABS earnings from operations as a percentage of net revenue increased 5.1 percentage points for the nine months ended July 31, 2016 as compared with the prior-year period. The increase in operating margin for the nine months ended July 31, 2016 was due primarily to an increase in gross margin and a decrease in operating expense as a percentage of net revenue. Gross margin increased due primarily to service delivery efficiencies. The decrease in operating expense as a percentage of net revenue was due primarily to lower administrative expenses and a gain on a business divestiture in the period.

Results of Operations—Fiscal Years Ended October 31, 2015, 2014 and 2013

Results of operations in dollars and as a percentage of net revenue were as follows:

	For the fiscal years ended October 31
	2015		2014		2013
	Dollars in millions
Net revenue	$19,032	100.0%	$21,862	100.0%	$23,676	100.0%
Cost of revenue	16,844	88.5%	19,463	89.0%	21,340	90.1%

Gross profit	2,188	11.5%	2,399	11.0%	2,336	9.9%
Selling, general and administrative	1,807	9.5%	2,251	10.3%	2,137	9.0%
Amortization of intangible assets	399	2.1%	398	1.8%	551	2.4%
Restructuring charges	722	3.8%	1,048	4.8%	618	2.6%
Separation costs	258	1.4%	—	—	—	—
Defined benefit plan settlement charges	233	1.2%	—	—	—	—
Impairment of data center assets	136	0.7%	—	—	—	—

Loss from operations	(1,367)	(7.2)%	(1,298)	(5.9)%	(970)	(4.1)%
Interest and other, net	(179)	(0.9)%	(228)	(1.1)%	(249)	(1.0)%

Loss before taxes	(1,546)	(8.1)%	(1,526)	(7.0)%	(1,219)	(5.1)%
(Provision) benefit for taxes	(339)	(1.8)%	118	0.6%	(433)	(1.9)%

Net loss	$(1,885)	(9.9)%	$(1,408)	(6.4)%	$(1,652)	(7.0)%

Net Revenue

The components of the weighted net revenue change by segment were as follows:

	For the fiscal years ended October 31
	2015	2014
	Percentage Points
Infrastructure Technology Outsourcing	(8.8)	(5.3)
Application and Business Services	(4.1)	(2.4)

Total Everett	(12.9)	(7.7)

Fiscal 2015 compared with Fiscal 2014

In fiscal 2015, Everett’s net revenue decreased 12.9% (decreased 7.2% on a constant currency basis) as compared with fiscal 2014. U.S. net revenue decreased 12.5% to $8.2 billion, while net revenue from outside of the U.S. decreased 13.3% to $10.8 billion. Everett’s net revenue decrease was due primarily to unfavorable foreign currency exchange impacts, the wind down of several large contracts and weak growth in new and existing accounts. These effects were partially offset by net revenue growth in Everett’s SES portfolio.

Fiscal 2014 compared with Fiscal 2013

In fiscal 2014, Everett’s net revenue decreased 7.7% (decreased 7.9% on a constant currency basis) as compared with fiscal 2013. U.S. net revenue decreased 9.7% to $9.4 billion, while net revenue from outside of the U.S. decreased 6.0% to $12.5 billion. Everett’s net revenue decrease was due primarily to the wind down of several large contracts, weak growth in new and existing accounts, lower public sector spending, particularly in EMEA and contractual price declines. These effects were partially offset by net revenue growth in Everett’s SES portfolio.

A more detailed discussion of segment revenue is included under “Segment Information” below.

Gross Margin

Fiscal 2015 compared with Fiscal 2014

Everett’s gross margin increased 0.5 of a percentage point for fiscal year 2015 compared with fiscal 2014 due primarily to service delivery efficiencies and improving profit performance in under-performing contracts partially offset by the unfavorable impact from the wind down of several large contracts.

Fiscal 2014 compared with Fiscal 2013

Everett’s gross margin increased 1.1 percentage points for fiscal year 2014 compared with fiscal 2013 due primarily to service delivery efficiencies and improving profit performance in under-performing contracts partially offset by the unfavorable impacts from the wind down of several large contracts and weak growth in new and existing accounts.

A more detailed discussion of segment gross margins and operating margins is included under “Segment Information” below.

Operating Expenses

Selling, General and Administrative

SG&A expense decreased 20% for fiscal 2015 as compared to fiscal 2014 due primarily to favorable foreign currency exchange impacts, reduced costs for sales transformation initiatives and declines in field selling costs as a result of lower compensation costs and productivity initiatives. The decrease was partially offset by higher administrative expenses due to indirect separation related activities arising from the separation of Everett’s Parent, HPE, from HP Inc., formerly Hewlett-Packard Company.

SG&A expense increased 5% in fiscal 2014 as compared to fiscal 2013 due primarily to higher compensation costs, increased costs for sales transformation initiatives and increased administrative expense as fiscal 2013 contained higher bad debt recoveries and insurance recoveries.

Amortization of Intangible Assets

Amortization expense in fiscal 2015 was substantially unchanged as compared to fiscal 2014.

Amortization expense decreased in fiscal 2014 due primarily to certain intangible assets associated with prior acquisitions reaching the end of their respective amortization periods.

Restructuring Charges

Restructuring charges decreased in fiscal 2015 as compared to fiscal 2014 due primarily to lower charges from the multi-year restructuring plan announced in May 2012 (the “2012 Plan”) partially offset by charges from the 2015 Plan announced in September 2015.

Restructuring charges increased in fiscal 2014 as compared to fiscal 2013 due primarily to higher charges in connection with the 2012 Plan including increases to the scope of the 2012 Plan announced in fiscal 2014.

See Note 3, “Restructuring,” to Everett’s Combined Financial Statements for a discussion of Everett’s restructuring plans.

Separation Costs

Separation costs for fiscal 2015 were primarily related to third-party consulting, contractor fees and other incremental costs arising from the separation of Everett’s Parent, HPE, from HP Inc., formerly Hewlett-Packard Company.

Defined Benefit Plan Settlement Charges

Defined benefit plan settlement charges in fiscal 2015 were related to U.S. defined benefit plan settlement expense and net periodic benefit cost resulting from Parent’s voluntary lump sum program announced in January 2015.

Impairment of Data Center Assets

Impairment of data center assets in fiscal 2015 resulted from Everett’s exit from several data centers.

Interest and Other, Net

Interest and other, net, expense decreased by $49 million in fiscal 2015 as compared to fiscal 2014 due to lower average capital lease obligations.

Interest and other, net, expense decreased by $21 million in fiscal 2014 due to lower average borrowings and capital lease obligations.

(Provision) Benefit for Taxes

Everett’s effective tax rates were (22.0)%, 7.8%, and (35.6)% in fiscal year 2015, 2014 and 2013, respectively. Everett’s effective tax rate generally differs from the U.S. federal statutory rate of 35% due to the impact of valuation allowances both within the U.S. and certain foreign jurisdictions. In addition there are foreign jurisdictions where the foreign rates differ from the U.S. federal statutory rate. Everett has not provided U.S. taxes for all foreign earnings because Everett plans to reinvest certain earnings indefinitely outside the U.S.

In fiscal 2015, Everett recorded $48 million of net income tax charges related to items unique to that year. These amounts primarily included $486 million of income tax charges to record valuation allowances pertaining to certain foreign deferred tax assets, the effects of which were partially offset by $277 million of income tax benefits related to restructuring, separation and asset impairment costs, $123 million of income tax benefits related to uncertain tax positions and $38 million of income tax benefits related to state tax impacts and other items.

In fiscal 2014, Everett recorded $296 million of net income tax benefits related to items unique to that year. These amounts included $181 million of income tax benefits related to restructuring costs, $37 million of income tax benefits related to provision to return adjustments, $36 million of income tax benefits related to state tax rate changes and $26 million of income tax benefits for adjustments related to uncertain tax positions.

In fiscal 2013, Everett recorded $58 million of net income tax charges related to items unique to that year. These amounts included $129 million of income tax charges for adjustments related to uncertain tax positions, partially offset by $59 million of income tax benefits related to restructuring costs.

For a reconciliation of Everett’s effective tax rate to the U.S. federal statutory rate of 35% and further explanation of Everett’s (Provision) benefit for taxes, see Note 6, “Taxes on Earnings,” to Everett’s Combined Financial Statements.

Segment Information

A description of the services for each segment and a reconciliation of segment results to Everett’s combined results can be found in Note 2, “Segment Information,” to Everett’s Combined Financial Statements.

Information Technology Outsourcing

	For the fiscal years ended October 31
	2015	2014	2013
	Dollars in millions
Net revenue	$12,806	$14,733	$15,980
Earnings from operations	$263	$238	$246
Earnings from operations as a % of net revenue	2.1%	1.6%	1.5%

Fiscal 2015 compared with Fiscal 2014

ITO net revenue decreased 13.1% (decreased 7.4% on a constant currency basis) in fiscal 2015 due primarily to unfavorable foreign currency exchange impacts, the wind down of several large contracts and weak growth in new and existing accounts, particularly in EMEA in the first half of fiscal 2015. These effects were partially offset by growth in SES revenue in the second half of fiscal 2015.

In fiscal 2015, ITO earnings from operations as a percentage of net revenue increased 0.5 of a percentage point. The increase in operating margin was due to a decrease in gross margin being more than offset by a decrease in operating expense as a percentage of net revenue. Gross margin decreased due primarily to the unfavorable impact from the wind down of several large contracts partially offset by service delivery efficiencies. The decrease in operating expense as a percentage of net revenue was due primarily to favorable foreign currency exchange impacts, reduced field selling costs as a result of productivity initiatives and reduced administrative expenses.

Fiscal 2014 compared with Fiscal 2013

ITO net revenue decreased 7.8% (decreased 8.2% on a constant currency basis) in fiscal 2014 due primarily to the wind down of several large contracts, weak growth in new and existing accounts, particularly in EMEA, and contractual price declines. These effects were partially offset by growth in SES revenue and favorable foreign currency exchange impacts.

ITO earnings from operations as a percentage of net revenue increased 0.1 of a percentage point. The increase in operating margin was due to an increase in gross margin partially offset by an increase in operating expense as a percentage of net revenue. Gross margin increased due primarily to service delivery efficiencies partially offset by the unfavorable impact from the wind down of several large contracts. The increase in operating expense as a percentage of net revenue was due primarily to increased costs for sales transformation initiatives and increased administrative expenses.

Application and Business Services

	For the fiscal years ended October 31
	2015	2014	2013
	Dollars in millions
Net revenue	$6,226	$7,129	$7,696
Earnings from operations	$505	$384	$343
Earnings from operations as a % of net revenue	8.1%	5.4%	4.5%

Fiscal 2015 compared with Fiscal 2014

ABS net revenue decreased 12.7% (decreased 7.1% on a constant currency basis) in fiscal 2015, due to unfavorable foreign currency exchange impacts and weak growth in new and existing accounts in the first half of fiscal 2015.

ABS earnings from operations as a percentage of net revenue increased 2.7 percentage points in fiscal 2015. The increase in operating margin was due to an increase in gross margin and a decrease in operating expense as a percentage of net revenue. Gross margin increased due primarily to service delivery efficiencies. The decrease in operating expense as a percentage of net revenue was due primarily to favorable foreign currency exchange impacts, reduced field selling costs as a result of productivity initiatives and reduced administrative expenses.

Fiscal 2014 compared with Fiscal 2013

ABS net revenue decreased 7.4% (decreased 7.3% on a constant currency basis) in fiscal 2014, due to the wind down of a large contract and weak growth in new and existing accounts, particularly in EMEA. These effects were partially offset by growth in SES revenue.

ABS earnings from operations as a percentage of net revenue increased 0.9 of a percentage point in fiscal 2014. The increase in operating margin was due to an increase in gross margin partially offset by an increase in operating expense as a percentage of net revenue. Gross margin increased due primarily to service delivery efficiencies partially offset by the unfavorable impact from the wind down of a large contract. The increase in operating expense as a percentage of net revenue was due primarily to increased costs for sales transformation initiatives and increased administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

Historical Liquidity

Everett has historically used cash generated by operations and funding provided by Parent as its primary sources of liquidity. Everett’s operations have historically participated in cash management and funding arrangements managed by Parent. Cash flows relating to financing activities primarily reflect changes in Parent’s investment in Everett. Parent’s cash has not been assigned to Everett for any of the periods presented because those cash balances are not directly attributable to Everett.

Future Liquidity

Prior to its separation from HPE, Everett anticipates issuing approximately $3.008 billion of new debt to facilitate a debt exchange with HPE and fund a dividend distribution to HPE.

Cash, Debt and Capital Lease Obligations

Everett’s cash and cash equivalents and total debt and capital lease obligations were as follows:

	As of July 31, 2016	As of October 31
		2015	2014	2013
	In millions
Cash and cash equivalents	$392	$217	$174	$201
Total debt	$396	$446	$459	$466
Total capital lease obligations	$2,392	$2,388	$2,485	$3,048

Cash Flow

Everett’s key cash flow metrics were as follows:

	Nine months ended July 31		Fiscal years ended October 31
	2016	2015	2015	2014	2013
	In millions
Net cash provided by operating activities	$527	$732	$762	$807	$900
Net cash provided by (used in) investing activities	34	(42)	(115)	(101)	(179)
Net cash used in financing activities	(386)	(649)	(604)	(733)	(707)

Net increase (decrease) in cash and cash equivalents	$175	$41	$43	$(27)	$14

Operating Activities

Net cash provided by operating activities decreased by $205 million for the nine months ended July 31, 2016 as compared to the nine months ended July 31, 2015 due primarily to changes in other operating assets and liabilities, partially offset by a lower net loss. Net cash provided by operating activities decreased by $45 million for fiscal 2015 as compared to fiscal 2014 due primarily to a higher net loss partially offset by lower cash payments for restructuring. Net cash provided by operating activities decreased by $93 million for fiscal 2014 as compared to fiscal 2013 due primarily to higher cash payments for restructuring, partially offset by a lower net loss and a reduction in accounts receivable.

Investing Activities

Net cash provided by investing activities increased by $76 million for the nine months ended July 31, 2016 as compared to the nine months ended July 31, 2015, primarily due to an increase in cash received from business divestitures and a decrease in cash used for the purchase of property, plant and equipment. Net cash used in investing activities increased by $14 million for fiscal 2015 as compared to fiscal 2014 due primarily to an increase in cash used for the purchase of property, plant and equipment. Net cash used in investing activities decreased by $78 million for fiscal 2014 as compared to fiscal 2013 due primarily to an increase in cash received from the sale of property, plant, and equipment.

Financing Activities

Net cash used in financing activities for the nine months ended July 31, 2016 and 2015, as well as for fiscal 2015, 2014 and 2013 primarily represent Net transfers from Parent, net payments on debt and principal payments on capital lease obligations. As cash and the financing of Everett’s operations have historically been managed by Parent, the components of Net transfers from Parent include cash transfers from Everett to Parent and payments by Parent to settle Everett’s obligations. These transactions are considered to be effectively settled for cash at the time the transaction is recorded.

Capital Resources

Debt Levels

	As of July 31, 2016	As of October 31
		2015	2014	2013
		Dollars in millions
Short-term debt	$2	$49	$25	$14
Long-term debt	$394	$397	$434	$452
Weighted-average interest rate	6.94%	6.71%	6.65%	6.64%

Everett’s historical debt levels reflect only those debt balances which were the legal obligation of the subsidiaries comprising the businesses of Everett. For more information on Everett’s borrowings, see Note 12, “Borrowings and Capital Lease Obligations,” to Everett’s Combined Financial Statements.

Everett’s weighted-average interest rate reflects the effective interest rate on Everett’s borrowings prevailing during the period and the effect of interest rate swaps outstanding during fiscal 2013.

Capital Lease Obligations

Capital lease obligations primarily consist of contractual arrangements with Parent’s wholly-owned subsidiary, HPE Financial Services.

CONTRACTUAL AND OTHER OBLIGATIONS

Everett’s contractual and other obligations as of October 31, 2015, have not changed materially as of July 31, 2016, and were as follows:

		Payments Due by Period
	Total	1 Year or Less	1-3 Years	3-5 Years	More than 5 Years
	In millions
Principal payments on long-term debt(1)	$432	$48	$—	$26	$358
Interest payments on long-term debt(2)	284	25	46	44	169
Operating lease obligations (net of sublease rental income)	1,166	341	410	183	232
Purchase obligations(3)	1,160	338	563	240	19
Capital lease obligations (includes interest)(4)	2,631	1,052	1,233	339	7

Total(5)(6)(7)	$5,673	$1,804	$2,252	$832	$785

(1)	Amounts represent the principal cash payments relating to Everett’s long-term debt and do not include any fair value adjustments, discounts or premiums.
(2)	Amounts represent the expected interest payments relating to Everett’s long-term debt.
(3)	Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on Everett and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. These purchase obligations are related principally to software license agreements and other items. Purchase obligations exclude agreements that are cancelable without penalty. Purchase obligations also exclude open purchase orders that are routine arrangements entered into in the ordinary course of business as they are difficult to quantify in a meaningful way. Even though open purchase orders are considered enforceable and legally binding, the terms generally allow Everett the option to cancel, reschedule, and adjust terms based on business needs prior to the delivery of goods or performance of services.
(4)	HPE is contractually required to reduce or modify Everett’s existing capital lease arrangements with HPE Financial Services to a contractually agreed upon amount, provided however, that capitalized lease obligations with terms that will expire prior to March 31, 2019 shall not be counted for purposes of this calculation.
(5)

As of October 31, 2015, Everett anticipated making contributions of approximately $110 million to its non-U.S. pension plans during fiscal 2016. Everett’s policy is to fund its pension plans so that it makes at least the minimum contribution required by local government, funding and taxing authorities. As of July 31, 2016, Everett anticipates making remaining contributions of approximately $32 million to its non-U.S. pension plans. Expected contributions and payments to Everett’s pension plans are excluded from the contractual obligations table because they do not represent contractual cash outflows as they are dependent on numerous factors which may result in a wide range of outcomes. For more information on Everett’s retirement and post-retirement benefit plans, see Note 4, “Retirement and Post-Retirement Benefit Plans” to Everett’s Combined Financial Statements and Note 4, “Retirement and Post-Retirement Benefit Plans,” to Everett’s Condensed Combined Financial Statements.
(6)	As of October 31, 2015, Everett expected future cash payments of approximately $2.3 billion in connection with Everett’s approved restructuring plans. As of July 31, 2016, Everett expects future cash payments of approximately $1.7 billion in connection with Everett’s approved restructuring plans which includes approximately $700 million expected to be paid in fiscal 2016 with the remaining approximately $1.0 billion of cash payments to be made through fiscal 2021. Payments for restructuring have been excluded from the contractual obligations table, because they do not represent contractual cash outflows and there is uncertainty as to the timing of these payments. For more information on Everett’s restructuring activities, see Note 3, “Restructuring,” to Everett’s Combined Financial Statements and Note 3, “Restructuring,” to Everett’s Condensed Combined Financial Statements.
(7)	As of October 31, 2015, Everett had approximately $347 million of recorded liabilities and related interest and penalties pertaining to uncertain tax positions. These liabilities and related interest and penalties include $14 million expected to be paid within one year. As of July 31, 2016, Everett had approximately $350 million of recorded liabilities and related interest and penalties pertaining to uncertain tax positions. These liabilities and related interest and penalties include $27 million expected to be paid within one year. For the remaining amount, Everett is unable to make a reasonable estimate as to when cash settlement with the tax authorities might occur due to the uncertainties related to these tax matters. Payments of these obligations would result from settlements with taxing authorities. For more information on Everett’s uncertain tax positions, see Note 6, “Taxes on Earnings,” to Everett’s Combined Financial Statements and Note 6, “Taxes on Earnings,” to Everett’s Condensed Combined Financial Statements.

OFF-BALANCE SHEET ARRANGEMENTS

As part of Everett’s ongoing business, Everett has not participated in transactions that generate material relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business, Everett is exposed to foreign currency exchange rate and interest rate risks that could impact Everett’s financial position and results of operations. Everett’s risk management strategy with respect to these market risks may include the use of derivative financial instruments. Everett uses derivative contracts only to manage existing underlying exposures. Accordingly, Everett does not use derivative contracts for speculative purposes. Everett’s risks, risk management strategy and a sensitivity analysis estimating the effects of changes in fair value for each of these exposures is outlined below.

Actual gains and losses in the future may differ materially from the sensitivity analyses based on changes in the timing and amount of foreign currency exchange rate and interest rate movements and Everett’s actual exposures and derivatives in place at the time of the change, as well as the effectiveness of the derivative to hedge the related exposure.

Foreign currency exchange rate risk

Everett is exposed to foreign currency exchange rate risk inherent in Everett’s sales commitments, anticipated sales, anticipated purchases and assets and liabilities denominated in currencies other than the U.S. dollar. Everett transacts business in approximately 79 currencies worldwide, of which the most significant foreign currencies to Everett’s operations for fiscal 2015 were the euro, the British pound, Chinese yuan (renminbi) and the Japanese yen. For most currencies, Everett is a net receiver of the foreign currency and therefore benefits from a weaker U.S. dollar and is adversely affected by a stronger U.S. dollar relative to the foreign currency. Even where Everett is a net receiver of the foreign currency, a weaker U.S. dollar may adversely affect certain expense figures, if taken alone.

Everett uses a combination of forward contracts and, from time to time, options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in Everett’s forecasted net revenue and, to a lesser extent, cost of revenue and intercompany loans denominated in currencies other than the U.S. dollar. In addition, when debt is denominated in a foreign currency, Everett may use swaps to exchange the foreign currency principal and interest obligations for U.S. dollar-denominated amounts to manage the exposure to changes in foreign currency exchange rates. Alternatively, Everett may choose not to hedge the risk associated with Everett’s foreign currency exposures, primarily if such exposure acts as a natural hedge for offsetting amounts denominated in the same currency or if the currency is too difficult or too expensive to hedge.

Everett has performed sensitivity analyses as of October 31, 2015 and 2014, using a modeling technique that measures the change in the fair values arising from a hypothetical 10% adverse movement in the levels of foreign currency exchange rates relative to the U.S. dollar, with all other variables held constant. The analyses cover all of Everett’s foreign currency derivative contracts offset by underlying exposures. The foreign currency exchange rates Everett used in performing the sensitivity analyses were based on market rates in effect at October 31, 2015 and 2014. The sensitivity analyses indicated that a hypothetical 10% adverse movement in foreign currency exchange rates would result in a foreign currency exchange fair value loss of $8 million and $6 million at October 31, 2015 and 2014, respectively.

Interest rate risk

Everett is exposed to interest rate risk related to debt issued by Everett and Everett’s investment portfolio.

Everett has performed sensitivity analyses as of October 31, 2015 and 2014, using a modeling technique that measures the change in the fair values arising from a hypothetical 10% adverse movement in the levels of interest rates across the entire yield curve, with all other variables held constant. The analyses cover Everett’s debt and investments. The analyses use actual or approximate maturities for the debt and investments. The discount rates used were based on the market interest rates in effect at October 31, 2015 and 2014. The sensitivity analyses indicated that a hypothetical 10% adverse movement in interest rates would result in a decrease in the fair values of Everett’s debt and investments of $7 million and $10 million at October 31, 2015 and 2014, respectively.

SELECTED HISTORICAL CONDENSED COMBINED FINANCIAL INFORMATION OF EVERETT

The following table presents the selected historical condensed combined financial information of Everett. The Combined Statements of Operations information and the Combined Statements of Cash Flows information for the nine months ended July 31, 2016 and 2015 and the Combined Balance Sheets information as of July 31, 2016 are derived from Everett’s unaudited Condensed Combined Financial Statements included in this proxy statement/prospectus-information statement. The Combined Statements of Operations information for each of the three fiscal years ended October 31, 2015 and the Combined Balance Sheets information as of October 31, 2015 and 2014 set forth below are derived from Everett’s audited Combined Financial Statements included elsewhere in this proxy statement/prospectus-information statement. The Combined Statements of Operations information for the fiscal years ended October 31, 2012 and 2011, and the Combined Balance Sheets information as of October 31, 2013, 2012 and 2011 are derived from Everett’s unaudited Combined Financial Statements that are not included in this proxy statement/prospectus-information statement.

The selected historical combined financial information set forth below should be read in conjunction with Everett’s Combined and Condensed Combined Financial Statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Everett” included elsewhere in this proxy statement/prospectus-information statement. Everett’s historical condensed combined financial information presented below may not be indicative of its future performance and does not necessarily reflect what Everett’s financial position and results of operations would have been had it been operating as a standalone public company during the periods presented, including changes that will occur in its operations and capitalization as a result of the spin-off of Everett and the Merger. See “Unaudited Pro Forma Condensed Combined Financial Information” for a further description of the anticipated changes.

	As of and for the nine months ended July 31		As of and for the fiscal years ended October 31
	2016	2015	2015	2014	2013	2012	2011
	In millions
Combined Statements of Operations:
Net revenue	$13,444	$14,233	$19,032	$21,862	$23,676	$26,077	$26,699
(Loss) earnings from operations(1)	$(491)	$(965)	$(1,367)	$(1,298)	$(970)	$(8,484)	$619
Net (loss) earnings(1)	$(489)	$(894)	$(1,885)	$(1,408)	$(1,652)	$(10,178)	$463

Combined Balance Sheets:
Total assets(2)	$11,981		$12,450	$12,895	$15,148	$17,076	$25,779
Long-term debt	$394		$397	$434	$452	$450	$1,639
Total debt(3)	$396		$446	$459	$466	$1,592	$1,652
Total capital lease obligations	$2,392		$2,388	$2,485	$3,048	$3,277	$2,632

(1)	(Loss) earnings from operations and net (loss) earnings include the following items:

	Nine months ended July 31		For the fiscal years ended October 31
	2016	2015	2015	2014	2013	2012	2011
	In millions
Amortization of intangible assets	$298	$299	$399	$398	$551	$585	$608
Impairment of goodwill	—	—	—	—	—	7,629	—
Restructuring charges	495	356	722	1,048	618	963	526
Separation costs	157	140	258	—	—	—	—
Divestiture charges	13	—	—	—	—	—	—
Defined benefit plan settlement charges	—	186	233	—	—	—	—
Impairment of data center assets	—	136	136	—	—	—	—

Total charges before taxes	$963	$1,117	$1,748	$1,446	$1,169	$9,177	$1,134

Total charges, net of taxes	$733	$861	$1,386	$1,123	$971	$9,142	$866

(2)	Total assets decreased in fiscal 2012 due primarily to a goodwill impairment charge.
(3)	In fiscal 2013, total debt decreased due to maturities.

SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF CSC

The following selected historical condensed consolidated financial information of CSC as of September 30, 2016 and for the six months ended September 30, 2016 and October 2, 2015 have been derived from the September 30, 2016 unaudited condensed consolidated financial statements of CSC, which are incorporated by reference in this document. In the opinion of CSC’s management, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the interim periods. The selected historical condensed consolidated financial information below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim periods presented below are not necessarily indicative of the results for the full fiscal year. The financial information as of April 1, 2016 and April 3, 2015 and for the twelve months ended April 1, 2016, April 3, 2015 and March 28, 2014 have been derived from CSC’s audited consolidated financial statements incorporated by reference in this document.

The selected historical consolidated financial information of CSC as of March 28, 2014 and as of and for the years ended March 29, 2013 and March 30, 2012 has been derived from CSC’s unaudited consolidated financial statements which are not included in or incorporated by reference in this document. The selected historical consolidated financial information presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. You should read the table below in conjunction with the financial statements of CSC and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained in CSC’s Quarterly Report on Form 10-Q as of and for the six months ended September 30, 2016 and Annual Report on Form 10-K as of and for the twelve months ended April 1, 2016, each of which is incorporated by reference in this document. See “Where You Can Find Additional Information.”

	As of
(in millions)	September 30, 2016	April 1, 2016(6)	April 3, 2015(1),(6)	March 28, 2014(1),(6)	March 29, 2013(1),(6)	March 30, 2012(1),(6)
Total assets	$8,819	$7,736	$10,221	$11,361	$11,210	$11,149

Debt
Long-term, net of current maturities	$2,506	$1,934	$1,635	$2,207	$2,498	$1,486
Short-term	669	559	—	444	—	43
Current maturities	125	151	883	237	234	1,211

Total	$3,300	$2,644	$2,518	$2,888	$2,732	$2,740

Total equity	$2,325	$2,032	$2,965	$3,950	$3,166	$2,839

Net debt-to-total capitalization(7)	39.9%	31.4%	8.1%	6.5%	11.5%	29.5%

	Six Months Ended		Twelve Months Ended
(in millions, except per-share amounts)	September 30, 2016	October 2, 2015(3)(6)	April 1, 2016(6)	April 3, 2015(3)(6)	March 28, 2014(3)(6)	March 29, 2013(3)(6)	March 30, 2012(3)(6)
Revenues	$3,801	$3,549	$7,106	$8,117	$8,899	$9,533	$9,788
Costs of services (excludes depreciation and amortization and restructuring costs)	$2,784	$2,509	$5,185	$6,159	$6,032	$7,455	$8,124
Selling, general and administrative—SEC settlement related charges(4)	$—	$—	$—	$197	$—	$—	$—
Restructuring costs	$82	$5	$23	$256	$74	$251	$139
Debt extinguishment costs(5)	$—	$—	$95	$—	$—	$—	$—
Goodwill impairment(2)	$—	$—	$—	$—	$—	$—	$232
(Loss) income from continuing operations, before taxes	$(37)	$119	$10	$(671)	$694	$(249)	$(1,000)
Income tax (benefit) expense	$(38)	$(39)	$(62)	$(464)	$174	$(248)	$(231)
Income (loss) from continuing operations, net of taxes	$1	$158	$72	$(207)	$520	$(1)	$(769)
Income from discontinued operations, net of taxes	$—	$186	$191	$224	$448	$780	$171
Net (loss) income attributable to CSC common stockholders	$(6)	$334	$251	$2	$947	$760	$(613)
(Loss) earnings per common share:
Basic:
Continuing operations	$(0.04)	$1.14	$0.51	$(1.45)	$3.52	$(0.01)	$(4.98)
Discontinued operations	$—	$1.28	$1.31	$1.46	$2.89	$4.92	$1.01

	$(0.04)	$2.42	$1.82	$0.01	$6.41	$4.91	$(3.97)

Diluted:
Continuing operations	$(0.04)	$1.12	$0.50	$(1.45)	$3.45	$—	$(4.98)
Discontinued operations	$—	$1.24	$1.28	$1.46	$2.83	$4.89	$1.01

	$(0.04)	$2.36	$1.78	$0.01	$6.28	$4.89	$(3.97)

Cash dividend per common share	$0.28	$0.46	$2.99	$0.92	$0.80	$0.80	$0.80

(1)	Fiscal 2012 through fiscal 2015 have been adjusted for the adoption of ASU 2015-17 (Topic 740), “Balance Sheet Classification of Deferred Taxes”
(2)	Fiscal 2012 goodwill impairment charge related to one reporting unit in the GBS segment.
(3)	Fiscal 2012 through fiscal 2015 have been adjusted to present discontinued operations for the divestiture of the Company’s NPS segment in the third quarter of fiscal 2016.
(4)	Fiscal 2015 charge related to the settlement of the SEC investigation.
(5)	Fiscal 2016 debt extinguishment costs related to the Company’s redemption of all outstanding 6.50% term notes due March 2018.
(6)	Certain amounts in fiscal 2012 through fiscal 2016 have been restated as the Company identified certain immaterial errors in previously issued financial statements related to income tax (benefit) expense.
(7)	Net debt-to-total capitalization is a non-GAAP measure used by management to assess our ability to service our debts using only our cash and cash equivalents. We present this non-GAAP measure to assist investors in analyzing our capital structure in a more comprehensive way compared to gross debt based ratios alone. Net debt-to-total capitalization is defined as total debt less total cash and cash equivalents divided by the sum of total debt and equity, including non-controlling interest.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Financial Statements as of and for the Six Months Ended September 30, 2016 and for the Twelve Months Ended April 1, 2016

The following unaudited pro forma condensed combined financial statements of the combined company (the “pro forma financial statements”) include the unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) as of September 30, 2016 and the unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2016 (the “interim pro forma statement of operations”) and the twelve months ended April 1, 2016 (the “twelve month pro forma statement of operations” and, together with the interim pro forma statement of operations, the “pro forma statements of operations”), after giving effect to the Merger and other Transactions.

CSC reports its results based on a fiscal year convention that comprises four thirteen-week quarters. Every fifth year includes an additional week in the first quarter to prevent the fiscal year moving from an approximate end of March date. Everett reports its results on a fiscal year basis that ends on October 31 and Xchanging plc (“Xchanging”), which was acquired by CSC on May 5, 2016, reported its results on a calendar year basis that ends on December 31. As a consequence of CSC, Everett and Xchanging having different fiscal year end dates, all references to the interim pro forma statement of operations include the results of operations of CSC for the six months ended September 30, 2016, and of Everett for the six months ended July 31, 2016, and of Xchanging for the six months ended September 30, 2016 including only the pre-acquisition results for the period from April 2, 2016 to May 4, 2016 (see Note 4). All references to the twelve month pro forma statement of operations include the results of operations of CSC for the twelve months ended April 1, 2016, and of Everett for the twelve months ended April 30, 2016, which was derived by adding the unaudited condensed combined statement of operations for the six months ended April 30, 2016 to the audited combined statement of operations for the twelve months ended October 31, 2015 and subtracting the unaudited condensed combined statement of operations for the six months ended April 30, 2015, and of the pre-acquisition results of Xchanging for the twelve months ended December 31, 2015.

The pro forma balance sheet combines the historical condensed consolidated balance sheet of CSC as of September 30, 2016, and the historical condensed combined balance sheet of Everett as of July 31, 2016, giving effect to the Merger and other Transactions as if they had been consummated on September 30, 2016. No pro forma balance sheet information for Xchanging is necessary as the CSC balance sheet as of September 30, 2016 fully reflects the acquisition of Xchanging. The interim pro forma statement of operations combines the historical condensed consolidated statement of operations of CSC for the six months ended September 30, 2016, and the historical condensed combined statement of operations of Everett for the six months ended July 31, 2016 whereas the twelve month pro forma statement of operations combines the historical consolidated statement of operations of CSC for the twelve months ended April 1, 2016, and the historical condensed combined statement of operations of Everett for the twelve months ended April 30, 2016, each giving effect to the Merger and other Transactions as if they had been consummated on April 4, 2015, the first day of CSC’s fiscal year ended April 1, 2016.

The historical combined and condensed combined financial statements of Everett have been “carved-out” from the consolidated and combined financial statements of HPE (and its former parent, Hewlett-Packard Company, from which HPE was spun off on November 1, 2015), and reflect assumptions and allocations made by HPE. Everett’s historical combined and condensed combined financial statements include HPE assets and liabilities that were specifically identifiable or otherwise attributable to Everett, including subsidiaries and affiliates in which HPE had a controlling financial interest or was the primary beneficiary. Everett’s historical combined and condensed combined financial statements include all revenues and costs directly attributable to Everett and an allocation of expenses related to certain HPE corporate functions. The results of operations in the Everett historical combined and condensed combined financial statements do not necessarily include all expenses that would have been incurred by Everett had it been a separate, stand-alone entity. Actual costs that may have been incurred if Everett had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Consequently, Everett’s historical combined financial statements do not necessarily reflect what Everett’s financial condition and results of operations would have been had Everett operated as a stand-alone company during the periods or as of the dates presented.

The historical consolidated financial statements of Xchanging as of and for the year ended December 31, 2015 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). There were no material IFRS to GAAP differences identified for pro forma purposes. The translations of Xchanging’s historical financial information from Pound Sterling (“GBP”) to U.S. Dollars (“USD”) used in the preparation of these unaudited pro forma condensed combined financial statements are as follows:

•	Xchanging’s pre-acquisition financial information included within the interim pro forma statement of operations was translated to USD using an average rate of $1.43, which approximates the GBP to USD conversion rate for the one month ended April 30, 2016.

•	Xchanging’s pre-acquisition financial information included within the twelve month pro forma statement of operations was translated to USD using an average rate of $1.53, which approximates the GBP to USD conversion rate for the twelve months ended December 31, 2015

The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Merger and other Transactions, (ii) factually supportable, and (iii) with respect to the pro forma statements of operations, expected to have a continuing impact on the consolidated results of operations of the combined company.

The pro forma financial statements were prepared using the acquisition method of accounting with CSC considered the accounting acquirer of Everett. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill.

The Merger and other Transactions have not been consummated. Accordingly, the pro forma purchase price allocation of Everett’s assets to be acquired and liabilities to be assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and the pro forma financial statements are based upon currently available information and certain assumptions that management of CSC believes are factually supportable as of the date of this proxy statement/prospectus-information statement. A final determination of the fair value of Everett’s assets acquired and liabilities assumed, including goodwill and intangible assets, will be based on the actual net tangible and intangible assets and liabilities of Everett that exist as of the closing date of the Merger and, therefore, cannot be made prior to the completion of the Merger and other Transactions. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. These potential changes to the purchase price allocation and related pro forma adjustments could be material.

The pro forma financial statements do not reflect the costs of integration activities or benefits that may result from realization of previously announced anticipated first-year synergies of approximately $1.0 billion post-close. CSC and Everett expect to incur significant one-time financing and transaction costs, some of which will be capitalized, in connection with the Merger and other Transactions, totaling approximately $145 million, of which approximately $32 million has been incurred to date. The financing fees and transaction-related costs are expected to be incurred through transaction closing which is expected to occur on or around April 1, 2017 and will primarily be funded through the Term Facility and the Notes. While integration planning is ongoing and estimates may evolve as more details are finalized, the Company currently anticipates approximately $1.0 billion of year one costs expected to be incurred in connection with the realization of the $1.0 billion in expected synergies and the integration. Severance costs associated with workforce optimization as well as restructuring costs associated with consolidation of systems and facilities comprise the majority of the $1.0 billion of anticipated year one costs with the remainder consisting of financing and transaction costs as well as process and integration costs. The transition and integration-related costs will be incurred primarily during the first two fiscal years following the consummation of the Transactions, and will primarily be funded through cash generated from operations. No assurances of the timing or the amount of cost synergies able to be captured, or the costs necessary to achieve those cost synergies, can be provided.

The pro forma financial statements do not reflect any adjustments related to the agreements which Everett and HPE will enter into following the Distribution (as described in detail in the section titled “Additional Agreements Related to the Separation, the Distribution and the Merger” in this proxy statement/prospectus-information statement), as these agreements are not expected to result in any material incremental recurring income or expenses to the combined company following the consummation of the Merger.

The adjustments included in the pro forma financial statements are based upon currently available information and assumptions that management of CSC believes to be reasonable. These adjustments and related assumptions are described in the accompanying notes presented on the following pages.

The pro forma financial statements are for informational purposes only and are not intended to represent or to be indicative of the actual results of operations or financial position that the combined company would have reported had the Merger and other Transactions been completed as of the dates set forth in the pro forma financial statements, and should not be taken as being indicative of the combined company’s future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the pro forma financial statements for a number of reasons, including differences between the assumptions used to prepare the pro forma financial statements and actual amounts.

The pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•	CSC’s audited historical consolidated financial statements and related notes as of and for the twelve months ended April 1, 2016, which are incorporated by reference in this proxy statement/prospectus-information statement;

•	CSC’s unaudited historical condensed consolidated financial statements and related notes as of and for the three and six months ended September 30, 2016, which are incorporated by reference in this proxy statement/prospectus-information statement;

•	Everett’s audited historical combined financial statements and related notes as of and for the year ended October 31, 2015, which are included elsewhere in this proxy statement/prospectus-information statement;

•	Everett’s unaudited historical condensed combined financial statements and related notes as of and for the nine months ended July 31, 2016, which are included elsewhere in this proxy statement/prospectus-information statement;

•	Note 3 to the unaudited pro forma condensed combined financial statements, which present Everett’s unaudited historical condensed combined financial information for the six months ended April 30, 2016 and 2015, which has been derived from the underlying historical financial records of Everett, and which are not included in this proxy statement/prospectus-information statement; and

•	Xchanging’s audited historical consolidated financial statements and related notes as of and for the year ended December 31, 2015, which are included elsewhere in this proxy statement/prospectus information statement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2016

	Historical		Reclassifications
	CSC as of September 30, 2016	Everett as of July 31, 2016			Transaction Adjustments		Pro Forma Combined
(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,054	$392	$—		$(433)	9A	$1,013
Receivables, net	1,893	3,279	336	8A	—		5,508
Financing receivables	—	140	(140)	8A	—		—
Prepaid expenses and other current assets	379	1,773	(779)	8A	—		1,373

Total current assets	3,326	5,584	(583)		(433)		7,894
Intangible assets	1,882	32	1,455	8A	3,106	9B	6,475
Goodwill	1,843	—	—		5,434	9C	7,277
Deferred income taxes, net	327	—	132	8A	172	9D	631
Property and equipment, net	984	4,214	(66)	8A	(343)	9E	4,789
Long-term financing receivables	—	272	(272)	8A	—		—
Other assets	457	1,879	(666)	8A	(60)	9F	1,610

Total Assets	$8,819	$11,981	$—		$7,876		$28,676

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$794	$2	$799	8A	$(610)	9G	$985
Capital lease obligations, short-term	—	799	(799)	8A	—		—
Accounts payable	281	837	—		—		1,118
Accrued payroll and related costs	285	798	—		283	9H	1,366
Accrued expenses and other current liabilities	787	1,213	415	8A	—		2,415
Deferred revenue and advance contract payments	537	981	—		(713)	9I	805
Accrued restructuring	—	415	(415)	8A	—		—
Income taxes payable	17	61	—		—		78

Total current liabilities	2,701	5,106	—		(1,040)		6,767
Long-term debt, net of current maturities	2,506	394	1,593	8A	2,344	9G	6,837
Capital lease obligations, long-term	—	1,593	(1,593)	8A	—		—
Non-current deferred revenue	313	—	1,031	8A	(749)	9I	595
Deferred tax liabilities	221	—	31	8A	1,595	9J	1,847
Non-current income tax liabilities	184	—	—		—		184
Other liabilities	569	3,251	(1,062)	8A	(1,408)	9K	1,350

Total Liabilities	6,494	10,344	—		742		17,580
Commitments and Contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—		—
Common stock	151	—	—		—		151
Additional paid-in capital	2,515	—	—		8,870	9L	11,385
Parent company investment	—	3,732	—		(3,732)	9L	—
Accumulated deficit	(14)	—	—		(128)	9L	(142)
Accumulated other comprehensive loss	(115)	(2,124)	—		2,124	9L	(115)
Treasury stock, at cost	(496)	—	—		—		(496)

Total stockholders’ equity	2,041	1,608	—		7,134		10,783
Noncontrolling interests in subsidiaries	284	29	—		—		313

Total Equity	2,325	1,637	—		7,134		11,096

Total Liabilities and Equity	$8,819	$11,981	$—		$7,876		$28,676

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2016

	Historical
	CSC for the Six Months Ended September 30, 2016	Everett for the Six Months Ended July 31, 2016	Reclassifications		Transaction Adjustments		Pro Forma Combined
(in millions, except per share amounts)
Revenues	$3,801	$8,972	$—		$51	10A	$12,824
Costs and expenses:
Costs of services (excludes depreciation and amortization shown separately below)	2,784	7,722	(551)	8B	362	10B	10,317
Selling, general and administrative (excludes depreciation and amortization shown separately below)	598	882	(164)	8B	(13)	10C	1,303
Depreciation and amortization	333	—	927	8B	(155)	10D	1,105
Amortization of intangible assets	—	199	(199)	8B	—		—
Restructuring costs	82	350	—		—	10E	432
Separation costs	—	123	—		(70)	10F	53
Divestiture charges	—	13	(13)	8B	—		—
Interest expense	54	—	99	8B	31	10G	184
Interest income	(18)	—	(23)	8B	—	10H	(41)
Other expense, net	5	—	9	8B	—	10I	14

Total costs and expenses	3,838	9,289	85		155		13,367
Interest and other, net	—	(87)	87	8B	—		—

Loss from continuing operations before taxes	(37)	(404)	2		(104)		(543)
Income tax benefit	(38)	(93)	—		(13)	10J	(144)

Income (loss) from continuing operations	1	(311)	2		(91)		(399)
Less: net income attributable to noncontrolling interests, net of tax	7	—	2	8B	2	10K	11

Loss from continuing operations attributable to the company	$(6)	$(311)	$—		$(93)		$(410)

Loss per common share:
Basic	$(0.04)						$(1.45)
Diluted	$(0.04)						$(1.45)
Weighted-average common shares:
Basic	139.76				142.43	10L	282.19
Diluted	139.76				142.43	10L	282.19

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED APRIL 1, 2016

	Historical
	CSC for the Twelve Months Ended April 1, 2016	Everett for the Twelve Months Ended April 30, 2016	Reclassifications		Transaction Adjustments		Pro Forma Combined
(in millions, except per share amounts)
Revenues	$7,106	$18,548	$—		$673	10A	$26,327

Costs and expenses:
Costs of services (excludes depreciation and amortization shown separately below)	5,185	16,239	(1,006)	8B	933	10B	21,351
Selling, general and administrative (excludes depreciation and amortization shown separately below)	1,040	1,685	(141)	8B	97	10C	2,681
Depreciation and amortization	658	—	1,789	8B	(218)	10D	2,229
Amortization of intangible assets	—	399	(399)	8B	—		—
Restructuring costs	23	606	—		6	10E	635
Separation costs	19	270	—		—	10F	289
Divestiture charges	—	10	(10)	8B	—		—
Interest expense	123	—	184	8B	84	10G	391
Interest income	(38)	—	(36)	8B	(1)	10H	(75)
Defined benefit plan settlement charges	—	233	(233)	8B	—		—
Impairment of data center assets	—	136	—		—		136
Debt extinguishment cost	95	—	—		—		95
Other income, net	(9)	—	2	8B	(4)	10I	(11)

Total costs and expenses	7,096	19,578	150		897		27,721
Interest and other, net	—	(155)	155	8B	—		—

Income (loss) from continuing operations before taxes	10	(1,185)	5		(224)		(1,394)
Income tax (benefit) expense	(62)	522	—		(26)	10J	434

Income (loss) from continuing operations	72	(1,707)	5		(198)		(1,828)
Less: net income attributable to noncontrolling interests, net of tax	1	—	5	8B	24	10K	30

Income (loss) from continuing operations attributable to the company	$71	$(1,707)	$—		$(222)		$(1,858)

Earnings (loss) per common share:
Basic	$0.51						$(6.58)
Diluted	$0.50						$(6.58)
Weighted-average common shares:
Basic	138.28				143.91	10L	282.19
Diluted	141.33				140.86	10L	282.19

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Basis of Presentation

The transaction between CSC and Everett is a reverse merger acquisition, with Everett representing the legal acquirer of the business and CSC representing the accounting acquirer. The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma balance sheet and pro forma statements of operations of CSC based upon the historical financial statements of each of CSC and Everett, after giving effect to the Merger and other Transactions and are intended to reflect the impact of the Merger and other Transactions on CSC’s consolidated financial statements. The historical financial statements of CSC and Everett have been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Merger and other Transactions, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the consolidated results of operations of the combined company.

The accompanying pro forma financial statements are presented for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by CSC if the Merger and other Transactions had been consummated for the periods presented or that will be achieved in the future. The pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of revenue or net cost synergies expected to result from the Merger. In addition, throughout the periods presented in the pro forma financial statements, the operations of Everett were conducted and accounted for as part of HPE using accounting conventions applicable to HPE which may differ in the future. The audited historical combined financial statements and unaudited historical condensed combined financial statements of Everett have been derived from HPE’s (and its former parent’s, Hewlett-Packard Company, from which HPE was spun off on November 1, 2015) historical accounting records and reflect certain allocations of direct costs and expenses. All of the allocations and estimates in such financial statements are based on assumptions that HPE’s management believes are reasonable. The historical combined and condensed combined financial statements of Everett do not necessarily represent the financial position or results of operations of Everett had it been operated as a stand-alone company during the periods or at the dates presented.

Note 2: Accounting Policies

Acquisition accounting rules require evaluation of certain assumptions and estimates, as well as determination of financial statement classifications that are completed during the measurement period, as defined in current accounting standards in accordance with US GAAP. For the purposes of preparing the pro forma financial statements, CSC management has conducted a preliminary analysis of the adjustments required to conform Everett’s historical financial statements to reflect the current CSC accounting policies. CSC management’s assessment is ongoing and, at the time of preparing the pro forma financial statements, other than the pension accounting adjustment made herein (and further discussed below), management is not aware of any other material policy differences or necessary financial statement reclassifications. Upon consummation of the Merger and other Transactions, CSC management will conduct an in-depth review of Everett’s accounting policies in an effort to determine if additional differences in accounting policies and/or financial statement classification exist that may require additional adjustments to or reclassification of Everett’s results of operations, assets or liabilities to conform to CSC’s accounting policies and classifications. As a result of that review, CSC management may identify differences that, when conformed, could have a material impact on the pro forma financial statements.

As a result of the preliminary analysis, CSC identified the need to conform the accounting policy of Everett related to pension accounting as CSC recognizes changes in actuarial gains and losses and the changes in fair value of plan assets in earnings at the time of plan re-measurement, typically annually at the end of the fourth quarter of each year, as a component of net periodic benefit expense whereas Everett amortizes unrecognized actuarial gains and losses over the average remaining service life or, in the case of frozen plans, life expectancy of participants as a component of accumulated other comprehensive loss. In some cases, Everett amortizes actuarial gains and losses using the corridor approach. Refer to Notes 9 and 10 for additional information on how this accounting policy difference has been reflected in the pro forma balance sheet and pro forma statement of operations, respectively.

Note 3: Historical Everett

Because of the differences in the CSC and Everett fiscal year ends, the following table presents the historical Everett condensed combined statement of operations for the twelve months ended April 30, 2016, which was derived by adding the unaudited condensed combined statement of operations for the six months ended April 30, 2016 to the audited combined statement of operations for the twelve months ended October 31, 2015 and subtracting the unaudited condensed combined statement of operations for the six months ended April 30, 2015.

	Historical
(in millions)	Audited Twelve Months Ended October 31, 2015	Unaudited Six Months Ended April 30, 2016	Unaudited Six Months Ended April 30, 2015	Unaudited Twelve Months Ended April 30, 2016
Net revenue	$19,032	$8,960	$9,444	$18,548

Costs and expenses:
Cost of revenue	16,844	7,874	8,479	16,239
Selling, general and administrative	1,807	827	949	1,685
Amortization of intangible assets	399	199	199	399
Restructuring charges	722	219	335	606
Separation costs	258	65	53	270
Divestiture charges	—	10	—	10
Defined benefit plan settlement charges	233	—	—	233
Impairment of data center assets	136	—	—	136

Total costs and expenses	20,399	9,194	10,015	19,578

Loss from operations	(1,367)	(234)	(571)	(1,030)
Interest and other, net	(179)	(81)	(105)	(155)

Loss before taxes	(1,546)	(315)	(676)	(1,185)
Income tax provision (benefit)	339	(17)	(200)	522

Net loss	$(1,885)	$(298)	$(476)	$(1,707)

The financial information presented in the “Historical Everett” column of the interim pro forma statement of operations represents the historical condensed combined statement of operations for Everett for the six months ended July 31, 2016. This information was derived by subtracting the unaudited condensed combined statement of operations for the three months ended January 31, 2016 from the unaudited condensed combined statement of operations for the nine months ended July 31, 2016.

In order to present a pro forma condensed combined statement of operations for the six month period ended September 30, 2016 that would be comparable to that of CSC, it was necessary for Everett to prepare unaudited results for the six months ended July 31, 2016. Accordingly, the accompanying unaudited pro forma condensed combined statements of operations present results for overlapping periods. The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2016 includes Everett’s unaudited condensed combined statement of operations for the three months ended April 30, 2016 encompassed in the unaudited results for the six months ended July 31, 2016. This same period is presented again as the last three months in Everett’s unaudited condensed combined statement of operations for the twelve months ended April 30, 2016. Accordingly, the overlapping net revenue and net loss being presented in Everett’s historical statement of operations for the six months ended July 31, 2016 and twelve months ended April 30, 2016 are $4.5 billion and $120 million, respectively. CSC management reviewed the overlapping period for any significant or unusual transactions that would limit comparability, and the only item of significance noted was the conforming accounting policy adjustment related to pension accounting which resulted in Everett’s actuarial gains and losses being recorded during the three months ended April 30, 2016. Refer to Notes 10B and 10C for quantification of impacts to Cost of services and Selling, general and administrative, respectively.

Note 4: Xchanging Acquisition

On December 29, 2015, CSC invested in Xchanging, a provider of technology-enabled business solutions to organizations in global insurance and financial services, healthcare, manufacturing, real estate and the public sector. Xchanging was listed on the London Stock Exchange under the symbol “XCH”. CSC purchased 24,636,553 shares of common stock of Xchanging for a purchase price of $2.83 per share for a total initial investment of approximately $70 million. The investment represented a 9.99% non-controlling equity interest in the outstanding shares of Xchanging.

On May 5, 2016, CSC acquired the remaining shares of Xchanging, for a purchase price of $2.76 per share, or approximately $623 million, resulting in total cash consideration paid to and on behalf of the Xchanging shareholders of $693 million (or $492 million net of cash acquired) in the aggregate, which was funded from existing cash balances and borrowings under the CSC $2.9 billion revolving credit facility. Subsequent to the acquisition, CSC repaid the $254 million of Xchanging’s acquired debt.

Xchanging reported its results on a calendar year basis that ends on December 31. As a consequence of CSC and Xchanging having different fiscal year end dates, the interim pro forma statement of operations for the six months ended September 30, 2016 only includes the pre-acquisition results of Xchanging for the period from April 2, 2016 through the acquisition date of May 5, 2016. The twelve month pro forma statement of operations ended April 1, 2016 includes the pre-acquisition results of Xchanging for the twelve months ended December 31, 2015. No pro forma balance sheet information for Xchanging is necessary as the CSC balance sheet as of September 30, 2016 fully reflects the acquisition of Xchanging. The historical consolidated financial statements of Xchanging for the year ended December 31, 2015 have been prepared in accordance with IFRS as issued by the IASB. There were no material IFRS to GAAP differences identified for pro forma purposes. The translations of Xchanging’s historical financial information from GBP to USD used in the preparation of these unaudited pro forma condensed combined financial statements are as follows:

•	Xchanging’s pre-acquisition financial information included within the interim pro forma statement of operations was translated to USD using an average rate of $1.43, which approximates the GBP to USD conversion rate for the one month ended April 30, 2016.

•	Xchanging’s pre-acquisition financial information included within the twelve month pro forma statement of operations was translated to USD using an average rate of $1.53, which approximates the GBP to USD conversion rate for the twelve months ended December 31, 2015.

The tables below display the historical financial information for Xchanging, as well as the reclassifications and other components that make up the Transaction adjustments column of the pro forma condensed combined statements of operations for the six months ended September 30, 2016 and for the twelve months ended April 1, 2016.

	Statement of Operations for the Six Months Ended September 30, 2016			Xchanging Pro Forma Combined(vi)
(in millions)	Xchanging for the period from April 2 to May 4, 2016	Xchanging reclassifications	Xchanging Transaction adjustments
Revenues	$51	$—	$—	$51
Costs and expenses:
Cost of revenue(i)(ii)	58	(19)	—	39
Selling, general and administrative(ii)	—	14	(11)	3
Depreciation and amortization(i)(iii)	—	5	4	9
Interest expense(iv)	4	—	1	5

Total costs and expenses	62	—	(6)	56

Loss from operations before taxes	(11)	—	6	(5)
Income tax benefit(v)	(2)	—	1	(1)

Loss from continuing operations	(9)	—	5	(4)
Less: net income attributable to noncontrolling interests, net of tax	2	—	—	2

Loss from continuing operations attributable to the company	$(11)	$—	$5	$(6)

(i)	Represents adjustments to Xchanging’s depreciation and amortization expense of $5 million to reclassify historical depreciation and amortization from Cost of revenue into Depreciation and amortization.
(ii)	Represents adjustments to Xchanging’s Selling, general and administrative expense of (a) $14 million to reclassify Selling, general and administrative expenses from Cost of revenue into Selling, general and administrative and (b) a pro forma adjustment to eliminate the $11 million of transaction costs paid by Xchanging to its advisers related to the acquisition by CSC as these costs are not expected to have a continuing impact on the results of operations.
(iii)	Represents $4 million of pro forma amortization expense related to the acquired intangible assets.
(iv)	Represents a pro forma adjustment to Xchanging’s interest expense of $1 million related to the assumed CSC borrowings used to partially finance the Xchanging acquisition.
(v)	Represents the income tax impact of the Xchanging pro forma adjustments using a statutory 20% tax rate.
(vi)	See Note 10 for impact to the adjustments to the pro forma statements of operations.

	Statement of Operations for the Twelve Months Ended April 1, 2016
(in millions)	Xchanging for the twelve months ended December 31, 2015	Xchanging Reclassifications	Xchanging Transaction adjustments	Xchanging Pro Forma Combined(vii)
Revenues	$673	$—	$—	$673
Costs and expenses:
Cost of revenue(i)(ii)(iii)	622	(67)	—	555
Administrative expenses(ii)	113	(113)	—	—
Selling, general and administrative(ii)(iv)	—	126	(19)	107
Depreciation and amortization(i)	—	48	49	97
Restructuring costs(iii)	—	6	—	6
Interest expense(v)	13	—	16	29
Interest income	(1)	—	—	(1)
Other income, net	(4)	—	—	(4)

Total costs and expenses	743	—	46	789

Loss from operations before taxes	(70)	—	(46)	(116)
Income tax expense(vi)	10	—	(9)	1

Loss from continuing operations	(80)	—	(37)	(117)
Less: net income attributable to noncontrolling interests, net of tax	24	—	—	24

Loss from continuing operations attributable to the company	$(104)	$—	$(37)	$(141)

(i)	Represents adjustments to Xchanging’s depreciation and amortization expense of (a) $48 million to reclassify historical depreciation and amortization from Cost of revenue and Selling, general and administrative into Depreciation and amortization and (b) $49 million of pro forma amortization expense related to the acquired intangible assets.
(ii)	Represents adjustments to reclassify Xchanging’s Administrative expenses into Cost of revenue, Selling, general and administrative and Depreciation and amortization.
(iii)	Represents an adjustment to reclassify Xchanging’s restructuring charges from Cost of revenue to Restructuring costs for $6 million.
(iv)	Represents a pro forma adjustment to eliminate $19 million of transaction costs paid by Xchanging to its advisers related to the acquisition by CSC as these costs are not expected to have a continuing impact on the results of operations.
(v)	Represents a pro forma adjustment to interest expense of $16 million related to the assumed CSC borrowings used to partially finance the Xchanging acquisition.
(vi)	Represents the income tax impact of the Xchanging pro forma adjustments using a statutory 20% tax rate.
(vii)	See Note 10 for impact to the adjustments to the pro forma statements of operations.

Note 5: Purchase Price Allocation

The transaction between CSC and Everett is a reverse merger acquisition, with Everett representing the legal acquirer of the business and CSC representing the accounting acquirer. While purchase consideration transferred in a business combination is typically measured by reference to the fair value of equity issued or other assets transferred by the accounting acquirer, CSC is not issuing any consideration in the Merger. Accordingly, the fair value of the purchase consideration transferred was measured based on the number of shares of common stock CSC would have to issue to give the stockholders of HPE the 50.1% interest in the combined company that results from the reverse acquisition. Additionally, Everett stock options and debt assumed by CSC were included in the consideration transferred and purchase price, respectively. The consideration transferred was utilized in the preliminary purchase price allocation and calculation of goodwill for inclusion in the pro forma financial statements.

The pro forma balance sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets to be acquired and liabilities to be assumed, with the excess recorded as goodwill. The final purchase price allocation may be different than that reflected in the pro forma preliminary purchase price allocation presented herein, and these differences may be material. The purchase price allocation in these pro forma financial statements is based upon an estimated purchase price of approximately $12.1 billion. This amount was derived in accordance with the Merger Agreement, as described further below and is subject to adjustment based on Everett’s working capital in accordance with the terms of the Separation and Distribution Agreement, as described in the proxy statement/prospectus-information statement section entitled “The Transactions”.

The following table represents the preliminary estimate of the purchase price to be paid in the Merger, excluding an estimate for the working capital adjustment and assuming no true-up adjustment pursuant to the Merger Agreement (in millions):

Preliminary fair value of purchase consideration received by HPE stockholders(i)	$8,613
Preliminary fair value of Everett options assumed by CSC(ii)	136

Consideration to be transferred	$8,749

Preliminary fair value of Everett new indebtedness assumed by CSC(iii)	2,990
Preliminary fair value of Everett historical indebtedness assumed by CSC(iv)	396

Total accounting consideration	$12,135

(i)	Represents the preliminary fair value of consideration received by HPE stockholders to give them 50.1% ownership in the combined company. The preliminary fair value of the purchase consideration transferred was estimated based on approximately 141 million of hypothetical shares of common stock CSC would have to issue to HPE stockholders which was estimated based on CSC’s market capitalization of $8.6 billion, outstanding shares of approximately 141 million and a closing price of $60.92 per share on November 11, 2016.
(ii)	Prior to the closing date of the Merger, HPE will cause the vesting of all outstanding Everett stock-based compensation awards that were outstanding as of May 24, 2016. Everett stock-based compensation awards granted after May 24, 2016 will not vest as a result of the Merger. Effective with the Merger, any HPE stock option or unvested restricted stock unit held by an Everett employee who remains employed by Everett as of immediately prior to the Merger, that is outstanding and unexercised as of immediately prior to the Merger, will be converted into a stock-based compensation award (the “Replacement Award”) of the combined company and will be subject to the same terms and conditions after the Merger as the terms and conditions applicable to the corresponding HPE stock-based compensation award. Accordingly, this balance represents the estimated fair value of the Replacement Award issued to Everett employees assuming a 2.6:1 share exchange ratio and a pro-rata adjustment to the HPE stock-based compensation award strike price as of November 11, 2016. The estimated fair value was calculated using the Black-Scholes-Merton model. In calculating the estimated fair value of the Replacement Awards, CSC used the following weighted-average assumptions:

Risk free interest rate	1.79%
Expected volatility	31%
Expected term (in years)	3
Dividend yield	0.92%

(iii)

Represents the estimated fair value of the debt Everett expects to issue immediately prior to the Distribution. See the sections titled “The Transactions” and “Debt Financing” in this proxy statement/prospectus-information statement for more information. See Note 6 for further pro forma impacts of these financing transactions.

(iv)	Represents the estimated fair value of the historical Everett debt at July 31, 2016. For pro forma purposes, it is assumed that book value approximates fair value. The final fair value of the assumed Everett debt may be materially different based on the fair value of the outstanding Everett debt assumed on the closing date of the Merger.

The actual value of the consideration to be received by HPE stockholders and the estimated fair value of the Replacement Awards in the Merger will depend on the market price of shares of CSC common stock at the closing date of the Merger, and therefore the actual purchase price will fluctuate with the market price of CSC common stock until the Merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements. A 5% difference in CSC’s stock price would change the purchase price by approximately $429 million, with a corresponding change to goodwill.

The preliminary estimated purchase price is allocated as follows (in millions):

Total current assets	$4,609
Property and equipment, net(i)	3,805
Intangible assets(ii)	4,593
Other assets(iii)	1,423

Total assets acquired	$14,430

Total current liabilities(iv)	$4,066
Long-term debt, net of current maturities(v)	4,331
Deferred tax liabilities(vi)	1,626
Other liabilities(vii)	1,063

Total liabilities assumed	$11,086

Net identifiable assets acquired	$3,344
Add: Fair value of noncontrolling interests(viii)	(29)
Goodwill	5,434

Total consideration to be transferred	$8,749

(i)	The property and equipment acquired in the Merger consists of land, land improvements, buildings and equipment, personal property, and construction in progress. Preliminary valuations have been performed for land, land improvements and buildings. Everett’s historical carrying value for equipment, personal property and construction in progress is assumed to equal fair value. Given the preliminary nature of the valuation performed and the above assumptions, the final valuation may be materially different since more detailed information will become available after the consummation of the Merger.
(ii)	The identifiable intangible asset fair value estimates are based on a preliminary valuation and may change. The identifiable intangible assets associated with the Merger consist of customer relationships and developed technology with an estimated fair value of $4.5 billion, excluding capitalized software of $93 million carried over at net book value. The final valuation may be materially different and may result in the identification of additional intangible assets as more detailed information will become available after the consummation of the Merger. See Note 9 (B) for further details on the intangible assets fair value adjustment.
(iii)	Other assets is net of an adjustment to remove Everett’s deferred contract costs of $1.4 billion as these deferred contract costs do not meet the definition of an acquired asset as defined in Financial Accounting Standards Board Accounting Standards Codification 805 “Business Combinations”.
(iv)

Total current liabilities include adjustments for (1) $60 million of current debt outstanding related to the new Everett borrowings (see Note 6 for additional information) and (2) to decrease Everett’s recorded value of short-term deferred revenue and advance contract payments from $981 million to $268 million, its estimated remaining future service obligations, as part of the purchase price allocation based on the preliminary valuation. The fair value and estimated future service obligation assigned to deferred revenue has been estimated based on a preliminary valuation. The final purchase price allocation will be based on a complete analysis and may result in a materially different allocation for deferred revenue and advance contract payments than presented in these unaudited pro forma condensed combined financial statements. The impact of this adjustment is not reflected in the pro forma statements of operations, since it will not have a recurring effect.
(v)	See Note 6 for further details on this debt, including $394 million of historical long-term debt, $2.9 billion of long-term debt related to the new Everett borrowings (excluding the current maturities of long-term debt of $60 million), and $1.0 billion of long-term capital lease liability assumed to be representing the remaining long term capital lease liability after adjusting the total capital lease liability to the contractually agreed upon amount (see Note 7 for additional information). As the debt is expected to be issued shortly before the consummation of the Merger, the preliminary fair value is calculated assuming that the terms of the debt approximate current market participant assumptions and that market participants would incur approximately the same amount of costs as Everett to obtain the financing.
(vi)	This balance includes the deferred tax liability resulting from the fair value adjustments for the identifiable intangible assets, property and equipment, and deferred revenue. This estimate of deferred tax liability was determined based on the book and tax basis differences attributable to the identifiable intangible assets acquired and liabilities assumed based on estimated global statutory tax rates of the combined company ranging from 25% to of 35%. The combined global statutory tax rate was based upon the expected jurisdictions in which the combined company expects to operate. The goodwill recognized in the Merger is not expected to be deductible for income tax purposes. The final deferred tax liability may be materially different as more detailed information will become available after the consummation of the Merger.
(vii)	Other liabilities includes an adjustment to decrease Everett’s recorded value of non-current deferred revenue from $1.0 billion to $282 million, its estimated remaining future service obligations as part of the purchase price allocation based on the preliminary valuation. The final purchase price allocation will be based on a complete analysis and may result in a materially different allocation for deferred revenue than presented in these unaudited pro forma condensed combined financial statements. The impact of this adjustment has not been reflected within the pro forma statements of operations, since it will not have a recurring effect.
(viii)	The preliminary fair value of noncontrolling interests is assumed to approximate its carrying value for the pro forma financial statements. The final valuation may be different as more detailed information will become available after the consummation of the Merger.

For all other assets acquired and liabilities assumed, as noted above, book value is assumed to approximate the preliminary fair value. The final valuation may be materially different as more detailed information will become available after the consummation of the Merger. Any change in the above assumptions would result in a corresponding change in goodwill.

Refer to Note 9 for additional information on how the adjustments described above have been reflected in the pro forma balance sheet.

Note 6: Financing Adjustments

On or about the closing date of the Merger, Everett expects to issue new indebtedness of approximately $1.5 billion under the Term Facility and $1.5 billion under the Notes, respectively, net of $18 million of estimated debt issuance costs. The Financing is expected to bear interest at an average rate of approximately 3.4% with maturity dates between three and ten years, respectively. The actual capital raised, including both the aggregate size and the individual tranche size and the interest rates, may change based on future market conditions.

The following table presents the assumed debt as a result of the Merger and other Transactions (in millions):

The Term Facility, current (i)	$60
The Term Facility, long-term (i)	1,430
The Notes, long-term (ii)	1,500

Total pro forma adjustments to debt	$2,990

Assumed historical Everett debt, current (iii)	2
Assumed historical Everett debt, long-term (iii)	394
Capitalized lease liabilities, short-term (iv)	129
Capitalized lease liabilities, long-term (iv)	1,007

Total new and assumed debt by CSC	$4,522

(i)	The Term Facility is expected to require quarterly principal repayments, depending upon tenure, and for pro forma purposes it is assumed to have quarterly payments totaling $60 million annually; accordingly, this amount has been classified as current in the unaudited pro forma balance sheet. The long-term portion of the Term Facility is presented net of $10 million of estimated debt issuance costs, which represents the approximate amount of costs that market participants would incur to obtain similar financing.
(ii)	The Notes have no annual principal repayment or sinking fund payment requirements until maturity; accordingly, the entire balance of the Notes has been reflected as long-term in the unaudited pro forma balance sheet. The Notes are presented net of $8 million of estimated debt issuance costs, which represents the approximate amount of costs that market participants would incur to obtain similar financing.
(iii)	Represents the current and long-term component of Everett historical debt assumed by CSC at the completion of the Merger.
(iv)	Represents the current and long-term portion of the contractually agreed upon amount of capital lease liability.

The interim pro forma statement of operations and twelve month pro forma statement of operations reflect adjustments to Interest expense of $51 million and $105 million, respectively, which represent an estimate of interest expense calculated using the effective interest method on the additional indebtedness to be incurred in connection with the Merger and the other Transactions. These adjustments were calculated as if the new debt were entered into on April 4, 2015, the beginning of the earliest period presented.

The adjustment to record interest expense for the six months ended September 30, 2016 and twelve months ended April 1, 2016 is estimated based on the expected terms of the new Term Facility and new Notes discussed above. For each 0.125% change in estimated interest rates on the variable rate debt, interest expense would increase or decrease by approximately $2 million for the six months ended September 30, 2016 and approximately $4 million for the twelve months ended April 1, 2016, respectively.

Refer to Note 9 and Note 10 for additional information on how the adjustments described above have been reflected in the pro forma financial statements.

Note 7: Transfers of Assets and Liabilities

At or near the consummation of the Merger and other Transactions, HPE will engage in the following transactions with Everett pursuant to the terms of the Separation and Distribution Agreement and Merger Agreement:

(a)	Transfer certain corporate and other assets and liabilities to Everett. The transfers will include a portion of HPE’s global real estate portfolio and IT assets as well as accrued compensation and benefits related to corporate and global functional personnel being transferred to Everett in connection with the Transactions;

(b)	Transfer certain pension plan assets and liabilities to Everett associated with active, retired and other former employees of Everett. The corresponding adjustment to Everett’s statement of operations includes the impact of adopting CSC’s accounting policy for the immediate recognition of pension gains and losses;
(c)	Fund Everett’s pension obligations such that the transferred net pension liability does not exceed $570 million. For more information see “Separation and Distribution Agreement” in the accompanying proxy statement/prospectus-information statement. The following table summarizes the adjustments to the pension liability:

(in millions)	Historical Everett as of July 31, 2016	Removal of historical pension balances	Insertion of new pension liability	Pension funding adjustment	Adjusted Everett as of July 31, 2016
Other assets (see Note 9 (F))	$46	$(46)	$—	$—	$—

Pension assets	46	(46)	—	—	—
Accrued payroll and related costs (see Note 9 (H))	21	(21)	188	—	188
Pension obligations (see Note 9 (K))	1,791	(1,791)	2,075	(1,693)	382

Pension liabilities	1,812	(1,812)	2,263	(1,693)	570

Net pension liability	$1,766	$(1,766)	$2,263	$(1,693)	$570

(d)	Modify Everett’s existing capital lease arrangements with HPE Financial Services to reduce the capital lease obligation to the contractually agreed upon amount, which at July 31, 2016 is approximately $1.1 billion, provided however, that capitalized lease obligations with terms that will expire prior to March 31, 2019 shall not be counted for purposes of this calculation. It is expected that the capital lease liability related to the contractually agreed upon amount will be approximately $650 million on the closing date of the Merger. For more information see “Separation and Distribution Agreement” in the accompanying proxy statement/prospectus-information statement.

Refer to Note 9 for additional information on how the adjustments described above have been reflected in the pro forma balance sheet.

Note 8: Reclassifications

Certain reclassifications have been made relative to the historical financial statements of Everett to conform to the financial statement presentation of CSC.

(A)	Everett Balance Sheet line items were reclassified as follows:

(i)	Financing receivables out of Financing receivables and into Prepaid expenses and other current assets;

(ii)	Value added tax receivable reclassified out of Prepaid expenses and other current assets and into Receivables, net;

(iii)	Current deferred outsourcing costs reclassified out of Prepaid expenses and other current assets and into Intangible assets;

(iv)	Noncurrent deferred outsourcing costs reclassified out of Other assets and into Intangible assets;

(v)	Deferred tax assets were reclassified out of Other assets and into Deferred income taxes, net;

(vi)	Software reclassified out of Property and equipment, net and Other assets and into Intangible assets;

(vii)	Noncurrent financing receivables out of Long-term financing receivables and into Other assets;

(viii)	Short-term capital lease obligations reclassified out of Capital lease obligations, short-term and into Short-term debt and current maturities of long-term debt;

(ix)	Restructuring reclassified out of Accrued restructuring and into Accrued expenses and other current liabilities;

(x)	Long-term capital lease obligations reclassified out of Capital lease obligations, long-term and into Long-term debt, net of current maturities;

(xi)	Non-current deferred revenue reclassified out of Other liabilities and into Non-current deferred revenue; and

(xii)	Deferred tax liabilities reclassified out of Other liabilities and into Deferred tax liabilities.

(B)	Everett Statement of Operations line items were reclassified as follows:

(i)	Depreciation and amortization reclassified out of Costs of services and Selling, general and administrative and into Depreciation and amortization;

(ii)	Benefit plan settlement charges reclassified out of Defined benefit plan settlement charges and into Costs of services and Selling, general and administrative;

(iii)	Amortization reclassified out of Amortization of intangible assets and into Depreciation and amortization;

(iv)	Noncontrolling interests reclassified out of Interest and other, net and into Net income attributable to noncontrolling interests, net of tax;

(v)	Interest expense, interest income and other expense (income) reclassified out of Interest and other, net and into Interest expense, Interest income, and Other expense (income), net respectively; and

(vi)	Transaction related expenses reclassified out of Divestiture charges and into Selling, general and administrative

Note 9: Pro Forma Balance Sheet Adjustments

The pro forma balance sheet reflects the following adjustments (in millions):

(A)	Cash and cash equivalents were adjusted as follows:

Increase (Decrease)
Estimated financing and transaction costs(i)	$(113)
Other transaction adjustments(ii)	(320)
Gross proceeds from the Term Facility(iii)	1,500
The Everett Payment to HPE(iv)	(1,500)

Total pro forma adjustment to Cash and cash equivalents	$(433)

(i)	Represents estimated financing and transaction related costs to be incurred by Everett ($72 million) and CSC ($41 million), respectively, related to the Merger and other Transactions.

(ii)	As stipulated within the Separation and Distribution Agreement, HPE will retain all cash held by Everett on the closing date of the Merger and other Transactions. Accordingly, this represents the removal of Everett cash, net of $72 million of financing and transaction costs.

(iii)	Represents the gross proceeds from the $1.5 billion Term Facility expected to be issued by Everett on or about the closing date of the Merger.

(iv)	Represents the Everett Payment expected to be paid immediately before the Distribution.

(B)	Intangible assets was adjusted as follows:

Increase (Decrease)
Elimination of Everett historical intangible assets	$(32)
Preliminary fair value of acquisition-related intangible assets(i)	4,500
Elimination of outsourcing contract costs(ii)	(1,362)

Total pro forma adjustment to Intangible assets	$3,106

(i)	Of the total consideration, approximately $4.5 billion is estimated to be the preliminary fair value of identified intangible assets, which consist of customer intangibles and developed technology with preliminary estimated useful lives of 13 and 7 years, respectively. Refer to Note 5 for additional information.

The fair value of identifiable intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuation, from the perspective of a market participant, include the estimated future after-tax cash flows that will be received for the intangible asset, the appropriate discount rate selected in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, and competitive trends impacting the asset and each cash flow stream. In addition, the discount rate selected is a significant assumption utilized to value the intangible asset, which is based on market participant assumptions for rates of return for similar assets and reflects the risks inherent in the cash flow stream based on the nature of the asset. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

The estimated fair value for this pro forma presentation of the customer relationships intangible asset was measured using the multi-period excess earnings method. The principle behind the multi-period excess earnings method is that the value of an intangible is equal to the present value of the incremental after-tax cash flows attributable to the subject intangible asset, after taking charges for the use of other assets employed by the business. Significant assumptions required for this method are revenue growth rates, expected attrition rates for the existing customer portfolio, probabilities of renewal for existing contracts and related relationships, contributory asset charges and an appropriate market-based discount rate.

The estimated fair values for this pro forma presentation for the developed technology was measured using the relief from royalty method. The principle behind this method is the value of an intangible is equal to the present value of the after-tax royalty savings attributable to owning the asset. Significant assumptions required for this method are determining an earning measure to estimate a royalty payment stream, selecting an arm’s length royalty rate, the assets’ remaining economic life and pattern of life cycle, and an appropriate market-based discount rate.

(ii)	Represents an adjustment to remove Everett’s outsourcing contract costs of $1.4 billion as these deferred contract costs do not meet the definition of an acquired asset as defined in ASC 805 “Business Combinations”.

(C)	Goodwill associated with the Merger was adjusted as more fully described in Note 5. The adjustment is primarily due to the synergies expected to be achieved by combining the businesses of CSC and Everett, expected future contracts, as well as the acquired workforce. The cost-saving opportunities are expected to include improved operating efficiencies and asset optimization.

(D)	Deferred income taxes, net was adjusted as follows:

Increase (Decrease)
Transaction adjustments(i)	$92
Purchase price allocation adjustments(ii)	80

Total pro forma adjustment to Deferred income taxes, net	$172

(i)	Represents increase in deferred tax assets related to Everett transaction adjustments of $44 million as well as the $48 million effect of accelerated vesting of CSC unvested stock-based compensation awards.
(ii)	Represents increase in deferred tax assets related to the write down of historical deferred costs of Everett.

(E)	Property and equipment, net was adjusted as follows:

Increase (Decrease)
Preliminary step-up in fair value (i)	$506
Capital lease adjustment (ii)	(1,196)
Transfers from HPE (iii)	347

Total pro forma adjustment to Property and equipment, net	$(343)

(i)	Represents the step up to fair value of land, land improvements and buildings acquired on the basis of preliminary valuations performed. All other acquired property and equipment is assumed to have a fair value equal to Everett’s historical carrying value.
(ii)	Represents the estimated capital lease assets associated with leases that Everett expects to modify in order to deliver on its contractual commitment. See Note 7 for further discussion.
(iii)	Represents the transfer to Everett of a portion of HPE’s global real estate portfolio and IT assets.

(F)	Other assets were adjusted as follows:

Increase (Decrease)
Pension transfers(i)	$(46)
Debt issuance costs(ii)	(14)

Total pro forma adjustment to Other assets	$(60)

(i)	Represents the removal of historical pension plan assets of Everett, as described in additional detail in Note 7.

(ii)	Represents the elimination of $14 million of previously capitalized debt issuance costs related to CSC’s $3.1 billion senior unsecured bridge facility. For pro forma balance sheet purposes, it is assumed that CSC will not draw against the $3.1 billion senior unsecured bridge facility; accordingly, the previously capitalized fees have been reversed and reflected as a charge to retained earnings.

(G)	Short-term debt and current maturities of long-term debt and long-term debt, net of current maturities, were adjusted as described in Note 6 and Note 7(d).

(H)	Accrued payroll and related costs were adjusted as follows:

Increase (Decrease)
Adjustment to net pension liability(i)	$167
Employee transfer(ii)	116

Total pro forma adjustment to Accrued payroll and related costs	$283

(i)	Represents an adjustment to remove Everett’s historical pension liabilities and transfer certain pension liabilities from HPE to Everett, as described in additional detail in Note 7.
(ii)	Represents an adjustment for accrued compensation and benefits related to HPE corporate and global function personnel being transferred to Everett in connection with the Transactions.

(I)	This represents an adjustment to decrease Everett’s recorded value of deferred revenue to its estimated remaining future service obligations as part of the purchase price allocation based on the preliminary valuation. The final purchase price allocation will be based on a complete analysis subsequent to the consummation of the Merger and other Transactions and may result in a materially different allocation for deferred revenue than that presented in the pro forma balance sheet. However, this adjustment is not reflected in the pro forma statement of operations since it is directly related to the Merger and other Transactions but will not have a recurring effect.

(J)	Reflects an adjustment to deferred tax liabilities based on estimated global statutory tax rates of the combined company ranging from 25% to 35%, respectively, multiplied by the preliminary fair value adjustments to the identifiable intangible assets, fair value adjustments to property and equipment, and deferred revenue reduction, as described in additional detail in Note 5.

(K)	Represents an adjustment for liabilities related to HPE corporate and global function personnel being transferred to Everett in connection with the Transactions.

Increase (Decrease)
Liabilities related to transferred employees(i)	$1
Removal of historical pension balances(ii)	(1,791)
Insertion of new pension liability(ii)	2,075
Pension funding adjustment(iii)	(1,693)

Total pro forma adjustment to Other liabilities	$(1,408)

(i)	Represents adjustment for non-pension liabilities related to HPE corporate and global function personnel being transferred to Everett in connection with the Transactions.
(ii)	Represents an adjustment to remove Everett’s historical pension liabilities and transfer certain pension liabilities from HPE to Everett, as described in additional detail in Note 7.
(iii)	Pursuant to the Separation and Distribution Agreement, this adjustment reflects the adjustment to fund Everett’s pension obligations such that the transferred net pension liability does not exceed $570 million. No adjustment for expected return on assets has been assumed for pro forma statement of operations purposes as it is unknown at this time where the funding of the accrued defined benefit pension plans will occur, as described in additional detail in Note 7.

(L)	Stockholders’ equity was adjusted as follows:

	Additional Paid-In Capital	Parent Company Investment	Accumulated Deficit	Accumulated Other Comprehensive Income
Pension adjustments (i)	$—	$(2,057)	$—	$1,560
Elimination of total Everett Parent Company Investment and accumulated other comprehensive loss (ii)	—	(320)	—	564
Consideration transferred (iii)	8,749	—	—	—
Stock-based compensation (iv)	121	—	(73)	—
Pension funding (v)	—	1,693	—	—
Transaction costs (vi)	—	(54)	(55)	—
Everett assumed debt (vii)	—	(3,008)	—	—
Other transaction adjustments (viii)	—	(437)	—	—
Net deferred tax assets (ix)	—	44	—	—
Capital lease adjustments (x)	—	60	—	—
Transfers from HPE (xi)	—	347	—	—

Total pro forma adjustment	$8,870	$(3,732)	$(128)	$2,124

(i)	Represents the net adjustments to (1) transfer certain pension plan assets and liabilities from HPE to Everett associated with active, retired and other former employees of Everett and (2) conform the pension accounting policy of Everett to that of CSC, as described in additional detail in Note 2 and Note 7.
(ii)	Relates to the elimination of Everett parent company investment and accumulated other comprehensive loss.
(iii)	Relates to additional paid-in capital recorded for the purchase price allocation purchase consideration calculated as described further in Note 5.
(iv)	CSC’s stock-based compensation awards contain a mandatory change in control provision (the “CSC CIC”) that states that all unvested stock-based compensation awards will accelerate vest upon a greater than 50% change in stock ownership of CSC. Accordingly, upon the closing of the Merger and Transactions, all unvested CSC stock-based compensation awards will automatically vest resulting in the immediate recognition of $73 million, net of tax of $48 million, of unrecognized stock-based compensation expense. As the Merger has not yet been consummated, the stock-based compensation expense to be recorded as a result of the CSC CIC may be materially different. This expense is not reflected in the unaudited pro forma condensed combined statement of operations since it is directly related to the Merger and the Transactions but will not have a recurring effect.
(v)	Pursuant to the Separation and Distribution Agreement, this adjustment reflects the adjustment to fund Everett’s pension obligations such that the transferred net pension liability does not exceed $570 million.
(vi)	Reflects transaction costs related to the Merger and other Transactions. For information on the composition of these costs, refer to Note 10. This amount has not been tax effected as the tax deductibility of these items has not been determined.
(vii)	Short-term debt and current maturities of long-term debt and Long-term debt, net of current maturities were adjusted as described in Note 6.
(viii)	Represents adjustment for liabilities related to transferred employees not historically associated with Everett, as well as balances included in the condensed combined balance sheet of Everett which will not be transferred under the Separation and Distribution Agreement. See Note 7 for further discussion.
(ix)	Reflects the deferred tax impact of the Everett pro forma adjustments included in the pro forma condensed combined balance sheet.
(x)	Pursuant to the Separation and Distribution Agreement, this adjustment reflects the net adjustment to modify Everett’s existing capital lease arrangements with HPE Financial Services in line with the contractually agreed upon amount. See Note 7 for further discussion.
(xi)	Represents the transfer to Everett of a portion of HPE’s global real estate portfolio and IT assets.

Note 10: Pro Forma Statement of Operations Adjustments

The pro forma statements of operations reflect the following adjustments (in millions):

(A)	Represents Revenues related to the Company’s acquisition of Xchanging on May 5, 2016 for the pre-acquisition periods covering the period from April 2, 2016 to May 4, 2016 and the twelve months ended April 1, 2016.

(B)	Cost of services were adjusted as follows:

	Increase (Decrease)
	For the Six Months Ended September 30, 2016 (Pro Forma)	For the Twelve Months Ended April 1, 2016 (Pro Forma)
Policy alignments (i)	$126	$(1)
Capital lease adjustment (ii)	197	379
Xchanging acquisition (iii)	39	555

Total adjustment to Costs of services	$362	$933

(i)	Represents adjustment related to the transfer of certain pension assets and liabilities from HPE to Everett and to conform the pension accounting policy of Everett to that of CSC, as described in additional detail in Note 2 and Note 7. These amounts include $161 million of overlapping expense included in both the six months ended September 30, 2016 and twelve months ended April 1, 2016.
(ii)	Pursuant to the Separation and Distribution Agreement, this adjustment reflects the re-characterization of a portion of the Everett historical depreciation and interest expense as rent expense within Cost of services resulting from the adjustment to modify Everett’s existing capital lease arrangements with HPE Financial Services in line with the contractually agreed upon amount. See Note 7 for further information.
(iii)	Represents balances related to the Company’s acquisition of Xchanging on May 5, 2016 for the pre-acquisition periods covering the period from April 2, 2016 to May 4, 2016 and the twelve months ended April 1, 2016.

(C)	Selling, general and administrative were adjusted as follows:

	Increase (Decrease)
	For the Six Months Ended September 30, 2016 (Pro Forma)	For the Twelve Months Ended April 1, 2016 (Pro Forma)
Remove transaction costs(i)	$(36)	$(10)
Policy adjustments(ii)	20	—
Xchanging acquisition(iii)	3	107

Total adjustment to Selling, general and administrative	$(13)	$97

(i)	Transaction costs represent costs paid to advisers, attorney and other third parties directly related to the Merger. Accordingly, transaction costs have been eliminated as these costs are directly attributable to the Merger, but which are not expected to have a continuing impact on results of operations following the consummation of the Merger and other Transactions.
(ii)

Represents adjustments related to the transfer of certain pension assets and liabilities from HPE to Everett and to conform the pension accounting policy of Everett to that of CSC, as described in additional detail in Note 2 and Note 7. These amounts include $23 million of overlapping expense included in both the six months ended September 30, 2016 and twelve months ended April 1, 2016.

(iii)	Represents balances related to the Company’s acquisition of Xchanging on May 5, 2016 for the pre-acquisition periods covering the period from April 2, 2016 to May 4, 2016 and the twelve months ended April 1, 2016.

(D)	Depreciation and amortization were adjusted as follows:

	Increase (Decrease)
	For the Six Months Ended September 30, 2016 (Pro Forma)	For the Twelve Months Ended April 1, 2016 (Pro Forma)
Change in amortization expense associated with acquired intangible assets(i)	$(2)	$(5)
Change in depreciation expense associated with acquired property and equipment(ii)	10	19
Change in depreciation expense associated with adjustment of capital leases to operating(iii)	(172)	(329)
Xchanging acquisition(iv)	9	97

Total adjustment to Depreciation and amortization	$(155)	$(218)

(i)	All amortization adjustments related to identifiable definite-lived intangible asset are recorded to Depreciation and amortization. Historical amortization expense recorded in the condensed combined statements of operations of Everett totaled $199 million and $399 million, respectively, for the six months ended July 31, 2016 and the twelve months ended April 30, 2016 and was eliminated and replaced with the estimated amortization expense for the identifiable definite-lived intangible assets of $197 million and $394 million for the six and twelve months ended April 30 and July 31, 2016, respectively. The estimated amortization expense was computed using the straight-line method and an estimated useful life of thirteen years for customer relationships and seven years for developed technology.

A change of 10% in the estimated fair value allocated to the customer relationship and related contracts intangible asset would result in a change in the six-month pro forma amortization expense of $15 million and a change in the twelve month amortization expense of $30 million. An increase in estimated useful life of the customer relationship and related contracts intangible asset of one year would result in a decrease in the six-month and twelve-month pro forma amortization expense of $11 million and $22 million, respectively, while a decrease in estimated useful life of one year would result in an increase in the six-month and twelve-month pro forma amortization expense of $13 million and $25 million, respectively.

(ii)	All depreciation adjustments related to acquired property and equipment are recorded to Depreciation and amortization. Historical depreciation expense recorded in the condensed combined statements of operations of Everett for the six months ended July 31, 2016 and the twelve months ended April 30, 2016, were increased by $10 million and $19 million for the six and twelve months, respectively. The estimated depreciation expense was computed using the straight-line method and estimated remaining useful life of 24 years for real property.
(iii)	Pursuant to the Separation and Distribution Agreement, this adjustment reflects the re-characterization of a portion of Everett’s historical depreciation and interest expense as rent expense within Cost of services resulting from the adjustment to modify Everett’s existing capital lease arrangements with HPE Financial Services in line with the contractually agreed upon amount. See Note 7 for further information.
(iv)	Represents balances related to the Company’s acquisition of Xchanging on May 5, 2016 for the pre-acquisition periods covering the period from April 2, 2016 to May 4, 2016 and the twelve months ended April 1, 2016.

(E)	Represents Restructuring costs related to the Company’s acquisition of Xchanging on May 5, 2016 for the pre-acquisition periods covering the period from April 2, 2016 to May 4, 2016 and the twelve months ended April 1, 2016.

(F)	Separation costs include costs arising from the separation of Everett from its parent, HPE. These costs primarily represent costs paid to third party providers and are eliminated as they are not expected to have a continuing impact on the results of operations following the consummation of the Merger.

(G)	Interest expense was adjusted as follows:

	Increase (Decrease)
	For the Six Months Ended September 30, 2016 (Pro Forma)	For the Twelve Months Ended April 1, 2016 (Pro Forma)
Debt financing impact(i)	$51	$105
Capital lease adjustment(ii)	(25)	(50)
Xchanging acquisition(iii)	5	29

Total adjustment to Interest expense	$31	$84

(i)	Represents the net adjustment to Interest expense, net, as a result of the new debt as further described in Note 6.
(ii)	Pursuant to the Separation and Distribution Agreement, this adjustment reflects the re-characterization of a portion of Everett’s historical interest expense as rent expense within Cost of services from the adjustment to modify Everett’s existing capital lease arrangements with HPE Financial Services in line with the contractually agreed upon amount. See Note 7 for further information.
(iii)	Represents the estimated interest expense on the incremental borrowings used to partially finance the Xchanging acquisition for the pre-acquisition periods covering the period from April 2, 2016 to May 4, 2016 and the twelve months ended April 1, 2016.

(H)	Represents Interest income related to the Company’s acquisition of Xchanging on May 5, 2016 for the pre-acquisition periods covering the period from April 2, 2016 to May 4, 2016 and the twelve months ended April 1, 2016.

(I)	Represents Other expense (income), net related to the Company’s acquisition of Xchanging on May 5, 2016 for the pre-acquisition periods covering the period from April 2, 2016 to May 4, 2016 and the twelve months ended April 1, 2016.

(J)	Represents the income tax impact of the pro forma adjustments, using estimated global statutory tax rates of the combined company ranging from 20% to 35%, respectively.

(K)	Represents Net income attributable to noncontrolling interest, net of tax related to the Company’s acquisition of Xchanging on May 5, 2016 for the pre-acquisition periods covering the period from April 2, 2016 to May 4, 2016 and the twelve months ended April 1, 2016.

(L)	The adjustment to the weighted average common shares outstanding for basic earnings per share is to reflect the 141,379,539 shares of Everett anticipated to be issued to HPE stockholders to establish 50.1% ownership of the combined company by HPE. The amount of shares to be issued by Everett was measured based on a 1:1 share exchange ratio for current outstanding CSC shares and the assumption that the 140,815,150 CSC shares outstanding would represent 49.9% of the total amount of shares issued of the combined company, based on CSC’s outstanding common shares as of October 21, 2016. Total pro forma shares outstanding is assumed to be 282,194,689. Due to the pro forma condensed combined net loss for the six months ended September 30, 2016 and the twelve months ended April 1, 2016, dilutive common share-equivalents were excluded from diluted weighted average common shares outstanding as they would have been anti-dilutive. See Note 5 for further information.

NON-GAAP MEASURES

Non-GAAP Financial Measures

CSC (“we”, “our” or the “Company”) presents non-GAAP financial measures of performance which are derived from the condensed consolidated financial information of CSC and condensed combined financial information of Everett. This proxy statement/prospectus-information statement and the documents incorporated by reference herein contain financial measures that are not calculated in accordance with GAAP and which are derived from the condensed consolidated financial information of CSC and the condensed combined financial information of Everett. These non-GAAP financial measures include consolidated segment adjusted operating income, adjusted earnings before interest, taxes, and depreciation and amortization (“Adjusted EBITDA”), non-GAAP income from continuing operations before taxes, non-GAAP net income from continuing operations and non-GAAP earnings per share (“EPS”) from continuing operations.

We present these non-GAAP financial measures to provide investors with meaningful supplemental financial information, in addition to the financial information presented on a GAAP or pro forma basis. Non-GAAP financial measures exclude certain items from GAAP or pro forma results which CSC management believes are not indicative of core operating performance to allow management to better understand the financial performance of the Company exclusive of corporate wide strategic decisions. Management believes that adjusting for these items provides investors with additional measures to evaluate the financial performance of our core business operations on a more comparable basis. Consolidated segment adjusted operating income further excludes corporate G&A, which is largely associated with centrally managed overhead and shared-services functions which are not controlled by segment level leadership nor directly related to our core business operations. This measure allows investors to use the same measure that management uses to evaluate our segments’ performance on a consolidated basis. We believe the non-GAAP measures we provide are also considered important measures by financial analysts covering CSC.

There are limitations to the use of the non-GAAP financial measures presented in this report. One of the limitations is that they do not reflect complete financial results. We compensate for this limitation by providing a reconciliation between our non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP or on a pro forma basis. Additionally, other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes between companies.

The following is a summary of the items excluded from the most comparable GAAP or pro forma financial measures to calculate our non-GAAP financial measures:

•	Certain overhead costs—Reflects costs related to (1) CSC’s separation of NPS which were historically allocated to NPS but not included in discontinued operations due to accounting rules and (2) certain HPE costs allocated to Everett. These costs are expected to be largely eliminated on a prospective basis.

•	U.S. Pension and other post-retirement benefits (OPEB)—Reflects the impact of certain U.S. pension and OPEB plans historically included in CSC’s financial results that have been transferred to CSRA as part of the CSRA Separation.

•	Separation, restructuring, and other transaction costs—Includes costs related to (1) Separation costs allocated to Everett arising from the separation of Everett’s Parent, HPE, from HP Inc., formerly Hewlett-Packard Company, (2) CSRA separation from CSC, (3) certain CSC and Everett restructuring charges related to workforce optimization and real estate charges, (4) Merger related costs incurred by CSC and Everett, and (5) acquisition and related intangible asset amortization expense recognized by CSC, Xchanging, and Everett.

•	Pension and OPEB actuarial and settlement gains (losses)—Due to mark-to-market accounting and settlements incurred by CSC, Xchanging and Everett.

•	SEC settlement-related items—Reflects CSC costs associated with certain SEC charges and settlements.

•	Debt extinguishment costs—Related to CSC’s early redemption of certain notes.

•	Impairment charges—Reflects (1) impairment of data center assets related to Everett’s exit from several data centers and (2) goodwill and intangible asset impairment charge incurred by Xchanging.

•	Stock-based compensation—Represents the stock-based compensation expense recognized by CSC, Xchanging and Everett.

•	Provision for losses on accounts receivable—Represents the amount of uncollectible accounts receivable expense incurred by CSC and Everett.

•	Foreign currency loss (gain)—Represents the gain/loss related to CSC’s hedging transactions and intercompany accounts.

•	Aggregate adjustment for income taxes - The aggregate adjustment for income taxes is the estimated combined income tax effect for the adjustments mentioned above, adoption of a new accounting standard in fiscal 2016 changing excess tax benefits on stock-based compensation to be recorded as a reduction to income tax expense and the release of tax valuation allowances in certain jurisdictions. The tax effects of adjustments to CSC’s historical results are determined based on the tax jurisdictions where the above items were incurred, whereas the tax effects of adjustments to Everett’s historical results and of related pro forma adjustments are determined based on a global blended statutory rate.

We define consolidated segment adjusted operating income as revenue less costs of services, depreciation and amortization expense, restructuring costs and segment selling, general and administrative expense as further adjusted for: corporate G&A; certain overhead costs; U.S. Pension and OPEB; actuarial and settlement charges related to our pension and other postemployment benefit plans; SEC settlement related charges; separation, restructuring and other transaction costs; debt extinguishment costs and impairment charges.

The Separation and Distribution Agreement provides for cost structure protection of activities identified as “Horizontal Cost Activities”, which are further described on page 117 of this proxy statement/prospectus-information statement. The accompanying pro forma combined non-GAAP financial measures currently do not reflect any adjustment for a reduction in Horizontal Cost Activities from approximately $1.6 billion to the agreed Distribution date target of $1.2 billion. The reduction in horizontal cost activities is not included within the previously announced anticipated first-year synergies of approximately $1.0 billion post-close, with a run rate of $1.5 billion by the end of year one.

The following tables present certain non-GAAP financial measures on a historical and pro forma basis and do not reflect the realization of anticipated revenue and cost synergies relating to the Merger:

	Historical Six Months Ended		Adjustments(3)	Pro Forma Combined
(in millions, except per share amounts)	CSC September 30, 2016(1)	Everett July 31, 2016
Consolidated segment adjusted operating income	$304	$456	$17	$777
Adjusted EBITDA	$473	$1,264	$(103)	$1,634
Non-GAAP income from continuing operations before taxes	$193	$371	$(14)	$550
Non-GAAP diluted EPS from continuing operations	$1.14			$1.43

	Historical Twelve Months Ended		Adjustments(3)	Pro Forma Combined
(in millions, except per share amounts)	CSC April 1, 2016(2)	Everett April 30, 2016
Consolidated segment adjusted operating income	$632	$742	$135	$1,509
Adjusted EBITDA	$1,119	$2,364	$(53)	$3,430
Non-GAAP income from continuing operations before taxes	$425	$592	$56	$1,073
Non-GAAP diluted EPS from continuing operations	$2.56			$2.71

(1)	CSC results only include results of the Xchanging acquisition from the May 5, 2016 acquisition date through September 30, 2016.
(2)	CSC results only include the post-acquisition results from the date of each acquisition through April 1, 2016 for the following acquisitions: (a) Xchanging (May 5, 2016), (b) UXC (March 1, 2016), (c) Fruition (September 21, 2015) and (d) Fixnetix (September 25, 2015).
(3)	See Unaudited Pro Forma Condensed Combined Financial Statements for the adjustments made to prepare the pro forma statement of operations.

Reconciliation of Non-GAAP Measures

The tables below present a reconciliation of each non-GAAP financial measure to the most comparable GAAP or pro forma measure for each of the periods presented:

	Historical Six Months Ended
(in millions, except per share amounts)	CSC September 30, 2016(1)	Everett July 31, 2016	Adjustments(2)	Pro Forma Combined
Net loss from continuing operations	$(6)	$(311)	$(93)	$(410)
Net income attributable to noncontrolling interest, net of tax	7	2	2	11

Income (loss) from continuing operations	1	(309)	(91)	(399)
Certain overhead costs	—	88	—	88
Separation, restructuring & other transaction costs	230	685	(108)	807
Pension & OPEB actuarial & settlement losses	—	—	198	198
Aggregate adjustment for income taxes	(61)	(204)	(9)	(274)

Non-GAAP net income from continuing operations	170	260	(10)	420
Income tax expense(4)	23	111	(4)	130

Non-GAAP income from continuing operations before taxes	193	371	(14)	550
Other expense, net	5	9	—	14
Corporate G&A	73	—	—	73
Interest expense(3)	51	99	31	181
Interest income	(18)	(23)	—	(41)

Consolidated segment adjusted operating income(5)	$304	$456	$17	$777

Basic EPS from continuing operations	$(0.04)			$(1.45)
Total adjustments to non-GAAP net income from continuing operations	1.21			2.90

Non-GAAP basic EPS from continuing operations	$1.17			$1.45

Diluted EPS from continuing operations	$(0.04)			$(1.45)
Total adjustments to non-GAAP income from continuing operations	1.18			2.88

Non-GAAP diluted EPS from continuing operations	$1.14			$1.43

Weighted average common shares
Basic	139.76			282.19
Diluted	143.14			286.99

(1)	CSC results only include results of the Xchanging acquisition from the May 5, 2016 acquisition date through September 30, 2016.

(2)	See Unaudited Pro Forma Condensed Combined Financial Statements for the adjustments made to prepare the pro forma statement of operations.
(3)	$3 million of CSC interest expense is included within separation, restructuring and other transaction costs.
(4)	Income tax benefit (expense) for Everett and Adjustments within Non-GAAP income (loss) from continuing operations for the six months ended July 31, 2016 has been adjusted to reflect a normalized tax rate of 30%.
(5)	Consolidated segment adjusted operating income is a non-GAAP measure used by management to assess performance of our segments and of the company on a consolidated basis. This measure excludes Corporate G&A, among other items, which is a recurring expense largely associated with centrally managed overhead and shared services functions.

Reconciliation of Non-GAAP Measures - continued

	Historical Twelve Months Ended
(in millions, except per share amounts)	CSC April 1, 2016(1)	Everett April 30, 2016	Adjustments(2)	Pro Forma Combined
Net income (loss) from continuing operations	$71	$(1,707)	$(222)	$(1,858)
Net income attributable to noncontrolling interest, net of tax	1	5	24	30

Income (loss) from continuing operations	72	(1,702)	(198)	(1,828)
Certain overhead costs	88	118	—	206
U.S. Pension and OPEB	(38)	—	—	(38)
Separation, restructuring & other transaction costs	161	1,285	(21)	1,425
Pension & OPEB actuarial & settlement losses	99	233	194	526
SEC settlement related items	5	—	—	5
Debt extinguishment costs	100	—	—	100
Impairment charges	—	136	107	243
Aggregate adjustment for income taxes	(124)	344	(43)	177

Non-GAAP net income from continuing operations	363	414	39	816
Income tax expense(4)	62	178	17	257

Non-GAAP income from continuing operations before taxes	425	592	56	1,073
Other (income) expense, net	(9)	2	(4)	(11)
Corporate G&A	138	—	—	138
Interest expense(3)	116	184	84	384
Interest income	(38)	(36)	(1)	(75)

Consolidated segment adjusted operating income(5)	$632	$742	$135	$1,509

Basic EPS from continuing operations	$0.51			$(6.58)
Total adjustments to non-GAAP net income from continuing operations	2.11			9.37

Non-GAAP basic EPS from continuing operations	$2.62			$2.79

Diluted EPS from continuing operations	$0.50			$(6.58)
Total adjustments to non-GAAP income from continuing operations	2.06			9.29

Non-GAAP diluted EPS from continuing operations	$2.56			$2.71

Weighted average common shares
Basic	138.28			282.19
Diluted	141.33			290.04

(1)	CSC results only include the post-acquisition results from the date of each acquisition through September 30, 2016 for the following acquisitions: (a) Xchanging (May 5, 2016), (b) UXC (March 1, 2016), (c) Fruition (September 21, 2015) and (d) Fixnetix (September 25, 2015).
(2)	See Unaudited Pro Forma Condensed Combined Financial Statements for the adjustments made to prepare the pro forma statement of operations.
(3)	$5 million of CSC interest expense is included within debt extinguishment costs and $2 million of interest expense is included within separation, restructuring and other transaction costs.
(4)	Income tax benefit (expense) for Everett and Adjustments within Non-GAAP income (loss) from continuing operations for the twelve months ended April 30, 2016 has been adjusted to reflect a normalized tax rate of 30%.
(5)	Consolidated segment adjusted operating income is a non-GAAP measure used by management to assess performance of our segments and of the company on a consolidated basis. This measure excludes Corporate G&A, among other items, which is a recurring expense largely associated with centrally managed overhead and shared services functions.

	Historical Six Months Ended
	CSC September 30, 2016(1)	Everett July 31, 2016	Adjustments(2)	Pro Forma Combined
Net loss from continuing operations	$(6)	$(311)	$(93)	$(410)
Less: net income attributable to noncontrolling interest, net of tax	7	2	2	11

Income (loss) from continuing operations	1	(309)	(91)	(399)

Interest expense, net	36	76	31	143
Tax (benefit) expense on income	(38)	(93)	(13)	(144)
Depreciation and amortization	333	927	(155)	1,105

EBITDA	332	601	(228)	705

Certain overhead costs	—	88	—	88
Provision for losses on accounts receivable	3	8	—	11
Stock-based compensation	35	94	1	130
Restructuring costs	82	350	—	432
Foreign currency loss	5	—	—	5
Pension and postretirement benefit plans actuarial losses, settlement losses, and amortization of other comprehensive income(3)	11	—	194	205
Separation costs	5	123	(70)	58

Adjusted EBITDA	$473	$1,264	$(103)	$1,634

(1)	CSC results only include results of the Xchanging acquisition from the May 5, 2016 acquisition date through September 30, 2016.
(2)	See Unaudited Pro Forma Condensed Combined Financial Statements for the unaudited pro forma condensed combined statement of operations (the “pro forma statement of operations”), and the adjustments made to prepare the pro forma statement of operations.
(3)	Pension and postretirement benefit plans actuarial losses, settlement losses, and amortization of other comprehensive income – Represents (1) Mark-to-market adjustments related to pensions and postretirement benefit plans resulting from revaluation of the CSC and Everett plan assets and liabilities; (2) lump-sum settlement charges incurred by CSC and Everett and (3) amortization of CSC’s and Everett’s prior service costs.

	Historical Twelve Months Ended
	CSC April 1, 2016(1)	Everett April 30, 2016	Adjustments(2)	Pro Forma Combined
Net income (loss) from continuing operations	$71	$(1,707)	$(222)	$(1,858)
Less: net income attributable to noncontrolling interest, net of tax	1	5	24	30

Income (loss) from continuing operations	72	(1,702)	(198)	(1,828)

Interest expense, net	85	148	83	316
Tax (benefit) expense on income	(62)	522	(26)	434
Depreciation and amortization	658	1,789	(218)	2,229

EBITDA	753	757	(359)	1,151

Certain overhead costs	88	118	—	206
U.S. Pension and OPEB	(38)	—	—	(38)
Provision for losses on accounts receivable	6	16	—	22
Stock-based compensation	46	228	3	277
Restructuring costs	23	606	6	635
Foreign currency gain	(1)	—	—	(1)
Pension and postretirement benefit plans actuarial losses, settlement losses, and amortization of other comprehensive income(3)	128	233	190	551
Separation costs	19	270	—	289
Impairment charges	—	136	107	243
Debt extinguishment costs	95	—	—	95

Adjusted EBITDA	$1,119	$2,364	$(53)	$3,430

(1)	CSC results only include the post-acquisition results from the date of each acquisition through April 1, 2016 for the following acquisitions: (a) Xchanging (May 5, 2016), (b) UXC (March 1, 2016), (c) Fruition (September 21, 2015) and (d) Fixnetix (September 25, 2015).
(2)	See Unaudited Pro Forma Condensed Combined Financial Statements for the unaudited pro forma condensed combined statement of operations (the “pro forma statement of operations”), and the adjustments made to prepare the pro forma statement of operations.
(3)	Pension and postretirement benefit plans actuarial losses, settlement losses, and amortization of other comprehensive income – Represents (1) Mark-to-market adjustments related to pensions and postretirement benefit plans resulting from revaluation of the CSC and Everett plan assets and liabilities; (2) lump-sum settlement charges incurred by CSC, Xchanging, and Everett and (3) amortization of CSC’s and Everett’s prior service costs.

For calculations of certain financial ratios for its bank credit facilities, CSC relies on non-GAAP metrics as defined by lenders which are similar to the adjusted EBITDA metrics described herein above but are credit facility defined “Consolidated EBITDA” (“Credit Facility Defined Consolidated EBITDA”) metrics which are used both as a leverage test and interest coverage test in almost all of CSC’s credit facilities. See “The Combined Company’s Liquidity and Capital Resources after the Consummation of the Merger and Other Transactions” on pages 128 to 130 for further information with respect to Credit Facility Defined Consolidated EBITDA and the Company’s compliance with the credit metric ratios in accordance with its bank credit facilities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND

EXECUTIVE OFFICERS OF CSC

The following table provides information on Common Stock beneficially owned as of October 10, 2016, by:

•	each person or group believed by CSC to own beneficially more than 5% of CSC’s outstanding common stock;

•	each of the six named executive officers;

•	each of the current CSC directors; and

•	all executive officers and directors, as a group.

Unless otherwise indicated, each person or group has sole voting and investment power with respect to all shares beneficially owned.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent of Class
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	11,222,121	(2)	8.08%(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	10,337,514	(3)	7.40%(3)
Glenview Capital Management, LLC; Larry Robbins 767 Fifth Avenue, 44th Floor New York, NY 10153	7,382,451	(4)	5.26%(4)
J. Michael Lawrie	724,588	(5)	(7)
Paul Saleh	191,970	(5)	(7)
William L. Deckelman, Jr.	98,111	(5)	(7)
Stephen Hilton	59,326	(5)	(7)
James R. Smith	35,399	(5)	(7)
David Zolet	111,262	(5)	(7)
Mukesh Aghi	4,500		(7)
Herman E. Bulls	4,500		(7)
Bruce B. Churchill	8,787		(7)
Sachin Lawande	6,487		(7)
Brian MacDonald	14,387		(7)
Peter Rutland	5,600		(7)
Robert Woods	5,600		(7)
Lizabeth H. Zlatkus	0		(7)
All executive officers and directors as a group (15 persons)	1,270,517	(6),(7)

(1)	Unless otherwise indicated, the address of each person or group is c/o Computer Sciences Corporation, 3170 Fairview Park Drive, Falls Church, Virginia 22042.
(2)	Based solely on information contained in Schedule 13G, Amendment No. 6, filed by The Vanguard Group (“Vanguard”) with the SEC on February 11, 2016. Vanguard has sole voting power over 99,463 shares, sole dispositive power over 11,130,758 shares, and shared dispositive power over 91,363 shares.
(3)	Based solely on information contained in Schedule 13G, Amendment No. 3, filed with the SEC on January 26, 2016 by BlackRock, Inc. (“BlackRock”). The Schedule 13G provides that (i) BlackRock is a parent holding company or control person and (ii) BlackRock, through its subsidiaries identified therein, has sole voting power over 9,608,762 shares and sole dispositive power over 10,337,514 shares.
(4)	Based solely on information contained in Schedule 13G, filed by Glenview Capital Management LLC (“Glenview Capital Management”) and Larry Robbins (“Mr. Robbins”) with the SEC on September 2, 2016. Glenview Capital Management and Mr. Robbins have shared voting and dispositive power over 7,382,451 shares.

(5)	With respect to Messrs. Lawrie, Saleh, Deckelman, Hilton, Smith, Zolet and all executive officers and directors of the Company as a group, includes 286,426; 105,378; 86,919; 49,274; 0; 55,944; and 583,941 shares of common stock, respectively, subject to employee options which were outstanding on October 10, 2016, and currently are exercisable or which are anticipated to become exercisable within 60 days thereafter. These shares have been deemed to be outstanding in computing the Percent of Class.
(6)	With respect to Messrs. Lawrie, Saleh, Deckelman, Hilton, Smith, Zolet and all executive officers and directors of the Company as a group, includes 57,433; 0; 0; 0; 0; 11,636; and 69,069 shares of unvested restricted stock units outstanding on October 10, 2016 which are anticipated to vest within 60 days thereafter. Holders of unvested restricted stock units have sole voting power, but no investment power, with respect thereto. With respect to Messrs. Lawrie, Saleh, Deckelman, Hilton, Smith, Zolet and all executive officers and directors of the Company, as a group, includes 0; 439; 4; 0; 0; 0; and 443 shares of common stock, respectively, which are held for the accounts of such persons under the Company’s Matched Asset Plan and with respect to which such persons had the right, as of October 10, 2016, to give voting instructions to the Committee administering the Plan.
(7)	Less than 1%.

DESCRIPTION OF CAPITAL STOCK OF CSC

The following description summarizes information concerning CSC’s capital stock, including material provisions of CSC’s Charter, CSC’s Bylaws and certain provisions of Nevada law. You are encouraged to read CSC’s Charter and Bylaws, which are incorporated by reference to this proxy statement/prospectus-information statement, for greater detail with respect to these provisions. For information on how to obtain a copy of CSC’s Charter and Bylaws, see “Where You Can Find Additional Information.”

General

CSC’s authorized capital stock consists of 750,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. CSC’s board of directors may establish the rights and preferences of the preferred stock from time to time as set forth in CSC’s Charter. CSC’s Charter does not authorize any other classes of capital stock. As of                 ,                  shares of CSC common stock were issued and outstanding and held of record by approximately          holders; and no shares of CSC’s preferred stock were issued or outstanding.

CSC has adopted and maintains equity incentive plans pursuant to which CSC is authorized to issue stock options, restricted stock and other stock-based incentives to employees and directors. As of                 , awards and other rights or options to acquire shares of CSC common stock were outstanding under these plans that represented rights or options to acquire approximately                  shares of CSC common stock and CSC had reserved approximately                  additional shares of CSC common stock for future issuances under these plans.

Common Stock

Holders of CSC common stock are entitled to one vote per share on all matters to be voted upon by CSC stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by CSC’s Charter or Bylaws.

Subject to the rights of any holders of CSC preferred stock, the holders of CSC common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by CSC’s board of directors out of funds legally available for the payment of dividends. However, if CSC’s board of directors grants rights of cumulative dividends to any series of CSC preferred stock, CSC’s Charter limits CSC’s ability to take certain actions, including with respect to the payment of dividends on CSC common stock, if such accrued dividends are owed to the holders of any series of preferred stock. For example, no cash payments for distributions or dividends may be made to the holders of CSC common stock unless all accrued dividends for past and current dividend periods on all series of preferred stock entitled to cumulative dividends have been declared and set apart for payment. In addition, so long as accrued dividends with respect to any series of CSC preferred stock that is entitled to cumulative dividends remains unpaid for any period to and including the preceding dividend date, CSC may not purchase or redeem any shares of CSC capital stock.

In the event of the liquidation, dissolution or winding up of CSC, after all liabilities and the holders of each series of preferred stock have been paid in full, the holders of CSC common stock are entitled to share ratably in all remaining assets. CSC common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to CSC common stock. The rights, preferences and privileges of the holders of CSC common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that CSC may designate and issue in the future.

Preferred Stock

CSC’s board of directors may issue up to 1,000,000 shares of only one class of preferred stock in one or more series and, subject to the Nevada Corporation Law, CSC’s board of directors may set the designations, preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of such preferred stock. Each share of preferred stock will be of equal rank with each other share of preferred stock, regardless of series, with respect to the payment of dividends and the distribution of capital assets.

CSC’s board of directors has the power to issue CSC preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of CSC common stockholders, and CSC’s board of directors could take that action without stockholder approval. The issuance of CSC preferred stock could delay or prevent a change in control of CSC.

If CSC’s board of directors grants voting power to the holders of shares of any series of preferred stock, holders of shares of such series will be entitled to no more than one vote per share voting with the holders of shares of CSC common stock at each annual or special meeting of stockholders upon all matters upon which a vote is taken except that if the holders of shares of such series will be entitled to elect two or more directors, as a class, the holders of shares of such series will not be entitled to a vote for the election of any other directors of CSC.

In addition, so long as accrued dividends with respect to any series of CSC preferred stock that is entitled to cumulative dividends remains unpaid for any period to and including the preceding dividend date, CSC may not purchase or redeem any shares of CSC capital stock.

Anti-Takeover Effects of Various Provisions of Nevada Law and CSC’s Charter and Bylaws

Provisions of the Nevada Corporation Law and CSC’s Charter and Bylaws could make it more difficult to acquire CSC by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids CSC’s board of directors may consider inadequate and to encourage persons seeking to acquire control of CSC to first negotiate with CSC. CSC believes that the benefits of increased protection of CSC’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure CSC will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred Stock. CSC’s board of directors has the power to issue CSC preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of CSC common stockholders, and CSC’s board of directors could take that action without stockholder approval. The issuance of CSC preferred stock could delay or prevent a change in control of CSC.

Board Vacancies to be Filled by Remaining Directors. CSC’s Bylaws provide that any vacancies, including any newly created directorships, on the board of directors, may be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.

Removal of Directors by Stockholders. CSC’s Bylaws and Nevada Corporation Law provide that directors may be removed by stockholders only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock entitled to vote.

Stockholder Action. CSC’s Bylaws preclude stockholders from calling special meetings except where such special meetings are requested by stockholders representing 75% of the capital stock entitled to vote. CSC’s Bylaws prevent stockholder action by written consent for the election of directors and require the written consent of 90% of the capital stock entitled to vote for any other stockholder actions by written consent.

Advance Notice of Director Nominations and Stockholder Proposals. CSC’s Bylaws contain advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of stockholders. As specified in CSC’s Bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the board of directors or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in CSC’s Bylaws.

To be timely, a nomination of a director by a stockholder or notice for business to be brought before an annual meeting by a stockholder must be delivered to CSC’s secretary at CSC’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for notice by the stockholder to be timely, it must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the day on which public announcement of the date of such meeting is first made, whichever first occurs.

In the event a special meeting of stockholders is called for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons as specified in CSC’s Bylaws, but only if the stockholder notice is delivered to CSC’s secretary at CSC’s principal executive offices not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of (1) the 60th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by CSC’s board of directors to be elected at such meeting.

Amendments to CSC’s Charter and Bylaws. Under Nevada Corporation Law, CSC’s Charter may not be amended by stockholder action alone. Amendments to the Charter must be approved by a board resolution and then approved by a majority of the outstanding capital stock entitled to vote. CSC’s Bylaws may only be amended by stockholders upon the affirmative vote of 75% of the outstanding capital stock entitled to vote. Subject to the right of stockholders as described in the immediately preceding sentence, CSC’s Bylaws may be adopted, amended or repealed by CSC’s board of directors.

Nevada Anti-Takeover Statutes. CSC has not opted out, and may be subject to Nevada’s Combination with Interested Stockholders Statutes (Nevada Corporation Law Sections 78.411-78.444) which restricts or prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

No Cumulative Voting. CSC’s Charter prohibits cumulative voting in the election of directors.

Limitations on Liability and Indemnification of Officers and Directors

The Nevada Corporation Law limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors subject to the limitations set forth in CSC’s Charter. CSC’s Charter and Bylaws include provisions that require CSC to indemnify, to the fullest extent allowable under the Nevada Corporation Law, directors or officers against monetary damages for actions taken as a director or officer of CSC, or for serving at CSC’s request as a director or officer or another position at another corporation or enterprise, as the case may be. CSC’s Charter and Bylaws also provide that CSC must indemnify and advance reasonable expenses to CSC directors and officers, subject to CSC’s receipt of an undertaking from the indemnified party as may be required under the Nevada Corporation Law. CSC is also expressly authorized to carry directors’ and officers’ insurance to protect CSC, CSC’s directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions under Nevada Corporation Law and in CSC’s Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit CSC and CSC’s stockholders. However, these provisions do not limit or eliminate CSC’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, CSC pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Authorized but Unissued Shares

CSC’s authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. CSC may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of CSC by means of a proxy contest, tender offer, merger or otherwise.

Stock Exchange Listing

CSC common stock is listed on the NYSE under the ticker symbol “CSC.”

Transfer Agent and Registrar

Computershare is the transfer agent and registrar for CSC’s common stock.

Direct Registration System

CSC’s common stock is registered in book-entry form through the direct registration system. Under this system, ownership of CSC common stock is reflected in account statements periodically distributed to stockholders by Computershare, CSC’s transfer agent, who holds the book-entry shares on behalf of CSC’s common stockholders.

DESCRIPTION OF EVERETT CAPITAL STOCK BEFORE AND AFTER THE MERGER

The following summary describes the material terms of Everett’s capital stock and provisions of the certificate of incorporation and the bylaws of Everett, but it does not purport to describe all of the terms thereof. Immediately prior to the effective time of the Merger, Everett will be redomesticated into a Nevada corporation and will adopt Articles of Incorporation and Bylaws that are substantially similar to CSC’s Charter and Bylaws.

Capital Stock of Everett before the Merger

The Everett certificate of incorporation authorizes 1,000 shares, par value $0.01 per share of common stock and no shares of preferred stock. As of                 , there were 1,000 shares of Everett common stock issued and outstanding, all of which are held by HPE. Shares of Everett common stock are not publicly traded. Prior to the Distribution and the Merger, Everett will amend its certificate of incorporation and take all other actions necessary to authorize a number of shares of Everett common stock and to issue to HPE a number of shares of Everett common stock not to exceed 141,379,539, assuming no true-up adjustment pursuant to the Merger Agreement. On the Distribution Date, HPE will distribute all of the outstanding shares of Everett common stock pro rata to HPE’s stockholders of record on the record date for the Distribution. Following completion of the Distribution, HPE stockholders will also be Everett stockholders, and HPE will cease to hold any shares of Everett common stock. As of the date of this proxy statement/prospectus-information statement, none of the directors and executive officers of HPE or Everett own any shares of Everett common stock, and all common stock of Everett is owned by HPE.

Each holder of Everett common stock is entitled to one vote per share on all matters for which such stockholder has voting power. Holders of Everett common stock are entitled to receive dividends and other distributions that may be declared by Everett’s board of directors. In the event of Everett’s liquidation, dissolution or winding up, holders of Everett common stock will be entitled to receive proportionately any assets remaining after the payment of Everett’s liabilities.

Limitation of Liability of Directors; Indemnification of Directors before the Merger

Everett’s certificate of incorporation provides that no director will be personally liable to Everett or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the DGCL and any amendments to that law.

The Everett certificate of incorporation does not eliminate its directors’ duties of care and loyalty. The inclusion of this provision in the Everett certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against Everett directors for a breach of their fiduciary duties.

The bylaws of Everett provide that Everett is required to indemnify its directors and officers (and may indemnify an employee or agent of the corporation or any person who is or was serving at the request of Everett as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan) to the fullest extent permitted by applicable law.

Amendment of Bylaws before the Merger

To the extent permissible under the DGCL and the certificate of incorporation of Everett, Everett’s bylaws may be altered, amended or repealed by Everett’s board of directors at any duly called meeting by majority vote of the directors present at such meeting, provided there is a quorum. A quorum requires a majority of the entire board of directors to be present. Everett’s bylaws may also be altered, amended or repealed by majority vote of the stockholders present and entitled to vote at a duly called meeting or by the written consent of a majority of all stockholders.

Capital Stock of Everett after the Merger

Immediately prior to the effective time of the Merger, Everett will be redomesticated into a Nevada corporation and the material terms of Everett’s capital stock and the provisions of Everett’s Articles of Incorporation and Bylaws will be substantially similar to the material terms of CSC’s capital stock and the provisions of CSC’s Charter and Bylaws. See “Description of Capital Stock of CSC.”

General

Everett’s authorized capital stock will consist of 750,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Everett’s board of directors may establish the rights and preferences of the preferred stock from time to time as set forth in the Everett Charter. The Everett Charter does not authorize any other classes of capital stock.

Everett intends to adopt and maintain equity incentive plans pursuant to which Everett will be authorized to issue stock options, restricted stock and other stock-based incentives to employees and directors.

Common Stock

Holders of Everett common stock will be entitled to one vote per share on all matters to be voted upon by Everett stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by the Everett Charter or the Everett Bylaws.

Subject to the rights of any holders of Everett preferred stock, the holders of Everett common stock will be entitled to receive ratably dividends, if any, as may be declared from time to time by Everett’s board of directors out of funds legally available for the payment of dividends. However, if Everett’s board of directors grants rights of cumulative dividends to any series of Everett preferred stock, the Everett Charter limits Everett’s ability to take certain actions, including with respect to the payment of dividends on Everett common stock, if such accrued dividends are owed to the holders of any series of preferred stock. For example, no cash payments for distributions or dividends may be made to the holders of Everett common stock unless all accrued dividends for past and current dividend periods on all series of preferred stock entitled to cumulative dividends have been declared and set apart for payment. In addition, so long as accrued dividends with respect to any series of Everett preferred stock that is entitled to cumulative dividends remains unpaid for any period to and including the preceding dividend date, Everett may not purchase or redeem any shares of Everett capital stock.

In the event of the liquidation, dissolution or winding up of Everett, after all liabilities and the holders of each series of preferred stock have been paid in full, the holders of Everett common stock will be entitled to share ratably in all remaining assets. Everett common stock will have no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions will be applicable to Everett common stock. The rights, preferences and privileges of the holders of Everett common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Everett may designate and issue in the future.

Preferred Stock

Everett’s board of directors may issue up to 1,000,000 shares of only one class of preferred stock in one or more series and, subject to the Nevada Corporation Law, Everett’s board of directors may set the designations, preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of such preferred stock. Each share of preferred stock will be of equal rank with each other share of preferred stock, regardless of series, with respect to the payment of dividends and the distribution of capital assets.

Everett’s board of directors will have the power to issue Everett preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of Everett common stockholders, and Everett’s board of directors could take that action without stockholder approval. The issuance of Everett preferred stock could delay or prevent a change in control of Everett.

If Everett’s board of directors grants voting power to the holders of shares of any series of preferred stock, holders of shares of such series will be entitled to no more than one vote per share voting with the holders of shares of Everett common stock at each annual or special meeting of stockholders upon all matters upon which a vote is taken except that if the holders of shares of such series will be entitled to elect two or more directors, as a class, the holders of shares of such series will not be entitled to a vote for the election of any other directors of Everett.

In addition, so long as accrued dividends with respect to any series of Everett preferred stock that is entitled to cumulative dividends remains unpaid for any period to and including the preceding dividend date, CSC may not purchase or redeem any shares of Everett capital stock.

Anti-Takeover Effects of Various Provisions of Nevada Law and the Everett Charter and the Everett Bylaws after the Merger

Provisions of the Nevada Corporation Law and the Everett Charter and the Everett Bylaws could make it more difficult to acquire Everett by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids Everett’s board of directors may consider inadequate and to encourage persons seeking to acquire control of Everett to first negotiate with Everett. Everett believes that the benefits of increased protection of Everett’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure CSC will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred Stock. Everett’s board of directors will have the power to issue Everett preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of Everett common stockholders, and Everett’s board of directors could take that action without stockholder approval. The issuance of Everett preferred stock could delay or prevent a change in control of Everett.

Board Vacancies to be Filled by Remaining Directors. The Everett Bylaws will provide that any vacancies, including any newly created directorships, on the board of directors, may be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.

Removal of Directors by Stockholders. The Everett Bylaws and Nevada Corporation Law provide that directors may be removed by stockholders only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock entitled to vote.

Stockholder Action. The Everett Bylaws will preclude stockholders from calling special meetings except where such special meetings are requested by stockholders representing 75% of the capital stock entitled to vote. The Everett Bylaws will prevent stockholder action by written consent for the election of directors and require the written consent of 90% of the capital stock entitled to vote for any other stockholder actions by written consent.

Advance Notice of Director Nominations and Stockholder Proposals. The Everett Bylaws will contain advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of stockholders. As specified in the Everett Bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the board of directors or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in the Everett Bylaws.

To be timely, a nomination of a director by a stockholder or notice for business to be brought before an annual meeting by a stockholder must be delivered to Everett’s secretary at Everett’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for notice by the stockholder to be timely, it must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the day on which public announcement of the date of such meeting is first made, whichever first occurs.

In the event a special meeting of stockholders is called for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons as specified in the Everett Bylaws, but only if the stockholder notice is delivered to Everett’s secretary at Everett’s principal executive offices not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of (1) the 60th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by Everett’s board of directors to be elected at such meeting.

Amendments to the Everett Charter and Bylaws. Under Nevada Corporation Law, the Everett Charter may not be amended by stockholder action alone. Amendments to the Everett Charter must be approved by a board resolution and then approved by a majority of the outstanding capital stock entitled to vote. The Everett Bylaws may only be amended by stockholders upon the affirmative vote of 75% of the outstanding capital stock entitled to vote. Subject to the right of stockholders as described in the immediately preceding sentence, the Everett Bylaws may be adopted, amended or repealed by Everett’s board of directors.

Nevada Anti-Takeover Statutes. Everett will not opt out of, and may be subject to Nevada’s Combination with Interested Stockholders Statutes (Nevada Corporation Law Sections 78.411-78.444) which restricts or prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

No Cumulative Voting. The Everett Charter will prohibit cumulative voting in the election of directors.

Limitations on Liability and Indemnification of Officers and Directors after the Merger

The Nevada Corporation Law limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Everett Charter and the Everett Bylaws will include provisions that require Everett to indemnify, to the fullest extent allowable under the Nevada Corporation Law, directors or officers against monetary damages for actions taken as a director or officer of Everett, or for serving at Everett’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Everett Charter and the Everett Bylaws will also provide that Everett must indemnify and advance reasonable expenses to Everett directors and officers, subject to Everett’s receipt of an undertaking from the indemnified party as may be required under the Nevada Corporation Law. Everett will also be expressly authorized to carry directors’ and officers’ insurance to protect Everett, Everett’s directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions under Nevada Corporation Law and in the Everett Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Everett and Everett’s stockholders. However, these provisions do not limit or eliminate Everett’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Everett pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS BEFORE AND AFTER THE TRANSACTIONS

HPE and Everett are Delaware corporations subject to the provisions of the DGCL. CSC is a Nevada corporation subject to the Nevada Corporation Law. The rights of holders of HPE common stock are governed by HPE’s Amended and Restated Certificate of Incorporation (the “HPE Charter”), HPE’s Amended and Restated Bylaws (the “HPE Bylaws”) and the DGCL. The rights of holders of CSC common stock are governed by CSC’s Charter, CSC’s Bylaws and the Nevada Corporation Law. Immediately prior to the effective time of the Merger, Everett will be redomesticated into a Nevada corporation and will adopt Articles of Incorporation and Bylaws that are substantially similar to CSC’s Charter and Bylaws. Following the Merger, the rights of holders of Everett common stock will be governed by Everett’s Articles of Incorporation (the “Everett Charter”), Everett’s Bylaws (the “Everett Bylaws”) and the Nevada Corporation Law.

Following the Merger, holders of HPE common stock will continue to own shares of HPE common stock that such holders owned prior to the Merger, subject to the same rights as prior to the Separation, the Distribution and the Merger, except that their shares of HPE common stock will represent an interest in HPE that no longer reflects the ownership and operation of the Everett business. In addition, HPE stockholders entitled to shares of Everett common stock in the Distribution (the “HPE Dividend Holders”) will also own shares of common stock of Everett after the Merger. Following the Merger, holders of CSC common stock will hold the shares of Everett common stock into which their shares of CSC common stock were converted in connection with the Merger, which shares will represent a continuing interest in CSC as well as an interest in the Everett business.

The following description summarizes the material differences between the rights associated with HPE common stock and Everett common stock that may affect HPE stockholders who receive shares of Everett common stock in connection with the Separation, the Distribution and the Merger. Because the Everett Charter and Everett Bylaws will be substantially similar to CSC’s Charter and CSC’s Bylaws and Everett will be subject to the Nevada Corporation Law, there are no material differences between the rights associated with CSC common stock and Everett common stock that would be expected to materially affect CSC stockholders who receive shares of Everett common stock in connection with the Merger. Although Everett, CSC and HPE believe that this summary covers the material differences between the rights of the groups of stockholders, this summary may not contain all of the information that is important to you and does not purport to be a complete discussion of stockholders’ rights. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist.

The following description is qualified in its entirety by, and CSC and HPE stockholders should read carefully, the relevant provisions of, the DGCL, the Nevada Corporation Law, CSC’s Charter, CSC’s Bylaws, the HPE Charter and the HPE Bylaws. CSC’s Charter has been filed with the SEC as Exhibit 3.1 to CSC’s Quarterly Report on Form 10-Q filed August 11, 2010, and CSC’s Bylaws have been filed with the SEC as Exhibit 3.2 to CSC’s Quarterly Report on Form 10-Q filed on August 9, 2016. See also “Description of Capital Stock of CSC.” The HPE Charter has been filed with the SEC as Exhibit 3.1 to HPE’s Current Report on Form 8-K filed on November 5, 2015 and the HPE Bylaws have been filed with the SEC as Exhibit 3.2 to HPE’s Current Report Form 8-K filed on November 5, 2015. The Everett Charter and Everett Bylaws effective following the Merger are being filed with the SEC as Exhibits 99.5 and 99.6, respectively, to the registration statement of which this proxy statement/prospectus-information statement forms a part.

Capitalization

The following table sets forth the authorized and issued stock of CSC and HPE as of          :

Class of Security	Authorized	Outstanding
CSC
Common Stock, par value $1.00	750,000,000
Preferred Stock, par value $1.00	1,000,000	0
HPE
Common Stock, par value $0.01	9,600,000,000
Preferred Stock, par value $0.01	300,000,000	0
Everett
Common Stock, par value $0.01	1,000

Comparison of Rights of Stockholders

Stockholder Right	HPE	Everett

Amendment of the Bylaws	Under the HPE Charter and the HPE Bylaws, the HPE Board of Directors is expressly empowered to adopt, amend or repeal the HPE Bylaws. HPE stockholders also may amend, adopt or repeal the HPE Bylaws.	The Everett Bylaws will provide that Everett stockholders may amend the Everett Bylaws by the affirmative vote of no less than 75% of the outstanding voting shares of Everett. Subject to the rights of Everett stockholders, The Everett Charter will expressly authorizes the board of directors to amend its bylaws.

Preferred Stock	The HPE Charter permits the HPE Board of Directors to issue shares of preferred stock in any series and to establish the designation, powers, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions of each such series, subject to any limits prescribed by the DGCL.	The Everett Charter will require that preferred stock must be all of one class but may be issued from time to time in one or more series, each of such series to have such full or limited voting powers, if any, and such designations, preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions as provided in a resolution adopted by the board of directors of Everett. Each share of Preferred Stock will rank on a parity with each other share of Preferred Stock, regardless of series, with respect to the payment of dividends at the respectively designated rates and with respect to the distribution of capital assets according to the amounts to which the shares of the respective series are entitled.

Number and Classification of the Board of Directors	The HPE Charter provides that the number of directors of HPE must be no less than eight and no more than 17. There are currently 14 directors. The HPE Bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which HPE would have if there were not vacancies. HPE does not have a classified board and, as a result, all directors are elected annually	The Everett Charter will provide that there must not be less than three nor more than 15 directors. The Everett Board of Directors will not be classified. All directors will be elected annually.

Removal of Directors	The HPE Bylaws provide that any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.	The Everett Bylaws will provide the directors of Everett may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power.

Vacancies on the Board of Directors	The HPE Bylaws provide that a vacancy created by the removal of a director by the vote of the stockholders or by court order may be filled only by the affirmative vote of a majority of the voting power of shares represented and voting at a duly held meeting at which a quorum is present. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series of stock are entitled to elect one or more directors pursuant to the terms of the HPE Charter, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected	The Everett Bylaws will provide vacancies in the Board of Directors may be filed by a majority of the remaining directors, even if there is less than a quorum.

by such class or classes or series then in office, or by a sole remaining director.

Special Meeting

The HPE Bylaws provide that a special meeting of the stockholders may be called by the board of directors, or by any of the following persons with the concurrence of a majority of the board: (i) the chairman of the board of directors, (ii) the chief executive officer or the secretary of HPE.

The HPE Bylaws also provide that a special meeting of stockholders may be called by the board of directors upon written request to the secretary of one or more record holders who are acting on behalf of beneficial owners who have a “net long position” (as defined in the HPE Bylaws) of shares of stock of HPE representing in the aggregate not less than 25% of the total number of shares of stock entitled to vote on the matter or matters to be brought before the proposed special meeting.

The Everett Bylaws will provide that special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, by the Everett Charter or the Everett Bylaws, may be called by the chairman of the board, the board of directors or the chief executive officer, and shall be called by the chief executive officer or secretary at the request in writing of stockholders of record owning not less than seventy-five percent (75%) of the entire capital stock of Everett issued and outstanding and entitled to vote.

In the event Everett fails to hold its annual meeting of stockholders for a period of 18 months from the last preceding annual meeting at which directors were elected or if such annual meeting has been held but directors were not elected at such annual meeting, a special meeting of the stockholders must be called by the chief executive officer or secretary at the request in writing of a majority of the board of directors or at the request in writing of stockholders of record owning a majority in amount of the entire capital stock of Everett issued and outstanding and entitled to vote. In addition, in the event Everett fail to elect directors within 18 months after the last election of directors, the district court in Nevada has jurisdiction in equity to order an election of directors upon application of any one or more stockholders holding stock entitling them to exercise at least fifteen percent (15%) of the voting power of Everett’s stockholders.

Action by Written Consent	The HPE Charter provides that any action permitted to be taken	The Everett Bylaws will permit action by written consent of the

	by an HPE stockholder must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent of the stockholders, subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series of stock having a preference over the common stock of HPE as to dividends or upon liquidation.	stockholders for any matter that could be undertaken at a meeting, except for the election of directors, if authorized by written consent of stockholders holding 90% of the voting power.

Dividends	Under the DGCL, the HPE Board of Directors may declare a dividend. The HPE Bylaws provide that the board of directors may fix a record date on which only stockholders of record on the fixed date will be entitled to receive the dividend.	The Everett Charter will authorize the board of directors to issue dividends, set dividend rates and set dividend payments dates. Everett may pay dividends on its common stock quarterly. Everett expects to continue paying quarterly cash dividends although such payments are subject to continued approval by the board of directors.

State Antitakeover Statutes

HPE has not opted out of Section 203 of the DGCL, which regulates corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. The DGCL does not have a statutory equivalent to Nevada’s acquisition of controlling interest statutes.

Everett will not opt out of, and may be subject to Nevada’s Combination with Interested Stockholders Statutes (Nevada Law Sections 78.411—78.444) which restricts or prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote. Nevada’s “acquisition of controlling interest” statutes (Nevada Law Sections 78.378 - 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our bylaws include our election to provide that these statutory provisions shall not apply to us or to any acquisition of our common stock. If our amended and restated bylaws are amended to remove such elective provision, and absent a similar provision included in an amendment to our articles of incorporation, these laws would then apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (i) one-fifth or more, but less than one-third, (ii) one-third or more, but less than a majority or (iii) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Stockholder Rights Plan	HPE does not currently have a stockholder rights plan in place. HPE’s Bylaws provide that HPE will seek stockholder approval prior to its adoption of a stockholder rights plan unless the board of directors determines that it is in the best interests of the stockholders of HPE to adopt or extend a stockholder rights plan without delay. If a stockholder rights plan is adopted or extended by the board of directors without prior stockholder approval, such plan must provide that it will expire unless ratified by the stockholders of HPE within one year of adoption.	Everett does not currently have a stockholder rights plan.

Limitation on Liability	The HPE Charter provides that to the fullest extent permitted by Delaware law, the directors of HPE will not be personally liable to HPE or its stockholders for monetary damages for breach of fiduciary duty as a director.	The Everett Charter will provide that a director or officer of Everett will have no personal liability to the Everett or its stockholders for damages for breach of fiduciary duty as a director or officer, to the fullest extent permitted by Nevada law. The Everett Charter and the Everett Bylaws will provide that directors and officers will be indemnified by Everett in respect of any suit or other proceeding to the fullest extent permitted by law.

CERTAIN ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF NEVADA LAW AND CSC’S AMENDED AND RESTATED ARTICLES OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

Provisions of the Nevada Corporation Law and CSC’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws could make it more difficult to acquire CSC by means of a tender offer, a proxy contest or otherwise, or to remove incumbent directors. For a description of these provisions, see “Description of Capital Stock of CSC—Anti-Takeover Effects of Various Provisions of Nevada Law and CSC’s Charter and Bylaws.”

CERTAIN ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF NEVADA LAW AND EVERETT’S ARTICLES OF INCORPORATION AND BYLAWS AFTER THE MERGER

Immediately prior to the effective time of the Merger, Everett will be redomesticated into a Nevada corporation and will adopt Articles of Incorporation and Bylaws that are substantially similar to CSC’s Charter and Bylaws. Provisions of the Nevada Corporation Law and the Everett Charter and the Everett Bylaws could make it more difficult to acquire Everett by means of a tender offer, a proxy contest or otherwise, or to remove incumbent directors. For a description of these provisions, see “Description of Everett Capital Stock Before and After the Merger—Anti-Takeover Effects of Various Provisions of Nevada Law and the Everett Charter and the Everett Bylaws after the Merger.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ancillary Agreements

CSC, HPE and Everett or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, ancillary agreements relating to the Transactions and various interim and ongoing relationships between CSC, HPE and Everett. See “Additional Agreements Related to the Separation, the Distribution and the Merger.”

Related Party Transactions

Policy and Procedures Governing Related Party Transactions

Everett plans to adopt a written policy requiring the approval of the Nominating/Corporate Governance Committee of all transactions in excess of $120,000 between the Everett and any related person (“Interested Transactions”). For the purposes of this policy, a related person is any person who was in any of the following categories at any time during Fiscal 2016:

•	a director or executive officer of Everett;

•	any nominee for director;

•	any immediate family member of a director or executive officer, or of any nominee for director. Immediate family members are any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer or nominee for director, and any person (other than a tenant or employee) sharing the household of such director, executive officer or nominee for director; and

•	any person who was in any of the following categories when a transaction in which such person had a direct or indirect material interest occurred or existed:

•	any beneficial owner of more than 5% of Everett’s common stock;

•	any immediate family member, as defined above, of any such beneficial owner.

An Interested Transaction includes any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

In determining whether to approve an Interested Transaction, the Nominating/Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director will participate in any discussion or approval of an Interested Transaction for which he or she (or an immediate family member) is a related party, except that the director will provide all material information concerning the Interested Transaction to the Nominating/Corporate Governance Committee.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, New York, New York will provide to Everett a legal opinion regarding the validity of the issuance of Everett common stock pursuant to the Merger Agreement.

Certain U.S. federal income tax consequences relating to the Merger may be passed upon for CSC by Skadden, Arps, Slate, Meagher & Flom LLP.

Certain U.S. federal income tax consequences relating to the Distribution and the Merger may be passed upon for HPE by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The consolidated financial statements and the related financial statements schedule of Computer Sciences Corporation, incorporated in this proxy statement/prospectus-information statement by reference from Computer Sciences Corporation’s Annual Report on Form 10-K for the fiscal year ended April 1, 2016, and the effectiveness of Computer Sciences Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule, and (2) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Enterprise Services Business of Hewlett Packard Enterprise Company (Everett SpinCo, Inc.) at October 31, 2015 and 2014, and for each of the three years in the period ended October 31, 2015, appearing in this proxy statement/prospectus-information statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Xchanging plc as of December 31, 2015 and for the year then ended included in this proxy statement/prospectus-information statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

CSC stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and CSC’s Bylaws. For a stockholder proposal to be considered for inclusion in CSC’s proxy statement for the 2017 Annual Meeting of Stockholders, the written proposal must be received by CSC’s Corporate Secretary at CSC’s principal executive offices not later than February 24, 2017. If the date of the 2017 annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, then the deadline for inclusion of a stockholder proposal in CSC’s proxy statement is instead a reasonable time before CSC begins to print and mail its proxy materials. The proposal must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Stockholders seeking to nominate directors at the 2017 Annual Meeting or who wish to bring a proposal before the meeting that is not intended to be included in CSC’s proxy statement for the 2017 Annual Meeting must comply with the advance notice deadlines contained in CSC’s Bylaws. The Bylaws provide that any such notice must be given not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the anniversary date of the preceding year’s annual meeting. In addition, the Bylaws specify that in the event that the date of the upcoming annual meeting is more than 30 days before or more than 60 days after the anniversary date of the previous year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to the upcoming annual meeting and not later than the close of business on the later of (x) the 90th day prior to the upcoming annual meeting and (y) the 10th day following the date on which public announcement of the date of such upcoming meeting is first made. The term “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, in a document publicly filed by CSC with the SEC, or in a notice pursuant to the applicable rules of an exchange on which the securities of CSC are listed. For the 2017 Annual Meeting of Stockholders, a stockholder’s notice, to be timely, must be delivered to, or mailed and received at CSC’s principal executive offices: (a) not earlier than the close of business on April 12, 2017; and (b) not later than the close of business on May 12, 2017. Nominations or proposals not meeting these requirements will not be entertained at the annual meeting.

PROPOSAL 1

Proposal to the Plan of Merger Contemplated by the Merger Agreement

Under Section 92A.120(1) of the Nevada Corporation Law, after adopting a plan of merger, the board of directors of a Nevada corporation that is a constituent entity in the merger must submit the plan of merger, except as otherwise provided in the Nevada Corporation Law, for approval by its stockholders who are entitled to vote on the plan in accordance with the provisions of Section 92A.120 of the Nevada Corporation Law. Under Section 92A.120(5) of the Nevada Corporations Law, the plan of merger must be approved by a majority of the voting power of the stockholders of such Nevada corporation. As discussed elsewhere in this proxy statement/prospectus-information statement, CSC is a constituent entity in the Merger, and for this reason CSC must obtain the approval of its stockholders for the plan of merger contemplated by the Merger Agreement. The Merger is conditioned on the approval of this Proposal, and therefore consummation of the Transactions requires approval of this Proposal.

The approval by CSC stockholders of Proposal 1 requires the affirmative vote of the holders of a majority of the shares of CSC common stock entitled to vote thereon.

THE CSC BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT CSC STOCKHOLDERS VOTE FOR PROPOSAL 1.

PROPOSAL 2

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC rules, CSC is providing its stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers that is based on or otherwise relates to the Merger as disclosed in this proxy statement/prospectus-information statement in the section entitled “The Transactions—Interests of Certain Persons in the Merger” and in particular in the table entitled “Potential Transaction—Related Payments to Executive Officers” on page 86.

This advisory stockholder vote gives CSC stockholders the opportunity to advise whether or not they approve of the compensation of CSC’s named executive officers that is based on or otherwise relates to the Merger by voting on the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to CSC’s named executive officers in connection with the Merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Transactions—Interests of Certain Persons in the Merger,” is hereby APPROVED.”

The approval of the Merger-related compensation proposal requires the affirmative vote of a majority of the holders of the shares of CSC common stock present in person or represented by proxy at a special meeting at which a quorum is present and entitled to vote thereon. This advisory vote on the Merger-related compensation of CSC’s named executive officers is non-binding on the CSC Board of Directors.

THE CSC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CSC STOCKHOLDERS VOTE FOR PROPOSAL 2.

PROPOSAL 3

Proposal to Adjourn or Postpone the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies if There are Not Sufficient Votes at the Time of the Special Meeting to Approve Proposal 1

At the special meeting, CSC stockholders may be asked to vote to adjourn or postpone the special meeting to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve Proposal 1. The approval of Proposal 1 is required for completion of the Merger. Because the CSC Board of Directors believes that it is in the best interest of CSC and CSC stockholders to engage in the Transactions, the CSC Board of Directors believes it is in the best interest of CSC and CSC stockholders to adjourn the special meeting if there are not sufficient votes at the time of the special meeting to approve Proposal 1. Approval of a motion to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of CSC common stock that are present in person or by proxy, regardless of whether a quorum is present.

THE CSC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CSC STOCKHOLDERS VOTE FOR PROPOSAL 3.

INDEX—FINANCIAL STATEMENTS

Everett SpinCo, Inc.

The Enterprise Services Business of Hewlett Packard Enterprise Company

Combined Financial Statements

As of October 31, 2015 and 2014 and for the fiscal years ended October 31, 2015, 2014 and 2013

Report of Independent Registered Public Accounting Firm	F-2

Combined Statements of Operations	F-3

Combined Statements of Comprehensive Loss	F-4

Combined Balance Sheets	F-5

Combined Statements of Cash Flows	F-6

Combined Statements of Equity	F-7

Notes to Combined Financial Statements	F-8

Everett SpinCo, Inc.

The Enterprise Services Business of Hewlett Packard Enterprise Company

Condensed Combined Financial Statements

As of July 31, 2016 and October 31, 2015 and for the nine months ended July 31, 2016 and 2015

Condensed Combined Statements of Operations	F-58

Condensed Combined Statements of Comprehensive Loss	F-59

Condensed Combined Balance Sheets	F-60

Condensed Combined Statements of Cash Flows	F-61

Condensed Combined Statements of Equity	F-62

Notes to Condensed Combined Financial Statements	F-63

Xchanging plc

Consolidated Financial Statements

As at 31 December 2015 and 2014 and for the years ended 31 December 2015 and 2014

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Hewlett Packard Enterprise Company

We have audited the accompanying combined balance sheets of the Enterprise Services Business of Hewlett Packard Enterprise Company (“Everett SpinCo, Inc.” or the “Company”) as of October 31, 2015 and 2014, and the related combined statements of operations, comprehensive loss, cash flows, and equity for each of the three years in the period ended October 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Enterprise Services Business of Hewlett Packard Enterprise Company at October 31, 2015 and 2014, and the combined results of its operations and its cash flows for each of the three years in the period ended October 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Jose, California

October 31, 2016

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Combined Statements of Operations

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
Net revenue	$19,032	$21,862	$23,676
Costs and expenses:
Cost of revenue	16,844	19,463	21,340
Selling, general and administrative	1,807	2,251	2,137
Amortization of intangible assets	399	398	551
Restructuring charges	722	1,048	618
Separation costs	258	—	—
Defined benefit plan settlement charges	233	—	—
Impairment of data center assets	136	—	—

Total costs and expenses	20,399	23,160	24,646

Loss from operations	(1,367)	(1,298)	(970)
Interest and other, net	(179)	(228)	(249)

Loss before taxes	(1,546)	(1,526)	(1,219)
(Provision) benefit for taxes	(339)	118	(433)

Net loss	$(1,885)	$(1,408)	$(1,652)

The accompanying notes are an integral part of these Combined Financial Statements.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Combined Statements of Comprehensive Loss

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
Net loss	$(1,885)	$(1,408)	$(1,652)

Other comprehensive income (loss) before taxes:
Change in net unrealized gains on available-for-sale securities:
Net unrealized gains arising during the period	4	3	3

	4	3	3

Change in net unrealized (losses) gains on cash flow hedges:
Net unrealized gains (losses) arising during the period	108	73	(15)
Net (gains) losses reclassified into earnings	(119)	29	—

	(11)	102	(15)

Change in unrealized components of defined benefit plans:
(Losses) gains arising during the period	(111)	(782)	105
Amortization of actuarial loss and prior service benefit	135	79	83
Curtailments, settlements and other	1	18	7
Plans transferred to Parent during the period	97	—	—
Merged into Parent’s Shared plans during the period	—	61	142

	122	(624)	337

Change in cumulative translation adjustment	16	(1)	—

Other comprehensive income (loss) before taxes	131	(520)	325
(Provision) benefit for taxes	(4)	34	(93)

Other comprehensive income (loss), net of taxes	127	(486)	232

Comprehensive loss	$(1,758)	$(1,894)	$(1,420)

The accompanying notes are an integral part of these Combined Financial Statements.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Combined Balance Sheets

	As of October 31
	2015	2014
	In millions
ASSETS
Current assets:
Cash and cash equivalents	$217	$174
Accounts receivable	3,396	3,750
Financing receivables	151	116
Other current assets	1,868	2,077

Total current assets	5,632	6,117

Property, plant and equipment	4,487	4,228
Long-term financing receivables	293	195
Intangible assets	330	729
Other assets	1,708	1,626

Total assets	$12,450	$12,895

LIABILITIES AND EQUITY
Current liabilities:
Notes payable and short-term borrowings	$49	$25
Capital lease obligations, short-term	799	856
Accounts payable	864	773
Employee compensation and benefits	957	1,127
Taxes on earnings	70	52
Deferred revenue	1,054	944
Accrued restructuring	522	565
Other accrued liabilities	1,391	1,578

Total current liabilities	5,706	5,920

Long-term debt	397	434
Capital lease obligations, long-term	1,589	1,629
Other liabilities	3,530	3,664
Commitments and contingencies
Equity:
Parent company investment	3,365	3,503
Accumulated other comprehensive loss	(2,162)	(2,289)

Equity attributable to Everett	1,203	1,214
Non-controlling interests	25	34

Total equity	1,228	1,248

Total liabilities and equity	$12,450	$12,895

The accompanying notes are an integral part of these Combined Financial Statements.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Combined Statements of Cash Flows

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
Cash flows from operating activities:
Net loss	$(1,885)	$(1,408)	$(1,652)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,722	1,909	2,049
Stock-based compensation expense	218	184	134
Provision for doubtful accounts	(1)	28	29
Restructuring charges	722	1,048	618
Deferred taxes on earnings	482	35	150
Other, net	214	17	159
Changes in operating assets and liabilities:
Accounts receivable	352	823	142
Financing receivables	(132)	328	117
Accounts payable	79	231	(34)
Taxes on earnings	20	(182)	(231)
Restructuring	(714)	(831)	(449)
Other assets and liabilities	(315)	(1,375)	(132)

Net cash provided by operating activities	762	807	900

Cash flows from investing activities:
Investment in property, plant and equipment	(235)	(205)	(213)
Proceeds from sale of property, plant and equipment	97	98	34
Purchases of available-for-sale securities and other investments	(1)	(9)	(9)
Maturities and sales of available-for-sale securities and other investments	33	9	9
Other, net	(9)	6	—

Net cash used in investing activities	(115)	(101)	(179)

Cash flows from financing activities:
Short-term borrowings with original maturities less than 90 days, net	1	—	—
Payment of debt	(9)	(18)	(1,102)
Principal payments on capital lease obligations	(1,094)	(1,339)	(984)
Net transfers from Parent	498	628	1,379
Cash paid to non-controlling interests	—	(4)	—

Net cash used in financing activities	(604)	(733)	(707)

Increase (decrease) in cash and cash equivalents	43	(27)	14
Cash and cash equivalents at beginning of period	174	201	187

Cash and cash equivalents at end of period	$217	$174	$201

Supplemental cash flow disclosures:
Income taxes (refunded) paid, net	$(20)	$182	$231
Interest expense paid	$187	$256	$298
Supplemental schedule of non-cash investing and financing activities:
Property, plant and equipment acquired through capital leases	$773	$1,141	$867

The accompanying notes are an integral part of these Combined Financial Statements.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Combined Statements of Equity

	Parent Company Investment	Accumulated Other Comprehensive Loss	Equity Attributable to Everett	Non- controlling Interests	Total Equity
	In millions
Balance at October 31, 2012	$4,117	$(2,035)	$2,082	$37	$2,119
Net loss	(1,652)		(1,652)		(1,652)
Other comprehensive income		232	232		232

Comprehensive loss			(1,420)		(1,420)
Net transfers from Parent	1,553		1,553		1,553

Changes in non-controlling interests			—	(2)	(2)

Balance at October 31, 2013	4,018	(1,803)	2,215	35	2,250
Net loss	(1,408)		(1,408)		(1,408)
Other comprehensive loss		(486)	(486)		(486)

Comprehensive loss			(1,894)		(1,894)

Net transfers from Parent	893		893		893

Changes in non-controlling interests			—	(1)	(1)

Balance at October 31, 2014	3,503	(2,289)	1,214	34	1,248
Net loss	(1,885)		(1,885)		(1,885)
Other comprehensive income		127	127		127

Comprehensive loss			(1,758)		(1,758)

Net transfers from Parent	1,747		1,747		1,747

Changes in non-controlling interests			—	(9)	(9)

Balance at October 31, 2015	$3,365	$(2,162)	$1,203	$25	$1,228

The accompanying notes are an integral part of these Combined Financial Statements.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements

Note 1: Overview and Summary of Significant Accounting Policies

Background

The Enterprise Services Business (“Everett SpinCo, Inc.” or “Everett”) of Hewlett Packard Enterprise Company (“HPE”) consists of the Enterprise Services segment of HPE excluding (a) the Mphasis Limited reporting unit and (b) the Communications and Media Solutions product group. Everett is a leading global provider of technology consulting, outsourcing and support services across infrastructure, applications and business process domains in traditional and Strategic Enterprise Service (“SES”) offerings which includes analytics and data management, security and cloud services. HPE was spun off by Hewlett-Packard Company in a November 1, 2015 transaction in which HP Inc. (“former Parent”), formerly known as Hewlett-Packard Company, separated into two independent publicly traded companies. Accordingly, the term “Parent” refers to the Hewlett-Packard Company for periods prior to November 1, 2015 and to HPE from November 1, 2015 onward.

On May 24, 2016, HPE announced plans for a tax-free spin-off of Everett and merger of Everett with Computer Sciences Corporation (“CSC”). Immediately following the transaction, which is currently targeted to be completed at or near April 1, 2017, shareholders of HPE will own shares of both HPE and approximately fifty percent of the new combined company. The transaction is subject to certain customary closing conditions including approval by CSC shareholders, the effective filing of related information statements and registration statements, completion of a tax-free spin-off of Everett, Everett debt transaction, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain required foreign anti-trust approvals.

Basis of Presentation

These Combined Financial Statements of Everett were derived from the Combined and Consolidated Financial Statements and accounting records of Parent as if Everett were operated on a standalone basis during the periods presented and were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The Combined Statements of Operations and Comprehensive Loss of Everett reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. Management of Everett and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Everett. The allocations may not, however, reflect the expense Everett would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if Everett had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

The Combined Balance Sheets of Everett include Parent assets and liabilities that are specifically identifiable or otherwise attributable to Everett, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary. Parent’s cash has not been assigned to Everett for any of the periods presented because those cash balances are not directly attributable to Everett. Everett reflects transfers of cash to and from Parent’s cash management system as a component of Parent company investment on the Combined Balance Sheets. Parent’s long-term debt has not been attributed to Everett for any of the periods presented because Parent’s borrowings are not the legal obligation of Everett.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Parent maintains various benefit and stock-based compensation plans at a corporate level and other benefit plans at a subsidiary level. Everett’s employees participate in those programs and a portion of the cost of those plans is included in the Combined Financial Statements. However, the Combined Balance Sheets do not include any net benefit plan obligations unless the benefit plan only included active, retired and other former Everett employees or any equity related to stock-based compensation plans.

Principles of Combination

The Combined Financial Statements include Everett’s net assets and results of operations as described above. All intercompany transactions and accounts within the combined businesses of Everett have been eliminated.

Intercompany transactions between Everett and Parent other than leases with Parent’s wholly-owned leasing subsidiary (see below) are considered to be effectively settled in the Combined Financial Statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the Combined Statements of Cash Flows within financing activities and in the Combined Balance Sheets within Parent company investment.

Everett accounts for investments in companies over which it has the ability to exercise significant influence but does not hold a controlling interest under the equity method, and Everett records its proportionate share of income or losses in Interest and other, net, in the Combined Statements of Operations.

Non-controlling interests are presented as a separate component within Equity in the Combined Balance Sheets. Net earnings attributable to the non-controlling interests are recorded within Interest and other, net, in the Combined Statements of Operations and are not presented separately as they were not material for any period presented.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Combined Financial Statements and accompanying notes. Actual results could differ materially from those estimates.

Foreign Currency Translation

Everett predominantly uses the U.S. dollar as its functional currency. Assets and liabilities denominated in non-U.S. dollars are remeasured into U.S. dollars at current exchange rates for monetary assets and liabilities and at historical exchange rates for nonmonetary assets and liabilities. Net revenue, costs and expenses denominated in non-U.S. dollars are recorded in U.S. dollars at the average rates of exchange prevailing during the period. Everett includes gains or losses from foreign currency remeasurement in Interest and other, net, in the Combined Statements of Operations and gains and losses from cash flow hedges in Net revenue as the hedged revenue is recognized. Certain non-U.S. subsidiaries designate the local currency as their functional currency, and Everett records the translation of their assets and liabilities into U.S. dollars at the balance sheet date as translation adjustments and includes them as a component of Accumulated other comprehensive loss in the Combined Balance Sheets. The effect of foreign currency exchange rates on cash and cash equivalents was not material for any of the fiscal years presented.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Leases with Parent’s Wholly-owned Leasing Subsidiary

Everett enters into leasing arrangements with Parent’s wholly-owned leasing subsidiary, HPE Financial Services, which are cash settled on a recurring basis in accordance with the contractual terms of the leasing arrangements. These leasing arrangements are accounted for as capital leases or operating leases based on the contractual terms of the individual leasing arrangements. Capital lease obligations are presented on the face of the Combined Balance Sheets and principal payments on these obligations are reflected on a separate line within financing activities in the Combined Statements of Cash Flows.

Parent Company Investment

Parent company investment in the Combined Balance Sheets and Statements of Equity represents Parent’s historical investment in Everett, the net effect of transactions with and allocations from Parent and Everett’s accumulated earnings.

Revenue Recognition

General

Everett recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services are rendered, the sales price or fee is fixed or determinable, and collectability is reasonably assured. Everett limits the amount of revenue recognized for delivered elements to the amount that is not contingent on the future delivery of products or services, future performance obligations or subject to customer-specified refund or return rights.

In instances when revenue is derived from sales of third-party vendor products or services, Everett records revenue on a gross basis when Everett is a principal to the transaction and on a net basis when Everett is acting as an agent between the customer and the vendor. Everett considers several factors to determine whether it is acting as a principal or an agent, most notably whether Everett is the primary obligor to the customer, has established its own pricing and has inventory and credit risks.

Everett reports revenue net of any taxes collected from customers and to be remitted to government authorities. The collected taxes are recorded as current liabilities until they are remitted to the relevant government authority.

Multiple element arrangements

When a sales arrangement contains multiple elements or deliverables, such as hardware and software products, and/or services, Everett allocates revenue to each element based on a selling price hierarchy. The selling price for a deliverable is based on its vendor specific objective evidence (“VSOE”) of selling price, if available, third-party evidence (“TPE”) if VSOE of selling price is not available, or estimated selling price (“ESP”) if neither VSOE of selling price nor TPE is available. Everett establishes VSOE of selling price using the price charged for a deliverable when sold separately and, in rare instances, using the price established by management having the relevant authority. Everett establishes TPE of selling price by evaluating largely similar and interchangeable competitor products or services in standalone sales to similarly situated customers. Everett establishes ESP based on management judgment considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life cycle. Consideration is also given to market conditions such as competitor pricing strategies and technology industry life cycles. In most arrangements with multiple elements, Everett allocates the transaction price to the individual units of accounting at inception of the arrangement based on their relative selling price.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Everett evaluates each deliverable in an arrangement to determine whether it represents a separate unit of accounting. A deliverable constitutes a separate unit of accounting when it has standalone value to the customer. For elements with no standalone value, Everett recognizes revenue consistent with the pattern of the undelivered elements. If the arrangement includes a customer-negotiated refund or return right or other contingency relative to the delivered items, and the delivery and performance of the undelivered items is considered probable and substantially within Everett’s control, the delivered element constitutes a separate unit of accounting. In arrangements with combined units of accounting, changes in the allocation of the transaction price among elements may impact the timing of revenue recognition for the contract but will not change the total revenue recognized for the contract.

Services revenue

Everett recognizes revenue from certain fixed-price contracts, such as consulting arrangements, as work progresses over the contract period on a proportional performance basis, as determined by the percentage of labor costs incurred to date compared to the total estimated labor costs of a contract. Everett recognizes revenue on fixed-price contracts for design and build projects (to design, develop and construct software infrastructure and systems) using the percentage-of-completion method. Everett uses the cost-to-cost method to measure progress toward completion as determined by the percentage of cost incurred to date compared to the total estimated costs of the project. Estimates of total project costs for fixed-price contracts are regularly revised during the life of a contract. Provisions for estimated losses on fixed-priced contracts are recognized in the period when such losses become known. If reasonable and reliable cost estimates for a project cannot be made, Everett uses the completed contract method and recognizes revenue and costs upon service completion. For time and material contracts, Everett recognizes revenue as services are rendered and recognizes costs as they are incurred.

Everett generally recognizes outsourcing services revenue in the period when the service is provided and the amount earned is not contingent on the occurrence of any future event. Everett recognizes revenue using an objective measure of output for unit-priced contracts. Revenue for fixed-price outsourcing contracts with periodic billings is recognized on a straight-line basis if the service is provided evenly during the contract term. Provisions for estimated losses on outsourcing arrangements are recognized in the period when such losses become probable and estimable.

Product revenue

For hardware and software products, Everett recognizes revenue generated from direct sales to end customers when the relevant revenue recognition criteria are satisfied. Product revenue was not material in any of the periods presented.

Deferred revenue and deferred costs

Everett records amounts invoiced to customers in excess of revenue recognized as deferred revenue until the revenue recognition criteria are satisfied. Everett records revenue that is earned and recognized in excess of amounts invoiced on services contracts as trade receivables.

Deferred revenue represents amounts invoiced in advance for outsourcing startup services work, consulting and integration projects, or product sales.

Everett recognizes costs associated with outsourcing contracts as incurred, unless such costs are considered direct and incremental to the startup phase of the contract, in which case Everett defers these costs during the

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

startup phase and subsequently amortizes such costs over the period that outsourcing services are provided, once those services commence. Everett amortizes deferred contract costs on a straight-line basis over the remaining term of the contract unless facts and circumstances of the contract indicate a shorter period is more appropriate. Based on actual and projected contract financial performance indicators, Everett analyzes the recoverability of deferred contract costs using the undiscounted estimated cash flows of the contract over its remaining term. If such undiscounted cash flows are insufficient to recover the carrying amount of deferred contract costs and long-lived assets directly associated with the contract, the deferred contract costs are first impaired. If a cash flow deficiency remains after reducing the carrying amount of the deferred contract costs to zero, Everett evaluates any remaining long-lived assets related to that contract for impairment.

Stock-Based Compensation

Everett’s employees have historically participated in Parent’s stock-based compensation plans. Stock-based compensation expense has been allocated to Everett based on the awards and terms previously granted to Everett’s employees as well as an allocation of Parent’s corporate and shared functional employee expenses. The stock-based compensation expense is based on the measurement date fair value of the award and is recognized only for those awards expected to meet the service and performance vesting conditions on a straight-line basis over the requisite service period of the award. Stock-based compensation expense is determined at the aggregate grant level for service-based awards and at the individual vesting tranche level for awards with performance and/or market conditions. The forfeiture rate is estimated based on Parent’s historical experience.

Retirement and Post-Retirement Plans

Certain of Everett’s eligible employees, retirees and other former employees participated in certain U.S. and international defined benefit pension plans and other post-employment plans offered by Parent. These plans, which included participants that were both Everett employees and other employees of Parent (“Shared” plans), were accounted for as multiemployer benefit plans and the related net benefit plan obligations were not included in Everett’s historical Combined Balance Sheets. The related benefit plan expenses were allocated to Everett based on Everett’s labor costs and allocations of corporate and other shared functional personnel.

Certain benefit plans in Everett’s operations only included active, retired and other former Everett employees (“Direct” plans) and were accounted for as single employer benefit plans. Accordingly, the net benefit plan obligations and the related benefit plan expense of those plans have been recorded in the Combined Financial Statements for all periods presented. The most significant of these Direct plans are located in the United Kingdom, Germany and Canada.

Everett generally amortizes unrecognized actuarial gains and losses on a straight-line basis over the average remaining estimated service life or, in the case of frozen plans, life expectancy of participants. In some cases, actuarial gains and losses are amortized using the corridor approach.

Advertising

Costs to produce advertising are expensed as incurred during production. Costs to communicate advertising are expensed when the advertising is first run. Such costs totaled approximately $38 million in fiscal 2015, $51 million in fiscal 2014 and $58 million in fiscal 2013.

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THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Research and Development

Research and development costs are expensed as incurred and included in Selling, general and administrative in the Combined Statements of Operations. Such costs totaled approximately $21 million in fiscal 2015, $37 million in fiscal 2014 and $19 million in fiscal 2013.

Restructuring

Everett records charges associated with Parent-approved restructuring plans to reorganize one or more of Everett’s business segments or to simplify business processes and accelerate innovation. Restructuring charges can include severance costs to eliminate a specified number of employees, infrastructure charges to vacate facilities and consolidate operations, and contract cancellation costs. Everett records restructuring charges based on estimated employee terminations and site closure and consolidation plans. Everett accrues for severance and other employee separation costs under these actions when it is probable that benefits will be paid and the amount is reasonably estimable. The rates used in determining severance accruals are based on existing plans, historical experiences and negotiated settlements.

Taxes on Earnings

Everett’s operations have historically been included in the tax returns filed by the respective Parent entities of which Everett’s businesses are a part. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if Everett filed its own tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if Everett were a separate taxpayer and a standalone enterprise for the periods presented. Current income tax liabilities related to entities which file jointly with Parent are assumed to be immediately settled with Parent and are relieved through the Parent company investment account and the Net transfers from Parent in the Combined Statements of Cash Flows.

Everett recognizes deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse. Everett records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Everett records accruals for uncertain tax positions when Everett believes that it is not more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Everett makes adjustments to these accruals when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. The provision for income taxes includes the effects of adjustments for uncertain tax positions, as well as any related interest and penalties.

Accounts Receivable

Everett establishes an allowance for doubtful accounts for accounts receivable. Everett records a specific reserve for individual accounts when Everett becomes aware of specific customer circumstances, such as in the case of a bankruptcy filing or deterioration in the customer’s operating results or financial position. If there are additional changes in circumstances related to the specific customer, Everett further adjusts estimates of the recoverability of receivables. Everett maintains bad debt reserves for all other customers based on a variety of factors, including the use of third-party credit risk models that generate quantitative measures of default

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Notes to Combined Financial Statements (Continued)

probabilities based on market factors, the financial condition of customers, the length of time receivables are past due, trends in the weighted-average risk rating for the portfolio, macroeconomic conditions, information derived from competitive benchmarking, significant one-time events and historical experience. The past due or delinquency status of a receivable is based on the contractual payment terms of the receivable.

Concentrations of Risk

Financial instruments that potentially subject Everett to significant concentrations of credit risk consist principally of cash and cash equivalents, investments, receivables from trade customers, financing receivables and derivatives.

Everett participates in cash management, funding arrangements and risk management programs managed by Parent. Everett also maintains cash and cash equivalents, investments, derivatives and certain other financial instruments with various financial institutions. These financial institutions are located in many different geographic regions, and Everett’s policy is designed to limit exposure from any particular institution. As part of its risk management processes, Everett performs periodic evaluations of the relative credit standing of these financial institutions. Everett has not sustained material credit losses from instruments held at these financial institutions. Everett utilizes derivative contracts to protect against the effects of foreign currency and interest rate exposures. Such contracts involve the risk of non-performance by the counterparty, which could result in a material loss.

No single customer accounts for more than 10% of gross accounts receivable. Credit risk with respect to accounts receivable is generally diversified due to the large number of entities comprising Everett’s customer base and their dispersion across many different industries and geographic regions. Everett performs ongoing credit evaluations of the financial condition of its customers and may require collateral, such as letters of credit and bank guarantees, in certain circumstances.

Inventory

Inventory consists primarily of computer equipment for resale and is included as a component of Other current assets in the Combined Balance Sheets.

Property, Plant and Equipment

Everett states property, plant and equipment at cost less accumulated depreciation. Everett capitalizes additions and improvements and expenses maintenance and repairs as incurred. Depreciation expense is recognized on a straight-line basis over the estimated useful lives of the assets. Amortization of assets acquired through capital leases is included in depreciation expense. Estimated useful lives are five to 40 years for buildings and improvements and three to 15 years for machinery and equipment. Everett depreciates leasehold improvements over the life of the lease or the asset, whichever is shorter. Everett depreciates equipment held for lease over the initial term of the lease to the equipment’s estimated residual value. The estimated useful lives of assets used solely to support a customer services contract generally do not exceed the term of the customer contract. On retirement or disposition, the asset cost and related accumulated depreciation are removed from the Combined Balance Sheets with any gain or loss recognized in the Combined Statements of Operations.

Everett capitalizes certain internal and external costs incurred to acquire or create internal use software, principally related to software coding, designing system interfaces and installation and testing of the software. Everett amortizes capitalized internal use software costs using the straight-line method over the estimated useful lives of the software, generally from three to five years.

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Notes to Combined Financial Statements (Continued)

Intangible Assets and Long-Lived Assets

Everett reviews intangible assets with finite lives and long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Everett assesses the recoverability of assets based on the estimated undiscounted future cash flows expected to result from the use and eventual disposition of the asset. If the undiscounted future cash flows are less than the carrying amount, the asset is impaired. Everett measures the amount of impairment loss, if any, as the difference between the carrying amount of the asset and its fair value using an income approach or, when available and appropriate, using a market approach. Everett amortizes intangible assets with finite lives using the straight-line method over the estimated economic lives of the assets, ranging from one to ten years.

Debt and Marketable Equity Securities Investments

Debt and marketable equity securities are generally considered available-for-sale and are reported at fair value with unrealized gains and losses, net of applicable taxes, reported in Accumulated other comprehensive loss in the Combined Balance Sheets. Realized gains and losses for available-for-sale securities are calculated based on the specific identification method and included in Interest and other, net, in the Combined Statements of Operations. Everett monitors its investment portfolio for potential impairment on a quarterly basis. When the carrying amount of an investment in debt securities exceeds its fair value and the decline in value is determined to be other-than-temporary (i.e., when Everett does not intend to sell the debt securities and it is not more likely than not that Everett will be required to sell the debt securities prior to anticipated recovery of its amortized cost basis), Everett records an impairment charge to Interest and other, net, in the amount of the credit loss and the balance, if any, is recorded in Accumulated other comprehensive loss in the Combined Balance Sheets.

Derivatives

Everett uses derivative financial instruments, primarily forwards, swaps, and, at times, options, to hedge certain foreign currency and interest rate exposures. Everett also may use other derivative instruments not designated as hedges, such as forwards used to hedge foreign currency balance sheet exposures. Everett does not use derivative financial instruments for speculative purposes.

Loss Contingencies

Everett is involved in various lawsuits, claims, investigations and proceedings that arise in the ordinary course of business. Everett records a liability for contingencies when it believes it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Recently Adopted Accounting Pronouncements

In November 2015, the Financial Accounting Standards Board (“FASB”) amended the existing accounting standards for income taxes. The amendments require companies to report their deferred tax assets and liabilities each as a single non-current item on their classified balance sheets. Everett elected to adopt the amendments in the first quarter of fiscal 2016 and applied them retrospectively to all periods presented in the Combined Financial Statements, as permitted by the standard.

In September 2015, the FASB amended existing accounting standards to simplify the accounting for measurement period adjustments to provisional amounts recognized in a business combination. The amendments

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Notes to Combined Financial Statements (Continued)

require all such adjustments to be recognized in the period they are determined. Adjustments related to previous reporting periods since the acquisition date must be disclosed by income statement line item, either on the face of the income statement or within the footnotes. Everett elected to early adopt the amendments in the first quarter of fiscal 2016, as permitted by the standard. The adoption of the amendments did not have a material impact on the Combined Financial Statements.

In July 2013, the FASB issued a new accounting standard requiring the presentation of certain unrecognized tax benefits as reductions to deferred tax assets rather than as liabilities in the Combined Balance Sheets when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. Everett adopted the new standard in the first quarter of fiscal 2015 on a prospective basis. The adoption of this new standard did not have a material effect on the Combined Financial Statements.

Recently Enacted Accounting Pronouncements

In August 2016, the FASB amended the existing accounting standards for the statement of cash flows. The amendments provide guidance on eight classification issues related to the statement of cash flows. Everett is required to adopt the guidance in the first quarter of fiscal 2019. The amendments should be applied retrospectively to all periods presented. For issues that are impracticable to apply retrospectively, the amendments may be applied prospectively as of the earliest date practicable. Early adoption is permitted, including adoption in an interim period. Everett is currently evaluating the timing and the impact of these amendments on its Combined Financial Statements.

In June 2016, the FASB amended the existing accounting standards for the measurement of credit losses. The amendments require an entity to estimate its lifetime expected credit loss for most financial instruments, including trade and lease receivables, and record an allowance for the portion of the amortized cost the entity does not expect to collect. The estimate of expected credit losses should consider historical information, current information, and reasonable and supportable forecasts, including estimates of prepayments. Everett is required to adopt the guidance in the first quarter of fiscal 2021. Early adoption is permitted beginning in fiscal 2020. Everett is currently evaluating the timing and impact of these amendments on its Combined Financial Statements.

In March 2016, the FASB amended the existing accounting standards for employee share-based payment arrangements. The amendments require all excess tax benefits and tax deficiencies to be recognized as income tax expense or income tax benefit, respectively, rather than as additional paid-in capital. The amendments also increase the amount an employer can withhold in order to cover income taxes on awards, allows companies to recognize forfeitures of awards as they occur, and requires companies to present excess tax benefits from stock-based compensation as an operating activity in the statement of cash flows rather than as a financing activity. Everett is required to adopt the guidance in the first quarter of fiscal 2018. Early adoption is permitted. Everett is currently evaluating the timing and the impact of these amendments on its Combined Financial Statements.

In February 2016, the FASB amended the existing accounting standards for leases. The amendments require lessees to record, at lease inception, a lease liability for the obligation to make lease payments and a right-of-use (“ROU”) asset for the right to use the underlying asset for the lease term on their balance sheets. Lessees may elect to not recognize lease liabilities and ROU assets for most leases with terms of 12 months or less. The lease liability is measured at the present value of the lease payments over the lease term. The ROU asset will be based on the liability, adjusted for lease prepayments, lease incentives received and the lessee’s initial direct costs. For finance leases, expense will be the sum of interest on the lease obligation and amortization of the ROU asset, resulting in a front-loaded expense pattern. For operating leases, expense will generally be recognized on a

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Notes to Combined Financial Statements (Continued)

straight-line basis. The amended lessor accounting model is similar to the current model, updated to align with certain changes to the lessee model and the new revenue standard. The current sale-leaseback guidance, including guidance applicable to real estate, is also replaced with a new model for both lessees and lessors. Everett is required to adopt the guidance in the first quarter of fiscal 2020 using a modified retrospective approach. Early adoption is permitted. Everett is currently evaluating the timing and the impact of these amendments on its Combined Financial Statements.

In April 2015, the FASB amended the existing accounting standards for intangible assets. The amendments provide explicit guidance to customers in determining the accounting for fees paid in a cloud computing arrangement, wherein the arrangements that do not convey a software license to the customer are accounted for as service contracts. The amendments also eliminate the practice of accounting for software licenses as executory contracts which may result in more software assets being capitalized. Everett is required to adopt the guidance in the first quarter of fiscal 2017; however early adoption is permitted as is retrospective application. Everett is currently evaluating the impact of these amendments on its Combined Financial Statements.

In April 2015, the FASB amended the existing accounting standards for imputation of interest. The amendments require that debt issuance costs related to a recognized debt liability be presented on the classified balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs is not affected by these amendments. Everett is required to adopt the guidance in the first quarter of fiscal 2017. Early adoption is permitted. The amendments should be applied retrospectively with the adjusted balance sheet of each individual period presented, in order to reflect the period-specific effects of applying the new guidance. The adoption of these amendments is not expected to have a material impact on the Combined Financial Statements.

In May 2014, the FASB amended the existing accounting standards for revenue recognition. The amendments are based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued an accounting standard update for a one-year deferral of the effective date, with an option of applying the standard on the original effective date, which for Everett is the first quarter of fiscal 2018. In accordance with this deferral, Everett is required to adopt these amendments in the first quarter of fiscal 2019. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. Everett is currently evaluating the impact of these amendments and the transition alternatives on its Combined Financial Statements.

Note 2: Segment Information

Everett is a leading global provider of technology consulting, outsourcing and support services across infrastructure, applications and business process domains in traditional and SES offerings. Everett’s operations are organized into two segments for financial reporting purposes: Infrastructure Technology Outsourcing (“ITO”) and Application and Business Services (“ABS”). Everett’s organizational structure is based on a number of factors that Everett management uses to evaluate, view and run its business operations, which include, but are not limited to, customer base and homogeneity of services and technology. The segments are based on this organizational structure and information reviewed by Everett management to evaluate segment results.

A summary description of each segment follows.

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Notes to Combined Financial Statements (Continued)

Infrastructure Technology Outsourcing delivers comprehensive services that encompass the management of data centers, information technology security, cloud computing, workplace technology, networks, unified communications and enterprise service management.

Application and Business Services helps clients develop, revitalize and manage their applications and information assets.

Segment Policy

Everett derives the results of the business segments directly from its internal management reporting system. The accounting policies Everett uses to derive segment results are substantially the same as those Parent uses. Management measures the performance of each segment based on several metrics, including earnings from operations. Management uses these results, in part, to evaluate the performance of, and to allocate resources to, each of the segments.

Everett does not allocate to its segments certain operating expenses, which it manages at the corporate level. These unallocated costs include certain corporate governance costs, stock-based compensation expense, amortization of intangible assets, restructuring charges, separation costs, defined benefit plan settlement charges and impairment of data center assets.

Segment Operating Results

	Infrastructure Technology Outsourcing	Application and Business Services	Total
	In millions
2015
Total segment net revenue	$12,806	$6,226	$19,032

Segment earnings from operations	$263	$505	$768

2014
Total segment net revenue	$14,733	$7,129	$21,862

Segment earnings from operations	$238	$384	$622

2013
Total segment net revenue	$15,980	$7,696	$23,676

Segment earnings from operations	$246	$343	$589

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Notes to Combined Financial Statements (Continued)

The reconciliation of segment operating results to the combined results was as follows:

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
Net Revenue:
Total combined net revenue	$19,032	$21,862	$23,676

Earnings before taxes:
Total segment earnings from operations	$768	$622	$589
Corporate and unallocated costs and eliminations	(169)	(290)	(256)
Stock-based compensation expense	(218)	(184)	(134)
Amortization of intangible assets	(399)	(398)	(551)
Restructuring charges	(722)	(1,048)	(618)
Separation costs	(258)	—	—
Defined benefit plan settlement charges	(233)	—	—
Impairment of data center assets	(136)	—	—
Interest and other, net	(179)	(228)	(249)

Total combined loss before taxes	$(1,546)	$(1,526)	$(1,219)

Segment Assets

Everett allocates assets to its business segments based on a determination of the segments primarily benefiting from the assets. Total assets by segment and the reconciliation of segment assets to the combined assets were as follows:

	As of October 31
	2015	2014
	In millions
Infrastructure Technology Outsourcing	$8,837	$8,560
Application and Business Services	2,604	3,172
Corporate and unallocated assets	1,009	1,163

Total combined assets	$12,450	$12,895

Major Customers

No single customer represented 10% or more of Everett’s total net revenue in any fiscal year presented.

Geographic Information

Net revenue by country is based upon the sales location that predominantly represents the customer location. For each of the fiscal years of 2015, 2014 and 2013, other than the U.S. and the United Kingdom, no country represented more than 10% of Everett’s net revenue.

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Notes to Combined Financial Statements (Continued)

Net revenue by country in which Everett operates was as follows:

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
U.S.	$8,187	$9,358	$10,367
United Kingdom	3,439	3,580	3,745
Other countries	7,406	8,924	9,564

Total net revenue	$19,032	$21,862	$23,676

As of October 31, 2015, Australia, Canada, and the U.S. each represented 10% or more of net assets.

Net property, plant and equipment by country in which Everett operates was as follows:

	As of October 31
	2015	2014
	In millions
U.S.	$2,417	$1,871
United Kingdom	565	707
Other countries	1,505	1,650

Total net property, plant and equipment	$4,487	$4,228

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Notes to Combined Financial Statements (Continued)

Note 3: Restructuring

Summary of Restructuring Plans

Restructuring charges of $0.7 billion, $1.0 billion and $0.6 billion have been recorded by Everett during fiscal 2015, 2014 and 2013, respectively, based on restructuring activities impacting Everett’s employees and infrastructure as well as an allocation of restructuring charges related to Parent’s corporate and shared functional employees and infrastructure. Allocated restructuring charges related to Parent’s corporate and shared functional employees and infrastructure were $34 million, $64 million and $55 million in fiscal 2015, fiscal 2014 and fiscal 2013, respectively. Restructuring activities related to Everett’s employees and infrastructure (“Direct Restructuring”), summarized by plan were as presented in the table below:

	Fiscal 2015 Plan		Fiscal 2012 Plan		Other Plans
	Employee Severance	Infrastructure and other	Employee Severance and EER	Infrastructure and other	Employee Severance	Infrastructure and other	Total
	In millions
Liability as of October 31, 2012	$—	$—	$249	$—	$68	$137	$454
Charges	—	—	510	82	(32)	3	563
Cash payments	—	—	(290)	(78)	(35)	(46)	(449)
Non-cash items	—	—	(6)	—	8	1	3

Liability as of October 31, 2013	—	—	463	4	9	95	571
Charges	—	—	822	164	—	(2)	984
Cash payments	—	—	(628)	(149)	(2)	(52)	(831)
Non-cash items	—	—	(68)	—	—	—	(68)

Liability as of October 31, 2014	—	—	589	19	7	41	656
Charges	279	—	345	73	(4)	(5)	688
Cash payments	—	—	(613)	(83)	(1)	(17)	(714)
Non-cash items	(1)	—	(47)	(1)	(1)	—	(50)

Liability as of October 31, 2015	$278	$—	$274	$8	$1	$19	$580

Total Costs Incurred to Date as of October 31, 2015	$279	$—	$2,535	$391	$427	$1,111	$4,743

Total Expected Costs to be Incurred as of October 31, 2015	$1,770	$200	$2,535	$391	$427	$1,111	$6,434

The current restructuring liability reported in Accrued restructuring in the Combined Balance Sheets at October 31, 2015 and 2014 was $522 million and $565 million, respectively. The long-term restructuring liability reported in Other liabilities in the Combined Balance Sheets at October 31, 2015 and 2014 was $58 million and $91 million, respectively.

Fiscal 2015 Restructuring Plan

On September 14, 2015, Parent’s Board of Directors approved a restructuring plan (the “2015 Plan”) which will be implemented through fiscal 2018. As part of the 2015 Plan, Everett expects up to approximately 27,700 employees to exit Everett by the end of 2018. The changes to the workforce will vary by country, based on local legal requirements and consultations with employee works councils and other employee representatives, as

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Notes to Combined Financial Statements (Continued)

appropriate. Everett estimates that it will incur aggregate pre-tax charges through fiscal 2018 of approximately $2.0 billion in connection with the 2015 Plan, of which approximately $1.8 billion relates to workforce reductions and approximately $200 million primarily relates to real estate consolidation.

Fiscal 2012 Restructuring Plan

On May 23, 2012, Parent adopted a multi-year restructuring plan (the “2012 Plan”) designed to simplify business processes, accelerate innovation and deliver better results for customers, employees and stockholders. As of October 31, 2015 Everett had eliminated 29,400 positions in connection with the 2012 Plan, with a portion of those employees exiting Everett as part of voluntary enhanced early retirement (“EER”) programs in the U.S. and in certain other countries. Everett recognized $2.9 billion in total aggregate charges in connection with the 2012 Plan, with $2.5 billion related to workforce reductions, including the EER programs, and $391 million related to infrastructure, including data center and real estate consolidation and other items. The severance and infrastructure related cash payments associated with the 2012 Plan are expected to be paid out through fiscal 2021.

Other Plans

Restructuring plans initiated by Parent in fiscal 2008 and 2010 were substantially completed as of April 30, 2015. Severance and infrastructure related cash payments associated with these plans are expected to be paid out through fiscal 2019.

Note 4: Retirement and Post-Retirement Benefit Plans

Defined Benefit Plans

Certain eligible employees, retirees and other former employees of Everett participate in certain U.S. and international defined benefit pension plans offered by Parent. These plans whose participants included both Everett employees and other employees of Parent are accounted for as multiemployer benefit plans and the related net benefit plan obligations are not included in the Combined Balance Sheets. The related benefit plan expense has been allocated to Everett based on Everett’s labor costs and allocations of corporate and other shared functional personnel. Parent contributions to these Shared plans were $518 million in fiscal 2015, $277 million in fiscal 2014 and $354 million in fiscal 2013.

Certain benefit plans in Everett’s operations only included active, retired and other former Everett employees and were accounted for as single employer benefit plans. Accordingly, the net benefit plan obligations and the related benefit plan expense of those plans have been recorded in the Combined Financial Statements for all periods presented. The most significant of these Direct plans are located in the United Kingdom, Germany and Canada.

Post-Retirement Benefit Plans

Prior to July 31, 2015, Parent sponsored retiree health and welfare benefit plans, of which the most significant plans were in the U.S. All of these plans were accounted for as multiemployer benefit plans. Everett recognized post-retirement benefit credits of $21 million in fiscal 2015, $9 million in fiscal 2014 and $47 million in fiscal 2013 in the Combined Statements of Operations.

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Notes to Combined Financial Statements (Continued)

Defined Contribution Plans

Parent offers various defined contribution plans for U.S. and non-U.S. employees. Everett’s defined contribution expense was approximately $236 million in fiscal 2015, $263 million in fiscal 2014 and $292 million in fiscal 2013.

Pension Benefit Expense

Everett’s total net pension benefit cost recognized in the Combined Statements of Operations was $232 million in fiscal 2015, $180 million in fiscal 2014 and $320 million in fiscal 2013.

In January 2015, Parent offered certain terminated vested participants of the U.S. HP Pension Plan, a Shared plan, a one-time voluntary window during which they could elect to receive their pension benefit as a lump sum payment. As a result, the Parent pension plan trust made lump sum payments to eligible participants who elected to receive their pension benefit under this lump sum program. The defined benefit plan settlement charges of $233 million recorded in the Combined Statement of Operations for the year ended October 31, 2015, primarily include settlement expenses and additional net periodic benefit cost resulting from this lump sum program incurred by the Parent, which was determined to be directly attributable to Everett and the impact of re-measurement of the related U.S. defined benefit plans.

Everett’s net pension benefit cost recognized in the Combined Statements of Operations for Direct plans were as follows:

	For the fiscal years ended October 31
	2015	2014	2013	2015	2014	2013
	U.S. Defined Benefit Plans			Non-U.S. Defined Benefit Plans
	In millions
Service cost	$—	$—	$—	$73	$74	$100
Interest cost	16	15	15	252	280	270
Expected return on plan assets	—	—	—	(390)	(361)	(328)
Amortization and deferrals:
Actuarial loss	2	2	2	135	79	83
Prior service benefit	—	—	—	(2)	(2)	(3)

Net periodic benefit cost	18	17	17	68	70	122

Curtailment (gain) loss	—	—	—	—	(2)	10
Settlement loss	—	—	—	1	7	17
Special termination benefits	—	—	—	17	39	19

Net benefit cost	$18	$17	$17	$86	$114	$168

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Notes to Combined Financial Statements (Continued)

The weighted-average assumptions used to calculate net pension benefit cost for Direct plans were as follows:

	For the fiscal years ended October 31
	2015	2014	2013	2015	2014	2013
	U.S. Defined Benefit Plans			Non-U.S. Defined Benefit Plans
Discount rate	4.3%	4.8%	4.0%	3.6%	4.2%	4.4%
Expected increase in compensation levels	—	—	—	2.7%	2.9%	2.9%
Expected long-term return on plan assets	—	—	—	8.0%	8.1%	8.3%

Funded Status

The funded status of the plans was as follows:

	As of October 31
	2015	2014	2015	2014
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans
	In millions
Change in fair value of plan assets:
Fair value—beginning of year	$—	$—	$5,059	$4,738
Merged into Parent’s Shared plan(1)	—	—	—	(480)
Acquisition/addition of plans	—	—	(46)	—
Actual return on plan assets	—	—	250	326
Employer contributions	21	20	99	746
Participant contributions	—	—	2	3
Benefits paid	(21)	(20)	(181)	(168)
Settlement	—	—	(5)	(27)
Currency impact	—	—	(238)	(79)

Fair value—end of year	—	—	4,940	5,059

Change in benefit obligation:
Projected benefit obligation—beginning of year	370	328	7,259	6,988
Merged into Parent’s Shared plan(1)	(365)	—	—	(501)
Transfer from Parent(2)	—	—	(1)	—
Acquisition/divestiture of plans	—	—	(45)	2
Service cost	—	—	73	74
Interest cost	16	15	252	280
Participant contributions	—	—	2	3
Actuarial loss	—	47	26	727
Benefits paid	(21)	(20)	(181)	(168)
Plan amendments	—	—	(53)	—
Curtailment	—	—	—	(13)
Settlement	—	—	(5)	(27)
Special termination benefits	—	—	17	39
Currency impact	—	—	(381)	(145)

Projected benefit obligation—end of year	—	370	6,963	7,259

Funded status at end of year	$—	$(370)	$(2,023)	$(2,200)

Accumulated benefit obligation	$—	$370	$6,591	$6,760

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

(1)	In fiscal 2014, Everett’s Direct plan in the Netherlands was merged into Parent’s Shared plan. In October 2015, Everett transferred to Parent three unfunded non-qualified U.S. defined benefit plans.
(2)	In fiscal 2015, Parent transferred net plan liabilities from Parent’s shared plans to established Everett plans.

The weighted-average assumptions used to calculate the projected benefit obligations for Direct plans were as follows:

	For the fiscal years ended October 31
	2015	2014	2015	2014
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans
Discount rate	—	4.3%	3.6%	3.7%
Expected increase in compensation levels	—	—	2.7%	2.7%

The net amounts recognized for defined benefit plans in the Combined Balance Sheets were as follows:

	As of October 31
	2015	2014	2015	2014
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans
	In millions
Noncurrent assets	$—	$—	$42	$42
Current liabilities	—	(20)	(21)	(23)
Noncurrent liabilities	—	(350)	(2,044)	(2,219)

Funded status at end of year	$—	$(370)	$(2,023)	$(2,200)

The following table summarizes the pre-tax net actuarial loss and prior service benefit recognized in Accumulated other comprehensive loss for the defined benefit plans:

	As of October 31, 2015
	U.S. Defined Benefit Plans	Non-U.S. Defined Benefit Plans
	In millions
Net actuarial loss	$—	$1,834
Prior service benefit	—	(59)

Total recognized in Accumulated other comprehensive loss	$—	$1,775

The following table summarizes the net actuarial loss and prior service benefit for plans that are expected to be amortized from Accumulated other comprehensive loss and recognized as components of net periodic benefit cost during the next fiscal year.

	U.S. Defined Benefit Plans	Non-U.S. Defined Benefit Plans
	In millions
Net actuarial loss	$—	$98
Prior service benefit	—	(6)

Total expected to be recognized in net periodic benefit cost	$—	$92

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Defined benefit plans with projected benefit obligations exceeding the fair value of plan assets were as follows:

	As of October 31
	2015	2014	2015	2014
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans
	In millions
Aggregate fair value of plan assets	$—	$—	$4,580	$4,603
Aggregate projected benefit obligation	$—	$370	$6,645	$6,846

Defined benefit plans with accumulated benefit obligations exceeding the fair value of plan assets were as follows:

	As of October 31
	2015	2014	2015	2014
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans
	In millions
Aggregate fair value of plan assets	$—	$—	$4,580	$4,603
Aggregate accumulated benefit obligation	$—	$370	$6,283	$6,357

Fair Value of Plan Assets

The table below sets forth the fair value of non-U.S defined benefit plan assets by asset category within the fair value hierarchy.

	As of October 31, 2015				As of October 31, 2014
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	In millions
Asset Category:
Equity securities
U.S.	$799	$—	$—	$799	$946	$—	$—	$946
Non-U.S.	1,273	—	—	1,273	1,259	—	—	1,259
Debt securities
Corporate	—	606	—	606	—	586	—	586
Government(1)	—	212	—	212	—	181	—	181
Alternative investments
Private Equity(2)	—	—	41	41	—	—	28	28
Hybrids(3)	—	1,427	—	1,427	—	1,378	—	1,378
Hedge Funds(4)	—	70	—	70	—	77	—	77
Real Estate Funds	—	—	342	342	—	—	336	336
Insurance Group Annuity Contracts	—	1	—	1	—	—	—	—
Cash and Cash Equivalents(5)	126	—	—	126	225	(1)	—	224
Other(6)	36	7	—	43	28	16	—	44

Total	$2,234	$2,323	$383	$4,940	$2,458	$2,237	$364	$5,059

(1)	Includes debt issued by national, state and local governments and agencies.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

(2)	Includes limited partnerships such as equity, buyout, venture capital, real estate and other similar funds that invest in the U.S. and internationally where foreign currencies are hedged.
(3)	Includes a fund that invests in both private and public equities primarily in the U.S. and the United Kingdom, as well as emerging markets across all sectors. The fund also holds fixed income and derivative instruments to hedge interest rate and inflation risk. In addition, the fund includes units in transferable securities, collective investment schemes, money market funds, cash and deposits.
(4)	Includes limited partnerships that invest in both long and short positions primarily in common stocks and credit, relative value, event driven equity, distressed debt and macro strategies. Management of the hedge funds has the ability to shift investments from value to growth strategies, from small to large capitalization stocks and bonds, and from a net long position to a net short position.
(5)	Includes cash and cash equivalents such as short-term marketable securities.
(6)	Includes international insured contracts, derivative instruments and unsettled transactions.

Changes in fair value measurements of Level 3 investments for the non-U.S. defined benefit plans were as follows:

	Fiscal year ended October 31, 2015
	Alternative Investments	Real Estate Funds	Total
	Private Equity
	In millions
Balance at beginning of year	$28	$336	$364
Actual return on plan assets:
Relating to assets held at the reporting date	(1)	(8)	(9)
Relating to assets sold during the period	5	—	5
Purchases, sales, and settlements	9	14	23

Balance at end of year	$41	$342	$383

	Fiscal year ended October 31, 2014
	Alternative Investments		Real Estate Funds	Insurance Group Annuities	Total
	Private Equity	Hedge Funds
	In millions
Balance at beginning of year	$18	$10	$166	$35	$229
Merged into Parent’s Shared plan(1)	—	(6)	—	(35)	(41)
Actual return on plan assets:
Relating to assets held at the reporting date	—	—	25	—	25
Purchases, sales, and settlements	10	(4)	97	—	103
Transfers in and/or out of Level 3	—	—	48	—	48

Balance at end of year	$28	$—	$336	$—	$364

(1)	In fiscal 2014, Everett’s Direct plan in the Netherlands was merged into Parent’s Shared plan.

The following is a description of the valuation methodologies used to measure plan assets at fair value. There have been no changes in the methodologies used during the reporting period.

Investments in publicly traded equity securities are valued using the closing price on the measurement date as reported on the stock exchange on which the individual securities are traded. For corporate, government and

EVERETT SPINCO, INC.

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Notes to Combined Financial Statements (Continued)

asset-backed debt securities, fair value is based on observable inputs of comparable market transactions. For corporate and government debt securities traded on active exchanges, fair value is based on observable quoted prices. The valuation of alternative investments, such as limited partnerships and joint ventures, may require significant management judgment. For alternative investments, valuation is based on net asset value (“NAV”) as reported by the asset manager and adjusted for cash flows, if necessary. In making such an assessment, a variety of factors are reviewed by management, including, but not limited to, the timeliness of NAV as reported by the asset manager and changes in general economic and market conditions subsequent to the last NAV reported by the asset manager. Depending on the amount of management judgment, the lack of near-term liquidity, and the absence of quoted market prices, these assets are classified in Level 2 or Level 3 of the fair value hierarchy.

Cash and cash equivalents includes money market funds which are valued based on NAV. Other assets, including insurance group annuity contracts, were classified in the fair value hierarchy based on the lowest level input (e.g., quoted prices and observable inputs) that is significant to the fair value measure in its entirety.

Plan Asset Allocations

The weighted-average target and actual asset allocations across the benefit plans at the respective measurement dates for the non-U.S. defined benefit plans and post-retirement benefit plan were as follows:

	Non-U.S. Defined Benefit Plans
Asset Category	2015 Target Allocation	Plan Assets
		2015	2014
Public equity securities		43.4%	45.1%
Private/other equity securities		29.7%	27.8%
Real estate and other		7.8%	7.5%

Equity-related investments	72.3%	80.9%	80.4%
Debt securities	27.7%	16.6%	15.2%
Cash	—	2.5%	4.4%

Total	100.0%	100.0%	100.0%

Investment Policy

Everett’s investment strategy is to seek a competitive rate of return relative to an appropriate level of risk depending on the funded status of each plan and the timing of expected benefit payments. The majority of the plans’ investment managers employ active investment management strategies with the goal of outperforming the broad markets in which they invest. Risk management practices include diversification across asset classes and investment styles and periodic rebalancing toward asset allocation targets. A number of the plans’ investment managers are authorized to utilize derivatives for investment or liability exposures, and Everett may utilize derivatives to effect asset allocation changes or to hedge certain investment or liability exposures.

Outside the U.S., asset allocation decisions are typically made by an independent board of trustees for the specific plan. Investment objectives are designed to generate returns that will enable the plan to meet its future obligations. In some countries, local regulations may restrict asset allocations, typically leading to a higher percentage of investment in fixed income securities than would otherwise be deployed. Everett reviews the investment strategy and provides a recommended list of investment managers for each country plan, with final decisions on asset allocation and investment managers made by the board of trustees for the specific plan.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Basis for Expected Long-Term Rate of Return on Plan Assets

The expected long-term rate of return on plan assets reflects the expected returns for each major asset class in which the plan invests and the weight of each asset class in the target mix. Expected asset returns reflect the current yield on government bonds, risk premiums for each asset class and expected real returns, which considers each country’s specific inflation outlook. Because Everett’s investment policy is to employ primarily active investment managers who seek to outperform the broader market, the expected returns are adjusted to reflect the expected additional returns, net of fees.

Future Contributions and Funding Policy

In fiscal 2016, Everett expects to contribute approximately $110 million to its non-U.S. pension plans. Everett’s policy is to fund its pension plans so that it makes at least the minimum contribution required by local government, funding and taxing authorities.

Estimated Future Benefits Payments

As of October 31, 2015, estimated future benefits payments for Everett’s retirement plans were as follows:

Fiscal year	Non-U.S. Defined Benefit Plans
In millions
2016	$152
2017	$155
2018	$169
2019	$184
2020	$202
Next five fiscal years to October 31, 2025	$1,273

Note 5: Stock-Based Compensation

Certain of Everett’s employees participate in stock-based compensation plans sponsored by Parent. Parent’s stock-based compensation plans include incentive compensation plans and an employee stock purchase plan (“ESPP”). All awards granted under the plans are based on Parent’s common shares and, as such, are not reflected in the Combined Statements of Equity. Stock-based compensation expense includes expense attributable to Everett based on the awards and terms previously granted under the incentive compensation plan to Everett’s employees and an allocation of Parent’s corporate and shared functional employee expenses. Accordingly, the amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that Everett would have experienced as an independent company for the periods presented.

Parent’s Stock-Based Incentive Compensation Plans

Parent’s stock-based incentive compensation plans include equity plans adopted in 2015, 2004 and 2000, as amended (“Principal Equity Plans”), as well as various equity plans assumed through acquisitions under which stock-based awards were outstanding. Stock-based awards granted from the Principal Equity Plans include restricted stock awards, stock options, and performance-based awards. Employees who meet certain employment qualifications are eligible to receive stock-based awards.

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THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Restricted stock awards are non-vested stock awards that may include grants of restricted stock or restricted stock units. Restricted stock awards and cash-settled awards are generally subject to forfeiture if employment terminates prior to the lapse of the restrictions. Such awards generally vest one to three years from the date of grant. During the vesting period, ownership of the restricted stock cannot be transferred. Restricted stock has the same dividend and voting rights as common stock and is considered to be issued and outstanding upon grant. The dividends paid on restricted stock are non-forfeitable. Restricted stock units have forfeitable dividend equivalent rights equal to the dividend paid on common stock. Restricted stock units do not have the voting rights of common stock, and the shares underlying restricted stock units are not considered issued and outstanding upon grant. The fair value of the restricted stock awards is the close price of Parent’s common stock on the grant date of the award. Everett expenses the fair value of restricted stock awards ratably over the period during which the restrictions lapse.

Stock options granted under the Principal Equity Plans were generally non-qualified stock options, but the Principal Equity Plans permitted certain options granted to qualify as incentive stock options under the U.S. Internal Revenue Code. Stock options generally vest over three to four years from the date of grant. The exercise price of a stock option was equal to the closing price of Parent’s stock on the option grant date. The majority of stock options issued by Parent contained only service vesting conditions. However, starting in fiscal 2011, Parent began granting performance-contingent stock options that vest only on the satisfaction of both service and market conditions prior to the expiration of those awards.

Stock-Based Compensation Expense and Related Income Tax Benefits

Stock-based compensation expense and the resulting tax benefits recognized by Everett were as follows:

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
Stock-based compensation expense	$218	$184	$134
Income tax benefit	—	—	—

Stock-based compensation expense, net of tax	$218	$184	$134

In connection with HPE’s November 1, 2015 separation from Hewlett-Packard Company, the Board of Directors approved amendments to certain outstanding long-term incentive awards on July 29, 2015. The amendments provided for the accelerated vesting on September 17, 2015 of certain stock-based awards that were otherwise scheduled to vest between September 18, 2015 and December 31, 2015. Everett’s increased pre-tax stock-based compensation expense due to the acceleration was approximately $24 million in fiscal year 2015.

Stock-based compensation expense includes an allocation of Parent’s corporate and shared functional employee expenses of $64 million, $51 million and $33 million in fiscal 2015, 2014 and 2013, respectively.

Cash received from option exercises and purchases under Parent’s ESPP by Everett employees was $46 million in fiscal 2015, $43 million in fiscal 2014 and $33 million in fiscal 2013. No benefit was realized for the tax deduction from option exercises in fiscal 2015, 2014 and 2013.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Restricted Stock Awards

A summary of restricted stock awards activity for Everett employees is as follows:

	Fiscal years ended October 31
	2015		2014		2013
	Shares	Weighted- Average Grant Date Fair Value Per Share	Shares	Weighted- Average Grant Date Fair Value Per Share	Shares	Weighted- Average Grant Date Fair Value Per Share
	In thousands		In thousands		In thousands
Outstanding at beginning of year	10,812	$24	7,301	$21	6,195	$31
Granted	4,908	$36	7,376	$28	4,325	$15
Vested	(8,075)	$26	(3,239)	$25	(2,655)	$33
Forfeited	(472)	$30	(626)	$23	(564)	$25
Employee transition(1)	(1,235)	$32	—	$—	—	$—

Outstanding at end of year	5,938	$30	10,812	$24	7,301	$21

(1)	The Employee transition amounts consist of restricted stock award activity for employees transitioning between Everett and Parent.

The total grant date fair value of restricted stock awards vested for Everett employees in fiscal 2015, 2014 and 2013 was $213 million, $81 million and $87 million, respectively, net of taxes. As of October 31, 2015, total unrecognized pre-tax stock-based compensation expense related to non-vested restricted stock awards to Everett employees was $129 million, which is expected to be recognized over the remaining weighted-average vesting period of 1.4 years.

Stock Options

Parent utilizes the Black-Scholes-Merton option pricing model to estimate the fair value of stock options subject to service-based vesting conditions. Parent estimates the fair value of stock options subject to performance-contingent vesting conditions using a combination of a Monte Carlo simulation model and a lattice model as these awards contain market conditions. The weighted-average fair value and the assumptions used to measure fair value were as follows:

	For the fiscal years ended October 31
	2015	2014	2013
Weighted-average fair value(1)	$8	$7	$4
Expected volatility(2)	26.8%	33.1%	41.7%
Risk-free interest rate(3)	1.7%	1.8%	1.1%
Expected dividend yield(4)	1.8%	2.1%	3.6%
Expected term in years(5)	5.9	5.7	5.9

(1)	The weighted-average fair value was based on stock options granted during the period.
(2)

For awards granted in fiscal 2015 and fiscal 2013, expected volatility was estimated using the implied volatility derived from options traded on Hewlett-Packard Company’s common stock. For awards granted in fiscal 2014, expected volatility for awards subject to service-based vesting was estimated using the implied

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

volatility derived from options traded on Hewlett-Packard Company’s common stock, whereas for performance-contingent awards, expected volatility was estimated using the historical volatility of Hewlett-Packard Company’s common stock.
(3)	The risk-free interest rate was estimated based on the yield on U.S. Treasury zero-coupon issues.
(4)	The expected dividend yield represents a constant dividend yield applied for the duration of the expected term of the award.
(5)	For awards subject to service-based vesting, the expected term was estimated using historical exercise and post-vesting termination patterns. For performance-contingent awards, the expected term represents an output from the lattice model.

A summary of stock option activity for Everett employees is as follows:

	Fiscal years ended October 31
	2015				2014				2013
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	In thousands		In years	In millions	In thousands		In years	In millions	In thousands		In years	In millions
Outstanding at beginning of year	7,600	$27			9,705	$27			9,353	$30
Granted	1,372	$37			1,875	$28			3,291	$15
Exercised	(1,412)	$20			(1,206)	$20			(605)	$20
Forfeited/cancelled/expired	(2,206)	$36			(2,774)	$31			(2,334)	$27
Employee transition(1)	(89)	$1			—	$—			—	$—

Outstanding at end of year	5,265	$27	5.5	$16	7,600	$27	4.7	$82	9,705	$27	3.6	$31

Vested and expected to vest at end of year	5,033	$27	5.5	$16	7,097	$27	4.6	$75	9,194	$27	3.5	$27

Exercisable at end of year	3,199	$26	5.0	$13	3,653	$32	2.8	$26	5,450	$34	1.9	$1

(1)	Employee transition amounts consist of option activity for employees transitioning between Everett and Parent.

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value that Everett employee option holders would have realized had all Everett employee option holders exercised their options on the last trading day of fiscal 2015, 2014 and 2013. The aggregate intrinsic value is the difference between Parent’s closing stock price on the last trading day of the fiscal year and the exercise price, multiplied by the number of in-the-money options. The total intrinsic value of options exercised by Everett employees in fiscal 2015, 2014 and 2013 was $23 million, $15 million and $2 million, respectively. The total grant date fair value of

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

options granted to Everett employees which vested in fiscal 2015, 2014 and 2013 was $9 million, $25 million and $19 million, respectively, net of taxes.

The following table summarizes significant ranges of outstanding and exercisable stock options for Everett employees:

	As of October 31, 2015
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price
	In thousands	In years		In thousands
$0-$9.99	1	2.8	$6	1	$6
$10-$19.99	1,072	5.1	$15	776	$14
$20-$29.99	2,484	5.2	$26	1,780	$26
$30-$39.99	1,515	6.8	$37	449	$37
$40-$49.99	162	1.4	$45	162	$45
$50-$59.99	31	2.2	$52	31	$52

	5,265	5.5	$27	3,199	$26

As of October 31, 2015, total unrecognized pre-tax stock-based compensation expense related to stock options for Everett employees was $9 million, which is expected to be recognized over the remaining weighted-average vesting period of 1.8 years.

Employee Stock Purchase Plan

Parent sponsors the ESPP, pursuant to which eligible employees may contribute up to 10% of their eligible compensation, subject to certain income limits, to purchase shares of Parent’s common stock. Pursuant to the terms of the ESPP, employees purchase stock under the ESPP at a price equal to 95% of Parent’s closing stock price on the purchase date. No stock-based compensation expense was recorded in connection with those purchases because the criteria of a non-compensatory plan were met.

Note 6: Taxes on Earnings

Everett’s operating results are included in Parent’s various consolidated U.S. federal and state income tax returns, as well as non-U.S. tax filings. For purposes of the Combined Financial Statements, (Provision) benefit for taxes and deferred tax balances have been recorded as if Everett filed tax returns on a standalone basis separate from Parent. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if Everett was a separate taxpayer and a standalone enterprise for the periods presented.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Provision for Taxes

The domestic and foreign components of loss before taxes were as follows:

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
U.S.	$(747)	$(196)	$(219)
Non-U.S.	(799)	(1,330)	(1,000)

	$(1,546)	$(1,526)	$(1,219)

The provision (benefit) for taxes were as follows:

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
U.S. federal taxes:
Current	$(173)	$(209)	$188
Deferred	—	—	—
Non-U.S. taxes:
Current	45	41	94
Deferred	482	35	150
State taxes:
Current	(15)	15	1
Deferred	—	—	—

	$339	$(118)	$433

The differences between the U.S. federal statutory income tax rate and Everett’s effective tax rate were as follows:

	For the fiscal years ended October 31
	2015	2014	2013
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	1.6%	1.8%	2.2%
Differing rates in other jurisdictions, net	7.6%	1.2%	(18.5)%
Valuation allowance (includes losses not benefitted)	(69.1)%	(35.1)%	(39.2)%
Uncertain tax positions	1.8%	2.1%	(10.6)%
Other, net	1.1%	2.8%	(4.5)%

	(22.0)%	7.8%	(35.6)%

Everett has not provided U.S. taxes for all foreign earnings because Everett plans to reinvest some of those earnings indefinitely outside the U.S.

In fiscal 2015, Everett recorded $48 million of net income tax charges related to items unique to that year. These amounts primarily included $486 million of tax charges to record valuation allowances on certain foreign deferred tax assets, the effects of which were partially offset by $277 million of income tax benefits related to

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

restructuring, separation and asset impairment related costs, $123 million of income tax benefits related to uncertain tax positions and $38 million of income tax benefits related to state tax impacts and other items.

In fiscal 2014, Everett recorded $296 million of net income tax benefits related to items unique to the year. These amounts included $181 million of income tax benefits related to restructuring costs, $37 million of income tax benefits related to provision to return adjustments, $36 million of income tax benefits related to state tax rate changes and $26 million of income tax benefits for adjustments related to uncertain tax positions.

In fiscal 2013, Everett recorded $58 million of net income tax charges related to items unique to that year. These amounts included $129 million of income tax charges for adjustments related to uncertain tax positions, partially offset by $59 million of income tax benefits related to restructuring costs.

Uncertain Tax Positions

A reconciliation of unrecognized tax benefits is as follows:

	As of October 31
	2015	2014	2013
	In millions
Balance at beginning of year	$426	$412	$172
Increases:
For current year’s tax positions	18	57	67
For prior years’ tax positions	45	112	230
Decreases:
For prior years’ tax positions	(155)	(77)	(22)
Statute of limitations expiration	(3)	(28)	(2)
Settlements with taxing authorities	(15)	(50)	(33)

Balance at end of year	$316	$426	$412

Up to $214 million, $366 million and $389 million of Everett’s unrecognized tax benefits at October 31, 2015, 2014 and 2013, respectively, would affect Everett’s effective tax rate if realized.

Everett recognizes interest income from favorable settlements and interest expense and penalties accrued on unrecognized tax benefits in (Provision) benefit for taxes in the Combined Statements of Operations. Everett had accrued $82 million and $42 million for interest and penalties as of October 31, 2015 and 2014, respectively.

For the periods presented, the unrecognized tax benefits reflected in the Combined Financial Statements have been determined using the separate return method. Parent engages in continuous discussion and negotiation with taxing authorities regarding tax matters in various jurisdictions. Parent does not expect complete resolution of any U.S. Internal Revenue Service (“IRS”) audit cycle within the next 12 months. However, it is reasonably possible that certain federal, foreign and state tax issues may be concluded in the next 12 months, including issues involving transfer pricing and other matters. Accordingly, Everett believes it is reasonably possible that its existing unrecognized tax benefits may be reduced by an amount up to $44 million within the next 12 months.

Everett is subject to income tax in the U.S. and approximately 105 other countries and is subject to routine corporate income tax audits in many of these jurisdictions.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Revenue Agent Reports have been received for tax years 2005-2008 related to Everett’s U.S. group of subsidiaries providing enterprise services proposing total tax deficiencies of $336 million. Parent is contesting certain of these issues. The IRS is conducting an audit of the 2010, 2011 and 2012 income tax returns for Everett’s U.S. group of subsidiaries providing enterprise services.

Everett believes it has provided adequate reserves for all tax deficiencies or reductions in tax benefits that could result from federal, state and foreign tax audits. Everett regularly assesses the likely outcomes of these audits in order to determine the appropriateness of Everett’s tax provision. Everett adjusts its uncertain tax positions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular audit. However, income tax audits are inherently unpredictable and there can be no assurance that Everett will accurately predict the outcome of these audits. The amounts ultimately paid on resolution of an audit could be materially different from the amounts previously included in the (Provision) benefit for taxes in the Combined Statements of Operations and therefore the resolution of one or more of these uncertainties in any particular period could have a material impact on net earnings or cash flows.

Everett has not provided for U.S. federal income and foreign withholding taxes on $12.6 billion of undistributed earnings from non-U.S. operations as of October 31, 2015 because Everett intends to reinvest such earnings indefinitely outside of the U.S. If Everett were to distribute these earnings, foreign tax credits may become available under current law to reduce the resulting U.S. income tax liability. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

Deferred Income Taxes

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. For purposes of the Combined Balance Sheets, deferred tax balances and tax carryforwards and credits have been recorded under the separate return method. The significant components of deferred tax assets and deferred tax liabilities were as follows:

	As of October 31
	2015		2014
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	In millions
Loss and credit carryforwards	$159	$—	$195	$—
Unremitted earnings of foreign subsidiaries	—	(27)	—	(5)
Intercompany transactions—profit in inventory	22	—	20	—
Fixed assets	162	(39)	131	(21)
Employee and retiree benefits	600	(15)	2,099	(27)
Intangible assets	83	—	17	(111)
Restructuring	195	—	242	—
Deferred revenue	123	(5)	77	(12)
Other	48	(137)	132	(120)

Gross deferred tax assets and liabilities	1,392	(223)	2,913	(296)
Valuation allowance	(1,068)	—	(2,342)	—

Net deferred tax assets and liabilities	$324	$(223)	$571	$(296)

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

In the first quarter of fiscal 2016, Everett adopted the amendment to the existing accounting standards for income taxes issued by the FASB in November 2015, and elected to apply it on a retrospective basis. As a result, all of Everett’s deferred tax assets and liabilities are classified as noncurrent as of January 31, 2016 and retrospectively as of October 31, 2015 and 2014. See Note 1, “Overview and Summary of Significant Accounting Policies,” for more details.

Deferred tax assets and liabilities included in the Combined Balance Sheets were as follows:

	As of October 31
	2015	2014
	In millions
Long-term deferred tax assets	$132	$336
Long-term deferred tax liabilities	(31)	(61)

Deferred tax assets net of deferred tax liabilities	$101	$275

As of October 31, 2015, Everett had $21 million and $801 million of state and foreign net operating loss carryforwards, respectively. Amounts included in state and foreign net operating loss carryforwards will begin to expire in 2016. Everett has provided a valuation allowance of $154 million for deferred tax assets related to foreign net operating loss carryforwards.

As of October 31, 2015, Everett had recorded deferred tax assets for various tax credit carryforwards as follows:

	Carryforward	Valuation Allowance	Initial Year of Expiration
	In millions
Tax credits in state jurisdictions	$4	$2	2016

Deferred Tax Asset Valuation Allowance

The deferred tax asset valuation allowance and changes were as follows:

	As of October 31
	2015	2014	2013
	In millions
Balance at beginning of year	$2,342	$1,852	$2,045
Income tax expense	314	82	163
Other comprehensive income, currency translation and charges to other accounts	(1,588)	408	(356)

Balance at end of year	$1,068	$2,342	$1,852

Total valuation allowances decreased by $1.274 billion in fiscal year 2015 primarily due to the October 2015 transfer to former Parent of deferred tax assets related to U.S. defined benefit plans and the corresponding valuation allowances. Total valuation allowances increased by $490 million in fiscal year 2014 primarily due to valuation allowances recorded on deferred tax assets related to U.S. defined benefit plan balances.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Note 7: Balance Sheet Details

Balance sheet details were as follows:

Accounts Receivable

	As of October 31
	2015	2014
	In millions
Accounts receivable, billed	$2,352	$2,752
Unbilled receivables	1,074	1,043

Accounts receivable, gross	3,426	3,795
Allowance for doubtful accounts	(30)	(45)

	$3,396	$3,750

The allowance for doubtful accounts related to accounts receivable and changes therein were as follows:

	As of October 31
	2015	2014	2013
	In millions
Balance at beginning of year	$45	$65	$99
Provision for doubtful accounts	(1)	28	29
Deductions, net of recoveries	(14)	(48)	(63)

Balance at end of year	$30	$45	$65

Other Current Assets

	As of October 31
	2015	2014
	In millions
Value-added taxes receivable	$464	$434
Deferred contract costs	555	581
Prepaid expenses	403	445
Income taxes receivable	252	444
Inventory, net	49	42
Other	145	131

	$1,868	$2,077

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Property, Plant and Equipment

	As of October 31
	2015	2014
	In millions
Land	$151	$200
Buildings and leasehold improvements	3,459	2,892
Machinery, equipment and furniture	6,738	6,129

	10,348	9,221

Accumulated depreciation	(5,861)	(4,993)

	$4,487	$4,228

The gross property, plant and equipment and accumulated depreciation presented in the above table include property under capital leases and the related accumulated amortization, respectively. Property under capital leases is comprised primarily of equipment and furniture. Capital lease assets included in Property, plant and equipment in the Combined Balance Sheets were $3.8 billion and $4.1 billion as of October 31, 2015 and 2014, respectively. Accumulated amortization on the property under capital leases was $2.1 billion and $2.0 billion as of October 31, 2015 and 2014, respectively.

Depreciation expense was $1.3 billion in fiscal 2015, $1.5 billion for fiscal 2014 and $1.5 billion for fiscal 2013. The change in gross property, plant and equipment in fiscal 2015 was due primarily to transfers from Parent of $1.7 billion, purchases of $0.2 billion and acquisitions through capital leases of $0.8 billion, the effects of which were partially offset by sales and retirements totaling $1.6 billion. In fiscal 2015, accumulated depreciation associated with the assets transferred from Parent was $1.0 billion and with assets sold and retired was $1.5 billion. The fiscal 2015 change in accumulated depreciation also reflects a $136 million charge to Impairment of data center assets on the Combined Statements of Operations resulting from Everett’s exit from several data centers.

Other Assets

	As of October 31
	2015	2014
	In millions
Deferred tax assets	$132	$336
Deferred costs—long-term	709	717
Other	867	573

	$1,708	$1,626

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Other Accrued Liabilities

	As of October 31
	2015	2014
	In millions
Accrued subcontractor costs	$441	$481
Accrued taxes—other	441	476
Other	509	621

	$1,391	$1,578

Other Liabilities

	As of October 31
	2015	2014
	In millions
Pension liabilities	$2,044	$2,569
Deferred revenue—long-term	1,009	627
Deferred tax liability—long-term	31	61
Tax liability—long-term	182	135
Other long-term liabilities	264	272

	$3,530	$3,664

Note 8: Financing Receivables

Financing receivables represent sales-type and direct-financing leases of HPE and third-party products. These receivables typically have terms ranging from two to five years and are usually collateralized by a security interest in the underlying assets. The components of financing receivables were as follows:

	As of October 31
	2015	2014
	In millions
Minimum lease payments receivable	$496	$348
Unearned income	(52)	(37)

Financing receivables, net	444	311
Less: current portion(1)	(151)	(116)

Amounts due after one year, net(1)	$293	$195

(1)	Everett includes the current portion in Financing receivables and amounts due after one year, net in Long-term financing receivables in the accompanying Combined Balance Sheets.

As of October 31, 2015, scheduled maturities of Everett’s minimum lease payments receivable were as follows:

	2016	2017	2018	2019	2020	Thereafter	Total
	In millions
Scheduled maturities of minimum lease payments receivable	$175	$133	$92	$62	$32	$2	$496

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Credit Quality

Due to the homogenous nature of its leasing transactions, Everett manages its financing receivables on an aggregate basis when assessing and monitoring credit risk. Credit risk is generally diversified due to the large number of entities comprising Everett’s customer base and their dispersion across many different industries and geographic regions. Everett evaluates the credit quality of an obligor at lease inception and monitors that credit quality over the term of a transaction.

Note 9: Intangible Assets

Intangible assets were as follows:

	As of October 31, 2015			As of October 31, 2014
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
	In millions
Customer contracts, customer lists and distribution agreements	$3,196	$(2,866)	$330	$3,196	$(2,467)	$729

As of October 31, 2015, the weighted-average remaining useful life of finite-lived intangible assets was as follows:

Weighted-Average Remaining Useful Life
In years
Customer contracts, customer lists and distribution agreements	1

As of October 31, 2015, estimated future amortization expense related to finite-lived intangible assets was as follows:

Fiscal year	In millions
2016	$330

Note 10: Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.

Fair Value Hierarchy

Everett uses valuation techniques that are based upon observable and unobservable inputs. Observable inputs are developed using market data such as publicly available information and reflect the assumptions market participants would use, while unobservable inputs are developed using the best information available about the assumptions market participants would use. Assets and liabilities are classified in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement:

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Level 2—Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market-corroborated inputs.

Level 3—Unobservable inputs for the asset or liability.

The fair value hierarchy gives the highest priority to observable inputs and lowest priority to unobservable inputs.

The following table presents Everett’s assets and liabilities that are measured at fair value on a recurring basis:

	As of October 31, 2015				As of October 31, 2014
	Fair Value Measured Using				Fair Value Measured Using
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	In millions
Assets
Cash Equivalents and Investments:
Time deposits	$—	$18	$—	$18	$—	$29	$—	$29
Money market funds	47	—	—	47	48	—	—	48
Marketable equity securities	6	1	—	7	8	—	—	8
Foreign bonds	8	113	—	121	5	102	—	107
Other debt securities	—	—	8	8	—	—	10	10
Derivative Instruments:
Foreign exchange contracts	—	65	—	65	—	65	—	65

Total assets	$61	$197	$8	$266	$61	$196	$10	$267

Liabilities
Derivative Instruments:
Foreign exchange contracts	$—	$16	$—	$16	$—	$6	$—	$6

Total liabilities	$—	$16	$—	$16	$—	$6	$—	$6

For each of the years ended October 31, 2015 and 2014, there were no material transfers between levels within the fair value hierarchy.

Valuation Techniques

Cash Equivalents and Investments: Everett holds time deposits, money market funds, and other debt securities primarily consisting of corporate and foreign government notes and bonds, and common stock and equivalents. Everett values cash equivalents and equity investments using quoted market prices, alternative pricing sources, including NAV, or models utilizing market observable inputs. The fair value of debt investments was based on quoted market prices or model-driven valuations using inputs primarily derived from or corroborated by observable market data and, in certain instances, valuation models that utilize assumptions which cannot be corroborated with observable market data. Investments are included in the Combined Balance Sheets as components of Other current assets and Other assets.

Derivative Instruments: Everett uses forward contracts, interest rate and total return swaps to hedge certain foreign currency and interest rate exposures. Everett uses industry standard valuation models to measure fair

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

value. Where applicable, these models project future cash flows and discount the future amounts to present value using market-based observable inputs, including interest rate curves, Everett and counterparty credit risk, foreign exchange rates, and forward and spot prices for currencies and interest rates. See Note 11, “Financial Instruments,” for a further discussion of Everett’s use of derivative instruments.

Other Fair Value Disclosures

Short- and Long-Term Debt: Everett estimates the fair value of its debt primarily using an expected present value technique, which is based on observable market inputs using interest rates currently available to companies of similar credit standing to Parent for similar terms and remaining maturities, and considering Parent’s credit risk. The estimated fair value of Everett’s short- and long-term debt was $502 million and $522 million at October 31, 2015 and 2014, respectively, as compared with the carrying value of $446 million and $459 million, respectively. If measured at fair value in the Combined Balance Sheets, short- and long-term debt would be classified in Level 2 of the fair value hierarchy.

Other Financial Instruments: For the balance of Everett’s financial instruments, primarily accounts receivable, accounts payable and financial liabilities included in Other accrued liabilities, the carrying amounts approximate fair value due to their short maturities. If measured at fair value in the Combined Balance Sheets, these other financial instruments would be classified in Level 2 or Level 3 of the fair value hierarchy.

Non-Marketable Equity Investments and Non-Financial Assets: Everett’s non-marketable equity investments and non-financial assets, such as intangible assets, and property, plant and equipment, are recorded at fair value in the period an impairment charge is recognized. If measured at fair value in the Combined Balance Sheets, these would generally be classified in Level 3 of the fair value hierarchy. In fiscal 2015, Everett determined that it would exit certain data centers. Everett conducted an analysis of the respective asset group to determine if the carrying value was greater than the fair value. As a result of this assessment, Everett recorded a $136 million charge to Impairment of data center assets on the Combined Statements of Operations.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Note 11: Financial Instruments

Cash Equivalents and Available-for-Sale Investments

Cash equivalents and available-for-sale investments were as follows:

	As of October 31, 2015				As of October 31, 2014
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	In millions
Cash Equivalents:
Time deposits	$12	$—	$—	$12	$17	$—	$—	$17
Money market funds	47	—	—	47	48	—	—	48

Total cash equivalents	59	—	—	59	65	—	—	65

Available-for-Sale Investments:
Debt securities:
Time deposits	6	—	—	6	12	—	—	12
Foreign bonds	91	30	—	121	81	26	—	107
Other debt securities	8	—	—	8	10	—	—	10

Total debt securities	105	30	—	135	103	26	—	129

Equity securities:
Equity securities in public companies	4	3	—	7	5	3	—	8

Total equity securities	4	3	—	7	5	3	—	8

Total available-for-sale investments	109	33	—	142	108	29	—	137

Total cash equivalents and available-for-sale investments	$168	$33	$—	$201	$173	$29	$—	$202

All highly liquid investments with original maturities of three months or less at the date of acquisition are considered cash equivalents. As of October 31, 2015 and 2014, the carrying amount of cash equivalents approximated fair value due to the short period of time to maturity. Interest income related to cash, cash equivalents and debt securities was immaterial in fiscal 2015, $2 million in fiscal 2014 and $4 million in fiscal 2013. Time deposits were primarily issued by institutions outside the U.S. as of October 31, 2015 and 2014. The estimated fair value of the available-for-sale investments may not be representative of values that will be realized in the future.

Contractual maturities of investments in available-for-sale debt securities were as follows:

	As of October 31, 2015
	Amortized Cost	Fair Value
	In millions
Due in one year	$5	$5
Due in one to five years	1	1
Due in more than five years	99	129

	$105	$135

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Equity securities in privately held companies include cost basis investments of $1 million at October 31, 2015 and cost basis and equity method investments totaling $31 million at October 31, 2014. Equity securities are included in Other assets in the Combined Balance Sheets.

Derivative Instruments

Everett is a global company exposed to foreign currency exchange rate fluctuations and interest rate changes in the normal course of its business. As part of its risk management strategy, Everett uses derivative instruments, primarily forward contracts, interest rate swaps and total return swaps to hedge certain foreign currency, interest rate and, to a lesser extent, equity exposures. Everett’s objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings or protecting the fair value of assets and liabilities. Everett does not have any leveraged derivatives and does not use derivative contracts for speculative purposes. Everett may designate its derivative contracts as fair value hedges or cash flow hedges. Additionally, for derivatives not designated as hedging instruments, Everett categorizes those economic hedges as other derivatives. Derivative instruments directly attributable to Everett are recognized at fair value in the Combined Balance Sheets. The change in fair value of the derivative instruments is recognized in the Combined Statements of Operations or Combined Statements of Comprehensive Loss dependent upon the type of hedge as further discussed below. Everett classifies cash flows from its derivative programs with the activities that correspond to the underlying hedged items in the Combined Statements of Cash Flows.

As a result of its use of derivative instruments, Everett is exposed to the risk that its counterparties will fail to meet their contractual obligations. To mitigate counterparty credit risk, Everett has a policy of only entering into derivative contracts with carefully selected major financial institutions based on their credit ratings and other factors, and Everett maintains dollar risk limits that correspond to each financial institution’s credit rating and other factors. Everett’s established policies and procedures for mitigating credit risk include reviewing and establishing limits for credit exposure and periodically reassessing the creditworthiness of its counterparties. Everett participates in Parent’s master netting agreements, which further mitigates credit exposure to counterparties by permitting Everett to net amounts due from Everett to a counterparty against amounts due to Everett from the same counterparty under certain conditions.

To further mitigate credit exposure to counterparties, Everett participates in Parent’s collateral security agreements, which allow Everett to hold collateral from, or require Everett to post collateral to, counterparties when aggregate derivative fair values exceed contractually established thresholds which are generally based on the credit ratings of Parent and its counterparties. If Parent’s credit rating falls below a specified credit rating, the counterparty has the right to request full collateralization of the derivatives’ net liability position. Conversely, if the counterparty’s credit rating falls below a specified credit rating, the Parent has the right to request full collateralization of the derivatives’ net liability position. Collateral is generally posted within two business days.

Under Everett’s derivative contracts, the counterparty can terminate all outstanding trades following a covered change of control event affecting Parent that results in the surviving entity being rated below a specified credit rating. This credit contingent provision did not affect Everett’s financial position or cash flows as of October 31, 2015 and 2014.

Cash Flow Hedges

Everett uses forward contracts designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in its forecasted net revenue and, to a lesser extent, cost of revenue, operating

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

expenses and intercompany loans denominated in currencies other than the U.S. dollar. Everett’s foreign currency cash flow hedges mature generally within twelve months; however, forward contracts associated with intercompany loans extend for the duration of the loan term, which typically range from two to five years.

For derivative instruments that are designated and qualify as cash flow hedges, Everett initially records changes in fair value for the effective portion of the derivative instrument in Accumulated other comprehensive loss as a separate component of equity in the Combined Balance Sheets and subsequently reclassifies these amounts into earnings in the period during which the hedged transaction is recognized in earnings. Everett reports the effective portion of its cash flow hedges in the same financial statement line item as changes in the fair value of the hedged item.

Other Derivatives

Other derivatives not designated as hedging instruments consist primarily of forward contracts used to hedge foreign currency-denominated balance sheet exposures. Everett also uses total return swaps and, to a lesser extent, interest rate swaps, based on equity or fixed income indices, to hedge its executive deferred compensation plan liability.

For derivative instruments not designated as hedging instruments, Everett recognizes changes in fair value of the derivative instrument, as well as the offsetting change in the fair value of the hedged item, in Interest and other, net, in the Combined Statements of Operations in the period of change.

Hedge Effectiveness

For forward contracts designated as cash flow hedges, Everett measures hedge effectiveness by comparing the cumulative change in fair value of the hedge contract with the cumulative change in fair value of the hedged item, both of which are based on forward rates. For interest rate swaps designated as fair value hedges, Everett measures hedge effectiveness by offsetting the change in fair value of the hedged instrument with the change in fair value of the derivative. Everett recognizes any ineffective portion of the hedge in the Combined Statements of Operations in the same period in which ineffectiveness occurs. Amounts excluded from the assessment of effectiveness are recognized in the Combined Statements of Operations in the period they arise.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Fair Value of Derivative Instruments in the Combined Balance Sheets

The gross notional and fair value of derivative instruments in the Combined Balance Sheets was as follows:

	As of October 31, 2015					As of October 31, 2014
		Fair Value					Fair Value
	Outstanding Gross Notional	Other Current Assets	Other Assets	Other Accrued Liabilities	Long-Term Other Liabilities	Outstanding Gross Notional	Other Current Assets	Other Assets	Other Accrued Liabilities	Long-Term Other Liabilities
	In millions
Derivatives designated as hedging instruments
Cash flow hedges:
Foreign currency contracts	$1,913	$57	$8	$13	$3	$1,588	$56	$9	$5	$1

Total derivatives designated as hedging instruments	1,913	57	8	13	3	1,588	56	9	5	1

Derivatives not designated as hedging instruments
Other derivatives	17	—	—	—	—	8	—	—	—	—

Total derivatives not designated as hedging instruments	17	—	—	—	—	8	—	—	—	—

Total derivatives	$1,930	$57	$8	$13	$3	$1,596	$56	$9	$5	$1

Offsetting of Derivative Instruments

Everett recognizes all derivative instruments on a gross basis in the Combined Balance Sheets. Everett participates in Parent’s master netting arrangements and collateral security arrangements. Everett does not offset the fair value of its derivative instruments against the fair value of cash collateral posted under Parent’s collateral security agreements. As of October 31, 2015 and 2014, information related to the potential effect of Everett’s use of Parent’s master netting agreements and collateral security agreements was as follows:

	As of October 31, 2015
	In the Combined Balance Sheets
	(i)	(ii)	(iii) = (i)-(ii)	(iv)	(v) = (iii)-(iv)
	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented	Gross Amounts Not Offset	Net Amount
	In millions
Derivative assets	$65	$—	$65	$13	$52
Derivative liabilities	$16	$—	$16	$13	$3

	As of October 31, 2014
	In the Combined Balance Sheets
	(i)	(ii)	(iii) = (i)-(ii)	(iv)	(v) = (iii)-(iv)
	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented	Gross Amounts Not Offset	Net Amount
	In millions
Derivative assets	$65	$—	$65	$5	$60
Derivative liabilities	$6	$—	$6	$5	$1

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Effect of Derivative Instruments on the Combined Statements of Operations

The pre-tax effect of derivative instruments and related hedged items in a fair value hedging relationship for fiscal years ended October 31, 2015, 2014 and 2013, was as follows:

	(Losses) Gains Recognized in Income on Derivative and Related Hedged Item
Derivative Instrument	Location	2015	2014	2013	Hedged Item	Location	2015	2014	2013
		In millions					In millions
Interest rate contracts	Interest and other, net	$—	$—	$(28)	Fixed-rate debt	Interest and other, net	$—	$—	$28

The pre-tax effect of derivative instruments in cash flow hedging relationships for fiscal years ended October 31, 2015, 2014 and 2013 was as follows:

	Gains (Losses) Recognized in OCI on Derivatives (Effective Portion)			Gains (Losses) Reclassified from Accumulated OCI Into Earnings (Effective Portion)
	2015	2014	2013	Location	2015	2014	2013
	In millions				In millions
Cash flow hedges:
Foreign currency contracts	$111	$48	$16	Net revenue	$112	$(22)	$7
Foreign currency contracts	(3)	13	(4)	Cost of revenue	6	3	(1)
Foreign currency contracts	—	12	(27)	Other operating expenses	1	(10)	(6)

Total currency hedges	$108	$73	$(15)		$119	$(29)	$—

As of October 31, 2015, 2014 and 2013, no portion of the hedging instruments’ gain or loss was excluded from the assessment of effectiveness for fair value or cash flow hedges. Hedge ineffectiveness for fair value and cash flow hedges was not material for fiscal 2015, 2014 and 2013.

As of October 31, 2015, Everett expects to reclassify an estimated net Accumulated other comprehensive gain of approximately $43 million, net of taxes, to earnings in the next twelve months along with the earnings effects of the related forecasted transactions associated with cash flow hedges.

The pre-tax effect of derivative instruments not designated as hedging instruments on the Combined Statements of Operations for fiscal years ended October 31, 2015, 2014 and 2013 was as follows:

	Gains Recognized in Income on Derivatives
	Location	2015	2014	2013
		In millions
Foreign currency contracts	Interest and other, net	$—	$—	$3
Interest rate contracts	Interest and other, net	—	—	3

Total		$—	$—	$6

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Note 12: Borrowings and Capital Lease Obligations

Notes Payable and Short-Term Borrowings

Notes payable and short-term borrowings, including the current portion of long-term debt, were as follows:

	As of October 31
	2015		2014
	Amount Outstanding	Weighted-Average Interest Rate	Amount Outstanding	Weighted-Average Interest Rate
	Dollars in millions
Current portion of long-term debt	$48	4.3%	$24	4.0%
Notes payable to banks	1	1.5%	1	1.5%

Total notes payable and short-term borrowings	$49		$25

Long-Term Debt

	As of October 31
	2015	2014
	In millions
EDS Senior Notes(1)
$300 issued October 1999 at 7.45%, due October 2029	$313	$313
Other, at 0.00%-7.45%, due in calendar years 2016—2023	132	145
Less: current portion	(48)	(24)

	$397	$434

(1)	Everett may redeem the EDS senior notes at any time in accordance with the terms thereof. The EDS senior notes are senior unsecured debt.

Interest expense on borrowings recognized in the Combined Statements of Operations was as follows:

		Fiscal years ended October 31
Expense	Location	2015	2014	2013
		In millions
Interest expense	Interest and other, net	$20	$20	$58

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Future Maturities of Long-Term Debt

As of October 31, 2015, aggregate future maturities of Everett’s long-term debt at face value (excluding a premium on debt issuance of $13 million) were as follows:

Fiscal year	In millions
2016	$48
2017	—
2018	—
2019	26
2020	—
Thereafter	358

Total	$432

Capital Lease Obligations

Capital lease obligations primarily consist of contractual arrangements with Parent’s wholly-owned subsidiary, HPE Financial Services. As of October 31, 2015, future principal payments under capital leases were as follows:

Fiscal year	In millions
2016	$1,052
2017	744
2018	489
2019	270
2020	69
Thereafter	7

Total minimum lease payments	2,631

Less: amount representing interest	(243)

Present value of minimum lease payments	2,388

Less: current portion	(799)

Long-term portion	$1,589

Note 13: Related Party Transactions and Parent Company Investment

Intercompany Revenue and Purchases

During fiscal 2015, Everett sold services to other businesses of Parent in the amount of $24 million. Everett did not sell services to other businesses of Parent in fiscal 2014 or fiscal 2013.

During fiscal 2015, 2014 and 2013, Everett purchased products and services from other businesses of Parent in the amount of $770 million, $864 million and $939 million, respectively. These intercompany purchases exclude leases with Parent’s wholly-owned leasing subsidiary, which are discussed in Note 1, “Overview and Summary of Significant Accounting Policies,” and Note 12, “Borrowings and Capital Lease Obligations.”

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Notes to Combined Financial Statements (Continued)

Allocation of Corporate Expenses

The Combined Statements of Operations and Comprehensive Loss include an allocation of general corporate expenses from Parent for certain management and support functions which are provided on a centralized basis within Parent. These management and support functions include, but are not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. These allocations were $1.7 billion, $1.9 billion and $1.9 billion in each of fiscal 2015, 2014, and 2013, respectively.

Management of Everett and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Everett. These allocations may not, however, reflect the expense Everett would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if Everett had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Parent Company Investment

Parent company investment on the Combined Balance Sheets and Statements of Equity represents Parent’s historical investment in Everett, the net effect of transactions with and allocations from Parent and Everett’s accumulated earnings.

Net Transfers from Parent

Net transfers from Parent are included within Parent company investment. The components of the Net transfers from Parent on the Combined Statements of Equity for all periods presented were as follows:

	Fiscal years ended October 31
	2015	2014	2013
	In millions
Intercompany revenue	$(24)	$—	$—
Intercompany purchases	770	864	939
Cash pooling and general financing activities	(1,713)	(1,489)	(880)
Corporate allocations	1,743	1,928	1,860
Defined benefit plans merged into Parent’s Shared plans	—	(40)	(43)
Income taxes	(101)	(364)	(323)
Defined benefit plans transferred to Parent	277	—	—
Property, plant and equipment transferred from Parent	786	—	—
Other	9	(6)	—

Total net transfers from Parent per Combined Statements of Equity	$1,747	$893	$1,553

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

A reconciliation of Net transfers from Parent in the Combined Statements of Equity to the corresponding amount presented on the Combined Statements of Cash Flows for all periods presented were as follows:

	Fiscal years ended October 31
	2015	2014	2013
	In millions
Net transfers from Parent per Combined Statements of Equity	$1,747	$893	$1,553
Income taxes refunded to (paid by) Parent	15	(69)	(139)
Restructuring	(34)	(53)	(57)
Stock-based compensation	(218)	(184)	(134)
Transfer of Deferred Taxes	(96)	159	(32)
Other	(916)	(118)	188

Total net transfers from Parent per Combined Statements of Cash Flows	$498	$628	$1,379

Note 14: Other Comprehensive Income (Loss)

Taxes related to Other Comprehensive Income (Loss)

	Fiscal years ended October 31
	2015	2014	2013
	In millions
Taxes on change in net unrealized gains on available-for-sale securities:
Tax provision on net unrealized gains arising during the period	$(1)	$(1)	$(2)

	(1)	(1)	(2)

Taxes on change in net unrealized (losses) gains on cash flow hedges:
Tax (provision) benefit on net unrealized gains (losses) arising during the period	(5)	(14)	4
Tax provision on net (gains) losses reclassified into earnings	9	1	2

	4	(13)	6

Taxes on change in unrealized components of defined benefit plans:
Tax benefit (provision) on (losses) gains arising during the period	9	57	(84)
Tax provision on amortization of actuarial loss and prior service benefit	(6)	(6)	(11)
Tax provision on curtailments, settlements and other	—	(3)	(2)
Tax provision on Plans transferred from Parent during the period	(10)	—	—

	(7)	48	(97)

Tax (provision) benefit on other comprehensive income (loss)	$(4)	$34	$(93)

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

Changes and reclassifications related to Other Comprehensive Income (Loss), net of taxes

	Fiscal years ended October 31
	2015	2014	2013
	In millions
Other comprehensive income (loss), net of taxes:
Change in net unrealized gains on available-for-sale securities:
Net unrealized gains arising during the period	$3	$2	$1

	3	2	1

Change in net unrealized (losses) gains on cash flow hedges:
Net unrealized gains (losses) arising during the period	103	59	(11)
Net (gains) losses reclassified into earnings(1)	(110)	30	2

	(7)	89	(9)

Change in unrealized components of defined benefit plans:
(Losses) gains arising during the period	(102)	(725)	21
Amortization of actuarial loss and prior service benefit(2)	129	73	72
Curtailments, settlements and other	1	15	5
Plans transferred from Parent during the period	87	—	—
Merged into Parent’s Shared plan during the period	—	61	142

	115	(576)	240

Change in cumulative translation adjustment	16	(1)	—

Other comprehensive income (loss), net of taxes	$127	$(486)	$232

(1)	Reclassification of pre-tax (gains) losses on cash flow hedges into the Combined Statements of Operations was as follows:

	Fiscal years ended October 31
	2015	2014	2013
	In millions
Net revenue	$(112)	$22	$(7)
Cost of products	(6)	(3)	1
Other operating expenses	(1)	10	6

	$(119)	$29	$—

(2)	These components are included in the computation of net pension and post-retirement benefit (credit) cost in Note 4, “Retirement and Post-Retirement Benefit Plans.”

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

The components of accumulated other comprehensive loss, net of taxes as of October 31, 2015 and changes during fiscal year 2015 were as follows:

	Net unrealized gains on available-for-sale securities	Net unrealized gains (losses) on cash flow hedges	Unrealized components of defined benefit plans	Cumulative translation adjustment	Accumulated other comprehensive loss
	In millions
Balance at beginning of period	$28	$52	$(1,654)	$(715)	$(2,289)
Other comprehensive income (loss) before reclassifications	3	103	(101)	16	21
Reclassifications of (gains) losses into earnings	—	(110)	129	—	19
Plan transferred to Parent during the period	—	—	87	—	87

Balance at end of period	$31	$45	$(1,539)	$(699)	$(2,162)

Note 15: Litigation and Contingencies

Everett is involved in various lawsuits, claims, investigations and proceedings including those consisting of IP, commercial, securities, employment, employee benefits and environmental matters, which arise in the ordinary course of business. The Separation and Distribution Agreement includes provisions that allocate liability and financial responsibility for litigation involving HPE and Everett, collectively the parties, as well as providing for cross-indemnification of the parties against liabilities to one party arising out of liabilities allocated to the other party. In addition, as part of the Separation and Distribution Agreement, HPE and Everett have agreed to cooperate with each other in managing litigation that relates to both parties’ businesses. The Separation and Distribution Agreement also contains provisions that allocate liability and financial responsibility for such litigation relating to both parties’ businesses. Everett records a liability when it believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgment is required to determine both the probability of having incurred a liability and the estimated amount of the liability. Everett reviews these matters at least quarterly and adjusts these liabilities to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other updated information and events pertaining to a particular matter. Litigation is inherently unpredictable. However, Everett believes it has valid defenses with respect to legal matters pending against it. Nevertheless, cash flows or results of operations could be materially affected in any particular period by the resolution of one or more of these contingencies. Everett believes it has recorded adequate provisions for any such matters and, as of October 31, 2015, it was not reasonably possible that a material loss had been incurred in connection with such matters in excess of the amounts recognized in its financial statements.

Litigation, Proceedings and Investigations

Cisco Systems. On August 21, 2015, Cisco Systems, Inc. (“Cisco”) and Cisco Systems Capital Corporation (“Cisco Capital”) filed an action in Santa Clara County Superior Court for declaratory judgment and breach of contract against HP Inc. in connection with a dispute arising out of a third-party’s termination of a services contract with HP Inc. As part of that third-party services contract, HP Inc. separately contracted with Cisco on an agreement to utilize Cisco products and services. HP Inc. prepaid the entire amount due Cisco through a

EVERETT SPINCO, INC.

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Notes to Combined Financial Statements (Continued)

financing arrangement with Cisco Capital. Following the termination of HP Inc.’s services contract with the third-party, HP Inc. no longer required Cisco’s products and services, and, accordingly, exercised its contractual termination rights under the agreement with Cisco, and requested that Cisco apply the appropriate credit toward the remaining balance owed Cisco Capital. This lawsuit relates to the calculation of that credit under the agreement between Cisco and HP Inc. Cisco contends that after the credit is applied, HP Inc. still owes Cisco Capital approximately $58 million. HP Inc. contends that under a proper reading of the agreement, HP Inc. owes nothing to Cisco Capital, and that Cisco owes significant amounts to HP Inc. On December 18, 2015, the court held a status conference at which it lifted the responsive pleading and discovery stay. Following the conference, Cisco filed an amended complaint that abandons the claim for breach of contract set forth in the original complaint, and asserts a single cause of action for declaratory relief concerning the proper calculation of the cancellation credit. On January 19, 2016, HP Inc. filed a counterclaim for breach of contract simultaneously with its answer to the amended complaint. Fact discovery is scheduled to conclude December 16, 2016. Expert discovery is scheduled to be completed by March 31, 2017. The court has not set a trial date.

Washington, DC Navy Yard Litigation: In December 2013, HP Enterprise Services, LLC (HPES) was named in the first lawsuit arising out of the September 2013 Washington, DC Navy Yard shooting that resulted in the deaths of twelve individuals. The perpetrator was an employee of The Experts, HPES’s now terminated subcontractor on HPES’s IT services contract with the U.S. Navy. This initial action was filed in the Middle District of Florida but was transferred in February 2015 to the United States District Court for the District of Columbia so that it and all other known cases arising out of the shooting could be heard before the same Judge. We are aware of a total of fifteen lawsuits arising out of the shooting. All cases assert various negligence claims against HPES, The Experts, and other parties, including the U.S. Navy. The court previously dismissed the plaintiffs’ claims against the U.S. Navy but did not, at that time, decide the motions to dismiss of HPES or The Experts. On September 15, 2016, the court issued an opinion granting in part and denying in part HPES’s motion to dismiss. Claims against all other defendants have been dismissed. On September 29, 2016, HPES filed a motion for reconsideration seeking a full dismissal of the case, or, in the alternative, a motion to certify the court’s decision for interlocutory appeal to the U.S. Court of Appeals for the D.C. Circuit. On October 18, 2016, the court will hear argument on HPES’s motion.

Forsyth, et al. vs. HP Inc. and Hewlett Packard Enterprise: This purported class and collective action was filed on August 18, 2016 in the United States District Court for the Northern District of California, against HP Inc. and Hewlett Packard Enterprise alleging defendants violated the Federal Age Discrimination in Employment Act (ADEA), the California Fair Employment and Housing Act, California public policy and the California Business and Professions Code by terminating older workers and replacing them with younger workers. Plaintiffs seek to certify a nationwide collective action under the ADEA comprised of all U.S. residents employed by defendants who had their employment terminated pursuant to a WFR plan on or after May 23, 2012, and who were 40 years of age or older at the time of termination. Plaintiffs also seek to represent a Rule 23 class under California law comprised of all persons 40 years or older employed by defendants in the state of California and terminated pursuant to a WFR plan on or after May 23, 2012

Environmental

Everett’s operations and products are or may in the future become subject to various federal, state, local and foreign laws and regulations concerning environmental protection, including laws addressing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the clean-up of contaminated sites, the substances and materials used in Everett’s products, the energy consumption of products, services and operations and the operational or financial responsibility for recycling, treatment and disposal of those products. This includes legislation that makes producers of electrical goods, including servers

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

and networking equipment, financially responsible for specified collection, recycling, treatment and disposal of past and future covered products (sometimes referred to as “product take-back legislation”). Everett could incur substantial costs, its products could be restricted from entering certain jurisdictions, and it could face other sanctions, if it were to violate or become liable under environmental laws or if its products become non-compliant with environmental laws. Everett’s potential exposure includes impacts on revenue, fines and civil or criminal sanctions, third-party property damage or personal injury claims and clean-up costs. The amount and timing of costs to comply with environmental laws are difficult to predict.

In particular, Everett may become a party to, or otherwise involved in, proceedings brought by U.S. or state environmental agencies under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), known as “Superfund,” or other federal, state or foreign laws and regulations addressing the clean-up of contaminated sites, and may become a party to, or otherwise involved in, proceedings brought by private parties for contribution towards clean-up costs. Everett is also contractually obligated to make financial contributions to address actions related to certain environmental liabilities, both ongoing and arising in the future, pursuant to its separation and distribution agreement with HP Inc.

Note 16: Guarantees and Indemnifications

Guarantees

In the ordinary course of business, Everett may issue performance guarantees to certain of its clients, customers and other parties pursuant to which Everett has guaranteed the performance obligations of third parties. Some of those guarantees may be backed by standby letters of credit or surety bonds. In general, Everett would be obligated to perform over the term of the guarantee in the event a specified triggering event occurs as defined by the guarantee. Everett believes the likelihood of having to perform under a material guarantee is remote.

Everett has entered into service contracts with certain of its clients that are supported by financing arrangements. If a service contract is terminated as a result of Everett’s non-performance under the contract or failure to comply with the terms of the financing arrangement, Everett could, under certain circumstances, be required to acquire certain assets related to the service contract. Everett believes the likelihood of having to acquire a material amount of assets under these arrangements is remote.

Indemnifications

In the ordinary course of business, Everett enters into contractual arrangements under which Everett may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of Everett or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. Everett also provides indemnifications to certain vendors and customers against claims of intellectual property infringement made by third parties arising from the use by such vendors and customers of Everett’s software products and services and certain other matters. Some indemnifications may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have been immaterial.

Note 17: Commitments

Lease Commitments

Everett leases certain real and personal property under non-cancelable operating leases. Certain leases require Everett to pay property taxes, insurance and routine maintenance and include renewal options and

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Combined Financial Statements (Continued)

escalation clauses. Rent expense was approximately $405 million, $606 million and $661 million in fiscal 2015, fiscal 2014 and fiscal 2013, respectively.

As of October 31, 2015, future minimum operating lease commitments were as follows:

Fiscal year	In millions
2016	$350
2017	259
2018	164
2019	109
2020	84
Thereafter	242
Less: Sublease rental income	(42)

Total	$1,166

Unconditional Purchase Obligations

At October 31, 2015, Everett had unconditional purchase obligations of approximately $1.2 billion. These unconditional purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on Everett and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. These unconditional purchase obligations are related principally to software license agreements and other items. Unconditional purchase obligations exclude agreements that are cancelable without penalty.

As of October 31, 2015, future unconditional purchase obligations were as follows:

Fiscal Year	In millions
2016	$338
2017	282
2018	280
2019	229
2020	12
Thereafter	19

Total	$1,160

Note 18: Subsequent Events

Everett evaluated subsequent events for recognition or disclosure through October 31, 2016, the date Combined Financial Statements were available to be issued.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Condensed Combined Statements of Operations

(Unaudited)

	Nine months ended July 31
	2016	2015
	In millions
Net revenue:	$13,444	$14,233
Costs and expenses:
Cost of revenue	11,707	12,672
Selling, general and administrative	1,265	1,409
Amortization of intangible assets	298	299
Restructuring charges	495	356
Separation costs	157	140
Divestiture charges	13	—
Defined benefit plan settlement charges	—	186
Impairment of data center assets	—	136

Total costs and expenses	13,935	15,198

Loss from operations	(491)	(965)
Interest and other, net	(125)	(140)

Loss before taxes	(616)	(1,105)
Benefit for taxes	127	211

Net loss	$(489)	$(894)

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Condensed Combined Statements of Comprehensive Loss

(Unaudited)

	Nine months ended July 31
	2016	2015
	In millions
Net loss	$(489)	$(894)

Other comprehensive income before taxes:
Change in net unrealized losses on available-for-sale securities:
Net unrealized losses arising during the period	(8)	(2)
Net gains reclassified into earnings	(2)	—

	(10)	(2)

Change in net unrealized (losses) gains on cash flow hedges:
Net unrealized gains arising during the period	34	99
Net gains reclassified into earnings	(47)	(90)

	(13)	9

Change in unrealized components of defined benefit plans:
Losses arising during the period	(2)	(3)
Amortization of actuarial loss and prior service benefit	64	101
Curtailments, settlements and other	—	4

	62	102

Change in cumulative translation adjustment	(5)	—

Other comprehensive income before taxes	34	109
Benefit (provision) for taxes	4	(6)

Other comprehensive income, net of taxes	38	103

Comprehensive loss	$(451)	$(791)

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Condensed Combined Balance Sheets

	As of
	July 31, 2016	October 31, 2015
	In millions
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$392	$217
Accounts receivable	3,279	3,396
Financing receivables	140	151
Other current assets	1,773	1,868

Total current assets	5,584	5,632

Property, plant and equipment	4,214	4,487
Long-term financing receivables	272	293
Intangible assets	32	330
Other assets	1,879	1,708

Total assets	$11,981	$12,450

LIABILITIES AND EQUITY
Current liabilities:
Notes payable and short-term borrowings	$2	$49
Capital lease obligations, short-term	799	799
Accounts payable	837	864
Employee compensation and benefits	798	957
Taxes on earnings	61	70
Deferred revenue	981	1,054
Accrued restructuring	415	522
Other accrued liabilities	1,213	1,391

Total current liabilities	5,106	5,706

Long-term debt	394	397
Capital lease obligations, long-term	1,593	1,589
Other liabilities	3,251	3,530
Commitments and contingencies
Equity:
Parent company investment	3,732	3,365
Accumulated other comprehensive loss	(2,124)	(2,162)

Equity attributable to Everett	1,608	1,203
Non-controlling interests	29	25

Total equity	1,637	1,228

Total liabilities and equity	$11,981	$12,450

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Condensed Combined Statements of Cash Flows

(Unaudited)

	Nine months ended July 31
	2016	2015
	In millions
Cash flows from operating activities:
Net loss	$(489)	$(894)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,402	1,300
Stock-based compensation expense	151	151
Provision for doubtful accounts	15	(4)
Restructuring charges	495	356
Deferred taxes on earnings	—	131
Other, net	21	194
Changes in operating assets and liabilities:
Accounts receivable	102	423
Financing receivables	29	(93)
Accounts payable	(16)	(26)
Taxes on earnings	86	16
Restructuring	(483)	(575)
Other assets and liabilities	(786)	(247)

Net cash provided by operating activities	527	732

Cash flows from investing activities:
Investment in property, plant and equipment	(104)	(159)
Proceeds from sale of property, plant and equipment	62	84
Purchases of available-for-sale securities and other investments	(2)	—
Maturities and sales of available-for-sale securities and other investments	13	28
Proceeds from business divestiture, net	65	5

Net cash provided by (used in) investing activities	34	(42)

Cash flows from financing activities:
Short-term borrowings with original maturities less than 90 days, net	—	1
Payment of debt	(44)	—
Principal payments on capital lease obligations	(714)	(826)
Net transfers from Parent	372	176

Net cash used in financing activities	(386)	(649)

Increase in cash and cash equivalents	175	41
Cash and cash equivalents at beginning of period	217	174

Cash and cash equivalents at end of period	$392	$215

Supplemental schedule of non-cash investing and financing activities:
Property, plant and equipment acquired through capital leases	$776	$543

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Condensed Combined Statements of Equity

(Unaudited)

	Parent Company Investment	Accumulated Other Comprehensive Loss	Equity Attributable to Everett	Non- controlling Interests	Total Equity
	In millions
For the Nine Months Ended July 31, 2016
Balance at October 31, 2015	$3,365	$(2,162)	$1,203	$25	$1,228
Net loss	(489)		(489)		(489)
Other comprehensive income		38	38		38

Comprehensive loss			(451)		(451)
Net transfers from Parent	856		856		856
Changes in non-controlling interests			—	4	4

Balance at July 31, 2016	$3,732	$(2,124)	$1,608	$29	$1,637

For the Nine Months Ended July 31, 2015
Balance at October 31, 2014	$3,503	$(2,289)	$1,214	$34	$1,248
Net loss	(894)		(894)		(894)
Other comprehensive income		103	103		103

Comprehensive loss			(791)		(791)
Net transfers from Parent	725		725		725
Changes in non-controlling interests			—	2	2

Balance at July 31, 2015	$3,334	$(2,186)	$1,148	$36	$1,184

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Note 1: Background and Basis of Presentation

Background

The Enterprise Services Business (“Everett Spinco, Inc.” or “Everett”) of Hewlett Packard Enterprise Company (“HPE”) consists of the Enterprise Services segment of HPE excluding (a) the Mphasis Limited reporting unit and (b) the Communications and Media Solutions product group. Everett is a leading global provider of technology consulting, outsourcing and support services across infrastructure, applications and business process domains in traditional and Strategic Enterprise Service (“SES”) offerings which includes analytics and data management, security and cloud services. HPE was spun off by Hewlett-Packard Company in a November 1, 2015 transaction in which HP Inc. (“former Parent”), formerly known as Hewlett-Packard Company, separated into two independent publicly traded companies. Accordingly, the term “Parent” refers to the Hewlett-Packard Company for periods prior to November 1, 2015 and to HPE from November 1, 2015 onward.

On May 24, 2016, HPE announced plans for a tax-free spin-off and merger of Everett with Computer Sciences Corporation (“CSC”). Immediately following the transaction, which is currently targeted to be completed at or near April 1, 2017, shareholders of HPE will own shares of both HPE and approximately fifty percent of the new combined company, CSC. The transaction is subject to certain customary closing conditions including approval by CSC shareholders, the effective filing of related registration statements, completion of a tax-free spin-off of Everett, Everett debt transaction, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain required foreign anti-trust approvals.

Basis of Presentation

These Condensed Combined Financial Statements of Everett were derived from the Condensed Consolidated and Combined Financial Statements and accounting records of Parent as if Everett were operated on a standalone basis during the periods presented and were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The Condensed Combined Statements of Operations and Comprehensive Loss of Everett reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. Management of Everett and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Everett. The allocations may not, however, reflect the expense Everett would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if Everett had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

The Condensed Combined Balance Sheets of Everett include Parent assets and liabilities that are specifically identifiable or otherwise attributable to Everett, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary. Parent’s cash has not been assigned to Everett

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Notes to Condensed Combined Financial Statements

(Unaudited)

for any of the periods presented because those cash balances are not directly attributable to Everett. Everett reflects transfers of cash to and from Parent’s cash management system as a component of Parent company investment on the Condensed Combined Balance Sheets. Parent’s long-term debt has not been attributed to Everett for any of the periods presented because Parent’s borrowings are not the legal obligation of Everett.

Parent maintains various benefit and stock-based compensation plans at a corporate level and other benefit plans at a subsidiary level. Everett’s employees participate in those programs and a portion of the cost of those plans is included in the Condensed Combined Financial Statements. However, the Condensed Combined Balance Sheets do not include any net benefit plan obligations unless the benefit plan only includes active, retired and other former Everett employees or any equity related to stock-based compensation plans.

In the opinion of management, the accompanying unaudited Condensed Combined Financial Statements of Everett contain all adjustments, including normal recurring adjustments, necessary to present fairly Everett’s financial position as of July 31, 2016 and October 31, 2015 and its results of operations and cash flows for the nine months ended July 31, 2016 and 2015.

The results of operations and cash flows for the nine months ended July 31, 2016 are not necessarily indicative of the results to be expected for the full fiscal year.

Principles of Combination

The Condensed Combined Financial Statements include Everett’s net assets and results of operations as described above. All intercompany transactions and accounts within the combined businesses of Everett have been eliminated.

Intercompany transactions between Everett and Parent other than leases with Parent’s wholly-owned leasing subsidiary (see below) are considered to be effectively settled in the Condensed Combined Financial Statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the Condensed Combined Statements of Cash Flows within financing activities and in the Condensed Combined Balance Sheets within Parent company investment. Parent company investment in the Condensed Combined Balance Sheets and Statements of Equity represents Parent’s historical investment in Everett, the net effect of transactions with and allocations from Parent and Everett’s accumulated earnings.

Everett accounts for investments in companies over which it has the ability to exercise significant influence but does not hold a controlling interest under the equity method, and Everett records its proportionate share of income or losses in Interest and other, net, in the Condensed Combined Statements of Operations.

Non-controlling interests are presented as a separate component within Equity in the Condensed Combined Balance Sheets. Net earnings attributable to the non-controlling interests are recorded within Interest and other, net, in the Condensed Combined Statements of Operations and are not presented separately as they were not material for any period presented.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Condensed Combined Financial Statements and accompanying notes. Actual results could differ materially from those estimates.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Leases with Parent’s Wholly-owned Leasing Subsidiary

Everett enters into leasing arrangements with Parent’s wholly-owned leasing subsidiary, HPE Financial Services, which are cash settled on a recurring basis in accordance with the contractual terms of the leasing arrangements. These leasing arrangements are accounted for as capital leases or operating leases based on the contractual terms of the individual leasing arrangements. Capital lease obligations are presented on the face of the Condensed Combined Balance Sheets and principal payments on these obligations are reflected on a separate line within financing activities in the Condensed Combined Statements of Cash Flows.

Divestitures

During the nine months ended July 31, 2016, Everett completed one divestiture, which resulted in gross proceeds of $65 million and a gain on sale of $62 million. During the nine months ended July 31, 2015, Everett completed one divestiture, which resulted in proceeds and a loss on sale which were not material. The gains and losses associated with these divestitures were included in Selling, general and administrative expense on the Condensed Combined Statements of Operations.

Recently Adopted Accounting Pronouncements

In November 2015, the Financial Accounting Standards Board (“FASB”) amended the existing accounting standards for income taxes. The amendments require companies to report their deferred tax assets and liabilities each as a single non-current item on their classified balance sheets. Everett elected to adopt the amendments in the first quarter of fiscal 2016 and applied them retrospectively to all periods presented in the Condensed Combined Financial Statements, as permitted by the standard.

In September 2015, the FASB amended existing accounting standards to simplify the accounting for measurement period adjustments to provisional amounts recognized in a business combination. The amendments require all such adjustments to be recognized in the period they are determined. Adjustments related to previous reporting periods since the acquisition date must be disclosed by income statement line item, either on the face of the income statement or within the footnotes. Everett elected to early adopt the amendments in the first quarter of fiscal 2016, as permitted by the standard. The adoption of the amendments did not have a material impact on the Condensed Combined Financial Statements.

In July 2013, the FASB issued a new accounting standard requiring the presentation of certain unrecognized tax benefits as reductions to deferred tax assets rather than as liabilities in the Combined Balance Sheets when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. Everett adopted the new standard in the first quarter of fiscal 2015 on a prospective basis. The adoption of this new standard did not have a material effect on the Condensed Combined Financial Statements.

Recently Enacted Accounting Pronouncements

In August 2016, the FASB amended the existing accounting standards for the statement of cash flows. The amendments provide guidance on eight classification issues related to the statement of cash flows. Everett is required to adopt the guidance in the first quarter of fiscal 2019. The amendments should be applied retrospectively to all periods presented. For issues that are impracticable to apply retrospectively, the amendments may be applied prospectively as of the earliest date practicable. Early adoption is permitted, including adoption in an interim period. Everett is currently evaluating the timing and the impact of these amendments on its Condensed Combined Financial Statements.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

In June 2016, the FASB amended the existing accounting standards for the measurement of credit losses. The amendments require an entity to estimate its lifetime expected credit loss for most financial instruments, including trade and lease receivables, and record an allowance for the portion of the amortized cost the entity does not expect to collect. The estimate of expected credit losses should consider historical information, current information, and reasonable and supportable forecasts, including estimates of prepayments. Everett is required to adopt the guidance in the first quarter of fiscal 2021. Early adoption is permitted beginning in fiscal 2020. Everett is currently evaluating the timing and impact of these amendments on its Condensed Combined Financial Statements.

In March 2016, the FASB amended the existing accounting standards for employee share-based payment arrangements. The amendments require all excess tax benefits and tax deficiencies to be recognized as income tax expense or income tax benefit, respectively, rather than as additional paid-in capital. The amendments also increase the amount an employer can withhold in order to cover income taxes on awards, allows companies to recognize forfeitures of awards as they occur, and requires companies to present excess tax benefits as an operating activity in the statement of cash flows rather than as a financing activity. Everett is required to adopt the guidance in the first quarter of fiscal 2018. Early adoption is permitted. Everett is currently evaluating the timing and the impact of these amendments on its Condensed Combined Financial Statements.

In February 2016, the FASB amended the existing accounting standards for leases. The amendments require lessees to record, at lease inception, a lease liability for the obligation to make lease payments and a right-of-use (“ROU”) asset for the right to use the underlying asset for the lease term on their balance sheets. Lessees may elect to not recognize lease liabilities and ROU assets for most leases with terms of 12 months or less. The lease liability is measured at the present value of the lease payments over the lease term. The ROU asset will be based on the liability, adjusted for lease prepayments, lease incentives received, and the lessee’s initial direct costs. For finance leases, expense will be the sum of interest on the lease obligation and amortization of the ROU asset, resulting in a front-loaded expense pattern. For operating leases, expense will generally be recognized on a straight-line basis. The amended lessor accounting model is similar to the current model, updated to align with certain changes to the lessee model and the new revenue standard. The current sale-leaseback guidance, including guidance applicable to real estate, is also replaced with a new model for both lessees and lessors. Everett is required to adopt the guidance in the first quarter of fiscal 2020 using a modified retrospective approach. Early adoption is permitted. Everett is currently evaluating the timing and the impact of these amendments on its Condensed Combined Financial Statements.

In April 2015, the FASB amended the existing accounting standards for intangible assets. The amendments provide explicit guidance to customers in determining the accounting for fees paid in a cloud computing arrangement, wherein the arrangements that do not convey a software license to the customer are accounted for as service contracts. The amendments also eliminate the practice of accounting for software licenses as executory contracts which may result in more software assets being capitalized. Everett is required to adopt the guidance in the first quarter of fiscal 2017; however, early adoption is permitted as is retrospective application. Everett is currently evaluating the impact of these amendments on its Condensed Combined Financial Statements.

In April 2015, the FASB amended the existing accounting standards for imputation of interest. The amendments require that debt issuance costs related to a recognized debt liability be presented on the classified balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs is not affected by these

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

amendments. Everett is required to adopt the guidance in the first quarter of fiscal 2017. Early adoption is permitted. The amendments should be applied retrospectively with the adjusted balance sheet of each individual period presented, in order to reflect the period-specific effects of applying the new guidance. The adoption of these amendments is not expected to have a material impact on the Condensed Combined Financial Statements.

In May 2014, the FASB amended the existing accounting standards for revenue recognition. The amendments are based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued an accounting standard update for a one-year deferral of the effective date, with an option of applying the standard on the original effective date, which for Everett is the first quarter of fiscal 2018. In accordance with this deferral, Everett is required to adopt these amendments in the first quarter of fiscal 2019. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. Everett is currently evaluating the impact of these amendments and the transition alternatives on its Condensed Combined Financial Statements.

Note 2: Segment Information

Everett is a leading global provider of technology consulting, outsourcing and support services across infrastructure, applications and business process domains in traditional and SES offerings. Everett’s operations are organized into two segments for financial reporting purposes: Infrastructure Technology Outsourcing (“ITO”) and Application and Business Services (“ABS”). Everett’s organizational structure is based on a number of factors that Everett management uses to evaluate, view and run its business operations, which include, but are not limited to, customer base and homogeneity of services and technology. The segments are based on this organizational structure and information reviewed by Everett management to evaluate segment results.

A summary description of each segment follows.

Infrastructure Technology Outsourcing delivers comprehensive services that encompass the management of data centers, information technology security, cloud computing, workplace technology, networks, unified communications and enterprise service management.

Application and Business Services helps clients develop, revitalize and manage their applications and information assets.

Segment Policy

Everett derives the results of the business segments directly from its internal management reporting system. The accounting policies Everett uses to derive segment results are substantially the same as those Parent uses. Management measures the performance of each segment based on several metrics, including earnings from operations. Management uses these results, in part, to evaluate the performance of, and to allocate resources to, each of the segments.

Everett does not allocate to its segments certain operating expenses, which it manages at the corporate level. These unallocated costs include certain corporate governance costs, stock-based compensation expense, amortization of intangible assets, restructuring charges, separation costs, divestiture charges, defined benefit plan settlement charges and impairment of data center assets.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Segment Operating Results

	Infrastructure Technology Outsourcing	Application and Business Services	Total
	In millions
Nine months ended July 31, 2016
Total segment net revenue	$9,152	$4,292	$13,444

Segment earnings from operations	$289	$492	$781

Nine months ended July 31, 2015
Total segment net revenue	$9,515	$4,718	$14,233

Segment earnings from operations	$122	$301	$423

The reconciliation of segment operating results to Everett’s combined results was as follows:

	Nine months ended July 31
	2016	2015
	In millions
Net Revenue:
Total combined net revenue	$13,444	$14,233

Earnings before taxes:
Total segment earnings from operations	$781	$423
Corporate and unallocated costs and eliminations	(158)	(120)
Stock-based compensation expense	(151)	(151)
Amortization of intangible assets	(298)	(299)
Restructuring charges	(495)	(356)
Separation costs	(157)	(140)
Divestiture charges	(13)	—
Defined benefit plan settlement charges	—	(186)
Impairment of data center assets	—	(136)
Interest and other, net	(125)	(140)

Total combined loss before taxes	$(616)	$(1,105)

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Note 3: Restructuring

Summary of Restructuring Plans

Restructuring charges of $0.5 billion have been recorded by Everett during the nine months ended July 31, 2016, based on restructuring activities impacting Everett’s employees and infrastructure as well as an allocation of restructuring charges related to Parent’s corporate and shared functional employees and infrastructure. Allocated restructuring charges related to Parent’s corporate and shared functional employees and infrastructure were $25 million during the nine months ended July 31, 2016. Restructuring activities related to Everett’s employees and infrastructure (“Direct Restructuring”), summarized by plan were as presented in the table below:

	Fiscal 2015 Plan		Fiscal 2012 Plan		Other Plans
	Employee Severance	Infrastructure and other	Employee Severance and EER	Infrastructure and other	Employee Severance	Infrastructure and other	Total
	In millions
Liability as of October 31, 2015	$278	$—	$274	$8	$1	$19	$580
Charges	356	124	(10)	—	—	—	470
Cash payments	(241)	(78)	(149)	(7)	—	(8)	(483)
Non-cash items	(17)	(32)	—	—	—	—	(49)

Liability as of July 31, 2016	$376	$14	$115	$1	$1	$11	$518

Total costs incurred to date as of July 31, 2016	$635	$124	$2,525	$391	$427	$1,111	$5,213

Total expected costs to be incurred as of July 31, 2016	$1,770	$200	$2,525	$391	$427	$1,111	$6,424

The current restructuring liability reported in Accrued restructuring in the Condensed Combined Balance Sheets at July 31, 2016 and October 31, 2015 was $415 million and $522 million, respectively. The long-term restructuring liability reported in Other liabilities in the Condensed Combined Balance Sheets at July 31, 2016 and October 31, 2015 was $103 million and $58 million, respectively.

Fiscal 2015 Restructuring Plan

On September 14, 2015, Parent’s Board of Directors approved a restructuring plan (the “2015 Plan”) which will be implemented through fiscal 2018. As part of the 2015 Plan, Everett expects up to approximately 27,700 employees to exit Everett by the end of 2018. The changes to the workforce will vary by country, based on local legal requirements and consultations with employee works councils and other employee representatives, as appropriate. Everett estimates that it will incur aggregate pre-tax charges through fiscal 2018 of approximately $2.0 billion in connection with the 2015 Plan, of which approximately $1.8 billion relates to workforce reductions and approximately $200 million primarily relates to real estate consolidation.

Fiscal 2012 Restructuring Plan

On May 23, 2012, Parent adopted a multi-year restructuring plan (the “2012 Plan”) designed to simplify business processes, accelerate innovation and deliver better results for customers, employees and stockholders. As of July 31, 2016, Everett had eliminated 29,400 positions in connection with the 2012 Plan, with a portion of

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

those employees exiting Everett as part of voluntary enhanced early retirement (“EER”) programs in the U.S. and in certain other countries. Everett recognized $2.9 billion in total aggregate charges in connection with the 2012 Plan, with $2.5 billion for workforce reductions, including the EER programs, and $391 million for infrastructure, including data center and real estate consolidation and other items. The severance and infrastructure related cash payments associated with the 2012 Plan are expected to be paid out through fiscal 2021.

Other Plans

Restructuring plans initiated by Parent in fiscal 2008 and 2010 were substantially completed as of April 30, 2015. Severance and infrastructure related cash payments associated with the other plans are expected to be paid out through fiscal 2019.

Note 4: Retirement and Post-Retirement Benefit Plans

Pension Benefit Expense

Certain eligible employees, retirees and other former employees of Everett participate in certain U.S. and international defined benefit pension plans and post-retirement benefit plans offered by Parent. Those plans whose participants included both Everett employees and other employees of Parent are accounted for as multiemployer benefit plans and the related net benefit plan obligations are not included in the Condensed Combined Balance Sheets. The related benefit plan expense has been allocated to Everett based on Everett’s labor costs and allocations of corporate and other shared functional personnel.

Certain defined benefit pension plans in Everett’s operations only included active, retired and other former Everett employees and were accounted for as single employer benefit (“Direct”) plans. Accordingly, the net benefit plan obligations and the related benefit plan expense of those plans have been recorded in the Condensed Combined Financial Statements for all periods presented. The most significant of these Direct plans are located in the United Kingdom, Germany and Canada.

Everett recognized total net pension and other post-retirement benefit expense in the Condensed Combined Statements of Operations of $68 million and $153 million for the nine months ended July 31, 2016 and 2015, respectively.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Everett’s net pension benefit cost recognized in the Condensed Combined Statements of Operations for Direct plans was as follows:

	Nine months ended July 31
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans
	2016	2015	2016	2015
	In millions
Service cost	$—	$—	$42	$55
Interest cost	—	12	178	190
Expected return on plan assets	—	—	(242)	(293)
Amortization and deferrals:
Actuarial loss	—	2	70	100
Prior service benefit	—	—	(4)	(1)

Net periodic benefit cost	—	14	44	51
Special termination benefits	—	—	13	15
Settlement loss	—	—	—	1

Net benefit cost	$—	$14	$57	$67

In January 2015, Parent offered certain terminated vested participants of the U.S. HP Pension Plan, a Shared plan, a one-time voluntary window during which they could elect to receive their pension benefit as a lump sum payment. As a result, the Parent pension plan trust made lump sum payments to eligible participants who elected to receive their pension benefit under this lump sum program. The defined benefit plan settlement charges of $186 million recorded in the Condensed Combined Statement of Operations for the nine months ended July 31, 2015, primarily include settlement expenses and additional net periodic benefit cost resulting from this lump sum program incurred by the Parent, which was determined to be directly attributable to Everett and the impact of re-measurement of the related U.S. defined benefit plans.

Future Contributions and Funding Policy

Everett’s policy is to fund its pension plans so that it makes at least the minimum contribution required by local government, funding and taxing authorities.

Everett previously disclosed in its Combined Financial Statements for the fiscal year ended October 31, 2015 that it expected to contribute approximately $110 million in fiscal 2016 to its non-U.S. pension plans. During the nine months ended July 31, 2016, Everett contributed $78 million to its non-U.S. pension plans and there were no payments made under Everett’s post-retirement benefit plans. During the remainder of fiscal 2016, Everett anticipates making additional contributions of approximately $32 million to its non-U.S. pension plans.

Everett’s pension and other post-retirement benefit costs and obligations depend on various assumptions. Differences between expected and actual returns on investments and changes in discount rates and other actuarial assumptions are reflected as unrecognized gains or losses, and such gains or losses are amortized to earnings in future periods. A deterioration in the funded status of a plan could result in a need for additional company contributions or an increase in net pension and post-retirement benefit costs in future periods. Actuarial gains or

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

losses are determined at the measurement date and amortized over the remaining service life for active plans or the life expectancy of plan participants for frozen plans.

Note 5: Stock-Based Compensation

Certain of Everett’s employees participate in stock-based compensation plans sponsored by Parent. Parent’s stock-based compensation plans include incentive compensation plans and an employee stock purchase plan. All awards granted under the plans are based on Parent’s common shares and, as such, are reflected in Parent’s Combined and Consolidated Statements of Stockholders’ Equity and not in the Condensed Combined Statements of Equity. Stock-based compensation expense includes expense attributable to Everett based on the awards and terms previously granted to Everett’s employees and an allocation of Parent’s corporate and shared functional employee expenses. Accordingly, the amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that Everett would have experienced as an independent company for the periods presented.

Stock-based compensation expense and the resulting tax benefits recognized by Everett were as follows:

	Nine months ended July 31
	2016	2015
	In millions
Stock-based compensation expense	$166	$151
Income tax benefit	—	—

Stock-based compensation expense, net of tax	$166	$151

Stock-based compensation expense includes an allocation of Parent’s corporate and shared functional employee expenses of $49 million and $39 million for the nine months ended July 31, 2016 and 2015, respectively.

In May 2016, in connection with the announcement of the spin-off of Everett and the Merger, Parent modified its stock-based compensation program such that certain unvested equity awards outstanding on May 24, 2016 will vest upon the earlier of: (i) the termination of an employee’s employment with HPE as a direct result of an announced sale, divestiture or spin-off of a subsidiary, division or other business; (ii) the termination of an employee’s employment with HPE without cause; or (iii) June 1, 2018. This modification also includes changes to the performance and market conditions of certain performance-based awards. As a result, for the nine months ended July 31, 2016, stock-based compensation expense in the table above includes pre-tax expense of $15 million, which has been recorded within Separation costs in the Condensed Combined Statements of Earnings.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Restricted Stock Awards

A summary of restricted stock awards activity for Everett employees is as follows:

	Nine months ended July 31, 2016
	Shares	Weighted- Average Grant Date Fair Value Per Share
	In thousands
Outstanding at beginning of period	—	$—
Converted from former Parent’s plan	10,205	$15
Granted	6,337	$15
Vested	(1,643)	$15
Forfeited	(467)	$15

Outstanding at end of period	14,432	$15

As of July 31, 2016, total unrecognized pre-tax stock-based compensation expense related to non-vested restricted stock awards to Everett employees was $122 million, which is expected to be recognized over the remaining weighted-average vesting period of 1.2 years.

Stock Options

Parent uses the Black-Scholes-Merton option-pricing model to estimate the fair value of stock options subject to service-based vesting conditions. Parent estimates the fair value of stock options subject to performance-contingent vesting conditions using a combination of a Monte Carlo simulation model and a lattice model as these awards contain market conditions. The weighted-average fair value and Parent’s assumptions used to measure fair value were as follows:

Nine months ended July 31, 2016
Weighted-average fair value(1)	$5
Expected volatility(2)	28.4%
Risk-free interest rate(3)	1.2%
Expected dividend yield(4)	1.2%
Expected term in years(5)	5.3

(1)	The weighted-average fair value was based on stock options granted during the period.
(2)	The expected volatility was estimated using average historical volatility of selected peer companies.
(3)	The risk-free interest rate was estimated based on the yield on U.S. Treasury zero-coupon issues.
(4)	The expected dividend yield represents a constant dividend yield applied for the duration of the expected term of the award.
(5)	For awards subject to service-based vesting, the expected term was estimated using the simplified method detailed in SEC Staff Accounting Bulletin No. 107 and for performance-contingent awards, the expected term represents an output from the lattice model.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

A summary of stock option activity for Everett employees is as follows:

	Nine months ended July 31, 2016
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	In thousands		In years	In millions
Outstanding at beginning of period	—
Converted from former Parent’s plan	9,275	$15
Granted	4,712	$15
Exercised	(1,122)	$10
Forfeited/cancelled/expired	(300)	$21

Outstanding at end of period	12,565	$15	5.8	71

Vested and expected to vest at end of period	12,122	$15	5.7	69

Exercisable at end of period	5,086	$14	4.3	35

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value that Everett employee option holders would have realized had all Everett employee option holders exercised their options on July 31, 2016. The aggregate intrinsic value is the difference between Parent’s closing stock price on July 31, 2016 and the exercise price, multiplied by the number of in-the-money options. Total intrinsic value of options exercised by Everett employees for the nine months ended July 31, 2016 was $8 million.

As of July 31, 2016, total unrecognized pre-tax, stock-based compensation expense related to unvested stock options for Everett employees was $16 million, which is expected to be recognized over the remaining weighted-average vesting period of 1.9 years.

Note 6: Taxes on Earnings

Everett’s Benefit for taxes and deferred tax balances have been calculated on a separate return basis as if Everett filed its own tax returns, although its operations have been included in Parent’s U.S. federal, state and foreign tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if Everett were a separate taxpayer and a standalone enterprise for the periods presented.

Provision for Taxes

Everett’s effective tax rate was 20.6% and 19.0% for the nine months ended July 31, 2016 and 2015, respectively. Everett’s effective tax rate generally differs from the U.S. federal statutory rate of 35% due to the impact of valuation allowances both within the U.S. and certain foreign jurisdictions. In addition there are foreign jurisdictions where the foreign tax rates differ from the U.S. federal statutory rate. Everett has not provided U.S. taxes for all foreign earnings because Everett plans to reinvest certain earnings indefinitely outside the U.S.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

For the nine months ended July 31, 2016, Everett recorded $123 million of net income tax charges related to items unique to that period. These amounts included a tax charge of $147 million on restructuring, separation and divestiture related costs. These tax charges were partially offset by $23 million of income tax benefits related to state tax impacts and other items.

For the nine months ended July 31, 2015, Everett recorded $78 million of net income tax charges related to items unique to that period, which included $172 million of income tax charges on restructuring, separation and asset impairment costs, partially offset by $92 million of income tax benefits related to uncertain tax positions.

Uncertain Tax Positions

Everett is subject to income tax in the U.S. and approximately 105 other countries and is subject to routine corporate income tax audits in many of these jurisdictions. In addition, Parent is subject to numerous ongoing audits by federal, state and foreign tax authorities. Everett believes it has provided adequate reserves for all tax deficiencies or reductions in tax benefits that could result from federal, state and foreign tax audits. Everett regularly assesses the likely outcomes of these audits in order to determine the appropriateness of Everett’s tax provision. Everett adjusts its uncertain tax positions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular audit. However, income tax audits are inherently unpredictable and there can be no assurance that Everett will accurately predict the outcome of these audits. The amounts ultimately paid on resolution of an audit could be materially different from the amounts previously included in the Benefit for taxes in the Condensed Combined Statements of Operations and therefore the resolution of one or more of these uncertainties in any particular period could have a material impact on net earnings or cash flows.

As of July 31, 2016 and October 31, 2015, the amount of unrecognized tax benefits was $316 million and $316 million, respectively, of which up to $214 million and $214 million would affect Everett’s effective tax rate if realized as of the respective periods.

Everett recognizes interest income from favorable settlements and interest expense and penalties accrued on unrecognized tax benefits in Benefit for taxes in the Condensed Combined Statements of Operations. As of July 31, 2016, Everett had accrued $60 million for interest and penalties.

Parent engages in continuous discussion and negotiation with taxing authorities regarding tax matters in various jurisdictions. Parent does not expect complete resolution of any U.S. Internal Revenue Service (“IRS”) audit cycle within the next 12 months. However, it is reasonably possible that certain federal, foreign and state tax issues may be concluded in the next 12 months, including issues involving transfer pricing and other matters. Accordingly, Everett believes it is reasonably possible that its existing unrecognized tax benefits may be reduced by an amount up to $28 million within the next 12 months.

Deferred Tax Assets and Liabilities

In the first quarter of fiscal 2016, Everett adopted the amendment to the existing accounting standards for income taxes issued by the FASB in November 2015, and elected to apply it on a retrospective basis. As a result, all of Everett’s deferred tax assets and liabilities are classified as noncurrent as of July 31, 2016 and retrospectively as of October 31, 2015. See Note 1, “Background and Basis of Presentation,” for more details.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Deferred tax assets and liabilities included in the Condensed Combined Balance Sheets were as follows:

	As of
	July 31, 2016	October 31, 2015
	In millions
Long-term deferred tax assets	$132	$132
Long-term deferred tax liabilities	(31)	(31)

Deferred tax assets net of deferred tax liabilities	$101	$101

Note 7: Balance Sheet Details

Balance sheet details were as follows:

Accounts Receivable

	As of
	July 31, 2016	October 31, 2015
	In millions
Accounts receivable, billed	$2,334	$2,352
Unbilled receivables	976	1,074

Accounts receivable, gross	3,310	3,426
Allowance for doubtful accounts	(31)	(30)

	$3,279	$3,396

The allowance for doubtful accounts related to accounts receivable and changes therein were as follows:

Nine months ended July 31, 2016
In millions
Balance at beginning of period	$30
Provision for doubtful accounts	15
Deductions, net of recoveries	(14)

Balance at end of period	$31

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Property, Plant and Equipment

	As of
	July 31, 2016	October 31, 2015
	In millions
Land	$135	$151
Buildings and leasehold improvements	3,400	3,459
Machinery, equipment and furniture	7,141	6,738

	10,676	10,348
Accumulated depreciation	(6,462)	(5,861)

	$4,214	$4,487

Depreciation expense for the nine months ended July 31, 2016 and 2015 was $1.1 billion and $1.0 billion, respectively. The change in gross property, plant and equipment during the nine months ended July 31, 2016 was primarily due to purchases of $0.1 billion and acquisitions through capital leases of $0.8 billion, partially offset by sales and retirements totaling $0.8 billion. Accumulated depreciation associated with assets sold or retired was $0.7 billion. The remainder of the change in gross property, plant and equipment and accumulated depreciation was due to currency and other impacts.

Note 8: Financing Receivables

Financing receivables represent sales-type and direct-financing leases of HPE and third-party products. These receivables typically have terms ranging from two to five years and are usually collateralized by a security interest in the underlying assets. The components of financing receivables were as follows:

	As of
	July 31, 2016	October 31, 2015
	In millions
Minimum lease payments receivable	$456	$496
Unearned income	(44)	(52)

Financing receivables, net	412	444
Less: current portion(1)	(140)	(151)

Amounts due after one year, net(1)	$272	$293

(1)	Everett includes the current portion in Financing receivables and amounts due after one year, net in Long-term financing receivables in the accompanying Condensed Combined Balance Sheets.

Credit Quality Indicators

Due to the homogenous nature of its leasing transactions, Everett manages its financing receivables on an aggregate basis when assessing and monitoring credit risk. Credit risk is generally diversified due to the large number of entities comprising Everett’s customer base and their dispersion across many different industries and geographic regions. Everett evaluates the credit quality of an obligor at lease inception and monitors that credit quality over the term of a transaction.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Note 9: Intangible Assets

Intangible assets were as follows:

	As of July 31, 2016			As of October 31, 2015
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
	In millions
Customer contracts, customer lists and distribution agreements	$3,139	$(3,107)	$32	$3,196	$(2,866)	$330

During the nine months ended July 31, 2016, $57 million of intangible assets became fully amortized and have been eliminated from gross intangible assets and accumulated amortization.

As of July 31, 2016, estimated future amortization expense related to Everett’s finite-lived intangible assets was as follows:

Fiscal year	In millions
2016 (remaining 3 months)	$32

Note 10: Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.

Fair Value Hierarchy

Everett uses valuation techniques that are based upon observable and unobservable inputs. Observable inputs are developed using market data such as publicly available information and reflect the assumptions market participants would use, while unobservable inputs are developed using the best information available about the assumptions market participants would use. Assets and liabilities are classified in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement:

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2—Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market-corroborated inputs.

Level 3—Unobservable inputs for the asset or liability.

The fair value hierarchy gives the highest priority to observable inputs and lowest priority to unobservable inputs.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

The following table presents Everett’s assets and liabilities that are measured at fair value on a recurring basis:

	As of July 31, 2016				As of October 31, 2015
	Fair Value Measured Using				Fair Value Measured Using
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	In millions
Assets
Cash Equivalents and Investments:
Time deposits	$—	$7	$—	$7	$—	$18	$—	$18
Money market funds	54	—	—	54	47	—	—	47
Marketable equity securities	1	—	—	1	6	1	—	7
Foreign bonds	8	103	—	111	8	113	—	121
Other debt securities	—	—	8	8	—	—	8	8
Derivative Instruments:
Foreign exchange contracts	—	60	—	60	—	65	—	65
Other derivatives	—	1	—	1	—	—	—	—

Total assets	$63	$171	$8	$242	$61	$197	$8	$266

Liabilities
Derivative Instruments:
Foreign exchange contracts	$—	$25	$—	$25	$—	$16	$—	$16

Total liabilities	$—	$25	$—	$25	$—	$16	$—	$16

During the nine months ended July 31, 2016 and 2015, there were no material transfers between levels within the fair value hierarchy.

Valuation Techniques

Cash Equivalents and Investments: Everett holds time deposits, money market funds, and other debt securities primarily consisting of corporate and foreign government notes and bonds, and common stock and equivalents. Everett values cash equivalents and equity investments using quoted market prices, alternative pricing sources, including net asset value, or models utilizing market observable inputs. The fair value of debt investments was based on quoted market prices or model-driven valuations using inputs primarily derived from or corroborated by observable market data, and, in certain instances, valuation models that utilize assumptions which cannot be corroborated with observable market data. Investments are included in the Condensed Combined Balance Sheets as components of Other current assets and Other assets.

Derivative Instruments: Everett uses forward contracts, interest rate and total return swaps to hedge certain foreign currency and interest rate exposures. Everett uses industry standard valuation models to measure fair value. Where applicable, these models project future cash flows and discount the future amounts to present value using market-based observable inputs, including interest rate curves, Everett and counterparty credit risk, foreign exchange rates, and forward and spot prices for currencies and interest rates. See Note 11, “Financial Instruments,” for a further discussion of Everett’s use of derivative instruments.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Other Fair Value Disclosures

Short- and Long-Term Debt: Everett estimates the fair value of its debt primarily using an expected present value technique, which is based on observable market inputs using interest rates currently available to companies of similar credit standing to Parent for similar terms and remaining maturities, and considering Parent’s credit risk. The estimated fair value of Everett’s short- and long-term debt was $438 million at July 31, 2016, compared to its carrying amount of $396 million at that date. The estimated fair value of Everett’s short- and long-term debt was $502 million at October 31, 2015, as compared to its carrying value of $446 million at that date. If measured at fair value in the Condensed Combined Balance Sheets, short- and long-term debt would be classified in Level 2 of the fair value hierarchy.

Other Financial Instruments: For the balance of Everett’s financial instruments, primarily accounts receivable, accounts payable and financial liabilities included in Other accrued liabilities, the carrying amounts approximate fair value due to their short maturities. If measured at fair value in the Condensed Combined Balance Sheets, these other financial instruments would be classified in Level 2 or Level 3 of the fair value hierarchy.

Non-Marketable Equity Investments and Non-Financial Assets: Everett’s non-marketable equity investments and non-financial assets, such as intangible assets and property, plant and equipment, are recorded at fair value in the period an impairment charge is recognized. If measured at fair value in the Condensed Combined Balance Sheets, these would generally be classified in Level 3 of the fair value hierarchy. During the nine months ended July 31, 2015, Everett determined that it would exit certain data centers. Everett conducted an analysis of the respective asset group to determine if the carrying value was greater than the fair value. As result of this assessment, Everett recorded a $136 million charge to Impairment of data center assets in the Condensed Combined Statements of Operations.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Note 11: Financial Instruments

Cash Equivalents and Available-for-Sale Investments

Cash equivalents and available-for-sale investments were as follows:

	As of July 31, 2016				As of October 31, 2015
	Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value	Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
	In millions
Cash Equivalents:
Time deposits	$7	$—	$—	$7	$12	$—	$—	$12
Money market funds	54	—	—	54	47	—	—	47

Total cash equivalents	61	—	—	61	59	—	—	59

Available-for-Sale Investments:
Debt securities:
Time deposits	—	—	—	—	6	—	—	6
Foreign bonds	88	23	—	111	91	30	—	121
Other debt securities	8	—	—	8	8	—	—	8

Total debt securities	96	23	—	119	105	30	—	135

Equity securities:
Equity securities in public companies	1	—	—	1	4	3	—	7

Total equity securities	1	—	—	1	4	3	—	7

Total available-for-sale investments	97	23	—	120	109	33	—	142

Total cash equivalents and available-for-sale investments	$158	$23	$—	$181	$168	$33	$—	$201

All highly liquid investments with original maturities of three months or less at the date of acquisition are considered cash equivalents. As of July 31, 2016 and October 31, 2015, the carrying amount of cash equivalents approximated fair value due to the short period of time to maturity. Time deposits were primarily issued by institutions outside the U.S. as of July 31, 2016 and October 31, 2015. The estimated fair value of the available-for-sale investments may not be representative of values that will be realized in the future.

Contractual maturities of investments in available-for-sale debt securities were as follows:

	As of July 31, 2016
	Amortized Cost	Fair Value
	In millions
Due in more than five years	$96	$119

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Equity securities in privately held companies include cost basis investments of $1 million and $1 million at July 31, 2016 and October 31, 2015, respectively. Equity securities are included in Other assets in the Condensed Combined Balance Sheets.

Derivative Instruments

Everett is a global company exposed to foreign currency exchange rate fluctuations and interest rate changes in the normal course of its business. As part of its risk management strategy, Everett uses derivative instruments, primarily forward contracts, interest rate swaps and total return swaps to hedge certain foreign currency, interest rate and, to a lesser extent, equity exposures. Everett’s objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings or protecting the fair value of assets and liabilities. Everett does not have any leveraged derivatives and does not use derivative contracts for speculative purposes. Everett may designate its derivative contracts as fair value hedges or cash flow hedges. Additionally, for derivatives not designated as hedging instruments, Everett categorizes those economic hedges as other derivatives. Derivative instruments directly attributable to Everett are recognized at fair value in the Condensed Combined Balance Sheets. The change in fair value of the derivative instruments is recognized in the Condensed Combined Statements of Operations or Combined Statements of Comprehensive Loss dependent upon the type of hedge as further discussed below. Everett classifies cash flows from its derivative programs with the activities that correspond to the underlying hedged items in the Condensed Combined Statements of Cash Flows.

As a result of its use of derivative instruments, Everett is exposed to the risk that its counterparties will fail to meet their contractual obligations. To mitigate counterparty credit risk, Everett has a policy of only entering into derivative contracts with carefully selected major financial institutions based on their credit ratings and other factors, and Everett maintains dollar risk limits that correspond to each financial institution’s credit rating and other factors. Everett’s established policies and procedures for mitigating credit risk include reviewing and establishing limits for credit exposure and periodically reassessing the creditworthiness of its counterparties. Everett participates in Parent’s master netting agreements, which further mitigate credit exposure to counterparties by permitting Everett to net amounts due from Everett to a counterparty against amounts due to Everett from the same counterparty under certain conditions.

To further mitigate credit exposure to counterparties, Everett participates in Parent’s collateral security agreements, which allow Everett to hold collateral from, or require Everett to post collateral to, counterparties when aggregate derivative fair values exceed contractually established thresholds which are generally based on the credit ratings of Parent and its counterparties. If Parent’s credit rating falls below a specified credit rating, the counterparty has the right to request full collateralization of the derivatives’ net liability position. Conversely, if the counterparty’s credit rating falls below a specified credit rating, the Parent has the right to request full collateralization of the derivatives’ net liability position. Collateral is generally posted within two business days.

Under Everett’s derivative contracts, the counterparty can terminate all outstanding trades following a covered change of control event affecting Parent that results in the surviving entity being rated below a specified credit rating. This credit contingent provision did not affect Everett’s financial position or cash flows as of July 31, 2016 or October 31, 2015.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Cash Flow Hedges

Everett uses forward contracts designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in its forecasted net revenue and, to a lesser extent, cost of revenue, operating expenses, and intercompany loans denominated in currencies other than the U.S. dollar. Everett’s foreign currency cash flow hedges mature generally within twelve months; however, forward contracts associated with intercompany loans extend for the duration of the loan term, which typically range from two to five years.

For derivative instruments that are designated and qualify as cash flow hedges, Everett initially records changes in fair value for the effective portion of the derivative instrument in Accumulated other comprehensive loss as a separate component of equity in the Condensed Combined Balance Sheets and subsequently reclassifies these amounts into earnings in the period during which the hedged transaction is recognized in earnings. Everett reports the effective portion of its cash flow hedges in the same financial statement line item as changes in the fair value of the hedged item.

Other Derivatives

Other derivatives not designated as hedging instruments consist primarily of forward contracts used to hedge foreign currency-denominated balance sheet exposures. Everett also uses total return swaps and, to a lesser extent, interest rate swaps, based on equity or fixed income indices, to hedge its executive deferred compensation plan liability.

For derivative instruments not designated as hedging instruments, Everett recognizes changes in fair value of the derivative instrument, as well as the offsetting change in the fair value of the hedged item, in Interest and other, net, in the Condensed Combined Statements of Operations in the period of change.

Hedge Effectiveness

For forward contracts designated as cash flow hedges, Everett measures hedge effectiveness by comparing the cumulative change in fair value of the hedge contract with the cumulative change in fair value of the hedged item, both of which are based on forward rates. Everett recognizes any ineffective portion of the hedge in the Condensed Combined Statements of Operations in the same period in which ineffectiveness occurs. Amounts excluded from the assessment of effectiveness are recognized in the Condensed Combined Statements of Operations in the period they arise.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Fair Value of Derivative Instruments in the Condensed Combined Balance Sheets

The gross notional and fair value of derivative instruments in the Condensed Combined Balance Sheets was as follows:

	As of July 31, 2016					As of October 31, 2015
		Fair Value					Fair Value
	Outstanding Gross Notional	Other Current Assets	Other Assets	Other Accrued Liabilities	Long-Term Other Liabilities	Outstanding Gross Notional	Other Current Assets	Other Assets	Other Accrued Liabilities	Long-Term Other Liabilities
	In millions
Derivatives designated as hedging instruments
Cash flow hedges:
Foreign exchange contracts	$1,672	$51	$9	$19	$6	$1,913	$57	$8	$13	$3

Total derivatives designated as hedging instruments	1,672	51	9	19	6	1,913	57	8	13	3

Derivatives not designated as hedging instruments
Other derivatives	24	1	—	—	—	17	—	—	—	—

Total derivatives not designated as hedging instruments	24	1	—	—	—	17	—	—	—	—

Total derivatives	$1,696	$52	$9	$19	$6	$1,930	$57	$8	$13	$3

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Offsetting of Derivative Instruments

Everett recognizes all derivative instruments on a gross basis in the Condensed Combined Balance Sheets. Everett participates in Parent’s master netting arrangements and collateral security arrangements. Everett does not offset the fair value of its derivative instruments against the fair value of cash collateral posted under Parent’s collateral security agreements. As of July 31, 2016 and October 31, 2015, information related to the potential effect of Everett’s use of Parent’s master netting agreements and collateral security agreements was as follows:

	As of July 31, 2016
	In the Condensed Combined Balance Sheets
	(i)	(ii)	(iii) = (i)-(ii)	(iv)	(v) = (iii)-(iv)
	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented
				Gross Amounts Not Offset	Net Amount
	In millions
Derivative assets	$61	$—	$61	$21	$40
Derivative liabilities	$25	$—	$25	$21	$4

	As of October 31, 2015
	In the Condensed Combined Balance Sheets
	(i)	(ii)	(iii) = (i)-(ii)	(iv)	(v) = (iii)-(iv)
	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented
				Gross Amounts Not Offset	Net Amount
	In millions
Derivative assets	$65	$—	$65	$13	$52
Derivative liabilities	$16	$—	$16	$13	$3

Effect of Derivative Instruments on the Condensed Combined Statements of Operations

The pre-tax effect of derivative instruments in cash flow hedging relationships for the nine months ended July 31, 2016 and 2015 were as follows:

	Gain (Loss) Recognized In OCI on Derivatives (Effective Portion)		Gain (Loss) Reclassified from Accumulated OCI into Earnings (Effective Portion)
	Nine months ended July 31		Location	Nine months ended July 31
	2016	2015		2016	2015
	In millions			In millions
Cash flow hedges:
Foreign exchange contracts	$31	$101	Net revenue	$48	$85
Foreign exchange contracts	3	(2)	Cost of revenue	(1)	5

Total cash flow hedges	$34	$99		$47	$90

As of July 31, 2016 and 2015, no portion of the hedging instruments’ gain or loss was excluded from the assessment of effectiveness for cash flow hedges. Hedge ineffectiveness for cash flow hedges was not material in the nine months ended July 31, 2016 and 2015.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

As of July 31, 2016, Everett expects to reclassify an estimated net Accumulated other comprehensive gain of approximately $35 million, net of taxes, to earnings in the next twelve months along with the earnings effects of the related forecasted transactions associated with cash flow hedges.

Derivative instruments not designated as hedging instruments had zero effect in the Condensed Combined Statements of Operations for the nine months ended July 31, 2016 and 2015.

Note 12: Borrowings and Capital Lease Obligations

Notes Payable and Short-Term Borrowings

Notes payable and short-term borrowings, including the current portion of long-term debt, were as follows:

	As of
	July 31, 2016		October 31, 2015
	Amount Outstanding	Weighted- Average Interest Rate	Amount Outstanding	Weighted- Average Interest Rate
	In millions		In millions
Current portion of long-term debt	$1	0.0%	$48	4.3%
Notes payable to banks	1	1.5%	1	1.5%

Total notes payable and short-term borrowings	$2		$49

Long-Term Debt

	As of
	July 31, 2016	October 31, 2015
	In millions
EDS Senior Notes(1)
$300 issued October 1999 at 7.45%, due October 2029	$312	$313
Other at 0.00%-7.45%, due in calendar years 2016-2023	83	132
Less: current portion	(1)	(48)

Total long-term debt	$394	$397

(1)	Everett may redeem the EDS Senior Notes at any time in accordance with the terms thereof. The EDS Senior Notes are senior unsecured debt.

Interest expense on borrowings recognized in the Condensed Combined Statements of Operations was as follows:

		Nine months ended July 31
Expense	Location	2016	2015
		In millions
Interest expense	Interest and other, net	$24	$19

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Capital Lease Obligations

Capital lease obligations of $2.392 billion and $2.388 billion at July 31, 2016 and October 31, 2015, respectively, primarily consist of contractual arrangements with Parent’s wholly-owned subsidiary, HPE Financial Services.

Note 13: Related Party Transactions and Parent Company Investment

Intercompany Revenue and Purchases

During the nine months ended July 31, 2016 and 2015, Everett sold services to other businesses of Parent in the amount of $29 million and $18 million, respectively.

During the nine months ended July 31, 2016 and 2015, Everett purchased products and services from other businesses of Parent in the amount of $587 million and $579 million, respectively. These intercompany purchases exclude leases with Parent’s wholly-owned leasing subsidiary, which are discussed in Note 1, “Background and Basis of Presentation” and Note 12, “Borrowings and Capital Lease Obligations.”

Allocation of Corporate Expenses

The Condensed Combined Statements of Operations and Comprehensive Loss include an allocation of general corporate expenses from Parent for certain management and support functions which are provided on a centralized basis within Parent. These management and support functions include, but are not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. These allocations were $1.2 billion and $1.3 billion for the nine months ended July 31, 2016 and 2015, respectively.

Management of Everett and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Everett. These allocations may not, however, reflect the expense Everett would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if Everett had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Parent Company Investment

Parent company investment on the Condensed Combined Balance Sheets and Statements of Equity represents Parent’s historical investment in Everett, the net effect of transactions with and allocations from Parent and Everett’s accumulated earnings.

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Net Transfers from Parent

Net transfers from Parent are included within Parent company investment. The components of the Net transfers from Parent on the Condensed Combined Statements of Equity for the nine month periods ended July 31, 2016 and 2015 were as follows:

	Nine months ended July 31
	2016	2015
	In millions
Intercompany revenue	$(29)	$(18)
Intercompany purchases	587	579
Cash pooling and general financing activities	(717)	(828)
Corporate allocations	1,221	1,325
Income taxes	(141)	(328)
Other	(65)	(5)

Total net transfers from Parent per Condensed Combined Statements of Equity	$856	$725

A reconciliation of Net transfers from Parent in the Condensed Combined Statements of Equity to the corresponding amount presented on the Condensed Combined Statements of Cash Flows for the nine month periods ended July 31, 2016 and 2015 were as follows:

	Nine months ended July 31
	2016	2015
	In millions
Net transfers from Parent per Condensed Combined Statements of Equity	$856	$725
Income taxes refunded to Parent	12	24
Restructuring	(25)	(24)
Stock-based compensation	(151)	(151)
Other non-cash items	(320)	(398)

Total net transfers from Parent per Condensed Combined Statements of Cash Flows	$372	$176

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Note 14: Other Comprehensive Income (Loss)

Taxes related to Other Comprehensive Income

	Nine months ended July 31
	2016	2015
	In millions
Taxes on change in net unrealized losses on available-for-sale securities:
Tax benefit on net unrealized losses arising during the period	$1	$—
Tax provision on net gains reclassified into earnings	1	—

	2	—

Taxes on change in net unrealized (losses) gains on cash flow hedges:
Tax benefit (provision) on net unrealized gains arising during the period	6	(5)
Tax provision on net gains reclassified into earnings	1	6

	7	1

Taxes on change in unrealized components of defined benefit plans:
Tax provision on amortization of actuarial loss and prior service benefit	(5)	(7)

	(5)	(7)

Tax benefit (provision) on other comprehensive income	$4	$(6)

Changes and reclassifications related to Other comprehensive income, net of taxes

	Nine months ended July 31
	2016	2015
	In millions
Other comprehensive income, net of taxes:
Change in net unrealized losses on available-for-sale securities:
Net unrealized losses arising during the period	$(7)	$(2)
Net gains reclassified into earnings	(1)	—

	(8)	(2)

Change in net unrealized (losses) gains on cash flow hedges:
Net unrealized gains arising during the period	40	94
Net gains reclassified into earnings(1)	(46)	(84)

	(6)	10

Change in unrealized components of defined benefit plans:
Losses arising during the period	(2)	(3)
Amortization of actuarial loss and prior service benefit(2)	59	94
Curtailments, settlements and other	—	4

	57	95
Change in cumulative translation adjustment	(5)	—

Other comprehensive income, net of taxes	$38	$103

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

(1)	Reclassification of pre-tax (gains) losses on cash flow hedges into the Condensed Combined Statements of Operations was as follows:

	Nine months ended July 31
	2016	2015
	In millions
Net revenue	$(48)	$(85)
Cost of revenue	1	(5)

	$(47)	$(90)

(2)	These components are included in the computation of net pension benefit cost in Note 4, “Retirement and Post-Retirement Benefit Plans.”

The components of Accumulated other comprehensive loss, net of taxes as of July 31, 2016, and changes therein were as follows:

	Net unrealized gains (losses) on available-for-sale securities	Net unrealized gains (losses) on cash flow hedges	Unrealized components of defined benefit plans	Cumulative translation adjustment	Accumulated other comprehensive loss
	In millions
Balance at beginning of period	$31	$45	$(1,539)	$(699)	$(2,162)
Other comprehensive (loss) income before reclassifications	(7)	40	(2)	(5)	26
Reclassifications of (gains) losses into earnings	(1)	(46)	59	—	12

Balance at end of period	$23	$39	$(1,482)	$(704)	$(2,124)

Note 15: Litigation and Contingencies

Everett is involved in various lawsuits, claims, investigations and proceedings including those consisting of IP, commercial, securities, employment, employee benefits and environmental matters, which arise in the ordinary course of business. The Separation and Distribution Agreement includes provisions that allocate liability and financial responsibility for litigation involving HPE and Everett, collectively the parties, as well as providing for cross-indemnification of the parties against liabilities to one party arising out of liabilities allocated to the other party. In addition, as part of the Separation and Distribution Agreement, HPE and Everett have agreed to cooperate with each other in managing litigation that relates to both parties’ businesses. The Separation and Distribution Agreement also contains provisions that allocate liability and financial responsibility for such litigation relating to both parties’ businesses. Everett records a liability when it believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgment is required to determine both the probability of having incurred a liability and the estimated amount of the liability. Everett reviews these matters at least quarterly and adjusts these liabilities to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other updated information and events pertaining to a particular matter. Litigation is inherently unpredictable. However, Everett believes it has valid defenses with respect to

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

legal matters pending against it. Nevertheless, cash flows or results of operations could be materially affected in any particular period by the resolution of one or more of these contingencies. Everett believes it has recorded adequate provisions for any such matters and, as of July 31, 2016, it was not reasonably possible that a material loss had been incurred in connection with such matters in excess of the amounts recognized in its financial statements.

Litigation, Proceedings and Investigations

Cisco Systems. On August 21, 2015, Cisco Systems, Inc. (“Cisco”) and Cisco Systems Capital Corporation (“Cisco Capital”) filed an action in Santa Clara County Superior Court for declaratory judgment and breach of contract against HP Inc. in connection with a dispute arising out of a third-party’s termination of a services contract with HP Inc. As part of that third-party services contract, HP Inc. separately contracted with Cisco on an agreement to utilize Cisco products and services. HP Inc. prepaid the entire amount due Cisco through a financing arrangement with Cisco Capital. Following the termination of HP Inc.’s services contract with the third-party, HP Inc. no longer required Cisco’s products and services, and, accordingly, exercised its contractual termination rights under the agreement with Cisco, and requested that Cisco apply the appropriate credit toward the remaining balance owed Cisco Capital. This lawsuit relates to the calculation of that credit under the agreement between Cisco and HP Inc. Cisco contends that after the credit is applied, HP Inc. still owes Cisco Capital approximately $58 million. HP Inc. contends that under a proper reading of the agreement, HP Inc. owes nothing to Cisco Capital, and that Cisco owes significant amounts to HP Inc. On December 18, 2015, the court held a status conference at which it lifted the responsive pleading and discovery stay. Following the conference, Cisco filed an amended complaint that abandons the claim for breach of contract set forth in the original complaint, and asserts a single cause of action for declaratory relief concerning the proper calculation of the cancellation credit. On January 19, 2016, HP Inc. filed a counterclaim for breach of contract simultaneously with its answer to the amended complaint. Following a July 12, 2016 case management conference, the court extended the deadline to complete fact discovery to November 4, 2016. Expert discovery is scheduled to be completed by February 17, 2017.

Washington, DC Navy Yard Litigation: In December 2013, HP Enterprise Services, LLC (“HPES”) was named in a lawsuit arising out of the September 2013 Washington, DC Navy Yard shooting that resulted in the deaths of twelve individuals. The perpetrator was an employee of The Experts, HPES’s now-terminated subcontractor on its IT services contract with the U.S. Navy. This action was filed in the Middle District of Florida by the estate of a deceased victim, asserting claims for negligence against HPES, The Experts, and the U.S. Navy. The court dismissed the plaintiff’s claims against the U.S. Navy but did not decide the motions to dismiss of HPES or The Experts. On February 11, 2015, the action was transferred to the United States District Court for the District of Columbia. An additional eight lawsuits were filed against HPES in 2015. Accordingly, a total of nine lawsuits have now been filed against HPES in connection with the Washington, DC Navy Yard shooting, all of which are now pending with the original action in the United States District Court for the District of Columbia. Pursuant to a coordinated schedule, defendants filed motions to dismiss all of the complaints on December 11, 2015. Plaintiffs’ oppositions to defendants’ motion to dismiss were filed on February 12, 2016. On August 16, 2016, the court held a hearing on defendants’ motion to dismiss. The court took the motion under submission.

Forsyth, et al. vs. HP Inc. and Hewlett Packard Enterprise: This purported class and collective action was filed on August 18, 2016 in the United States District Court for the Northern District of California, against HP Inc. and Hewlett Packard Enterprise alleging defendants violated the Federal Age Discrimination in Employment

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Act (ADEA), the California Fair Employment and Housing Act, California public policy and the California Business and Professions Code by terminating older workers and replacing them with younger workers. Plaintiffs seek to certify a nationwide collective action under the ADEA comprised of all U.S. residents employed by defendants who had their employment terminated pursuant to a WFR plan on or after May 23, 2012, and who were 40 years of age or older at the time of termination. Plaintiffs also seek to represent a Rule 23 class under California law comprised of all persons 40 years or older employed by defendants in the state of California and terminated pursuant to a WFR plan on or after May 23, 2012.

Environmental

Everett’s operations and products are or may in the future become subject to various federal, state, local and foreign laws and regulations concerning environmental protection, including laws addressing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the clean-up of contaminated sites, the substances and materials used in Everett’s products, the energy consumption of products, services and operations and the operational or financial responsibility for recycling, treatment and disposal of those products. This includes legislation that makes producers of electrical goods, including servers and networking equipment, financially responsible for specified collection, recycling, treatment and disposal of past and future covered products (sometimes referred to as “product take-back legislation”). Everett could incur substantial costs, its products could be restricted from entering certain jurisdictions, and it could face other sanctions, if it were to violate or become liable under environmental laws or if its products become non-compliant with environmental laws. Everett’s potential exposure includes impacts on revenue, fines and civil or criminal sanctions, third-party property damage or personal injury claims and clean-up costs. The amount and timing of costs to comply with environmental laws are difficult to predict.

In particular, Everett may become a party to, or otherwise involved in, proceedings brought by U.S. or state environmental agencies under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), known as “Superfund,” or other federal, state or foreign laws and regulations addressing the clean-up of contaminated sites, and may become a party to, or otherwise involved in, proceedings brought by private parties for contribution towards clean-up costs. Everett is also contractually obligated to make financial contributions to address actions related to certain environmental liabilities, both ongoing and arising in the future, pursuant to its separation and distribution agreement with HP Inc.

Note 16: Guarantees and Indemnifications

Guarantees

In the ordinary course of business, Everett may issue performance guarantees to certain of its clients, customers and other parties pursuant to which Everett has guaranteed the performance obligations of third parties. Some of those guarantees may be backed by standby letters of credit or surety bonds. In general, Everett would be obligated to perform over the term of the guarantee in the event a specified triggering event occurs as defined by the guarantee. Everett believes the likelihood of having to perform under a material guarantee is remote.

Everett has entered into service contracts with certain of its clients that are supported by financing arrangements. If a service contract is terminated as a result of Everett’s non-performance under the contract or failure to comply with the terms of the financing arrangement, Everett could, under certain circumstances, be

EVERETT SPINCO, INC.

THE ENTERPRISE SERVICES BUSINESS OF HEWLETT PACKARD ENTERPRISE COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

required to acquire certain assets related to the service contract. Everett believes the likelihood of having to acquire a material amount of assets under these arrangements is remote.

Indemnifications

In the ordinary course of business, Everett enters into contractual arrangements under which Everett may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of Everett or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. Everett also provides indemnifications to certain vendors and customers against claims of intellectual property infringement made by third parties arising from the use by vendors and customers of Everett’s software products and services and certain other matters. Some indemnifications may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have been immaterial.

Note 17: Subsequent Events

Everett evaluated subsequent events for recognition or disclosure through October 31, 2016, the date Condensed Combined Financial Statements were available to be issued.

Report of Independent Auditors

To the Board of Directors of Computer Sciences Corporation

We have audited the accompanying consolidated financial statements of Xchanging plc and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statement of income, of comprehensive income, of changes in equity and of cash flow for the year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xchanging plc and its subsidiaries as of December 31, 2015, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

6 December 2016

XCHANGING PLC

CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED 31 DECEMBER 2015 and 2014

For the year ended 31 December	Note	2015 £m	2014 (unaudited) £m
Revenue	3	440.2	573.5

Cost of sales	5	(407.5)	(531.5)
Gross profit	5	32.7	42.0
Administrative expenses	5	(73.9)	(15.7)
Other income	4	2.7	10.3

Operating profit/(loss)	3	(38.5)	36.6
Finance costs	7	(8.4)	(5.6)
Finance income	7	0.9	1.3
Share of (loss)/profit from joint venture	15	(0.2)	0.2

(Loss)/Profit before taxation		(46.2)	32.5
Taxation	8	(6.5)	(3.1)

(Loss)/Profit for the year		(52.7)	29.4

Attributable to:
Owners of the parent		(68.1)	16.1
Non-controlling interests	32	15.4	13.3

		(52.7)	29.4

Earnings per share attributable to owners of the parent (expressed in pence per share)
Basic (loss)/earnings per share	9	(27.55)	6.62
Diluted (loss)/earnings per share	9	(27.55)	6.52

Notes 1 to 33 form an integral part of these consolidated financial statements.

XCHANGING PLC

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR

ENDED 31 DECEMBER 2015 AND 2014

	Note	2015 £m	2014 (unaudited) £m
(Loss)/profit for the year		(52.7)	29.4
Items that may be reclassified to profit or loss
Revaluation of available-for-sale financial assets	16	0.1	(0.8)
Fair value movements on hedging instrument qualifying for hedge accounting	32	(0.4)	—
Fair value movements on hedging instrument recycled to the income statement upon de-designation	32	0.7	(0.6)
Currency translation differences		(2.7)	0.6

Total items that may be reclassified to profit or loss		(2.3)	(0.8)

Items that will not be reclassified to profit or loss
Actuarial gains/(losses) arising from retirement benefit obligations	28	1.2	(19.2)
Tax in respect of items that will not be reclassified	8	(0.6)	4.3

Total items that will not be reclassified to profit or loss		0.6	(14.9)

Other comprehensive expense for the year		(1.7)	(15.7)

Total comprehensive income for the year		(54.4)	13.7

Attributable to:
Owners of the parent		(69.8)	1.5
Non-controlling interests		15.4	12.2

		(54.4)	13.7

Notes 1 to 33 form an integral part of these consolidated financial statements.

XCHANGING PLC

CONSOLIDATED CASH FLOW STATEMENT FOR THE YEAR ENDED

31 DECEMBER 2015 AND 2014

	Note	2015 £m	2014 (unaudited) £m
Cash flows from operating activities
Cash generated from operations	23	38.1	61.1
Income tax paid		(4.7)	(12.4)

Net cash generated from operating activities		33.4	48.7
Cash flows from investing activities
Acquisition cost of subsidiaries net of cash acquired	29	(12.0)	(74.9)
Acquisition of equity investment	15	—	(0.6)
Purchase of property, plant and equipment	13	(2.4)	(8.3)
Proceeds from sale of property, plant and equipment	13	—	4.7
Purchase of intangible assets	12	(33.1)	(33.9)
Pre-contract expenditure		(0.5)	(1.2)
Interest received	7	0.9	0.8

Net cash used in investing activities		(47.1)	(113.4)
Cash flows from financing activities
Proceeds from issue of shares	32	0.2	1.7
Purchase of own shares	32	—	(2.4)
Proceeds from borrowings	20	39.7	114.3
Transaction costs of arranged borrowings	20	(0.4)	(2.6)
Interest paid	7	(4.8)	(2.5)
Dividends paid to owners of the parent	10/32	(6.8)	(6.1)
Dividends paid to non-controlling interests	32	(12.5)	(11.2)
Acquisition of non-controlling interest in subsidiaries		—	(14.8)

Net cash generated from financing activities		15.4	76.4

Net increase in cash and cash equivalents		1.7	11.7

Cash and cash equivalents at 1 January	21	129.2	121.3
Effects of exchange adjustments		(3.4)	(3.8)

Cash and cash equivalents at 31 December	21	127.5	129.2

Notes 1 to 33 form an integral part of these consolidated financial statements.

XCHANGING PLC

CONSOLIDATED BALANCE SHEET AS AT 31 DECEMBER 2015 AND 2014

	Note	2015 £m	2014 (unaudited) £m
Assets
Non-current assets
Goodwill	11	155.5	209.4
Other intangible assets	12	121.4	123.0
Property, plant and equipment	13	14.3	17.9
Investment in joint venture and associates	15	1.1	1.4
Available-for-sale financial assets	16	2.7	2.6
Trade and other receivables	17	3.9	6.2
Deferred income tax assets	8	35.9	35.9

Total non-current assets		334.8	396.4

Current assets
Current income tax receivable		0.7	1.2
Borrowings	20	0.8	0.6
Other financial assets	24	0.9	0.5
Trade and other receivables	17	97.7	116.6
Cash and cash equivalents	21	127.5	129.2

Total current assets		227.6	248.1

Total assets		562.4	644.5

Liabilities
Current liabilities
Trade and other payables	18	(93.5)	(141.0)
Current income tax liabilities		(8.9)	(4.3)
Borrowings	20	(0.1)	(0.2)
Customer accounts		(33.0)	(34.5)
Other financial liabilities	19	(7.0)	(3.2)
Provisions	27	(13.8)	(18.0)

Total current liabilities		(156.3)	(201.2)

Non-current liabilities
Trade and other payables	18	(5.5)	(2.0)
Borrowings	20	(154.0)	(113.8)
Other financial liabilities	19	—	(0.7)
Deferred income tax liabilities	8	(14.0)	(17.5)
Retirement benefit obligations	28	(61.9)	(67.4)
Provisions	27	(2.2)	(1.9)

Total non-current liabilities		(237.6)	(203.3)

Total liabilities		(393.9)	(404.5)

Net assets		168.5	240.0

Equity attributable to owners of the parent
Ordinary shares	32	12.4	12.2
Share premium	32	111.0	111.0
Other reserves	32	47.9	49.6
Retained earnings	32	(29.1)	43.8

Equity attributable to the owners of the parent		142.2	216.6
Non-controlling interest in equity	32	26.3	23.4

Total equity		168.5	240.0

Notes 1 to 33 form an integral part of these consolidated financial statements.

XCHANGING PLC

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED

31 DECEMBER 2015 AND 2014

		Attributable to owners of the parent
	Note	Ordinary shares £m	Share premium £m	Other reserves £m	Retained earnings £m	Total £m	Non-controlling interest in equity £m	Total equity £m
At 1 January 2014 (unaudited)		12.1	110.5	67.7	29.2	219.5	22.6	242.1
Profit for the year (unaudited)		—	—	—	16.1	16.1	13.3	29.4
Other comprehensive expense (unaudited)		—	—	(14.6)	—	(14.6)	(1.1)	(15.7)

Total comprehensive income for the year (unaudited)		—	—	(14.6)	16.1	1.5	12.2	13.7
Share-based payments (unaudited)	32	—	—	—	2.7	2.7	—	2.7
Deferred tax on share-based payments (unaudited)	8	—	—	—	(0.2)	(0.2)	—	(0.2)
Shares issued in respect of employee share-based payments (unaudited)	32	0.1	0.5	—	1.1	1.7	—	1.7
Purchase of own shares (unaudited)	32	—	—	—	(2.4)	(2.4)	—	(2.4)
Subscription for shares by Employee Benefit Trust (unaudited)	32	—	—	—	(0.3)	(0.3)	—	(0.3)
Transaction with non-controlling interest (unaudited)	32	—	—	(3.5)	3.7	0.2	(0.2)	—
Dividends paid (unaudited)	10/32	—	—	—	(6.1)	(6.1)	(11.2)	(17.3)

Total transactions with owners, recognised directly in equity (unaudited)		0.1	0.5	(3.5)	(1.5)	(4.4)	(11.4)	(15.8)
At 31 December 2014 (unaudited)		12.2	111.0	49.6	43.8	216.6	23.4	240.0

(Loss)/profit for the year		—	—	—	(68.1)	(68.1)	15.4	(52.7)
Other comprehensive expense		—	—	(1.7)	—	(1.7)	—	(1.7)

Total comprehensive (expense)/income for the year		—	—	(1.7)	(68.1)	(69.8)	15.4	(54.4)
Share-based payments	32	—	—	—	2.2	2.2	—	2.2
Deferred tax on share-based payments	8	—	—	—	—	—	—	—
Shares issued in respect of employee share-based payments	32	0.2	—	—	—	0.2	—	0.2
Purchase of own shares	32	—	—	—	—	—	—	—
Subscription for shares by Employee Benefit Trust	32	—	—	—	(0.2)	(0.2)	—	(0.2)
Dividends paid	32	—	—	—	(6.8)	(6.8)	(12.5)	(19.3)

Total transactions with owners, recognised directly in equity	10/32	0.2	—	—	(4.8)	(4.6)	(12.5)	(17.1)
At 31 December 2015		12.4	111.0	47.9	(29.1)	142.2	26.3	168.5

For a description of the nature and purpose of each reserve within shareholders’ equity refer to note 32 on pages F-164 to F-168. Notes 1 to 33 form an integral part of these consolidated financial statements.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014

Xchanging plc (the ‘Company’) and its subsidiaries (together, ‘the Group’) provide a range of business processing services, primarily to the financial services and insurance industries, as well as procurement services and technology services across industries.

Xchanging plc is a public limited company incorporated and domiciled in the UK. The address of its registered office is The Walbrook Building, 25 Walbrook, London EC4N 8AQ. The Company’s ordinary shares are traded on the London Stock Exchange.

1 SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these financial statements are set out either below (and have been applied throughout the financial statements) or in the relevant note to the financial statements. These policies have been consistently applied to both years presented, unless otherwise stated.

(i) Basis of preparation of the financial statements

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (‘IFRS’) as issued by the International Accounting Standards Board (‘IASB’) and IFRS Interpretations Committee (‘IFRS IC’) interpretations, collectively ‘IFRS’. The consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of certain financial instruments.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. Disclosed in note 2 (see pages F-105 to F-107) are the areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements.

The financial information included in respect of the year ended 31 December 2014 is unaudited.

These financial statements were approved and authorised for issue on 5 December 2016 by the Board of Directors.

(ii) Going concern

The Directors have reviewed the liquidity position of the Group for the period to 31 December 2017. The cash flows of the Group have been assessed against the Group’s available sources of finance on a quarterly basis to determine the level of headroom against committed bank facilities. Based on this analysis, and an assessment of the potential cash risks, the Directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. The Group therefore continues to adopt the going concern basis in preparing its consolidated financial statements.

(iii) Basis of consolidation

Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Transactions with non-controlling interests that do not result in a loss of control are accounted for as equity transactions.

In terms of subsidiaries the Group:

•	Consolidates subsidiaries from the date on which control passes to the Group and deconsolidates from the date control ceases.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

•	Changes the accounting policies of subsidiaries, where necessary, to ensure consistency with the policies adopted by the Group.

•	Eliminates intercompany transactions and balances in the Group results.

•	Recognises any non-controlling interest in the income statement, balance sheet and other comprehensive income based on the non-controlling interest’s proportionate share, except where there are specific contractual arrangements where this is not applicable.

(iv) Foreign currencies

Functional and presentation currency

Items included in the financial statements of each of the Group’s subsidiaries are measured using the currency of the primary economic environment in which the subsidiaries operates (‘the functional currency’). The consolidated financial statements are presented in Sterling, which is the Company’s functional currency.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement, except when deferred in other comprehensive income as qualifying hedges.

Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the income statement within ‘finance income or cost’. All other foreign exchange gains and losses are presented in the income statement within ‘foreign exchange (loss)/gain’ in cost of sales or administrative expenses.

Translation differences on non-monetary financial assets such as equities classified as available-for-sale are included in the revaluation reserve in equity through other comprehensive income.

Translation differences on non-monetary financial assets and liabilities such as equities held at fair value through profit or loss are recognised in profit or loss as part of the fair value gain or loss.

Group companies

The results and financial position of all the Group subsidiaries that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	All assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

•	Income and expenses for each income statement are translated at monthly average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions);

•	All resulting currency translation differences are recognised in other comprehensive income.

On consolidation, currency translation differences arising from the translation of long-term monetary items designated as part of the net investment in foreign operation are recognised in shareholders’ equity.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

Cumulative currency translation differences recognised in equity in respect of a subsidiary disposed of are recycled to the income statement in the same period that the disposal is recognised. The effect of the cumulative currency translation differences is taken into account in determining the gain or loss on disposal.

(v) Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable, excluding value added tax, rebates and discounts. The Group recognises revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the Group and when specific criteria have been met for each of the Group’s activities described below.

Business Processing Services

Insurance services

Processing of premiums

Annual subscriptions for processing premiums are recognised over the period to which they relate. Transaction fees are recognised on the basis of volumes processed. Revenue for work performed on the platform used to process premiums is recognised as the work is performed, based on time and materials.

Claims adjusting and broking services

Revenue from adjusting and processing of broking services is recognised as the work is performed, based on time and materials.

Workers’ compensation services

Fixed fees are recognised over the period to which they relate. Performance based fees are recognised over the period to which the service relates, based on expectations of the amount that is reasonably certain to be received.

Financial services

Investment account and funds administration services

Account fees per investment account are recognised in the income statement according to the period to which they relate. Management fees are recognised monthly and are measured based on the value of assets in the investment account for the month. Revenue from the processing of investment accounts and funds administration services is recognised according to the period to which the services relate.

Securities processing

Revenue from the provision of securities processing services is recognised according to the period to which the service relates.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Other business processing services

Revenue from business processing services relating to non-financial or insurance clients are predominately fixed fee based, with the fee being recognised over the period to which the service relates.

Technology

Sales of software licences

Perpetual licences are sold both with and without implementation services. When a perpetual licence is sold separate to a contract for implementation services revenue is recognised when the significant risks and rewards of ownership are considered to have passed to the buyer and all obligations have been fulfilled; usually considered to occur on delivery of the licences for completed modules to the buyer.

When a perpetual licence is sold as a part of a contract for implementation services an assessment is made as to whether the services sold with the licence are essential to the functionality of the software combined with whether there is significant development of the underlying software. If the services are essential the licence fee is recognised based on a percentage completion basis over the implementation period.

Software implementation services

Revenue from software implementation services under a fixed price contract is recognised on a percentage completion basis (based on cost). Full provision is made for all known anticipated losses on each contract immediately as such losses are identified.

Maintenance contracts and hosting services

Revenue in respect of the maintenance of computer software programs, hosting and other services is recognised on a straight-line basis over the term of the maintenance contract.

Technology services

Technology services such as consultancy or project work is recognised as the work is performed, based on time and materials.

Procurement

Revenue from the provision of procurement services is recognised on a gross basis where the Group is responsible for the whole supply chain process and associated business process from end-to-end. Where the Group acts as an agent, revenue is recognised on a net basis. The Group is regarded as an agent in the case where (1) no associated credit risk is transferred to the Group, (2) the Group earns a predetermined amount, and (3) the Group does not hold the primary responsibility for providing the services to the customer or for fulfilling the order.

Revenue from procurement management services is recognised, net of guaranteed rebates to customers, according to the period to which the service relates and only when all obligations are fulfilled.

Performance based revenue, where fees are received based on the resulting cost reduction (gainshare) is recognised once the service resulting in a cost saving has been agreed with the customer.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Other revenue

Within any sector project work can occur. Project work is recognised as the work is performed, based on time and materials.

(vi) Changes in accounting policy and disclosure

(a) New and amended standards adopted by the Group

The Group adopted the following standards for the first time for the financial year beginning on or after 1 January 2015:

•	Annual Improvements to IFRSs – 2010-2012 Cycle and 2011 – 2013 Cycle.

•	Amendments to IAS 19 ‘Defined Benefit Plans.’ This amendment clarifies the application of IAS 19 – referred to as ‘IAS 19R’, to plans that require employees or third parties to contribute towards the cost of benefits. The amendment does not affect the accounting for voluntary contributions.

The adoption of these amendments did not have any significant effect on the Group financial statements.

The Group also elected to adopt the following amendment early:

•	Annual Improvements to IFRSs 2012-2014 Cycle

As these amendments merely clarify the existing requirements, they do not affect the Group’s accounting policies or any of the disclosures.

A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after 1 January 2015, and have not been applied in preparing these consolidated financial statements. Effects noted as follows:

•	The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortised cost, fair value through OCI and fair value through P&L. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI not recycling. There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and hedging instrument and for the ‘hedged ratio’ to be the same as the one management actually use for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. The standard is effective for accounting periods beginning on or after 1 January 2018. Early adoption is permitted. The group is yet to assess IFRS 9’s full impact.

•

IFRS 15, ‘Revenue from contracts with customers’ deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognised when a customer obtains control of a good or service and thus has the ability to

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

direct the use and obtain the benefits from the good or service. The standard replaces IAS 18 ‘Revenue’ and IAS 11 ‘Construction contracts’ and related interpretations. The standard is effective for annual periods beginning on or after 1 January 2017 and earlier application is permitted. The Group is assessing the impact of IFRS 15 including reviewing items such as licences, the unbundling of products and services and the allocation of fair value and discounts between products and services.

•	IFRS 16, ‘Leases’ deals with lease accounting. The standard replaces current guidance within IAS 17. For lessors, the accounting stays almost the same. However, IFRS 16 is likely to have a significant impact on the financial statements of lessees. The new standard will affect both the balance sheet and related ratios, such as debt/equity ratios. Depending on the number of lease contracts previously classified as operating leases under IAS 17, the new approach will result in a significant increase in debt on the balance sheet. Additionally, lessees will have to present interest expense on the lease liability and depreciation on the right-of-use asset in the income statement. The standard is effective for annual periods beginning on or after 1 January 2019, with earlier application permitted if IFRS 15, ‘Revenue from Contracts with Customers’, is also applied. The Group is currently assessing the impact of IFRS 16, no conclusion has been made to date.

There are no other standards that are not yet effective and that would be expected to have a material impact on the Group in the current or future reporting periods and on foreseeable future transactions.

2 CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

Management is required to exercise judgement and make use of estimates and assumptions in the application of accounting standards.

Those areas that require significant judgement and estimates are:

(i) Assessment of the carrying value of goodwill and other intangible assets

The Group tests annually whether goodwill has suffered any impairment, or more frequently if events or changes in circumstances indicate that goodwill might be impaired. The recoverable amount of cash generating units have been determined based on the higher of value in use and fair value less cost of disposal. The Group also tests intangible assets for indicators of impairment and if impairment indicators are present, it determines the recoverable amount which is defined as the higher of value in use and fair value less cost of disposal for the asset. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount.

These calculations require the use of estimates and judgements. See note 11 on pages F-119 to F-121 for further information on the estimates and judgements applied.

(ii) Classification of exceptional items

Exceptional items are those items that in the Directors’ view are required to be separately disclosed by virtue of their size or incidence or have been separately disclosed in order to improve a reader’s understanding of the financial statements. Consideration of what should be labelled as ‘exceptional’ requires judgement to be applied as to whether they are one-off or significant in nature. Note 4 on pages F-110 to F-111 presents and explains those items judged to be exceptional, including why they were deemed exceptional.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

(iii) Revenue recognition including deferred and accrued income

The Group applies judgement in the following areas of revenue recognition and estimates in determining the revenue amount to be recognised in a financial period, as follows:

•	Where applicable, revenue is calculated using a percentage of completion basis. This method involves estimating future costs, margins and the deliverability of the project;

•	For contracts, judgement is applied to determine whether revenue should be recognised on a gross or net basis, based on whether the Group is acting as principal in the contract or as an agent. This judgement frequently occurs for procurement contracts;

•	Unbundling licence and maintenance agreements and attributing fair values and discounts between products and services;

•	Judgement is also applied to estimate the amount of revenue due under performance based fees; and

•	Whether up-front fees can be recognised as revenue, based on when the up-front fee has been earned.

(iv) Valuation of provisions

Due to the nature of provisions, an element of their determination is based on estimates and judgements, including assumptions regarding the future anticipated cash outflows required to settle obligations, and the period over which these outflows will arise. The actual outcome of these uncertain factors may differ from these estimations, giving rise to differences with the estimated provisions. Any such differences between actual outcomes and the provisions recorded may impact the Group’s results over the periods involved. The timing of the outflow of resources required to settle these obligations is subject to similar uncertain factors. See note 27 on pages F-151 to F-152 for a discussion of critical estimates and judgements on specific provisions.

(v) Income taxes

The Group is subject to income taxes in numerous jurisdictions. Judgement is required in determining the Group-wide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain. The Group recognises liabilities based on estimates of whether taxes will be due. When the final tax outcome of these matters results in a difference to the amounts that were initially recognised, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

Deferred tax assets are recognised when it is more likely than not that the asset will be realised in the future. This evaluation requires judgements to be made, including the forecast of future taxable income. See note 8 on pages F-114 to F-117 for further information.

(vi) Business combinations

When acquiring a business, the Group has to make judgements and best estimates about the fair value allocation of the purchase price and the fair value of any contingent consideration. Judgement is applied in determining what part of a business transaction relates to the acquisition of that business. Parts of a business transaction that do not relate to the acquisition (for example, employee costs) are accounted for in accordance with the relevant accounting standard. See note 29 on pages F-157 to F-159 for further information about judgements and estimates applied to the current year acquisitions.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

(vii) Retirement benefit obligations

The Group operates a number of defined benefit plans. The retirement benefit obligations recorded are based on actuarial assumptions, including discount rates, expected long-term rate of return on plan assets, inflation and mortality rates. These assumptions are based on current market conditions, historical information and consultation with, and input from, actuaries. Management review these assumptions annually. If they change, or if actual experience is different from the assumptions, the funding status of the plan will change and the retirement benefit obligation will be adjusted accordingly. The assumptions used are detailed in note 28 on pages F-152 to F-157.

3 SEGMENTAL ANALYSIS

Management has determined the operating segments based on the internal reporting and information presented to and reviewed by the Board (the chief operating decision-maker for the year) on which strategic decisions are based, resources are allocated and performance is assessed.

During 2015, the Board considered the business as follows:

•	Business Processing Services that has two distinct components, Insurance and Financial Services. Insurance Services provides technology infrastructure and managed services for processing policies and premiums as well as handling claims, to the insurance market. It includes the workers’ compensation claims processing services business in Australia. Financial Services provides securities processing, investment account administration and fund administration in Germany, Italy and India for financial institutions.

•	Technology provides technology infrastructure management services, insurance software and application management services to a range of customers.

•	Procurement provides procurement and human resources services to a range of customers.

Corporate provides the infrastructure, resources and investment to sustain and grow the Group, including performance management, and business management functions. Corporate is not considered an operating segment but its numbers are presented in order to reconcile reportable segment numbers back to the consolidated financial statements.

Management uses net revenue and adjusted operating profit as measures of segment performance. Net revenue is total revenue less supplier costs on procurement contracts (where the Group acts as principal) that are incurred by the Group and recharged to the customer. Net revenue better reflects the Group’s revenue performance, it removes those revenue transactions where the Group makes no margin and has no control over the volume of supplier costs to be recharged. Interest income and expenses are not allocated to sectors, as this type of activity is driven by the Group treasury function, which manages the cash position of the whole Group. Corporate costs reallocated to operating segments include depreciation and amortisation of centrally recognised other intangible assets, lease payments and other costs incurred centrally on behalf of other operating segments.

The Group’s reportable segments account for inter segment sales, and transfers, as if the sales or transfers were to third parties, i.e. at current market prices.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

The segment information for the year ended 31 December 2015 is as follows:

			Subtotal Business Processing Services
	Insurance Services	Financial Services		Technology	Procurement	Corporate	Total
Year ended 31 December 2015	£m	£m	£m	£m	£m	£m	£m
Revenue	177.1	85.1	262.2	113.6	64.4	—	440.2
Net revenue	177.1	85.1	262.2	113.6	24.7	—	400.5
Adjusted operating profit/(loss)	53.2	7.8	61.0	14.5	(10.9)	(10.0)	54.6
Adjusted operating profit margin	30.0%	9.2%	23.3%	12.8%	(44.1%)	—	13.6%

For future comparability purposes the Procurement segment net revenue of £24.7 million will be split post the year end 31 December 2015 with £8.1 million, relating to Business Processing Services and £16.6 million to Technology.

The segment information for the year ended 31 December 2014 (unaudited) is as follows:

			Subtotal Business Processing Services
	Insurance Services	Financial Services		Technology	Procurement	Corporate	Total
Year ended 31 December 2014 (Unaudited)	£m	£m	£m	£m	£m	£m	£m
Revenue	182.7	99.7	282.4	93.1	198.0	—	573.5
Net revenue	182.7	99.7	282.4	93.1	31.3	—	406.8
Adjusted operating profit/(loss)	53.3	10.8	64.1	6.8	(2.5)	(12.6)	55.8
Adjusted operating profit margin	29.2%	10.8%	22.7%	7.3%	(8.0%)	—	13.7%

The depreciation and amortisation included in adjusted operating profit is as follows:

			Subtotal Business Processing Services
	Insurance Services	Financial Services		Technology	Procurement	Corporate	Total
Year ended 31 December 2015	£m	£m	£m	£m	£m	£m	£m
Depreciation and amortisation 2015	6.4	3.6	10.0	11.8	3.3	0.1	25.2
Depreciation and amortisation 2014 (unaudited)	2.8	5.1	7.9	8.2	2.8	1.5	20.4

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Reconciliation of non-GAAP adjusted operating profit to IFRS operating (loss)/profit:

		2015 £m	2014 (unaudited) £m
Adjusted operating profit		54.6	55.8
Adjusting items:
Amortisation of intangible assets previously unrecognised by an acquired entity (all recognised in cost of sales)	12	(6.5)	(6.1)
Acquisition-related expenses[1]	29	(12.6)	(6.0)
Exceptional items	4	(74.0)	(7.1)

Operating (loss)/profit		(38.5)	36.6

1.	Acquisition-related expenses refer to note 29 on pages F-157 to F-159.

Reconciliation of net revenue to IFRS statutory revenue:

	2015 £m	2014 (unaudited) £m
Net revenue	400.5	406.8
Adjusting items:
Supplier costs on procurement contracts	39.7	166.7
Revenue	440.2	573.5

The tables below present revenue from continuing operations by the geographical location of customers and by category:

Revenue by geographical location	2015 £m	2014 (unaudited) £m
United Kingdom	254.4	387.6
Germany	52.4	53.7
United States of America	44.4	32.1
Australia	28.3	37.6
Other Continental Europe	22.2	20.7
Italy	19.8	23.4
South East Asia	10.4	8.0
Rest of world	6.6	7.7
India	1.7	2.7

Revenue	440.2	573.5

Analysis of revenue by category	2015 £m	2014 (unaudited) £m
Revenue from services	407.1	547.1
Sale of goods	11.8	18.2
Revenue from sale of software licences	21.3	8.2

Revenue	440.2	573.5

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Material customers

No one customer accounted for greater than ten per cent of the Group’s gross revenues for the year ended 31 December 2015. In the year end 31 December 2014 revenues of £168.3 million (unaudited), attributable to the Procurement segment, were derived from one customer. It was the revenue derived and costs incurred from this single customer that contributed to the higher 2014 revenue and cost of sales balances seen above and note 5 on page F-112.

No customers accounted for greater than ten per cent of the Group’s net revenues.

Information about product/service

The information to report revenue by individual product/service was not available for this period, although the group has invested in new finance systems which will enable such reporting in the future.

4 EXCEPTIONAL ITEMS

	2015 £m	2014 (unaudited) £m
Exceptional (cost)/income items comprise the following:
Impairment of Procurement goodwill	(59.3)	—
Procurement asset impairments	(5.6)	—
Restructuring costs (‘Split and Fix’ in 2015, Group wide restructuring in 2014)	(4.0)	(10.3)
Procurement onerous contract provision	(2.9)	—
Procurement customer contract asset impairment	(2.4)	—
Other intangibles asset impairments	(2.9)	—
New South Wales workers’ compensation contract	0.4	(7.1)
Lease surrender receipt and related items	—	9.7
Pension curtailment	2.7	—
Insolvency trustee distribution	—	0.6

Total exceptional items	(74.0)	(7.1)

Included within:
- Cost of Sales	(17.4)	(17.4)
- Administrative expenses	(59.3)	—
- Other income	2.7	10.3

	(74.0)	(7.1)

Exceptional items are those items that in the Directors’ view are required to be separately disclosed by virtue of their size or incidence and in order to improve a reader’s understanding of the financial statements. These may include items relating to the restructuring of a significant part of the Group, impairment charges, items relating to acquisitions and disposals, and other one-off events or transactions. The tax impact of the total exceptional cost is a credit of £3.1 million (2014: credit £2.6 million).

For 2015, the Procurement sector exceptional items of £74.2 million are:

•	Impairment of the Procurement sector goodwill of £59.3 million (refer to note 11 on pages F-119 to F-121).

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

•	Procurement asset impairments £5.6 million. This is for the MM4 software of £2.3 million, Logia £1.4 million, Vault £0.6 million and £1.3 million of assets associated with the onerous contract recognised at the half year (see below).

•	Restructuring costs of £4.0 million incurred across the Group for ‘Split and Fix’. £1.9 million was specifically recognised with regards to the French operations which are in the process of being terminated.

•	Procurement onerous contracts provision of £2.9 million. This relates to two specific contracts within the Procurement sector, one of which was provided for at the half year 2015. This expense is shown net of termination benefits received of £1.4 million in respect of the second contract.

•	Procurement customer contract asset impairments of £2.4 million (refer to note 12 on pages F-122 to F-125) in relation to the MM4 business.

Exceptional items non-Procurement sector of £(0.2) million are:

•	Impairment of the Netsett asset of £2.9 million (refer to note 12 on pages F-122 to F-125).

•	£0.4 million reversal of the New South Wales workers’ compensation onerous contract provision (refer to note 27 on pages F-151 to F-152).

•	The London Processing Centre Ltd Retirement & Death Benefits Scheme (the ‘LPC Scheme’), effective from 28 February 2015 and Xchanging Defined Benefit Scheme, effective from 31 December 2015 was closed to future accrual, resulting in a net curtailment income of £2.7 million.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

5 EXPENSES BY NATURE

	Note	2015 £m	2014 (unaudited) £m
Direct staff costs	6	176.7	186.6
Cost of goods and services directly related to sales		90.2	211.6
Goodwill impairment	11	59.3	—
Technology and communications		33.6	38.5
Other staff related costs		26.6	38.1
Operating lease expenses		13.7	10.9
Acquisition-related expenses	29	12.6	6.0
Professional fees		11.4	16.1
Intangible asset impairments	12	10.9	—
Other property costs		7.1	11.3
Other costs		4.9	1.6
Procurement onerous contract provisions		2.9	—
Depreciation and Amortisation:
- Depreciation of property, plant and equipment	13	5.9	5.9
- Amortisation of intangible assets previously unrecognised by an acquired entity	12	6.5	6.1
- Amortisation of other intangible assets	12	17.4	13.1
- Amortisation of pre-contract costs		1.7	1.4

Total expenses		481.4	547.2

Included within:
- Cost of sales		407.5	531.5
- Administrative expenses		73.9	15.7

		481.4	547.2

The decrease in the cost of goods and services directly related to sales is reflective of a single customer lost within the Procurement sector.

Fees payable to the Company’s auditors in the year were as follows:

	2015 £m	2014 (unaudited) £m
Fees payable to the Company’s auditors for the annual audit of the Company and Consolidated financial statements	0.2	0.2
Audit of Company’s subsidiaries pursuant to legislation	1.0	0.7

	1.2	0.9
Audit related assurance services	0.2	0.1
Tax advisory services	0.3	0.1
All other services	0.5	0.5

Total fees payable to the Company’s auditors	2.2	1.6

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

6 EMPLOYEE BENEFITS

	Note	2015 £m	2014 (unaudited) £m
Wages and salaries (including Directors)		153.2	158.4
Social security costs		15.9	16.8
Share-based payments	31	2.2	2.7
Pension costs – defined contribution schemes	28	6.7	6.8
Pension costs – defined benefit schemes	28	0.9	4.0

		178.9	188.7

Included within:
- Cost of Sales		167.1	175.2
- Administrative expenses		9.6	11.4

		176.7	186.6
- Net finance costs – pension costs	7	2.2	2.1

		178.9	188.7

During 2015, £12.6 million of staff costs were capitalised (2014: £10.6 million), in respect of software assets. See note 12 on pages F-122 to F-125 for more information.

	2015 Number	2014 (unaudited) Number
Average monthly number of persons (including Executive Directors) employed by segment
Insurance services	3,581	3,095
Financial services	1,091	2,002

Business processing services subtotal	4,672	5,097
Technology	2,019	1,774
Procurement	351	393
Corporate	62	39

	7,104	7,303

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

7 FINANCE COSTS AND INCOME

Finance costs and income are recognised in the income statement using the effective interest rate method.

	Note	2015 £m	2014 (unaudited) £m
Finance costs
Bank and other interest		(5.5)	(2.9)
Amortisation of loan fees		(0.7)	(0.5)
Interest cost on defined benefit pension schemes	28	(2.2)	(2.1)
Imputed interest on deferred consideration		—	(0.1)

Total finance costs		(8.4)	(5.6)

Finance income
Bank and other interest		0.9	0.7
Gain on translation of put option to acquire minority interest	24	—	0.6

Total finance income		0.9	1.3

Net finance costs		(7.5)	(4.3)

8 TAXATION

The tax expense for the period comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In this case, the associated tax is also recognised in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income.

Deferred income tax is recognised, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. It is also recognised on temporary differences arising in subsidiaries. However, deferred tax is not recognised when:

•	It relates to the initial recognition of goodwill.

•	It relates to the initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss.

•	It relates to a deferred income tax liability where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

•	It is not probable that future taxable profit will be available against which the temporary differences can be utilised.

Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Income tax

The major components of income tax expense for the year ended 31 December 2015:

Consolidated income statement	2015 £m	2014 (unaudited) £m
Current tax:
- Current tax on profits for the year	10.5	7.5
- Adjustment in respect of prior years	0.3	(0.7)

Total current tax	10.8	6.8

Deferred tax:
- Origination and reversal of temporary differences for the year	(4.9)	(3.5)
- Adjustment in respect of prior years	(0.8)	(0.2)
- Impact of the change in the UK tax rate	1.4	—

Total deferred tax	(4.3)	(3.7)

Tax charge for the year	6.5	3.1

Consolidated statement of comprehensive income	2015 £m	2014 (unaudited) £m
Current tax movement in relation to actuarial losses on defined benefit plans	0.2	0.3
Deferred tax movement in relation to actuarial (gains)/losses on defined benefit plans	(0.8)	4.0

	(0.6)	4.3

Consolidated statement of changes in equity	2015 £m	2014 (unaudited) £m
Deferred tax movement in relation to share-based payments	—	(0.2)

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Factors affecting the tax charge for the year

The statutory tax charge for the year is higher (2014: lower) than the standard rate of corporation tax in the UK. The standard rate of corporation tax in the UK changed from 21% to 20% with effect from 1 April 2015. Accordingly, the Group’s profits for this accounting period are taxed at a blended rate of 20.25% (2014: 21.50%). The differences are explained below:

	2015 £m	2014 (unaudited) £m
(Loss)/profit before taxation	(46.2)	32.5

(Loss)/profit before tax multiplied by the standard rate of corporation tax in the UK of 20.25% (2014: 21.5%)	(9.4)	7.0
Changes in tax rates	1.4	—
Items not deductible for tax purposes	14.8	1.5
Unutilised tax losses in current year	0.3	0.1
Temporary differences not previously recognised	—	(0.7)
Adjustments for tax in respect of prior years	(0.5)	(0.9)
Non-taxable income	(0.9)	(1.1)
Brought forward losses not previously recognised	(0.1)	(3.0)
Difference on foreign tax rates	0.9	0.2

Tax charge for the year reported in the income statement	6.5	3.1

Deferred tax

The Finance (No 2) Act 2015, that was substantively enacted on 18 November 2015, reduced the standard rate of corporation tax in the UK from 20% to 19% with effect from 1 April 2017 and then from 19% to 18% with effect from 1 April 2020. Accordingly deferred tax is calculated in full on temporary differences under the liability method using the tax rate arising when the temporary difference is expected to reverse in the UK and at the relevant local statutory rates for differences arising in other countries.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Deferred income tax assets and liabilities are attributable to the following items:

	Consolidated balance sheet		Consolidated income statement
	2015 £m	2014 (unaudited) £m	2015 £m	2014 (unaudited) £m
Deferred tax assets
Retirement benefit obligation	11.3	13.3	(1.2)	(0.4)
Tax losses	10.0	7.3	3.2	2.7
Decelerated tax depreciation	4.0	4.2	(0.1)	—
Share-based payments	1.5	1.6	(0.1)	0.1
Other	9.1	9.5	2.5	1.3

Total deferred tax assets	35.9	35.9

Recoverable within 1 year	10.6	9.2
Recoverable after more than 1 year	25.3	26.7

	35.9	35.9

Deferred tax liabilities
Accelerated tax depreciation	(0.1)	(0.1)
Other[1]	(13.9)	(17.4)

Total deferred tax liabilities	(14.0)	(17.5)

Arising within 1 year	(5.7)	(7.4)
Arising after more than 1 year	(8.3)	(10.1)

	(14.0)	(17.5)

Net deferred tax asset	21.9	18.4

Net credit to tax expense			4.3	3.7

1.	Included within other is deferred tax on amortisation of intangible assets and other miscellaneous items.

Tax losses arising in the current and previous years from continuing operations, total an estimated carried forward amount of £52.9 million in the USA (2014: £46.8 million), £12.6 million in Italy (2014: £15.0 million), £8.6 million in the UK (2014: £0.9 million) and £8.3 million in other tax jurisdictions (2014: £5.0 million). USA losses expire 20 years from the year in which they arise. Losses arising in Italy and the UK can be carried forward indefinitely. The principal deferred tax assets recognised for losses are £5.0 million (2014: £3.0 million) in respect of the USA, £3.2 million (2014: £4.1 million) in respect of Italy and £1.7 million (2014 £0.2 million) in respect of the UK. The Group has not recognised deferred tax assets of £16.0 million (2014: £14.7 million) that principally arise on losses in certain businesses in the USA. The utilisation of these losses will be reviewed in line with future tax planning opportunities on an ongoing basis.

9 EARNINGS PER SHARE

Basic earnings per share is calculated by dividing the profit attributable to owners of the parent by the weighted average number of ordinary shares of the Company.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

For diluted earnings per share, the weighted average number of ordinary shares in existence is adjusted to include all potential dilutive ordinary shares. The Group has three types of potential dilutive ordinary shares: share options, share awards under the Performance Share Plan and other share awards.

	Weighted average number of shares	(Loss)/ Profit attributable to owners of the parent	(Loss)/ Profit attributable to owners of the parent per share	Adjusted earnings	Adjusted earnings per share
	thousands	£m	pence	£m	pence
Basic (losses)/earnings per share:
- 31 December 2015	247,010	(68.1)	(27.55)	21.0	8.49
- 31 December 2014 (unaudited)	243,482	16.1	6.62	28.9	11.86
Diluted (losses)/earnings per share:
- 31 December 2015	247,010	(68.1)	(27.55)	21.0	8.49
- 31 December 2014 (unaudited)	247,155	16.1	6.52	28.9	11.69

The following reflects the share data used in the basic and diluted earnings per share calculations:

	2015 Thousands	2014 (unaudited) Thousands
Weighted average number of ordinary shares for basic earnings per share	247,010	243,482
Dilutive potential ordinary shares:
- Employee share options	—	304
- Awards under the Performance Share Plan	—	3,336
- Share awards	—	33

Weighted average number of ordinary shares for diluted earnings per share	247,010	247,155

The share awards during the year as outlined in note 31 on pages F-160 to F-164 have not diluted the weighted average number of ordinary shares for diluted earnings per share.

Adjusted basic and diluted earnings per share

Adjusted earnings per share values are disclosed to provide a better understanding of the underlying trading performance of the Group. The adjusted value is in line with the KPIs as used to measure the Group’s performance in 2015.

The adjusted earnings per share figures are calculated based on the Company’s share of adjusted profit for the year, divided by the basic and diluted weighted average number of shares as stated above.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

The owners of the parent’s share of adjusted profit for the year is calculated as follows:

	2015 £m	2014 (unaudited) £m
Adjusted profit for the year net of tax attributable to owners of the parent	21.0	28.9
Adjusting items:
Exceptional items	(74.0)	(7.1)
Acquisition-related expenses	(12.6)	(6.0)
Amortisation of intangible assets previously unrecognised by an acquired entity	(6.5)	(6.1)
Imputed interest and fair value adjustments on put options	0.0	0.6
Non-controlling interests’ share of adjustments	(1.1)	1.3
Tax on adjusting items	5.1	4.5

Profit for the year net of tax attributable to owners of the parent	(68.1)	16.1

10 DIVIDENDS PAYABLE

Dividend distributions to the Company’s shareholders are recognised as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

No dividend has been declared for the year ended 31 December 2015. A dividend of 2.75 pence per share in respect of the year ended 31 December 2014, amounting to a total dividend of £6,804,085, was paid on 22 May 2015 and is recorded in these financial statements.

11 GOODWILL

Goodwill arises from the purchase of subsidiary undertakings and represents the excess of the fair value of the consideration paid over the fair value of the Group’s interest in net identifiable assets of the acquiree and the fair value of the non-controlling interest in the acquiree. After initial recognition, goodwill is stated at cost less any accumulated impairment losses.

Goodwill is allocated to the Group’s cash generating units (‘CGUs’) being the lowest level at which assets generate separately identifiable cash inflows independent of the cash inflows of other assets or groups of assets.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Goodwill impairment reviews are undertaken annually or, more frequently if events or changes in circumstances indicate a potential impairment. The carrying value of goodwill is compared to the recoverable amount, which is the higher of value-in-use and the fair value less costs to sell. Any impairment would be recognised immediately as an expense and would not be subsequently reversed.

	Note	2015 £m	2014 (unaudited) £m
Cost
At 1 January		310.2	269.2
Business combination	29	5.4	38.4
Exchange adjustments		(0.4)	2.6

At 31 December		315.2	310.2

Aggregate impairment
At 1 January		(100.8)	(98.6)
Impairment charge	4	(59.3)	—
Exchange adjustments		0.4	(2.2)

At 31 December		(159.7)	(100.8)

Net book amount
At 31 December		155.5	209.4

An analysis of goodwill and adjusted operating profit by operating segment is as follows:

	Goodwill
	2014 (unaudited) £m	Business combination £m	Disposal/ reallocation £m	Impairment charge £m	Foreign currency movements £m	2015 £m
Insurance Services	36.1	—	—	—	(0.1)	36.0
Financial Services	40.1	—	—	—	(1.5)	38.6

Business Processing Services	76.2	—	—	—	(1.6)	74.6
Technology	79.1	0.8	—	—	1.0	80.9
Procurement	54.1	4.6	—	(59.3)	0.6	—

	209.4	5.4	—	(59.3)	—	155.5

Impairment testing of goodwill

The key assumptions applied in the impairment testing of goodwill as at 31 December 2015 are set out in the table below. All margins are calculated using net revenue and adjusted operating profit.

	Operating margin range	Weighted average margin	Operating margin growth rate	Extrapolated future growth rate	Pre-tax discount rate
Insurance Services	30%-33%	32%	2%	1%	15%
Financial Services	6%-9%	8%	(3%)	1%	14%
Technology	13%-14%	14%	2%	1%	13%

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

The assumptions used in the Procurement value-in-use calculations gave an operating margin loss of 11%-44%, and hence a negative value-in-use for the sector resulting in the full carrying value of the Procurement sector goodwill being impaired.

The recoverable amounts of all CGUs have been determined based on value-in-use calculations using pre-tax cash flow projections based on budgets approved by the management of the CGU and the Board. The budgets cover a one year period, as well as cash flows for years two, three and four using management’s expectations of sales growth, operating costs, adjusted operating profit and margin based on past experience, and expectations regarding future performance and profitability for each individual CGU. Financial Services value-in-use calculation has been prepared based on budgets covering a two year period as well as cash flows for years three and four using management’s expectations as above due to the ongoing projects within the sector.

A terminal value has been calculated using a nil growth rate assumption for all CGUs.

Sensitivity analysis

The carrying value of goodwill is most sensitive to changes in average growth rates as described below.

Insurance Services

This sector is consistently profitable and cash generative. It is considered unlikely that there could be reasonable changes to key assumptions sufficient to give rise to an impairment at an individual CGU level.

Financial Services

The acquisition of AGI’s holding in Fondsdepot Bank during 2014 has reduced some risk within FdB. Additionally the current digitalisation project and restructuring of the business has positively impacted the future cash flows within the model. Albeit, there is a lag between recognising the costs of these projects and realising the benefits and hence the initial negative growth of the operating margin shown in the table above.

The performance of Xchanging Italy has remained level during 2015, following the successful merger of Kedrios and AR Enterprise S.r.l. in 2013, and the realisation of synergies within the combined business.

Sensitivities have been performed in conjunction with the sales targets and cost reduction set out within the 2016 budget business plan, should these not be reached sufficient headroom would remain.

Technology

The acquisition of the businesses acquired from Agencyport and Total Objects Ltd during 2014 has increased the customer base and product offering of the insurance software business. A number of new Xuber contracts were secured during the year and further new contracts are in the pipeline for 2016. It is considered unlikely that there could be reasonable changes to key assumptions sufficient to give rise to an impairment.

Procurement

The weak performance of the traditional outsourcing business combined with underperformance of a number of procurement contracts lead to an impairment charge of £59.3 million being recognised during the period for the Procurement CGU.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

12 OTHER INTANGIBLE ASSETS

Research and development

Research expenditure is expensed as incurred. Development expenditure is capitalised when it can be reliably measured, technically feasible, the resources are available to complete the project, management intends to complete the development, and there is an ability to use or sell the asset and the future economic benefits are expected.

Assets in the course of development are not amortised until they are ready to be used or sold. These assets relate to software being developed by the Group.

Development costs represent the cost of process and system designs that substantially improved the business. Once capitalised these assets are amortised and assessed for impairment in accordance with IAS 38 ‘Intangible Assets’.

Software costs and contractual customer relationships

Software assets acquired as part of a business combination are fair valued on acquisition in accordance with IFRS 3, ‘Business Combinations’ then subsequently amortised in accordance with IAS 38 ‘Intangible Assets’. Contractual customer relationships are capitalised on acquisition where they meet the criteria for recognition under IFRS 3, ‘Business Combinations’, and IAS 38 ‘Intangible Assets’.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Amortisation is calculated so as to write off the cost of the assets, less their estimated residual values, on a straight-line basis over the expected useful economic lives of the assets concerned. Amortisation is calculated over the following periods:

Software	3 to 7 years
Development costs	5 years or over the life of the related contract
Customer contractual relationships	5 to 10 years

	Software	Customer contractual relationships	Software assets in the course of development	Development costs	Total
	£m	£m	£m	£m	£m
Cost
At 1 January 2014 (unaudited)	61.1	37.1	1.5	14.3	114.0
Business combination (note 29) (unaudited)	15.6	37.0	—	—	52.6
Additions – internal (unaudited)	6.8	—	14.3	—	21.1
Additions – external (unaudited)	8.9	—	6.8	—	15.7
Transfers from property, plant and equipment (unaudited)	—	—	2.1	—	2.1
Transfer to / (from) assets in the course of development (unaudited)	1.5	—	(1.5)	—	—
Disposals/write-offs (unaudited)	(3.3)	—	(4.1)	—	(7.4)
Exchange adjustments (unaudited)	(1.8)	(1.0)	(0.1)	—	(2.9)

At 31 December 2014 (unaudited)	88.8	73.1	19.0	14.3	195.2
Business combination (note 29)	—	—	—	—	—
Additions – internal	6.2	—	6.4	—	12.6
Additions—external	3.0	—	17.4	—	20.4
Transfer to/(from) assets in the course of development	1.6	—	(1.6)	—	—
Disposals/write-offs	(12.7)	—	—	—	(12.7)
Exchange adjustments	(1.6)	(1.2)	—	—	(2.8)

At 31 December 2015	85.3	71.9	41.2	14.3	212.7

Accumulated amortisation
At 1 January 2014 (unaudited)	24.3	20.0	—	13.7	58.0
Charge for the year (unaudited)	12.9	6.1	—	0.2	19.2
Disposals/write-offs (unaudited)	(3.1)	—	—	—	(3.1)
Exchange adjustments (unaudited)	(1.4)	(0.5)	—	—	(1.9)

At 31 December 2014 (unaudited)	32.7	25.6	—	13.9	72.2
Charge for the year	17.2	6.5	—	0.2	23.9
Impairment charge for the year	8.5	2.4	—	—	10.9
Disposals/write-offs	(12.7)	—	—	—	(12.7)
Exchange adjustments	(2.3)	(0.7)	—	—	(3.0)

At 31 December 2015	43.4	33.8	—	14.1	91.3

Net book amount
At 31 December 2014 (unaudited)	56.1	47.5	19.0	0.4	123.0
At 31 December 2015	41.9	38.1	41.2	0.2	121.4

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Amortisation expense of £23.9 million (2014: £19.2 million) has been charged through cost of sales and £nil (2014: £nil) through administrative expenses.

In 2015, all of the customer contractual relationship amortisation charge of £6.5 million (2014: £6.1 million) relates to assets previously unrecognised by an acquired entity.

Significant individual assets, which are included in the balances above, are as follows:

Intangible assets impaired during the year

•	During the year the assets relating to the Procurement business were assessed for impairment given the Procurement goodwill write-off and the ‘Split and Fix’ restructuring plan. As a result of this assessment £5.6 million of Procurement assets were impaired as they were no longer needed to support the Procurement business. This is for the MM4 software of £2.3 million, the Logia IT platform of £1.4 million, the Vault IT platform of £0.6 million and £1.3 million of assets associated with the onerous contract recognised at the half year.

•	£2.4 million of MM4 customer contracts assets were impaired during the year due to the business not achieving the levels of growth expected.

•	Netsett is the Group’s internally generated, global (re)insurance and accounting net settlement service. It is a netting and settlement solution designed to deliver operational efficiency, transparency, and capital efficiency benefits to participants through the implementation of a centralised, multi-lateral, multi-currency engine platform for premium and claims flows within and between global cedents, brokers and carriers. The asset was completed in 2014 and has a carrying amount as at 31 December 2015 of £2.9 million (2014: £4.0 million). Impairment testing has been performed and a conclusion was reached to impair the remaining book value, £2.9 million. This assessment was reached because, despite the potential for the service to be a significant revenue generator in the long term, there is insufficient certainty of the timing and quantum of cash inflows at present.

Software

The significant software assets have been described below:

•	Xuber Enterprise Suite is the Group’s global insurance application platform, and provides support for the full insurance cycle including quotation, claim notification as well as payment and settlement. The asset has a carrying amount as at 31 December 2015 of £22.7 million (2014: £24.0 million) and is made up of several components. Components are amortised over five years after they are complete.

•	Insurance software acquired with the businesses acquired from Agencyport relating to the ‘OPENSuite’ of products. The asset has a carrying amount as at 31 December 2015 of £11.5 million, and is being amortised to 2020.

•	Insurance software acquired with Total Objects which provides services to Insurance brokers, Reinsurers and managing general agents. The asset has a carrying amount as at 31 December 2015 of £2.2 million, and is being amortised to 2021.

•	Funds administration processing platforms, including costs of migration of new customers on to the platform. The asset has a carrying amount as at 31 December 2015 of £6.1 million (2014: £1.3 million), and is made up of several components being amortised up to 2019.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

•	IT platform and software acquired with AR relates to a comprehensive information technology (IT) solution for the securities brokerage and asset management industry in Italy. The asset has a carrying amount as at 31 December 2015 of £1.1 million (2014: £2.0 million), and is being amortised to 2017.

•	Workday is the Group’s new HR system that supports HR services including payroll processes, talent and performance management, and organisational changes. The asset has a carrying value as at 31 December 2015 of £3.3 million (2014: £3.9 million), and is being amortised to 2019.

•	The Finance Transformation Programme (‘FTP’) delivers a common SAP platform, a common set of finance business processes, within a common organisation structure aligned with the new global finance shared service model. The asset has a carrying value as at 31 December 2015 of £9.2 million, and will be amortised over a 5 year period from the date it is brought into use (January 2016).

•	Within the Insurance sector there is a new software in development to enable the XIS bureau to process messages under the ACCORD global standard for Insurance premium messages, as part of the London Insurance Market’s Central Services Refresh Programme (‘CSRP’). This asset has a carrying amount at 31 December 2015 of £8.1 million.

•	The Insurance Market Repository (IMR) software under construction is an investment in replacing, upgrading and introducing new IT applications and infrastructure. This is part of the group’s Platform Refresh Programme. This asset has a carrying amount at 31 December 2015 of £6.1 million.

Customer contractual relationships

•	Contractual relationships acquired as part of the acquisition of the businesses acquired from Agencyport. These assets have a carrying amount at 31 December 2015 of £27.3 million (2014: £30.5 million) and are being amortised to 2023.

•	Contractual relationships acquired as part of the acquisition of Total Objects. These assets have a carrying amount at 31 December 2015 of £3.0 million (2014: £3.8 million) and are being amortised to 2019.

•	Open architecture customer contracts relating to investment fund administration. The asset has a carrying amount as at 31 December 2015 of £3.6 million (2014: £4.8 million) and are being amortised to 2019.

•	Brokerage and Asset management customers acquired as part of the acquisition of AR Enterprise in 2012. These assets have a carrying amount of £4.2 million as at 31 December 2015 (2014: £5.1 million) and are being amortised to 2022.

13 PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost less accumulated depreciation and accumulated impairment losses, except for assets in the course of development and land. Assets in the course of development are carried at cost less any recognised impairment. Depreciation commences when the assets are ready for their intended use. Land is carried at cost less any recognised impairment. No depreciation is charged on land.

The cost of property, plant and equipment is their purchase cost, together with any incidental costs of acquisition.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognised within the income statement.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Depreciation is calculated so as to write off the cost of the assets, less their estimated residual values, on a straight-line basis over the expected useful economic lives of the assets concerned. Depreciation is calculated over the following periods:

Buildings	20 years
Leasehold improvements	over the period of the lease
Computer equipment	3 to 5 years
Fixtures and fittings	3 to 10 years

	Leasehold improvements	Land and buildings	Computer equipment	Fixtures and fittings	Assets in the course of development	Total
	£m	£m	£m	£m	£m	£m
Cost
At 1 January 2014 (unaudited)	12.7	2.3	21.6	4.4	3.3	44.3
From Business Combinations (unaudited)	0.2	0.4	0.3	0.1	—	1.0
Additions—external costs (unaudited)	3.7	0.2	2.9	1.7	0.1	8.6
Transfers (to)/from other intangible assets (unaudited)	—	—	0.5	—	(2.6)	(2.1)
Transfers (to)/from assets in the course of development (unaudited)	—	—	0.1	0.1	(0.2)	—
Disposals/write-offs (unaudited)	(6.9)	—	(3.5)	(1.6)	—	(12.0)
Exchange adjustments (unaudited)	(0.1)	0.1	(0.2)	—	—	(0.2)

At 31 December 2014 (unaudited)	9.6	3.0	21.7	4.7	0.6	39.6
From Business Combinations	—	—	—	—	—	—
Additions—external costs	0.2	—	1.5	0.8	0.2	2.7
Transfers (to)/from assets in the course of development	0.2	—	—	—	(0.2)	—
Disposals/write offs	(0.5)	—	(2.8)	(1.4)	—	(4.7)
Exchange adjustments	(0.4)	—	(0.4)	(0.2)	—	(1.0)

Cost At 31 December 2015	9.1	3.0	20.0	3.9	0.6	36.6

Accumulated depreciation
At 1 January 2014 (unaudited)	6.4	0.2	13.8	3.3	—	23.7
Charge for the year (unaudited)	0.9	0.1	3.7	1.2	—	5.9
Disposals/write-offs (unaudited)	(2.7)	—	(3.6)	(1.5)	—	(7.8)
Exchange adjustments (unaudited)	(0.1)	—	—	—	—	(0.1)

At 31 December 2014 (unaudited)	4.5	0.3	13.9	3.0	—	21.7
Charge for the year	0.7	0.1	4.0	1.1	—	5.9
Disposals / write-offs	(0.5)	—	(2.8)	(1.4)	—	(4.7)
Exchange adjustments	(0.3)	0.1	(0.4)	—	—	(0.6)

At 31 December 2015	4.4	0.5	14.7	2.7	—	22.3

Net book value
At 31 December 2014 (unaudited)	5.1	2.7	7.8	1.7	0.6	17.9
At 31 December 2015	4.7	2.5	5.3	1.2	0.6	14.3

Depreciation expense of £5.9 million (2014: £5.9 million) has been charged through cost of sales, and £nil million (2014: £nil) through administrative expenses.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Included in property, plant and equipment are computer equipment and fixtures and fittings assets held under finance leases with a net book value of £0.3 million (2014: £0.5 million).

14 INVESTMENTS IN SUBSIDIARIES

A list of all significant subsidiaries of the Group is provided as follows:

Name	Country of incorporation / Principal place of business	Effective interest	Name
BT Objects Limited	England & Wales	Technology	100%
BTO Group LLC	Russia	Technology	100%
Campion Limited	Isle of Man	Technology	100%
Data Integration Limited	England & Wales	Technology	100%
Datasure Holdings Limited	England & Wales	Technology	100%
Datasure Underwriting Systems Limited	England & Wales	Technology	100%
EPG Computer Services Limited	England & Wales	Technology	100%
EPG Insurance Systems Limited	England & Wales	Technology	100%
Ferguson Snell & Associates Limited	England & Wales	Procurement	97%
Fondsdepot Bank GmbH	Germany	Financial Services	100%
HR Enterprise Limited	England & Wales	Corporate	100%
HR Holdco Limited	England & Wales	Procurement	100%
Infrex Limited	England & Wales	Corporate	100%
Ins-Sure Holdings Limited	England & Wales	BPO	50%
Ins-Sure Services Limited	England & Wales	BPO	50%
LCO Marine Limited	England & Wales	BPO	50%
LCO Non-Marine and Aviation Limited	England & Wales	BPO	50%
London Processing Centre Limited	England & Wales	BPO	50%
LPSO Limited	England & Wales	BPO	50%
MarketMaker4 Limited	England & Wales	Procurement	100%
Nexplicit Infotech India Private Limited	India	BPS	75%
Xchanging EMEA Limited	England & Wales	Procurement	100%
SBB Services, Inc.	USA (State of Delaware)	Procurement	100%
Spikes Cavell Analytic, Inc.	USA (State of Delaware)	Procurement	100%
Spikes Cavell Analytic Limited	England & Wales	Procurement	100%
Syntech Management Services Limited	England & Wales	Technology	100%
The Mobile Phone Directory Limited	England & Wales	Technology	97%
Total Objects Limited	England & Wales	Technology	100%
Xchange Limited	England & Wales	BPO	100%
Xchanging (Mauritius) Limited	Mauritius	Corporate	100%
Xchanging (Rebus) Pension Trustees Limited	England & Wales	Technology	100%
Xchanging Advisory Services Limited	England & Wales	Technology	100%
Xchanging Asia Pacific Sdn Bhd	Malaysia	BPS	100%
Xchanging B.V.	Netherlands	Corporate	100%
Xchanging Broking Services Limited	England & Wales	BPO	100%
Xchanging Builders (India) Private Limited	India	BPS	100%
Xchanging Business Services Deutschland GmbH	Germany	Financial Services	100%
Xchanging Claims Services Limited	England & Wales	BPO	50%
Xchanging Computer Services Limited	England & Wales	Technology	100%
Xchanging Deutschland GmbH & Co. KG	Germany	Financial Services	100%

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Xchanging do Brasil Servicos Ltda	Brazil	Procurement	100%
Xchanging Europe Holdco Limited	England & Wales	Corporate	100%
Xchanging Finance S. a r.l. (Luxembourg)	Luxembourg	Corporate	100%
Xchanging Global Insurance Services (US), Inc.	USA (State of Delaware)	Procurement	100%
Xchanging Global Insurance Services Bermuda Ltd.	Bermuda	Technology	100%
Xchanging Global Insurance Solutions Limited	England & Wales	Technology	100%
Xchanging Global Insurance Systems Limited	England & Wales	Technology	100%
Xchanging GmbH	Germany	Financial Services	100%
Xchanging Holdco No 3 Limited	England & Wales	Corporate	100%
Xchanging Holdings Limited	England & Wales	Corporate	100%
Xchanging HR Services Limited	England & Wales	Procurement	100%
Xchanging Insurance Professional Services Limited	England & Wales	Technology	100%
Xchanging Insurance Systems (Fusion) Limited	England & Wales	Technology	100%
Xchanging Insurance Technical Services Limited	England & Wales	BPO	50%
Xchanging Integrated Services Australia Pty Limited	Australia	BPO	100%
Xchanging Integrated Services South Australia Pty Limited	Australia	BPO	100%
Xchanging Integrated Services Victoria Pty Limited	Australia	BPO	100%
Xchanging International Limited	England & Wales	Technology	100%
Xchanging Italy Holding S.r.L.	Italy	Corporate	100%
Xchanging Italy S.p.A.	Italy	Financial Services	100%
Xchanging Life Management Limited	England & Wales	Technology	100%
Xchanging Malaysia Sdn Bhd	Malaysia	BPS	50%
Xchanging Mexico S de R L	Mexico	Procurement	100%
Xchanging No.1 GmbH	Germany	Financial Services	100%
Xchanging Outsourcing (Ireland) Limited	Ireland	Procurement	100%
Xchanging Outsourcing Private Limited	India	BPS	100%
Xchanging plc	England & Wales	Corporate	100%
Xchanging Procurement Services (Holdco) Limited	England & Wales	Procurement	100%
Xchanging Procurement Services Belgium S.A.	Belgium	Procurement	100%
Xchanging Procurement Services Europe SAS	France	Procurement	100%
Xchanging Procurement Services Italy S.r.L.	Italy	Procurement	100%
Xchanging Procurement Services Limited	England & Wales	Procurement	100%
Xchanging Procurement Services No.2 Limited	England & Wales	Procurement	100%
Xchanging Procurement Services Pty Limited	Australia	Procurement	100%
Xchanging Procurement Services Spain SL	Spain	Procurement	100%
Xchanging Pty Limited	Australia	BPO	100%
Xchanging Resourcing Services Limited	England & Wales	Procurement	100%
Xchanging Services, Inc.	USA (State of Delaware)	Procurement	100%
XS (Int) Limited	England & Wales	Procurement	100%
Xchanging (SEA) Pte Limited	Singapore	BPS	100%
Xchanging Software Bermuda Limited	Bermuda	Technology	100%
Xchanging Software Europe (Regional Hub) Limited	England & Wales	Technology	100%
Xchanging Software Europe Limited	England & Wales	Technology	100%
Xchanging Software Services, Inc.	USA (State of Delaware)	Technology	100%
Xchanging Solutions (Europe) Limited	England & Wales	BPS	75%
Xchanging Solutions (Malaysia) Sdn Bhd	Malaysia	BPS	75%

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Xchanging Solutions (Singapore) Pte Limited	Singapore	BPS	75%
Xchanging Solutions (USA), Inc.	USA (State of Delaware)	Procurement	75%
Xchanging Solutions Limited	India	BPS	75%
Xchanging Switzerland A.G.	Switzerland	Procurement	100%
Xchanging Systems and Services, Inc.	USA (State of Delaware)	Procurement	100%
Xchanging Technology for Intermediaries Pty Limited	Australia	BPO	90%
Xchanging Technology Services India Pvt Limited	India	BPO	100%
Xchanging Technology Services Limited	England & Wales	Technology	100%
Xchanging Turkey Yazilim Hizmetleri Limited Sirketi	Turkey	Procurement	100%
Xchanging UK Limited	England & Wales	Corporate	100%
Xchanging US Funding Limited	England & Wales	Corporate	100%
Xchanging US Holdings Limited	England & Wales	Corporate	100%
Xchanging Verwaltungs GmbH General Partner	Germany	Financial Services	100%
Xchanging, Inc.	USA (State of Delaware)	BPO	100%
Xlpro Limited	England & Wales	Technology	100%
Xpanse Limited	England & Wales	Corporate	100%
Xpanse No 2 Limited	England & Wales	Corporate	100%
XUK Co. 2 Limited	England & Wales	Corporate	100%
XUK Co. Limited	England & Wales	Corporate	100%
XUK Holdco (No. 2) Limited	England & Wales	Corporate	100%

The table below includes the summarised financial information for each subsidiary that has non-controlling interests that are material to the Group. The amounts shown are before intercompany eliminations.

	Xchanging Claims Services Ltd		Xchanging Ins-sure Services Ltd		Xchanging Solutions Ltd
	2015	2014	2015	2014	2015	2014
		(unaudited)		(unaudited)		(unaudited)
	£m	£m	£m	£m	£m	£m
Current assets	8.2	13.6	35.1	35.9	28.2	26.8
Non-current assets	1.4	1.9	31.6	20.8	19.0	17.8
Current liabilities	(4.7)	(8.9)	(29.2)	(22.3)	(10.7)	(12.6)
Non-current liabilities	—	(0.5)	(2.4)	(4.3)	(0.1)	(0.1)
Net assets	4.9	6.1	35.1	30.1	36.4	31.9
Revenues	27.0	39.2	97.8	90.0	28.7	28.9
Profit after tax	3.8	5.0	25.8	21.0	3.3	1.5
Other comprehensive (loss)/income	0.1	(0.2)	(0.5)	(2.8)	1.2	1.7

15 INVESTMENT IN JOINT VENTURES AND ASSOCIATES

Joint venture

The Group has a 50% interest in a joint venture, Xchanging Malaysia Sdn. Bhd. (‘XMSB’), which provides mobile internet and cloud-based hosting offerings in the Malaysian market.

The investment is equity accounted and therefore:

•	The investment is initially recognised at cost in the balance, adjusted for any post-acquisition movements in the Group share of the balance sheet.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

•	The Group’s share of its joint venture’s post-acquisition profit or loss is recognised in the consolidated income statement.

•	The Group’s share of post-acquisition movements in other comprehensive income is recognised in the statement of comprehensive income.

The joint venture has a financial year end of 30 June as the Group’s joint venture partner’s financial year end is 30 June and they are responsible for drawing up the annual financial statements. The investment is not quoted and hence there is no market price available for its shares.

In respect of each year ending 31 December, the Group’s share of the profit or loss and other comprehensive income or expense for the year is included based on the audited financial statements and 6 months of unaudited actuals based on the management accounts.

A reconciliation of the Group’s carrying amount of the investment in XMSB is as follows:

	2015	2014
		(unaudited)
	£m	£m
At 1 January	0.8	0.6
Share of profit	0.4	0.3
Exchange adjustments	(0.1)	(0.1)

At 31 December	1.1	0.8

Summarised financial information relating to the joint venture is as follows (these amounts reflect the amounts presented in the financial statements of the joint venture adjusted for differences in accounting policies between the Group and the joint venture):

	2015	2014 (unaudited)
	£m	£m
Current assets	2.4	2.3
Non-current assets	—	0.1
Current liabilities	(0.4)	(0.7)
Revenues	5.9	7.6
Profit after tax	0.6	0.5

A reconciliation of the net assets of XMSB is as follows:

	2015	2014 (unaudited)
	£m	£m
At 1 January	1.6	1.2
Profit for the year after tax	0.6	0.5
Exchange adjustments	(0.3)	(0.1)

At 31 December	1.9	1.6

There are no contingent liabilities and commitments relating to the Group’s interest in the joint venture. There is no other comprehensive income relating to the Group’s interest in the joint venture.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Associate

At the year ended 31 December 2015 the Group holds an 11.1% interest in MachineShop Inc. (‘MachineShop’), a next generation enterprise middleware provider based in Boston, USA. The investment is not quoted and hence there is no market price available for its shares.

The Group has significant influence over MachineShop, due to its voting power on the Board. Hence, the investment is equity accounted and therefore:

•	The investment is initially recognised at cost in the balance, adjusted for any post-acquisition movements in the Group share of the balance sheet.

•	The Group’s share of MachineShop’s post-acquisition profit or loss is recognised in the consolidated income statement.

•	The Group’s share of post-acquisition movements in other comprehensive income is recognised in the statement of comprehensive income.

A reconciliation of the investment in MachineShop is as follows:

	2015	2014 (unaudited)
	£m	£m
At 1 January	0.6	—
Acquisition of equity investment	—	0.6
Share of loss	(0.1)	(0.1)
Investment write-off	(0.5)	—
Exchange adjustments	—	0.1

At 31 December	—	0.6

Summarised financial information relating to the associate is as follows (these amounts reflect the amounts presented in the financial statements of the associate adjusted for differences in accounting policies between the Group and the associate):

	2015	2014 (unaudited)
	£m	£m
Current assets	0.1	0.6
Current liabilities	(1.0)	(0.3)
Revenues	0.9	0.4
Loss after tax	(0.8)	(1.0)

A reconciliation of the net assets of MachineShop is as follows:

	2015	2014 (unaudited)
	£m	£m
At 1 January	0.3	1.3
Loss for the year after tax	(0.8)	(1.0)
Exchange adjustments	(0.1)	—

At 31 December	(0.6)	0.3

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

The net liability balance of MachineShop combined with the loss making position has resulted in an impairment charge booked against the investment held at 31 December 2015.

16 AVAILABLE-FOR-SALE FINANCIAL ASSETS

	2015	2014 (unaudited)
	£m	£m
At 1 January	2.6	3.4
Net gains/(losses) transferred to other comprehensive income	0.1	(0.8)

At 31 December	2.7	2.6

Available-for-sale financial assets include the following:

	2015	2014 (unaudited)
	£m	£m
Listed equity securities—Eurozone	2.7	2.6

Total available-for-sale financial assets	2.7	2.6

Listed securities are held at fair value, based on the listed price of the securities at the year end date.

As at 31 December 2015 the listed equity security relates to an investment in a technology company listed on the Italian stock exchange. The underlying currency of the investment is the Euro.

17 TRADE AND OTHER RECEIVABLES

Trade and other receivables are recognised at fair value and subsequently measured at amortised cost less provision for impairment. If collection is expected in one year or less, then trade and other receivables are classified as current assets. If not, they are presented as non-current assets. The carrying values of all financial assets within trade and other receivables are considered to approximate to their fair values.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Pre-contract costs comprise legal and other professional expenses and other directly attributable staff costs incurred in order to obtain specific customer contracts. Costs that are directly attributable to a contract are deferred when they are separately identifiable, can be reliably measured and it is probable that the contract will be awarded and the contract will result in future net cash inflows with a present value at least equal to all amounts recognised as an asset. Pre-contract costs are amortised on a straight-line basis over the life of the contract, starting from the date when the contract commences.

		2015	2014 (unaudited)
	Note	£m	£m
Current trade and other receivables
Trade receivables—non-related parties		42.7	46.4
Trade receivables—related parties	30	0.2	0.6

Trade receivables		42.9	47.0
Less provision for impairment of trade receivables		(1.8)	(2.6)

Net trade receivables		41.1	44.4
Prepayments		10.9	12.9
Accrued income		38.3	50.2
Held-for-trading equity securities		1.0	1.0
Pre-contract costs		0.4	1.1
Other receivables		6.0	7.0

Total current trade and other receivables		97.7	116.6

Non-current trade and other receivables
Prepayments		0.9	0.5
Pre-contract costs		0.3	2.6
Other receivables		2.7	3.1

Total non-current trade and other receivables		3.9	6.2

As at 31 December 2015, trade receivables of £15.9 million (2014: £18.4 million) were past due, but not impaired. These relate to a number of independent customers for whom there is no recent history of default. All trade receivables, whether current or past due, are reviewed for impairment on a case-by-case basis to identify impairment taking into account the ageing of the debt, the likelihood of recoverability and other external factors. The ageing analysis of the trade receivables is as follows:

	2015	2014 (unaudited)
	£m	£m
Neither past due nor impaired	25.2	26.0
Past due:
1 – 30 days	9.9	9.2
31 – 60 days	2.9	4.1
61 – 90 days	0.6	1.9
Over 90 days	2.5	3.2

Net trade receivables	41.1	44.4

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Movements on the Group’s provision for impairment of trade receivables are as follows:

	2015	2014 (unaudited)
	£m	£m
At 1 January	2.6	3.6
Charged/(credited) to cost of sales in the income statement:
—Provided in the year	1.7	1.6
—Released in the year	(1.5)	(1.0)
Used in the year	(1.1)	(1.6)
Exchange adjustments	0.1	—

At 31 December	1.8	2.6

The other classes within trade and other receivables do not contain impaired assets.

The carrying amounts of the Group’s trade and other receivables are denominated in the following currencies:

	2015	2014 (unaudited)
	£m	£m
Sterling	46.5	62.6
US Dollars	21.0	17.0
Euros	19.7	24.7
Indian Rupees	7.6	9.4
Australian Dollars	3.7	6.0
Other	3.1	3.1

At 31 December	101.6	122.8

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

18 TRADE AND OTHER PAYABLES

Accounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. Trade and other payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

		2015	2014 (unaudited)
	Note	£m	£m
Current trade and other payables
Trade payables—non-related parties		11.8	33.0
Trade payables—related parties	30	0.1	—

Trade payables		11.9	33.0
Social security and other taxes		7.5	8.4
Other payables—non related parties		10.1	15.7
Other payables—related parties	30	0.6	0.6
Accruals— non related parties		44.1	58.5
Deferred income—non related parties		19.3	24.8

Total current trade and other payables		93.5	141.0

Non-current trade and other payables
Other payables—non-related parties		0.4	—
Deferred income—non-related parties		4.8	1.3
Social security and other taxes		0.3	0.7

Total non-current trade and other payables		5.5	2.0

Trade payables were reduced during 2015 due to a £18.0 million working capital outflow on exit of a large Procurement contract. The carrying amounts of the Group’s trade and other payables are denominated in the following currencies:

	2015	2014 (unaudited)
	£m	£m
Sterling	65.1	100.2
Euros	20.4	20.9
Indian Rupees	4.7	6.3
US Dollars	3.9	7.2
Australian Dollars	3.3	5.7
Other	1.6	2.7

At 31 December	99.0	143.0

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

19 OTHER FINANCIAL LIABILITIES

	2015	2014 (unaudited)
	£m	£m
Current other financial liabilities
Deferred consideration	6.0	3.2
Derivative cash flow hedge	1.0	—

Total current other financial liabilities	7.0	3.2

Non-current other financial liabilities
Deferred consideration	—	0.7

Total non-current other financial liabilities	—	0.7

The carrying amounts of the Group’s other financial liabilities are denominated in the following currencies:

	2015	2014 (unaudited)
	£m	£m
Sterling	3.8	1.5
US Dollars	2.4	—
Euros	0.8	2.4

	7.0	3.9

Deferred consideration

	2015	2014 (unaudited)
	£m	£m
Current deferred consideration
Total Objects	3.8	0.8
Spikes Cavell	1.2	—
MM4	0.9	—
AR Enterprises S.r.l.	0.1	2.4

Total current deferred consideration	6.0	3.2

Non-current deferred consideration
Total Objects Ltd	—	0.7

Total non-current deferred consideration	—	0.7

The outstanding balances comprise of fixed deferred payments, contingent consideration, and post-acquisition remuneration contracts related to the acquisition. The post-acquisition remuneration has been recognised as remuneration costs but has been included in this table for completeness of presentation of acquisition-related transactions.

20 BORROWINGS

Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

redemption amount is recognised in profit or loss over the period of the borrowings using the effective interest method. Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a prepayment for liquidity services and amortised over the period of the facility to which it relates.

Borrowings are removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss as other income or finance costs.

Where the terms of a financial liability are renegotiated and the entity issues equity instruments to a creditor to extinguish all or part of the liability (debt for equity swap), a gain or loss is recognised in profit or loss, which is measured as the difference between the carrying amount of the financial liability and the fair value of the equity instruments issued.

Borrowings are classified as current liabilities unless the group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

Borrowing costs

General and specific borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalised during the period of time that is required to complete and prepare the asset for its intended use or sale. Qualifying assets are assets that necessarily take a substantial period of time to get ready for their intended use or sale.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

Other borrowing costs are expensed in the period in which they are incurred.

	2015	2014 (unaudited)
	£m	£m
Current borrowings
Presented in current assets:
—Unamortised loan fees	(0.8)	(0.6)
Presented in current liabilities:
—Finance lease liabilities	0.1	0.2

Total current borrowings	(0.7)	(0.4)

Non-current borrowings
Bank loans and revolving credit facilities	155.0	115.0
Unamortised loan fees	(1.2)	(1.5)
Finance lease liabilities	0.2	0.3

Total non-current borrowings	154.0	113.8

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

The carrying amounts of the Group’s borrowings are denominated in the following currencies:

	2015	2014 (unaudited)
	£m	£m
Sterling	153.0	113.1
Indian Rupees	0.3	0.3

	153.3	113.4

Bank loans and revolving credit facilities

The Group maintains committed credit facilities to ensure that it has sufficient liquidity to maintain its ongoing operations. The Group sources its debt funding in the UK through a revolving credit facility that is provided by a syndicate of banks.

In 2015 the Group increased the aggregate size of its revolving credit facility by £25.0 million to £190.0 million. The margin payable on funds drawn under the facility is set at a range between 200 and 350 basis points depending on the prevailing leverage ratio. Security is provided in the form of a subsidiary cross guarantee arrangement and the facility is subject to leverage and interest cover financial covenants. It also contains representations and warranties commonly associated with corporate bank debt.

£155.0 million was drawn as cash under the facility as at 31 December 2015 (2014: £115.0 million) and a further £0.8 million (2014: £0.8 million) was utilised through guarantees. At the year end date the Group had £34.2 million (2014: £49.2 million) of committed headroom available.

In addition to this facility, a working capital facility of INR330.0 million (£3.4 million) is provided to Xchanging Technology Services India Private Limited (‘XTSI’), a wholly owned subsidiary of the Group. The facility is secured by way of a charge on the current assets of XTSI and is subject to a corporate guarantee. The working capital facility is uncommitted and renewed on an annual basis. As at 31 December 2015, the cash amount drawn under the facility was £nil (2014: £nil).

The Group has a £10.0 million (2014: £10.0 million) uncommitted overdraft facility linked to its UK notional cash pooling arrangement.

The Group has the following undrawn committed and uncommitted borrowing facilities available:

	2015 £m	2014 (unaudited) £m
Expiring within one year	13.2	13.1
Expiring later than two years but not more than five years	34.2	51.1

	47.4	64.2

The fair value of the Group’s debt is assumed to be equal to its carrying value as all drawn debt is subject to floating rate interest.

Finance leases

The finance leases held by the Group relate to leased assets including computer equipment and other items classified as fixtures and fittings.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

The gross finance lease obligation and present value of finance lease liabilities are as follows:

	2015	2014 (unaudited)
	£m	£m
Expiring within one year	0.1	0.2
Expiring later than one year but not more than five years	0.2	0.3

Gross finance lease obligation	0.3	0.5

Present value of future finance leases	0.3	0.5

21 CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash in hand, demand deposits, short-term highly liquid investments that are readily convertible to cash and are subject to minimal risk of changes in value.

	2015	2014 (unaudited)
	£m	£m
Cash at bank and in hand—held in Enterprise Partnerships	18.7	23.5
Cash at bank and in hand—held in Xchanging Solutions	5.4	2.8
Cash at bank and in hand—held in wholly owned subsidiaries	80.0	89.8

Cash at bank and in hand	104.1	116.1
Short-term deposits—held in Enterprise Partnerships	0.8	5.1
Short-term deposits—held in Xchanging Solutions	5.9	5.0
Short-term deposits—held in wholly owned subsidiaries	16.7	3.0

Cash and cash equivalents	127.5	129.2

Xchanging receives cash from Enterprise Partnerships through contractual licence fees and dividends. At 31 December 2015 a total of £6.2 million (2014: £6.5 million) was due from Enterprise Partnerships to Xchanging as accrued but unpaid licence fees. Enterprise Partnerships operate a 100% profit distribution policy and £15.2 million (2014: £13.2 million) of profit earned in 2015 will be distributed to Xchanging in 2016.

Included in the cash balance held by wholly owned subsidiaries are £33.0 million (2014: £34.5 million) of customer cash deposits held at Fondsdepot Bank. An equal customer cash accounts liability is recognised on the balance sheet.

£0.4 million (2014: £0.3 million) of the Group’s cash is held as collateral against various bank guarantees.

The fair values of short-term loan deposits with a maturity of less than one year are assumed to approximate to their book values.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

22 NET CASH

The consolidated movement in net cash for the year is:

	2015	2014 (unaudited)
	£m	£m
Increase in cash and cash equivalents in the year	1.7	11.7
Movement in bank loans and revolving credit facilities	(40.0)	(115.0)
Movement on finance lease liabilities and other debt	0.2	0.7

Change in net cash resulting from cash flows	(38.1)	(102.6)
Exchange movements	(3.4)	(3.8)

Movement in net cash in the year	(41.5)	(106.4)

Net cash at the beginning of the year	13.7	120.1

Net cash at the end of the year	(27.8)	13.7

Movement in net cash

	Cash and cash equivalents	Bank loans and revolving credit facilities	Finance lease liabilities	Total
	£m	£m	£m	£m
1 January 2014 (unaudited)	121.3	—	(1.2)	120.1
Cash flow (unaudited)	8.4	(115.0)	0.7	(105.9)
Cash acquired (unaudited)	3.3	—	—	3.3
Exchange movements (unaudited)	(3.8)	—	—	(3.8)

31 December 2014 (unaudited)	129.2	(115.0)	(0.5)	13.7

Cash flow	1.8	(40.0)	0.2	(38.0)
Cash acquired	(0.1)	—	—	(0.1)
Exchange movements	(3.4)	—	—	(3.4)

31 December 2015	127.5	(155.0)	(0.3)	(27.8)

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

23 CASH GENERATED FROM OPERATIONS

		2015	2014 (unaudited)
	Note	£m	£m
(Loss)/profit before tax		(46.2)	32.5
Net finance income	7	7.5	4.3
Loss/(profit) from joint venture		0.2	(0.2)

Operating (loss)/profit		(38.5)	36.6
Adjustment for non-cash items:
—employee share-based payment	6	2.2	2.7
—depreciation on PP&E	5	5.9	5.9
—amortisation of other intangibles	5	23.9	19.2
—amortisation of pre-contract costs	5	1.7	1.4
—profit on disposal of property, plant and equipment		—	(0.5)
—New South Wales workers’ compensation contract		(0.4)	7.1
—expense relating to the total amount payable to the sellers of MM4	29	3.0	2.7
—expense relating to the total amount payable to the sellers of Total Objects	29	3.0	—
—expense relating to the total amount payable to the sellers of Spikes Cavell	29	1.2	—
—pension curtailment	4	(2.7)	—
—other non-cash items[1]		72.3	—

		71.6	75.1
Changes in working capital (excluding the effects of business combinations):
—decrease in trade and other receivables		16.1	18.8
—decrease in trade and other payables[2]		(39.4)	(27.4)
—decrease in retirement benefit obligations		(3.7)	(6.2)
—(decrease)/increase in provisions		(6.5)	0.8

Cash generated from operations		38.1	61.1

1.	Including £59.3 million goodwill impairment, £10.9 million asset impairments.

2.	The change in working capital in trade and other payables in 2015 includes a working capital outflow of £18.0 million due to the exit of a large Procurement contract.

24 FINANCIAL INSTRUMENTS

(i) Financial assets

The Group classifies its financial assets into one of the following categories: loans and receivables, available-for-sale and at fair value through profit or loss. The classification depends on the purpose for which the financial assets were acquired. The Group determines the classification of its financial assets at initial recognition:

•

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

12 months after the balance sheet date, which are classified as non-current assets. Loans and receivables are initially recognised at fair value plus transaction costs, and subsequently measured at amortised cost using the effective interest rate method.

•	Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless management intends to dispose of the investment within 12 months of the balance sheet date. These are subsequently recognised at fair value, with any movements recognised in other comprehensive income. When these are sold or impaired the accumulated fair value adjustment recognised in other comprehensive income is included in the income statement.

•	Financial assets at fair value through profit or loss includes residual equities purchased as part of a requisitioned trade on behalf of a client of the Financial Services sector and are held at their fair value until the opportunity arises to sell the equity as part of a new requisitioned trade by a client. They are classified as held-for-trading assets within trade and other receivables on the balance sheet. Financial assets carried at fair value through profit or loss are initially recognised at fair value, and transaction costs are expensed in the income statement.

Financial assets are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the asset and settle the liability simultaneously. The legally enforceable right must not be contingent on future events and must be enforceable in the normal course of business and in the event of default, insolvency or bankruptcy of the company or the counterparty.

The Group assesses at each balance sheet date whether there is objective evidence that a financial asset or a group of financial assets is impaired. Impairment losses recognised in the income statement on equity instruments are not reversed through the income statement.

		Loans and receivables	Fair value through profit and loss	Available- for-sale	Total
Financial assets as per the balance sheet	Note	£m	£m	£m	£m
31 December 2015
Available-for-sale financial assets	16	—	—	2.7	2.7
Held-for-trading equity securities	17	—	1.0	—	1.0
Derivative cash flow hedge		—	0.9	—	0.9
Trade and other receivables[1]	17	49.8	—	—	49.8
Cash and cash equivalents	21	127.5	—	—	127.5

Total		177.3	1.9	2.7	181.9

31 December 2014 (unaudited)
Available-for-sale financial assets	16	—	—	2.6	2.6
Held-for-trading equity securities	17	—	1.0	—	1.0
Derivative cash flow hedge		—	0.5	—	0.5
Trade and other receivables[1]	17	54.5	—	—	54.5
Cash and cash equivalents	21	129.2	—	—	129.2

Total		183.7	1.5	2.6	187.8

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

1.	Trade and other receivables includes current and non-current net trade receivables and other receivables.

Credit quality of financial assets

The credit quality of financial assets that are not impaired can be assessed by reference to external credit ratings (if available) or to historical information about counterparty default rates:

	2015 £m	2014 (unaudited) £m
Trade receivables
Counterparties with external credit rating (S&P)
A	0.1	0.8

	0.1	0.8

Counterparties without external credit rating:
Group 1	5.5	8.0
Group 2	32.8	34.6
Group 3	4.5	3.6

	42.8	46.2

Total unimpaired trade receivables	42.9	47.0

Cash at bank and short-term deposits
AAA	0.7	4.9
AA	2.7	—
AA-	34.1	17.9
A+	26.6	39.1
A	10.1	15.0
A-	28.6	20.4
BBB+	21.3	26.0
BBB	—	0.1
BBB-	0.6	4.0
BB-	2.2	—
None	0.6	1.8

	127.5	129.2

Group 1—new customers/related parties (less than six months).

Group 2—existing customers/related parties (more than six months) with no defaults in the past.

Group 3—existing customers/related parties (more than six months) with some defaults in the past.

(ii) Financial liabilities

The Group classifies its financial liabilities into either loans and payables held at amortised cost or at fair value through profit or loss. The classification depends on the purpose for which the financial liabilities were acquired. The Group determines the classification of its financial liabilities at initial recognition:

•

Loans and payables held at amortised cost are non-derivative financial liabilities with fixed or determinable payments that are not quoted in an active market. They are included in current liabilities,

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

except for maturities greater than 12 months after the balance sheet date, which are classified as non-current liabilities. Loans and payables are initially recognised at fair value plus transaction costs, and subsequently measured at amortised cost using the effective interest rate method.

•	Financial liabilities at fair value through profit or loss are revalued at the balance sheet date and any revaluation taken to the income statement. Financial liabilities are derecognised when the obligation to pay cash has either been settled or has expired.

		Fair value through profit and loss	Amortised cost	Total
Financial liabilities as per the balance sheet	Note	£m	£m	£m
31 December 2015
Trade and other payables[1]	18	—	23.0	23.0
Finance lease liabilities	20	—	0.3	0.3
Customer accounts		—	33.0	33.0
Deferred consideration	19	5.1	0.9	6.0
Derivative cash flow hedge	19	1.0	—	1.0
Bank loans and revolving credit facility	20	—	155.0	155.0

Total		6.1	212.2	218.3

31 December 2014 (unaudited)
Trade and other payables[1]	18	—	49.3	49.3
Finance lease liabilities	20	—	0.5	0.5
Customer accounts		—	34.5	34.5
Deferred consideration	19	—	3.9	3.9
Bank loans and revolving credit facility	20	—	115.0	115.0

Total		—	203.2	203.2

1.	Trade and other payables includes current and non-current net trade payables and other payables.

(iii) Financial instruments at fair value

The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1).

•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2).

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

The following table presents the Group’s assets and liabilities that are measured at fair value at 31 December 2015:

	Level 1	Level 2	Level 3	Total
	£m	£m	£m	£m
Assets
Held-for-trading equity securities	1.0	—	—	1.0
Available-for-sale financial assets	2.7	—	—	2.7
Derivative cash flow hedge	—	0.9	—	0.9

Total assets	3.7	0.9	—	4.6

Liabilities
Deferred consideration	—	—	5.1	5.1
Derivative cash flow hedge	—	1.0	—	1.0

Total liabilities	—	1.0	5.1	6.1

The following table presents the Group’s assets that are measured at fair value at 31 December 2014:

	Level 1	Level 2	Level 3	Total
(Unaudited)	£m	£m	£m	£m
Assets
Held-for-trading equity securities	1.0	—	—	1.0
Available-for-sale financial assets	2.6	—	—	2.6
Derivative cash flow hedge	—	0.5	—	0.5

Total assets	3.6	0.5	—	4.1

There were no liabilities measured at fair value at 31 December 2014.

The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets held by the Group is the current bid price. These instruments are included in level 1.

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2. If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

Level 3 financial instruments

Deferred consideration and put options are valued using an income approach based on expected future cash flows. The fair value of the deferred consideration could change based on the expected future performance of the business to which it relates.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

The following table presents the changes in level 3 instruments for the year ended 31 December 2015:

Deferred contingent consideration £m
At 1 January 2015	—
Reclassified from accruals	2.8
Recognised in profit or loss	7.2
Payment of deferred contingent consideration	(4.9)

At 31 December 2015	5.1

The outstanding balances comprise of fixed deferred payments, contingent consideration, and post-acquisition remuneration contracts related to the acquisition. The post-acquisition remuneration has been recognised as remuneration costs but has been included in this table for completeness of presentation of acquisition-related transactions.

The following table presents the changes in level 3 instruments for the year ended 31 December 2014:

(Unaudited)	Deferred consideration £m	Put options to acquire the non- controlling interest in Enterprise Partnerships £m
At 1 January 2014	5.3	15.3
Imputed Interest and fair value changes recognised in profit or loss	0.1	(0.6)
Exercise of put option in Xchanging Italy S.p.A by SIA	—	(4.0)
Exercise of put option in Fondsdepot Bank GmbH by Allianz Global Investors	—	(10.8)
Payment of deferred consideration	(2.6)	—
Reclassified and remeasured to amortised cost as the deferred contingent consideration became a fixed amount	(2.4)	—
Exchange adjustments	(0.4)	0.1

At 31 December 2014	—	—

25 FINANCIAL RISK MANAGEMENT

The international nature of the Group’s operations and their financing exposes it to a variety of financial risks: market risk (including foreign exchange risk, interest rate risk, and price risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance. The Group may use derivative financial instruments to hedge certain risk exposures but the Group does not undertake any speculative trading in financial instruments.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

The Group’s treasury function acts as a service centre and all treasury activity takes place within a formal control framework under policies that are approved by the Board. Compliance with key policies and exposure limits is monitored through regular reporting of treasury activities and reviews by internal audit.

Market risk

Foreign exchange risk

The Group does not hedge foreign currency profit and loss translation exposures and the reported results may therefore be affected by currency fluctuations.

The Group is not generally subject to foreign exchange transaction exposure except in its Indian operations where revenues are generated in Sterling, US Dollars and Euros and the cost base is primarily in Indian Rupees. Under the Group’s foreign exchange risk management policy, exposures may be hedged with forward foreign exchange contracts when the underlying cash flows are deemed to be highly probable. At 31 December 2015 the Group had forward FX contracts of £20.0 million, €4.4 million and US$ 10.1 million (2014: £15.5 million, €3.2 million and US$11.7 million) in place to mitigate foreign exchange volatility relative to the Indian Rupee on cash flows expected to arise during the period January 2016 to October 2016.

Of these, £17.5 million, €4.0 million and US$ 9.0 million (2014: £14.1 million, €2.8 million and US$8.5 million) were designated as cash flow hedges of highly probable Sterling, Euro and US Dollar revenue. The cash flow hedges were assessed to be highly effective as at the year end date and a net unrealised gain of £0.1 million (2014: £0.2 million net unrealised loss) was recognised in equity.

The Group also uses derivatives to hedge the foreign exchange retranslation exposure of foreign currency monetary assets and liabilities held on its UK balance sheet. At 31 December 2015 the Group had forward FX contracts with notional values of US$29.0 million (2014: US$11.0 million) and €18.0 million (2014: €17.0 million) in place to hedge its balance sheet retranslation risk. None of these derivatives were designated for hedge accounting purposes.

The Group has assessed the impact resulting from a reasonably possible change of 10.0% in non-functional currency foreign exchange rate on non-functional currency financial instruments held within each Group entity. Such a movement does not present a material exposure to the Group’s balance sheet and income statement. Foreign exchange sensitivity on the Group’s assets other than financial instruments is not included in this assessment.

Interest rate risk

The Group reviews its interest rate exposure against acceptable risk profiles on a periodic basis and may enter into interest rate swap agreements in order to achieve an acceptable balance of fixed and floating rate interest exposure. At 31 December 2015 the Group did not hold any interest rate derivatives and all financial liabilities are subject to floating rate interest.

The Group has used a sensitivity analysis technique that measures the estimated impact on the income statement and equity of a reasonably possible change in market interest rates of 25bps to 100bps for each class of financial instruments. With all other variables held constant, the Group has assessed that this reasonably possible change in market interest rates does not present a material exposure to the Group’s balance sheet and income statement.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Price risk

The Group holds a listed investment, classified as available-for-sale financial assets, which exposes the Group to equity price risk. A 5.0% increase or decrease in the market value of the Group’s available-for-sale financial asset would have a £0.1 million impact on equity (2014: £0.1 million) and no impact on the income statement.

Credit risk

Credit risks arise from the possibility that customers may not be able to settle their obligations as agreed. To manage this risk, the Group periodically assesses the financial reliability of customers, taking into account their financial position, past experience and other factors. Individual risk limits are set accordingly. Receivable balances are monitored on an ongoing basis with the result that the Group’s exposure to bad debts is not material. An analysis of all debts, which are past due, is included in note 17 on F-133.

The Group’s treasury function only transacts with financial counterparties that have a strong investment grade rating from internationally recognised credit rating agencies and ensures that exposures do not exceed the Board approved limits for individual institutions.

The Group’s maximum exposure to credit risk is the fair value of any financial assets recognised on the balance sheet.

Liquidity risk

The Group holds cash and undrawn committed facilities at a level sufficient to ensure that the Group has available funds to meet its medium term capital and funding obligations.

As at 31 December 2015, the Group had available cash of £127.1 million (2014: £128.6 million), after adjusting for £0.4 million of cash that is used to secure bank guarantees, and undrawn committed debt facilities of £34.2 million (2014: £49.2 million).

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

The table below summarises the maturity profile of the Group’s financial liabilities based on contractually agreed undiscounted cash flows:

	Expiring within one year £m	Expiring later than one year but not more than two years £m	Expiring later than two years but not more than five years £m	Total contractual amount £m
At 31 December 2015
Trade and other payables, excluding taxes, accruals and deferred income	23.0	—	—	23.0
Finance lease liabilities including related finance cost	0.1	0.2	—	0.3
Customer accounts	33.0	—	—	33.0
Deferred consideration	6.0	—	—	6.0
Derivative cash flow hedge	1.0	—	—	1.0
Bank loans and revolving credit facilities	—	—	155.0	155.0

Total financial liabilities	63.1	0.2	155.0	218.3

At 31 December 2014 (unaudited)
Trade and other payables, excluding taxes, accruals and deferred income	49.3	—	—	49.3
Finance lease liabilities including related finance cost	0.2	0.3	—	0.5
Customer accounts	34.5	—	—	34.5
Deferred consideration	3.2	0.7	—	3.9
Bank loans and revolving credit facilities	—	—	115.0	115.0

Total financial liabilities	87.2	1.0	115.0	203.2

Capital management

The Group manages its capital so as to safeguard its ability to continue as a going concern and to optimise returns to our shareholders. The following components of the Group’s balance sheet are considered to be managed capital:

•	Shareholders’ funds attributable to owners of the parent.

•	Bank borrowings.

•	Cash in hand and at bank.

The amount of debt in the Group’s capital structure is managed to ensure that the ratio of net debt to earnings before interest, tax, depreciation, and amortisation remains below 2.5 times. For this purpose, net debt is broadly net borrowings adjusted to exclude interest accruals, certain derivative financial instruments and an equity portion of the subordinated bond and reflects non sterling amounts at average exchange rates.

The Group operates in a number of regulatory regimes. The retail investment account management business in Germany, Fondsdepot Bank, maintains a full banking licence and is regulated under the German Federal Financial Supervisory Authority (‘BaFin’). The holding of a full banking licence requires Fondsdepot Bank to

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

maintain Risk and Compliance departments that ensure the German business comply with German banking laws, is appropriately capitalised, and maintain liquid assets in a pre-planned and controlled manner. Fondsdepot Bank was compliant with the regulatory capital requirements stipulated by BaFin during the year.

Derivative financial instruments and hedging activities

Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument and, if so the nature of the item being hedged.

Cash flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognised in other comprehensive income. The gain or loss relating to the ineffective portion is recognised immediately in the income statement.

Amounts accumulated in equity are recycled in the income statement in the periods when the hedged item affects profit or loss (for example, when the forecast sale that is hedged takes place). The gain or loss relating to the effective portion of forward contracts hedging foreign currency revenues is recognised in the income statement within ‘revenue’.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement.

26 FINANCIAL COMMITMENTS AND CONTINGENT LIABILITIES

Leases

Rent costs and lease incentives are charged to the income statement on a straight-line basis over the lease term.

At 31 December, future aggregate minimum lease payments under non-cancellable operating leases were as follows:

	2015	2014 (unaudited)
	£m	£m
Within one year	6.1	6.8
Later than one year but not more than five years	19.4	18.0
Later than five years	20.8	24.1

	46.3	48.9

The Group’s most significant leases are those of the premises in Basildon, London, Chatham, Gurgaon, Hof, Melbourne, Milan, Folkstone, Chicago, Manesar, Chennai, Paris, Kuala Lumpar, Bangalore, Fulwood, Singapore and Sydney.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Contingent liabilities

In the ordinary course of business, the Group is subject to legal proceedings, claims, and litigation, and is currently a defendant in a claim alleging a breach of warranties in the US. In 2009 the Group acquired 75% of the Indian Company, Cambridge Solutions Limited (‘CSL’) (now called Xchanging Solutions Limited). The claim in question relates to a contract that was awarded to an American subsidiary of CSL in 2006 and was subsequently sold by that American subsidiary, prior to the acquisition of CSL by the Group. Based on the facts available to date and legal advice thereon, the Company believes it is not probable that the claim will be successful or that there will be a material adverse impact on the Group. Fact discovery and proceedings are ongoing in this matter.

The Group has given certain indemnities and warranties in the course of disposing and acquiring of businesses and has given guarantees for operational performance of its subsidiaries for contracts entered into in the ordinary course of trading. The Group does not believe that any liability in respect of these guarantees is likely to have a material effect on the Group’s financial position.

Bank guarantees

The Group has provided £1.7 million (2014: £2.7 million) of bank guarantees in respect of non-performance of its obligations under contracts entered into in the ordinary course of business and leased property deposits. The guarantees are issued under separate guarantee facilities of which £0.4 million (2014: £0.3 million) are collateralised with cash from the operating business for which they are issued.

Corporate guarantees

The Group has put in place guarantees covering contributions and deficit recovery payments to two of its pension schemes as part of agreements reached with each scheme’s trustees. A £30.0 million guarantee has been provided to the trustees of the Rebus pension scheme by Xchanging plc. A guarantee provided by Xchanging Ins-Sure Holdings ltd to the LPC scheme trustees decreases in line with deficit contributions paid to the scheme under the agreed Schedule of Contributions. The value of the LPC scheme guarantee was £5.5 million as at 31 December 2015 (2014: £6.1 million).

27 PROVISIONS

Provisions are recognised when a present legal or constructive obligation exists as the result of a past event, it is probable that this will result in an outflow of resources and the amount of which can be reliably estimated.

	Onerous leases and contracts £m	Restructuring £m	Litigation provision £m	Employee related provisions £m	Other £m	Total £m
At 1 January 2015	1.6	8.9	4.4	4.4	0.6	19.9
Charged/(credited) to the income statement:
—Provided in the year	3.0	4.6	—	1.1	0.4	9.1
—Released in the year	—	(0.5)	—	—	—	(0.5)
Used in the year	(2.5)	(7.4)	(0.7)	(1.1)	(0.4)	(12.1)
Exchange adjustments	(0.1)	(0.3)	—	—	—	(0.4)

At 31 December 2015	2.0	5.3	3.7	4.4	0.6	16.0

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Provisions have been analysed between current and non-current as follows:

	2015 £m	2014 (unaudited) £m
Current	13.8	18.0
Non-current	2.2	1.9

	16.0	19.9

Onerous leases and contracts

The ‘Split and Fix’ onerous contract provision was booked during the year and started to be used.

Restructuring

The additional provision noted above is attributable to the Procurement business from the ‘Split and Fix’. The £7.4 million used in the year was predominantly the 2014/2015 Group wide restructuring provision. The NSW provision was used in the year with a £0.4 million release.

Litigation provision

During the year, £0.7 million has been used in relation to the legal case mentioned above.

Employee-related provisions

The employee-related provision includes gratuity provisions (required by Indian law), long service provisions (required in Australia) and compensated absences. Long service awards and compensated absences are based on actuarial valuations, which are updated at each reporting date. The gratuity provisions as well as the early and part-time retirement provision both have an element of uncertainty surrounding their amount and timing of utilisation.

28 RETIREMENT BENEFIT OBLIGATIONS

The Group operates a number of pension plans for its qualifying employees. The principal plans are three defined benefit schemes in the UK and, presented together under the heading ‘Continental Europe’, one defined benefit scheme in Germany and one long-service obligation in Italy. The Group also operates a plan in India, a long service obligation in Australia and operates a number of defined contribution schemes. The India gratuity scheme is accounted for under IS 8 and held within Xchanging Solutions Limited and Xchanging Services Technology India (two of the Group’s main Indian entities). The disclosure for IAS 19 purposes is not material to the Group.

UK schemes

In the UK, the defined benefit schemes are HMRC registered pension plans and subject to standard UK pensions and tax law. This means that the payment of contributions and benefits are subject to the appropriate tax treatments and restrictions and the plans are subject to the scheme funding requirements outlined in section 224 of the Pensions Act 2004.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

In accordance with UK trust and pensions law, the pension plans have appointed trustees who are independent of the Group. The trustees of these pension schemes are required by law to act in the best interests of the plans’ participants and are responsible for setting certain policies (e.g. investment, contribution and indexation policies) of the plans. The assets of each pension plan are held separately from those of the Group.

The Rebus Scheme

The Rebus Insurance Services Limited Final Salary Pension Scheme (2003) (the ‘Rebus Scheme’) provides benefits based on members’ service and their average and final salaries. It was closed to future accrual effective from 31 December 2013. The weighted average duration of the defined benefit obligation for the Rebus Scheme is approximately 24 years.

The most recent full triennial actuarial valuation of the Rebus Scheme was carried out as at 1 April 2013 by Capita, the scheme actuary using the defined accrued benefit method. An updated assessment of the position as at 28 February 2014 revealed a deficit of £36.2 million, which was agreed to be recovered via payments of £3 million p.a. for the period 1 April 2014 to 30 November 2026, with payments increasing at 3% p.a.

The LPC Scheme

The London Processing Centre Ltd Retirement & Death Benefits Scheme (the ‘LPC Scheme’) provides benefits based on members’ service and final salaries. It was closed to future accrual effective from 28 February 2015. The weighted average duration of the defined benefit obligation for the LPC Scheme is approximately 16 years.

The most recent full triennial actuarial valuation of the LPC Scheme was carried out as at 1 July 2013 by LCP, the scheme actuary using the attained age method. An updated assessment of the position as at 24 September 2014 revealed a deficit of £6.2m, which was agreed to be recovered via payments of £0.6m p.a. for the period 1 October 2014 to 31 March 2022, with payments increasing at 3% p.a. each 30 June.

Continental Europe

The Continental Europe schemes have historically been unfunded and as a result, pension liabilities were fully recognised on the balance sheet as a retirement benefit obligation with pension assets being integrated with the business assets. During 2014, a decision was made to explicitly fund for the German obligations and a contribution of £3.2 million was paid by Fondsdepot Bank. As a result, going forward, there will be a pension asset in respect of these obligations, with the net balance sheet asset/(liability) position being recognised.

Risks

The pension plans expose the Group to several key risks. The most significant of these include:

•	Investment risk – the funded plans invest a proportion of assets in return-seeking assets. There is a risk that the higher returns targeted through such a strategy are not achieved in practice, therefore increasing the deficit and potentially requiring further contributions from the Group at the next funding valuations. There is also a risk that the investment strategy does not match the cashflows and liabilities of the scheme, or the risk of not being able to reinvest the assets at the assumed rates. These risks are managed by investing in assets which are expected to perform in excess of the liabilities over the long term, and also by investing in a suitably diversified portfolio of assets with the aim of minimising (as far as possible) volatility relative to the liabilities. The trustees of the plans review the investment strategy on a regular basis to minimise these risks.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

•	Yield risk – a fall in government bond yields will increase both the assets and liabilities of the funded plans, although this is likely to have a greater impact on the liabilities. Therefore a fall in government bond yields would be expected to increase the funding deficit in the plans, potentially requiring further contributions from the Group at the next funding valuations.

•	Mortality risk – the assumptions adopted by the Group make allowance for future improvements in life expectancy. However, if life expectancy improves at a faster rate than assumed, this would result in greater payments from the plans and consequently increases in the liabilities. The Group and trustees of each plan review the mortality assumptions on a regular basis to minimise the risk of using an inappropriate assumption.

(i) Defined benefit schemes

The valuations used for the IAS19 disclosures are based on the most recent actuarial valuations undertaken by independent qualified actuaries, updated to take account of the requirements of IAS19 in order to assess the funding position of the plans at 31 December each year. Plan assets are shown at the market value at 31 December each year.

Financial assumptions

The assumptions used by the actuaries are chosen from a range of possible actuarial assumptions which, due to the long-term nature of the schemes, may not necessarily be borne out in practice. These assumptions are as follows:

	UK %	2015 Continental Europe %	UK %	2014 (unaudited) Continental Europe %
Discount rate	3.8	2.0 – 2.4	3.6	1.7 – 2.4
Rate of increase in deferred pensions	2.2	—	2.1	—
Rate of increase in pensions in payment	3.1	1.5	2.9	1.8

Mortality assumptions

The post-retirement mortality tables used for the schemes are based on country specific mortality tables which are summarised in the table below.

	2015	2014 (unaudited)

UK (Rebus and XDBS)	S1PXA tables and 90% S1PXA tables, CMI 2015 future projections with a 1.25% p.a. long-term trend rate	S1PXA tables, CMI 2014 future projections with a 1% p.a. long- term trend rate

UK (LPC Scheme)	S1NXA light tables +1 year, CMI 2015 future projections with a 1.25% p.a. long-term trend rate	S1NXA light tables +1 year, CMI 2014 future projections with a 1% p.a. long-term trend rate

Continental Europe	Heubeck Richtaffeln 2005G	Heubeck Richtaffeln 2005G

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

The table below illustrates the implied life expectancies for current and future pensioners at the accounting date (based on the assumptions above).

	2015			2014 (unaudited)
	UK (Rebus and XDBS schemes) years	UK (LPC scheme) years	Continental Europe years	UK (Rebus and XDBS schemes) years	UK (LPC scheme) years	Continental Europe Years
Male	22.1 - 24.7	22.8 - 24.4	19.2 - 21.8	22.1 - 23.3	22.7 - 23.9	23.0 - 33.0

Female	24.4 - 27.1	24.0 - 25.9	23.2 - 25.7	24.3 - 25.8	23.9 - 25.4	23.0 - 35.0

Sensitivity analysis

Impact on defined benefit obligation
	Change in assumption	UK	Continental Europe
Discount rate	+/- 0.5%	-/+ £22.5m	-/+ £1m
Rate of increase in deferred pensions	+/- 0.5%	+/- £4.0m	—
Rate of increase in pensions in payment	+/- 0.5%	+/- £3.0m	+/- £0.5m
Mortality (life expectancy)	+ 1 year	+ £5.5m	+ £0.1m

These sensitivities are based on a change in one assumption while holding all other assumptions constant, so that interdependencies between the assumptions are excluded. In practice, this is not likely to occur, and changes in some of the assumptions may be linked. The methodology applied in order to calculate these sensitivities is consistent to that used to determine the recognised pension liability.

Amounts recognised in the financial statements in respect of the defined benefit pension schemes

The retirement benefit obligation recognised in the balance sheet is:

	2015			2014 (unaudited)
	UK £m	Continental Europe £m	Total £m	UK £m	Continental Europe £m	Total £m
Equities	45.9	0.9	46.8	45.7	—	45.7
Government bonds	29.3	2.2	31.5	29.6	—	29.6
Corporate bonds	36.3	—	36.3	35.3	—	35.3
Property	7.7	—	7.7	6.9	—	6.9
Cash	0.6	—	0.6	0.7	3.3	4.0
Absolute Return	13.2	—	13.2	12.9	—	12.9
Diversified Growth Funds	6.4	—	6.4	6.5	—	6.5
Insured assets	3.8	—	3.8	4.1	—	4.1

Fair value of plan assets	143.2	3.1	146.3	141.7	3.3	145.0
Present value of funded obligations	(201.5)	(6.7)	(208.2)	(205.1)	(7.3)	(212.4)

Net deficit recognised in the balance sheet	(58.3)	(3.6)	(61.9)	(63.4)	(4.0)	(67.4)

The fair value of plan assets at 31 December 2015 do not include any amounts in respect of a) Xchanging’s own financial instruments or b) any property occupied by, or other assets used by Xchanging.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

The assets and liabilities at 31 December 2015 for the UK include unquoted assets of £3.8m (2014: £4.1m) in relation to pensioner members of the LPC Scheme who have insurance policies held in respect of their benefits. There are no further unquoted assets.

The primary reasons for the year-on-year decrease in the net pension deficit is the increase in the discount rates used (in line with macro-economic trends), contributions paid to the schemes during the year and the impact of scheme closures for the LPC Scheme and the Xchanging Defined Benefit Scheme.

Analysis of the movement in the present value of the defined benefit obligation

	2015			2014 (unaudited)
	UK £m	Continental Europe £m	Total £m	UK £m	Continental Europe £m	Total £m
Opening defined benefit obligation	(205.1)	(7.3)	(212.4)	(169.4)	(6.6)	(176.0)
Current service cost	(1.0)	(0.1)	(1.1)	(1.4)	(0.1)	(1.5)
Past service cost	2.9	—	2.9	—	—	—
Interest cost	(7.3)	(0.1)	(7.4)	(7.4)	(0.2)	(7.6)
Actuarial gains / (losses) arising from:
changes in demographic assumptions	(1.6)	—	(1.6)	3.1	—	3.1
changes in financial assumptions	6.4	0.3	6.7	(28.9)	(1.1)	(30.0)
experience gains / (losses)	0.7	(0.3)	0.4	(3.6)	0.3	(3.3)
Benefits paid	3.5	0.3	3.8	2.5	0.3	2.8
Exchange adjustments	—	0.5	0.5	—	0.1	0.1

Closing defined benefit obligation	(201.5)	(6.7)	(208.2)	(205.1)	(7.3)	(212.4)

During the year there were non-cash curtailment credits totalling £2.9 million as a result of closures of the LPC Scheme (effective from 28 February 2015) and Xchanging Defined Benefit Scheme (effective from 31 December 2015) to future accrual. These closures meant that the link between active members’ benefits and their salaries was broken, resulting in credits of £1.8 million and £1.1 million respectively. Fees were incurred relating to these disclosures of £0.2 million. The net impact of these fees and credits, £2.7 million is shown in exceptional costs (refer to note 4 on page F-110).

Analysis of the movement in the fair value of the plan assets

	2015			2014 (unaudited)
	UK £m	Continental Europe £m	Total £m	UK £m	Continental Europe £m	Total £m
Opening fair value of assets	141.7	3.3	145.0	123.6	—	123.6
Interest income	5.1	0.1	5.2	5.5	—	5.5
Return on plan assets, excluding interest income	(4.2)	(0.1)	(4.3)	11.0	—	11.0
Administrative expenses	(0.5)	—	(0.5)	(0.4)	—	(0.4)
Employer contributions	4.6	—	4.6	4.5	3.3	7.8
Benefits paid	(3.5)	—	(3.5)	(2.5)	—	(2.5)
Exchange adjustments	—	(0.2)	(0.2)	—	—	—

Present value at 31 December	143.2	3.1	146.3	141.7	3.3	145.0

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Components of pension expense in the income statement

	2015			2014 (unaudited)
	UK £m	Continental Europe £m	Total £m	UK £m	Continental Europe £m	Total £m
Current service cost	1.0	0.1	1.1	1.4	0.1	1.5
Past service cost	(2.9)	—	(2.9)	—	—	—
Administration expenses	0.5	—	0.5	0.4	—	0.4
Net interest on net defined benefit obligation	2.2	—	2.2	1.9	0.2	2.1

Total	0.8	0.1	0.9	3.7	0.3	4.0

Included within:
—cost of sales (staff costs)	(1.4)	0.1	(1.3)	1.8	0.1	1.9
—net finance costs	2.2	—	2.2	1.9	0.2	2.1

	0.8	0.1	0.9	3.7	0.3	4.0

Remeasurements recognised in other comprehensive income

	2015			2014 (unaudited)
	UK £m	Continental Europe £m	Total £m	UK £m	Continental Europe £m	Total £m
Actuarial (loss) / gain arising from changes in demographic assumptions	(1.6)	—	(1.6)	3.1	—	3.1
Actuarial gain / (loss) arising from changes in financial assumptions	6.4	0.3	6.7	(28.9)	(1.1)	(30.0)
Actuarial gain / (loss) arising from experience on the scheme’s liabilities	0.7	(0.3)	0.4	(3.6)	0.3	(3.3)
Return on plan assets, excluding interest income	(4.2)	(0.1)	(4.3)	11.0	—	11.0

Total remeasurements recognised in other comprehensive income	1.3	(0.1)	1.2	(18.4)	(0.8)	(19.2)

(ii) Xchanging Group defined contribution schemes

The Group also operates a number of defined contribution schemes for the employees of various subsidiary companies of Xchanging plc. Pension costs for the Group that were charged to the income statement for the year relating to current year contributions were £6.7 million (2014: £6.9 million).

29 ACQUISITIONS

Business combinations are accounted for using the acquisition accounting method, from the date at which control passes to the Group. The consideration transferred for the acquisition of a business is the fair value of the assets transferred, the liabilities incurred to the former owner of the acquiree and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Subsequent changes in the fair value of contingent consideration are recognised in profit and loss for the year. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at acquisition date.

Acquisition-related costs are expensed as incurred.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

(i) Spikes Cavell Analytic Limited

On 25 February 2015, the Group acquired 100% of the share capital of Spikes Cavell Analytic Limited (‘Spikes Cavell’), a British company providing spend analytics technology and services mainly to public sector institutions in the UK and higher education authorities in the US, but also increasingly to the private sector. Based in Newbury (UK) and Virginia (US) and with 35 employees, Spikes Cavell brings to Xchanging a portfolio of c. 60 existing lead customers, some of which represent groups. The acquisition extends Xchanging’s strategy to differentiate its products and services through technology-enablement. The Spikes Cavell technology will augment our existing MM4 platform, enabling MM4 to achieve ‘full-suite status’ in the sourcing technology sector.

The total consideration was £6.9 million. The contingent consideration arrangement requires the Group to pay the former owners of Spikes Cavell £3.1 million of which £2.7 million is expensed as part of the earnings mechanism and £0.4 million is recognised within the purchase price. The net upfront cash consideration (net of cash acquired on acquisition) was £3.8 million.

The revenue included in the consolidated income statement from 25 February 2015 to 31 December 2015 contributed by Spikes Cavell was £1.5 million. Spikes Cavell contributed a loss before tax of £6.0 million (which includes a £4.6 million goodwill impairment expense and £1.2 million of acquisition related expenses) over the same period. Had Spikes Cavell been consolidated from 1 January 2015, the consolidated income statement for the year ended 31 December 2015 would show revenue of £1.6 million and an AOP loss before tax of £0.5 million.

The final fair value of the assets and liabilities acquired are set out below:

Fair value £m
Net liabilities acquired	0.2

Goodwill represents the value of potential future sales, (including the ability to cross Spikes Cavell products to existing customers), and the reduced costs of the combined Spikes Cavell/Xchanging Business.

Details of net assets acquired and goodwill are as follows:

£m
Fair value of purchase consideration
- Cash on acquisition[1]	4.0
- Deferred consideration	0.4

Total fair value of purchase consideration	4.4
Add: Fair value of net liabilities acquired	0.2

Goodwill	4.6

1.	£4.0 million was paid up front (gross of £0.2 cash acquired on acquisition) and £0.4 million was deferred consideration.

Goodwill has been allocated to the Procurement sector CGU (refer to note 11 on pages F-119 to F-121). As discussed in note 11, the full balance of goodwill for the Procurement sector CGU was impaired during 2015.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

(ii) Acquisition-related expenses

The Group incurred the following acquisition-related expenses during the year:

	2015 £m	2014 (unaudited) £m
Legal fees	—	1.7
Stamp duty	—	0.4
Other professional and advisers’ fees	3.9	0.3
Businesses acquired from Agencyport integration costs	0.4	0.4
Businesses acquired from Agencyport Management Pay-out	1.1	0.5
Total Object deferred consideration	3.0	—
Spikes Cavell deferred consideration	1.2	—
Expensed as part of the total amount payable to the sellers of MM4 in respect of the acquisition earn-out mechanism	3.0	2.7

Total acquisition-related expenses	12.6	6.0

Included within:
—Cost of sales	8.7	3.8
—Administrative expenses	3.9	2.2

	12.6	6.0

Acquisition related expenses include:

•	£3.0 million expensed as part of the total amount payable to the sellers of MM4 in respect of the acquisition earn-out mechanism recognised in cost of sales.

•	£3.0 million expensed as part of the total amount payable to the sellers of Total Objects Limited in respect of the acquisition earn-out mechanism recognised in cost of sales.

•	£1.2 million expensed as part of the total amount payable to the sellers of Spikes Cavell Analytic Limited in respect of the acquisition earn-out mechanism recognised in cost of sales.

•	£3.9 million of professional and due diligence fees including fees relating to the takeover and acquisition fees (including abort fees) (refer to note 33 on page F-168).

•	£1.1 million of post-acquisition performance-related incentive costs and £0.4 million of post-acquisition integration costs relating to the acquisition of the businesses acquired from Agencyport.

30 RELATED PARTY TRANSACTIONS

The following companies are considered to be related parties of the Group as they hold non-controlling shareholdings in a number of the subsidiaries of the Group or is a joint venture of the Group:

•	The Corporation of Lloyd’s hold a 25.0% interest in Ins-sure Holdings Limited and a 50.0% interest in Xchanging Claims Services Limited for the full year ended 31 December 2015. Some of the directors of Xchanging Claims Services Limited are employees of the Corporation of Lloyd’s. The emoluments of these directors were borne by the Corporation of Lloyd’s;

•	The International Underwriting Association held a 25.0% interest in Ins-sure Holdings Limited for the full year ended 31 December 2015;

•	Xchanging Malaysia Sdn. Bhd. is the Group’s joint venture with YTL Communications.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

A description of the nature of the services provided to/from these companies by/to the Group and the amount receivable/(payable) in respect of each at 31 December, are set out in the table below:

	Sales / (purchases)		Year end receivables/ (payables)
Services provided by/to the Group	2015 £m	2014 (unaudited) £m	2015 £m	2014 (unaudited) £m
Securities processing services	—	3.8	—	—
Processing, expert and data services	1.7	1.9	0.1	0.2
IT costs, premises, divisional corporate charges and other services in support of operating activities	0.3	0.2	—	0.2
Operating systems, development, premises and other services in support of operating activities	—	(0.1)	—	—
Other	—	—	(0.6)	(0.4)

Transactions with Directors and key management

The compensation disclosure below relates to the Company Directors and key senior managers within the Group, who constitute the people having authority and responsibility for planning, directing and controlling the Group’s activities. For the years ended 31 December 2015 and 2014, the key senior managers within the Group are deemed to be the Executive Committee members.

Key management compensation (including Directors)	2015 £m	2014 (unaudited) £m
Short-term employee benefits	3.9	4.6
Post-employment benefits	—	0.1
Share-based payments	1.7	1.7
Termination benefits	0.2	0.1

Total	5.8	6.5

The total gain made by Directors during the year from the exercise of share options was £0.6 million (2014: £0.2 million).

At 31 December 2015, £0.1 million was outstanding from current Directors and key management personnel.

During the year one key management personnel received compensation for loss of office.

31 SHARE-BASED PAYMENT PLANS

The Group operates a number of equity-settled, share-based compensation plans. The fair value of the employee services received in exchange for the grant of an equity-settled transaction, for example options, is recognised as an expense over the periods in which the performance conditions are fulfilled, ending on the vesting date of the award. The total amount to be expensed over the vesting period is determined by reference to the fair value of the equity instruments granted. Non-market vesting conditions are included in assumptions about the number of options that are expected to vest. At each balance sheet date, the entity revises its estimates of the number of options that are expected to vest. It recognises the impact of the revision to original estimates, if any, in the income statement, with a corresponding adjustment to equity.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Awards, where vesting is conditional upon a market condition, are treated as vesting irrespective of whether or not the market condition is satisfied, provided that all other performance conditions are satisfied.

When the options are exercised, the Company issues new shares. However, for deferred bonus share plans, the awards must be satisfied by purchasing shares on the open market. The proceeds received, net of any directly attributable transaction costs, are credited to share capital (nominal value) and share premium when the options are exercised.

The grant by the Company of options over its equity instruments to the employees of subsidiary undertakings in the Group is treated as a capital contribution. The fair value of employee services received, measured by reference to the grant date fair value, is recognised in the Company financial statements over the vesting period as an increase to investment in subsidiary undertakings, with a corresponding credit to equity.

(i) Share options1

Share options have not been granted since March 2011. Options were granted with an exercise price that was fixed at the date of grant. The contractual life of an option is 10 years. Awards were granted to Directors and employees on a merit basis, and were subject to continuous employment. Options granted become exercisable on the third anniversary of the date of grant, and were valued using the Black-Scholes pricing model. The Group has no legal or constructive obligation to repurchase or settle the options in cash.

The number of shares subject to options, the periods in which they were granted and the periods in which they may be exercised are outlined in the table below.

Grant	Balance at 1 January 2015	Exercised in year	Lapsed / forfeited in year	No. of options outstanding at 31 December 2015	Exercise price per share	Exercise period
2006 Approved[1]	32,000	—	—	32,000	£0.93	Apr-09	—	Apr-16
2006 Unapproved[1]	168,000	—	—	168,000	£0.93	Apr-09	—	Apr-16
2007 Approved[1]	38,772	—	—	38,772	£1.33	Feb-10	—	Feb-17
2007 Unapproved[1]	94,720	—	—	94,720	£1.33	Feb-10	—	Feb-17
2011 Approved[1]	35,000	—	—	35,000	£0.77	Mar-14	—	Mar-21
2011 Unapproved[1]	35,000	—	—	35,000	£0.77	Mar-14	—	Mar-21

Total 2015	403,492	—	—	403,492
WAEP[2]	1.02	—	—	1.02
WAEP[3]	1.04	—	—	1.04

Total 2014	2,260,950	(1,709,914)	(147,544)	403,492
WAEP[2]	0.86	0.85	0.77	1.02
WAEP[3]	0.95	0.93	—	1.04

1.	These options have fully vested.
2.	Approved shares weighted average exercise price (£).
3.	Unapproved shares weighted average exercise price (£).

[1]	Market priced share options, meaning there is a price to exercise, based on share price on date of grant.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

At the end of the year, 403,492 options were exercisable at a weighted average exercise price of £1.04 (2014: £1.04). During the year, 0 share options (2014: 1,709,914) were exercised.

The options outstanding at 31 December 2015 have an exercise price in the range of £0.77 to £1.33 and a weighted average contractual life of 1.5 years. At 31 December 2015, the Company’s share price was £1.92 (2014: £1.56).

No share options were granted during the year.

The total income statement impact for the year relating to employee share-based payments under the share option plans, excluding social security charges, was an expense of £nil million (2014: expense of £0.1 million), all of which related to equity-settled share-based payment transactions.

(ii) Performance Share Plan

Awards have been granted under the Performance Share Plan (‘PSP’) to Executive Directors and certain members of the Group’s management group. Under the terms of the PSP deeds of grant, two types of awards were granted: conditional awards (nil cost options), which will vest at the end of a three year performance period; and non-conditional awards also (nil cost options). In both cases, awards are granted to Directors and employees on a merit basis, and are subject to continuous employment over the length of the vesting period. Awards granted vest three years from the date of the award. The Group has no legal or constructive obligation to repurchase or settle the awards in cash.

The conditional awards are split into a basic award and stretch award. Vesting of each award is dependent upon the performance of the Company’s absolute total shareholder return (‘TSR’) and either return on invested capital (‘ROIC’) or economic profit (‘EP’).

Award	Metric	Performance Period	% of award	Basic award target	Stretch award targets
2012	Average ROIC	1 January 2012 – 31 December 2014	33%	19%-25%	25%-27%
	Absolute TSR		67%	12.5%-22.5%	22.5%-27.5%

2013	Average annual growth in EP	1 January 2013 – 31 December 2015	33%	0%-15%	15%-25%
	Absolute TSR		67%	10%-16.7%	16.7%-20%

2014	Average annual growth in EP Absolute TSR	1 January 2014 – 31 December 2016	33% 67%	0%-15% 10%-16.7%	15%-25% 16.7%-20%

2015	Average annual growth in EP Absolute TSR	1 January 2015 – 31 December 2017	33% 67%	0%-15% 10%-16.7%	15%-25% 16.7%-20%

Conditional awards are valued using a Monte Carlo simulation model. The three year historical volatility for each company in the comparator group at grant date has been analysed and this historical volatility has been used in the model to project TSR for each company.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

The share awards granted and the assumptions used as inputs into the fair valuation model are as follows:

PSP	2015	2014 (unaudited)
Expected dividends expressed as dividend yield (%)	1.39	1.67
Possibility of ceasing employment before vesting (%)	10	10
Risk free interest rate (%)	0.45	0.73
Weighted average share price at grant date (£)	1.38	1.66
Weighted average fair value at grant date (£)	0.40 - 1.38	0.56 - 1.81
Expected volatility	26-27%	30%-31%

Grant	Balance at 1 January 2015	Granted in year	Vested in year	Lapsed in year	No. of PSP awards outstanding at 31 December 2015
2012 March	2,891,307	—	(2,891,307)	—	—
2012 April	446,142	—	(446,142)	—	—
2012 August	425,482	—	(358,455)	(16,451)	50,576
2013 May	2,751,638	—	—	(202,545)	2,549,093
2014 April	2,202,655	—	(6,792)	(150,338)	2,045,525
2014 August	361,466	—	—	(101,384)	260,082
2015 April	—	3,034,394	—	(179,001)	2,855,393

Total 2015	9,078,690	3,034,394	(3,702,696)	(649,719)	7,760,669
Total 2014 (unaudited)	10,184,773	2,764,043	(1,911,174)	(1,958,952)	9,078,690

Of the 7,760,669 PSP awards outstanding at 31 December 2015 (2014: 9,078,690), 897,211 (2014: 917,808) are non-conditional awards, which will vest only upon continuous employment over the length of the vesting period. These awards do not have a TSR performance condition.

The total charge for the year relating to the PSP was £2.2 million (2014: £2.1 million).

(iii) Other Share awards

In April 2014 the Company granted a share award to a senior executive as a recruitment award. The shares are dependent on continued employment. The award vests in two tranches, one on 2 December 2015 of 16,331 and one on 2 December 2016 of 16,332 shares.

The total charge for the year relating to the share awards, excluding social security charges on the awards, was £nil million (2014: £nil).

(iv) Deferred Share Bonus Plan

Options have been granted to the Executive Directors and certain employees within the Group’s management under the 2012 Deferred Bonus Share Plan as part of their performance bonus. Under the plan, a third to one fifth of the performance bonus was granted as options. These have a three year vesting period, in

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

which they are required to continue their employment within the Group. The remainder of the bonus (two thirds) was paid out in cash. At the end of the three year period, options vest and can be exercised for £nil consideration. The Company has the choice to settle the options in cash or purchase shares on the open market. The contractual life of the options is eight years from grant date. No Options in this section were granted in 2015.

Grant	Balance at 1 January 2015	Granted in year	Vested in year	Lapsed in year	No. of DSBP awards outstanding at 31 December 2015
2012 April	71,980	—	—	—	71,980
2013 May	606,374	—	(11,443)	(87,983)	506,948
2014 April	537,073	—	(9,602)	(54,909)	472,562

Total 2015	1,215,427	—	(21,045)	(142,892)	1,051,490
Total 2014 (unaudited)	884,038	548,615	(150,613)	(66,613)	1,215,427

For 2015, a charge of £0.3 million (2014: £0.5 million) was included in the share-based payment charge.

32 SHAREHOLDERS’ EQUITY

Ordinary shares and share premium

Allotted and fully paid	Number of shares	Ordinary shares £m	Share premium £m
At 1 January 2014 (unaudited)	241,831,957	12.1	110.5
Exercise of share options and share awards	2,450,992	0.1	0.5

At 31 December 2014 (unaudited)	244,282,949	12.2	111.0
Exercise of PSP awards, share options and share awards	3,568,450	0.2	—

At 31 December 2015	247,851,399	12.4	111.0

The balance classed as ordinary shares is the nominal proceeds on issue of the Company’s equity share capital, comprising 5 pence ordinary shares. The company has 350,000,000 authorised ordinary shares as at 31 December 2015 (2014: 350,000,000). All Company ordinary shares carry equal share rights.

During the year, 3,702,696 PSP awards, nil share options and 21,406 share awards were exercised (2014: 1,911,174 PSP awards, 1,709,914 share options and 193,257 share awards).

During the year the Company instructed the Xchanging Employee Benefit Trust to acquire 42,471 shares in the Company through purchases on the London Stock Exchange to satisfy share awards.

Share capital comprises the nominal value of all issued shares and classified as equity. On subscribing for shares, any excess consideration over the nominal value of the shares issued less any issue costs is credited to the share premium account.

Where the employee benefit trust purchases the company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the company’s equity holders.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Share premium

The amount paid to the Company by shareholders over and above the nominal value of the shares issued to them, less the direct costs of issuing the shares, is classified as share premium.

Other reserves

	Merger reserve £m	Reverse acquisition reserve £m	Available- for-sale reserve £m	Translation reserve £m	Hedging reserve £m	Other reserves £m	Total £m
At 1 January 2014 (unaudited)	409.7	(312.2)	2.1	3.5	0.3	(35.7)	67.7
Revaluation of available-for-sale financial assets (net of non-controlling interest share) (unaudited)	—	—	(0.8)	—	—	—	(0.8)
Fair value movements on hedging instruments recycled to the profit and loss (unaudited)	—	—	—	—	(0.6)	—	(0.6)
Currency translation differences (net of non-controlling interest share) (unaudited)	—	—	—	0.4	—	—	0.4
Transaction with non-controlling interest (unaudited)	—	—	—	—	—	(3.5)	(3.5)
Actuarial loss on retirement benefit obligations (net of non-controlling interest share) (unaudited)	—	—	—	—	—	(17.5)	(17.5)
Tax on retirement benefit obligations (net of non-controlling interest share) (unaudited)	—	—	—	—	—	3.9	3.9

At 31 December 2014 (unaudited)	409.7	(312.2)	1.3	3.9	(0.3)	(52.8)	49.6
Revaluation of available-for-sale financial assets (net of non-controlling interest share)	—	—	0.1	—	—	—	0.1
Fair value movements on hedging instruments qualifying for hedge accounting	—	—	—	—	(0.4)	—	(0.4)
Fair value movements on hedging instruments recycled to the profit and loss	—	—	—	—	0.7	—	0.7
Currency translation differences (net of non-controlling interest share)	—	—	—	(2.7)	—	—	(2.7)
Transaction with non-controlling interest
Actuarial loss on retirement benefit obligations (net of non-controlling interest share)	—	—	—	—	—	1.2	1.2
Tax on retirement benefit obligations (net of non-controlling interest share)	—	—	—	—	—	(0.6)	(0.6)

At 31 December 2015	409.7	(312.2)	1.4	1.2	—	(52.2)	47.9

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Merger reserve and reverse acquisition reserve

The merger and reverse acquisition reserves arise because of the share for share exchange undertaken in advance of the initial public offering. The merger reserve comprises the excess of the market value of the Company shares issued to the Xchanging BV shareholders over the nominal value of those shares and arises because of the application of merger relief under Section 131 of the Companies Act 2006. The reverse acquisition reserve consists of the difference between the market value of the Company shares issued to the Xchanging BV shareholders and the total share capital and share premium of the Xchanging BV shares.

Available-for-sale reserve

The available-for-sale reserve comprises the fair value adjustments and related tax on the available-for-sale financial assets held by the Group.

Translation reserve

The translation reserve comprises the exchange adjustments arising from translating the results of foreign operations into the Group’s presentation currency of Sterling.

Hedging reserve

The hedging reserve comprises amounts recognised in equity in respect of cash flow hedges in place to mitigate foreign exchange volatility in the Group’s Indian operations.

Other reserves

The other reserves comprise the amounts recognised in equity in respect of retirement benefit obligations, transactions with non-controlling interests and differences in share price between the date of issue, and the date of control passing in respect of acquisitions.

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Retained earnings

These represent the accumulation of the Group’s net profits retained within the business, after the payment of any dividends.

£m
At 1 January 2014 (unaudited)	29.2
Profit for the year (unaudited)	16.1
Dividends paid relating to 2013 (unaudited)	(6.1)
Employee share-based payments charges including movement in deferred tax (unaudited)	2.5
Shares issued in respect of share-based payments (unaudited)	1.1
Purchase of own shares (unaudited)	(2.4)
Subscription for shares by Employee Benefit Trust (unaudited)	(0.3)
Transaction with non-controlling interest (unaudited)	3.7

At 31 December 2014 (unaudited)	43.8
Loss for the year	(68.1)
Dividends paid relating to 2014	(6.8)
Employee share-based payments charges including movement in deferred tax	2.2
Shares issued in respect of share-based payments	—
Purchase of own shares	—
Subscription for shares by Employee Benefit Trust	(0.2)
Transaction with non-controlling interest	—

At 31 December 2015	(29.1)

XCHANGING PLC

Notes to the consolidated financial statements for the year ended 31 December 2015 and 2014 (Continued)

Non-controlling interest in equity

These represent the non-controlling interests’ share in the assets and liabilities of the Enterprise Partnerships and Xchanging Solutions Limited (‘XSL’) in which the Group had a 75.0% (2014: 75.0%) interest as at 31 December 2015. Non-controlling interest calculations for the Group’s Enterprise Partnerships are dependent upon the individual contractual terms. Some define adjustments in relation to certain items prior to calculating profit share based on the percentage share ownerships. These may include, for example, adjustments for differences between local and international accounting standards, adjustments for any discounts or fees payable between parties. Changes in ownership that do not result in a change of control are account for as equity transactions and do not effect goodwill.

	2015 £m	2014 (unaudited) £m
At 1 January	23.4	22.6
Non-controlling interest’s share of adjusted profit for the year	14.3	14.6
Non-controlling interest’s share of adjustments to adjusted	1.1	(1.3)

Non-controlling interest’s share of profit for the year	15.4	13.3
Non-controlling interest’s share of currency translation differences	(0.3)	0.4
Non-controlling interest’s share of actuarial gains and losses	0.1	(1.9)
Non-controlling interest’s share of deferred tax on retirement benefit obligations movements	0.2	0.4

Non-controlling interest’s share of other comprehensive income	—	(1.1)
Transaction with non-controlling interest	—	(0.2)
Dividends paid to non-controlling interests	(12.5)	(11.2)

Non-controlling interest’s share of items recognised directly to equity	(12.5)	(11.4)

At 31 December	26.3	23.4

33 EVENTS AFTER THE BALANCE SHEET DATE

On 15 January 2016, the Group’s parent entered into an Agreement (the “Share Purchase Agreement”) with CSC Computer Sciences International Operations Limited (“CSC”) for the sale and purchase of the Group. The acquisition was completed on 5 May 2016 following receipt of merger control and regulatory clearances. All of the equity interest of the Group was sold for the sum of £477m. Xchanging plc was subsequently delisted from the London Stock Exchange on 6 June 2016. No other significant events occurred after the balance sheet date. The Company has evaluated subsequent events to 5 December 2016, the date the financial statements were available to be issued.

Annex A

Opinion of RBC Capital Markets, LLC

May 23, 2016

The Board of Directors

Computer Sciences Corporation

1775 Tysons Boulevard

Tysons, Virginia 22102

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Computer Sciences Corporation, a Nevada corporation (“CSC”), of the Merger Consideration (defined below) to be paid by CSC pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among Hewlett Packard Enterprise Company, a Delaware corporation (“HPE”), Everett SpinCo, Inc., a Delaware corporation and wholly owned subsidiary of HPE (“Everett”), CSC and Everett Merger Sub Inc., a Delaware corporation and newly formed, wholly owned subsidiary of CSC (“Merger Sub”). As more fully described in the Merger Agreement and after giving effect to the Related Transactions (defined below), unless an alternative transaction structure is effected, CSC and HPE will effect a business combination of CSC and the enterprise services business of HPE and its subsidiaries other than HPE’s business of providing software and related services that enable and support various aspects of operations for telecommunications providers (such portion of the enterprise services business of HPE and its subsidiaries to be acquired, the “Business”) in which Merger Sub will be merged with and into Everett (the “Merger”). As more fully described in the Merger Agreement and as further described to us by representatives of CSC, pursuant to the Merger, the outstanding shares of the common stock, par value $0.01 per share, of Everett (“Everett Common Stock”) will be converted into the right to receive an aggregate of 139,234,701 shares of the common stock, par value $1.00 per share, of CSC (“CSC Common Stock” and such aggregate number of shares of CSC Common Stock so issuable in the Merger, the “Merger Consideration”), subject to certain adjustments (as to which we express no opinion) as specified in the Merger Agreement, including any required adjustment such that holders of Everett Common Stock will receive shares of CSC Common Stock representing 50.1% of the outstanding shares of CSC Common Stock upon consummation of the Merger.

We understand that, pursuant to the Merger Agreement and a Separation and Distribution Agreement (the “Separation Agreement” and, together with the Merger Agreement, the “Agreements”) proposed to be entered into between HPE and Everett, (i) prior to consummation of the Merger, HPE will effect an internal reorganization pursuant to which, among other things, certain of the assets held, owned or used by HPE and its subsidiaries to conduct the Business will be transferred to, and certain liabilities associated with the Business will be assumed by, Everett and its subsidiaries (such reorganization, together with the other reorganization steps contemplated by the Separation Agreement, the “Internal Reorganization”), (ii) in connection with the Internal Reorganization, certain debt financings will be undertaken (the “Financings”) and, after receipt of the proceeds from such Financings, Everett will transfer certain debt of Everett to HPE which will be exchanged for outstanding debt of HPE and will distribute a cash dividend to HPE as specified in the Separation Agreement (the “Everett Payment”) and (iii) concurrently with or following the consummation of the Internal Reorganization and the Everett Payment and prior to consummation of the Merger, all of the outstanding shares of Everett Common Stock will be capitalized as contemplated by the Agreements and distributed by HPE to holders of the common stock of HPE through a pro rata dividend, exchange offer or a combination thereof (such capitalization and distribution, together with the Internal Reorganization, the Financings, the Everett Payment and the other

The Board of Directors

Computer Sciences Corporation

May 23, 2016

transactions contemplated by the Agreements (other than the Merger), the “Related Transactions”). We also have been advised that, in connection with the Merger and the Related Transactions, certain tax, transition services, employee, preferred vendor, intellectual property, cost structure protection and other related agreements and arrangements will be entered into among HPE, Everett, CSC and/or certain of their respective subsidiaries (such agreements, the “Related Agreements”). The terms and conditions of the Merger and the Related Transactions are set forth more fully in the Agreements and the Related Agreements.

RBC Capital Markets, LLC (“RBCCM”), as part of our investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM or one or more of our affiliates may act as a market maker and broker in the publicly traded securities of CSC, HPE, Everett and/or any other entity that may be involved in the Merger and the Related Transactions or their respective affiliates and receive customary compensation in connection therewith, and may also actively trade securities of CSC, HPE, Everett and/or any other entity that may be involved in the Merger and the Related Transactions or their respective affiliates for our or our affiliates’ own account and the accounts of our or our affiliates’ customers and, accordingly, RBCCM and our affiliates may hold a long or short position in such securities.

We are acting as financial advisor to CSC in connection with the Merger and the Related Transactions and we will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. CSC also has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for expenses reasonably incurred in connection with our services. As you are aware, at CSC’s request, RBCCM and certain of our affiliates expect to participate in certain financings to be undertaken in connection with the Merger and the Related Transactions, for which services RBCCM and such affiliates will receive compensation, including acting as joint lead arranger for, and as a lender under, such financings. As you also are aware, RBCCM and certain of our affiliates in the past have provided and currently are providing investment banking, commercial banking and financial advisory services to CSC, HPE and certain of their respective affiliates unrelated to the proposed Merger and the Related Transactions, for which services RBCCM and our affiliates have received and expect to receive customary compensation, including having acted or acting as (i) in the case of CSC, (a) financial advisor to CSC in connection with its spin-off of CSRA Inc. and (b) co-syndication agent or co-documentation agent for, and as a lender under, certain credit facilities of CSC and (ii) in the case of HPE, a lender under a credit facility of HPE. RBCCM and our affiliates in the future may provide investment banking, commercial banking and financial advisory services to CSC, HPE, Everett and/or their respective affiliates, for which services RBCCM and such affiliates would expect to receive compensation.

For the purposes of rendering our opinion, we have undertaken such review, inquiries and analyses as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of drafts, each dated May 22, 2016, of the Agreements; (ii) we reviewed certain publicly available financial and other information, and certain historical operating data, with respect to CSC made available to us from published sources and internal records of CSC; (iii) we reviewed certain publicly available financial and other information, and certain historical operating data, with respect to the Business made available to us from published sources and internal records of HPE; (iv) we reviewed financial projections and other estimates and data relating to CSC and the Business prepared by the respective managements of CSC and HPE, including alternative financial projections and other estimates and data relating to the Business prepared by the management of CSC that we have been directed to utilize in our analyses; (v) we conducted discussions with members of the senior managements of CSC and HPE with respect to the respective businesses, prospects and financial outlook of CSC and the Business and also held discussions with members of the senior managements of CSC and HPE regarding

The Board of Directors

Computer Sciences Corporation

May 23, 2016

the strategic rationale and potential cost savings, revenue enhancements and other benefits anticipated by such managements to be realized in the Merger and the Related Transactions (collectively, the “Synergies”); (vi) we reviewed the reported prices and trading activity for CSC Common Stock; (vii) we compared certain financial metrics of CSC and the Business with those of selected publicly traded companies in lines of businesses that we considered generally relevant in evaluating CSC and the Business; and (viii) we considered other information and performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion we have reached is based on all analyses and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusion may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more portions of such analyses or factors.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information that was reviewed by us, including all of the financial, legal, tax, accounting, operating and other information provided to or discussed with us by or on behalf of CSC or HPE (including, without limitation, financial statements and related notes), and upon the assurances of the respective managements and other representatives of CSC and HPE that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. We have not assumed responsibility for independently verifying and have not independently verified such information. We also have assumed that the financial projections and other estimates and data (including with respect to potential Synergies) that we were directed to utilize in our analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future financial performance of, and are a reasonable basis upon which to evaluate, CSC, the Business, the potential Synergies and the other matters covered thereby and we further have assumed that the financial results reflected therein will be realized in the amounts and at the times projected. We express no opinion as to any such financial projections and other estimates or data (including with respect to potential Synergies) or the assumptions upon which they are based. We have been advised that an audit of the financial statements relating to the Business and Everett has not yet been completed and we have assumed that, upon completion, such final audited financial statements will not reflect any information that would be meaningful in any respect to our analyses or opinion. We have relied upon the assessments of the managements of CSC and HPE as to, among other things, (i) the Related Transactions, including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the potential impact on CSC and the Business of market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the industries in which CSC and the Business operate, including the potential impact of regulations, audits and cost adjustments by the U.S. government, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key vendors, employees, customers and other commercial relationships of CSC and the Business and (iv) the ability to integrate the operations of CSC and the Business. We have assumed, with your consent, that there will be no developments with respect to any such matters, adjustments to the Merger Consideration or alternative transaction structures that would have an adverse effect on CSC, Everett (including the Business), the Merger or the Related Transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to our analyses or opinion. We also have relied on estimates of the management of CSC as to the capitalization of CSC and Everett, including as to the number of fully diluted shares of CSC Common Stock and Everett Common Stock as of the effective time of the Merger and we have assumed that such number of shares will not vary in any respect that would be meaningful to our analyses or opinion.

The Board of Directors

Computer Sciences Corporation

May 23, 2016

In rendering our opinion, we have not assumed any responsibility to perform, and we have not performed, an independent evaluation or appraisal of any of the assets or liabilities (contingent, off-balance sheet, derivative or otherwise) of CSC, Everett (including the Business) or any other entity or business, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and we have not conducted, any physical inspection of the property or facilities of CSC, Everett (including the Business) or any other entity or business. We have not evaluated the solvency or fair value of CSC, Everett (including the Business) or any other entity or business under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed that the Merger and the Related Transactions will be consummated in accordance with the terms of the Agreements and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger and the Related Transactions, no delay, limitation, restriction or condition will be imposed or occur, including any divestiture or other requirements, that would have an adverse effect on CSC, Everett (including the Business), the Merger or the Related Transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to our analyses or opinion. We also have assumed that the Merger and the Related Transactions will qualify, as applicable, for the intended tax treatment contemplated by the Agreements. We further have assumed that Everett will retain or acquire all assets, properties and rights necessary for the operations of the Business, that appropriate reserves, indemnification arrangements or other provisions have been made with respect to liabilities of or relating to Everett (including the Business) that will be assumed in connection with the Merger and the Related Transactions, and that Everett will not directly or indirectly assume or incur any liabilities that are contemplated to be excluded as a result of the Merger, the Related Transactions or otherwise. In addition, we have assumed that the final executed Agreements will not differ, in any respect that would be meaningful to our analyses or opinion, from the drafts of the Agreements we reviewed.

Our opinion speaks only as of the date hereof, is based on conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and we do not have an obligation to update, revise or reaffirm this opinion. As you are aware, the credit, financial and stock markets, and the industries in which CSC, HPE and their respective affiliates operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on CSC, Everett (or their respective businesses), the Merger or any Related Transactions (including the contemplated benefits thereof). Our opinion, as set forth herein, relates to the relative values of CSC and Everett (including the Business). We are not expressing any opinion as to what the value of CSC Common Stock or any other securities actually will be when issued or distributed or the price or range of prices at which CSC Common Stock or any other securities may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger and the Related Transactions.

The advice (written or oral) of RBCCM and our opinion expressed herein is provided for the benefit, information and assistance of the Board of Directors of CSC (in its capacity as such) in connection with its evaluation of the proposed Merger. We express no opinion and make no recommendation to any stockholder as to how such stockholder should vote or act with respect to any proposal to be voted upon in connection with the Merger, any Related Transactions or otherwise.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, to CSC of the Merger Consideration (to the extent expressly specified herein). Our opinion does not in any way address any

The Board of Directors

Computer Sciences Corporation

May 23, 2016

Related Transactions or any other terms, conditions, implications or other aspects of the Merger, the Agreements or any Related Agreements, including, without limitation, the form or structure of the Merger and the Related Transactions or any adjustment, indemnification or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger, the Related Transactions or otherwise. Our opinion also does not address the underlying business decision of CSC to engage in the Merger or any Related Transactions or the relative merits of the Merger or any Related Transactions compared to any alternative business strategy or transaction that may be available to CSC or in which CSC might engage. We do not express any opinion or view with respect to, and we have relied upon the assessments of CSC and its representatives regarding, legal, regulatory, tax, accounting and similar matters, as to which we understand that CSC has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion, we do not express any view on, and our opinion does not address, the fairness of the amount or nature of the compensation (if any) to any officers, directors or employees of any party, or class of such persons, relative to the Merger Consideration or otherwise.

The issuance of our opinion has been approved by RBCCM’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by CSC pursuant to the Merger Agreement is fair, from a financial point of view, to CSC.

Very truly yours,

RBC CAPITAL MARKETS, LLC

Annex B

GLOSSARY

In this document:

“Above-Basis Amount” means $3,008,250,000, minus the Basis Amount, subject to adjustment as set forth in the Merger Agreement.

“Alternative Termination Fee” means $275 million.

“Basis Amount” means $1.5 billion (or such lesser amount that such amount may be reduced to in accordance with the terms of the Separation Agreement).

“CSC” means Computer Sciences Corporation, a Nevada corporation.

“CSC Board of Directors” means the board of directors of CSC.

“CSRA” means CSRA Inc., a Nevada corporation.

“CSRA Separation” means the spin-off by CSC of CSRA on November 27, 2015.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the bridge commitment letters dated May 24, 2016, among the Commitment Parties and CSC.

“Commitment Parties” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., Royal Bank of Canada, Bank of America, N.A., Goldman Sachs Bank USA.

“Competing Proposal” means any proposal or offer from a third party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving CSC, (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person or entity of 20% or more of the consolidated assets of CSC and its subsidiaries, as determined on a book-value or fair market value basis, (iii) the purchase or acquisition in any manner by any person or entity of 20% or more of the issued and outstanding shares of CSC common stock or any other ownership interests in CSC, (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any other person or entity beneficially owning 20% or more of the shares of CSC common stock, or any other ownership interests of CSC or any of its subsidiaries or (v) any combination of the foregoing.

“Contribution” means the contribution by HPE, directly or indirectly, of specified assets and liabilities related to the Everett business to Everett pursuant to the Reorganization.

“Debt Exchange” means the transfer of the Everett Debt by HPE on or about the closing date of the Merger to investment banks and/or commercial banks in exchange for existing HPE debt as described in the section of this document entitled “The Transactions—The Merger Agreement—Debt Exchange.”

“DGCL” means the Delaware General Corporation Law, as amended.

“Distribution” means the pro rata distribution by HPE of its shares of Everett common stock to the holders of shares of HPE common stock pursuant to the Separation Agreement.

“Distribution Date” means the date on which the Distribution occurs.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into at or prior to the Distribution Date among HPE, CSC and Everett, substantially in the form attached to the Separation Agreement.

“Everett” means Everett SpinCo, Inc., a Delaware corporation and a wholly-owned subsidiary of HPE.

“Everett Debt” means securities representing indebtedness of Everett in an aggregate principal amount equal to the Above-Basis Amount and containing terms consistent with those described in the Merger Agreement that Everett will issue to HPE and that HPE thereafter expects to exchange for existing debt obligations of HPE in the Debt Exchange.

“Everett Group” means Everett and the entities that are its subsidiaries immediately following the effective time of the Distribution.

“Everett Share Number” means 141,379,539, plus the positive number, if any, of shares of Everett common stock that would cause the shares of Everett common stock that constitute Qualified Everett Common Stock outstanding immediately following consummation of the Merger to constitute 50.1% of all Everett common stock outstanding immediately following consummation of the Merger.

“Everett Payment” means cash in an aggregate amount equal to the Basis Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“First Amendment to the Merger Agreement” means the First Amendment to the Merger Agreement, dated November 2, 2016.

“GAAP” means generally accepted accounting principles in the United States.

“HPE” means Hewlett Packard Enterprise Company, a Delaware corporation.

“HPE Board of Directors” means the board of directors of HPE.

“HPE Group” means HPE and the entities that are its subsidiaries as of immediately following the effective time of the Distribution.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intervening Event” means a material event, development or change in circumstances with respect to CSC first occurring or coming to the attention of the CSC Board of Directors after the date of the Merger Agreement and prior to obtaining the CSC stockholder approval and which was not known and could not reasonably be expected to have been known or foreseen by the CSC Board of Directors as of or prior to the date of the Merger Agreement.

“IP Matters Agreement” means the IP Matters Agreement to be entered into at or prior to the Distribution Date between HPE, Hewlett Packard Enterprise Development LP, a Texas limited partnership, and Everett, substantially in the form attached to the Separation Agreement.

“IRS” means the United States Internal Revenue Service.

“Merger” means the combination of CSC’s business and the Everett business through the merger of Merger Sub with and into CSC, whereby the separate corporate existence of Merger Sub will cease and CSC will continue as the surviving company and as a wholly-owned subsidiary of Everett, as contemplated by the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 24, 2016, among HPE, Everett Spinco, Inc., CSC, Old Merger Sub and New Everett Merger Sub Inc., as amended as of November 2, 2016, as further amended as of December 6, 2016 and as may be further amended from time to time.

“Merger Sub” means New Everett Merger Sub Inc., a Nevada Corporation and a wholly-owned subsidiary of Everett.

“NYSE” means the New York Stock Exchange.

“Old Merger Sub” means Everett Merger Sub lnc., a Delaware corporation and a wholly-owned subsidiary of CSC.

“Outside Date” means August 23, 2017 (or such later date to which such date may be extended in accordance with the terms of the Merger Agreement).

“Qualified Everett Common Stock” means Everett common stock that is distributed pursuant to the Distribution, except for any Everett common stock that is distributed in the Distribution to holders of HPE common stock who acquired their HPE common stock as part of a plan (or series of related transactions) that includes the Distribution, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder. This definition (and the application thereof) is intended to monitor compliance with Section 355(e) of the Code.

“Real Estate Matters Agreement” means the Real Estate Matters Agreement to be entered into at or prior to the Distribution Date between HPE and Everett, substantially in the form attached to the Separation Agreement.

“Reorganization” means the transfer of specified assets related to the Everett business that are not already owned by members of the Everett Group to members of the Everett Group and the assumption of specified liabilities related to the Everett business that are not already owed by members of the Everett Group by members of the Everett Group, and the transfer of specified assets that are not related to the Everett business that are not already owned by members of the HPE Group to members of the HPE Group and the assumption of specified liabilities not related to the Everett business that are not already owed by members of the HPE Group by the HPE Group, pursuant to the Separation Agreement.

“Separation” means the separation of the Everett business from the other businesses of HPE pursuant to the Separation Agreement.

“Separation Agreement” means the Separation and Distribution Agreement, dated as of May 24, 2016, between HPE and Everett, as amended as of November 2, 2016, as further amended on December 6, 2016 and as may be further amended from time to time.

“Superior Proposal” means a bona fide written Competing Proposal by a third party (except the references therein to 20% being replaced by 50%) that was not solicited by CSC or its representatives in violation of the non-solicitation provisions of the Merger Agreement and that the CSC Board of Directors has determined in good faith (after consultation with its outside financial and legal advisors), taking into account the various legal, financial and regulatory aspects of the Competing Proposal, is reasonably likely to be consummated on a timely basis, and would be more favorable to CSC’s stockholders, from a financial point of view, than the Merger and the other transactions contemplated by the Merger Agreement after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by HPE.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into at or prior to the Distribution Date among HPE, Everett and CSC, substantially in the form attached to the Separation Agreement.

“Termination Fee” means $160 million.

“Transactions” means the transactions contemplated by the Merger Agreement and the Separation Agreement, which provide for, among other things, the Reorganization, the Separation, the Distribution and the Merger, as described in the section of this document entitled “The Transactions.”

“Transaction Documents” means the Separation Agreement, the Merger Agreement, and the ancillary agreements to be entered into in connection with the Separation, each of which have been entered into or will be entered into in connection with the Transactions.

“Transition Services Agreement” means the Transition Services Agreement to be entered into at or prior to the Distribution Date between HPE and Everett, substantially in the form attached to the Separation Agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

As permitted by Delaware law, our Certificate of Incorporation provides that no director shall be liable to Everett or our stockholders for monetary damages for breach of fiduciary duty as a director.

Our Certificate of Incorporation and Bylaws (“Bylaws”) permit Everett to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer or employee of Everett or any predecessor of Everett (which includes Hewlett-Packard Enterprise Company for periods prior to the Distribution) or serves or served at any other enterprise as a director, officer or employee at the request of Everett or any predecessor to Everett. Further, our bylaws require Everett to provide this indemnification.

In addition, our Bylaws provide that the expenses incurred by an indemnitee in connection with defending any proceeding, in advance of its final disposition, upon the request of the indemnitee and an undertaking by or on behalf of the indemnitee to repay the amounts advanced if it is determined ultimately that the indemnitee is not entitled to be indemnified.

The indemnification rights provided in our Bylaws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

Item 21.	Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits hereto:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated May 24, 2016, among Hewlett Packard Enterprise Company, Computer Sciences Corporation, Everett SpinCo, Inc. and Everett Merger Sub, Inc. (Incorporated by reference to Exhibit 2.1 to Form 8-K of Hewlett Packard Enterprise Company, filed with the Securities and Exchange Commission on May 26, 2016.)

2.2	First Amendment to Agreement and Plan of Merger, dated November 2, 2016, by and among Hewlett Packard Enterprise Company, Computer Sciences Corporation, Everett Spinco, Inc., Everett Merger Sub Inc. and New Everett Merger Sub Inc. (Incorporated by reference to Exhibit 2.1 to Form 8-K of Hewlett Packard Enterprise Company, filed with the Securities and Exchange Commission on November 2, 2016.)

2.3	Second Amendment to Agreement and Plan of Merger, dated December 6, 2016, by and among Hewlett Packard Enterprise Company, Computer Sciences Corporation, Everett Spinco, Inc., Everett Merger Sub Inc. and New Everett Merger Sub Inc. (Incorporated by reference to Exhibit 2.3 to Amendment No. 1 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on December 6, 2016.)

2.4	Separation and Distribution Agreement, dated May 24, 2016, between Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (Incorporated by reference to Exhibit 2.2 to Form 8-K of Hewlett Packard Enterprise Company, filed with the Securities and Exchange Commission on May 26, 2016.)

2.5	First Amendment to Separation and Distribution Agreement, dated November 2, 2016, by and between Hewlett Packard Enterprise Company and Everett Spinco, Inc. (Incorporated by reference to Exhibit 2.2 to Form 8-K of Hewlett Packard Enterprise Company, filed with the Securities and Exchange Commission on November 2, 2016.)

Exhibit Number	Description

2.6	Second Amendment to Separation and Distribution Agreement, dated December 6, 2016, by and between Hewlett Packard Enterprise Company and Everett Spinco, Inc. (Incorporated by reference to Exhibit 2.6 to Amendment No. 1 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on December 6, 2016.)

2.7	Form of Transition Services Agreement between Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (Incorporated by reference to Exhibit 2.5 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

2.8	Form of Tax Matters Agreement, by and among Computer Sciences Corporation, Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (Incorporated by reference to Exhibit 2.6 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

2.9	Form of Employee Matters Agreement, by and among Computer Sciences Corporation, Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (Incorporated by reference to Exhibit 2.7 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

2.10	Form of Real Estate Matters Agreement between Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (Incorporated by reference to Exhibit 2.8 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

2.11	Form of Intellectual Property Matters Agreement, by and among Hewlett Packard Enterprise Company, Hewlett Packard Enterprise Development LP and Everett SpinCo, Inc. (Incorporated by reference to Exhibit 2.9 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

3.1	Certificate of Incorporation of Everett SpinCo, Inc. (Incorporated by reference to Exhibit 3.1 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

3.2	Bylaws of Everett SpinCo, Inc. (Incorporated by reference to Exhibit 3.2 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

5.1	Opinion of Gibson, Dunn & Crutcher LLP*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

21.1	Subsidiaries of Everett SpinCo, Inc.*

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)*

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)*

24.1	Power of Attorney (previously filed on November 2, 2016 with the registrant’s Registration Statement on Form S-4)

99.1	Consent of RBC Capital Markets, LLC (previously filed on November 2, 2016 with the registrant’s Registration Statement on Form S-4)

99.2	Form of Articles of Incorporation of Everett SpinCo, Inc. following the Merger. (Incorporated by reference to Exhibit 99.5 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

Exhibit Number	Description

99.3	Form of Bylaws of Everett SpinCo, Inc. following the Merger. (Incorporated by reference to Exhibit 99.6 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

*	To be filed by amendment.

Item 22.	Undertakings.

(i)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(ii)

(1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(iv)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(v)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Everett SpinCo, Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Palo Alto, State of California, on the 6th day of December, 2016.

EVERETT SPINCO, INC.

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Rishi Varma Rishi Varma	President, Secretary and Director (Principal Executive Officer)	December 6, 2016

* Timothy C. Stonesifer	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	December 6, 2016

* Jeremy K. Cox	Director	December 6, 2016

*By:	/s/ Rishi Varma
Rishi Varma
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated May 24, 2016, among Hewlett Packard Enterprise Company, Computer Sciences Corporation, Everett SpinCo, Inc. and Everett Merger Sub, Inc. (Incorporated by reference to Exhibit 2.1 to Form 8-K of Hewlett Packard Enterprise Company, filed with the Securities and Exchange Commission on May 26, 2016.)

2.2	First Amendment to Agreement and Plan of Merger, dated November 2, 2016, by and among Hewlett Packard Enterprise Company, Computer Sciences Corporation, Everett Spinco, Inc., Everett Merger Sub Inc. and New Everett Merger Sub Inc. (Incorporated by reference to Exhibit 2.1 to Form 8-K of Hewlett Packard Enterprise Company, filed with the Securities and Exchange Commission on November 2, 2016.)

2.3	Second Amendment to Agreement and Plan of Merger, dated December 6, 2016, by and among Hewlett Packard Enterprise Company, Computer Sciences Corporation, Everett Spinco, Inc., Everett Merger Sub Inc. and New Everett Merger Sub Inc. (Incorporated by reference to Exhibit 2.3 to Amendment No. 1 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on December 6, 2016.)

2.4	Separation and Distribution Agreement, dated May 24, 2016, between Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (Incorporated by reference to Exhibit 2.2 to Form 8-K of Hewlett Packard Enterprise Company, filed with the Securities and Exchange Commission on May 26, 2016.)

2.5	First Amendment to Separation and Distribution Agreement, dated November 2, 2016, by and between Hewlett Packard Enterprise Company and Everett Spinco, Inc. (Incorporated by reference to Exhibit 2.2 to Form 8-K of Hewlett Packard Enterprise Company, filed with the Securities and Exchange Commission on November 2, 2016.)

2.6	Second Amendment to Separation and Distribution Agreement, dated December 6, 2016, by and between Hewlett Packard Enterprise Company and Everett Spinco, Inc. (Incorporated by reference to Exhibit 2.6 to Amendment No. 1 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on December 6, 2016.)

2.7	Form of Transition Services Agreement between Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (Incorporated by reference to Exhibit 2.5 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

2.8	Form of Tax Matters Agreement, by and among Computer Sciences Corporation, Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (Incorporated by reference to Exhibit 2.6 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

2.9	Form of Employee Matters Agreement, by and among Computer Sciences Corporation, Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (Incorporated by reference to Exhibit 2.7 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

2.10	Form of Real Estate Matters Agreement between Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (Incorporated by reference to Exhibit 2.8 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

2.11	Form of Intellectual Property Matters Agreement, by and among Hewlett Packard Enterprise Company, Hewlett Packard Enterprise Development LP and Everett SpinCo, Inc. (Incorporated by reference to Exhibit 2.9 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

3.1	Certificate of Incorporation of Everett SpinCo, Inc. (Incorporated by reference to Exhibit 3.1 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

Exhibit Number	Description

3.2	Bylaws of Everett SpinCo, Inc. (Incorporated by reference to Exhibit 3.2 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

5.1	Opinion of Gibson, Dunn & Crutcher LLP*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

21.1	Subsidiaries of Everett SpinCo, Inc.*

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)*

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)*

24.1	Power of Attorney (previously filed on November 2, 2016 with the registrant’s Registration Statement on Form S-4)

99.1	Consent of RBC Capital Markets, LLC (previously filed on November 2, 2016 with the registrant’s Registration Statement on Form S-4)

99.2	Form of Articles of Incorporation of Everett SpinCo, Inc. following the Merger. (Incorporated by reference to Exhibit 99.5 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

99.3	Form of Bylaws of Everett SpinCo, Inc. following the Merger. (Incorporated by reference to Exhibit 99.6 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

*	To be filed by amendment.